UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Columbus Circle Capital Corp I
(Name of Registrant as Specified In Its Charter)

___________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
COLUMBUS CIRCLE CAPITAL CORP I
AND
PROSPECTUS FOR UP TO 168,812,542 SHARES
AND

WARRANTS TO PURCHASE 12,852,500 SHARES OF COMMON STOCK

OF PROCAP FINANCIAL, INC.

To the Shareholders of Columbus Circle Capital Corp I (“CCCM Shareholders”):

You are cordially invited to attend the extraordinary general meeting (the “Meeting”) of the shareholders of Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), which will be held at 9:00 a.m., Eastern Time, on December 3, 2025. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You or your proxyholder will be able to attend and vote at the Meeting in person or by visiting https://www.cstproxy.com/columbuscirclecap/2025 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. This proxy statement/prospectus includes additional instructions on how to access the Meeting and how to listen, vote and submit questions from home or any remote location with Internet connectivity.

CCCM is a Cayman Islands exempted company structured as a blank check company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On June 23, 2025 (the “Execution Date”), CCCM, ProCap Financial, Inc., a Delaware corporation (“Pubco”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ProCap BTC, LLC, a Delaware limited liability company (“ProCap”), and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (the “Seller”), entered into a business combination agreement, as amended on July 28, 2025 (and as may be further amended, restated or otherwise modified from time to time, the “Business Combination Agreement” and, together with the Transaction Financings (as defined below) and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Business Combination, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation, and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, including certain Adjustment Shares (as defined below) as further described below, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger, the “Mergers”), and the members of ProCap (the “ProCap Holders”) will receive, in exchange for their membership interests in ProCap, shares of common stock, par value $0.001 per share, of Pubco (“Pubco Stock”), including certain Adjustment Shares as further described below. As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Seller, which is the holder of all of the common units of ProCap (the “Common Units”), will receive 10,000,000 shares of Pubco Stock (such shares, the “Common Merger Consideration Shares”). As consideration for the Company Merger, holders of the non-voting preferred units (the “Preferred Units”) of ProCap (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares”

and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder will receive its pro rata share of the Preferred Merger Consideration Shares based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

As consideration for the SPAC Merger, holders of public shares of CCCM (“Public Shares,” and the holders of such Public Shares, the “Public Shareholders”) immediately prior to the SPAC Merger will receive a number of shares of Pubco Stock (the “SPAC Consideration Shares”) equal to: (i) the aggregate number of Public Shares issued and outstanding as of the effective time of the SPAC Merger, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing.

The “Adjustment Shares” refer to the number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain “qualified investors” (defined to include “qualified institutional buyers” (“QIBs”), as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and institutional “accredited investors,” as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”). Additionally, each Preferred Equity Subscriber executed a joinder agreement to that certain Limited Liability Company Operating Agreement of ProCap, dated as of June 22, 2025, by and among ProCap and the members identified therein (the “ProCap LLC Agreement”), pursuant to which each Preferred Equity Subscriber accepted the rights, duties and obligations set forth in the ProCap LLC Agreement and became a preferred member of ProCap.

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin is held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing” and, together with the Preferred Equity Investment, the “Transaction Financings”). The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. Pubco anticipates that 100% of the collateral will be held in Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as collateral for the Convertible Notes. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for covering certain transaction expenses and fees, which amounts will be determined at the closing of the Business Combination.

In addition, Pubco and CCCM have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

In connection with the execution and delivery of the Business Combination Agreement, CCCM, Pubco and Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company (the “Sponsor”) entered into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (i) vote its Ordinary Shares (as defined below) in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CCCM Shareholders at the Meeting (the “CCCM Shareholder Approval Matters”); (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Business Combination); and (iv) comply with the restrictions imposed by that certain letter agreement, dated as of May 15, 2025 (the “Insider Letter”), by and among the Sponsor, CCCM, and CCCM’s directors and officers, including the restrictions on transfer and redeeming Ordinary Shares in connection with the Business Combination.

Contemporaneously with the execution and delivery of the Business Combination Agreement, the Seller entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with Pubco, pursuant to which Seller agreed that the Merger Consideration Shares to be received by Seller will be locked-up and subject to transfer restrictions, subject to certain exceptions. The securities to be received by Seller will be locked up until the earlier of (i) six (6) months after the date of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”), pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person (as defined in the Business Combination Agreement) which entitles the holder thereof to the ability to manage or control such Person.

Contemporaneously with the execution and delivery of the Business Combination Agreement, CCCM, ProCap and Seller have entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which, as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the registration statement, of which this proxy statement/prospectus is a part, is declared effective under the Securities Act, Seller shall duly execute and deliver a written consent pursuant to which Seller shall approve (i) the Business Combination Agreement, the Ancillary Documents (as defined in the Voting Agreement) to which ProCap is a party and the Business Combination, (ii) any amendments to the organizational documents of ProCap, to the extent required or advisable in connection with the Business Combination, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which ProCap is a party, and the Business Combination.

Contemporaneously with the execution and delivery of the Business Combination Agreement, the Seller and ProCap entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”), pursuant to which the Seller agreed to provide certain services to ProCap. The services shall be provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Execution Date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein.

Concurrently with the Closing, CCCM, Pubco, the Sponsor and the Common Unitholders will enter into an amended and restated registration rights agreement, under which Pubco will assume the obligations of CCCM under that certain registration rights agreement, dated as of May 15, 2025, and cover the resale of the shares of Pubco Stock held by the Sponsor, the Seller and certain ProCap Holders (the “Amended and Restated Registration Rights Agreement”).

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the directors and officers of CCCM named therein will execute and deliver an amendment to the Insider Letter pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the ProCap Financial, Inc. 2025 Equity Incentive Plan (the “Incentive Plan”), (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents (as defined below), in each case, will own approximately 22.6%, 60.7%, 0.0%, 7.5%, 1.7%, 8.8% and 0.4% of the issued and outstanding shares of Pubco Stock, respectively.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that all Convertible Notes are converted into shares of Pubco Stock (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes), that all outstanding warrants are fully exercised, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 17.8%, 47.9%, 12.5%, 5.9%, 1.4%, 6.8% and 0.3% of the issued and outstanding shares of Pubco Stock, respectively.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the ProCap Financial, Inc. 2025 Equity Incentive Plan (the “Incentive Plan”), Pubco is expected to issue an aggregate of 108,600,833 shares of Pubco Stock, consisting of (i) 34,038,333 shares of Pubco Stock to be issued to CCCM’s shareholders in the SPAC Merger, (ii) 64,562,500 shares of Pubco Stock to be issued to the Preferred Equity Investors in the Company Merger and (iii) 10,000,000 shares of Pubco Stock to be issued to the Common Unitholders in the Company Merger. These shares exclude the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the Convertible Note Investors assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes. See the section entitled “Summary of the proxy statement/prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current Public Shareholders, the Preferred Equity Investors, the Sponsor, Professional Capital Management and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?” in the accompanying proxy statement/prospectus.

The price per share paid for Pubco Stock for the CCCM shareholders (other than the Sponsor for the Founder Shares) and Professional Capital Management, assuming no issuance of Adjustment Shares, is $10.00 per share. The price per share paid for Pubco Stock to be received by the Sponsor in exchange for Founder Shares is $0.003 per share. The price per share paid for Pubco Stock to be received by the Preferred Equity Investors is $8.00 per share. The price per share paid for Pubco Stock to be received by the Convertible Notes Investors is $13.00 per share.

Assuming a price per share of Pubco Stock based on the closing price of CCCM Class A Ordinary Shares on Nasdaq as of November 4, 2025 of $10.21 and the closing price of CCCM Units on Nasdaq as of November 4, 2025 of $10.70, the aggregate value of the consideration to be received by Professional Capital Management will be approximately $102.1 million. The aggregate value of the consideration to be received by the Public Shareholders (assuming no issuance of Adjustment Shares and no redemptions) will be approximately $255.3 million. The aggregate value of the consideration to be received by the Sponsor, consisting of 8,333,333 shares of Pubco Stock and 265,000 private units of Pubco will be approximately $87.9 million.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Meeting scheduled to be held on December 3, 2025.

The board of directors of CCCM (the “CCCM Board”) obtained a fairness opinion from Northland Securities, dated June 22, 2025, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, (i) the consideration to be paid pursuant to the Business Combination Agreement is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders, and (ii) ProCap has an aggregate fair market value equal to at least 80% of the balance of funds in CCCM’s trust account (excluding taxes payable and subject to proportionate adjustments related to the 80% test of The Nasdaq Stock Market LLC (“Nasdaq”)). The CCCM Board obtained such fairness opinion to (1) inform itself with respect to all material information reasonably available to it and (2) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Opinion of Northland, the CCCM Board’s Financial Advisor” for additional information.

The Class A ordinary shares of CCCM (the “Class A Ordinary Shares” and, together with the Class B ordinary shares of CCCM, the “Ordinary Shares”), units of CCCM (“Units”) and warrants of CCCM (“Public Warrants”) are currently listed on The Nasdaq Global Market under the symbols “BRR,” “BRRWU” and “BRRWW,” respectively. Pubco intends to apply for listing, to be effective at the time of the Closing, its shares of Pubco Stock and warrants on Nasdaq under the symbols “BRR” and “BRRW,” respectively. The Class A Ordinary Shares, Units and Public Warrants will not trade after the Closing.

Each of CCCM and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination

When holders (the “Public Shareholders”) of Class A Ordinary Shares issued in the initial public offering of CCCM (the “CCCM IPO” and such shares, the “Public Shares”) consider the recommendation of the board of directors of CCCM (the “CCCM Board”) in favor of approval of the Business Combination and the other proposals discussed in this proxy statement/prospectus (the “Proposals”), Public Shareholders should keep in mind that the Sponsor and CCCM’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a Public Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 8,333,333 Class B ordinary shares, par value $0.0001 per share, of CCCM (the “Class B Ordinary Shares”) and 265,000 private placement units of CCCM (the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (each, a “Private Placement Warrant”). The following persons have material interests in the Sponsor: Cohen & Company, LLC (“Cohen LLC”) is the managing member of the Sponsor; and Cohen & Company Inc. (“Cohen”) controls the managing member of the Sponsor. Further, each of CCCM’s directors and executive officers has an indirect and non-controlling membership interest in the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.003 per share, for the 8,333,333 Class B Ordinary Shares, and $2,650,000, or $10.00 per unit, for the 265,000 Private Placement Units. As of the date hereof, the aggregate value of such securities is estimated to be approximately $87.9 million, assuming (i) the per share value of the 8,333,333 Class B Ordinary Shares is the same as the $10.21 closing price of the Class A Ordinary Shares on Nasdaq on November 4, 2025 and (ii) the per unit value of the 265,000 Private Placement Units is the same as the $10.70 closing price of the public Units of CCCM on Nasdaq on November 4, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CCCM and make a substantial profit on that investment, even if shares of Pubco Stock lose significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        CCCM has until May 19, 2027, or until such earlier liquidation date as the CCCM Board may approve or such later date as the CCCM Shareholders may approve in accordance with the CCCM Memorandum and Articles (as defined below), to consummate a business combination (the “Combination Period”). If the Business Combination with ProCap is not consummated and CCCM does not consummate another business combination by the end of the Combination Period, CCCM will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CCCM Board, liquidating and dissolving, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such Ordinary Shares;

•        The Sponsor and CCCM’s officers and directors have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        Gary Quin, CCCM’s Chief Executive Officer and Chairman of the CCCM Board, is the Vice Chairman of Cohen & Company Capital Markets (“Cohen Capital Markets”), a division of Cohen & Company Securities, LLC (f/k/a J.V.B. Financial Group, LLC) (“Cohen & Company Securities”), which is controlled by Cohen. Cohen Capital Markets and Cohen & Company Securities are affiliates of the Sponsor. Cohen & Company Securities and CCCM are parties to that certain letter agreement, dated as of June 7, 2025 (the “Engagement Letter”), pursuant to which CCCM engaged Cohen & Company Securities, acting through Cohen Capital Markets, and Clear Street LLC (together, the “Placement Agents”) to act as the exclusive joint placement agents in connection with the Transaction Financings. Pursuant to the Engagement Letter, the Placement Agents are entitled to receive an aggregate placement fee in an amount equal to 4% of the gross proceeds raised from investors in the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

•        The Placement Agents previously entered into a letter agreement with CCCM on May 15, 2025 (the “Business Combination Marketing Agreement”), pursuant to which the Placement Agents are entitled to receive a cash fee of up to $10.6 million at the Closing, subject to adjustment based on the total capital remaining in CCCM’s trust account (the “Trust Account”) following all properly submitted redemptions in connection with the Closing (the “Marketing Fee”). 80% of such Marketing Fee will be payable to Cohen Capital Markets. Payment of the foregoing fees are contingent on the Closing.

•        The Placement Agents hold an aggregate of 440,000 Private Placement Units, which they purchased in a private placement that closed simultaneously with the CCCM IPO at a price of $10.00 per Private Placement Unit, or $4,400,000 in the aggregate. Of the 440,000 Private Placement Units, Cohen Capital Markets holds 392,000 Private Placement Units. The Private Placement Units held by Cohen Capital Markets will expire worthless if a business combination is not consummated by CCCM by the end of the Combination Period;

•        Adam Back, a director of CCCM, subscribed for $10 million in the Preferred Equity Investment, and Garret Curran, a director of CCCM, subscribed for $4 million in the Preferred Equity Investment;

•        The CCCM Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCCM; and (ii) CCCM renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCCM, on the other or (b) the presentation of which would breach an existing legal obligation of a director or an officer to any other entity. In the course of their other business activities, CCCM’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CCCM as well as the other entities with which they are affiliated. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, CCCM’s directors and officers shall have no duty to communicate or offer any such corporate opportunity to CCCM and shall not be liable to CCCM or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to CCCM. CCCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CCCM is presented with it. CCCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        The Sponsor or certain of CCCM’s officers and directors may make working capital loans to CCCM to finance transaction costs in connection with an intended initial business combination (such loans, “Working Capital Loans”). Up to $1,500,000 of such loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement/prospectus, there are no outstanding Working Capital Loans;

•        If CCCM is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CCCM if and to the extent of any claims by a third party for services rendered or products sold to CCCM or by a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor;

•        The Sponsor, CCCM’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CCCM does not complete a business combination by the end of the Combination Period, CCCM may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CCCM’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing;

•        CCCM’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CCCM’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be fully paid for by ProCap (or after the Closing, by Pubco) pursuant to the Business Combination Agreement. If the Business Combination does not close, CCCM’s officers and directors may not receive this tail insurance coverage; and

•        The anticipated election of Gary Quin as a Class II director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

Consideration Received by the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its affiliates in connection with the Business Combination and the Transaction Financings, the amount of securities issued or to be issued by Pubco to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid
Sponsor	• 8,333,333 Class B Ordinary Shares, which will be converted into 8,333,333 shares of Pubco Stock upon the completion of the Business Combination;	• $25,000 paid to purchase the 8,333,333 Class B Ordinary Shares

•   265,000 Private Placement Units, which will be converted into 265,000 shares of Pubco Stock and 132,500 warrants of Pubco (exercisable for 132,500 shares of Pubco Stock at an exercise price of $11.50 per share)

• $2,650,000 paid to purchase the 265,000 Private Placement Units
Cohen Capital Markets	• Up to $8,480,000 in cash (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing)	• Services pursuant to the Business Combination Marketing Agreement

•   Approximately $15.03 million in cash, which is equal to 2% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings (assuming that all Convertible Note Investors fund their commitments in their Convertible Note Subscription Agreements, and assuming that the Upsize Option is not exercised)

• Services pursuant to the Engagement Letter

•   392,000 Private Placement Units, which will be converted into 392,000 shares of Pubco Stock and 196,000 warrants of Pubco (exercisable for 196,000 shares of Pubco Stock at an exercise price of $11.50 per share)

• $3,920,000 paid to purchase the 392,000 Private Placement Units

Because the Sponsor acquired the 8,333,333 Class B Ordinary Shares at a nominal price, the Public Shareholders will incur immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from CCCM’s Public Shareholders” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Class B Ordinary Shares held by the

Sponsor, since the value of the Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the Transaction Financings.”

The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter. Except for the intended distribution of CCCM securities held by the Sponsor pursuant to its governing documents, there are currently no specified circumstances or arrangements under which CCCM securities held by the Sponsor or its affiliates could be transferred, or that could result in the forfeiture, surrender or cancellation of such securities, subject to certain permitted exceptions for pre-closing distributions or transfers of Sponsor securities (subject, as applicable, to contractual lock-up restrictions).

After careful consideration, the CCCM Board has unanimously approved the Business Combination Agreement and the other Proposals described in the accompanying proxy statement/prospectus, and the CCCM Board has determined that it is advisable to consummate the Business Combination. The CCCM Board recommends that Public Shareholders vote “FOR” the Proposals described in the accompanying proxy statement/prospectus (including each of the sub-proposals).

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. CCCM encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 70 of this proxy statement/prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated November 10, 2025, and is first being mailed to CCCM Shareholders on or about November 11, 2025.

COLUMBUS CIRCLE CAPITAL CORP I
3 Columbus Circle, 24th Floor
New York, New York 10019

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 3, 2025

TO THE SHAREHOLDERS OF COLUMBUS CIRCLE CAPITAL CORP I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of the shareholders of Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), will be at 9:00 a.m. Eastern Time, on December 3, 2025. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You can participate in the Meeting, vote and submit questions via live webcast by visiting https://www.cstproxy.com/columbuscirclecap/2025 and using a control number assigned by Continental Stock Transfer & Trust Company. You will not be required to attend the Meeting in person in order to vote, and CCCM encourages virtual participation which is treated as presence in person. You are cordially invited to attend the Meeting in person at the location noted above or via the live webcast noted above, and will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    The Domestication Proposal — to approve by way of a special resolution (a) the change of domicile of CCCM by way of a continuation out of the Cayman Islands and a domestication into the State of Delaware as a corporation (the “Domestication”); and (b) the filing of a Certificate of Corporate Domestication with the Secretary of State of Delaware, under which CCCM will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. Only holders of Class B ordinary shares, par value $0.0001 per share, of CCCM (the “Class B Ordinary Shares”) will be entitled to vote on continuing CCCM in a jurisdiction outside the Cayman Islands. We refer to this proposal as the “Domestication Proposal.” The Domestication Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Domestication Proposal.”

(2)    The CCCM Interim Charter Proposal — to approve by way of a special resolution, subject to the approval of the Domestication Proposal by way of a special resolution, upon the Domestication taking effect, (a) the adoption of the certificate of incorporation (the “Interim Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex B, in place of CCCM’s amended and restated memorandum and articles of association, as currently in effect (the “CCCM Memorandum and Articles”), and which will remove or amend those provisions of the CCCM Memorandum and Articles that terminate or otherwise cease to be applicable as a result of the Domestication; and (b) the adoption of bylaws in the form appended as Annex C to the accompanying proxy statement/prospectus (the “CCCM Bylaws”). Only holders of Class B Ordinary Shares will be entitled to vote on the adoption of the Interim Charter and CCCM Bylaws as the constitutional documents of CCCM to take effect upon the Domestication. We refer to this proposal as the “CCCM Interim Charter Proposal.” The CCCM Interim Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The CCCM Interim Charter Proposal.”

(3)    The Business Combination Proposal — to approve by way of an ordinary resolution the Business Combination Agreement, dated as of June 23, 2025, as amended on July 28, 2025 (and as may be further amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among CCCM, ProCap Financial, Inc., a Delaware corporation (“Pubco”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ProCap BTC, LLC, a Delaware limited liability company (“ProCap”), and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (the “Seller”), pursuant to which, among other things, following the Domestication, (a) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and (b) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger, the “Mergers” and, together with the transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined below), the “Business Combination”).

We refer to this proposal as the “Business Combination Proposal.” The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal,” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(4)    The Pubco Charter Proposal — to approve by way of ordinary resolution the adoption of the amended and restated certificate of incorporation of Pubco (the “Pubco Charter”) and the amended and restated bylaws of Pubco (the “Pubco Bylaws”), substantially in the form attached to this proxy statement/prospectus as Annexes D and E, respectively (the “Proposed Organizational Documents”), which are necessary to adequately address the needs of Pubco following the Closing. All CCCM Shareholders are encouraged to read the Proposed Organizational Documents in their entirety. We refer to this proposal as the “Pubco Charter Proposal.” The Pubco Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under heading “The Pubco Charter Proposal.”

(5)    The Organizational Documents Proposals — to approve by way of ordinary resolution, on a non-binding advisory basis, three separate proposals to approve the material differences between the CCCM Memorandum and Articles and the Proposed Organizational Documents. We refer to this proposal as the “Organizational Documents Proposals.” The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Proposals.”

(i)     Proposal 5(A) — to approve the provision in the Pubco Charter authorizing the issuance of up to 600,000,000 shares, consisting of 550,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

(ii)    Proposal 5(B) — to approve the provision of the Pubco Charter requiring, subject to the DGCL, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class, to amend, repeal, or modify the Pubco Charter or Pubco Bylaws.

(iii)   Proposal 5(C) — to approve all provisions of the Proposed Organizational Documents related to the change from a blank check company with a limited time period to complete a business combination to a corporation with perpetual existence.

(6)    The Director Election Proposal — to approve by way of an ordinary resolution a proposal to elect five directors to serve on the board of directors of Pubco (the “Pubco Board”) following consummation of the Business Combination for the applicable term under the Pubco Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. We refer to this proposal as the “Director Election Proposal.” The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal.”

(7)    The Nasdaq Proposal — to approve by way of an ordinary resolution a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination and (ii) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes (as defined herein) issued pursuant to the Convertible Note Subscription Agreements (as defined herein) and (b) pursuant to the Incentive Plan (as defined below), to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. We refer to this proposal as the “Nasdaq Proposal.” The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Nasdaq Proposal.”

(8)    The Incentive Plan Proposal — to approve by way of an ordinary resolution the ProCap Financial, Inc. 2025 Equity Incentive Plan, referred to as the “Incentive Plan.” The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex F. The Pubco Board intends to adopt the Incentive Plan, subject to approval of CCCM Shareholders, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. We refer to this proposal as the “Incentive Plan Proposal.” The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Incentive Plan Proposal.”

(9)    The Adjournment Proposal — to approve by way of an ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal.”

Only holders of record of the Class A ordinary shares, par value $0.0001 per share, of CCCM (the “Class A Ordinary Shares” and, together with the Class B Ordinary Shares, the “Ordinary Shares”) and Class B Ordinary Shares at the close of business on October 15, 2025 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

Upon the completion of the Business Combination, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock, that no Adjustment Shares (as defined herein) are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, Pubco is expected to issue an aggregate of 108,600,833 shares of Pubco Stock, consisting of (i) 34,038,333 shares of Pubco Stock to be issued to CCCM’s shareholders in the SPAC Merger, (ii) 64,562,500 shares of Pubco Stock to be issued to the Preferred Equity Investors (as defined herein) in the Company Merger and (iii) 10,000,000 shares of Pubco Stock to be issued to the Common Unitholders in the Company Merger. These shares exclude the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the Convertible Note Investors (as defined herein) assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes. See the section entitled “Summary of the proxy statement/prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current Public Shareholders, the Preferred Equity Investors, the Sponsor, Professional Capital Management and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?”

The price per share paid for Pubco Stock for the CCCM shareholders (other than the Sponsor for the Founder Shares) and Professional Capital Management, assuming no issuance of Adjustment Shares, is $10.00 per share. The price per share paid for Pubco Stock to be received by the Sponsor in exchange for Founder Shares is $0.003 per share. The price per share paid for Pubco Stock to be received by the Preferred Equity Investors is $8.00 per share. The price per share paid for Pubco Stock to be received by the Convertible Notes Investors is $13.00 per share.

Assuming a price per share of Pubco Stock based on the closing price of CCCM Class A Ordinary Shares on Nasdaq as of November 4, 2025 of $10.21 and the closing price of CCCM Units on Nasdaq as of November 4, 2025 of $10.70, the aggregate value of the consideration to be received by Professional Capital Management will be approximately $102.1 million. The aggregate value of the consideration to be received by the Public Shareholders (assuming no issuance of Adjustment Shares and no redemptions) will be approximately $255.3 million. The aggregate value of the consideration to be received by the Sponsor, consisting of 8,333,333 shares of Pubco Stock and 265,000 private units of Pubco will be approximately $87.9 million.

After careful consideration, the board of directors of CCCM (the “CCCM Board”) has determined that the Domestication Proposal, CCCM Interim Charter Proposal, the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal are in the best interests of CCCM and the CCCM Shareholders and unanimously recommends that Public Shareholders vote or give instruction to vote “FOR” the Domestication Proposal, “FOR” the CCCM Interim Charter Proposal, “FOR” the Business Combination Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. When Public Shareholders consider the CCCM Board’s recommendation of the Proposals, Public Shareholders should keep in mind that the directors and officers of CCCM have interests in the Business Combination that may conflict with the interests of a Public Shareholder as a CCCM Shareholder. For a more complete descriptions of these interests, see the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s, Directors and Officers in the Business Combination.”

The CCCM Board has already approved the Business Combination. Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CCCM Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CCCM Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CCCM or the CCCM Board. The Domestication Proposal and the CCCM Interim Charter Proposal are required to be approved by a special resolution of the holders of Class B Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Under the Business Combination Agreement, the approval by CCCM Shareholders of the Domestication Proposal, the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are conditions to the consummation of the Business Combination. If any of such Proposals are not approved by CCCM Shareholders, the Business Combination will not be consummated, unless waived by the parties. Each of the Domestication Proposal, CCCM Interim Charter Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are conditional upon the approval of the Business Combination Proposal. The CCCM Interim Charter Proposal is conditioned upon the approval of the Domestication Proposal by way of a special resolution. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The Sponsor currently holds 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units. The Sponsor has agreed to vote its 8,598,333 Ordinary Shares, representing approximately 25.3% of the issued and outstanding Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting), and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting, to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Pursuant to the CCCM Memorandum and Articles, CCCM is providing the Public Shareholders with the opportunity to redeem, upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (calculated as of two (2) business days prior to the Closing) in the Trust Account that holds the proceeds (including interest but less taxes payable) of CCCM’s initial public offering (the “CCCM IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $251.2 million as of June 30, 2025, the estimated per share redemption price would have been $10.05 per share. CCCM Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Public Shares for cash. This means that CCCM Shareholders who hold Public Shares on or before December 1, 2025 (two (2) business days before the Meeting) will be eligible to elect to have their Public Shares redeemed for cash in connection with the Meeting, whether or not they are holders as of the Record Date, and whether or not such Public Shares are voted at the Meeting.

The Sponsor and CCCM’s executive officers and directors have agreed to waive their redemption rights with respect to any Ordinary Shares they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

All CCCM Shareholders are cordially invited to attend the Meeting. Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, to ensure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Ordinary Shares, you may also cast your vote via Internet or telephone or in person. If your Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, you may call Morrow Sodali LLC, CCCM’s proxy solicitor, at (203) 658-9400 or (800) 662-5200 (banks and brokers), or email at BRR@investor.sodali.com.

By Order of the CCCM Board

/s/ Gary Quin
Gary Quin Chairman of the Board and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, NO LATER THAN 5:00 P.M. EASTERN TIME ON DECEMBER 1, 2025 (TWO (2) BUSINESS DAYS PRIOR TO THE MEETING), DEMAND THAT CCCM REDEEM YOUR PUBLIC SHARES FOR CASH BY (A) DELIVERING A NOTICE TO CCCM’S TRANSFER AGENT AND (B) TENDERING YOUR PUBLIC SHARES TO CCCM’S TRANSFER AGENT. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN YOUR PUBLIC SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD YOUR PUBLIC SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about CCCM filed with the Securities and Exchange Commission (the “SEC”) that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by CCCM at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting CCCM. Please see “Where You Can Find More Information” for more details. In order to receive timely delivery of the documents in advance of the Meeting, you should make your request to

Columbus Circle Capital Corp I
3 Columbus Circle, 24th Floor
New York, New York 10019
Tel: (646) 792-5600
Email: ir@columbuscirclecap.com

or

Morrow Sodali LLC
333 Ludlow St., 5th Floor, South Tower
Stamford, CT 06902
Telephone: (203) 658-9400
Bank and Brokers can call at (800) 662-5200
BRR@investor.sodali.com

To obtain timely delivery, you must request the information no later than five business days before the date you must make their investment decision.

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by CCCM, Pubco or ProCap. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of CCCM, Pubco or ProCap since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

You will not be charged for any of these documents that you request. To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 (“Registration Statement”) filed with the SEC by Pubco (File No. 333-290365), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Pubco Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting of CCCM Shareholders at which CCCM Shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters, as described below:

(1)    The Domestication Proposal — to approve by special resolution the Domestication. See the section entitled “The Domestication Proposal.”

(2)    The CCCM Interim Charter Proposal — to approve by special resolution, subject to the approval of the Domestication Proposal by way of a special resolution, upon the Domestication taking effect, the adoption of the Interim Charter and CCCM Bylaws as the constitutional documents of CCCM. See the section entitled “The CCCM Interim Charter Proposal.”

(3)    The Business Combination Proposal — to approve by ordinary resolution the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(4)    The Pubco Charter Proposal — to approve by ordinary resolution the adoption of the Proposed Organizational Documents. See the section entitled “The Pubco Charter Proposal.”

(5)    The Organizational Documents Proposals — to approve, on a non-binding advisory basis, three separate proposals to approve the material differences between the CCCM Memorandum and Articles and the Proposed Organizational Documents. See the section entitled “The Organizational Documents Proposals.”

(6)    The Director Election Proposal — to approve by ordinary resolution, on a non-binding advisory basis, a proposal to elect five directors to serve on the Pubco Board following consummation of the Business Combination for the applicable term under the Proposed Organizational Documents or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. See the section entitled “The Director Election Proposal.”

(7)    The Nasdaq Proposal — to approve by ordinary resolution a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination and (ii) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Note Subscription Agreements and (b) pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. See the section entitled “The Nasdaq Proposal.”

(8)    The Incentive Plan Proposal — to approve by ordinary resolution the Incentive Plan. The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex F. The Pubco Board intends to adopt the Incentive Plan, subject to approval of the CCCM Shareholders, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. See the section entitled “The Incentive Plan Proposal.”

(9)    The Adjournment Proposal — to approve by ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

CCCM files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CCCM’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to CCCM’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow St., 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400

Bank and Brokers can call at: (800) 662-5200

Email: BRR@investor.sodali.com

To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

You may also obtain additional information about CCCM from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your Public Shares electronically to CCCM’s transfer agent at least two business days prior to the Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Proposals.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Email: spacredemptions@continentalstock.com

FINANCIAL STATEMENT PRESENTATION

Pubco

Pubco was incorporated in Delaware on June 17, 2025, for the purpose of effectuating the Business Combination described herein. Pubco has no material assets and does not operate any businesses. The financial statements of ProCap included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and denominated in U.S. dollars.

CCCM

The financial statements of CCCM included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

ProCap

ProCap was incorporated in Delaware on June 10, 2025, as a Delaware limited liability company. The financial statements of ProCap included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

This proxy statement/prospectus contains:

•        the audited financial statements of CCCM for the period from June 25, 2024 (Inception) through December 31, 2024 and the unaudited financial statements of CCCM as of June 30, 2025;

•        the audited financial statements of ProCap as of June 30, 2025; and

•        the audited financial statements of Pubco as of June 30, 2025.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited financial statements of CCCM and ProCap, as applicable, included in this proxy statement/prospectus.

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

In this proxy statement/prospectus, unless otherwise indicated, all calculations of Adjustment Shares have been calculated using a Closing Bitcoin Price of $112,041.14 as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten-day period ending on September 30, 2025.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Pubco, ProCap and CCCM rely on and refer to industry data, information and statistics, regarding the industry and markets in which ProCap competes, from publicly available information, industry and general publications and research and studies conducted by third parties. Each of Pubco, ProCap and CCCM has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The industry in which Pubco will operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. Finally, while each of Pubco, ProCap and CCCM believes its own internal estimates and research are reliable, and is not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Notwithstanding anything in this proxy statement/prospectus to the contrary, Pubco, ProCap and CCCM are responsible for all disclosures in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities.

Pubco, ProCap, CCCM and their respective affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

In this document the following terms, when capitalized, have the following meanings.

“$,” “USD,” “US$” and “U.S. dollar” each refer to the legal currency of the United States.

“2024 SPAC Rules” means the rules and regulations for SPACs adopted by the SEC on January 24, 2024, and which became effective on July 1, 2024.

“25% Redemptions” means a scenario whereby 25%, or 5,063,714, of the Public Shares are redeemed by Public Shareholders.

“50% Redemptions” means a scenario whereby 50%, or 10,127,428, of the Public Shares are redeemed by Public Shareholders.

“75% Redemptions” means a scenario whereby 75%, or 15,191,142, of the Public Shares are redeemed by Public Shareholders.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to an Alternative Transaction.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

“Affiliate(s)” when used with respect to a particular person, means any other person directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with such person (a) in the case of a natural person, shall include without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption of anyone residing in such person’s home, a trust for benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly or indirectly as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means (A) with respect to ProCap, Pubco, the Merger Subs, the Seller and their respective Affiliates, a transaction (other than the transactions contemplated by the Business Combination Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of ProCap or the Seller (other than in the ordinary course of business consistent with past practice) or (y) any of the membership units or other equity interests or profits of ProCap, in any case, whether such transaction takes the form of a sale of shares or other equity interests in ProCap, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise, (B) with respect to ProCap, (x) the sale of any portion of the Purchased Bitcoin, and (C) with respect to CCCM and its Affiliates, a transaction (other than the transactions contemplated by the Business Combination Agreement) concerning an initial business combination involving CCCM.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Agreement to be executed at Closing by and among Pubco, CCCM, the Sponsor, Seller, certain ProCap Holders and ProCap in the form attached hereto as Exhibit 10.21.

“Anchorage” means Anchorage Digital Bank, N.A., a digital asset custodian servicing institution.

“Ancillary Document(s)” means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit, and the other agreements, certificates and instruments executed or delivered by any of the Parties in connection with or pursuant to the Business Combination Agreement or the Business Combination, including the Sponsor Support Agreement, the Lock-Up Agreement, the Non-Competition Agreement, the Voting Agreement, the Services Agreement, the Amended and Restated Registration Rights Agreement, the Insider Letter Amendment, the Employment Agreements, the Preferred Equity Subscription Agreements, the Convertible Note Subscription Agreements, the Services Agreement and the Proposed Organizational Documents.

“ASU 2023-08” means the updated accounting standards issued by the Financial Accounting Standards Board to address accounting and disclosure of certain crypto assets.

“Bitcoin Price” means with respect to any given day, the CME CF Bitcoin Reference Rate — New York Variant index for such day.

“Broker non-vote” means the failure of a CCCM Shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee.

“Business Combination” means, collectively, the Domestication, the Mergers, the Transaction Financings and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 23, 2025, by and among CCCM, ProCap, Pubco, SPAC Merger Sub, Company Merger Sub and the Seller, as amended by the First Amendment to the Business Combination Agreement (and as may be further amended and/or amended and restated), a copy of which is attached hereto as Annex A.

“Business Combination Marketing Agreement” means the letter agreement, dated May 15, 2025, by and between CCCM and the Placement Agents.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Business Combination.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“CCCM” means Columbus Circle Capital Corp I, a Cayman Islands exempted company.

“CCCM Audit Committee” means the audit committee of the CCCM Board.

“CCCM Board” means the board of directors of CCCM.

“CCCM Bylaws” means the bylaws of CCCM to take effect upon the Domestication, in the form included as Annex C to this proxy statement/prospectus, as further described in the “Domestication Proposal” section of this proxy statement/prospectus.

“CCCM Compensation Committee” means the compensation committee of the CCCM Board.

“CCCM Interim Charter Proposal” means the proposal to approve by special resolution, subject to the approval of the Domestication Proposal by way of a special resolution, upon the Domestication taking effect, the adoption of the Interim Charter and CCCM Bylaws as the constitutional documents of CCCM.

“CCCM IPO” means the initial public offering of the Public Shares by CCCM which was consummated on May 19, 2025.

“CCCM IPO Prospectus” means the final prospectus of CCCM, dated as of May 15, 2025, and filed with the SEC (File Nos. 333-286778 and 333-287336) on May 19, 2025.

“CCCM Memorandum and Articles” means the amended and restated memorandum and articles of association of CCCM as currently in effect.

“CCCM Private Placement” means the sale of the 705,000 Private Placement Units to the Sponsor and the Representatives that occurred concurrently with the CCCM IPO.

“CCCM Shareholder Approval Matters” means the Domestication Proposal, Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal.

“CCCM Shareholders” means the holders of Ordinary Shares.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFTC” means the Commodity Futures Trading Commission.

“Chapter 11” means 11 U.S.C. §§ 1101 to 1174 in the United States Bankruptcy Code.

“Charter Effectiveness Date” means the effective date of the Pubco Charter.

“Class A Holders” means holders of Class A Ordinary Shares.

“Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of CCCM.

“Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of CCCM.

“Closing” means the closing of the Business Combination.

“Closing Bitcoin Price” means the U.S. dollar price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten (10)-day period ending on the third (3rd) Business Day prior to the Closing Date, provided that if such price is equal to or greater than $200,000.00, the Closing Bitcoin Price shall be deemed to be $200,000.00.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” means the 24-month period that CCCM has to consummate an initial business combination from the closing of the CCCM IPO to May 19, 2027, or such earlier date as determined by the CCCM Board, or as such date may may be extended pursuant to the CCCM Memorandum and Articles.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936.

“Common Units” means the common units of ProCap.

“Company Merger” means the merger of Company Merger Sub with and into ProCap, with ProCap as the surviving subsidiary.

“Company Merger Effective Time” means at the time on the date of Closing when the certificate of merger for the Company Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the certificate of merger).

“Company Merger Sub” means Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco.

“Convertible Note Financing” means the proposed sale and issuance of Convertible Notes pursuant to the Convertible Note Subscription Agreements in an aggregate principal amount of $235 million (not inclusive of the Upsize Notes).

“Convertible Note Investors” means the investors that entered into the Convertible Note Subscription Agreements with CCCM, ProCap and Pubco.

“Convertible Note Subscription Agreement(s)” means the Subscription Agreements, dated June 23, 2025, by and among Pubco, CCCM, ProCap and each of the Convertible Note Investors.

“Convertible Notes” means the convertible notes in an aggregate principal amount of $235 million to be issued by Pubco pursuant to the Convertible Note Financing.

“Converting Non-U.S. Holder” means a Non-U.S. Holder that elects to have their Public Shares converted for cash.

“Converting U.S. Holder” means a U.S. Holder that converts its Public Shares into cash.

“CST” means Continental Stock Transfer & Trust Company, transfer agent of CCCM and trustee of the Trust Account.

“D&O Indemnified Persons” means the current or former directors and officers of CCCM, ProCap or Pubco.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to elect five directors, effective upon the Closing, each to serve on the Pubco Board for the applicable term, under the Pubco Charter, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.

“Directors” means the directors of Pubco from time to time, and each a Director.

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposit Withdrawal at Custodian service.

“Effective Date” means the date this Registration Statement is effective.

“Effective Time” means the Company Merger Effective Time and the SPAC Merger Effective Time.

“EGS” means Ellenoff, Grossman & Schole LLP.

“Engagement Letter” means that certain letter agreement, dated as of June 7, 2025, by and among CCCM, Cohen & Company Securities, acting through Cohen Capital Markets, and Clear Street.

“ETF(s)” means exchange-traded funds.

“ETP(s)” means exchange-traded products.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FATCA” means the United States Foreign Account Tax Compliance Act.

“FDIC” means Federal Deposit Insurance Corporation.

“First Amendment to the Business Combination Agreement” means the First Amendment to the Business Combination Agreement, dated as of July 28, 2025, by and among CCCM, ProCap, Pubco, SPAC Merger Sub, Company Merger Sub and the Seller.

“Founder Shares” means, initially, the 8,333,333 Class B Ordinary Shares purchased by the Sponsor for $25,000 in a private placement prior to the CCCM IPO and after the Domestication, the Class B common stock of CCCM; provided that following the Closing, Founder Shares shall refer to the shares of Pubco Stock received by the Sponsor in exchange for Class A common stock of CCCM in the SPAC Merger, after the conversion of Class B common stock into Class A common stock of CCCM pursuant to the Interim Charter.

“FSMA 2023” means the Financial Services and Markets Act 2023 adopted and implemented by the United Kingdom in June 2023.

“Incentive Plan” means the ProCap Financial, Inc. 2025 Equity Incentive Plan, as amended from time to time, to become effective upon the closing of the Business Combination, a copy of which is attached hereto as Annex F.

“Incentive Plan Proposal” means the proposal to approve the Incentive Plan.

“Indenture” means the Indenture to be executed at Closing by Pubco, the Collateral Agent and the Trustee, in the form attached as an exhibit to the Convertible Note Subscription Agreements.

“Insider Letter” means the letter agreement, dated as of May 15, 2025, and as amended, by and among CCCM, the Sponsor and the officers and directors of CCCM at the time of the CCCM IPO.

“Interim Charter” means the certificate of incorporation attached to this proxy statement/prospectus as Annex B and to be adopted by CCCM upon the Domestication taking effect.

“Interim Period” means the period from the date of the Business Combination Agreement until the earlier of (a) the Closing or (b) the termination of the Business Combination Agreement in accordance with its terms.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“IRA” means United States Inflation Reduction Act of 2022.

“Issue Date” means the date the Convertible Notes are issued.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Lock-Up Agreement” means the Lock-Up Agreement, dated as of June 23, 2025, by and between Professional Capital Management and ProCap.

“Material Adverse Effect” means (i) with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations under the Business Combination Agreement or the Ancillary Documents, in

each case subject to certain customary exceptions, or (ii) with respect to ProCap, if the average Reference Rate for any consecutive ten (10)-day period is below $25,000; provided, that if the average Reference Rate subsequently rises above $25,000 for any consecutive ten (10)-day period, there shall not be any deemed Material Adverse Effect. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

“Maximum Redemptions” means a scenario whereby 81.02%, or 20,254,856, of the Public Shares are redeemed by Public Shareholders.

“Meeting” or the “Extraordinary General Meeting” means the extraordinary general meeting of CCCM Shareholders, to be held on December 3, 2025 at 9:00 a.m. Eastern Time.

“Mergers” means the SPAC Merger and the Company Merger.

“MiCA” means the European Union’s Markets in Crypto Assets Regulation.

“MLRs” means the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017.

“mNAV” represents a multiple of Bitcoin NAV, calculated by dividing Enterprise Value by Bitcoin NAV (as defined below). “Enterprise Value” for these purposes means the sum of the market capitalization of the all basic shares of common stock outstanding, the notional value of outstanding indebtedness, the notional value of outstanding perpetual preferred stock less our cash balance. “Bitcoin NAV” for these purposes means the market value of Bitcoin holdings calculated by multiplying the current market price of one Bitcoin by the total number of Bitcoin that held. Bitcoin NAV and mNAV are supplemental, non-GAAP financial measures, not substitutes for financial information prepared in accordance with GAAP, and should be considered by investors only in conjunction with the most directly comparable GAAP measures.

“MTM” means market-to-market.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination and (ii) the additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Note Subscription Agreements and (b) pursuant to the Incentive Plan, to the extent such issuances would require stockholder approval under Nasdaq Rule 5635.

“Nasdaq Rule(s)” means The Nasdaq Stock Market Listing Rule(s).

“No Redemptions” means a scenario whereby none of the Public Shareholders redeem their Public Shares.

“NTBV” means net tangible book value.

“OCC” means the Office of the Comptroller of the Currency of the United States.

“Ordinary Shares” means collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Organizational Documents Proposals” means three separate sub-proposals to approve the material differences between CCCM Memorandum and Articles and Pubco Charter to be effective upon the completion of the Business Combination.

“OTC” means over the counter.

“Parties” means the parties to the Business Combination Agreement, being CCCM, ProCap, Pubco, SPAC Merger Sub, Company Merger Sub and Professional Capital Management.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Placement Agents” or “Representatives” means Cohen Capital Markets and Clear Street.

“Preferred Equity Investment” means the issuance and sale by ProCap of the Preferred Units to the Preferred Equity Investors pursuant to the Preferred Equity Subscription Agreements.

“Preferred Equity Investors” means the investors that entered into the Preferred Equity Subscription Agreements with CCCM, ProCap and Pubco.

“Preferred Equity Subscription Agreement(s)” means, collectively, the Preferred Equity Subscription Agreements, dated as of June 23, 2025, by and among CCCM, Pubco, ProCap and each Preferred Equity Investor.

“Preferred Units” means the non-voting preferred units of ProCap.

“Private Placement Units” means the 705,000 Private Placement Units purchased by the Sponsor and the Representatives in the CCCM Private Placement.

“ProCap” means ProCap BTC, LLC, a Delaware limited liability company.

“ProCap Holders” means the members of ProCap.

“ProCap Units” means, collectively, the Common Units and the Preferred Units.

“Professional Capital Management” or “Seller” means Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation.

“Proposals” means the Domestication Proposal, the CCCM Interim Charter Proposal, the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

“Proposed Organizational Documents” means the Pubco Charter and the Pubco Bylaws.

“proxy statement/prospectus” means this proxy statement/prospectus included in the Registration Statement.

“Pubco” means ProCap Financial, Inc., a Delaware corporation.

“Pubco Audit Committee” means the audit committee of the Pubco Board.

“Pubco Board” means the board of directors of Pubco.

“Pubco Bylaws” means the amended and restated bylaws of Pubco to be adopted at Closing.

“Pubco Charter” means the amended and restated certificate of incorporation of Pubco to be adopted at Closing.

“Pubco Charter Proposal” means the proposal to approve the adoption of the Proposed Organizational Documents.

“Pubco Compensation Committee” means the compensation committee of the Pubco Board.

“Pubco Governance Committee” means the nominating and corporate governance committee of the Pubco Board.

“Pubco Organizational Documents” means the certificate of incorporation of Pubco and the bylaws of Pubco as currently in effect under the DGCL.

“Pubco Stock” means the shares of common stock, par value $0.001 per share, of Pubco.

“Pubco Warrants” means warrants to purchase shares of Pubco Stock at an exercise price of $11.50 per share.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the 25,000,000 Class A Ordinary Shares included in the Units issued in the CCCM IPO.

“Record Date” means October 15, 2025, the record date for the Meeting.

“Registration Statement” means the Registration Statement on Form S-4 (Registration No. 333-290365) filed by Pubco with the SEC of which this proxy statement/prospectus forms a part.

“Regulation S-K” means Regulation S-K of the Securities Act.

“Required Shareholder Approval” means the approval of the CCCM Shareholder Approval Matters that are submitted to the vote of the CCCM Shareholders at the Meeting in accordance with this proxy statement/prospectus, by the requisite vote of the CCCM Shareholders at the Meeting, in accordance with the CCCM Memorandum and Articles, applicable law and this proxy statement/prospectus.

“Resale Registration Statement” means the registration statement on Form S-1 to be filed by Pubco with the SEC after the Closing to register the resale of the shares of Pubco Stock into which the Preferred Units will be converted pursuant to the Business Combination Agreement upon the Closing.

“SAB” means the Staff Accounting Bulletin issued by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Services Agreement” means Investment Consulting and Marketing Services Agreement, dated as of June 23, 2025, by and between Professional Capital Management and ProCap.

“Signing Bitcoin Price” means the U.S. dollar price of one Bitcoin as set forth in the Trade Confirmation delivered pursuant to Section 8.23(a) of the Business Combination Agreement.

“SPAC” means a special purpose acquisition company.

“SPAC Consideration Shares” means a number of shares of Pubco Stock to be received by non-redeeming holders of Public Shares equal to: (i) the aggregate number of Public Shares issued and outstanding as of the Effective Time, plus (ii) fifteen percent (15%) of the Adjustment Shares.

“SPAC Guidance” means the guidance issued by the SEC to the 2024 SPAC Rules.

“SPAC Merger” means the merger of SPAC Merger Sub with and into CCCM, with CCCM continuing as the surviving company.

“SPAC Merger Effective Time” means the time on the date of Closing when the when the certificate of merger for the SPAC Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the certificate of merger).

“SPAC Merger Sub” means Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.

“Sponsor” means Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated June 23, 2025, by and among ProCap, CCCM and the Sponsor.

“Transaction Financings” means the Preferred Equity Investment and the Convertible Notes Financing.

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury.

“Trust Account” means the trust account of CCCM that holds the net proceeds of the CCCM IPO and the CCCM Private Placement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of May 15, 2025, by and between CCCM and CST.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Withum” means WithumSmith+Brown, PC.

“Working Capital Loans” means the funds that the Sponsor or an affiliate of the Sponsor, or certain of CCCM’s officers and directors may, but are not obligated to, loan CCCM as may be required to cover the working capital requirements of CCCM.

All references to CCCM securities being forfeited shall take effect as surrenders for no consideration as a matter of Cayman Islands law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding CCCM, Pubco, ProCap and their respective management teams’ expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “objective,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “ongoing,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        Pubco’s operating results or its Bitcoin treasury strategy,

•        ProCap and the Business Combination and statements regarding the anticipated benefits and timing of the completion of the Business Combination,

•        the assets held by Pubco, which may include cash, Bitcoin or other cryptocurrencies, investments, intellectual property and other tangible and intangible assets,

•        the price and volatility of Bitcoin,

•        Bitcoin’s increasing acceptance and growing prominence as a digital asset and as the foundation of a new financial system,

•        Pubco’s listing on any securities exchange,

•        the economic, regulatory and political conditions surrounding Bitcoin, such as government regulation, monetary policy, geopolitical tensions, and public sentiment, Pubco’s ability to increase the amount of Bitcoin held on behalf of each share of Pubco Stock, as well as the rate of return generated from its Bitcoin holdings,

•        Pubco’s ability to build Bitcoin financial services and build on top of Bitcoin with high-margin, high-growth cash flow opportunities,

•        Pubco’s ability to give its shareholders indirect Bitcoin exposure to participate in Bitcoin in the capital markets plans and use of proceeds as well as any potential future capital raises,

•        Strategic goals, operational plans and objectives of management for future operations of Pubco,

•        the upside potential and opportunity for investors,

•        Pubco’s projections and expectations for value creation and strategic advantages, market size and growth opportunities, technological and market trends,

•        future financial condition and performance and expected financial impacts of the Business Combination, and

•        the satisfaction of various legal, regulatory and contractual closing conditions to the Business Combination.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of CCCM, Pubco or ProCap as of any subsequent date, and neither CCCM, ProCap nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the Proposals. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of securities of CCCM or Pubco;

•        the risk that the Business Combination may not be completed by the end of the Combination Period;

•        the failure by the parties to satisfy the conditions to the consummation of the Business Combination, including the approval of CCCM Shareholders, or either of the Transaction Financings;

•        failure to realize the anticipated benefits of the Business Combination;

•        the level of redemptions of the Public Shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing or trading of the Public Shares or the shares of Pubco Stock;

•        the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after the Closing;

•        costs related to the Business Combination and as a result of Pubco becoming a public company;

•        changes in business, market, financial, political and regulatory conditions;

•        risks relating to Pubco’s anticipated operations and business, including the highly volatile nature of the price of Bitcoin;

•        risks due to Pubco’s limited operating history and the concentration of its Bitcoin holdings; the risk that the Pubco Stock price will be highly correlated to the price of Bitcoin and the price of Bitcoin may decrease between the signing of the Business Combination Agreement and the Closing or at any time after the Closing;

•        risks related to increased competition in the industries in which Pubco will operate;

•        risks relating to significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin;

•        risks relating to the treatment of crypto assets for U.S. and foreign tax purposes;

•        risks that after the Closing, Pubco experiences difficulties managing its growth and expanding operations;

•        challenges in implementing Pubco’s business plan including Bitcoin-related financial and advisory services, due to operational challenges, significant competition and regulation;

•        Pubco being considered to be a “shell company” by any securities exchange on which Pubco Stock will be listed or by the SEC, which may impact Pubco’s ability to list Pubco Stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities;

•        risks relating to the regulatory treatment of Pubco’s business and potentially burdensome regulatory requirements relating thereto;

•        the outcome of any potential legal proceedings that may be instituted against Pubco, CCCM or others following the announcement of the Business Combination, and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

While forward-looking statements reflect CCCM’s, Pubco’s and ProCap’s good faith beliefs, as applicable, they are not guarantees of future performance. Except as otherwise required by applicable law, CCCM, Pubco and ProCap disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus. For a further discussion of these and other factors that could cause CCCM’s, Pubco’s and ProCap’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to CCCM, Pubco and ProCap.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Meeting and the Proposals. The following questions and answers do not include all the information that is important to CCCM Shareholders. CCCM Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Meeting.

Q:     Why am I receiving this proxy statement/prospectus?

A:      On June 23, 2025, CCCM, Pubco, ProCap, SPAC Merger Sub, Company Merger Sub and Professional Capital Management entered into the Business Combination Agreement, as amended on July 28, 2025, pursuant to which they agreed to effect the Business Combination on the terms set forth therein and as is described in this proxy statement/prospectus. CCCM Shareholders are being asked to vote to approve the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that, among other things:

(i)     SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity in the SPAC Merger, and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger (the “Effective Time”) will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, and with holders of Public Shares immediately prior to the Effective Time receiving a number of shares of Pubco Stock (the “SPAC Consideration Shares”) equal to: (i) the aggregate number of Public Shares issued and outstanding as of the Effective Time, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing; and

(ii)    Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity in the Company Merger, and with (a) Professional Capital Management, which is the holder of all of the common units of ProCap (the “Common Units”), receiving 10,000,000 shares of Pubco Stock (such shares, the “Common Merger Consideration Shares”), and (b) the holders of the non-voting preferred units (the “Preferred Units”) of ProCap (the “Preferred Unit Holders”) receiving an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder will receive its pro rata share of the Preferred Merger Consideration Shares based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to the number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the date of the Closing (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Bitcoin purchased by ProCap using the proceeds from the Preferred Equity Investment (the “Purchased Bitcoin”) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

In connection with the signing of the Business Combination Agreement, on June 23, 2025, (i) the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units of ProCap at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units in the Preferred Equity Investment, and (ii) the Convertible Notes Investors agreed to purchase Convertible Notes issued by Pubco, in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes in the Convertible Note Financing. The Convertible Note Financing will be funded and contingent upon the Closing.

For more information about the Transaction Financings and other arrangements contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Agreement — Ancillary Documents.”

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:     What is being voted on at the Meeting?

A:     CCCM Shareholders are being asked to vote to approve the following Proposals:

(1)    The Domestication Proposal — to approve by special resolution the Domestication. See the section entitled “The Domestication Proposal.”

(2)    The CCCM Interim Charter Proposal — to approve by special resolution, subject to the approval of the Domestication Proposal by way of a special resolution, upon the Domestication taking effect, the adoption of the Interim Charter and CCCM Bylaws as the constitutional documents of CCCM. See the section entitled “The CCCM Interim Charter Proposal.”

(3)    The Business Combination Proposal — to approve by ordinary resolution the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(4)    The Pubco Charter Proposal — to approve by ordinary resolution the adoption of the Proposed Organizational Documents. See the section entitled “The Pubco Charter Proposal.”

(5)    The Organizational Documents Proposals — to approve, on a non-binding advisory basis, three separate proposals to approve the material differences between the CCCM Memorandum and Articles and the Proposed Organizational Documents. See the section entitled “The Organizational Documents Proposals.”

(6)    The Director Election Proposal — to approve by ordinary resolution a proposal to elect five directors to serve on the Pubco Board following consummation of the Business Combination for the applicable term under the Proposed Organizational Documents or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. See the section entitled “The Director Election Proposal.”

(7)    The Nasdaq Proposal — to approve by ordinary resolution a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination and (ii) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Note Subscription Agreements and (b) pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. See the section entitled “The Nasdaq Proposal.”

(8)    The Incentive Plan Proposal — to approve by ordinary resolution the Incentive Plan. The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex F. The Pubco Board intends to adopt the Incentive Plan, subject to approval of the CCCM Shareholders, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. See the section entitled “The Incentive Plan Proposal.”

(9)     The Adjournment Proposal — to approve by ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

CCCM will hold the Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. CCCM Shareholders should read it carefully.

The vote of CCCM Shareholders is important. CCCM Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     Why is CCCM proposing the Domestication?

A:     The CCCM Board has determined that it would be in the best interests of CCCM to effect the Domestication to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. Additionally, the CCCM Board has determined that Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures CCCM is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to CCCM’s corporate legal affairs following the Business Combination.

The Domestication will not occur unless the CCCM shareholders have approved the Domestication Proposal and the Business Combination Proposal and the Business Combination Agreement is in full force and effect prior to the Domestication.

Q:     What is involved with the Domestication?

A:     The Domestication will require CCCM to file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, CCCM will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The CCCM Memorandum and Articles will be replaced by the Interim Charter and CCCM Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     How will the Domestication and the Business Combination affect my CCCM securities?

A:     Pursuant to the Domestication and without further action on the part of CCCM’s shareholders: (i) each outstanding Class A Ordinary Share will convert to one outstanding share of CCCM Class A common stock and each and Class B Ordinary Share will convert into one outstanding share of CCCM Class B common stock and (ii) each outstanding Warrant will convert into a warrant to purchase one share of CCCM Class A common stock.

Pursuant to the Business Combination Agreement, following the Domestication and upon the Closing, SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity, as a result of which CCCM Shareholders will receive one share of Pubco Stock for each Class A common stock held by such CCCM Shareholder, and each holder of a CCCM Warrant will each receive a warrant to purchase one share of Pubco Stock. For more information on the rights of shares of Pubco Stock and Pubco Warrants, see “Description of Pubco Securities.”

Q:     What changes are being made to the CCCM Memorandum and Articles in connection with the Domestication?

A:     In connection with the Domestication, CCCM will be filing the Interim Charter with the Secretary of State of the State of Delaware prior to the Closing, which amends and removes the provisions of the CCCM Memorandum and Articles that terminate or otherwise become inapplicable because of the Domestication and otherwise provides CCCM’s shareholders with the same or substantially the same rights as they have under the CCCM Memorandum and Articles.

Q:     What are the material U.S. federal income tax consequences of the Domestication?

A:     It is intended that the Domestication qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and subject to the discussion below under the section entitled “U.S. Federal Income Tax Considerations”:

•        a U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CCCM entitled to vote and less than 10% of the total value of all classes of stock of CCCM, will generally not recognize any gain or loss and will generally not be required to include any part of CCCM’s earnings in income pursuant to the Domestication.

•        a U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CCCM entitled to vote and less than 10% of the total value of all classes of stock of CCCM will generally recognize gain (but not loss) with respect to the shares of CCCM, a Delaware corporation, received in the Domestication. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to such U.S. Holder, provided certain other requirements are satisfied; and

•        a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of stock of CCCM entitled to vote or 10% or more of the total value of all classes of stock of CCCM will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns.

As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” CCCM believes it is likely properly classified as a PFIC for U.S. federal income tax purposes. If CCCM were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Public Shares for shares of Pubco Stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under the section entitled “U.S. Federal Income Tax Considerations — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their Public Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code.

The tax consequences of the Domestication are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”

Q:     What are the material U.S. federal income tax consequences of the exercise of the redemption rights?

A:     The U.S. federal income tax consequences of exercising redemption rights with respect to your Public Shares depends on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of CCCM common stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Mergers) relative to all of the shares of CCCM common stock outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

Q:     What are the material U.S. federal income tax consequences of the Mergers?

A:     Each of CCCM and Pubco intends for the Mergers, taken together and as part of an integrated transaction, to be treated as, and each will take the position that the Mergers should be treated as, an exchange within the meaning of Section 351(a) of the Code. Assuming the Mergers so qualify, U.S. Holders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Pubco Stock issued in the Mergers.

The obligations of CCCM and Pubco to complete the Mergers are not conditioned on the receipt of opinions of counsel to the effect that the Mergers will qualify as an exchange within the meaning of Section 351(a) of the Code for U.S. federal income tax purposes. If the Mergers do not qualify as an exchange under Section 351(a) of the Code, each U.S. Holder will generally recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Pubco Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares, Common Units, or the Preferred Units exchanged therefor. Special considerations apply to U.S. Holders of Public Warrants. For a discussion such considerations, and a more complete description of the material U.S. federal income tax consequences of the Mergers, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

Q:     What will happen to the Class A Ordinary Shares in connection with the Closing?

A:     The Class A Ordinary Shares are currently listed on The Nasdaq Global Market under the symbol “BRR.” In connection with the Domestication, each outstanding Class A Ordinary Share will automatically convert into one share of Class A common stock of CCCM. Upon the Closing, holders of CCCM’s Class A common stock will receive one share of Pubco Stock for each share of Class A common stock they hold at Closing. Pubco intends to apply for listing, to be effective at the time of the Closing, of its shares of Pubco Stock on Nasdaq under the symbol “BRR.”

Q:     What will happen to the Warrants in connection with the Domestication and the closing of the Business Combination?

Pursuant to the Domestication and without further action on the part of CCCM’s Warrant holders, each outstanding Warrant will convert into a warrant to purchase one share of CCCM Class A common stock.

Pursuant to the Business Combination Agreement, following the Domestication and upon the Closing, SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity, as a result of which each holder of a CCCM Warrant will each receive a warrant to purchase one share of Pubco Stock. For more information on the rights of Pubco Warrants, see “Description of Pubco Securities.”

Q:     What equity stake will current Public Shareholders, the Preferred Equity Investors, the Sponsor, Professional Capital Management and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?

A:     Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 23.0%, 59.4%, 0.0%, 7.9%, 1.7%, 9.3% and 0.4% of the issued and outstanding shares of Pubco Stock, respectively.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that all Convertible Notes are converted into shares of Pubco Stock (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes), that all outstanding warrants are fully exercised, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 26.9%, 46.2%, 13.0%, 6.5%, 1.4%, 7.1% and 0.3% of the issued and outstanding shares of Pubco Stock, respectively.

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Stock held by the Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Stock held by the Preferred Equity Investors, the Sponsor and its Affiliates, Professional Capital Management and, as applicable, the Convertible Note Investors, will each increase, in each case relative to the percentage held if none of the Public Shares are redeemed. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience dilution upon the conversion of any Convertible Notes, the issuance of any shares of Pubco Stock pursuant to the Incentive Plan and other future equity issuances by Pubco that are unanticipated as of the date of this proxy statement/prospectus.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming no redemptions by Public Shareholders, 25% Redemptions by Public Shareholders (5,063,714 Class A Ordinary Shares are redeemed by Public Shareholders), 50% Redemptions by Public Shareholders (10,127,428 Class A Ordinary Shares are redeemed by Public Shareholders), 75% Redemptions by Public Shareholders (15,191,142 Class A Ordinary Shares are redeemed by Public Shareholders) and Maximum Redemptions by Public Shareholders (20,254,856 Class A Ordinary Shares are redeemed by Public Shareholders). The Maximum

Redemptions scenario reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination. If any of these assumptions are not correct, these percentages will be different.

Potential ownership of issued and outstanding shares of Pubco Stock upon Closing (assuming that no Convertible Notes are converted into shares of Pubco Stock):

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CCCM Public Shareholders(4)	25,572,342	22.7%	20,508,628	19.2%	15,444,914	15.1%	10,381,200	10.7%	5,317,486	5.8%
CCCM Sponsor(1)	8,598,333	7.6%	8,598,333	8.0%	8,598,333	8.5%	8,598,333	8.8%	8,598,333	9.3%
Representatives	440,000	0.4%	440,000	0.4%	440,000	0.5%	440,000	0.5%	440,000	0.5%
Seller	10,000,000	9.0%	10,000,000	9.3%	10,000,000	9.7%	10,000,000	10.2%	10,000,000	10.8%
Preferred Unit Holders Shares(2)(3)	67,805,769	60.3%	67,805,769	63.1%	67,805,769	66.2%	67,805,769	69.8%	67,805,769	73.6%
Total Shares outstanding at Closing, not reflecting potential sources of dilution	112,416,444	100%	107,352,730	100%	102,289,016	100%	97,225,302	100%	92,161,588	100%

Potential ownership of issued and outstanding shares of Pubco Stock upon Closing (assuming that all Convertible Notes are converted into shares of Pubco Stock at a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes):

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CCCM Public Shareholders(4)	25,572,342	17.8%	20,508,628	14.8%	15,444,914	11.6%	10,381,200	8.1%	5,317,486	4.3%
CCCM Sponsor(1)	8,598,333	6.0%	8,598,333	6.2%	8,598,333	6.5%	8,598,333	6.7%	8,598,333	7.0%
Representatives	440,000	0.3%	440,000	0.3%	440,000	0.3%	440,000	0.3%	440,000	0.4%
Seller	10,000,000	6.9%	10,000,000	7.2%	10,000,000	7.5%	10,000,000	7.9%	10,000,000	8.1%
ProCap Preferred Unit Holders(2)(3)	67,805,769	47.3%	67,805,769	49.0%	67,805,769	50.9%	67,805,769	52.8%	67,805,769	55.0%
Total Shares outstanding at Closing, not reflecting potential sources of dilution	112,416,444	78.3%	107,352,730	77.5%	102,289,016	76.8%	97,225,302	75.8%	92,161,588	74.8%
Potential Sources of Dilution:
Shares underlying CCCM Public Warrants	12,500,000	8.8%	12,500,000	9.0%	12,500,000	9.3%	12,500,000	9.8%	12,500,000	10.2%
Shares underlying CCCM Private Placement Warrants	352,500	0.2%	352,500	0.3%	352,500	0.3%	352,500	0.3%	352,500	0.3%
Shares underlying Pubco convertible notes	18,071,500	12.7%	18,071,500	13.2%	18,071,500	13.6%	18,071,500	14.1%	18,071,500	14.7%
Total Shares outstanding at Closing	143,340,444	100%	138,276,730	100%	133,213,016	100%	128,149,302	100%	123,085,588	100%

____________

(1)      Includes 8,333,333 CCCM Founder shares and 265,000 private placement shares. Does not give effect to any pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor.

(2)      Calculated as the product of 51,650,000 multiplied by 1.25 and 3,243,269 Adjustment Shares.

(3)      Includes two directors of CCCM, who invested in the Preferred Equity Investment. No other officers or directors of CCCM will receive shares of Pubco Stock at Closing.

(4)      Includes 572,342 Adjustment Shares.

Dilution

Dilution per share to Public Shareholders is determined by CCCM’s NTBV per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the Public Shareholders as set forth as follows under five redemption scenarios.

The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the CCCM IPO as set forth as follows under the five redemption scenarios:

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$239,728,944	$188,668,311	$137,607,679	$86,547,046	$35,486,413
As adjusted Shares(2)	34,610,675	29,546,961	24,483,247	19,419,533	14,355,819
Net tangible book value per share, as adjusted, as of June 30, 2025	$6.93	$6.39	$5.62	$4.46	$2.47
Dilution per share to SPAC Public Shareholders	$3.07	$3.61	$4.38	$5.54	$7.53

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

	Assuming No Additional Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)	Assuming Maximum Redemption(5)
Net tangible book value per share, as adjusted, as of June 30, 2025	$6.93	$6.39	$5.62	$4.46	$2.47

Numerator adjustments
CCCM’s net tangible book value	$676,434	$676,434	$676,434	$676,434	$676,434
Transaction expenses to be incurred by CCCM	(2,437,729)	(2,437,729)	(2,437,729)	(2,437,729)	(2,437,729)
Business Combination Marketing Agreement fee to be incurred by CCCM	(10,600,000)	(10,600,000)	(10,600,000)	(10,600,000)	(10,600,000)
Reclassification of shares subject to redemption to equity	252,090,239	201,029,606	149,968,974	98,908,341	47,847,707
As adjusted net tangible book value	$239,728,944	$188,668,311	$137,607,679	$86,547,046	$35,486,413

Denominator adjustments
CCCM’s Public shareholders	25,000,000	19,936,286	14,872,572	9,808,858	4,745,144
SPAC Adjustment Shares	572,342	572,342	572,342	572,342	572,342
CCCM’s sponsor	8,598,333	8,598,333	8,598,333	8,598,333	8,598,333
Representative shareholders	440,000	440,000	440,000	440,000	440,000
As adjusted CCCM’s shares outstanding	34,610,675	29,546,961	24,483,247	19,419,533	14,355,819

____________

(1)      Reclassification of shares subject to redemption assumes that no Public Shareholders exercise their redemption rights with respect to their CCCM Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Shareholders, holding 5,063,714 CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $51.1 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $201.0 million is reclassified to equity.

(3)      Assumes that 50% of Public Shareholders, holding 10,127,428 CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $102.1 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $150.0 million is reclassified to equity.

(4)      Assumes that 75% of Public Shareholders, holding 15,191,142 CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $153.2 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $98.9 million is reclassified to equity.

(5)      Assumes that Public Shareholders, holding 20,254,856 shares or 78.2% of CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $204.2 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $47.8 million is reclassified to equity.

CCCM issued the Public Shares as part of Units in the CCCM IPO at $10.00 per Unit. After giving effect to the issuance of the Public Shares in the CCCM IPO and the 705,000 Private Placement Units to the Sponsor and Representatives in a private placement that closed simultaneously with the CCCM IPO (the “CCCM Private Placement”), there were 34,038,333 Ordinary Shares issued and outstanding. In connection with the Business Combination, assuming its consummation in accordance with the Business Combination Agreement, immediately after the Closing, Pubco is expected to have outstanding an aggregate of 108,600,833 shares of Pubco Stock, including (i) 34,038,333 shares of Pubco Stock issued to CCCM Shareholders in the SPAC Merger, (ii) 64,562,500 shares of Pubco Stock issued to the Preferred Equity Investors in the Company Merger and (iii) 10,000,000 shares of Pubco Stock issued to Professional Capital Management in the Company Merger. These shares outstanding exclude the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the Convertible Note Investors assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes. These shares outstanding also assume that no Adjustment Shares are issued and no shares of Pubco Stock are issued and outstanding under the Incentive Plan. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “Maximum Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 108,600,833 total shares of Pubco Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of Public Shares prior to the Closing, CCCM valuation is based on the $10.00 issuance price per Unit in the CCCM IPO and is therefore calculated as: $10.00 (per Unit CCCM IPO price) multiplied by 108,600,833 shares, or $1,086,008,330. The following table illustrates the valuation at the $10.00 issuance price per Unit in the CCCM IPO for each redemption scenario:

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
CCCM shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$250,000,000	$199,362,860	$148,725,720	$98,088,580	$47,451,440
CCCM Public Shareholders shares outstanding post Business Combination	25,000,000	19,936,286	14,872,572	9,808,858	4,745,144
CCCM Sponsor shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$85,983,330	$85,983,330	$85,983,330	$85,983,330	$85,983,330
CCCM Public Shareholders shares outstanding post Business Combination	8,598,333	8,598,333	8,598,333	8,598,333	8,598,333

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Seller shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$100,000,000	$100,000,000	$100,000,000	$100,000,000	$100,000,000
ProCap Common Unit Holders shares outstanding post Business Combination	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
ProCap Preferred Unit Holders shares valuation based on the offering price of the securities in the CCCM IPO of $10.00 per Unit	$645,625,000	$645,625,000	$645,625,000	$645,625,000	$645,625,000
ProCap Preferred Unit Holder shares outstanding post Business Combination	64,562,500	64,562,500	64,562,500	64,562,500	64,562,500
Representative shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$4,400,000	$4,400,000	$4,400,000	$4,400,000	$4,400,000
Representative shares outstanding post Business Combination	440,000	440,000	440,000	440,000	440,000
Total valuation based on offering price of the securities in CCCM IPO of $10.00 per Unit	$1,086,008,330	$1,035,371,190	$984,734,050	$934,096,910	$883,459,770
Total shares outstanding post Business Combination(1)	108,600,833	103,537,119	98,473,405	93,409,691	88,345,977

____________

(1)      Excludes the dilutive effect of 12,500,000 shares representing 12,500,000 outstanding CCCM Public Warrants, 352,500 shares representing 352,500 outstanding CCCM Private Warrants, and 18,071,500 shares underlying the Convertible Notes.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Stock will not be below the offering price in the CCCM IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 34,034,388 Ordinary Shares outstanding on June 30, 2025, and exclude the potential dilutive effects associated with the conversion of the Convertible Notes to be issued by Pubco at the Closing.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan expected to be adopted in connection with the Closing.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What conditions must be satisfied or waived to complete the Business Combination?

A:     There are a number of closing conditions to the Business Combination in the Business Combination Agreement, including, but not limited to, the following: (i) the approval of the CCCM Shareholder Approval Matters; (ii) the approval of the Business Combination Agreement by the ProCap Holders; (iii) the consummation of the Business Combination not being prohibited by applicable law; (iv) effectiveness of the Registration Statement; (v) the shares of Pubco Stock having been approved for listing on Nasdaq; (vi) the Convertible Notes Financing having been consummated; and (vii) the expiration of certain regulatory waiting periods and approval of any necessary governmental approvals. Any of the conditions to a party’s obligation to consummate the Business Combination set forth in the Business Combination Agreement, if legally permitted, may be waived by such party.

         For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination — The Business Combination Agreement” and “— Ancillary Documents.”

Q:     When will the Business Combination be completed?

         The parties currently expect that the Business Combination will be completed before the end of 2025. However, neither CCCM nor ProCap can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of CCCM and/or ProCap could result in the Business Combination being completed at a different time or not at all. The outside date for consummation of the Business Combination (the “Outside Date”) is ten (10) months following the Execution Date, or April 23, 2026 (the “Original Outside Date”), provided that if, on or prior to the Original Outside Date, the SEC has not declared the Registration Statement effective or Nasdaq has not approved the listing of the Pubco Stock, the Original Outside Date shall be automatically extended to the later of one (1) month from the Original Outside Date or one (1) month from the date of most recent submission to the SEC or Nasdaq, as applicable. Before the Business Combination can be completed, CCCM must obtain approval by the CCCM Shareholders for each of the CCCM Shareholder Approval Matters, and the parties to the Business Combination Agreement must also satisfy other closing conditions. See “The Business Combination — The Business Combination Agreement — Conditions to the Parties’ Obligations to the Closing.”

Q:     Why is CCCM providing CCCM Shareholders with the opportunity to vote on the Business Combination?

A:     Under the CCCM Memorandum and Articles, CCCM must provide all Public Shareholders with the opportunity to have their Public Shares redeemed upon the consummation of CCCM’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote in accordance with the provisions of Article 50 of the CCCM Memorandum and Articles. For business reasons and pursuant to Cayman Islands law requirements, CCCM has elected to structure the Business Combination in such a way as to provide Public Shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CCCM is seeking to obtain the approval of the CCCM Shareholders of the Business Combination Proposal, among the other Proposals, in order to allow the Public Shareholders to effectuate redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q:     Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A:     Yes. On June 23, 2025, (i) the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units of ProCap at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units in the Preferred Equity Investment, and (ii) the Convertible Notes Investors agreed to purchase Convertible Notes issued by Pubco, in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes in the Convertible Note Financing. The Convertible Note Financing will be funded and contingent upon the Closing.

In addition, Pubco and CCCM have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Notes Subscription Agreement.

For more information about the Transaction Financings and other arrangements contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Agreement — Ancillary Documents.”

The proceeds from the Trust Account (net of any amounts used to fund the redemptions of Public Shares) and the Transaction Financings will be used to purchase the Bitcoin and will be used to pay any transaction expenses of the parties, administrative expenses of the parties and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations and to purchase additional Bitcoin. In addition, CCCM and ProCap may seek to arrange for additional third-party financing which may be in the form of debt (including convertible notes) or equity, or Trust Account non-redemption or backstop arrangements or a committed equity line facility or otherwise, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Meeting?

A:     CCCM Shareholders are entitled to one vote at the Meeting for each Ordinary Share held of record as of October 15, 2025, the Record Date for the Meeting. As of the close of business on the Record Date, there were 34,038,333 Ordinary Shares issued and outstanding.

Q:     What vote is required to approve the proposals presented at the Meeting?

A:     Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CCCM Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CCCM Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CCCM or the CCCM Board. Each of the Domestication Proposal and the CCCM Interim Charter Proposal is required to be approved by a special resolution of the holders of Class B Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Assuming a quorum is established, a CCCM Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor currently holds 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units, representing approximately 25.3% of the issued and outstanding Ordinary Shares. The Sponsor has agreed to vote its 8,598,333 Ordinary Shares in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting), and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting, to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Q:     Are the Proposals conditioned on one another?

A:     Under the Business Combination Agreement, the approval by CCCM Shareholders of the Domestication Proposal, the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are conditions to the consummation of the Business Combination. If any of such Proposals are not approved by CCCM Shareholders, the Business Combination will not be consummated, unless waived by the parties. Each of the Domestication Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are conditional upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

Q:     What constitutes a quorum at the Meeting?

A:     A quorum of CCCM Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders at least one-third of the then issued and outstanding Ordinary Shares (whether in person (including via the virtual meeting platform) or by proxy). As of the Record Date, CCCM Shareholders holding 11,346,111 Ordinary Shares would be required to achieve a quorum at the Meeting. In addition to the Ordinary Shares held by the Sponsor, which represent approximately 25.3% of the issued and outstanding Ordinary Shares and which will count towards this quorum, CCCM will need only CCCM Shareholders holding 2,747,778 Ordinary Shares, or approximately 11.0%, of the 25,000,000 Public Shares to be represented in person (including via the virtual meeting platform) or by proxy at the Meeting to have a valid quorum. For passing the Domestication Proposal and the CCCM Interim Charter Proposal, a quorum of the holders of Class B Ordinary Shares would be required and would consist of at least one person holding or representing by proxy at least one-third of the issued Class B Ordinary Shares to be represented in person (including via the virtual meeting platform) or by proxy at the meeting.

Q:     How will the Sponsor and CCCM’s directors and officers vote?

A:     The Sponsor has agreed to vote its 8,598,333 Ordinary Shares, representing approximately 25.3% of the issued and outstanding Ordinary Shares, in favor of each of the Proposals. While none of CCCM’s executive officers or directors directly own any Ordinary Shares, pursuant to the Insider Letter, each of CCCM’s executive officers and directors have agreed to vote any Ordinary Shares held by them in favor of the initial business combination, including the Business Combination. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if the Sponsor and CCCM’s officers and directors had agreed to vote their Ordinary Shares in accordance with the majority of the votes cast by Public Shareholders.

As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting), and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting, to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Q:     What interests do the Sponsor, CCCM’s directors and executive officers and their affiliates have in the Business Combination?

A:     When Public Shareholders consider the recommendation of the CCCM Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and CCCM’s directors and officers have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a Public Shareholder as a CCCM Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units, each Private Placement Unit consisting of one Class A Ordinary Share and one-half of one Private Placement Warrant. The following persons have material interests in the Sponsor: Cohen LLC is the managing member of the Sponsor; and Cohen controls the managing member of the Sponsor. Further, each of CCCM’s directors and executive officers has an indirect and non-controlling membership interest in the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.003 per share, for the 8,333,333 Class B Ordinary Shares, and $2,650,000, or $10.00 per unit, for the 265,000 Private Placement Units. As of the date hereof, the aggregate value of such securities is estimated to be approximately $87.9 million, assuming (i) the per share value of the 8,333,333 Class B Ordinary Shares is the same as the $10.21 closing price of the Class A Ordinary Shares on Nasdaq on November 4, 2025 and (ii) the per unit value of the 265,000 Private Placement Units is the same as the $10.70 closing price of the public Units of CCCM on Nasdaq on November 4, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CCCM and make a substantial profit on that investment, even if shares of Pubco Stock lose significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        CCCM has until May 19, 2027, or until such earlier liquidation date as the CCCM Board may approve or such later date as the CCCM Shareholders may approve in accordance with the CCCM Memorandum and Articles, to consummate a business combination (the “Combination Period”). If the Business Combination with ProCap is not consummated and CCCM does not consummate another business combination by the end of the Combination Period, CCCM will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CCCM Board, liquidating and dissolving, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such Ordinary Shares;

•        The Sponsor and CCCM’s officers and directors have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        Gary Quin, CCCM’s Chief Executive Officer and Chairman of the CCCM Board, is the Vice Chairman of Cohen & Company Capital Markets (“Cohen Capital Markets”), a division of Cohen & Company Securities, LLC (f/k/a J.V.B. Financial Group, LLC) (“Cohen & Company Securities”), which is controlled by Cohen. Cohen Capital Markets and Cohen & Company Securities are affiliates of the Sponsor. Cohen & Company Securities and CCCM are parties to that certain letter agreement, dated as of June 7, 2025 (the “Engagement Letter”), pursuant to which CCCM engaged Cohen & Company Securities, acting through Cohen Capital Markets, and Clear Street LLC (together, the “Placement Agents”) to act as the exclusive joint placement agents in connection with the Transaction Financings. Pursuant to the Engagement Letter, the Placement Agents are entitled to receive an aggregate placement fee in an amount equal to 4% of the gross proceeds raised from investors in the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

•        The Placement Agents previously entered into the Business Combination Marketing Agreement, pursuant to which the Placement Agents are entitled to receive a cash fee of up to $10.6 million at the Closing, subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing (the “Marketing Fee”). Of such Marketing Fee, 80% will be payable to Cohen Capital Markets. Payment of the foregoing fees are contingent on the Closing.

•        The Placement Agents hold an aggregate of 440,000 Private Placement Units, which they purchased in the CCCM Private Placement at a price of $10.00 per Private Placement Unit, or $4,400,000 in the aggregate. Of the 440,000 Private Placement Units, Cohen Capital Markets holds 392,000 Private Placement Units. The Private Placement Units held by Cohen Capital Markets will expire worthless if a business combination is not consummated by CCCM by the end of the Combination Period;

•        Adam Back, a director of CCCM, subscribed for $10 million in the Preferred Equity Investment, and Garret Curran, a director of CCCM, subscribed for $4 million in the Preferred Equity Investment;

•        The CCCM Memorandum and Articles provide that, to the fullest extent permitted by applicable law: ((i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCCM; and (ii) CCCM renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCCM, on the other or (b) the presentation of which would breach an existing legal obligation of a director or an officer to any other entity. In the course of their other business activities, CCCM’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CCCM as well as the other entities with which they are affiliated. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, CCCM’s directors and officers shall have no duty to communicate or offer any such corporate opportunity to CCCM and shall not be liable to CCCM or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to CCCM. CCCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CCCM is presented with it. CCCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        The Sponsor or certain of CCCM’s officers and directors may make working capital loans to CCCM to finance transaction costs in connection with an intended initial business combination (such loans, “Working Capital Loans”). Up to $1,500,000 of such loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement/prospectus, there are no outstanding Working Capital Loans;

•        If CCCM is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CCCM if and to the extent of any claims by a third party for services rendered or products sold to CCCM or by a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor;

•        The Sponsor, CCCM’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CCCM does not complete a business combination by the end of the Combination Period, CCCM may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CCCM’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing;

•        CCCM’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CCCM’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be fully paid for by ProCap (or after the Closing, by Pubco) pursuant to the Business Combination Agreement. If the Business Combination does not close, CCCM’s officers and directors may not receive this tail insurance coverage; and

•        The anticipated election of Gary Quin as a Class II director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

For more, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed.”

Q:     What is Cohen Capital Markets’ history with CCCM?

A:     CCM’s history with CCCM can be summarized as follows:

•        CCM served as underwriter for the CCCM IPO. Pursuant to an underwriting agreement, dated May 15, 2025, between CCCM, on the one hand, and Cohen Capital Markets and Clear Street, on the other hand, CCCM paid a total of $4,400,000 in underwriting discounts and commissions for services by Cohen Capital Markets and Clear Street as the Representatives in the CCCM IPO.

•        Pursuant to the Business Combination Marketing Agreement, CCCM engaged Cohen Capital Markets and Clear Street as advisors in connection with CCCM’s initial business combination to assist CCCM in arranging meetings with CCCM Shareholders to discuss any potential business combination and an acquisition target’s attributes, introducing CCCM to potential investors that are interested in purchasing CCCM’s securities in connection with a business combination and assisting CCCM with relevant financial analysis, presentations, press releases and public filings related to any business combination. Pursuant to the Business Combination Marketing Agreement, CCCM agreed to pay Cohen Capital Markets and Clear Street a cash fee for such services upon the consummation of its business combination in an amount up to $10.6 million in cash at the Closing, subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing. Of such Marketing Fee, 80% will be payable to Cohen Capital Markets.

•        Pursuant to the Engagement Letter, CCCM engaged the Placement Agents to act as the exclusive co-placement agents for the Transaction Financings. The Placement Agents will receive a cash fee at the Closing equal to 4% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services.

Q:     When will the Sponsor be entitled to transfer its shares of Pubco Stock?

A:     The Sponsor has agreed to restrictions on its ability to transfer, assign or sell its shares of Pubco Stock, as summarized in the table below. Such transfer restrictions will apply until the applicable expiration date, unless earlier waived by the contracting parties.

Subject Securities	Persons Subject to Restrictions	Expiration Date	Exceptions to Transfer Restrictions
Founder Shares (and the shares of Pubco Stock received in exchange therefore in the SPAC Merger)	Sponsor

The earlier of (A) six months after the completion of CCCM’s initial business combination and (B) the date following the completion of CCCM’s initial business combination on which the successor entity complete a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Transfers permitted (a) to CCCM’s officers, directors or consultants, any affiliate or family member of any of CCCM’s officers, directors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the Combination Period or in connection

Subject Securities	Persons Subject to Restrictions	Expiration Date	Exceptions to Transfer Restrictions

with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon the dissolution of the Sponsor, (h) in the event of CCCM’s liquidation prior to the consummation of its initial business combination; (i) in the event that, subsequent to the consummation of an initial business combination, Pubco completes a liquidation, merger, share exchange or other similar transaction which results in all of Pubco stockholders having the right to exchange their shares of common stock for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Private Placement Units, including the underlying securities (and the Pubco Securities received in exchange therefore in the SPAC Merger)	Sponsor, CCCM’s officers and directors, the Placement Agents	30 days after the Closing

Same as above, except Cohen Capital Markets and Clear Street shall also be permitted to make the same type of transfers to their affiliates as the Sponsor can make to its affiliates as described above.

Q:     Did the CCCM Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     Yes. Pursuant to the CCCM Memorandum and Articles, and as provided in the CCCM IPO prospectus, in the event that CCCM seeks to complete an initial business combination with a target that is affiliated with the Sponsor, its affiliates or CCCM’s directors or officers, CCCM, or a committee of independent directors, is required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by CCCM in such an initial business combination is fair to CCCM from a financial point of view. CCCM is not required to obtain such an opinion in any other context. No prior conflicts or affiliate relationship existed between members of the CCCM Board and management, on the one hand, and ProCap, on the other hand. As such, an opinion was not required under the CCCM Memorandum and Articles. However, The CCCM Board obtained a fairness opinion from Northland Securities (“Northland”), dated June 22, 2025, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, (i) the consideration to be paid pursuant to the Business Combination Agreement is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders, and (ii) ProCap has an aggregate fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding taxes payable and subject to proportionate adjustments related to the 80% test of The Nasdaq Stock Market LLC (“Nasdaq”)). The CCCM Board obtained such fairness opinion to (1) inform itself with respect to all material information reasonably available to it and (2) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Opinion of Northland, the CCCM Board’s Financial Advisor” for additional information.

Q:     What factors did the CCCM Board consider in connection with its decision to recommend voting in favor of the Business Combination?

A:     The CCCM Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the CCCM Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weights to different factors. The CCCM Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by, the CCCM Board. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

CCCM management and the members of the CCCM Board have substantial experience in evaluating the financial merits of companies across a variety of industries, including cryptocurrency-related business and companies pursuing Bitcoin treasury accumulation strategies, and the CCCM Board concluded that this experience and background qualified them to make the necessary analyses and determinations regarding the Business Combination and its terms.

Prior to CCCM entering into the Business Combination Agreement, the CCCM Board convened a meeting to complete its evaluation of the proposed Business Combination. In such evaluation, the CCCM Board considered the matters necessary or appropriate for the CCCM Board to reach an informed conclusion as to the fairness and advisability of the Business Combination, including, without limitation, whether the proposed Business Combination is fair, advisable and in the best interests of CCCM and its unaffiliated security holders. Having affirmed the foregoing, and after reviewing the Fairness Opinion, the CCCM Board unanimously approved the Business Combination as being fair, advisable and in the best interests of CCCM and its unaffiliated security holders, and determined to recommend the Business Combination to the CCCM Shareholders. Prior to reaching these conclusions and determinations, the CCCM Board consulted with CCCM’s advisors and reviewed in detail information and analyses provided to the CCCM Board by CCCM management, as further described below. The due diligence and analyses conducted by CCCM included meetings and calls with the management team and advisors of ProCap regarding, among other things, ProCap’s ability to raise capital, including to accumulate Bitcoin assets, execute its business plans and operate successfully as a public company, and Mr. Pompliano’s ability to attract and retain investors, establish and run a marketing, advisory and Bitcoin treasury business, including by utilizing his professional network and public media presence to generate opportunities for Pubco to establish and grow its business over time.

At the conclusion of this process, the CCCM Board determined that while, like all business deals, the acquisition of ProCap presents potential risks, nevertheless pursuing a business combination with ProCap would overall be an attractive opportunity for CCCM and the CCCM Shareholders for a number of reasons. See the section titled “The Business Combination Proposal — CCCM Board’s Reasons for Approval of the Business Combination.”

The CCCM Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination. See the section titled “The Business Combination Proposal — CCCM Board’s Reasons for Approval of the Business Combination.”

The CCCM Board also obtained a fairness opinion in connection with its determination of whether to pursue the terms of the Business Combination (including the consideration to be received by CCCM Shareholders and members of ProCap). See the section entitled “The Business Combination Proposal — Opinion of Northland, the CCCM Board’s Financial Advisor” for additional information.

Q:     What amendments will be made to the CCCM Memorandum and Articles?

A:     The consummation of the Business Combination is conditioned, among other things, on the Domestication and the Mergers, pursuant to which SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity and any CCCM Shareholder that does not exercise its option to redeem the Class A Ordinary Share held by them will receive one share of Pubco Stock in exchange for each Class A Ordinary Share held by them. Accordingly, in addition to voting on the Business Combination, CCCM Shareholders are also being asked to consider and vote upon a proposal to approve the Pubco Charter, which differs materially from the CCCM Memorandum and Articles. These differences are discussed in greater detail in the sections of this proxy statement/prospectus entitled “The Pubco Charter Proposal” and “The Organizational Documents Proposals.”

Q:     Why is CCCM proposing the Director Election Proposal?

A:     Pursuant to the Business Combination Agreement, the Parties agreed to take all necessary action so that, effective as of the Closing, the Pubco Board of will consist of five persons, including (i) five persons who are designated, prior to the Closing, by ProCap, one of whom is Anthony Pompliano (who shall also be a Class III director, the chairman of the Pubco Board and the chief executive officer of Pubco upon the Closing), according to the terms of the Business Combination Agreement, and at least four of whom will be required to qualify as an independent director under Nasdaq rules and any other independence criteria required by applicable law, (ii) one person designated by CCCM, who shall be Gary Quin and a Class II director, and (iii) Bill Koutsouras, who will qualify as an independent director under Nasdaq rules (who shall be the lead independent director) mutually selected by the Sponsor and ProCap prior to the Closing. The Director Election Proposal will allow Pubco to elect those directors and satisfy its requirements under Nasdaq rules to hold a meeting at which shareholders can elect directors. For more information, see the section entitled “The Director Election Proposal.”

Q:     Why is CCCM proposing the Nasdaq Proposal?

A:     Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (the “Minimum Price”): (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Upon the consummation of the Business Combination and assuming no Adjustment Shares are issued, Pubco expects to issue, in the aggregate, up to an estimated 108,600,833 shares of Pubco Stock in connection with the Business Combination, plus (i) up to 18,071,500 additional shares of Pubco Stock that will, upon Closing, be reserved for issuance pursuant to the conversion of the Convertible Notes (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes) and (iii) up to 15,596,004 additional shares of Pubco Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan (assuming no redemptions and an aggregate of 155,960,042 shares (including 47,359,209 Adjustment Shares) of Pubco Stock outstanding immediately after the Business Combination). For further details, see “The Business Combination Agreement” and “The Business Combination Proposal — Covenants — Transaction Financings.”

Accordingly, the aggregate number of shares of Pubco Stock that Pubco will issue in connection with the Business Combination will, in the aggregate, exceed 20% of both the voting power and the number of Ordinary Shares outstanding before such issuance and will result in a change of control of CCCM. For these reasons, CCCM is seeking the approval of CCCM Shareholders for the issuance of the Preferred Equity Investment Shares and the shares of Pubco Stock in connection with the Business Combination pursuant to Nasdaq Rules 5635(a), (b) and (d).

For further details, see “The Nasdaq Proposal.”

Q:     What happens if I sell my Public Shares before the Meeting?

A:     The Record Date is earlier than the date of the Meeting. If you transfer your Public Shares after the Record Date but before the date of the Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Public Shares prior to the Record Date, you will have no right to vote those shares at the Meeting.

Q:     What happens if CCCM Shareholders vote against the Business Combination Proposal?

A:     Pursuant to the CCCM Memorandum and Articles, if the Business Combination Proposal is not approved and CCCM does not otherwise consummate an alternative business combination by the end of the Combination Period, CCCM will be required to cease all operations except for the purpose of winding up and as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish Public Shareholders rights as shareholders (including the right to received further liquidation distributions, if any) subject to applicable law. As promptly as reasonably possible following such redemption, subject to CCCM’s remaining shareholders and the CCCM Board, liquidate and dissolve, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirement of applicable law and the CCCM Memorandum and Articles.

Q:     Do I have redemption rights?

A:     Pursuant to the CCCM Memorandum and Articles, holders of Public Shares may elect to have their Public Shares redeemed for cash at the then-applicable redemption price calculated as of two business days prior to the Closing. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $251.2 million as of June 30, 2025, this would have amounted to $10.05 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash. In connection with the CCCM IPO, the Sponsor and CCCM’s executive officers and directors agreed to waive any redemption rights with respect to any Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CCCM’s executive officers and directors did not receive separate consideration for the waiver.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you are a holder of Public Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your Public Shares on the Business Combination Proposal (for or against) or any other Proposal. As a result, the Business Combination Agreement can be approved by Public Shareholders who will redeem their Public Shares, leaving Public Shareholders who choose not to redeem their Public Shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on December 1, 2025 (two (2) business days before the Meeting), tender your Public Shares physically or electronically and submit a request in writing that CCCM redeem your Public Shares for cash to CST, CCCM’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

If you hold Public Shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DTC’s DWAC system.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CCCM’s consent. If you delivered your Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return the shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed under the question “Who can help answer my questions?” below.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that their Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which was approximately $251.2 million as of June 30, 2025, or $10.05 per share, as of the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. No holder of Public Shares, together with any Affiliate of such holder or any other person with whom such holder is acting in concert as a “group” (as defined under Section 13 of the Exchange Act) may exercise this redemption right with respect to more than fifteen per cent (15%) of the Public Shares in aggregate without the prior consent of CCCM.

If a holder of Public Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, CCCM will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and will not be entitled to shares of Pubco Stock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to convert their Public Shares for the applicable pro rata share of the Trust Account. In such case, CCCM will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the consummation of another business combination or the liquidation of CCCM. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     CCCM Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under either the Cayman Companies Act or under the DGCL.

Q:     What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be used to pay CCCM Shareholders who properly exercise their redemption rights. The remaining amount will be released to the combined company and used to:

•        pay certain fees, costs and expenses (including taxes, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by CCCM in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement; and

•        provide for general corporate purposes of Pubco, including, but not limited to, working capital for operations and to purchase additional Bitcoin.

Q:     What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders. The maximum number of redemptions that may be made in order for the consummation of the Business Combination to occur, if approved, is 20,254,856 Public Shares, which reflects the number of Public Shares that may be redeemed such that sufficient funds are available to pay all anticipated transaction costs to be paid prior to or upon the Closing of the Business Combination. If more than 20,254,856 Public Shares are redeemed in connection with a vote to approve the Business Combination, the Business Combination may not be consummated; provided, however, that the terms of the Business Combination Agreement do not preclude the closing of the Business Combination in the event that more than 20,254,856 Public Shares are redeemed.

With fewer Public Shares and Public Shareholders, the trading market for shares of Pubco Stock may be less liquid than the market for Public Shares was prior to the Business Combination, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Pubco’s business will be reduced.

Q:     What happens if the Business Combination is not consummated?

A:     If CCCM does not complete the Business Combination with ProCap or another business combination by the end of the Combination Period, CCCM must: (i) redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (which was approximately $251.2 million as of June 30, 2025, or $10.05 per share) divided by the number of Public Shares then outstanding, (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. For more information about the liquidation process, see “Information About CCCM — Redemption of Public Shares and Liquidation If No Initial Business Combination.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for December 3, 2025. However, the Meeting could be adjourned, as described above. In addition, the Business Combination Agreement may be terminated by the parties upon the occurrence of certain events. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination — Business Combination Agreement — Conditions to the Parties’ Obligations to the Closing.”

Q:     When and where is the Meeting?

A:     The Meeting will be held on December 3, 2025 at 9:00 a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually via live webcast on the Internet at https://www.cstproxy.com/columbuscirclecap/2025. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/columbuscirclecap/2025.

Q:     Can I attend the Meeting in person?

A:     Yes. CCCM Shareholders will be able to attend the Meeting in person at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, or virtually. You will not be required to attend the Meeting in person in order to vote, and CCCM encourages virtual participation which is treated as presence in person.

Q:     How can I attend the Meeting virtually?

A:     CCCM is pleased to provide access to the Meeting virtually via the Internet through a live webcast and online shareholder tools. CCCM believes a virtual format facilitates shareholder attendance and participation by leveraging technology to allow CCCM to communicate more effectively and efficiently with its shareholders. This format empowers CCCM Shareholders around the world to participate at no cost. CCCM will use the virtual format to enhance shareholder access and participation and protect shareholder rights.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/columbuscirclecap/2025 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Q:     What do I need to do now?

A:     CCCM urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a CCCM Shareholder. CCCM Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your Public Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of Ordinary Shares on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting with the voter control number included on your proxy card or over the phone by dialing a toll-free number at (800) 450-7155 in the United States and Canada or (857) 999-9155 (toll rates apply) from outside the United States and Canada. The passcode for telephone access is 0606816#. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. CCCM Shareholders may (i) enter a new vote in person, by Internet or telephone, (ii) send a later dated, signed proxy card to CCCM’s secretary at the address set forth below so that it is received by CCCM prior to the vote at the Meeting or (iii) attend the Meeting in person or via live webcast and vote at such Meeting. CCCM Shareholders also may revoke their proxy by sending a notice of revocation to CCCM’s Secretary at 3 Columbus Circle, 24th Floor, New York, New York 10019, which notice must be received by CCCM prior to the vote at the Meeting.

Q:     What will happen if I abstain from voting or fail to vote at the Meeting?

A:     Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CCCM without an indication of how the CCCM Shareholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the CCCM Shareholders at the Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Meeting.

Q:     If I am not going to attend the Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Meeting or not, please read the enclosed proxy statement carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     What happens if I fail to take any action with respect to the Meeting?

A:     If you fail to take any action with respect to the Meeting and the Business Combination is approved by CCCM Shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder of CCCM.

Q:     What should I do if I receive more than one set of voting materials?

A:     CCCM Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Public Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Public Shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     CCCM will pay the cost of soliciting proxies for the Meeting. CCCM has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Meeting. CCCM has agreed to pay a fee of $25,000 plus 6% for administration, technology and research and data services, plus reimbursement of out-of-pocket expenses for their services. CCCM agreed to indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. CCCM will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. CCCM’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Columbus Circle Capital Corp I
3 Columbus Circle, 24th Floor
New York, New York 10019
Email: ir@columbuscirclecap.com

or

Morrow Sodali LLC

333 Ludlow St., 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400

Bank and Brokers can call at: (800) 662-5200

Email: BRR@investor.sodali.com

You may also obtain additional information about CCCM from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to CST at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other Annexes attached to the proxy statement/prospectus.

The Parties

CCCM

CCCM is a blank check company incorporated under the laws of the Cayman Islands as an exempted company with limited liability on June 25, 2024. CCCM was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Class A Ordinary Shares, units of CCCM (“Units”) and warrants of CCCM (“Public Warrants”) are currently listed on The Nasdaq Global Market under the symbols “BRR,” “BRRWU” and “BRRWW,” respectively.

CCCM completed the CCCM IPO of 25,000,000 Units on May 19, 2025, generating gross proceeds to CCCM of $250,000,000. Simultaneously with the closing of the CCCM IPO, CCCM completed the sale to the Sponsor and the Representatives of 705,000 Private Placement Units at a purchase price of $10.00 per Private Placement Unit, in the CCCM Private Placement, generating gross proceeds to CCCM of $2,650,000. Following the closing of the CCCM IPO, a total of $250,000,000, comprised of the net proceeds from the CCCM IPO and the CCCM Private Placement, was placed in the Trust Account. As of June 30, 2025, the Trust Account balance was approximately $251.2 million. Since the CCCM IPO, CCCM’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of CCCM’s principal executive office is 3 Columbus Circle, 24th Floor, New York, New York 10019 and its telephone number is (646) 792-5600. Upon the consummation of the Business Combination, SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated in Delaware on June 17, 2025, solely for the purpose of effectuating the Business Combination described herein. It owns no material assets and does not operate any business. On June 17, 2025, Pubco issued one (1) share of common stock to Anthony Pompliano for nominal consideration. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Pubco Charter and the issuance of new Pubco securities as contemplated hereby. For descriptions of Pubco securities, see “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Anthony Pompliano and the sole stockholder of Pubco is Anthony Pompliano. The mailing address of Pubco’s registered office is 600 Lexington Avenue, Floor 2, New York, New York 10022 and its telephone number is (305) 938-0912.

Immediately prior to the consummation of the Business Combination, Pubco’s mailing address will be 600 Lexington Avenue, Floor 2, New York, New York 10022.

SPAC Merger Sub

SPAC Merger Sub was incorporated in Delaware on June 18, 2025 solely for the purpose of effectuating the Business Combination described herein. SPAC Merger Sub has no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of SPAC Merger Sub is Anthony Pompliano, and the sole stockholder of SPAC Merger Sub is Pubco. In connection with the consummation of the Business Combination, SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity, and with CCCM Shareholders receiving shares of Pubco Stock in accordance with the Business Combination Agreement.

Company Merger Sub

Company Merger Sub was formed in Delaware on June 17, 2025 solely for the purpose of effectuating the Business Combination described herein. Company Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole member of the board of managers of Company

Merger Sub is Anthony Pompliano, and the sole member of Company Merger Sub is Pubco. In connection with the consummation of the Business Combination, Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity, and members of ProCap (the “ProCap Holders”) will collectively receive from Pubco the Merger Consideration Shares in accordance with the Business Combination Agreement.

ProCap

ProCap is a newly-formed company that will be focused exclusively on Bitcoin-related business lines. ProCap was incorporated on June 10, 2025, as a Delaware limited liability company. ProCap’s material assets consist solely of approximately 4,951 Bitcoin as of the date of this proxy statement/prospectus. Prior to the consummation of the Business Combination, the sole member of the board of managers is Anthony Pompliano and the common unitholders of ProCap are Inflection Points Inc, a Delaware corporation and Jeffrey Park (“the “Common Unitholders”). In connection with the consummation of the Business Combination, Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity, and the ProCap Holders will collectively receive from Pubco the Merger Consideration Shares in accordance with the Business Combination Agreement.

The registered office of ProCap is located at 600 Lexington Ave, Floor 2, New York, New York 10022 and the telephone number of ProCap is (305) 938-0912.

For more information about ProCap, see “Information Related to ProCap.”

The Business Combination

The Business Combination Agreement

On June 23, 2025, CCCM, Pubco, ProCap, SPAC Merger Sub, Company Merger Sub and Professional Capital Management entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, (i) CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation, (ii) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity, and (iii) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity.

On July 28, 2025, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement (the “First Amendment to the Business Combination Agreement”), which amends the Business Combination Agreement to provide, among other things, that 15% of the Adjustment Shares, which were originally to be delivered to the holder of ProCap Common Units, shall be reallocated to non-redeeming Public Shareholders of CCCM.

For more information about the Business Combination Agreement, please see the section entitled “The Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Ancillary Documents

Preferred Equity Subscription Agreements

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain “qualified investors” (defined to include “qualified institutional buyers” (“QIBs”), as defined in Rule 144A of the Securities Act, and institutional “accredited investors,” as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”).

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin is held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

Convertible Note Subscription Agreements

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. Pubco anticipates that 100% of the collateral will be held in Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as collateral for the Convertible Notes. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for covering certain transaction expenses and fees, which amounts will be determined at the closing of the Business Combination. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBs; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, Pubco and CCCM have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

For more information about the Convertible Note Subscription Agreements, please see the section entitled “The Business Combination — Ancillary Documents — Convertible Note Subscription Agreement.”

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, CCCM, Pubco and the Sponsor entered into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (i) vote its Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CCCM Shareholders at the Meeting (the “CCCM Shareholder Approval Matters”); (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Business Combination); and (iv) comply with the restrictions imposed by that certain letter agreement, dated as of May 15, 2025 (the “Insider Letter”), by and among the Sponsor, CCCM, and CCCM’s directors and officers, including the restrictions on transfer and redeeming Ordinary Shares in connection with the Business Combination. For more information about the Sponsor Support Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Sponsor Support Agreement.”

Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Professional Capital Management entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with Pubco, pursuant to which Professional Capital Management agreed that the Merger Consideration Shares to be received by Professional Capital Management will be locked-up and subject to transfer restrictions, subject to certain exceptions. The securities to be received by Professional Capital Management will be locked up until the earlier of (i) six (6) months after the date of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property. For more information about the Lock-Up Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Lock-Up Agreement.”

Non-Competition Agreement

In connection with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition and Non-Solicitation Agreement (“Non-Competition Agreement”), pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person (as defined elsewhere in this proxy statement/prospectus) which entitles the holder thereof to the ability to manage or control such Person. For more information about the Non-Competition and Non-Solicitation Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Non-Competition and Non-Solicitation Agreement.”

Voting Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, CCCM, ProCap and Professional Capital Management have entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which, as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the Registration Statement, of which this proxy statement/prospectus is a part, is declared effective under the Securities Act, Professional Capital Management shall duly execute and deliver a written consent pursuant to which Professional Capital Management shall approve (i) the Business Combination Agreement, the Ancillary Documents to which ProCap is a party and the Business Combination, (ii) any amendments to the organizational documents of ProCap, to the extent required or advisable in connection with the Business Combination, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which ProCap is a party, and the Business Combination. For more information about the Voting Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Voting Agreement.”

Services Agreement

In connection with the execution and delivery of the Business Combination Agreement, Professional Capital Management and ProCap entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”), pursuant to which Professional Capital Management agreed to provide certain services to ProCap. The services shall be provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Execution Date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein. For more information about the Services Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Services Agreement.”

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CCCM, Pubco, the Sponsor and the Common Unitholders will enter into an amended and restated registration rights agreement, under which Pubco will assume the obligations of CCCM under that certain registration rights agreement, dated as of May 15, 2025 (the “Registration Rights Agreement”), and cover the resale of the shares of Pubco Stock held by the Sponsor, Professional Capital Management and certain ProCap Holders (the “Amended and Restated Registration Rights Agreement”). For more information about the Amended and Restated Registration Rights Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Amended and Restated Registration Rights Agreement.”

Insider Letter Amendment

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the directors and officers of CCCM named therein (the “Insiders”) will execute and deliver an amendment to the Insider Letter pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter (the “Insider Letter Amendment”). For more information about the Insider Letter Amendment, please see the section entitled “The Business Combination — Ancillary Documents — Insider Letter Amendment.”

The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter.

Shares Subject to the Ancillary Documents

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Adjustment Shares are issued, (i) 11,062,500 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of Pubco Stock will be subject to the Insider Letter Amendment, and (iii) 20,100,833 shares of Pubco Stock will be subject to the Amended and Restated Registration Rights Agreement.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that the number of Adjustment Shares issued is based on the Closing Bitcoin Price on September 30, 2025, (i) 11,115,874 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of Pubco Stock will be subject to the Insider Letter Amendment, and (iii) 20,154,207 shares of Pubco Stock will be subject to the Amended and Restated Registration Rights Agreement.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that the maximum number of Adjustment Shares are issued, (i) 11,724,981 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of Pubco Stock will be subject to the Insider Letter Amendment, and (iii) 20,763,314 shares of Pubco Stock will be subject to the Amended and Restated Registration Rights Agreement.

In addition, upon the completion of the Business Combination and assuming the conversion rate for the Convertible Notes is not adjusted for certain actions like stock splits, dividends, similar distributions and the like, 18,071,500 shares of Pubco Stock will be issuable upon conversion of the Convertible Notes and such shares of Pubco Stock will be subject to registration rights as set forth in the Convertible Note Subscription Agreements.

Merger Consideration

As consideration for the Company Merger, Professional Capital Management, which is the holder of all of the Common Units of ProCap, will receive 10,000,000 shares of Pubco Stock. As consideration for the Company Merger, the Preferred Units Holders will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares. Each Preferred Unit Holder will receive its pro rata share of the Preferred Merger Consideration Shares based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

As consideration for the SPAC Merger, holders of Public Shares immediately prior to the Effective Time will receive a number of shares of Pubco Stock equal to: (i) the aggregate number of Public Shares issued and outstanding as of the Effective Time, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing.

The “Adjustment Shares” refer to the number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the Closing Bitcoin Price, subject to a maximum price of $200,000 by (y) the Signing Bitcoin Price (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00

Pursuant to the Business Combination Agreement, the Adjustment Shares were calculated using a Closing Bitcoin Price of $112,041.14 as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten-day period ending on September 30, 2025. If the calculated Closing Bitcoin Price is less than or equal to the Signing Bitcoin Price of $104,333.56, then no Adjustment Shares would be calculated. If the Closing Bitcoin Price is equal to or greater than $200,000, then the Closing Bitcoin Price shall be deemed to be $200,000 and the Adjustment Shares calculated would be 47,359,209 shares, of which 40,255,328 Adjustment Shares would be issued to the holders of the ProCap Preferred Units and 7,103,881 Adjustment Shares would be issued to the CCCM Public Shareholders.

Ownership of Pubco After the Business Combination

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 22.6%, 60.7%, 0.0%, 7.5%, 1.7%, 8.8% and 0.4% of the issued and outstanding shares of Pubco Stock, respectively.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that all Convertible Notes are converted into shares of Pubco Stock at a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes, that all outstanding warrants are fully exercised, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 17.8%, 47.9%, 12.5%, 5.9%, 1.4%, 6.8% and 0.3% of the issued and outstanding shares of Pubco Stock, respectively.

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Stock held by the Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Stock held by the Preferred Equity Investors, the Sponsor, Professional Capital Management and, as applicable, the Convertible Note Investors, will each increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming No Redemptions by Public Shareholders, 25% Redemptions by Public Shareholders (5,063,714 Class A Ordinary Shares are redeemed by Public Shareholders), 50% Redemptions by Public Shareholders (10,127,428 Class A Ordinary Shares are redeemed by Public Shareholders), 75% Redemptions by Public Shareholders (15,191,142 Class A Ordinary Shares are redeemed by Public Shareholders) and Maximum Redemptions by Public Shareholders (20,254,856 Class A Ordinary Shares are redeemed by Public Shareholders). The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination.

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CCCM Public Shareholders(4)	25,572,342	22.7%	20,508,628	19.2%	15,444,914	15.1%	10,381,200	10.8%	5,317,486	5.8%
CCCM Sponsor(1)	8,598,333	7.6%	8,598,333	8.0%	8,598,333	8.5%	8,598,333	8.6%	8,598,333	9.3%
Representatives	440,000	0.4%	440,000	0.4%	440,000	0.5%	440,000	0.4%	440,000	0.5%
ProCap Common Unit Holders	10,000,000	9.0%	10,000,000	9.3%	10,000,000	9.7%	10,000,000	10.0%	10,000,000	10.8%
ProCap Preferred Unit Holders(2)(3)	67,805,769	60.3%	67,805,769	63.1%	67,805,769	66.2%	67,805,769	70.2%	67,805,769	73.6%
Total	112,416,444	100%	107,352,730	100%	102,289,016	100%	97,225,302	100%	92,161,588	100%

____________

(1)      Includes 8,333,333 CCCM Founder shares and 265,000 private placement shares. Does not give effect to any pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor.

(2)      Calculated as the product of 51,650,000 multiplied by 1.25 and 3,243,269 Adjustment Shares.

(3)      Includes two directors of CCCM, who invested in the Preferred Equity Investment. No other officers or directors of CCCM will receive shares of Pubco Stock at Closing.

(4)      Includes 572,342 Adjustment Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

Dilution per share to Public Shareholders is determined by CCCM’s NTBV per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the Public Shareholders as set forth as follows under five redemption scenarios.

The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the CCCM IPO as set forth as follows under the five redemption scenarios:

	Assuming No Additional Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$239,728,944	$188,668,311	$137,607,679	$86,547,046	$35,486,413
As adjusted Shares(2)	34,610,675	29,546,961	24,483,247	19,419,533	14,355,819
Net tangible book value per share, as adjusted, as of June 30, 2025	$6.93	$6.39	$5.62	$4.46	$2.47
Dilution per share to SPAC Public Shareholders	$3.07	$3.61	$4.38	$5.54	$7.53

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

	Assuming No Additional Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)	Assuming Maximum Redemption(5)
Net tangible book value per share, as adjusted, as of June 30, 2025	$6.93	$6.39	$5.62	$4.46	$2.47

Numerator adjustments
CCCM’s net tangible book value	$676,434	$676,434	$676,434	$676,434	$676,434
Transaction expenses to be incurred by CCCM	(2,437,729)	(2,437,729)	(2,437,729)	(2,437,729)	(2,437,729)
Business Combination Marketing Agreement fee to be incurred by CCCM	(10,600,000)	(10,600,000)	(10,600,000)	(10,600,000)	(10,600,000)
Reclassification of shares subject to redemption to equity	252,090,239	201,029,606	149,968,974	98,908,341	47,847,707
As adjusted net tangible book value	$239,728,944	$188,668,311	$137,607,679	$86,547,046	$35,486,413

	Assuming No Additional Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)	Assuming Maximum Redemption(5)
Denominator adjustments
CCCM’s Public shareholders	25,000,000	19,936,286	14,872,572	9,808,858	4,745,144
SPAC Adjustment Shares	572,342	572,342	572,342	572,342	572,342
CCCM’s sponsor	8,598,333	8,598,333	8,598,333	8,598,333	8,598,333
Representative shareholders	440,000	440,000	440,000	440,000	440,000
As adjusted CCCM’s shares outstanding	34,610,675	29,546,961	24,483,247	19,419,533	14,355,819

____________

(1)      Reclassification of shares subject to redemption assumes that no Public Shareholders exercise their redemption rights with respect to their CCCM Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Shareholders, holding 5,063,714 CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $51.1 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $201.0 million is reclassified to equity.

(3)      Assumes that 50% of Public Shareholders, holding 10,127,428 CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $102.1 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $150.0 million is reclassified to equity.

(4)      Assumes that 75% of Public Shareholders, holding 15,191,142 CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $153.2 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $98.9 million is reclassified to equity.

(5)      Assumes that Public Shareholders, holding 20,254,856 shares or 78.2% of CCCM Class A Ordinary Shares, exercise their redemption rights for an aggregate payment of approximately $204.2 million (based on the estimated per-share redemption price of approximately $10.08 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $47.8 million is reclassified to equity.

CCCM issued the Public Shares as part of the Units in the CCCM IPO at $10.00 per Unit. After giving effect to the issuance of the Public Shares as part of the Units in the CCCM IPO and the 705,000 Private Placement Units to the Sponsor and Representatives in the CCCM Private Placement, there were 34,034,388 Ordinary Shares issued and outstanding. In connection with the Business Combination, assuming its consummation in accordance with the Business Combination Agreement, immediately after the Closing, Pubco is expected to have outstanding an aggregate of 64,562,500 shares of Pubco Stock, including (i) 64,562,500 shares of Pubco Stock issued to the Preferred Equity Investors in the Company Merger and (ii) 10,000,000 shares of Pubco Stock issued to the Common Unitholders in the Company Merger. These shares outstanding exclude the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the Convertible Note Investors assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes. These shares outstanding also assume that no Adjustment Shares are issued and no shares of Pubco Stock are issued and outstanding under the Incentive Plan. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “Maximum Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, 108,600,833 total shares of Pubco Stock will be outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. If there are no redemptions of Public

Shares prior to the Closing, CCCM valuation is based on the $10.00 issuance price per Unit in the CCCM IPO and is therefore calculated as: $10.00 (per Unit CCCM IPO price) multiplied by 108,600,833 shares, or $1,086,008,330. The following table illustrates the valuation at the $10.00 issuance price per Unit in the CCCM IPO for each redemption scenario:

	Assuming No Additional Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
CCCM shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$250,000,000	$199,362,860	$148,725,720	$98,088,580	$47,451,440
CCCM Public Shareholders shares outstanding post Business Combination	25,000,000	19,936,286	14,872,572	9,808,858	4,745,144
CCCM Sponsor shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$85,983,330	$85,983,330	$85,983,330	$85,983,330	$85,983,330
CCCM Public Shareholders shares outstanding post Business Combination	8,598,333	8,598,333	8,598,333	8,598,333	8,598,333
Seller shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$100,000,000	$100,000,000	$100,000,000	$100,000,000	$100,000,000
ProCap Common Unit Holders shares outstanding post Business Combination	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
ProCap Preferred Unit Holders shares valuation based on the offering price of the securities in the CCCM IPO of $10.00 per Unit	$645,625,000	$645,625,000	$645,625,000	$645,625,000	$645,625,000
ProCap Preferred Unit Holder shares outstanding post Business Combination	64,562,500	64,562,500	64,562,500	64,562,500	64,562,500
Representative shares valuation based on offering price of the securities in the CCCM IPO of $10.00 per Unit	$4,400,000	$4,400,000	$4,400,000	$4,400,000	$4,400,000
Representative shares outstanding post Business Combination	440,000	440,000	440,000	440,000	440,000
Total valuation based on offering price of the securities in CCCM IPO of $10.00 per Unit	$1,086,008,330	$1,035,371,190	$984,734,050	$934,096,910	$883,459,770
Total shares outstanding post Business Combination(1)	108,600,833	103,537,119	98,473,405	93,409,691	88,345,977

____________

(1)      Excludes the dilutive effect of 12,500,000 shares representing 12,500,000 outstanding CCCM Public Warrants, 352,500 shares representing 352,500 outstanding CCCM Private Warrants, and 18,071,500 shares underlying the Convertible Notes and the Adjustment Shares.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Stock will not be below the offering price in the CCCM IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 34,034,388 Ordinary Shares outstanding on June 30, 2025, and exclude the potential dilutive effects associated with the conversion of the Convertible Notes to be issued by Pubco at the Closing.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan expected to be adopted in connection with the Closing.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure

Prior to the Business Combination

The following simplified diagrams illustrate the ownership structures of CCCM, Pubco and ProCap before the consummation of the Business Combination:

CCCM

Pubco and ProCap

Following the Business Combination

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination:

Board of Directors and Executive Officers of Pubco Following the Business Combination

As of the date of this proxy statement/prospectus, the sole director of Pubco is Anthony Pompliano. Following Closing, the current director of Pubco will remain a director as described below.

In accordance with the terms of the Proposed Organizational Documents, effective as of the Closing, the Pubco Board will be divided into three classes and will consist of five persons, including (i) three persons who are designated, prior to the Closing, by ProCap, one of whom is Anthony Pompliano (who shall also be a Class III director, the chairman of the Pubco Board and the chief executive officer of Pubco upon the Closing), and at least two of whom will be required to qualify as an independent director under Nasdaq rules and any other independence criteria required by applicable law, (ii) one person designated by CCCM, who shall be Gary Quin and a Class II director, and (iii) Bill Koutsouras, who will qualify as an independent director under Nasdaq rules (who shall be the lead independent director) mutually selected by the Sponsor and ProCap prior to the Closing.

The following individuals have been nominated for election to the Pubco Board at the Meeting: Anthony Pompliano, Gary Quin, William H. Miller IV, Bill Koutsouras and Eric Jackson.

In accordance with the terms of the Proposed Organizational Documents, the Pubco Board will be divided into three classes, Class I, Class II and Class III, with, only one class of directors being elected each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death. This classification of the Pubco Board may have the effect of delaying or preventing changes in Pubco’s control or management. Pubco’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds (66 2/3%) of Pubco’s voting stock.

Immediately following Closing, the executive officers of Pubco will be as follows:

Name	Age	Position
Anthony Pompliano	37	Chief Executive Officer and Chairman
Renae Cormier	53	Chief Financial Officer
Jeffrey Park	38	Chief Investment Officer
Megan Pacchia	41	Chief Operating Officer
Kyle Wood	49	Chief Legal Officer and Secretary

For more information, see the sections of this proxy statement/prospectus entitled “The Director Election Proposal” and “Management of Pubco Following the Business Combination.”

Date, Time and Place of the Extraordinary General Meeting of CCCM Shareholders

The Meeting will be held on December 3, 2025 at 9:00 a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually via live webcast on the Internet at https://www.cstproxy.com/columbuscirclecap/2025. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/columbuscirclecap/2025.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/columbuscirclecap/2025 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Voting Power; Record Date

CCCM Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned Ordinary Shares at the close of business on October 15, 2025, which is the Record Date for the Meeting. CCCM Shareholders are entitled to one vote at the Meeting for each Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 34,038,333 Ordinary Shares issued and outstanding, consisting of 25,705,000 Class A Ordinary Shares and 8,333,333 Class B Ordinary Shares. Of these shares, 25,000,000 were Public Shares, with the rest being held by the Sponsor and the Representatives.

Quorum and Vote of CCCM Shareholders

A quorum of CCCM Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of at least one-third of the then issued and outstanding Ordinary Shares (whether in person or by proxy). As of the Record Date, CCCM Shareholders holding 11,346,111 Ordinary Shares would be required to achieve a quorum at the Meeting. In addition to the Ordinary Shares held by the Sponsor, which represent approximately 25.3% of the issued and outstanding Ordinary Shares and which will count towards this quorum, CCCM will need only CCCM Shareholders holding 2,747,778 Ordinary Shares, or approximately 11.0%, of the 25,000,000 Public Shares to be represented in person or by proxy at the Meeting to have a valid quorum. For passing the Domestication Proposal and the CCCM Interim Charter Proposal, a quorum of the holders of Class B Ordinary Shares would be required and would consist of at least one person holding or representing by proxy at least one-third of the issued Class B Ordinary Shares to be represented in person (including via the virtual meeting platform) or by proxy at the meeting.

Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CCCM Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CCCM Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CCCM or the CCCM Board. Each of the Domestication Proposal and the CCCM Interim Charter Proposal is required to be approved by a special resolution of the holders of Class B Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Assuming a quorum is established, a CCCM Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor has agreed to vote its 8,598,333 Ordinary Shares, representing approximately 25.3% of the issued and outstanding Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting), and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting, to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Redemption Rights

Pursuant to the CCCM Memorandum and Articles, Public Shareholders may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (net of taxes payable), by (b) the total number of the then issued and outstanding Public Shares. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $251.2 million as of June 30, 2025, this would have amounted to $10.05 per share. Public Shareholders may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Meeting and whether they vote for or against the Business Combination Proposal.

If a Public Shareholder exercises its redemption rights, then such Public Shareholder will be exchanging its Public Shares for cash and will not hold shares of Pubco Stock upon consummation of the Business Combination. Such a Public Shareholder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST in accordance with the procedures described herein. See the section titled “Extraordinary General Meeting of CCCM Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

In connection with the CCCM IPO, the Sponsor and CCCM’s executive officers and directors agreed to waive any redemption rights with respect to any Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CCCM’s executive officers and directors did not receive separate consideration for the waiver.

Appraisal Rights

CCCM Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under either the Cayman Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CCCM has engaged Morrow Sodali LLC as the proxy solicitor to assist in the solicitation of proxies. If a CCCM Shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A CCCM Shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy or attending and voting, virtually via the live webcast or in person, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Revoking Your Proxy.”

Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination

When Public Shareholders consider the recommendation of the CCCM Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and CCCM’s directors and officers have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a Public Shareholder as a CCCM Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 8,333,333 Class B ordinary shares of CCCM (the “Class B Ordinary Shares”) and 265,000 private placement units of CCCM (the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (each, a “Private Placement Warrant”). The following persons have material interests in the Sponsor: Cohen & Company, LLC (“Cohen LLC”) is the managing member of the Sponsor; and Cohen & Company Inc. (“Cohen”) controls the managing member of the Sponsor. Further, each of CCCM’s directors and executive officers has an indirect and non-controlling membership interest in the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.003 per share, for the 8,333,333 Class B Ordinary Shares, and $2,650,000, or $10.00 per unit, for the 265,000 Private Placement Units. As of the date hereof, the aggregate value of such securities is estimated to be approximately $87.9 million, assuming (i) the per share value of the 8,333,333 Class B Ordinary Shares is the same as the $10.21 closing price of the Class A Ordinary Shares on Nasdaq on November 4, 2025 and (ii) the per unit value of the 265,000 Private Placement Units is the same as the $10.70 closing price of the public Units of CCCM on Nasdaq on November 4, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CCCM and make a substantial profit on that investment, even if shares of Pubco Stock lose significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        CCCM has until the end of the Combination Period to consummate a business. If the Business Combination with ProCap is not consummated and CCCM does not consummate another business combination by the end of the Combination Period, CCCM will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CCCM Board, liquidating and dissolving, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such Ordinary Shares;

•        The Sponsor and CCCM’s officers and directors have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        Gary Quin, CCCM’s Chief Executive Officer and Chairman of the CCCM Board, is the Vice Chairman of Cohen & Company Capital Markets (“Cohen Capital Markets”), a division of Cohen & Company Securities, which is controlled by Cohen. Cohen Capital Markets and Cohen & Company Securities are affiliates of the Sponsor. Cohen & Company Securities and CCCM are parties to that certain letter agreement, dated as of June 7, 2025 (the “Engagement Letter”), pursuant to which CCCM engaged Cohen & Company Securities, acting through Cohen Capital Markets, and Clear Street LLC (together, the “Placement Agents”) to act as the exclusive joint placement agents in connection with the Preferred Equity Investment and the Convertible Note Financing (collectively, the “Transaction Financings”). Pursuant to the Engagement Letter, the Placement Agents are entitled to receive an aggregate placement fee in an amount equal to 4% of the gross proceeds raised from investors in the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

•       The Placement Agents previously entered into a letter agreement with CCCM on May 15, 2025 (the “Business Combination Marketing Agreement”), pursuant to which the Placement Agents are entitled to receive a cash fee of up to $10.6 million at the Closing, subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing. Of such Marketing Fee, 80% will be payable to Cohen Capital Markets. Payment of the foregoing fees are contingent on the Closing.

•        The Placement Agents hold an aggregate of 440,000 Private Placement Units, which they purchased in the CCCM Private Placement at a price of $10.00 per Private Placement Unit, or $4,400,000 in the aggregate. Of the 440,000 Private Placement Units, Cohen Capital Markets holds 392,000 Private Placement Units. The Private Placement Units held by Cohen Capital Markets will expire worthless if a business combination is not consummated by CCCM by the end of the Combination Period;

•        Adam Back, a director of CCCM, subscribed for $10 million in the Preferred Equity Investment, and Garret Curran, a director of CCCM, subscribed for $4 million in the Preferred Equity Investment;

•        The CCCM Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCCM; and (ii) CCCM renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCCM, on the other or (b) the presentation of which would breach an existing legal obligation of a director or an officer to any other entity. In the course of their other business activities, CCCM’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CCCM as well as the other entities with which they are affiliated. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, CCCM’s directors and officers shall have no duty to communicate or offer any such corporate opportunity to CCCM and shall not be liable to CCCM or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to CCCM. CCCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CCCM is presented with it. CCCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        The Sponsor or certain of CCCM’s officers and directors may make Working Capital Loans. Up to $1,500,000 of such loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement/prospectus, there are no outstanding Working Capital Loans;

•        If CCCM is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CCCM if and to the extent of any claims by a third party for services rendered or products sold to CCCM or by a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor;

•        The Sponsor, CCCM’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CCCM does not complete a business combination by the end of the Combination Period, CCCM may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CCCM’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing;

•        CCCM’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CCCM’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be fully paid for by ProCap (or after the Closing, by Pubco) pursuant to the Business Combination Agreement. If the Business Combination does not close, CCCM’s officers and directors may not receive this tail insurance coverage; and

•        The anticipated election of Gary Quin as a Class II director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

For more, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed.”

Consideration Received by the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its Affiliates in connection with the Business Combination and the Transaction Financings, the amount of securities issued or to be issued by Pubco to the Sponsor and its Affiliates and the price paid or to be paid for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid
Sponsor	• 8,333,333 Class B Ordinary Shares, which will be converted into 8,333,333 shares of Pubco Stock upon the completion of the Business Combination;	• $25,000 paid to purchase the 8,333,333 Class B Ordinary Shares

•   265,000 Private Placement Units, which will be converted into 265,000 shares of Pubco Stock and 132,500 warrants of Pubco (exercisable for 132,500 shares of Pubco Stock at an exercise price of $11.50 per share)

• $2,650,000 paid to purchase the 265,000 Private Placement Units
Cohen Capital Markets	• Up to $8,480,000 in cash (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing)	• Services pursuant to the Business Combination Marketing Agreement

•   Approximately $15.03 million in cash, which is equal to 2% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings (assuming that all Convertible Note Investors fund their commitments in their Convertible Note Subscription Agreements, and assuming that the Upsize Option is not exercised)

• Services pursuant to the Engagement Letter

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid

•   392,000 Private Placement Units, which will be converted into 392,000 shares of Pubco Stock and 196,000 warrants of Pubco (exercisable for 196,000 shares of Pubco Stock at an exercise price of $11.50 per share)

• $3,920,000 paid to purchase the 392,000 Private Placement Units

Because the Sponsor acquired the 8,333,333 Class B Ordinary Shares at a nominal price, the Public Shareholders will incur immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,”, “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from CCCM’s Public Shareholders,” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Class B Ordinary Shares held by the Sponsor, since the value of the Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the Transaction Financings.”

The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter.

The CCCM Board’s Reasons for Approval of the Business Combination

The CCCM Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the CCCM Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weights to different factors. The CCCM Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by, the CCCM Board. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

CCCM management and the members of the CCCM Board have substantial experience in evaluating the financial merits of companies across a variety of industries, including cryptocurrency-related business and companies pursuing Bitcoin treasury accumulation strategies, and the CCCM Board concluded that this experience and background qualified them to make the necessary analyses and determinations regarding the Business Combination and its terms.

Prior to CCCM entering into the Business Combination Agreement, the CCCM Board convened a meeting to complete its evaluation of the proposed Business Combination. In such evaluation, the CCCM Board considered the matters necessary or appropriate for the CCCM Board to reach an informed conclusion as to the fairness and advisability of the Business Combination, including, without limitation, whether the proposed Business Combination is fair, advisable and in the best interests of CCCM and its unaffiliated security holders. Having affirmed the foregoing, and after reviewing the Fairness Opinion, the CCCM Board unanimously approved the Business Combination as being fair, advisable and in the best interests of CCCM and its unaffiliated security holders, and determined to recommend the Business Combination to the CCCM Shareholders. Prior to reaching these conclusions and determinations, the CCCM Board consulted with CCCM’s advisors and reviewed in detail information and analyses provided to the CCCM Board by CCCM management, as further described below. The due diligence and analyses conducted by CCCM included meetings and calls with the management team and advisors of ProCap regarding, among other things, ProCap’s ability to raise capital, including to accumulate Bitcoin assets, execute its business plans and operate successfully as a public company, and Mr. Pompliano’s ability to attract and retain investors, establish and run a marketing, advisory and Bitcoin treasury business, including by utilizing his professional network and public media presence to generate opportunities for Pubco to establish and grow its business over time.

At the conclusion of this process, the CCCM Board determined that while, like all business deals, the acquisition of ProCap presents potential risks, nevertheless pursuing a business combination with ProCap would overall be an attractive opportunity for CCCM and the CCCM Shareholders for a number of reasons, including, but not limited to, the following:

•        ProCap and Pubco’s Bitcoin Holdings.    Based on the executed Preferred Equity Subscription Agreements, ProCap anticipated deploying $561.5 million to purchase Bitcoin assets within fifteen (15) days of the date of the execution of the Business Combination Agreement, representing the gross proceeds of the Preferred Equity Investment; and Pubco intends to hold the Purchased Bitcoin following the Closing. Pubco also intends to utilize up to $235 million of gross proceeds from the Convertible Note Financing to be used to purchase additional Bitcoin assets following the Closing.

•        Pubco’s Planned Operations and Strategy.    Pubco’s intention to launch a multifunctional financial services business centered around Bitcoin assets, as well as a Bitcoin advisory arm and a marketing platform, which ProCap expects will offer investors a unique market offering and could create economies of scale in attracting customers and users. This potential network effect is intended to ultimately drive further growth.

•        Bitcoin.    Bitcoin is a finite asset, which creates scarcity and positions Bitcoin as an asset that could assist in an inflationary environment. With the current U.S. administration viewed as strongly pro-crypto, regulatory clarity in the United States in a pro-crypto manner is more likely, which will increase the likelihood of institutional adoption of Bitcoin and may help drive the price of Bitcoin higher. Bitcoin has been a superior performing asset since 2020. As a result, Pubco believes that now is an ideal time for corporations to embrace Bitcoin as a strategic asset, unlocking long-term value and a competitive edge through early adoption.

•        Pubco Management.    Pubco is led by chief executive officer Anthony Pompliano. Mr. Pompliano may be considered one of Bitcoin’s most influential investors and advocates, through his social media presence and market relationships. Mr. Pompliano will help reposition Pubco in the public markets and will continue to promote Bitcoin through various channels. This influence will help Pubco’s ability to raise capital and attract users and customers in a streamlined manner and assist Pubco to access wide swaths of the investment and retail communities.

•        Preferred Equity Investment and Convertible Note Financing.    The CCCM Board considered the feedback from investors that considered or agreed to participate in the Preferred Equity Investment and Convertible Note Financing to be supportive of the transaction terms and the proposed terms of the Business Combination.

•        Market Acceptance of Bitcoin Treasury Companies.    The CCCM Board considered how companies with large Bitcoin treasuries have traded in the public markets and, as a result, how the Pubco Stock may trade in such markets after Closing.

•        Fairness Opinion.    The opinion of Northland, dated June 22, 2025, to the CCCM Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by CCCM in the Business Combination is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders, as more fully described below in the section of this proxy statement/prospectus entitled “— Opinion of Northland.”

•        Attractive Valuation.    The CCCM Board’s determination that if (i) Pubco achieves a trading multiple similar to the trading multiples of other companies with large Bitcoin holdings and (ii) the price of Bitcoin maintains its current value or increases over time, then CCCM Shareholders will have acquired their shares in Pubco at an attractive valuation.

•        Other Alternatives.    After a thorough review of other business combination opportunities reasonably available to CCCM, the CCCM Board concluded that the proposed Business Combination represents the best potential business combination for CCCM and the most timely and attractive opportunity based upon the process utilized to evaluate and assess other potential business combination targets.

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the Business Combination, including the Merger Consideration, were, in the opinion of the CCCM Board, the product of arm’s-length negotiations between the parties.

•        Redemption Option.    The right of CCCM Shareholders to redeem their Public Shares in connection with the Closing as further described herein, which decision may be based on, among other things, the price of Bitcoin and the trading price of Class A Ordinary Shares between the Execution Date and the date the election to redeem must be made.

In the course of its deliberations, in addition to the various other risks associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CCCM Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Volatility of Bitcoin Price.    While Bitcoin has been a high performing asset over the long term in the last five (5) years, the price of Bitcoin is volatile and can rise and fall rapidly and quickly. As a result, there is no guarantee that the price of Bitcoin will continue to rise or that the price of Bitcoin will be at least equal to the net asset value of the Bitcoin to be held by Pubco at Closing. See the risk factors entitled “Bitcoin is a highly volatile asset, and Pubco’s operating results and market price may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.” and “Upon Closing, Pubco’s principal asset will be Bitcoin. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy.”

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the potential tariffs to be instituted by the United States government, and the effects they could have on the price of Bitcoin and Pubco’s potential financial performance.

•        Regulatory Risks with respect to Bitcoin.    Government regulation of cryptocurrencies is evolving and changes in regulation, including tax policy, could impact the value of Bitcoin and the value of Pubco.

•        Competition in Pubco’s Industry.    Due to the mNAV of other public companies that are pursuing Bitcoin treasury strategies, many other parties have sought, and will continue to seek, to follow and adopt such strategies. This increased number of companies could make it more difficult or expensive for Pubco to, among other things, pursue its strategy of raising funds through public securities offerings to purchase more Bitcoin for its corporate treasury.

•        Risks in Pubco’s Business Plan, which Business Plan May Not be Achieved.    Pubco did not have significant operations to evaluate prior to the Execution Date. Pubco may not be successful in building its Bitcoin holdings or in building the ancillary Bitcoin-related financial services it intends to launch as it builds its Bitcoin holdings. Further, Pubco’s other businesses may not generate sufficient cash flows to cover all of Pubco’s expenses. In addition, Pubco may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations.

•        Management Team of Pubco.    Mr. Pompliano does not have any experience managing a public company. There are no assurances that Pubco will be able to successfully put in place the financial, operational, legal and managerial resources necessary to perform the functions of a public company.

•        Shares Available for Sale/Lock-Ups.    The shares of Pubco Stock and warrants to be issued to the Sponsor and the Representatives in exchange for the Private Placement Shares and Private Placement Warrants are subject to a 30-day lock-up, and the shares of Pubco Stock to be issued to the Sponsor in exchange for its Founder Shares are subject to a 6 month lock-up, subject to the exceptions described in this proxy statement/prospectus. To the extent not registered pursuant to this proxy statement/prospectus, Pubco is required to register such shares of Pubco Stock promptly after Closing. Pubco is also required promptly after Closing to register the shares of Pubco Stock underlying the Convertible Notes. Upon the registration of such shares of Pubco Stock and upon the expiration of any applicable lock-up, a substantial number of shares of Pubco Stock may become available for sale, which could have a negative impact on Pubco’s share price.

•        Stock Exchange Listing.    The potential inability of Pubco, as a Bitcoin-native company, to obtain an initial listing and maintain the listing of Pubco Stock on Nasdaq or any other stock exchange following the Closing.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CCCM’s control.

•        Sponsor Incentives.    The Sponsor and its affiliates may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to CCCM Shareholders, rather than liquidate (in which case the Sponsor would lose its entire investment in CCCM). In addition, as described elsewhere in this proxy statement/prospectus, the Sponsor and Cohen are entitled to consideration or fees that will only be received if the Business Combination is completed. As a result, the Sponsor may have a conflict of interest in determining whether the Business Combination is an appropriate transaction to be consummated by CCCM and/or in evaluating the terms of the Business Combination.

•        Litigation/CCCM Shareholder Actions.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination, including that CCCM Shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination, including those payable to Cohen Capital Markets and Clear Street. For more information on fees payable to Cohen Capital Markets and Clear Street in connection with the Business Combination, see sections entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination” and “Certain Unaudited Pro Forma Financial Information.”

•        Redemptions.    The risk that a significant number of holders of Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to fund Pubco’s business after the Business Combination and reducing Pubco’s public “float” and the liquidity of the trading market for the Pubco Stock upon Closing.

In addition to considering the factors described above, the CCCM Board also considered that:

•        Interests of Certain Persons.    The Sponsor, its affiliates and certain executive officers and directors of CCCM, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of CCCM Shareholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination”). The CCCM Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, the Business Combination Agreement and the transactions contemplated therein.

•        Differing Returns.    The Sponsor paid $25,000, or approximately $0.003 per share, for the Founder Shares (of which it currently holds 8,333,333). Such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27,000,000 based on the closing price of Class A Ordinary Shares of $14.50 on June 18, 2025, the business day before the CCCM Board approved the Business Combination. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if Public Shareholders experience a negative return following the consummation of the Business Combination.

After considering the foregoing, the CCCM Board concluded, in its business judgment, that the potential benefits to CCCM and the CCCM Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Fairness Opinion

Pursuant to the CCCM Memorandum and Articles, and as provided in the CCCM IPO prospectus, in the event that CCCM seeks to complete an initial business combination with a target that is affiliated with the Sponsor, its affiliates or CCCM’s directors or officers, CCCM, or a committee of independent directors, is required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by CCCM in such an initial business combination is fair to CCCM from a financial point of view. CCCM is not required to obtain such an opinion in any other context. No prior conflicts or affiliate relationship existed between members of the CCCM Board and management, on the one hand, and ProCap, on the other hand. As such, an opinion was not required under the CCCM Memorandum and Articles. However, The CCCM Board obtained a fairness opinion from Northland, dated June 22, 2025, which provided that, as of that date and based on and subject to the assumptions, limitations, qualifications and other conditions set forth therein, (i) the consideration to be paid pursuant to the Business Combination Agreement is fair, from a financial point of view, to

CCCM and its unaffiliated Class A Holders, and (ii) ProCap has an aggregate fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding taxes payable and subject to proportionate adjustments related to the 80% test of The Nasdaq Stock Market LLC (“Nasdaq”)). The CCCM Board obtained such fairness opinion to (1) inform itself with respect to all material information reasonably available to it and (2) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Opinion of Northland, the CCCM Board’s Financial Advisor” for additional information.

Recommendation to CCCM Shareholders

The CCCM Board has determined that the Business Combination Proposal and each of the other Proposals are in the best interests of CCCM and the CCCM Shareholders and unanimously recommends that CCCM Shareholders vote “FOR” the Domestication Proposal, “FOR” the CCCM Interim Charter Proposal, “FOR” the Business Combination Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

For more information about the CCCM Board’s recommendation and the Proposals, see the sections titled “Extraordinary General Meeting of CCCM Shareholders — Recommendation of the CCCM Board” beginning on page 130 and “The Business Combination Proposal — CCCM Board’s Reasons for Approval of the Business Combination” beginning on page 157.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Public Shares and the ownership and disposition of shares of Pubco Stock, see the section entitled “U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CCCM will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current members of ProCap having a majority of the voting power of Pubco upon the Closing, ProCap senior management comprising all of the senior management of Pubco, the relative size of ProCap compared to CCCM, and ProCap operations comprising the ongoing operations of Pubco. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ProCap issuing stock for the net assets of CCCM, accompanied by a recapitalization. The net assets of CCCM will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ProCap.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of shares of Pubco Stock held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “Risk Factors — Risks Related to Being a Public Company — Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Stock less attractive to investors.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Domestication, which will be filed on behalf of CCCM with the Registrar of Companies of the Cayman Islands upon the approval of the Domestication Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement and (ii) filings with the State of Delaware necessary to effectuate the Business Combination, including (a) the Company Merger, which will be filed on behalf of ProCap and Company Merger Sub with the Secretary of State of the State of Delaware upon the approval of the Business Combination Proposal, the satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement and the completion of the Domestication, and (b) the SPAC Merger, which will be filed on behalf of CCCM and SPAC Merger Sub with the Secretary of State of the State of Delaware upon the approval of the Business Combination Proposal, the satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement and the completion of the Domestication.

Conditions to the Parties’ Obligations to the Closing

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of conditions:

Mutual Conditions to Obligations of All Parties:

•        the approval of the CCCM Shareholder Approval Matters;

•        the approval of the Business Combination, Business Combination Agreement and Ancillary Documents by Professional Capital Management;

•        the consummation of the Business Combination not being prohibited by applicable law;

•        the effectiveness of the Registration Statement;

•        the shares of Pubco Stock having been approved for listing on Nasdaq;

•        the Convertible Notes Financing having been consummated; and

•        the expiration of certain regulatory waiting periods and approval of any necessary governmental approvals.

Each of the above listed conditions may be waived (where legally permissible) by CCCM and ProCap.

Conditions to Obligations of ProCap, Pubco, the Merger Subs and Professional Capital Management:

•        the representations and warranties of CCCM being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by CCCM with its pre-closing covenants;

•        there having been no occurrence of a Material Adverse Effect with respect to CCCM since the date of the Business Combination Agreement which is continuing and uncured; and

•        the Domestication having been consummated.

Each of the above listed conditions may be waived by ProCap.

Conditions to Obligations of CCCM:

•        the representations and warranties of ProCap, Pubco, Merger Subs and Professional Capital Management being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by ProCap, Pubco, Merger Subs and Professional Capital Management with their respective pre-closing covenants;

•        no occurrence of a Material Adverse Effect with respect to ProCap or Professional Capital Management;

•        the Non-Competition Agreement and the Services Agreement being in full force and effect as of the Closing;

•        Anthony Pompliano having been appointed serving as the chief executive officer of Pubco as of the Closing, and

•        each key employee of Pubco having entered into new employment agreements in a form mutually satisfactory to CCCM and ProCap (the “Employment Agreements”).

Each of the above listed conditions may be waived by CCCM.

No Solicitation

During the Interim Period, each of the parties to the Business Combination Agreement agreed not to solicit, encourage or engage in discussions regarding any Acquisition Proposal or Alternative Transaction outside the transactions contemplated by the Business Combination Agreement. The parties also agreed not to provide non-public information or enter into any agreements related to such proposals. If any party receives an Acquisition Proposal, such party is expected to promptly notify the other parties and keep them informed of any developments.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the Parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect.

CCCM made representations relating to, among other things, CCCM’s organization, good standing and qualification to do business, CCCM’s corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts and certain changes, CCCM’s capitalization, proper filings with the SEC, no litigation, compliance with applicable laws, permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with affiliates, finders and brokers, certain business practices, insurance, independent investigation, information supplied and the Trust Account.

Pubco and Merger Subs each made representations relating to, among other things, organization, good standing, qualification to do business, corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts, capitalization, finders and brokers, ownership of Pubco Stock, Pubco and Merger Subs’ activities, Convertible Notes Financing, information supplied and independent investigation.

ProCap made representations relating to, among other things, organization, good standing and qualification to do business, ProCap’s corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts and certain changes, capitalization, title to assets, employee benefit plans, certain business practices, ProCap’s activities, finders and brokers, information supplied, independent investigation, material contracts and taxes.

Professional Capital Management made representations relating to, among other things, organization, good standing, corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts, no litigation, finders and brokers and information supplied.

Covenants

The Business Combination Agreement contains covenants, including, among others, providing for (i) ProCap, Pubco and the Merger Subs not to take certain corporate actions without the prior written consent of CCCM during the period between signing and the Closing, (ii) CCCM to conduct its business in the ordinary course consistent with past practice and refrain from specified actions without the prior written consent of Professional Capital Management, (iii) the parties not to solicit or engage in discussions regarding Alternative Transactions, (iv) Pubco and CCCM, with the assistance of ProCap, to prepare and file the Registration Statement as soon as practicable following ProCap’s completion of its audited financial statements, and (v) CCCM and Pubco to take all reasonable and necessary actions to obtain shareholder approval and complete the Business Combination. The covenants do no survive Closing (other than those that are to be performed after the Closing). See the section entitled “The Business Combination — Covenants” for more information.

The Business Combination Agreement also contains obligations of certain of the parties to use their reasonable best efforts to consummate the Business Combination. This includes certain obligations of Pubco and CCCM with regards to carrying out the Convertible Note Financing in connection with the Closing.

Summary of Risk Factors

In evaluating the proposals to be presented at the Meeting, CCCM Shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks are summarized below.

Risks Related to the Business and Bitcoin Treasury Strategy of Pubco

•        Upon Closing, Pubco’s principal asset will be Bitcoin. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy.

•        Bitcoin is a highly volatile asset, and Pubco’s operating results and market price may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.

•        Due to Pubco’s limited operating history and the concentration of its Bitcoin holdings, it will be difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.

•        Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and spot exchange traded funds and spot exchange traded products (“ETPs”) for Bitcoin and other digital assets, and Pubco’s business, operating results and financial condition may be adversely affected if Pubco is unable to compete effectively.

•        Investing in Bitcoin exposes Pubco to certain risks associated with the inherent nature of Bitcoin as a digital asset, such as price volatility, limited liquidity and trading volumes, relative anonymity, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and other risks inherent in its entirely electronic, virtual form and decentralized network. Pubco’s risk management methods to address these risks might not be effective.

•        There is legal and regulatory uncertainty around Bitcoin and other digital assets, and Pubco’s Bitcoin strategy could subject it to enhanced regulatory oversight.

Risks Related to Being a Public Company

•        Pubco’ stockholders will experience dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in Pubco.

•        Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

•        Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Stock less attractive to investors.

•        ProCap has engaged in transactions with our affiliates and Pubco expects to do so in the future. The terms of such transactions and the resolution of any conflicts that may arise may not always be in Pubco’s or its stockholders’ best interests.

•        Pubco’s directors and executive officers are active on social media, which may pose risks to Pubco’s reputation, create regulatory or disclosure concerns, and impact the Pubco Stock price.

Risks Related to the Business Combination

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        The value of ProCap’s Bitcoin holdings may decrease significantly between signing and closing of the Business Combination, which could materially and adversely affect Pubco’s financial condition and market perception and have a Material Adverse Effect on the ability of the parties to consummate the Business Combination.

•        If Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account and will instead become shareholders of Pubco.

•        Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed.

Risks Related to Ownership of Pubco Stock Following the Business Combination

•        Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.

•        Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

•        The financial forecasts for Pubco are based on various assumptions that may not be realized.

•        Currently, there is no public market for the shares of Pubco Stock. Public Shareholders cannot be sure about whether the shares of Pubco Stock will develop an active trading market, or whether Pubco will successfully obtain authorization for and maintain listing on Nasdaq or another national securities exchange.

Risks Related to the Convertible Notes

•        Pubco’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes and could have a further material adverse effect on our business, financial condition and results of operations.

•        The debt documents governing debt incurred by Pubco other than the Convertible Notes may contain terms that restrict Pubco’s current and future borrowing costs and reduce its access to capital.

•        The Convertible Notes will be secured by a substantial portion of the assets of Pubco. As a result of these security interests, such assets would only be available to satisfy claims of Pubco’s general creditors or to holders of Pubco’s equity securities if Pubco were to become insolvent to the extent the value of such assets exceeded the amount of Pubco’s secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect Pubco’s financial flexibility.

•        The conversion rate of the Convertible Notes may not be adjusted for all dilutive events that may occur.

•        Upon conversion of the Convertible Notes, noteholders may receive less valuable consideration than expected because the value of the Pubco Stock may decline after noteholders exercise their conversion right but before the Pubco settles the conversion obligation.

•        There is expected to be limited trading and liquidity for the Convertible Notes, and notwithstanding any registration rights and trading being facilitated through the facilities of The Depository Trust Company, holders’ ability to sell the Convertible Notes could be limited.

Risks Related to Taxation

•        Unrealized fair value gains on our Bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

Information about CCCM

CCCM is a blank check company incorporated under the laws of the Cayman Islands as an exempted company with limited liability on June 25, 2024. CCCM was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Class A Ordinary Shares, Units and Public Warrants are currently listed on The Nasdaq Global Market under the symbols “BRR,” “BRRWU” and “BRRWW,” respectively.

CCCM completed the CCCM IPO of 25,000,000 Units on May 19, 2025, generating gross proceeds to CCCM of $250,000,000. Simultaneously with the closing of the CCCM IPO, CCCM completed the sale to the Sponsor and the Representatives of 705,000 Private Placement Units at a purchase price of $10.00 per Private Placement Unit in the CCCM Private Placement, generating gross proceeds to CCCM of $7,050,000. Following the closing of the CCCM IPO, a total of $250,000,000, comprised of the net proceeds from the CCCM IPO and the CCCM Private Placement, was placed in the Trust Account. As of June 30, 2025, the Trust Account balance was $251.2 million. Since the CCCM IPO, CCCM’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of CCCM’s principal executive office is 3 Columbus Circle, 24th Floor, New York, New York 10019 and its telephone number is (646) 792-5600.

For more information about CCCM, see the sections entitled “CCCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About CCCM.”

Information about ProCap

ProCap was incorporated on June 10, 2025, as a Delaware limited liability company. ProCap’s material assets consist solely of approximately 4,951 Bitcoin as of the date of this proxy statement/prospectus. Prior to the consummation of the Business Combination, the sole member of the board of managers is Anthony Pompliano and the Common Unitholders of ProCap are Professional Capital Management and Jeffrey Park.

ProCap is a U.S.-based, Bitcoin-focused company. ProCap’s mission is to preserve and grow shareholder value through Bitcoin as well as the creation of media products related to Bitcoin, including audio, video, and text products to educate a global audience about Bitcoin. The cash-flow ProCap believes will be created by these products and services will be primarily used to acquire additional Bitcoin in a disciplined manner.

ProCap’s business is built upon a foundational belief that Bitcoin represents a superior long-term store of value and a viable alternative to traditional fiat-based reserve assets. ProCap believes Bitcoin will play an increasingly important role as a reserve asset for individuals, corporations, and governments worldwide. A key objective of ProCap is to support the broader Bitcoin information ecosystem, including through audio podcasts, video interviews, and text-based articles designed to help individuals and organizations understand Bitcoin’s significance and utility of ProCap’s mission. To support ProCap’s operations, ProCap has initiated its plan to accumulate and hold Bitcoin as a long-term treasury reserve asset, and simultaneously intends to operate a portfolio of cash-flow-generative media products, which will generate revenue through advertising contracts and paid subscriptions. By combining the dependable earnings of traditional media products with the potential of Bitcoin appreciation, ProCap aims to deliver a differentiated and compelling value proposition to shareholders.

In the ordinary course of ProCap’s business, ProCap entered into a customary custody services agreement with Anchorage (the “Custody Agreement”), pursuant to which ProCap engaged Anchorage to provide custodial services for ProCap’s Bitcoin holdings. Under the Custody Agreement, all of ProCap’s Bitcoin assets held with Anchorage are fully segregated on-chain and are not commingled with the assets of Anchorage or its other clients. All of ProCap’s Bitcoin assets are held in cold storage, and ProCap is the only party with access to its Bitcoin held in custody with Anchorage. The existence of ProCap’s Bitcoin held in custody pursuant to the Custody Agreement may be verified by third party auditors, subject to ProCap’s consent for Anchorage to share account information with such auditors. The Custody Agreement has a term of eighteen months from June 19, 2025 and automatically renews for one-year terms, unless written notice is provided to the other party thirty days prior to the expiration of the Custody Agreement. The Custody Agreement may be terminated for cause by the non-breaching party upon a material breach which is not cured within thirty days after receipt by the breaching party of written notice form the non-breaching party of a material breach, however, the Custody Agreement may be terminated immediately under certain circumstances.

ProCap’s management team is led by Chief Executive Officer, Anthony Pompliano, who also serves as the founder and Chief Executive Officer of Professional Capital Management and Chief Executive Officer of ProCap Acquisition Corp.

The mailing address of ProCap’s principal executive office is 600 Lexington Avenue, Floor 2, New York, New York 10022.

For more information about ProCap, see the sections entitled “Information Related to ProCap” and “ProCap’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

CCCM SUMMARY FINANCIAL INFORMATION

The following tables present CCCM’s selected historical financial information derived from CCCM’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the six months ended June 30, 2025 and for the period from June 25, 2024 (Inception) through December 31, 2024.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCCM” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. CCCM’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Six Months Ended June 30, 2025	For the Period from June 25, 2024 (Inception) Through December 31, 2024
Income Statement Data:
Loss from operations	$(918,605)	$(23,544)
Net loss	$(114,382)	$(23,544)
Weighted average number of ordinary shares outstanding:
Redeemable Ordinary shares	5,833,333	—
Basic and diluted net loss per share	$(0.01)	$—
Non-redeemable Ordinary shares	7,731,166	6,666,667
Basic and diluted net loss per share
Non-redeemable Ordinary shares	$(0.01)	$(0.00)
	June 30, 2025	December 31, 2024
Balance Sheet Data:
Total assets	$252,552,771	$43,900
Total liabilities	$676,714	$42,444
Total shareholders’ equity	$676,434	$1,456

PROCAP SUMMARY FINANCIAL INFORMATION

The following tables present ProCap’s selected historical financial information derived from ProCap’s audited financial statements included elsewhere in this proxy statement/prospectus for the period from June 10, 2025 (Inception) through June 30, 2025.

For the Period from June 10, 2025 (Inception) Through June 30, 2025
Income Statement Data:
Income from operations	$14,288,525
Net income	$24,618,525
Weighted average number of ordinary shares outstanding:
Weighted average number of shares of common units outstanding, basic	3,809,524
Basic net income per unit of common unit	$6.46

Weighted average number of shares of common units outstanding, diluted	28,404,762
Diluted net income per unit of common unit	$0.50
As of June 30, 2025
Balance Sheet Data:
Total assets	$531,806,383
Total liabilities	$46,986,358
Total members’ equity	$484,820,025

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements do not necessarily reflect what Pubco’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of ProCap have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of CCCM have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders of CCCM exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Shareholders holding 20,254,856 Public Shares will exercise their redemption rights for $204.2 million upon consummation of the Business Combination at a redemption price of approximately $10.08 per share as of July 31, 2025. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions.

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Redemption Scenario and the Maximum Redemption Scenario:

	No Redemption Scenario	Maximum Redemption Scenario
ProCap Common Unit Holders	10,000,000	10,000,000
ProCap Preferred Unit Holders(1)	67,805,769	67,805,769
CCCM Public Shareholders(2)	25,572,342	5,317,486
Sponsor	8,598,333	8,598,333
Representatives	440,000	440,000
Total	112,416,444	92,161,588

____________

(1)      Calculated as the product of 51,650,000 multiplied by 1.25 and 3,243,269 adjustment shares.

(2)      Includes 572,342 Adjustment Shares.

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2025, gives effect to the Business Combination as if it had occurred on June 30, 2025. The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, gives effect to the Business Combination as if it had occurred on January 1, 2025.

	Pro Forma Combined
	No Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2025
Net loss	$(14,503,974)	$(14,503,974)
Net loss per share – basic and diluted	$(0.13)	$(0.16)
Weighted average shares outstanding – basic and diluted	112,416,444	92,161,588
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2025
Total assets	$965,641,587	$761,399,531
Total liabilities	$219,780,424	$219,780,424
Total equity	$745,861,163	$541,619,107

Risk Factors

The following risk factors may have a material adverse effect on the business, financial condition and results of operations of Pubco, ProCap and CCCM following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco, ProCap and CCCM may face additional risks and uncertainties that are not presently known to them or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of ProCap and the financial statements of CCCM and notes thereto included elsewhere in this proxy statement/prospectus. Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “Company” and other similar terms refer to Pubco prior to and/or after giving effect to the Business Combination.

Risks Related to the Business and Bitcoin Treasury Strategy of Pubco

Upon Closing, Pubco’s principal asset will be Bitcoin. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy.

Pubco’s Bitcoin strategy exposes it to various risks, including the following:

Bitcoin is a highly volatile asset.    Bitcoin is a highly volatile asset that has traded below $50,000 per Bitcoin and above $115,000 per Bitcoin on the Coinbase exchange (a major U.S.-based crypto exchange) in the 12 months preceding the date of this Registration Statement. The trading price of Bitcoin significantly decreased during prior periods, and such declines may occur again in the future. For example, the price of Bitcoin declined by approximately 77%, from a high of about $69,000 in November 2021 to approximately $16,000 in November 2022, before increasing by more than 300% to over $65,000 in March 2024. As of August 21, 2025, the price of Bitcoin was approximately $112,000. These price swings illustrate the substantial fluctuations Bitcoin may experience over short and long time periods, and future performance may differ materially from past results.

Bitcoin is a relatively new asset class with a limited history.    Bitcoin is a digital asset that was introduced in 2009 and remains in the early stages of adoption compared to traditional currencies and assets. It lacks a long track record of performance and is subject to rapidly evolving regulatory, technological, and economic conditions. Unlike fiat currencies such as the U.S. Dollar or Euro, Bitcoin is not formally recognized legal tender in most jurisdictions and is not supported by any sovereign authority or central bank. This lack of governmental backing could diminish confidence in Bitcoin’s long-term viability and increase volatility and speculative risk.

Bitcoin is reliant on relatively new computer technology.    Bitcoin operates through a decentralized, peer-to-peer network of computers using open-source software to verify and record transactions on a public ledger known as the Bitcoin blockchain. The absence of a central governing authority means that Bitcoin is reliant on the continued operation and integrity of this decentralized network. Bitcoin may be subject to changes in its underlying blockchain protocol, including “hard forks,” which result in divergent versions of the blockchain and potentially new digital assets. There is no assurance that Pubco will be able to claim, access, or benefit from such forks or other developments, and there may be legal, technical, or operational uncertainties associated with them.

Bitcoin does not pay interest or dividends.    Bitcoin does not pay interest or other returns, and Pubco can only generate cash from its Bitcoin holdings if it sells its Bitcoin or implements strategies to create income streams or otherwise generate cash by using its Bitcoin holdings. Even if Pubco pursues any such strategies, it may be unable to create income streams or otherwise generate cash from its Bitcoin holdings, and any such strategies may subject it to additional risks.

Pubco’s Bitcoin holdings may significantly impact its financial results and the market price of its listed securities.    Pubco’s Bitcoin holdings may significantly affect its financial results and if Pubco increases its overall holdings of Bitcoin in the future, may have an even greater impact on Pubco’s financial results and the market price of its listed securities.

Pubco’s assets will be concentrated in Bitcoin.    The vast majority of Pubco’s assets will be concentrated in Pubco’s Bitcoin holdings. The concentration of Pubco’s assets in Bitcoin may limit Pubco’s ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.

Pubco intends to purchase Bitcoin using primarily proceeds from equity and debt financings.    Pubco’s ability to achieve the objectives of its Bitcoin strategy depends in significant part on its ability to obtain equity and debt financing. If Pubco is unable to obtain equity or debt financing on favorable terms or at all, it may not be able to successfully execute on its Bitcoin strategy.

Pubco will likely need to purchase Bitcoin from a limited number of exchanges or dealers.    Bitcoin markets rely on a limited number of exchanges and dealers for liquidity. If these counterparties suspend withdrawals, become insolvent, or experience technical outages, Pubco may not be able to sell Bitcoin when needed, regardless of market prices.

Pubco’s Bitcoin strategy has not been tested over an extended period of time or under different market conditions.    Pubco is continually examining the risks and rewards of its strategy to acquire and hold Bitcoin. This strategy has not been tested over an extended period of time or under different market conditions. For example, although Pubco believes Bitcoin, due to its fixed supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin has declined in recent periods during which the inflation rate increased. If Bitcoin prices were to decrease or Pubco’s Bitcoin strategy otherwise proves unsuccessful, Pubco’s financial condition, results of operations, and the market price of its listed securities would be materially adversely impacted.

Pubco will be subject to counterparty risks, including in particular risks relating to its custodians.    If one of the custodians or exchanges Pubco uses to store or transfer its Bitcoin experiences operational failure, insolvency, hacking, or fraud, Pubco may not be able to recover its Bitcoin. Although Pubco has implemented or intends to implement various measures that are designed to mitigate its counterparty risks, including by storing substantially all of the Bitcoin it will own in custody accounts at U.S.-based, institutional-grade, qualified custodians and negotiating contractual arrangements intended to establish that Pubco’s property interest in custodially-held Bitcoin is not subject to claims of Pubco’s custodians’ creditors. Custodial arrangements for digital assets are not as well-established as those for traditional assets. Digital asset services are concentrated among a small group of custodians and liquidity providers. Failure or instability at any one of these counterparties could have outsized effects on Pubco’s treasury management. Pubco’s ability to enforce claims against custodians in bankruptcy or receivership is uncertain and applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If Pubco’s custodially-held Bitcoin were nevertheless considered to be the property of Pubco’s custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, Pubco could be treated as a general unsecured creditor of such custodians, inhibiting Pubco’s ability to exercise ownership rights with respect to such Bitcoin, or delaying or hindering Pubco’s access to its Bitcoin holdings, and this may ultimately result in the loss of the value related to some or all of such Bitcoin, which could have a material adverse effect on Pubco’s financial condition as well as the market price of its listed securities.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of Bitcoin.    A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of Pubco’s Bitcoin, nor have such events adversely impacted Pubco’s access to its Bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of Bitcoin, limit the availability to Pubco of financing collateralized by Bitcoin, or create or expose additional counterparty risks.

Changes in the accounting treatment of Pubco’s Bitcoin holdings could have significant accounting impacts, including increasing the volatility of Pubco’s results.    ASU 2023-08 requires Pubco to measure its Bitcoin holdings at fair value in its statement of financial position, and to recognize gains and losses from changes in the fair value of its Bitcoin holdings in net income each reporting period. ASU 2023-08 requires Pubco to provide certain interim and annual disclosures with respect to its Bitcoin holdings. Due in particular to the volatility in the price of Bitcoin, the adoption of ASU 2023-08 could have a material impact on Pubco’s financial results, increase the volatility of its financial results, and affect the carrying value of its Bitcoin holdings on its balance sheet. As described in greater detail under the risk factor heading “Unrealized fair value gains on its Bitcoin holdings could cause Pubco to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022,” ASU 2023-08 could also have adverse tax consequences. These impacts could in turn have a material adverse effect on Pubco’s financial results and the market price of its listed securities.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Bitcoin is a highly volatile asset, and Pubco’s operating results and market price may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.

Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Pubco’s financial results and the market price of its listed securities, including having the potential to amplify Pubco’s market price volatility relative to the price of Bitcoin. Pubco’s financial results and the market price of its listed securities would be adversely affected, and Pubco’s business and financial condition would be negatively impacted, if the price of Bitcoin decreased substantially (as it has in the past), including as a result of:

•        decreased user and investor confidence in Bitcoin, including due to the various factors described herein;

•        investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of Bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection and the transfer and sale of Bitcoins associated with significant hacks, seizures, or forfeitures; and (iii) actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin exchange-traded products (“ETPs”);

•        negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example, (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the Bitcoin ecosystem; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading Ltd. (“FTX Trading”) and its affiliates; and (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the Bitcoin mining process;

•        changes in consumer preferences and the perceived value or prospects of Bitcoin;

•        competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•        since stablecoins are often used as a medium of exchange for Bitcoin purchases, a stablecoin’s substantial deviation from its intended peg or unavailability of stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;

•        developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of Bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect Bitcoin;

•        disruptions, failures, unavailability, or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which was subsequently dismissed by the district court judge upon a joint request filed by the SEC and Binance on May 29, 2025;

•        the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, exchanges, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in prior years, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

•        regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, exchanges, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

•        further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are events that occur after a specific period of time that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;

•        transaction congestion and fees associated with processing transactions on the Bitcoin network;

•        macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

•        developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and

•        changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the broadening of conflict in the Middle East.

Due to Pubco’s limited operating history and the concentration of its Bitcoin holdings, it will be difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.

Pubco has a limited operating history, particularly with respect to its current business model, which is highly concentrated in the acquisition and holding of Bitcoin. As a result, there is limited historical information available to evaluate Pubco’s business, its management’s ability to execute its strategy, or its prospects for future growth and profitability. The lack of a diversified operating history increases the difficulty for investors and analysts to assess Pubco’s performance, business model viability, and the likelihood of achieving or maintaining profitability. Furthermore, Pubco’s financial results and prospects are highly dependent on the value and performance of its Bitcoin holdings, which are subject to significant volatility and risk. If Pubco is unable to effectively manage its Bitcoin portfolio, respond to market changes, or adapt its business strategy as necessary, it may not be able to achieve or sustain profitability in any given period. This uncertainty may adversely affect the market price of Pubco Stock and the value of an investment in Pubco.

Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and spot exchange traded funds and spot ETPs for Bitcoin and other digital assets, and Pubco’s business, operating results, and financial condition may be adversely affected if Pubco is unable to compete effectively.

The market for companies and investment vehicles focused on Bitcoin and other digital assets is intensely competitive and rapidly evolving. Pubco will face competition from a variety of sources, including other public companies with significant Bitcoin holdings and similar Bitcoin strategies, as well as spot exchange traded funds and spot ETPs that provide investors with exposure to Bitcoin and other digital assets. Many of these competitors may have greater financial resources, more established operating histories, broader access to capital markets, and more extensive relationships with key market participants. In addition, the entry of new competitors, including large financial institutions and technology companies, could further intensify competition. Recent joint statements from the leadership of the SEC and CFTC explicitly invite new entrants (such as registered SEC/CFTC exchanges or dual-registered venues) to explore listing spot crypto-asset products. If Pubco is unable to effectively differentiate its business model, attract and retain investors, or respond to competitive pressures, its business, operating results, and financial condition could be materially and adversely affected. Increased competition may also lead to downward pressure on the market price of Pubco Stock and could impair Pubco’s ability to achieve its strategic objectives.

Investing in Bitcoin exposes Pubco to certain risks associated with the inherent nature of Bitcoin as a digital asset, such as price volatility, limited liquidity and trading volumes, relative anonymity, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and other risks inherent in its entirely electronic, virtual form and decentralized network. Pubco’s risk management methods to address these risks might not be effective.

Pubco’s business model involves significant exposure to Bitcoin, which is subject to a number of unique and substantial risks inherent with many digital assets. The price of Bitcoin has historically been highly volatile and may continue to fluctuate dramatically in response to various factors, including market sentiment, regulatory developments, technological changes, macroeconomic trends, and the actions of large holders or market participants. Bitcoin markets rely on a limited number of exchanges and dealers for liquidity. If these counterparties suspend withdrawals, become insolvent, or experience technical outages, Pubco may not be able to sell Bitcoin when needed, regardless of market prices. Bitcoin markets may also experience periods of limited liquidity and trading volumes, which could make it difficult for Pubco to liquidate its holdings at favorable prices or at all. The relative anonymity of Bitcoin transactions and the decentralized nature of its network may make it susceptible to market abuse, manipulation, fraud, and other illicit activities. In addition, Pubco is reliant on third-party exchanges and custodians for the purchase, sale, and safekeeping of its Bitcoin holdings, and failures in compliance, internal controls, or cybersecurity at these entities could result in significant losses. While Pubco has implemented risk management policies and procedures to address these risks, there can be no assurance that such measures will be effective in preventing or mitigating losses. Any failure to adequately manage these risks could have a material adverse effect on Pubco’s business, financial condition, and results of operations.

Pubco’s quarterly operating results, revenues, and expenses may fluctuate significantly, which could have an adverse effect on the market price of Pubco Stock.

Pubco expects that its operating results, revenues, and expenses may vary significantly from quarter to quarter due to a variety of factors, many of which are outside of its control. These factors include, but are not limited to, fluctuations in the market price of Bitcoin, changes in the fair value of Pubco’s Bitcoin holdings, the timing and size of Bitcoin purchases or sales, changes in accounting standards or interpretations, and the impact of regulatory developments. In addition, Pubco’s expenses may increase as it invests in infrastructure, personnel, and compliance measures to support its business. As a result, Pubco may experience periods of losses or lower-than-expected profitability, which could cause the market price of Pubco Stock to decline. The unpredictability of Pubco’s financial performance may also make it difficult for investors to accurately forecast future results, increasing the risk associated with an investment in Pubco.

The value of Pubco Stock will depend to a great extent on market demand for Pubco’s Bitcoin strategy. If market demand for that strategy were to diminish, the value of Pubco Stock could decrease significantly.

The market value of Pubco Stock is likely to be closely tied to investor perceptions of the attractiveness and viability of Pubco’s Bitcoin-focused strategy. In recent years, corporate adoption of Bitcoin has been influenced by trends and market sentiment, with some companies acquiring Bitcoin to enhance their public profiles, attract investor attention, or pursue speculative strategies unrelated to their core businesses. If market enthusiasm for corporate Bitcoin adoption were to wane, or if investors were to view Pubco’s strategy as less compelling or sustainable, demand for Pubco Stock could decline significantly. Additionally, negative publicity, regulatory scrutiny, or adverse developments affecting other companies with similar strategies could further reduce investor interest in Pubco. A decrease in market demand for Pubco’s Bitcoin strategy could result in a significant decline in the value of Pubco Stock, regardless of the underlying performance of its Bitcoin holdings.

A significant decrease in the market value of Pubco’s Bitcoin holdings could adversely affect its ability to satisfy its financial obligations under Pubco’s Convertible Notes Financing and any subsequent debt financings.

Pubco’s ability to meet its financial obligations, including those arising from its Convertible Notes Financing and any future debt financings, is dependent in large part on the value of its Bitcoin holdings. A significant decline in the market price of Bitcoin could materially reduce the value of Pubco’s assets and impair its liquidity position. If the value of Pubco’s Bitcoin holdings were to fall below certain thresholds, Pubco may be unable to generate sufficient cash flows or access additional financing on favorable terms, or at all, to satisfy its debt obligations as they become due. In addition, a decline in the value of Pubco’s Bitcoin holdings could trigger covenants or other provisions in its debt agreements, potentially resulting in defaults, acceleration of repayment obligations, or the need to post additional collateral. Any such events could have a material adverse effect on Pubco’s business, financial condition, and results of operations, and could result in a significant loss of value for holders of Pubco Stock.

Future developments regarding the treatment of crypto assets for U.S. and foreign tax purposes could adversely impact Pubco’s business.

The tax treatment of Bitcoin and other digital assets is subject to significant uncertainty and evolving guidance from U.S. federal, state, and local tax authorities, as well as foreign tax authorities. Changes in tax laws, regulations, or interpretations could have a material impact on Pubco’s business, including its ability to acquire, hold, or dispose of Bitcoin in a tax-efficient manner. For example, future legislation or regulatory guidance could result in the imposition of new or increased taxes on the acquisition, holding, or transfer of Bitcoin, or could require Pubco to report additional information to tax authorities. In addition, differences in the tax treatment of digital assets across jurisdictions could create compliance challenges and increase Pubco’s administrative and operational costs. Any adverse developments in the tax treatment of digital assets could reduce the attractiveness of Pubco’s business model, increase its tax liabilities, and negatively affect its financial results and the value of Pubco Stock.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to Bitcoin and other digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin or the ability of individuals or institutions such as Pubco to own or transfer Bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as Pubco to own or transfer Bitcoin. For example, within the past several years:

•        President Trump signed an executive order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries;

•        the SEC’s Staff Accounting Bulletin No. 122, which rescinded Staff Accounting Bulletin No. 121, directs certain entities to evaluate and account for potential losses from safeguarding crypto assets using existing U.S. GAAP or IFRS guidance. It also emphasizes the importance of continued disclosures related to these obligations;

•        the SEC has proposed changes to the SEC Custody Rule, which may require, if adopted, that public companies store their Bitcoin with a “qualified custodian,” which are typically banks, trust companies, or regulated broker-dealers that meet strict asset segregation and safeguarding standards;

•        the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like Bitcoin;

•        in June 2023, the SEC filed a complaint against Coinbase, Inc. and Coinbase Global, Inc., alleging, among other claims, that Coinbase was operating as an unregistered securities exchange, broker, and clearing agency and that it failed to register the offer and sale of its crypto asset staking-as-a-service program. In March 2024, a federal court in the Southern District of New York ruled against Coinbase, finding that certain crypto asset transactions and the staking program might be considered securities and denying the company’s motion to dismiss. However, in February 2025, the SEC filed a joint stipulation with the Coinbase entities to dismiss its enforcement action against both entities exercising its discretion to do so, but not because the SEC conceded the merits of the claims alleged in the action;

•        in June 2023, the SEC filed a complaint against Binance Holdings Ltd., related Binance entities, and its founder Changpeng Zhao alleging, among other claims, that they were operating as an unregistered securities exchange, broker, dealer, and clearing agency and conducted an unregistered offer and sale of Binance’s own crypto assets. In June 2024, the District Court for the District of Columbia issued an order dismissing certain claims while allowing others to proceed. However, in May 2025, the SEC filed a joint stipulation with the Binance entities and Mr. Zhao to dismiss with prejudice its ongoing civil enforcement action against them in the exercise of its discretion;

•        in December 2020, the SEC filed a complaint against Ripple Labs, Inc., relating to, among other claims, that Ripple undertook the distribution of unregistered securities. In August 2024, the court found that Ripple’s sales of XRP constituted an unregistered offer and sale of investment contracts and ordered Ripple to pay a civil penalty of over $125 million. In June 2025, a federal judge in the Southern District of New York rejected a joint motion by Ripple Labs and the SEC that would have endorsed a $50 million fine to settle the civil lawsuit. In August 2025, the SEC dropped its appeal and Ripple dropped its cross-appeal, thus finalizing the $125 million judgment. Similar intervention by the U.S. courts may also materially impact the price of Bitcoin and our ability to own or transfer Bitcoin;

•        in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency. In March 2025, the SEC exercised its discretion and filed a join stipulation to dismiss the Commission’s ongoing civil enforcement action against Kraken;

•        in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets;”

•        in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network (FinCEN) to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States; and

•        in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country. Other jurisdictions, including Egypt, Morocco and the Dominican Republic, have also made the use of Bitcoin illegal. If the use of Bitcoin is made illegal in other jurisdictions, particularly where Bitcoin is currently traded in heavy volumes, the available market for Bitcoin may contract. Additionally, if another government with considerable economic power were to ban digital assets or related activities, this could have further impact on the price of Bitcoin. As a result, the markets and opportunities discussed herein may not reflect the markets and opportunities available to Pubco in the future.

Since 2018, the SEC has initiated a number of crypto and digital-asset-related enforcement actions. While the SEC has since requested the dismissal of several of these cases, the SEC or other regulatory agencies may initiate similar actions in the future, which could materially impact the price of Bitcoin and our ability to own or transfer Bitcoin. In January 2025, the SEC launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for crypto assets. Since then, the task force has sought written input and hosted roundtables with market participants to further task force goals of drawing clear regulatory lines, providing paths to registration, crafting disclosure frameworks, and deploying enforcement resources judiciously. We cannot predict the output of the new crypto task force or whether any recommendations will be adopted by the SEC or maintained under future administrations.

It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and Bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of Bitcoin, as well as Pubco’s ability to hold or transact in Bitcoin, and in turn adversely affect the market price of Pubco’s listed securities.

Moreover, the risks of engaging in a Bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term.

Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by Federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for Bitcoin-related customers and service providers, or the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.

The concentration of Bitcoin ownership could increase the risk of malicious activity, including potential attacks on the Bitcoin network.

A significant portion of the overall supply of Bitcoin is held by a relatively small number of holders. This concentration of ownership may make the Bitcoin network more susceptible to manipulation or malicious activity by a large holder or group of holders. Malicious actors could theoretically structure an attack whereby such actors gain control of more than half of the Bitcoin network’s processing power, or “aggregate hashrate.” If a malicious actor or group of actors acquired a hashrate exceeding the rest of the Bitcoin network, it would be able to exert unilateral control over the addition of blocks to the Bitcoin blockchain. This would allow a malicious actor to engage in “double spending” (i.e., use the same bitcoin for two or more transactions), prevent other transactions from being confirmed on the Bitcoin blockchain, or prevent other miners from mining any valid new blocks. Each of the events described above, among other things, could adversely affect the price of Bitcoin; reduce user confidence in Bitcoin, the Bitcoin network and the fairness of digital asset trading venues; and slow (or even reverse) the further adoption of Bitcoin. Any of these outcomes could materially and adversely affect the value of Pubco’s Bitcoin holdings and, as a result, the market price of our securities.

Bitcoin could be subject to complex and costly regulatory requirements, and future regulatory developments are impossible to predict.

Depending on the regulatory characterization of Bitcoin, Pubco’s business and its Bitcoin strategy may be subject to regulation by one or more regulators in the United States and globally. The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodity Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets, including the Bitcoin markets in which Pubco would transact. The CFTC does not currently have regulatory jurisdiction over the cash-market for commodities such as Bitcoin, but does comprehensively regulate the commodity derivatives markets. This includes the futures and swaps markets for Bitcoin through which Pubco may engage in hedging activities. Among other things, such regulations may require Pubco to post margin with a clearinghouse or counterparty, which would limit the ability of Pubco to acquire additional Bitcoin. Additionally, any violation of CFTC regulations applicable to Pubco’s hedging activities could have a significant financial and reputational impact on the company.

Senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, but such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets. Future regulatory developments with respect to Bitcoin from the CFTC, SEC, or any other federal or state regulator, are difficult to predict.

Bitcoin and other digital assets currently face an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions such as the European Union, China and Russia. Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect digital asset networks and their users, particularly digital asset exchanges and service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of Bitcoin and other digital assets by users, merchants and service providers outside of the United States and may therefore impede the growth of the Bitcoin and digital asset economy.

Future legislation and regulatory requirements could have an adverse impact on the Bitcoin market and/or Pubco’s proposed business.

Various governmental and regulatory bodies in the United States – including the United States Congress — may adopt new laws or regulations that could affect the listing and clearing of crypto-related products. Several bills to address the digital asset regulatory landscape have been introduced in the first few months of the 119th Congress (2025-2027), including:

•        a stablecoin bill (Guiding and Establishing National Innovation for US Stablecoins Act (“GENIUS Act”) S.1582, which has passed the Senate and House of Representatives with bipartisan support and was signed into law on July 18, 2025;

•        one strategic bitcoin reserve bill (Boosting Innovation, Technology, and Competitiveness through Optimized Investment Nationwide (“BITCOIN Act”) S.954), which is currently undergoing review in the Senate; and

•        a crypto-asset market structure bill (Digital Asset Market Clarity Act of 2025 (“CLARITY Act”) H.R.3633), which was passed by the House of Representatives on July 17, 2025, with bipartisan support and will be delivered to the Senate;

The GENIUS Act introduces the first comprehensive federal framework for stablecoins, requiring full 1:1 backing, reserve audits, and anti-money-laundering compliance. Although the Act focuses on stablecoins, its regulatory framework and enforcement mechanisms could influence broader digital asset oversight, indirectly affecting Bitcoin custody, trading infrastructure, and compliance costs. In addition, several legislative efforts to address the regulation of cryptocurrency, including Bitcoin, have been introduced and are currently pending congressional consideration. Emerging laws and proposals in the U.S. federal government may materially affect Pubco’s operations, Bitcoin holdings, and investment outcomes.

The CLARITY Act, specifically would clarify which digital assets are commodities versus securities. Additionally, the CLARITY Act would subject certain spot-market digital commodities to a comprehensive regulatory regime for the first time in the United States. While this legislation could have a positive impact on the price of Bitcoin if market participants believe that regulatory clarity and market structure is an advantage, it could also have a negative impact on the industry and the value of Bitcoin if legal and regulatory requirements arising from such legislation are deemed to be too onerous, or for several other reasons.

Separately, it is not currently possible to know what changes will be made to the CLARITY Act as it proceeds through the legislative phases, in the event that it is signed into law. Currently, the legislation only requires registration of entities acting as brokers, dealers, exchanges and custodians, rather than entities like Pubco. However, such entities may bear costs associated with registration that may be passed on to Pubco and other entities transacting in Bitcoin. Additionally, the current legislation would amend the definition of “commodity interests” to include certain digital commodities, which would likely include Bitcoin. Such an amendment could cause certain collective investment vehicles that invest in Bitcoin or advise others as to investing in Bitcoin to be required to register with the CFTC as commodity pool operators (“CPOs”) or commodity trading advisors (“CTAs”). While we do not currently anticipate that Pubco would be required to register as a CPO or CTA even under the current version of the CLARITY Act, if it were required to do so, Pubco could face increased compliance costs and regulatory scrutiny, which could have a material and adverse impact on Pubco’s business and performance.

If Pubco elects to use derivative instruments to hedge the price risk of holding Bitcoin, such derivatives are highly volatile and subject to market and liquidity risks, which could negatively impact Pubco’s Bitcoin strategy.

Pubco may invest and trade in a variety of derivative instruments to hedge the price risk associated with Bitcoin. Derivatives, such as futures and swaps, are financial instruments or arrangements in which the risk and return are related to changes in the value of other assets, reference rates or indices. These instruments are highly volatile and expose investors to a high risk of loss. The low initial margin deposits normally required to establish a position in such instruments permit a high degree of leverage. As a result, depending on the type of instrument, a relatively small movement in the price of a contract may result in a profit or a loss which is high in proportion to the amount of funds actually placed as initial margin and may result in unquantifiable further loss exceeding any margin deposited. Pubco’s ability to profit or avoid risk through investment or trading in derivatives will depend on its ability to anticipate changes in the underlying assets, reference rates or indices. Engaging in hedging may result in poorer overall performance for Pubco than Pubco could have achieved had it not engaged in such hedging transactions. In addition, although Pubco may utilize a variety of instruments, including options and other derivatives, for hedging and risk management purposes, it is not obligated to, and may not, hedge against certain risks. Furthermore, Pubco’s portfolio may be exposed to risks that cannot be hedged. Use of hedging and risk management products may also increase Pubco’s regulatory burden and costs of compliance.

Pubco will be exposed to the default risk of its clearing broker if Pubco hedges the price risk of Bitcoin through the purchase of futures contracts.

If Pubco uses a clearing broker to help manage financial transactions — such as buying or selling Bitcoin futures contracts to hedge against Bitcoin price swings — then Pubco will be exposed to the clearing broker’s credit risk. Under the CEA and CFTC regulations, futures contracts must be cleared through a clearing broker known as a registered futures commission merchant (“FCM”). FCMs hold a certain amount of the customer collateral that customers deposit in connection with their futures trading, and are responsible for posting that collateral to the clearinghouse on the customer’s behalf when the clearinghouse issues a margin call. FCMs are required to maintain such collateral and all customer assets in a segregated account. If the FCM fails to do so, or is unable to satisfy a substantial deficit in a customer account, its customers (including Pubco) may be subject to risk of loss of their funds in the event of the FCM’s insolvency. In such event, under the current U.S. Bankruptcy Code, the FCM’s customers (including Pubco) are entitled to recover only a proportional share of all property available for distribution to all of that FCM’s customers. Pubco may therefore be exposed to material losses in the event of an FCM’s or fellow FCM customer’s default or insolvency.

Qualified Financial Contract Stay rules may restrict Pubco’s ability to liquidate its positions or exercise default rights in the event that a swap counterparty becomes insolvent.

Under regulations issued by certain U.S. banking regulators that are currently in effect, certain large U.S. financial institutions and their subsidiaries, as well as the U.S. branches or subsidiaries of certain large non-US financial institutions, are required to amend the default and transfer provisions of their “Qualified Financial Contracts” (“QFCs”), and to ensure that future QFCs comply with the relevant regulations.

QFCs include swaps and repurchase agreements (among other types of contracts) and guarantees and other forms of credit enhancement for such contracts, that receive certain favorable treatment under the U.S. Bankruptcy Code by permitting market participants (like Pubco) to avoid the otherwise-applicable “automatic stay” provisions of the Bankruptcy Code, and terminate the contracts in the event of the financial institution’s or its guarantor’s bankruptcy. The purpose of these requirements is to ensure that, in the event of a large financial institution’s bankruptcy, or the bankruptcy of a guarantor or covered affiliate, QFC counterparties do not simultaneously terminate their positions and cause a liquidity shortfall before the financial institution’s affiliates and/or federal regulators are able to resolve the defaulting entity in an orderly fashion.

As a result of these regulations, if Pubco enters into QFCs with a covered financial institution, and that financial institution, its guarantor or a covered affiliate becomes bankrupt (i.e., it becomes subject to a receivership, insolvency, liquidation, resolution or similar proceeding), Pubco may be restricted from immediately terminating that agreement, which could lead to losses on Pubco’s positions.

In addition, various foreign jurisdictions have adopted comparable rules, including France, Germany, Japan, Switzerland and U.K. If Pubco enters into QFCs with a covered financial institution in any of those foreign jurisdictions, the restrictions on immediately terminating QFCs could lead to a negative effect on Pubco’s business.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business.

As a result of its Bitcoin strategy, Pubco’s assets are concentrated in its Bitcoin holdings. Accordingly, the emergence or growth of digital assets other than Bitcoin may have a material adverse effect on Pubco’s financial condition. As of May 2025, Bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions on the network that requires significantly less computing power than proof-of-work mining. As a result, validators now stake, or lock up, a certain amount of Ethereum’s native cryptocurrency, Ether, as collateral. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions on the Ethereum network and other alternative blockchain networks are perceived as superior to proof-of-work mining used for the Bitcoin network, those alternative blockchain networks and their associated digital assets could gain market share relative to Bitcoin.

Other alternative digital assets that may compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. Stablecoins offer users the benefits of blockchain-based transactions without exposure to the price volatility historically associated with Bitcoin. As adoption of stablecoins grows, they may increasingly serve functions that might otherwise have been fulfilled by Bitcoin, particularly for payments, remittances, or short-term transactional use cases. If stablecoins gain broader acceptance by consumers, businesses, or regulators as a preferred form of digital currency, demand for Bitcoin could diminish. This competitive dynamic may adversely affect Bitcoin’s market price, reduce trading volumes, and negatively impact Pubco’s Bitcoin-related holdings, financial performance, and strategic initiatives.

Additionally, central banks in some countries have started to introduce digital forms of legal tender often known as central bank digital currency (“CBDCs”). For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on Pubco’s business, prospects, financial condition, and operating results.

The availability of spot Bitcoin ETPs for Bitcoin and other digital assets may adversely affect the market price of Pubco’s listed securities and may make it more difficult for Pubco to execute its Bitcoin strategy.

Although Bitcoin and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Bitcoin through traditional investment channels, and instead generally were only able to hold Bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Bitcoin directly, as well as the potential reluctance of financial planners and advisers to recommend direct Bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Bitcoin through investment vehicles that hold Bitcoin and issue shares representing fractional undivided interests in their underlying Bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Bitcoin.

On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. To the extent investors view Pubco Stock as providing exposure to Bitcoin, it is possible that the value of Pubco Stock may also have included a premium over the value of its Bitcoin due to the prior scarcity of traditional investment vehicles providing investment exposure to Bitcoin, and that the value of Pubco Stock may decline due to investors now having a greater range of options to gain exposure to Bitcoin and investors choosing to gain such exposure through spot Bitcoin ETPs rather than Pubco Stock. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in Ether, the main crypto digital asset supporting and underlying the Ethereum blockchain. The approved Ether spot ETPs commenced trading directly to the public on July 23, 2024. The listing and trading of spot ETPs for Ether offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of Bitcoin as well as a decline in the value of Pubco Stock relative to the value of its Bitcoin.

Although Pubco is an operating company, and believes it offers a different value proposition than a Bitcoin investment vehicle such as a spot Bitcoin ETP, investors may nevertheless view Pubco Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP instead of Pubco Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot Bitcoin ETPs, Pubco (i) does not seek for its shares of Pubco Stock to track the value of the underlying Bitcoin it holds before payment of expenses and liabilities, (ii) does not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) is a Delaware corporation rather than a statutory trust, and does not operate pursuant to a trust agreement that would require Pubco to pursue one or more stated investment objectives, and (iv) is not required to provide daily transparency as to its Bitcoin holdings or its daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Pubco Stock. Based on how Pubco is viewed in the market relative to spot Bitcoin ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures ETFs, leveraged Bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in Pubco Stock relative to the value of its Bitcoin holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot Bitcoin ETPs for Bitcoin and other digital assets could have a material adverse effect on the market price of Pubco’s listed securities.

In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Pubco may purchase Bitcoin through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Pubco Stock.

The blockchain infrastructure could be used by certain market participants to exploit arbitrage opportunities through schemes such as front-running, spoofing, pump-and-dump and fraud across different systems, platforms or geographic locations. As a result of reduced oversight, these schemes may be more prevalent in digital asset markets than in the general market for financial products.

The SEC has identified possible sources of fraud and manipulation in the Bitcoin market generally, including, among others (1) “wash trading”; (2) persons with a dominant position in Bitcoin manipulating Bitcoin pricing; (3) hacking of the Bitcoin network and trading platforms; (4) malicious control of the Bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in Bitcoin, new sources of demand for Bitcoin, etc.) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” including Tether; and (7) fraud and manipulation at Bitcoin trading platforms.

In the ordinary course of business managing its Bitcoin holding as a Bitcoin treasury company, Pubco may purchase Bitcoin through spot markets. Over the past several years, a number of Bitcoin spot markets have been closed or faced issues due to fraud. In many of these instances, the customers of such Bitcoin spot markets were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges.

In 2022, there were reports claiming that more than half of Bitcoin trading volume on digital asset exchanges was fake. Such reports alleged that certain overseas exchanges have displayed suspicious trading activity suggestive of a variety of manipulative or fraudulent practices. Other academics and market observers have put forth evidence to support claims that manipulative trading activity has occurred on certain Bitcoin exchanges. For example, in a 2017 paper titled “Price Manipulation in the Bitcoin Ecosystem” sponsored by the Interdisciplinary Cyber Research Center at Tel Aviv University, a group of researchers used publicly available trading data, as well as leaked transaction data from a 2014 Mt. Gox security breach, to identify and analyze the impact of “suspicious trading activity” on Mt. Gox between February and November 2013, which, according to the authors, caused the price of Bitcoin to increase from around $150 to more than $1,000 over a two-month period. In August 2017, it was reported that a trader or group of traders nicknamed “Spoofy” was placing large orders on Bitfinex without actually executing them, presumably in order to influence other investors into buying or selling by creating a false appearance that greater demand existed in the market. In December 2017, an anonymous blogger (publishing under the pseudonym Bitfinex’d) cited publicly available trading data to support his or her claim that a trading bot nicknamed “Picasso” was pursuing a paint-the-tape-style manipulation strategy by buying and selling Bitcoin and Bitcoin Cash between affiliated accounts in order to create the appearance of substantial trading activity and thereby influence the price of such assets.

The potential consequences of a spot market’s failure or failure to prevent market manipulation could adversely affect the value of the shares of Pubco Stock. Any market abuse, and a loss of investor confidence in Bitcoin, may adversely impact pricing trends in Bitcoin markets broadly, as well as an investment in shares of Pubco Stock.

The price of Bitcoin on available spot markets may be exposed to wash trading.

Spot markets on which Bitcoin trades, through which Pubco may purchase Bitcoin, may be susceptible to wash trading. Wash trading occurs when offsetting trades are entered into for other than bona fide reasons, such as the desire to inflate reported trading volumes. Wash trading may be motivated by non-economic reasons, such as a desire for increased visibility on popular websites that monitor markets for digital assets so as to improve their attractiveness to investors who look for maximum liquidity, or it may be motivated by the ability to attract listing fees from token issuers who seek the most liquid and high-volume exchanges on which to list their coins. Results of wash trading may include unexpected obstacles to trade and erroneous investment decisions based on false information.

Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the digital asset exchange market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of Bitcoin and/or negatively affect the market perception of Bitcoin.

To the extent that wash trading either occurs or appears to occur in spot markets on which Bitcoin trades, investors may develop negative perceptions about Bitcoin and the digital assets industry more broadly, which could adversely impact the price Bitcoin and, therefore, the price of shares of Pubco Stock. Wash trading also may place more legitimate digital asset exchanges at a relative competitive disadvantage.

The price of Bitcoin on available spot markets may be exposed to front-running.

Spot markets on which Bitcoin trades, through which Pubco may purchase Bitcoin, may be susceptible to “front-running,” which refers to the process when someone uses technology or market advantage to get prior knowledge of upcoming transactions. Front-running is a frequent activity on centralized as well as decentralized exchanges. By using bots functioning on a millisecond-scale timeframe, bad actors are able to take advantage of the forthcoming price movement and make economic gains at the cost of those who had introduced these transactions. The objective of a front runner is to buy a chunk of tokens at a low price and later sell them at a higher price while simultaneously exiting the position. Front-running happens via manipulations of gas prices or timestamps, also known as slow matching. To extent that front-running occurs, it may result in investor frustrations and concerns as to the price integrity of digital asset exchanges and digital assets more generally.

Bitcoin is susceptible to various types of malicious attacks, including a “51% attack” and such an attack, even temporarily, could adversely impact the price of Bitcoin and the value of shares of Pubco Stock.

Digital asset networks, including the Bitcoin network, are subject to control by entities that capture a majority of the network’s computational power. If a single attacker, or a group of attackers acting in concert, control (even temporarily) a majority of the network mining power (known as hash rate) of the Bitcoin network, known as a “51%” attack, they could engage in harmful acts that could threaten the integrity of the network. For example, such attackers could reverse completed transactions, approve or reject transactions solely for their own benefit, or modify the ordering of transactions. This might allow these malicious actors to “double-spend” their own Bitcoin (i.e., spend the same Bitcoin in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actors did not yield its control of the processing power on the Bitcoin network or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the Bitcoin network may not be possible.

Further, a malicious actor could create a flood of transactions in order to slow down confirmations of transactions on the Bitcoin network. For example, on June 2, 2018, the Horizen network was the target of a double-spend attack by an unknown actor that gained more than 50% of the processing power of the Horizen network. The attack was the result of delayed submission of blocks to the Horizen network. The core developers of Zen subsequently implemented mitigation procedures to significantly increase the difficulty of attacks of this nature by introducing a penalty for delayed block submissions.

Bitcoin mining pools, where miners combine their computational resources (hash power) to increase their chances of mining new blocks and earning rewards, have become a crucial part of the Bitcoin network. If large mining pools were to combine their resources and act maliciously, it could increase the risk of a 51% attack. Moreover, if a majority of miners used the same hardware to mine Bitcoin and such hardware contained malicious code, it is possible that the distributor of that code cold launch a 51% attack. For example, in May 2019, the Bitcoin Cash network, a proof-of-work network, experienced a >50% attack when two large mining pools reversed a series of transactions to stop an unknown miner from taking advantage of a flaw in a recent Bitcoin Cash protocol upgrade. Although this particular attack was arguably benevolent, certain individuals believe it negatively impacted the Bitcoin Cash network.

A 51% attack is more likely to happen in the context of digital assets with smaller market capitalizations due to the reduced computing power threshold required to control a majority of a given network. Nevertheless, it is theoretically possible to mount a similar 51% attack on Bitcoin or other digital assets with large market capitalization. If the feasibility of a bad actor gaining control of the processing power on the Bitcoin network increases, there may be a negative effect on the value of Bitcoin and the value of the shares of Pubco Stock.

There are only a few developers who have the authority to maintain the Bitcoin code. A malicious actor could obtain control over the Bitcoin network by influencing or exerting control over one more maintainers. The malicious actor could, for example, convince or pressure a maintainer to modify the code in a manner that benefits the malicious actor. If such amended code is then unknowingly incorporated by a majority of miners, the malicious actor might be able to manipulate the bitcoin network to their benefit. To the extent the malicious actor is successful, and such amendments enable the malicious exploitation of the Bitcoin network, the risk that a malicious actor may be able to obtain control of the Bitcoin network in this manner exists, which may adversely affect the value of Pubco Stock.

To the extent that the Bitcoin ecosystem, including the core developers and the administrators of mining pools, does not act to ensure greater decentralization of mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin network will increase, which may adversely affect the value of the shares of Pubco Stock.

If any of these exploitations or attacks occur, it could result in a loss of public confidence in Bitcoin and a decline in the value of Bitcoin and, as a result, adversely impact shares of Pubco Stock.

There is legal and regulatory uncertainty around Bitcoin and other digital assets, and Pubco’s Bitcoin strategy could subject it to enhanced regulatory oversight.

As noted above, several spot Bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though Pubco is not, and does not function in the manner of, a spot Bitcoin ETP, it is possible that it nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to its Bitcoin holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While Pubco has implemented or intends to implement and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering, know-your-customer and sanctions laws and regulations and take care to only acquire Pubco’s Bitcoin through entities subject to anti-money laundering/know-your-customer regulation and related compliance rules in the United States, if it is found to have purchased any of its Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, Pubco may be subject to regulatory proceedings, investigations and any further transactions or dealings in Bitcoin by Pubco may be restricted or prohibited.

ProCap’s Purchased Bitcoin do not serve as collateral for any of ProCap’s outstanding indebtedness. However, at the Closing, ProCap will contribute its Purchased Bitcoin to Pubco, which will use a portion of the Purchased Bitcoin and/or cash and cash equivalents to secure the Convertible Notes. Pubco may incur additional indebtedness or enter into other financial instruments in the future that may be collateralized by its Bitcoin holdings. Pubco may also consider pursuing strategies to create income streams or otherwise generate funds using its Bitcoin holdings. These types of Bitcoin-related transactions may be the subject of enhanced regulatory oversight. These and any other Bitcoin-related transactions Pubco may enter into, beyond simply acquiring and holding Bitcoin, may subject it to additional regulatory compliance requirements and scrutiny, including under Federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX, one of the world’s largest cryptocurrency exchanges, in November 2022. While the financial and regulatory fallout from FTX’s collapse did not directly impact Pubco’s business, financial condition or corporate assets, the FTX collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting Pubco’s trading venues, counterparties and custodians, may impose significant costs or significantly limit Pubco’s ability to hold and transact in Bitcoin.

Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes.

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many Bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in Bitcoin trading venues, including prominent exchanges that handle a significant volume of Bitcoin trading and/or are subject to regulatory oversight, in the event one or more Bitcoin trading venues cease or pause for a prolonged period the trading of Bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023 complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the Bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the Bitcoin market than is commonly understood. Any actual or perceived wash trading in the Bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of Pubco’s Bitcoin. Negative perception, a lack of stability in the broader Bitcoin markets and the closure, temporary shutdown or operational disruption of Bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the Bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in Bitcoin and the broader Bitcoin ecosystem and greater volatility in the price of Bitcoin. Since 2018, the SEC has initiated a number of crypto and digital-asset-related enforcement actions. While the SEC has since requested the dismissal of several of these cases, the SEC or other regulatory agencies may initiate similar actions in the future, which could materially impact the price of Bitcoin and our ability to own or transfer Bitcoin. As the price of Pubco’s listed securities is affected by the value of Pubco’s Bitcoin holdings, the failure of a major participant in the Bitcoin ecosystem could have a material adverse effect on the market price of Pubco’s listed securities.

In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on Pubco’s business or the market price of Pubco’s listed securities.

There is substantial doubt about ProCap’s ability to continue as a “going concern.”

ProCap’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination, ProCap’s working capital needs, ProCap’s plans for Bitcoin acquisitions, and the development of market and strategic relationships. Although ProCap entered into a promissory note with Inflection Points, an entity under common control, for up to $1,000,000, only $111,981 was outstanding as of June 30, 2025, and this note is payable on the earlier of May 31, 2026, or the date ProCap consummates the Business Combination. ProCap expects to continue incurring operating losses and negative cash flows from operations for the foreseeable future as we pursue our business objectives.

Although ProCap’s financial statements for the period from June 10, 2025 (inception) through June 30, 2025, have been prepared under the assumption that ProCap will continue its operations as a going concern, ProCap has not generated any revenue since inception and has reported a net income of $24,608,102, an aggregate net cash balance of $0, and an adjusted operating loss of $7,858 as of June 30, 2025. ProCap’s management has concluded that these circumstances raise substantial doubt about ProCap’s ability to continue as a going concern, and ProCap’s assessment in accordance with Financial Accounting Standards Board Accounting Standards Update 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, reflects this uncertainty.

If ProCap is unable to raise sufficient capital when needed, its business, financial condition, and results of operations may be materially and adversely affected, and ProCap may need to significantly modify its operational plans, including future acquisitions of Bitcoin, or it may be unable to continue as a going concern. ProCap may be required to seek additional funding through the issuance of equity, preferred units, or debt, or through other financing arrangements, which may result in substantial dilution to ProCap’s equityholders, and potentially, Pubco’s shareholders. There can be no assurance that ProCap will be able to obtain such financing on terms acceptable to it, or at all. If ProCap does not have sufficient cash to fund its operating plan, it may be forced to delay, reduce, or eliminate its business activities, or liquidate its assets, including the Purchased Bitcoin. In the event of a liquidation or dissolution as a result of a significant decrease in the price of Bitcoin, the values ProCap receives for its assets, including the Purchased Bitcoin, may be significantly lower than the values reflected in ProCap’s financial statements. In the event of a liquidation or dissolution as a result of the failure to consummate the Business Combination, the values ProCap receives for its assets — excluding the Purchased Bitcoin, which would be returned from the escrow account to the originators — may be significantly lower than the values reflected in ProCap’s financial statements. ProCap’s lack of cash resources and its potential inability to continue as a going concern may adversely affect ProCap’s ability to raise new capital or to enter into critical contractual relationships with third parties due to concerns about its ability to meet its contractual obligations.

The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from ProCap’s inability to continue as a going concern. Please see the section of this proxy statement/prospectus entitled “ProCap’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for additional information.

Failure to maintain effective Anti-Money Laundering and Know Your Customer compliance policies could adversely affect our business, reputation, and regulatory standing.

ProCap has adopted implemented a comprehensive Know Your Customer (“KYC”) and Anti-Money Laundering (“AML”) Policy designed to comply with global AML and Counter-Terrorist Financing (“CTF”) laws and regulations. The policy includes board-level governance, annual risk assessments, customer identification procedures, enhanced due diligence for high-risk customers, ongoing transaction monitoring, daily sanctions screening, and prompt reporting of suspicious activities. ProCap also conduct annual AML/KYC training for all employees and engage an independent third party to audit ProCap’s program annually.

Despite these measures, there can be no assurance that ProCap’s policies and procedures will be fully effective in preventing the use of services for money laundering, terrorist financing, or other illicit activities. The legal and regulatory landscape governing AML, KYC, and CTF compliance continues to evolve, and ProCap may be subject to increased scrutiny or new regulatory requirements in the jurisdictions in which ProCap operates. Any failure, or perceived failure, to maintain effective compliance programs could result in significant legal, financial, and reputational harm, including regulatory enforcement actions, monetary penalties, operational restrictions, and loss of business opportunities.

Moreover, detecting and preventing such misuse is inherently challenging, and despite ProCap’s efforts, ProCap may not be able to identify all illicit activity in a timely manner or at all. Any such failure could harm ProCap’s reputation, impair customer and partner confidence, and adversely affect ProCap’s financial condition and results of operations.

ProCap does not have policies in place to address airdrops, incidental rights, or hard forks, and any failure to adopt or implement such policies in a timely manner could expose ProCap to operational, legal, and compliance risks.

As part of ProCap’s operations, ProCap may be affected by events such as airdrops, the receipt of incidental rights, or blockchain protocol changes known as hard forks. At present, ProCap do not have formal policies or procedures in place to address the accounting, operational, tax, legal, or regulatory implications of these events. ProCap plans to evaluate the need for such policies in consultation with ProCap’s board of directors. While ProCap’s audit committee and board of directors will monitor related risks as part of their oversight responsibilities, there can be no assurance that appropriate policies will be adopted or implemented in a timely manner, or at all.

The absence of formalized policies increases ProCap’s exposure to various risks, including inconsistent treatment of such events, potential violations of applicable laws or regulations, financial reporting inaccuracies, and operational inefficiencies. In addition, future receipt of digital assets through airdrops or forks may raise questions about ProCap’s rights and obligations with respect to such assets, as well as potential tax liabilities. If ProCap fails to appropriately address these issues, ProCap’s business, financial condition, and results of operations could be materially and adversely affected.

Pubco’s Bitcoin holdings will be less liquid than existing cash and cash equivalents and may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents.

Historically, the Bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, Pubco may not be able to sell its Bitcoin at favorable prices or at all. For example, a number of Bitcoin exchanges or other trading venues temporarily halted deposits and withdrawals in 2022. As a result, Pubco’s Bitcoin holdings may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents. Further, Bitcoin Pubco holds with its custodians and transact with its trade execution partners will not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, Pubco may be unable to enter into term loans or other capital raising transactions collateralized by its unencumbered Bitcoin or otherwise generate funds using its Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. If Pubco is unable to sell its

Bitcoin, enter into additional capital raising transactions, including capital raising transactions using Bitcoin as collateral, or otherwise generate funds using its Bitcoin holdings, or if it is forced to sell its Bitcoin at a significant loss, in order to meet its working capital requirements, Pubco’s business and financial condition could be negatively impacted.

If Pubco or its third-party service providers experience a security breach or cyber-attack and unauthorized parties obtain access to its Bitcoin assets, Pubco may lose some or all of its Bitcoin assets temporarily or permanently and its financial condition and results of operations could be materially adversely affected.

Substantially all of the Bitcoin Pubco owns will be held in custody accounts at institutional-grade digital asset qualified custodians. Security breaches and cyberattacks are of particular concern with respect to Pubco’s Bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in:

•        a partial or total loss of Pubco’s Bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold its Bitcoin;

•        harm to Pubco’s reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether Pubco is directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on Pubco’s systems or those of Pubco’s third-party service providers or partners. Pubco may experience breaches of its security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties have attempted, and Pubco expects that it will continue to attempt, to gain access to Pubco’s systems and facilities, as well as those of Pubco’s partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm Pubco even if its systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and Pubco may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements since the onset of the COVID-19 pandemic. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Middle East conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of Pubco’s operations or those of others in the Bitcoin industry, including third-party services on which it relies, could materially and adversely affect Pubco’s business.

Pubco faces risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access its Bitcoin and cyberattacks or other data loss relating to its Bitcoin, which could cause Pubco to lose some or all of its Bitcoin.

Pubco intends to hold its Bitcoin with regulated qualified custodians at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. Pubco does not anticipate that its custodial services contracts will restrict its ability to reallocate Pubco’s Bitcoin among its custodians, and Pubco’s Bitcoin holdings may be concentrated with a single custodian from time to time. If there is a decrease in the availability of digital asset qualified custodians that Pubco believes can safely custody its Bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States,

Pubco may need to enter into agreements that are less favorable than its current agreements or take other measures to custody its Bitcoin, and Pubco’s ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

Pubco’s insurance may only cover losses of a small fraction of the value of the entirety of its Bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services Pubco will have or that such coverage will cover losses with respect to its Bitcoin. Moreover, Pubco’s use of custodians exposes it to the risk that the Bitcoin its custodians hold on its behalf could be subject to insolvency proceedings and Pubco could be treated as a general unsecured creditor of the custodian, inhibiting its ability to exercise ownership rights with respect to such Bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage Pubco maintains related to its Bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the Pubco private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither Pubco nor Pubco’s custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, Pubco cannot provide assurance that its digital wallets, nor the digital wallets of Pubco’s custodians held on Pubco’s behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

Regulations may limit the number and quality of financial institutions that provide custodial services for Bitcoin.

On January 23, 2025, the SEC rescinded Staff Accounting Bulletin 121 and replaced it with Staff Accounting Bullet 122. SAB 122 expands the scope of reporting obligations for any companies with digital asset holdings subject to “crypto asset safeguarding obligations.” While the standard primarily addresses custodial assets, there is ambiguity regarding whether companies that use third-party custodians or engage in other digital asset treasury activities may be required to recognize liabilities or enhanced disclosures related to their Bitcoin holdings. If Pubco’s Bitcoin treasury strategy is deemed to create safeguarding obligations under SAB 122, Pubco could be required to recognize corresponding liabilities and assets, increasing reported balance sheet size without a change in economic exposure. This could distort financial metrics, increase compliance costs, and create additional risks of investor confusion or regulatory scrutiny.

Regulatory change reclassifying Bitcoin as a security could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of its listed securities. Any such regulatory change could also require Pubco to institute burdensome regulatory requirements, and its activities may be restricted. Pubco is not subject to the legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers, which could pose risks to investors.

Pubco’s assets are concentrated in its Bitcoin holdings. The CFTC has asserted regulatory authority over Bitcoin and courts have generally accepted that Bitcoin falls under the CFTC’s purview for commodities regulation. While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to Pubco’s classification as an “investment company” under the Investment Company Act, which would subject Pubco to significant additional regulatory controls, fines or other penalties that could have a material adverse effect on its ability to execute on Pubco’s Bitcoin strategy and its business and operations, and may also require it to substantially change or restructure the manner in which Pubco conducts its business, including discontinuing certain products or services. Pubco cannot assure investors that, under certain conditions, changed circumstances, or changes in the law, Pubco may not become subject to the Investment Company Act or other burdensome regulations.

In addition, if Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of Pubco’s listed securities.

If Pubco were to become subject to the legal and regulatory obligations that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers, the costs of compliance could be burdensome and could prevent Pubco from executing its Bitcoin strategy.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers,” as applicable, under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. Pubco is not subject to, and does not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to Pubco’s Treasury Reserve Policy or Pubco’s Bitcoin strategy, its use of leverage, the manner in which its Bitcoin is custodied, Pubco’s ability to engage in transactions with affiliated parties and its operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Pubco’s board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of Pubco’s Bitcoin holdings or other activities it may pursue, and has the power to change its current policies, including its strategy of acquiring and holding Bitcoin. Registration under, and compliance with, the Investment Advisers Act of 1940, as amended (or comparable state laws) could be costly and could divert attention of Pubco and its directors. If registration is required, there can be no assurance that necessary approvals will be obtained, or that statutory, regulatory, judicial, or administrative interpretations of existing laws and regulation will not in the future impose more comprehensive or stringent requirements on Pubco and its directors.

Pubco’s Bitcoin strategy exposes it to risk of non-performance by counterparties, including in particular risks related to its custodians.

Pubco’s Bitcoin strategy exposes it to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, Pubco’s execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of Pubco’s agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses.

Pubco’s primary counterparty risk with respect to its Bitcoin is custodian performance obligations under the custody arrangements it has entered into. A series of relatively recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, among others, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of Pubco’s Bitcoin, nor have such events adversely impacted Pubco’s access to its Bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to Pubco’s interests in the event one or more of its custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While Pubco’s custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that Pubco’s custodially-held Bitcoin will not become part of the custodian’s insolvency estate if one or more of its custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if Pubco pursues any strategies to create income streams or otherwise generate funds using its Bitcoin holdings, it would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which Pubco custodies substantially all of its Bitcoin, could have a material adverse effect on its business, prospects, financial condition, and operating results.

Pubco may pursue strategies to generate income or liquidity from its Bitcoin holdings, such as lending, staking, or entering into other arrangements, which could significantly increase its exposure to counterparty, credit, and operational risks.

In addition to the risks associated with the custody of its Bitcoin, Pubco may from time to time pursue strategies to generate income or liquidity from its Bitcoin holdings, including lending Bitcoin to third parties, entering into repurchase or derivative arrangements, staking assets (including other cryptocurrency assets, although Bitcoin itself does not natively support staking), or using its holdings in other ways that may involve the transfer or encumbrance of digital assets. These strategies inherently involve heightened counterparty risk, particularly where Pubco’s Bitcoin is transferred to or held by third parties for purposes of collateralization, lending, or income generation. Any such arrangements could expose Pubco to the risk of loss in the event of the counterparty’s default, insolvency, fraud, or mismanagement. In addition, these activities may subject Pubco to complex legal, regulatory, and tax regimes that continue to evolve and remain uncertain. If a counterparty fails to return Pubco’s Bitcoin as expected, or if Pubco’s rights in such arrangements are not enforceable in the event of insolvency or other adverse proceedings, Pubco could suffer substantial losses. These risks could have a material adverse effect on Pubco’s business, financial condition, and results of operations.

Because a substantial portion of Pubco’s total assets will consist of Bitcoin, a prolonged decline in the market price of Bitcoin could cause Pubco to fall below Nasdaq’s continued listing standards for minimum stockholders’ equity or market value of listed securities.

A significant portion of Pubco’s total assets will be comprised of Bitcoin, and as a result, the value of Pubco’s assets will be highly sensitive to fluctuations in the market price of Bitcoin. Nasdaq’s continued listing standards require listed companies to maintain certain minimum levels of stockholders’ equity and market value of listed securities. If the market price of Bitcoin were to experience a prolonged or severe decline, the value of Pubco’s Bitcoin holdings — and consequently, its total assets and stockholders’ equity — could decrease substantially. Such a decline could cause Pubco to fall below the minimum requirements for continued listing on Nasdaq, including the minimum stockholders’ equity or market value of listed securities. If Pubco were to fail to satisfy these continued listing standards, Nasdaq could initiate delisting proceedings, which would likely have a material adverse effect on the liquidity and market price of Pubco Stock. Delisting could also impair Pubco’s ability to access capital markets, attract and retain investors, and execute its business strategy. Even the risk of potential delisting could negatively impact investor confidence and the value of Pubco Stock.

Negative developments in the cryptocurrency industry — including fraud, cybercrime or platform failures — may result in unfavorable publicity and could impact investor sentiment with respect to Pubco even if Pubco is not directly involved in any of the reported events.

The cryptocurrency industry has been subject to a number of high-profile negative developments, including instances of fraud, theft, cyberattacks, regulatory enforcement actions, and failures or insolvencies of major trading platforms and custodians. Even if Pubco is not directly involved in or affected by such events, negative publicity and heightened scrutiny of the cryptocurrency industry as a whole could adversely impact investor sentiment toward companies with significant exposure to digital assets, including Pubco. For example, reports of security breaches, mismanagement, or criminal activity at other cryptocurrency companies or exchanges may lead to increased concerns about the safety and legitimacy of digital assets generally, which could result in reduced demand for Pubco Stock, increased volatility in its share price, and greater difficulty in raising capital or maintaining business relationships. In addition, negative industry developments may prompt regulatory authorities to impose stricter requirements or oversight, which could increase Pubco’s compliance costs and operational risks. The perception of heightened risk in the cryptocurrency sector, regardless of Pubco’s actual involvement or risk profile, could therefore have a material adverse effect on Pubco’s reputation, business, financial condition, and results of operations.

Pubco may engage in staking activities with respect to digital assets that Pubco holds, which could expose Pubco to significant risks, including regulatory, operational, and financial risks.

Staking involves committing digital assets to support the operations of a blockchain network, including transaction validation and governance, in exchange for potential rewards. The regulatory treatment of staking remains uncertain, but the SEC recently issued a statement providing that certain cryptoasset staking activities in connection with proof-of-stake networks do not create investment contracts that would require registration under the federal securities laws. Specifically, the SEC’s Division of Corporation Finance issued a statement on May 29, 2025, stating that protocol staking activities, such as self-staking and custodial staking, are not considered investment contracts under the Howey test. This means that these activities do not involve the offer or sale of securities and are not subject to registration requirements under federal securities laws. However, this statement is narrowly framed and fact-dependent, and does not address all variations of staking, including “liquid staking” and “restaking.” Additionally, the SEC statement is non-binding and does not foreclose contrary SEC guidance or enforcement activity.

In addition, staking often involves the risk of “slashing,” a mechanism by which staked assets may be forfeited due to network rule violations or technical errors. Staked assets may also be subject to lock-up periods or delayed withdrawal windows, limiting liquidity and financial flexibility. Furthermore, staking typically requires reliance on third-party custodians or validator infrastructure, increasing exposure to cybersecurity threats, loss of access to digital wallets, or operational failures. These risks, combined with the evolving and complex nature of staking protocols, could result in asset loss, reduced returns, or other adverse effects on Pubco’s business, financial condition, and results of operations.

Pubco’s advertising revenue and cryptocurrency-focused media business are subject to risks and uncertainties, including those related to the use of digital assets and staking activities, which could adversely affect its financial performance.

A portion of Pubco’s business and revenue is derived from advertising and media operations focused on cryptocurrency markets, digital assets, and blockchain-related content. Advertising spending in this sector is highly volatile and closely tied to overall sentiment and activity in the cryptocurrency industry, which is subject to rapid market fluctuations, evolving technology, and increased regulatory scrutiny. Downturns in the digital asset markets, negative press coverage, or changes in public perception may cause advertisers to reduce or eliminate their spending on cryptocurrency-related platforms. As part of its advertising and media offerings, Pubco may accept digital assets as payment from advertisers or partners and, with respect to certain Proof-of-Stake digital assets, Pubco may engage in staking activities with respect to those assets to generate additional yield. The risks associated with staking are described above.

Moreover, Pubco’s ability to attract and retain advertisers depends on the size and engagement of its audience, the perceived credibility and neutrality of its content, and its ability to comply with increasingly complex regulations governing financial promotions and digital marketing. Any adverse developments in these areas could materially and adversely affect Pubco’s media operations, advertising revenue, and overall business and financial results.

Changes to the protocols underlying blockchain networks, including soft forks and hard forks, may result in significant disruptions, chain splits, or divergence in asset values, any of which could materially and adversely affect the value of Pubco’s digital asset holdings and its business operations.

Blockchain networks, such as Bitcoin, operate on open-source protocols that are not centrally governed. As a result, changes to these protocols — whether through “soft forks” that maintain backward compatibility or “hard forks” that create incompatible versions — are typically initiated and adopted through community consensus. For certain changes, such as soft forks, miners may signal their support with hash power, but ultimate enforcement of rule changes is determined by the node operators who validate transactions and blocks. If a substantial portion of nodes rejects a proposed change, especially in the context of a hard fork, the network may experience a chain split in which two or more divergent versions of the blockchain emerge.

Such chain splits can lead to operational disruptions, security vulnerabilities, or significant uncertainty regarding which blockchain version will be recognized as the “main” chain. In the event of a fork, Pubco may hold or receive assets on multiple chains, which could result in unexpected tax, legal, or accounting consequences, or may expose Pubco to technical or custodial risks. Additionally, forks can cause volatility in the price and liquidity of digital assets held by Pubco, particularly if there is a lack of consensus among network participants or divergence in community support, market acceptance, or exchange listings. These risks could adversely impact the value of Pubco’s digital assets, impair its ability to generate revenue or pursue its business strategies, and result in increased compliance, legal, or operational costs.

The use of new and evolving technologies, such as artificial intelligence (“AI”), in Pubco’s business may result in spending material resources and presents risks and challenges that can impact Pubco’s business including by posing security and other risks to Pubco’s confidential and/or proprietary information, including personal information, and as a result Pubco may be exposed to reputational harm and liability.

Pubco intends to use and integrate AI into Pubco’s business processes, and this innovation presents risks and challenges that could affect its adoption, and therefore Pubco’s business. If Pubco enables or offers solutions that draw controversy due to perceived or actual negative societal impact, Pubco may experience brand or reputational harm, competitive harm or legal liability. The use of certain AI technology can give rise to intellectual property risks, including compromises to proprietary intellectual property and intellectual property infringement.

Additionally, Pubco expects to see increasing government and supranational regulation related to AI use and ethics, which may also significantly increase the burden and cost of research, development and compliance in this area. For example, the European Union’s (“EU”) Artificial Intelligence Act (“AI Act”) — the world’s first comprehensive AI law — entered into force on August 1, 2024, with most of its provisions set to take effect on August 2, 2026. This legislation imposes significant obligations on providers and deployers of high-risk AI systems, and encourages providers and deployers of AI systems to account for EU ethical principles in their development and use of these systems. If Pubco develops or uses AI systems that are governed by the AI Act, it may necessitate ensuring higher standards of data quality, transparency, and human oversight, as well as adhering to specific and potentially burdensome and costly ethical, accountability, and administrative requirements. Furthermore, in the U.S., a number of states have proposed and passed laws regulating various uses of AI, and federal regulators have issued guidance affecting the use of AI in regulated sectors.

The rapid evolution of AI will require the application of significant resources to design, develop, test and maintain Pubco’s products and services to help ensure that AI is implemented in accordance with applicable law and regulation and in a socially responsible manner and to minimize any real or perceived unintended harmful impacts. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information and intellectual property. Any of these effects could damage Pubco’s reputation, result in the loss of valuable property and information, cause Pubco to breach applicable laws and regulations, and adversely impact Pubco’s business, financial condition, and results of operations.

Risks Related to Being a Public Company

The market price of Pubco Stock may be volatile and decline materially as a result of volatility in Bitcoin or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.

The trading price of Pubco Stock following completion of the Business Combination is likely to be volatile. The stock market has recently experienced and in the future may experience extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Pubco Stock at an attractive price due to a number of factors such as the following:

•        Pubco’s operating and financial performance and prospects;

•        risk of Pubco’s credit rating being downgraded;

•        Pubco’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

•        conditions that impact demand for Pubco’s future products and/or services;

•        future announcements concerning Pubco’s business, its customers’ businesses or its competitors’ businesses;

•        the public’s reaction to Pubco’s press releases or other public announcements and filings with the SEC;

•        the market’s reaction to Pubco’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•        the size of Pubco’s public float;

•        volatility in Bitcoin, Pubco’s principal asset;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of Pubco’s success, or lack thereof, in pursuing its strategy;

•        strategic actions by Pubco or its competitors, such as acquisitions or restructurings;

•        changes in laws or regulations which adversely affect Pubco’s industry or Pubco;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in Pubco’s accounting standards, policies, guidance, interpretations or principles;

•        changes in Pubco’s senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of Pubco Stock;

•        changes in Pubco’s dividend policy;

•        failure by Pubco to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions or a change in regulations or enforcement policies that adversely affects our operations;

•        adverse resolution of new or pending investigation, regulatory action or litigation against Pubco; and

•        changes in general market, economic and political conditions in the United States and other global economies or financial markets, including those resulting from inflation and related monetary policy in response to inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of Pubco Stock, regardless of Pubco’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Stock is low. As a result, you may suffer a loss on your investment.

Pubco’s share price may be exposed to additional risks because our business will become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and Pubco expects that increased focus to continue. Pubco may be subject to increased scrutiny by the SEC and other government agencies on holders of Pubco securities as a result, which could adversely affect the price of Pubco Stock.

A substantial part of Pubco’s assets following the Business Combination will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the Transaction Financings not invested in Bitcoin. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its debts and other obligations.

Upon consummation of the Business Combination, a substantial part of Pubco’s assets will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the Transaction Financings not invested in Bitcoin. While Pubco plans to generate revenue through the creation of media products related to Bitcoin, including audio, video, and text products to educate a global audience about Bitcoin, as well as the active management of its Bitcoin holdings these business strategies are subject to risks as described in this section. Pubco’s ability to pay taxes and operating expenses, as well as its debt service obligations in the future, if any, will be largely dependent upon the financial results and cash flows resulting from its business strategies. There can be no assurance that Pubco will generate sufficient cash flow from its media products, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit the sale of Bitcoin that secures then-outstanding notes in order to fund working capital needs. Pubco may default on contractual obligations or have to borrow additional funds. In the event that Pubco is required to borrow additional funds, it could adversely affect Pubco’s liquidity and subject it to additional restrictions imposed by lenders. If Pubco enters into additional financing or other agreements in the future, Pubco cannot make assurances that these agreements will be on favorable terms or that they will not restrict the distribution of dividends or other payments to shareholders.

Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.

Pubco cannot be certain if it will generate sufficient cash thorough its provision of Bitcoin products or the active management of its Bitcoin holdings to fund future operations or growth of its business. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, Pubco may be unable to invest in future growth opportunities, which could harm Pubco’s business, operating results and financial condition. Pubco will incur debt at Closing pursuant to the issuance of the Convertible Notes, and may from time to time incur additional debt in order to further its Bitcoin acquisition strategy. If Pubco incurs additional debt, the debt holders could also have rights senior to holders of Pubco Stock to make claims on Pubco’s assets. The terms of any debt could restrict Pubco’s operations, including its ability to pay dividends on Pubco Stock. As a result, Pubco stockholders will bear the risk of future issuances of debt securities reducing the value of Pubco Stock.

Pubco stockholders will experience dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in Pubco.

CCCM has outstanding warrants, which will be exchanged for Pubco Warrants upon the Closing. In addition, Pubco may issue additional equity securities in the future. The exercise of Pubco Warrants or the issuance of additional shares of Pubco Stock or other equity-linked securities Pubco will dilute the ownership interests of existing shareholders and may adversely affect the market price of Pubco Stock.

The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco stockholders and could adversely affect the price of Pubco Stock.

Pubco may obtain additional financing and may issue additional shares and/or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or preferred shares. Issuing additional shares of Pubco Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of Pubco’s existing shareholders, reduce the market price of outstanding shares of Pubco Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Stock. The potential issuance of additional securities may delay or prevent a change in control of us, discourage bids for our securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our securities, including Pubco Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Stock bear the risk that Pubco’s future offerings and exercise of any options under any stock option plans that Pubco may implement may reduce the market price of Pubco Stock and dilute their percentage ownership.

Future resales of Pubco Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well.

Pursuant to the Lock-Up Agreement, Professional Capital Management agreed that the Merger Consideration Shares to be received by Professional Capital Management will be locked-up and subject to transfer restrictions, subject to certain exceptions, as described in the section “The Business Combination — Ancillary Documents — Lock-Up Amendment.” At Closing, the Sponsor will enter into the Insider Letter Amendment to provide that after the consummation of the Business Combination and subject to certain exceptions, the Pubco Stock received by the Sponsor will be locked-up and subject to transfer restrictions, subject to certain exceptions, as described in the section “The Business Combination — Ancillary Documents — Insider Letter Amendment.”

However, following the expiration of such lock-ups, Professional Capital Management and the Sponsor will not be restricted from selling Pubco Stock held by them, other than by applicable securities laws. Upon completion of the Business Combination and assuming that no Class A Ordinary Shares are redeemed in connection with the Business Combination, Professional Capital Management and the Sponsor will beneficially own approximately 9.26% of the outstanding Pubco Stock at Closing. Assuming a maximum redemption of 20,254,856 Class A Ordinary Shares in connection with the Business Combination, the ownership of Professional Capital Management and the Sponsor would rise to an aggregate of 11.05% of the outstanding Pubco Stock at Closing. Both scenarios exclude the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the Convertible Note Investors, assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes. These also assume that no Adjustment Shares are issued and no shares of Pubco Stock are issued and outstanding under the Incentive Plan.

In addition, pursuant to the Amended and Restated Registration Rights Agreement, Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, shares of Pubco Stock that are held by certain holders of Pubco Stock. Pursuant to the Amended and Restated Registration Rights Agreement, certain holders will have customary registration rights, including demand and piggy-back rights. We estimate that an aggregate of 28,581,249 shares of Pubco Stock will be subject to registration rights following Closing, assuming no redemptions and that no Adjustment Shares are issued.

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Pubco Stock and the market price of Pubco Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

Pubco will incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur significant costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules implemented by the SEC and Nasdaq, or any other national securities exchange on which it may list its securities. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco is expected to need to hire employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Pubco Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Pubco’s management team is expected to have limited experience managing and operating a U.S. public company.

Certain members of Pubco’s management team are expected to have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. The transition to being a U.S. public company subjects Pubco to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Pubco’s senior management and could divert their attention away from the day-to-day management of Pubco’s business. Pubco may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, Pubco plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, Pubco’s business, financial condition and results of operations could be adversely affected.

If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.

Although Pubco plans to manage regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. Pubco cannot assure that there will be no instances of inadvertent non-compliances with statutory requirements, which may subject it to regulatory action, including monetary penalties, which may adversely affect its business and reputation.

Pubco’s failure to timely and effectively implement controls and procedures required by Sections 302 and 404(a) of the Sarbanes-Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.

After the closing of the Business Combination, Pubco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of The Nasdaq Global Market. Section 302 of the Sarbanes-Oxley Act will require, among other things, that Pubco report on and evaluate the effectiveness of its disclosure controls and procedures in its quarterly and annual reports. Section 404 of the Sarbanes-Oxley Act will require Pubco to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of its internal control over financial reporting beginning with its first Annual Report on Form 10-K for the year in which the Business Combination is consummated. Additionally, once Pubco ceases to be an emerging growth company, its independent registered accounting firm will also be required to attest to the effectiveness of its internal control over financial reporting in each Annual Report on Form 10-K to be filed with the SEC. Pubco may in the future identify material weaknesses or significant deficiencies that it may be unable to remedy before the requisite deadline for those reports. Pubco’s ability to comply with the annual internal control reporting requirements will depend on the effectiveness of its financial reporting and data systems and controls across its company. Pubco expects these systems and controls to involve significant expenditures and to become increasingly complex as its business grows. To effectively manage this complexity, Pubco will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm its operating results and cause it to fail to meet its financial reporting obligations or result in material misstatements or omissions in its financial statements, which could adversely affect our business, invite regulatory scrutiny, and reduce the market price of Pubco Stock.

Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Stock less attractive to investors.

Pubco will qualify as an “emerging growth company,” as defined in the JOBS Act. While Pubco remains an emerging growth company, it will be permitted to, and plans to, rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of Pubco’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in Pubco’s periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information Pubco provides will be different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Pubco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

Pubco cannot predict whether investors will find Pubco Stock less attractive if it relies on these exemptions. If some investors find Pubco Stock less attractive as a result, there may be a less active trading market for Pubco Stock. The market price of Pubco Stock may be more volatile.

Pubco expects to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which Pubco has total annual gross revenue of at least $1.235 billion, or (3) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

The Pubco Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the stockholders of Pubco, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the stockholders’ ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers, employees, agents or stockholders.

The Pubco Charter will provide that unless Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Pubco Charter, or the Pubco Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction over any such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). The Pubco Charter will also provide that unless Pubco consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Pubco’s exclusive forum provision does not apply to a complaint asserting a cause of action arising under the Exchange Act or the rules and regulations promulgated thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or its directors, officers, employees, agents or stockholders, which may discourage such lawsuits against Pubco and such persons. A stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. We believe these choice of forum provisions may benefit us by providing increased consistency in the application of the DGCL and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums, and protection against the burdens of multi-forum litigation. Pubco’s stockholders will not be deemed to have waived Pubco’s compliance with the federal securities laws and the rules and regulations thereunder as a result of the choice of forum provisions included in Pubco’s governing documents. If a court were to find these provisions of Pubco’s governing documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its financial condition, results of operations and cash flows.

If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Stock could decline.

The trading market for Pubco Stock will be influenced by the research and reports that industry or securities analysts publish about Pubco, Pubco’s business. Pubco may be unable or slow to attract research coverage and if one or more analysts cease coverage of Pubco, the price and trading volume of Pubco’s securities would likely be negatively impacted. If any of the analysts that may cover Pubco change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst that may cover Pubco ceases covering Pubco or fails to regularly publish reports on Pubco, it could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline. If one or more of the analysts who cover Pubco downgrades Pubco Stock or if Pubco’s reporting results do not meet their expectations, the market price of Pubco Stock could decline. Moreover, the market price of Pubco Stock may decline after the Business Combination if Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on Pubco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Pubco Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of Pubco Stock. In addition, a decline in the market price of Pubco Stock following the consummation of the Business Combination could adversely affect Pubco’s ability to issue additional securities and to obtain additional financing in the future.

Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, we may from time to time become subject to government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines or penalties;

•        substantial outside counsel, advisor and consultant fees and costs, including costs for monitorships or other compliance requirements that last beyond the date of the initial regulatory or other governmental action;

•        substantial administrative costs, including arbitration fees;

•        additional compliance and licensure requirements;

•        loss or non-renewal of then-existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        barring of certain employees from participating in our business in whole or in part;

•        orders that restrict our business or prevent us from offering certain products or services;

•        changes to our business model and practices;

•        an inability to deliver on our strategy;

•        delays to planned transactions, product launches or improvements; and

•        damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

Pubco will be highly dependent on the services of Anthony Pompliano, who will be Pubco’s Chief Executive Officer and other members of Pubco’s senior management team. The loss of any of these key individuals could have a material adverse effect on Pubco’s business, operations, financial condition, and stock price.

Pubco will be highly dependent on the services of Anthony Pompliano, who will be Pubco’s Chief Executive Officer. Although Mr. Pompliano will spend a majority of his business time and attention on Pubco and expects to be highly active in its management, he does not expect to devote his full time and attention to Pubco. Mr. Pompliano will continue to lead Professional Capital Management and to serve as Chief Executive Officer and member of the board of directors of ProCap Acquisition Corp, a special purpose acquisition company, among other business ventures. As a result, he may devote less time to Pubco than if he was not engaged in other business activities. While Mr. Pompliano owes fiduciary duties to Pubco’s stockholders, he may also owe fiduciary duties to shareholders of other companies with which he may be affiliated. In connection with the Closing, Pubco intends to obtain key man insurance for certain executives, including Pubco’s Chief Executive Officer, Mr. Pompliano, to mitigate the financial risks associated with the loss of their services, such insurance may not be sufficient to fully cover the potential disruption caused by the loss of these executives. Mr. Pompliano is not bound by an employment agreement for any specific term and, if Pubco were unable to retain him, Pubco may not be able to successfully attract and retain a qualified replacement. Furthermore, the loss of any key personnel could impact our ability to maintain relationships with customers, partners, and investors, or to execute our business strategy effectively, particularly if a suitable replacement cannot be found in a timely manner. The unanticipated departure of any of our key executives could cause uncertainty among investors and employees, potentially leading to stock price volatility or operational challenges. Additionally, the absence of our key executives could result in significant management and operational gaps that could take time to address, which could negatively affect our ability to meet business objectives.

ProCap has engaged in transactions with our affiliates and Pubco expects to do so in the future. The terms of such transactions and the resolution of any conflicts that may arise may not always be in Pubco’s or its stockholders’ best interests.

ProCap has engaged in transactions and Pubco expects to continue to engage in transactions with affiliated companies. Related party transactions can create the possibility of conflicts of interest with regard to Pubco’s management. Such a conflict could cause an individual in Pubco’s management to seek to advance his or her economic interests above Pubco’s. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of Pubco’s investors.

For example, ProCap entered into the Services Agreement with Professional Capital Management, an entity owned and controlled by Mr. Pompliano, Pubco’s Chief Executive Officer. Under the Services Agreement, Professional Capital Management provides consulting and marketing services to ProCap. The term of the Services Agreement is four years and automatically renews annually thereafter, however, the Services Agreement may be terminated by either party upon 30-days’ written notice. The purpose of the Services Agreement is for Professional Capital Management to provide certain services and resources to support the growth of ProCap and Pubco. The services that Professional

Capital Management provides through the Services Agreement are different than the services Mr. Pompliano provides in his role as Chief Executive Officer of ProCap and Pubco. As Pubco matures, Pubco expects that it will use fewer of Professional Capital Management’s services pursuant to the Services Agreement.

Mr. Pompliano has entered into a separate non-compete agreement, which is limited to him becoming a Control Person of a public company with a Bitcoin treasury strategy focus until the earlier of (i) eighteen months after Closing and (ii) six months after he ceases to be a Control Person of ProCap or Pubco. If Mr. Pompliano were to terminate his employment with ProCap or Pubco, or if Mr. Pompliano became a Control Person of a public or private company with a Bitcoin treasury strategy, such action could cause Professional Capital Management to terminate the Services Agreement with ProCap or have a material impact on ProCap’s or Pubco’s future business operations and financial condition.

These transactions between ProCap, Pubco, and other entities controlled by Mr. Pompliano may raise potential conflicts of interest and could result in business arrangements that are not as favorable to ProCap or Pubco as those with unrelated third parties. In particular, Mr. Pompliano will have significant influence over Pubco’s operations and the interests of his other business ventures, including in Professional Capital Management, may conflict with Pubco’s interests. These conflicts of interest could arise in situations where Pubco’s business needs and Mr. Pompliano’s personal or other business interests diverge. If any such conflicts arise, they could harm Pubco’s business or reputation, lead to regulatory scrutiny, or result in adverse financial or operational consequences. Although Pubco will adopt policies and procedures intended to address such conflicts of interest, there can be no assurance that these measures will effectively mitigate all risks associated with related-party transactions.

Equity-based compensation awards to ProCap’s Chief Executive Officer and directors may expose Pubco to reputational risk, shareholder discontent, dilution to existing holders of Pubco Stock or litigation, which could have an adverse impact on Pubco’s business, reputation, and results of operations.

Pubco’s Chief Executive Officer, Anthony Pompliano, and members of the Pubco board of directors will receive the a significant portion of their compensation in the form of incentive-based equity awards that are subject to the achievement of specified performance metrics over multi-year periods. While these awards are designed to align incentives with long-term company performance and shareholder returns, the structure, size, or outcome of such awards may not be viewed as appropriately calibrated by shareholders, proxy advisory firms, or the general public.

If Pubco’s Chief Executive Officer and directors receive substantial equity compensation due to the achievement of certain performance metrics that are perceived as insufficiently rigorous, misaligned with actual performance, or not reflective of broader shareholder value creation, Pubco may be subject to negative publicity, or reputational damage. Additionally, Pubco may face scrutiny from institutional investors or governance advocacy groups, which could impact investor sentiment and ultimately stock price.

Moreover, actual or perceived misalignment in the design, disclosure, or approval of such compensation arrangements could increase the likelihood of shareholder derivative litigation, including claims of breach of fiduciary duty, corporate waste, or inadequate disclosure under securities laws. Even if such claims are without merit, defending against them could require significant time and result in substantial legal costs. Defense of any claim, any adverse judgment, or settlement could have a material adverse effect on Pubco’s financial condition, business, or reputation.

In addition, the issuance of equity awards to Pubco’s Chief Executive Officer and directors will increase the number of outstanding shares of Pubco Stock, which will dilute the ownership interests of existing stockholders. Such dilution may be significant depending on the size of the awards and future equity grants, and could adversely affect the market price of Pubco Stock and the voting power of existing shareholders. Furthermore, because these awards may be structured to vest upon the achievement of performance metrics or service-based milestones, the timing and magnitude of such dilution may be unpredictable. Any such dilution could also make it more difficult for existing stockholders to realize future appreciation in the value of their investment.

Excessive severance arrangements may discourage the timely termination of underperforming executives and could negatively impact Pubco’s performance, governance practices, and reputation.

Upon Closing, Pubco will enter into severance arrangements with certain of ProCap’s executive officers, including ProCap’s Chief Executive Officer, Anthony Pompliano, that provide for significant payments and benefits upon termination of employment under specified circumstances. While these arrangements are intended to attract and retain experienced leadership, they may reduce Pubco’s ability to remove executives whose performance does not meet expectations.

If the severance benefits payable upon termination are perceived to be excessive in light of the executive’s experience, performance or tenure, Pubco may be disincentivized from pursuing termination due to the associated financial cost or potential public scrutiny. This could result in the continued employment of underperforming executives, which may hinder our ability to execute strategic initiatives, weaken operational effectiveness, and impair long-term value creation for shareholders.

Additionally, such arrangements may be criticized by shareholders, proxy advisory firms, or corporate governance advocates, particularly if the terms are viewed as misaligned with market practice or performance outcomes. This may lead to reputational harm, litigation, or increased scrutiny of Pubco’s executive compensation practices. In some cases, these concerns may give rise to shareholder litigation alleging breaches of fiduciary duty or corporate waste. Defending against such actions could be costly and time-consuming, and an adverse outcome could materially affect our financial condition and results of operations.

ProCap’s decision to compensate its Chief Executive Officer at a rate of $1 per year may expose Pubco to legal and reputational risks under federal and New York State labor laws.

ProCap currently compensates its Chief Executive Officer, Anthony Pompliano, at an annual salary of $1. While it is not uncommon for executives of growth-stage companies to forego cash compensation, and this arrangement is intended to reflect Mr. Pompliano’s personal commitment to Pubco and is voluntarily undertaken, it is significantly below the minimum wage requirements under both the federal Fair Labor Standards Act (FLSA) and the New York State Labor Law. There is no legal exception that would allow Pubco to not pay an executive at least minimum wage for all hours worked, plus potentially overtime pay for hours worked in excess of 40 hour per week.

While Mr. Pompliano will receive other compensation from Pubco in the form of incentive-based equity, there is a risk that regulatory authorities or courts could determine that Pubco’s compensation arrangement does not meet the applicable legal standards. This could subject Pubco to investigations, governmental agency audits, litigation, penalties, and potential back-pay, liquidated damages, and attorneys’ fees obligations. The annual salary of $1 is also insufficient with respect to satisfying standard employee withholdings and deductions, such as for certain insurances and statutory benefits (e.g., disability and paid family leave in New York). Moreover, any such actions could divert management’s attention, result in significant costs, and negatively impact our reputation with investors, regulators, and potential employees. Further, this compensation arrangement could generate negative public perception or scrutiny, particularly in light of broader concerns about labor practices and executive governance. Any adverse outcome from this arrangement could result in damages for unpaid wages, liquidated damages, civil penalties, interest, and attorney’s fees, which could materially and adversely affect Pubco’s business, financial condition, results of operations, and reputation.

Pubco’s directors and executive officers are active on social media, which may pose risks to Pubco’s reputation, create regulatory or disclosure concerns, and impact the Pubco Stock price.

Certain of Pubco’s directors and executive officers maintain active personal or professional social media accounts, including on platforms such as X (formerly known as Twitter), LinkedIn, Instagram, and others. Although these individuals may not intend to speak on behalf of Pubco, statements made on social media — whether related to Pubco’s business or unrelated personal views — may nonetheless be attributed to Pubco. This could result in reputational harm, increased media or regulatory scrutiny, or adverse reactions from investors, customers, or other stakeholders.

Additionally, if any such communications are deemed to be incorrect, include material nonpublic information or inconsistent with Pubco’s public disclosures, Pubco could face legal, regulatory, or investor relations challenges. Pubco may also be required to address or clarify such statements, which could divert management’s attention, result in increased costs, and negatively impact the Pubco Stock price. While Pubco will maintain disclosure controls and provide guidelines to its officers and directors, it cannot guarantee compliance at all times or prevent the dissemination of information that may adversely affect its business, results of operations, or financial condition.

Finally, the considerable expansion in the use of social media over recent years has increased the volume and speed at which negative publicity arising from these events can be generated and spread, and Pubco may be unable to timely respond to, correct any inaccuracies in, or adequately address negative perceptions arising from such coverage. In addition, negative or inaccurate posts or comments about us on social media platforms could damage Pubco’s reputation, brand image and goodwill, and Pubco could lose the confidence of its customers and partners, regardless of whether such information is true and regardless of any number of measures Pubco may take to address them.

Risks Related to the Business Combination

The market price of shares of Pubco Stock after the Business Combination will be affected by factors different from those currently affecting the market price of Class A Ordinary Shares.

The market price of shares of Pubco Stock after the Business Combination will be influenced by various factors, distinct from those affecting the market price of Class A Ordinary Shares before the Business Combination. These include the financial performance of Pubco, economic conditions, market trends, Bitcoin price performance, investor psychology and political and social factors.

The market price of Pubco Stock may change significantly following the Business Combination. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. Public stockholders may not be able to resell their shares of Pubco Stock at an attractive price due to a number of factors such as those listed in “Risks Related to the Business and Bitcoin Treasury Strategy of Pubco” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Pubco’s competitors;

•        changes in the market price of Bitcoin;

•        changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Pubco or its competitors;

•        announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Pubco’s management;

•        changes in general economic or market conditions or trends in Pubco’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

•        future sales by Pubco of Pubco Stock or other securities;

•        investor perceptions of the investment opportunity associated with Pubco Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

•        litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

•        guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Pubco Stock;

•        actions by institutional or activist shareholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Stock is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: approval of the CCCM Shareholder Approval Matters by CCCM Shareholders; absence of laws or orders prohibiting completion of the Business Combination; effectiveness of this proxy statement/prospectus; the shares of Pubco Stock having been approved for listing on Nasdaq or another national securities exchange; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement); the performance in all material respects by the parties of their covenants and agreements related to the Business Combination; no occurrence of a material adverse effect on CCCM, Pubco or ProCap; the closing of the Convertible Note Financing; and the completion of the Domestication. These conditions to the Closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.

In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after CCCM Shareholder approval of the CCCM Shareholder Approval Matters, or Pubco, ProCap or CCCM may elect to terminate the Business Combination Agreement in certain other circumstances. For more information, see the section entitled “Questions and Answers About the Proposals — What conditions must be satisfied or waived to complete the Business Combination?”

The Business Combination Agreement contains provisions that limit CCCM from seeking an alternative business combination. If the Business Combination is not completed, those restrictions may make it harder for CCCM to complete an alternate business combination before the end of the Combination Period.

While the Business Combination Agreement is in effect, CCCM may not solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any Alternative Transaction or Acquisition Proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such Alternative Transaction or Acquisition Proposal could be more favorable to CCCM Shareholders than the Business Combination. Further, if CCCM holds and concludes the Meeting but the approval of the CCCM Shareholder Approval Matters is not obtained, either CCCM or Professional Capital Management may terminate the Business Combination Agreement. If the Business Combination Agreement is terminated and the CCCM Board seeks another business combination, these provisions will make it more difficult for CCCM to complete an alternative business combination by the end of the Combination Period following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect. There can be no assurance that CCCM will be able to find another acquisition target that would consummate a business combination or that such other business combination will be completed prior to the end of the Combination Period. For more information, see the section entitled “The Business Combination — Termination and Effects of Termination.”

The principal assets of Pubco following the Business Combination will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the Transaction Financings not invested in Bitcoin.

Following the Business Combination, Pubco’s principal assets are expected to consist of its Bitcoin holdings and cash and cash equivalents derived from the proceeds of the Business Combination and the Transaction Financings that are not invested in Bitcoin. While Pubco may engage in certain other operations, its ability to meet its debt service requirements and other obligations will depend primarily on the availability of such cash and cash equivalents. If Pubco’s cash reserves are depleted or if the value of its Bitcoin holdings declines significantly, Pubco may not have sufficient resources to pay its debts or fund its operations, which could have a material adverse effect on its business, financial condition, and results of operations.

The value of ProCap’s Bitcoin holdings may decrease significantly between signing and closing of the Business Combination, which could materially and adversely affect Pubco’s financial condition and market perception and have a Material Adverse Effect on the ability of the parties to consummate the Business Combination.

ProCap currently holds, and expects to acquire, a significant amount of Bitcoin, and the value of its digital asset holdings may fluctuate substantially between the signing and closing of the Business Combination. Bitcoin prices have historically been highly volatile and are influenced by a range of unpredictable factors, including market sentiment, regulatory developments, macroeconomic trends, technological changes, security incidents, and the actions of large holders. There is no assurance that the price of Bitcoin at the time of the closing of the Business Combination will be equal to or greater than its value as of the date of this Registration Statement or the signing date of the Business Combination Agreement.

A material decline in the price of Bitcoin before Closing may adversely impact the perceived or actual value of Pubco’s assets, affect investor sentiment toward the post-combination company, and result in negative publicity or reduced trading prices of the post-combination company’s securities. In extreme cases, such decline may prompt reevaluation of the Pubco’s business prospects, strain capital resources, or impact the terms of related financing arrangements. Investors should consider the risks of significant price depreciation in digital assets during the pendency of the transaction.

Further, a material decline in the price of Bitcoin before Closing may constitute a Material Adverse Effect under the terms of the Business Combination Agreement and as a result the Business Combination may not be completed.

Neither CCCM nor the CCCM Shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties in the Business Combination Agreement made by Pubco or ProCap or any other party thereto ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Pubco, CCCM, ProCap, SPAC Merger Sub and Professional Capital Management to each other in the Business Combination Agreement will not survive the Closing. As a result, CCCM and the CCCM Shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty in the Business Combination Agreement made by Pubco, ProCap or Professional Capital Management proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, CCCM and the CCCM Shareholders would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from the Public Shareholders.

The Sponsor currently owns 8,598,333 Ordinary Shares, including 8,333,333 Founder Shares and 265,000 Private Placement Units, which it purchased for $2,675,000 in the aggregate, comprised of the $25,000 purchase price for the Founder Shares (or approximately $0.003 per share) and the $2,650,000 purchase price for the Private Placement Units (or $10.00 per share). Assuming a trading price of $10.00 per share of Pubco Stock upon consummation of the Business Combination, the 8,333,333 shares of Pubco Stock converted from the Founder Shares would have an aggregate implied value of $83,333,330 and the 265,000 shares of Pubco Stock converted from the Class A Ordinary Shares underlying the Private Placement Units would have an aggregate implied value of $2,650,000. Even if the trading price after Closing of shares of Pubco Stock were to be as low as approximately $0.31 per share, the value of the Founder Shares and Private Placement Units would be equal to the Sponsor’s initial investment in CCCM of $2,675,000. As a result, the Sponsor is likely to be able to recoup its investment in CCCM and make a substantial profit on that investment even if the Public Shares lose significant value. Accordingly, the Sponsor, and CCCM’s directors and officers who have an economic interest in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, including the Business Combination, rather than to liquidate and to return all of the cash in the Trust Account to the Public Shareholders, even if that business combination were with a riskier or less-established target business. This may have influenced the

CCCM management team’s motivation in identifying and selecting ProCap as CCCM’s acquisition target and seeking to consummate the Business Combination. For the foregoing reasons, Public Shareholders should consider the CCCM management team’s financial incentive to complete the Business Combination when evaluating whether to redeem their Public Shares in connection with the consummation of the Business Combination. See also “Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed.”

Public Shareholders who do not redeem their Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Class B Ordinary Shares held by the Sponsor, since the value of the Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the Transaction Financings.

The issuance of a significant number of shares of Pubco Stock in the Business Combination and in connection with the Transaction Financings (including shares of Pubco Stock issuable upon conversion of the Convertible Notes) will dilute the equity interests of Public Shareholders in Pubco following the Business Combination and may adversely affect prevailing market prices for shares of Pubco Stock.

In addition, the Sponsor acquired the Founder Shares at a nominal price, also significantly contributing to this dilution. “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from CCCM’s Public Shareholders.”

It is anticipated that, upon Closing, (a) assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that no Adjustment Shares are issued, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 23.0%, 59.4%, 0.0%, 7.9%, 1.7%, 9.3% and 0.4% of the issued and outstanding shares of Pubco Stock, respectively; (b) assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that all Convertible Notes are converted into shares of Pubco Stock (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes), that all outstanding warrants are fully exercised, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 26.9%, 46.2%, 13.0%, 6.5%, 1.4%, 7.1% and 0.3% of the issued and outstanding shares of Pubco Stock, respectively, (c) assuming, among other things, that 75% of the Public Shares are redeemed upon completion of the Business Combination, that no Adjustment Shares are issued, that no Convertible Notes are converted into shares of Pubco Stock and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 10.6%, 69.1%, 0.0%, 9.2%, 1.8%, 10.6% and 0.5% of the issued and outstanding shares of Pubco Stock, respectively; and (d) assuming, among other things, Maximum Redemptions in connection with the Business Combination, that no Adjustment Shares are issued, that all Convertible Notes are converted into shares of Pubco Stock (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes), that all outstanding warrants are fully exercised and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, (i) the Public Shareholders, (ii) the Preferred Equity Investors, (iii) the Convertible Notes Investors, (iv) the Sponsor, (v) the officers and directors of CCCM, (vi) Professional Capital Management and (vii) the Placement Agents, in each case, will own approximately 15.2%, 56.6%, 11.1%, 7.9%, 2.0%, 8.8% and 0.4% of the issued and outstanding shares of Pubco Stock.

These ownership percentage assume a $10.00 share price and other assumptions set forth in the section entitled “Summary of the proxy statement/prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current Public Shareholders, the Preferred Equity Investors, the Sponsor, Professional Capital Management and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?” in this proxy statement/prospectus. As such, Public Shareholders who do not redeem their Public Shares will experience immediate dilution upon Closing. For more information, see the section entitled “Summary of the proxy statement/prospectus — Dilution.”

Additionally, future issuances of Pubco Stock, including pursuant to the Incentive Plan, may significantly dilute the equity interests of Public Shareholders who do not redeem their Public Shares and may adversely affect prevailing market prices for Pubco Stock.

Further, Pubco may also, from time to time in the future, issue additional shares of Pubco Stock or securities convertible into Pubco Stock pursuant to a variety of transactions, including acquisitions or other capital markets transactions. Issuing additional shares of its capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of Pubco’s public stockholders, reduce the market price of Pubco Stock, or both. If Pubco issues preferred stock, holders of such Pubco preferred stock could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Stock upon the Closing, including Public Shareholders who do not redeem their Public Shares, will bear the risk that future offerings may reduce the market price of Pubco Stock and dilute their percentage ownership further.

If Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account and will instead become shareholders of Pubco.

In connection with the Business Combination, Public Shareholders may demand that CCCM redeem their Public Shares at the Closing in return for a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the Closing Date. Public Shareholders who seek to exercise this redemption right must deliver their Public Shares (either physically or electronically) to CST prior to the vote at the Meeting. Any Public Shareholder who fails to properly demand redemption rights will not be entitled to redeem their Public Shares and receive a pro rata portion of the funds available in the Trust Account and will instead exchange their Public Shares for shares of Pubco Stock and become shareholders of Pubco. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed.

Public Shareholders will not have any rights or interests in funds from the Trust Account except under certain limited circumstances as provided for in the CCCM Memorandum and Articles, which includes in connection with the consummation of the Business Combination. Therefore, for a Public Shareholder to liquidate their investment in CCCM prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account in accordance with the provisions of the CCCM Memorandum and Articles and only upon the earlier to occur of: (i) CCCM’s completion of the Business Combination or another business combination if the Business Combination is not consummated, and then only in connection with those Public Shares that Public Shareholders have properly elected to redeem, subject to the limitations described herein and as provided for in the CCCM Memorandum and Articles, (ii) the redemption of Public Shares if CCCM is unable to complete a business combination by the end of the Combination Period, subject to applicable law and as further described herein and as provided for in the CCCM Memorandum and Articles, or (iii) in connection with an amendment to the CCCM Memorandum and Articles prior to the consummation of the Business Combination or another business combination (a) to allow for an extension of the Combination Period or (b) with respect to other material provisions relating to (i) the holders of Class A Ordinary Shares or (ii) pre-initial business combination activity. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, for a Public Shareholder to liquidate their investment in CCCM prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

The ability of Public Shareholders to exercise redemption rights with respect to a large number of Class A Ordinary Shares may reduce proceeds available to Pubco after Closing, reduce the public “float” of shares of Pubco Stock after Closing, reduce the liquidity of the trading market for the shares of Pubco Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of Pubco Stock on Nasdaq or another national securities exchange, and consequently may not allow the parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.

Public Shareholders may vote in favor of the Business Combination and still elect to redeem their shares. We do not know how many Public Shareholders may exercise their redemption rights in connection with the Business Combination. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Pubco following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful.

In such event, if adequate third-party financing is unavailable or only available on unreasonable terms, Pubco may not be able to maintain the listing of its securities on Nasdaq, New York Stock Exchange or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination.

Recently, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies (“SPACs”). Securities of companies such as Pubco that formed through business combinations with special purpose acquisition companies such as CCCM may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to such business combinations. As a result, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.

Recently, companies that have gone public through mergers with special purpose acquisition companies have experienced significant declines in their market values, often trading below the price of the SPAC’s shares prior to the business combination. These declines have been attributed to a number of factors, including include inflationary pressures, increases in interest rates and other adverse economic and market forces, challenges in meeting financial projections, limited operating histories as public companies, difficulties establishing or scaling business operations, increased redemption levels at the time of the business combination, limited liquidity and reduced analyst coverage compared to traditional IPO companies, and heightened scrutiny by regulators and investors of SPAC transactions and post-business combination companies. If there are substantial redemptions by Public Shareholders in connection with the Business Combination, there will be a lower public float of Pubco Stock following the Closing, which may cause volatility in the price of Pubco securities and adversely impact Pubco’s ability to secure financing following the Closing.

Therefore, investors in Pubco may experience a material decline in the value of their investment following the Business Combination. The securities of companies formed through SPAC mergers may also be subject to greater volatility and unique risks compared to other public companies, including increased scrutiny from regulators and investors. There can be no assurance that Pubco will be able to avoid similar outcomes. Investors in Pubco may therefore experience a material decline in the value of their investment following the Business Combination, and the trading price of Pubco’s securities could be subject to significant fluctuations and downward pressure.

Litigation relating to the Business Combination could result in an injunction preventing completion of the Business Combination, substantial costs to ProCap, Pubco and CCCM, and/or may adversely affect Pubco’s business, financial condition or results of operations following the Business Combination.

Legal proceedings may be initiated in connection with the Business Combination, including claims challenging the transaction or seeking to enjoin its completion. Any such litigation could result in substantial costs, divert management’s attention and resources, and, if successful, could prevent or delay the completion of the Business Combination. Even if the Business Combination is completed, litigation could adversely affect Pubco’s business, financial condition, or results of operations.

Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed.

When Public Shareholders consider the recommendation of the CCCM Board to vote in favor of each of the Proposals, including the Business Combination Proposal, they should consider that the Sponsor and CCCM’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders. The CCCM Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to CCCM Shareholders that they vote in favor of the Proposals presented at the Meeting, including the Business Combination Proposal. CCCM Shareholders should take these interests into account in deciding whether to approve the Proposals. These interests include, among other things, the following.

•        As of the date hereof, the Sponsor is the record holder of 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units, each Private Placement Unit consisting of one Class A Ordinary Share and one-half of one Private Placement Warrant. The following persons have material interests in the Sponsor: Cohen LLC is the managing member of the Sponsor; and Cohen controls the managing member of the Sponsor. Further, each of CCCM’s directors and executive officers has an indirect and non-controlling membership interest in the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.003 per share, for the 8,333,333 Class B Ordinary Shares, and $2,650,000, or $10.00 per unit, for the 265,000 Private Placement Units. As of the date hereof, the aggregate value of such securities is estimated to be approximately $87.9 million, assuming (i) the per share value of the 8,333,333 Class B Ordinary Shares is the same as the $10.21 closing price of the Class A Ordinary Shares on Nasdaq on November 4, 2025 and (ii) the per unit value of the 265,000 Private Placement Units is the same as the $10.70 closing price of the public Units of CCCM on Nasdaq on November 4, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CCCM and make a substantial profit on that investment, even if shares of Pubco Stock lose significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        CCCM has until the end of the Combination Period to consummate a business combination. If the Business Combination with ProCap is not consummated and CCCM does not consummate another business combination by the end of the Combination Period, CCCM will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CCCM Board, liquidating and dissolving, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such Ordinary Shares;

•        The Sponsor and CCCM’s officers and directors have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        Gary Quin, CCCM’s Chief Executive Officer and Chairman of the CCCM Board, is the Vice Chairman of Cohen Capital Markets, a division of Cohen & Company Securities, which is controlled by Cohen. Cohen Capital Markets and Cohen & Company Securities are affiliates of the Sponsor. Cohen & Company Securities and CCCM are parties to that certain Engagement Letter, pursuant to which CCCM engaged Cohen & Company Securities, acting through Cohen Capital Markets, and Clear Street to act as the joint placement agents in connection with the Transaction Financings. Pursuant to the Engagement Letter, the Placement Agents are entitled to receive an aggregate placement fee in an amount equal to 4% of the gross proceeds raised from investors in the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

•        The Placement Agents previously entered into the Business Combination Marketing Agreement, pursuant to which the Placement Agents are entitled to receive a cash fee of up to $10.6 million at the Closing, subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing. Of such Marketing Fee, 80% will be payable to Cohen Capital Markets. Payment of the foregoing fees are contingent on the Closing.

•        The Placement Agents hold an aggregate of 440,000 Private Placement Units, which they purchased in the CCCM Private Placement at a price of $10.00 per Private Placement Unit, or $4,400,000 in the aggregate. Of the 440,000 Private Placement Units, Cohen Capital Markets holds 392,000 Private Placement Units. The Private Placement Units held by Cohen Capital Markets will expire worthless if a business combination is not consummated by CCCM by the end of the Combination Period;

•        Adam Back, a director of CCCM, subscribed for $10 million in the Preferred Equity Investment, and Garret Curran, a director of CCCM, subscribed for $4 million in the Preferred Equity Investment;

•        The CCCM Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCCM; and (ii) CCCM renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCCM, on the other or (b) the presentation of which would breach an existing legal obligation of a director or an officer to any other entity. In the course of their other business activities, CCCM’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CCCM as well as the other entities with which they are affiliated. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, CCCM’s directors and officers shall have no duty to communicate or offer any such corporate opportunity to CCCM and shall not be liable to CCCM or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to CCCM. CCCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CCCM is presented with it. CCCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        The Sponsor or certain of CCCM’s officers and directors may make Working Capital Loans. Up to $1,500,000 of such loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement/prospectus, there are no outstanding Working Capital Loans;

•        If CCCM is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CCCM if and to the extent of any claims by a third party for services rendered or products sold to CCCM or by a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor;

•        The Sponsor, CCCM’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CCCM does not complete a business combination by the end of the Combination Period, CCCM may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CCCM’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing;

•        CCCM’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CCCM’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be fully paid for by ProCap (or after the Closing, by Pubco) pursuant to the Business Combination Agreement. If the Business Combination does not close, CCCM’s officers and directors may not receive this tail insurance coverage; and

•        The anticipated election of Gary Quin as a Class II director of Pubco in connection with the consummation of the Business Combination. As such, in the future, As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination.”

The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter.

The existence of personal and financial interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CCCM and the Public Shareholders and what he or she may believe is best for himself, herself or themselves in determining to recommend that Public Shareholders vote for the Proposals. The personal and financial interests of the Sponsor and CCCM’s directors and officers may have influenced their motivation in identifying and selecting ProCap as an acquisition target and completing the Business Combination.

In considering the recommendations of the CCCM Board to vote for each of the Proposals, Public Shareholders should consider these interests. For additional information on the interests and relationships of the Sponsor and CCCM’s directors and officers in the Business Combination, see “Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” and “Business Combination Proposal — Interests of Certain Persons in the Business Combination.” See also “The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from Public Shareholders.”

The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

The parties to the Business Combination Agreement may agree to waive, in whole or in part, some of the conditions to the obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by the CCCM Memorandum and Articles, the Subscription Agreements and applicable laws. For example, it is a condition to CCCM’s obligations to consummate the Business Combination that certain of Pubco’s, ProCap’s and Professional Capital Management’s representations and warranties are true and correct in all respects as of the Closing, subject to the materiality exceptions set forth in the Business Combination Agreement. However, if the CCCM Board determines that it is in the best interest of CCCM to waive any such breach, then the CCCM Board may elect to waive that condition and consummate the Business Combination; provided that no party is able to waive the condition that CCCM Shareholders approve the Business Combination Proposal.

CCCM’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination Agreement, and their interests in exercising that discretion may conflict with those of the CCCM Shareholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require CCCM to agree to amend the Business Combination Agreement, to consent to certain actions taken by Pubco or ProCap or to waive or exercise rights that CCCM is entitled to under the Business Combination Agreement. Such events could arise because of a request by Pubco or ProCap to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Pubco’s expected business strategy and would entitle CCCM to terminate the Business Combination Agreement. In any of such circumstances, it would be at CCCM’s discretion, acting through the CCCM Board, to grant its consent or waive those rights.

The existence of the financial and personal interests of one or more of the directors of CCCM described in the preceding risk factors (and as described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between such director’s potential beliefs in what is best for CCCM and such director’s potential beliefs in what is best for himself or herself in determining whether or not to take the requested action.

In the event that CCCM, Pubco, ProCap and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by CCCM Shareholders, CCCM will inform CCCM Shareholders of such amendment by press release and other public communication. In the event that CCCM, Pubco, ProCap and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by CCCM Shareholders, to the extent this proxy statement/prospectus has been mailed to CCCM Shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to CCCM Shareholders, and proxies would be re-solicited for approval of such amendment.

CCCM Shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring shares of Pubco Stock directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco Stock in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of CCCM and Pubco. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, CCCM Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public security offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a SPAC, such as CCCM, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by CCCM and its advisors in connection with the Business Combination may not be as great as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in ProCap’s business or problems with ProCap’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco Stock.

Unlike an underwritten initial public offering, the initial trading of Pubco Stock will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco Stock on applicable national securities exchange could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco Stock during the period immediately following the listing.

Furthermore, the Sponsor and CCCM’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders. Such interests may have influenced the CCCM Board in making their recommendation that CCCM Shareholders vote in favor of the Business Combination Proposal and the other Proposals. In addition, in the event the Business Combination is completed, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if after consummation of the Business Combination the trading price of Pubco Stock materially declines. See “Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed” and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination.” See also “The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

If CCCM is deemed to be an investment company under the Investment Company Act, CCCM may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for CCCM to complete the Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances, and CCCM can give no assurance that a claim will not be made that CCCM has been operating as an unregistered investment company. See also “Regulatory changes classifying Bitcoin as a “security” could lead to Pubco’s classification as an ‘investment company’ under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of shares of Pubco Stock.”

If CCCM is deemed to be an investment company under the Investment Company Act, CCCM’s activities may be restricted, including (i) restrictions on the nature of its investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for CCCM to complete the Business Combination. In addition, CCCM may have to impose burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless CCCM can qualify for an exclusion, CCCM must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. CCCM is mindful of the SEC’s investment company definition and guidance and does not intend to complete an initial business combination with an investment company, or to acquire minority interests in other businesses or “investment securities” exceeding the permitted threshold.

To mitigate the risk that its business activities will subject CCCM to the Investment Company Act, CCCM’s proceeds held in the Trust Account have only been invested in U.S. government treasury obligations with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by CCCM meeting certain conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The holding of the assets in the Trust Account in this form is intended to be temporary and for the sole purpose of facilitating the Business Combination or another business combination. To mitigate the risk that CCCM might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that CCCM holds investments in the Trust Account, CCCM may, at any time, instruct CST, as trustee of the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. CCCM’s cash if held in these accounts may exceed any applicable FDIC insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold CCCM’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, the value of the assets in the Trust Account could be impaired, which could have a material impact on CCCM’s operating results, liquidity, financial condition and prospects. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. CCCM cannot guarantee that the banks or other financial institutions that will hold CCCM’s funds will not experience similar issues in the future.

Pursuant to the investment management trust agreement between CCCM and CST, CST is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), CCCM intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The CCCM IPO was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of the Business Combination or another business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the CCCM Memorandum and Articles (x) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if CCCM does not complete the Business Combination or another business combination by the end of the Combination Period; or (y) with respect to any other provision relating to the rights of Public Shareholders or pre-business combination activity; or (iii) absent the consummation of a business combination by the end of the Combination Period, return of the funds held in the Trust Account to Public Shareholders as part of CCCM’s redemption of the Public Shares.

CCCM is aware of litigation claiming that certain SPACs should be considered to be investment companies. Although CCCM believes that these claims are without merit, CCCM cannot guarantee that it will not be deemed to be an investment company and thus subject to the Investment Company Act. Notwithstanding CCCM’s investment activities or the mitigation measures included herein, CCCM could still be deemed to be or have been an investment company at any time since the IPO.

If CCCM were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which CCCM has not allotted funds and may hinder its ability to complete the Business Combination or may result in its liquidation. If CCCM is unable to complete the Business Combination or any other business combination, Public Shareholders may only receive $10.05 per share on the liquidation of the Trust Account (which is the approximate amount per Public Share based on the Trust Account balance as of June 30, 2025), and Public Shareholders would also lose the possibility of an investment opportunity in Pubco or another potential business combination.

CCCM, ProCap and Pubco have engaged Cohen Capital Markets and Clear Street as placement agents in connection with the Transaction Financings. CCCM also previously engaged Cohen Capital Markets in connection with the CCCM IPO pursuant to the Business Combination Marketing Agreement. The Sponsor may therefore have additional financial interests in the completion of the Business Combination.

CCCM, ProCap and Pubco have engaged Cohen Capital Markets and Clear Street as placement agents in connection with the Transaction Financings. CCCM has previously engaged Cohen Capital Markets, who is an affiliate of the Sponsor, to act as its financial advisor pursuant to the Business Combination Marketing Agreement in connection with the CCCM IPO. Cohen Capital Markets is entitled to a cash fee of up to $10,600,000 (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing) at Closing pursuant to the Business Combination Marketing Agreement. CCCM has engaged Cohen Capital Markets as a placement agent in connection with the Transaction Financings pursuant to the Engagement Letter. Pursuant to the Engagement Letter, the Placement Agents are entitled to receive an aggregate placement fee in an amount equal to 4% of the gross proceeds raised from investors in the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Payment of the foregoing fees are contingent on the Closing of the Business Combination. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

Therefore, the Sponsor may have additional financial interests in the completion of the Business Combination. These financial interests tied to the consummation of the Business Combination may have given rise to potential or actual conflicts of interest and may have influenced the advice that Cohen Capital Markets provided to CCCM as its financial advisor, which advice could contribute to CCCM’s decision in connection with the sourcing and consummation of an initial business combination. For more information, see the sections of this proxy statement/prospectus entitled “The Business Combination — Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination” and “The Business Combination — Consideration Received by the Sponsor and its Affiliates.”

Members of CCCM’s management team and the CCCM Board have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons, as well as CCCM’s affiliates, have been, may be, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. The defense or prosecution of these matters could be time-consuming and could divert CCCM management’s attention, and may have an adverse effect on CCCM, which may impede CCCM’s ability to consummate the Business Combination.

During the course of their careers, members of CCCM’s management team and the CCCM Board have had significant experience as founders, board members, officers, executives or employees of other companies. As a result of their involvement and positions in these companies, certain of those persons, as well as certain of CCCM’s affiliates, have been, may be or may in the future become involved in litigation, investigations or other proceedings, including relating to the business affairs of such companies, transactions entered into by such companies, or otherwise. Individual members of CCCM’s management team and the CCCM Board also may become involved in litigation, investigations or other proceedings involving claims or allegations related to or as a result of their personal conduct, either in their capacity as a corporate officer or director or otherwise, and may be personally named in such actions and potentially subject to personal liability. Any liability from such proceedings may or may not be covered by insurance and/or indemnification, depending on the facts and circumstances. The defense or prosecution of these matters could be time-consuming. Any litigation, investigations or other proceedings and the potential outcomes of such actions may divert the attention and resources of CCCM’s management team and the CCCM Board away from the Business Combination and may negatively affect CCCM’s reputation. CCCM and ProCap are not aware of any litigation, investigations or other proceedings that may have a material impact on the parties’ ability to consummate the Business Combination.

Changes in laws or regulations (including the adoption of policies by governing administrations), or a failure to comply with any laws and regulations, may adversely affect CCCM’s business, including CCCM’s ability to complete the Business Combination.

CCCM is subject to laws and regulations enacted by national, regional and local governments. These governing bodies may seek to change laws and regulations, as well as adopt new policies, including tariffs and other economic policies, that could negatively impact CCCM or Pubco. CCCM is also required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on CCCM’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on CCCM’s business.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules which became effective on July 1, 2024, requiring, among other items, (i) additional disclosures relating to SPAC sponsors and related persons; (ii) additional disclosures relating to SPAC business combination transactions; (iii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iv) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (v) the requirement that both the SPAC and its acquisition target be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided the SPAC Guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs of, and the time needed to complete, the Business Combination.

If the Business Combination is not approved and CCCM does not consummate another initial business combination by the end of the Combination Period, then the Sponsor’s Ordinary Shares will become worthless and the expenses it has incurred will not be reimbursed. These interests may have influenced its decision to approve the Business Combination.

The Sponsor beneficially owns the Founder Shares and Private Placement Units that it purchased for an aggregate of $2,675,000 prior to, or simultaneously with, the CCCM IPO, and the Sponsor has no redemption rights with respect to these Ordinary Shares. If the Business Combination with Pubco or another business combination is not completed by the end of the Combination Period, these securities will be worthless. Certain directors and executive officers of CCCM have an indirect economic interests in the Sponsor and accordingly, they may have an incentive to pursue and consummate an initial business combination, even if that business combination were with an acquisition target or on terms less favorable to Public Shareholders than liquidation. See also “The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

In addition, CCCM’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying and investigating possible acquisition targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Pubco. However, if CCCM fails to consummate the Business Combination or another initial business combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, CCCM may not be able to repay or reimburse these amounts if the Business Combination is not completed. As of June 30, 2025, no such amounts had been incurred by any of CCCM’s officers, directors or their affiliates.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination.”

These financial interests may have influenced the decision of CCCM’s directors to approve the Business Combination with Pubco and to continue to pursue such Business Combination. In considering the recommendations of the CCCM Board to vote for each of the Proposals, CCCM Shareholders should consider these interests.

Shares of Pubco Stock may not meet the initial listing requirement of Nasdaq or another national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Stock and subject Pubco to additional trading restrictions.

In connection with the Business Combination, Pubco will be required to demonstrate its compliance with initial listing requirements of Nasdaq or another national securities exchange, which are more rigorous than the applicable continued listing requirements. Pubco will apply to have shares of Pubco Stock listed on Nasdaq or another national securities exchange upon consummation of the Business Combination, which listing is a condition to Closing pursuant to the Business Combination Agreement, unless waived by all of the parties thereto. CCCM cannot assure Public Shareholders that Pubco will be able to meet the initial listing requirements.

If Pubco fails to meet the initial listing requirements and Nasdaq or another national securities exchange does not list its shares of Pubco Stock on its exchange, none of the parties to the Business Combination Agreement would be required to consummate the Business Combination. In the event that all such parties elected to waive this condition, and the Business Combination were consummated without shares of Pubco Stock being listed on Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for shares of Pubco Stock;

•        reduced liquidity for shares of Pubco Stock;

•        a determination that shares of Pubco Stock are “penny stocks” which will require brokers trading in shares of Pubco Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Stock are not listed on Nasdaq or another national securities exchange, such shares would not qualify as covered securities and Pubco would be subject to regulation in each state in which Pubco offers its shares of Pubco Stock because states are not preempted from regulating the sale of securities that are not covered securities.

Even if shares of Pubco Stock are listed, Pubco may be unable to maintain the listing of its shares of Pubco Stock in the future. For more information, see “Currently, there is no public market for the shares of Pubco Stock. Public Shareholders cannot be sure about whether the shares of Pubco Stock will develop an active trading market or whether Pubco will successfully obtain authorization for or maintain listing on Nasdaq or another national securities exchange.”

If third parties bring claims against CCCM, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders could be less than $10.05 per share (based on the Trust Account balance as of June 30, 2025).

CCCM’s placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although CCCM will seek to have all vendors, service providers, prospective acquisition targets and other entities with which CCCM does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CCCM’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CCCM’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CCCM than any alternative. WithumSmith+Brown, PC, CCCM’s independent registered public accounting firm and the underwriters in the IPO have not executed and will not execute an agreement with CCCM waiving such claims to the monies held in the Trust Account.

Examples of possible instances where CCCM may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by CCCM’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CCCM’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CCCM and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if CCCM is unable to complete the Business Combination or another business combination by the end of the Combination Period, or upon the exercise of a redemption right in connection with the Business Combination or another business combination, CCCM will be required to provide for payment of claims of creditors that were not waived that may be brought against CCCM within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.05 redemption price as of June 30, 2025, due to claims of such creditors.

Pursuant to the Insider Letter, the Sponsor has agreed that it will be liable to CCCM if and to the extent any claims by a third party (other than CCCM’s independent registered public accounting firm and the underwriters in the IPO) for services rendered or products sold to CCCM, or a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the redemption amount to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor. However, CCCM has not asked the Sponsor to reserve for such indemnification obligations, nor has CCCM independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are Ordinary Shares. Therefore, CCCM cannot assure the holders of Public Shares that the Sponsor would be able to satisfy those obligations. None of CCCM’s officers or directors will indemnify CCCM for claims by third parties including, without limitation, claims by vendors and prospective acquisition targets.

Additionally, if CCCM is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if CCCM otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, CCCM may not be able to return to its Public Shareholders $10.05 per share (which is the approximate amount per Public Share based on the Trust Account balance as of June 30, 2025).

CCCM Shareholders may be held liable for claims by third parties against CCCM to the extent of distributions received by them.

If CCCM is unable to complete the Business Combination with ProCap or another business combination by the end of the Combination Period, CCCM will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CCCM to pay its taxes, divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CCCM’s remaining shareholders and the CCCM Board, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law. CCCM cannot assure Public Shareholders that it will properly assess all claims that may be potentially brought against CCCM.

If CCCM is forced to enter into an insolvent liquidation, any distributions received by CCCM Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, CCCM’s liabilities exceeded its assets, or it was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by CCCM Shareholders. Furthermore, CCCM’s directors may be viewed as having breached their fiduciary duties to CCCM or CCCM’s creditors and/or may have acted in bad faith, thereby exposing themselves and CCCM to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against CCCM for these reasons. CCCM and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while CCCM was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

CCCM’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the assets in the Trust Account, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CCCM’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CCCM currently expects that its independent directors would take legal action on CCCM’s behalf against the Sponsor to enforce its indemnification obligations to CCCM, it is possible that CCCM’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CCCM’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.05 per share (which is the approximate amount per Public Share based on the Trust Account balance as of June 30, 2025).

CCCM may not have sufficient funds to satisfy indemnification claims of its directors and officers.

CCCM has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by CCCM only if (i) CCCM has sufficient funds outside of the Trust Account or (ii) CCCM consummates the Business Combination or another business combination. CCCM’s obligation to indemnify its officers and directors may discourage CCCM Shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit CCCM and the CCCM Shareholders. Furthermore, a CCCM Shareholder’s investment may be adversely affected to the extent CCCM pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

The Business Combination may be subject to regulatory review and approval requirements, including by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved.

The Sponsor is a limited liability company formed in Delaware and the managing member of the Sponsor, Cohen & Company, LLC, is a Delaware limited liability company. Other non-controlling members of the Sponsor include certain officers and directors of the Company. To the best of CCCM’s knowledge, approximately 77.5% of the total allocated membership interests in the Sponsor are owned by U.S. persons on a look-through basis and approximately 22.5% of interests in the Sponsor owned by non-U.S. persons on a look-through basis. Specifically, approximately 10.1% of interests in the Sponsor are owned by persons in the Cayman Islands, approximately 8.8% are owned by persons in Canada or the United Kingdom, approximately 3.5% are owned by persons in Spain and approximately 0.1% are owned by person in Malta. Accordingly, the Sponsor is not controlled by, nor does it have substantial ties with, a Non-U.S. person.

ProCap is not owned or controlled by Non-U.S. persons. Although CCCM does not believe the Business Combination constitutes a business combination with a U.S. business or foreign business with U.S. Subsidiaries that may affect national security, CFIUS may take a different view and decide to review, delay or impose conditions to mitigate national security concerns with respect to the Business Combination. CFIUS could also order divestiture in relation to the Business Combination, block the Business Combination or impose penalties if CFIUS believes that the mandatory notification requirement applied.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent CCCM from consummating the Business Combination. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because CCCM has only a limited time to complete the Business Combination, the failure to obtain any required approvals by the end of the Combination Period may require CCCM to liquidate. If CCCM is unable to consummate a business combination by the end of the Combination Period, including as a result of extended regulatory review of the Business Combination, CCCM will, as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, Public Shareholders will miss the opportunity to benefit from an investment in ProCap and the possible appreciation in value of such investment.

The Sponsor and CCCM’s directors and officers have entered into letter agreements with CCCM, and the Sponsor has entered into the Sponsor Support Agreement with CCCM and Pubco, in each case, which requires them to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Sponsor and CCCM’s directors and officers have entered into letter agreements with CCCM, including the Insider Letter, and the Sponsor has entered into the Sponsor Support Agreement with CCCM and Pubco, pursuant to which, among other things, they have agreed to vote all of their Ordinary Shares in favor of any proposed business combination, except that any Public Shares that they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 25.3% of the issued and outstanding Ordinary Shares.

Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CCCM Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CCCM Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CCCM or the CCCM Board. Each of the Domestication Proposal and the CCCM Interim Charter Proposal is required to be approved by a special resolution of the holders of Class B Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting) and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting to be voted in favor of the Business Combination Proposal in order to have the Business Combination approved.

With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Accordingly, the agreement by the Sponsor to vote its Ordinary Shares in favor of the Business Combination increases the likelihood that CCCM will receive the requisite CCCM Shareholder approval for the Business Combination.

Because CCCM is seeking to obtain shareholder approval of the Business Combination, the Sponsor and CCCM’s directors and officers and their respective affiliates may elect to purchase Public Shares from Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence the vote on the Business Combination and reduce the public “float” of Class A Ordinary Shares.

CCCM is seeking to obtain shareholder approval of the Business Combination. Subject to compliance with applicable securities laws, including Rule 14e-5 under the Exchange Act, the Sponsor, CCCM’s directors and officers and their affiliates may purchase Public Shares in privately negotiated transactions or in the open market prior to the record date of the Meeting, although they are under no obligation or duty to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a Public Shareholder would receive if it elected to have its Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CCCM’s directors and officers or any of their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, CCCM’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or not to elect to have their Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions.

If such purchases are made, the public “float” of Class A Ordinary Shares may be reduced and the number of beneficial holders of Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Public Shares on Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event the Sponsor, CCCM’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

•        CCCM would disclose in this proxy statement/prospectus the possibility that the Sponsor, CCCM’s directors and officers or their affiliates may Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, CCCM’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;

•        CCCM would include in this proxy statement/prospectus a representation that any of the Public Shares purchased by the Sponsor, CCCM’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;

•        the Sponsor, CCCM’s directors and officers or their affiliates would either not possess any redemption rights with respect to such Public Shares or they would waive such rights; and

•        CCCM would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:

•        the amount of Public Shares purchased outside of the redemption offer by the Sponsor, CCCM’s directors and officers or their affiliates, along with the average purchase price;

•        the purpose of the purchases by the Sponsor, CCCM’s directors and officers or their affiliates;

•        the impact, if any, of the purchases by the Sponsor, CCCM’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;

•        the identities of the CCCM Shareholders who sold Public Shares to the Sponsor, CCCM’s directors and officers or their affiliates s (if not purchased in the open market) or the nature of the CCCM Shareholders (e.g., 5% shareholders) who sold Public Shares to the Sponsor, CCCM’s directors and officers or their affiliates; and

•        the number of Public Shares for which CCCM has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

CCCM and ProCap will incur transaction costs in connection with the Business Combination.

Each of the parties to the Business Combination Agreement has incurred and expects that it will incur significant, non-recurring costs in connection with the consummation of the Business Combination. Pubco may also incur additional costs to retain key employees. CCCM and Pubco will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. As of the date of this proxy statement/prospectus, CCCM, ProCap and Pubco estimate that they will incur approximately $48.0 million in aggregate transaction costs (including a Marketing Fee of up to $10.6 million payable to the Placement Agents). Some of these costs are payable regardless of whether the Business Combination is completed.

Risks Related to Ownership of Pubco Stock Following the Business Combination.

Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.

CCCM issued Public Shares included as part of Units for $10.00 per Unit upon the closing of the CCCM IPO. As with other SPACs, each Public Share issued in the CCCM IPO carries a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing. As of June 30, 2025, the redemption price per Public Share was $10.05, which is the approximate redemption amount per Public Share based on the Trust Account balance as of June 30, 2025. Following the Closing, the shares of Pubco Stock outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with SPACs in recent years, and may be significantly less than $10.05 per share.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of the shares of Pubco Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.

The financial forecasts for Pubco are based on various assumptions that may not be realized.

Any financial forecasts or projections provided in connection with the Business Combination are based on numerous assumptions regarding future events and circumstances, many of which are beyond Pubco’s control. There can be no assurance that these assumptions will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those forecasted, and investors should not place undue reliance on such projections.

Currently, there is no public market for the shares of Pubco Stock. Public Shareholders cannot be sure about whether the shares of Pubco Stock will develop an active trading market or whether Pubco will successfully obtain authorization for and maintain listing on Nasdaq or another national securities exchange.

As part of the Business Combination, each outstanding Class A Ordinary Share (including the Class A Ordinary Shares issued upon conversion of the outstanding Class B Ordinary Shares) will be converted automatically into one share of Pubco Stock. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. CCCM and Pubco have agreed to cause the shares of Pubco Stock to be issued in the Business Combination to be approved for listing on Nasdaq, or any other national securities exchange, prior to the effective time of the Business Combination. However, Pubco may be unsuccessful in listing Pubco Stock on Nasdaq, or any other national securities exchange, and even if successful, Pubco may be unable to maintain the listing of Pubco Stock in the future. A successful listing also does not ensure that a market for the shares of Pubco Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the shares of Pubco Stock following the Closing and the shares of Pubco Stock may trade at a price less than the current market price of the Class A Ordinary Shares.

The continued eligibility for listing of Pubco Stock may depend on, among other things, the number of Public Shares that are redeemed in connection with the Business Combination. If after the Business Combination, the shares of Pubco Stock are delisted from trading on Nasdaq, New York Stock Exchange or any other national securities exchange for failure to meet its listing rules, Pubco and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Pubco Stock;

•        reduced liquidity for Pubco Stock;

•        a determination that the Pubco Stock is a “penny stock” which will require brokers trading in shares of Pubco Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Even if Pubco is successful in listing Pubco Stock and developing a public market, there may not be enough liquidity in such market to enable Pubco stockholders to sell their shares of Pubco Stock. If a public market for the shares of Pubco Stock does not develop, investors may not be able to re-sell their shares of Pubco Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Pubco Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for the shares of Pubco Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Pubco Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Pubco Stock. Many of these factors and conditions are beyond the control of Pubco or shareholders of Pubco.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Stock.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco Stock could be adversely affected.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the Pubco Board and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and ProCap’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and ProCap and other factors that the Pubco Board may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from ProCap and there can be no assurance that ProCap will pay dividends. As a result, capital appreciation, if any, of Pubco Stock will be an investor’s sole source of gain for the foreseeable future.

As a result of the shutdown of the federal government, we have determined to rely on Section 8(a) of the Securities Act to cause the Registration Statement of which this proxy statement/prospectus is a part to become effective automatically. Our reliance on Section 8(a) could result in a number of potential adverse consequences, including the need for us to file a post-effective amendment and distribute an updated prospectus to investors, or the SEC issuing a stop order preventing our use of the registration statement, and a corresponding substantial stock price decline, litigation, reputational harm or other negative results.

The Registration Statement of which this proxy statement/prospectus is a part is expected to become automatically effective by operation of Section 8(a) of the Securities Act on the 20th calendar day after the most recent amendment of the registration statement filed with the SEC, in lieu of the SEC declaring the registration statement effective following the completion of its review. Although our reliance on Section 8(a) does not relieve us and other parties from the responsibility for the adequacy and accuracy of the disclosure set forth in the registration statement and for ensuring that the registration statement complies with applicable requirements, use of Section 8(a) poses a risk that, after the date of this prospectus, we may be required to file a post-effective amendment to the registration statement and distribute an updated prospectus to investors, or otherwise abandon this offering, if changes to the information in this prospectus are required, or if a stop order under Section 8(d) of the Securities Act prevents continued use of the registration statement. These or similar events could cause the trading price of Pubco Stock to decline substantially, result in securities class action or other litigation, and subject us to significant monetary damages, reputational harm and other negative results.

Risks Related to the Convertible Notes

Pubco’s indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Convertible Notes and could have a further material adverse effect on our business, financial condition and results of operations.

In the future, we may seek to raise or borrow additional funds to expand our product or business development efforts, make acquisitions or otherwise fund or grow our business and operations. Our indebtedness could have important consequences to the holders of Pubco Stock, including:

•        increasing our vulnerability to general adverse economic and industry conditions;

•        requiring us to dedicate a portion of our cash flow from operations to principal and interest payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•        making it more difficult for us to optimally capitalize and manage the cash flow for our businesses;

•        limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•        possibly placing us at a competitive disadvantage compared to our competitors that have less debt;

•        limiting our ability to borrow additional funds or to borrow funds at rates or on other terms that we find acceptable;

•        federal and state fraudulent transfer laws may permit a court to void the Convertible Notes and, if that occurs, the noteholders may not receive any payments on the Convertible Notes;

•        Pubco may not have the ability to raise the funds necessary to settle conversions of the Convertible Notes, repurchase the Convertible Notes upon a fundamental change, purchase the Convertible Notes if tendered at the option of holders at the date specified in the indenture or repay the Convertible Notes in cash at their maturity, and Pubco’s future debt may contain limitations on its ability to pay cash upon conversion, redemption or repurchase of the Convertible Notes;

•        the accounting method for convertible debt securities that may be settled in cash, including the Convertible Notes, may have a material effect on Pubco’s reported financial results; and

•        the market price of the Convertible Notes, which may fluctuate significantly, may directly affect the market price for the Pubco Stock.

We may be able to incur significant additional indebtedness in the future and this could result in additional risk.

If we incur any additional indebtedness that ranks equally with the Convertible Notes, subject to any collateral arrangements, the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding up as a company. This may have the effect of reducing the amount of proceeds paid to our creditors and shareholders. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could increase. Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Pubco may not be able to generate sufficient cash to service all of its indebtedness, including the Convertible Notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful or be on commercially reasonable terms, which would materially and adversely affect Pubco’s financial position and results of operations and Pubco’s ability to satisfy its obligations under the Convertible Notes and could force Pubco into bankruptcy or liquidation.

Our ability to make scheduled payments on or to refinance our debt obligations, including the Convertible Notes, depends on our financial condition and results of operations, which in turn are highly dependent on and correlated with the value and performance of our Bitcoin holdings as well as subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Convertible Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Convertible Notes. Our ability to restructure or refinance our debt will depend on, among other things, the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture that governs the Convertible Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Further, the Indenture that governs the Convertible Notes contains provisions that will restrict our ability to dispose of assets constituting collateral that secures the repayment of the Convertible Notes and use the proceeds from any such disposition. While Pubco may dispose of assets not constituting collateral, it may not be able to consummate those dispositions quickly or at all or to obtain the proceeds that could be realized from such dispositions. In addition, any such dispositions and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

If we cannot make scheduled payments on our indebtedness, to the extent applicable, we will be in default and holders of the Convertible Notes and our other indebtedness could declare all outstanding principal and interest to be due and payable and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. If we breach the covenants under our debt instruments, we would be in default under such instruments. The holders of such indebtedness could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. All of these events could result in the noteholders losing their entire investment in the Convertible Notes.

Additionally, in the event of a foreclosure on the collateral securing the Convertible Notes, the interests of our equity holders would be adversely affected. The collateral may include assets material to our business, including Bitcoin or other digital assets, and the loss of such assets could significantly impair our operations, financial condition, and prospects. Furthermore, because the claims of secured creditors generally take priority over those of equity holders in a bankruptcy or liquidation scenario, any such foreclosure could materially diminish or eliminate the residual value of Pubco’s equity. As a result, holders of Pubco Stock could lose all or a substantial portion of their investment in the event of a default and subsequent enforcement of remedies by the holders of the Convertible Note.

The debt documents governing debt incurred by Pubco other than the Convertible Notes may contain terms that restrict Pubco’s current and future borrowing costs and reduce its access to capital.

The terms of debt documents for indebtedness that Pubco may incur other than the Convertible Notes may impose significant operating and financial restrictions on Pubco. These restrictions could limit Pubco’s ability to incur additional indebtedness, pay dividends, make investments, sell assets, or engage in certain business transactions. Such covenants may also require Pubco to maintain specified financial ratios or meet other financial conditions. These restrictions could limit Pubco’s flexibility in responding to changing business and economic conditions, increase its borrowing costs, and reduce its ability to obtain additional financing on favorable terms or at all. If Pubco is unable to comply with the covenants or other terms of the Indenture or any other debt documents pursuant to which it incurs indebtedness other than the Convertible Notes, it could result in an event of default, which could have a material adverse effect on Pubco’s business, financial condition, and results of operations.

A lowering or withdrawal of the ratings assigned to Pubco’s debt securities by rating agencies, if any, may increase Pubco’s future borrowing costs and reduce its access to capital.

There can be no assurances that any rating assigned to our debt securities will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Convertible Notes. Credit ratings are not recommendations to purchase, hold or sell the Convertible Notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Convertible Notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Convertible Notes is subsequently lowered or withdrawn for any reason, our noteholders may not be able to resell their Convertible Notes at a favorable price or at all.

The Convertible Notes will be secured by a substantial portion of the assets of Pubco. As a result of these security interests, such assets would only be available to satisfy claims of Pubco’s general creditors or to holders of Pubco’s equity securities if Pubco were to become insolvent to the extent the value of such assets exceeded the amount of Pubco’s secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect Pubco’s financial flexibility.

Pubco anticipates that 100% of the collateral securing the Convertible Notes will be Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as the required collateral for the Convertible Notes. However, pursuant to the Indenture, Pubco has the option to use cash, cash equivalents, and Bitcoin as collateral for the Convertible Notes. Thus, Pubco may reduce the amount of Bitcoin held as collateral for the Convertible Notes in the future. In the event of Pubco’s insolvency, liquidation, dissolution, or reorganization, the assets securing the Convertible Notes will be available to satisfy the claims of the holders of the Convertible Notes and other secured creditors before any remaining value is available to satisfy the claims of Pubco’s unsecured creditors or holders of its equity securities. If the value of the secured assets is insufficient to repay all amounts owed under the Convertible Notes and other secured obligations, Pubco’s general creditors and equity holders may not receive any recovery. Because a significant portion of Pubco’s assets consists of Bitcoin, the value of the collateral securing the Convertible Notes is subject to extreme volatility. See the risk factors entitled “Upon Closing, Pubco’s principal asset will be Bitcoin. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy” and “Bitcoin is a highly volatile asset, and Pubco’s operating results and market price may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.” Sharp declines in the price of Bitcoin could require Pubco to pledge additional Bitcoin, cash, or cash equivalents in order to maintain the collateral coverage required under the terms of the Convertible Notes. Furthermore, the existence of these security interests may limit Pubco’s ability to incur additional secured indebtedness, dispose of assets, or obtain additional financing, thereby reducing its financial flexibility and ability to respond to business opportunities or adverse developments.

Federal and state fraudulent transfer laws may permit a court to void the Convertible Notes and, if that occurs, the Convertible noteholders may not receive any payments on the Convertible Notes.

Under U.S. federal and state laws, a court may void or otherwise decline to enforce the Convertible Notes, or subordinate the Convertible Notes to other obligations of Pubco, if it finds that, at the time the Convertible Notes were issued, Pubco received less than reasonably equivalent value or fair consideration for the Convertible Notes and, among other things, (i) was insolvent or rendered insolvent by reason of the issuance of the Convertible Notes, (ii) was engaged in a business or transaction for which Pubco’s remaining assets constituted unreasonably small capital, or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as they mature. In addition, a court could void the Convertible Notes if it finds that they were issued with actual intent to hinder, delay, or defraud creditors. If a court were to take any such action, noteholders could lose their right to payment on the Convertible Notes, which would have a material adverse effect on their investment.

The conversion rate of the Convertible Notes may not be adjusted for all dilutive events that may occur.

The terms of the Convertible Notes provide for adjustments to the conversion rate in certain circumstances, such as stock splits, stock or cash dividends, certain distributions, tender or exchange offers or a “Make-Whole Fundamental Change” (as such term is defined in the Indenture). However, the conversion rate will not be adjusted for every event that could have a dilutive effect on the value of the Convertible Notes or the underlying Pubco Stock. As a result, events may occur that adversely affect the value of the Convertible Notes or the Pubco Stock into which the Convertible Notes are convertible, but that do not result in an adjustment to the conversion rate. This could result in noteholders receiving less value upon conversion than they would have if the conversion rate had been adjusted for all such events.

The increase in the conversion rate applicable to the Convertible Notes that holders convert in connection with a redemption or conversion may not adequately compensate noteholders for the lost option time value of the Convertible Notes.

If Pubco elects to redeem the Convertible Notes or if certain other events occur, the conversion rate may be increased for notes converted in connection with such events. However, the amount of any such increase may not fully compensate noteholders for the lost time value of their option to convert the Convertible Notes at a later date. As a result, noteholders who convert their notes in connection with a redemption or other event may receive less value than they would have received if they had been able to hold the Convertible Notes until a later date or convert at a more favorable time.

Liquidity, regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the Convertible Notes and the ability of investors to implement a convertible note arbitrage trading strategy.

The trading price and liquidity of the Convertible Notes may be affected by a variety of factors, including changes in market conditions, regulatory actions, and other events beyond Pubco’s control. These factors may make it difficult for investors to buy or sell the Convertible Notes at desired prices or in desired quantities. In addition, the ability of investors to implement a convertible note arbitrage trading strategy, which typically involves taking offsetting positions in the Convertible Notes and the underlying Pubco Stock, may be adversely affected by limited liquidity or other market disruptions. As a result, investors may not be able to realize the expected returns from their investment in the Convertible Notes.

Upon conversion of the Convertible Notes, noteholders may receive less valuable consideration than expected because the value of the Pubco Stock may decline after noteholders exercise their conversion right but before the Pubco settles the conversion obligation.

When a noteholder elects to convert notes into Pubco Stock, there may be a delay between the time the conversion right is exercised and the time Pubco delivers the shares or other consideration. During this period, the market price of Pubco Stock may decrease, resulting in the Convertible Notes noteholder receiving less valuable consideration than anticipated at the time of conversion. This risk is heightened during periods of market volatility or if there are delays in settlement.

Conversion or redemption may adversely affect noteholders’ return on the Convertible Notes.

If the Convertible Notes are converted or redeemed prior to maturity, noteholders may not realize the full potential return on their investment. Early conversion or redemption may occur at times when the market price of Pubco Stock is unfavorable or when interest rates or other market conditions would otherwise make holding the Convertible Notes more advantageous. As a result, noteholders may receive less value than if they had held the Convertible Notes to maturity or converted at a later, more favorable time.

Investors in the Convertible Notes may have to pay U.S. federal income tax if Pubco adjusts the conversion rate of the Convertible Notes in certain circumstances, even if they do not receive any cash.

In certain circumstances, an adjustment to the conversion rate of the Convertible Notes may be treated as a taxable distribution to noteholders for U.S. federal income tax purposes, even if noteholders do not receive any cash or other property as a result of the adjustment. Noteholders may be required to include the amount of such a distribution in their taxable income and pay tax on it, even though they have not received any cash with which to pay the tax. The tax treatment of such adjustments is complex and may vary depending on individual circumstances.

The accounting method for convertible debt securities that may be settled in cash, including the Convertible Notes, may have a material effect on Pubco’s reported financial results.

Under applicable accounting standards, Pubco will be required to separately account for the liability and equity components of the Convertible Notes, which will result in the recognition of non-cash interest expense in Pubco’s financial statements. This could have a material effect on Pubco’s reported net income, earnings per share, and other financial measures. In addition, changes in accounting rules or interpretations could further affect the accounting treatment of the Convertible Notes and Pubco’s reported financial results.

The market price of Pubco Stock, which may fluctuate significantly, may directly affect the value of the Convertible Notes.

The market price of Pubco Stock is likely to fluctuate due to various factors, including Pubco’s financial performance, industry trends, general economic conditions, and market sentiment. Because the Convertible Notes are convertible into Pubco Stock, the value of the Convertible Notes will be directly affected by fluctuations in the market price of Pubco Stock. A decline in the market price of Pubco Stock could reduce the value of the Convertible Notes and the amount that noteholders would receive upon conversion.

There is expected to be limited trading and liquidity for the Convertible Notes, and notwithstanding any registration rights and trading being facilitated through the facilities of The Depository Trust Company, holders’ ability to sell the Convertible Notes could be limited.

The Convertible Notes are a new issue of securities for which there is expected to be only a limited trading market. Although the Convertible Notes may be eligible for trading through the facilities of The Depository Trust Company and Pubco has granted registration rights, there can be no assurance that an active trading market for the Convertible Notes will develop or be maintained. As a result, holders may not be able to sell their notes at desired times or prices, or at all. The lack of liquidity could adversely affect the market value of the Convertible Notes.

Noteholders will not be entitled to any rights with respect to Pubco Stock, but will be subject to all changes made with respect to Pubco Stock.

Until a noteholder converts notes into Pubco Stock, the Convertible Notes noteholder will not have any rights as a stockholder of Pubco, including voting rights or rights to receive dividends or other distributions. However, the value of the Convertible Notes may be affected by changes in the rights, preferences, or privileges of Pubco Stock, or by other actions taken by Pubco with respect to Pubco Stock. As a result, noteholders are subject to the risks associated with changes affecting Pubco Stock, even though they do not have the rights of stockholders.

The Convertible Notes are convertible into Pubco Stock. As a result, noteholders will be subject to all of the risks associated with holding Pubco Stock of a public company listed on Nasdaq.

Because the Convertible Notes are convertible into shares of Pubco Stock, noteholders will be exposed to the risks associated with an investment in Pubco Stock. These risks include, among others, the risk of fluctuations in the market price of Pubco Stock, the risk that Pubco may not pay dividends, and the risk that Pubco’s business, financial condition, or results of operations may be adversely affected by factors beyond its control. In addition, as a public company listed on Nasdaq, Pubco is subject to extensive regulation and reporting requirements, and any failure to comply with these requirements could adversely affect the value of Pubco Stock and, consequently, the value of the Convertible Notes.

Cross-default provisions under the Indenture and under indebtedness documents governing indebtedness of Pubco other than the Convertible Notes could result in liquidity issues and impact its ability to repay its indebtedness obligations generally.

The Indenture contains a cross-default provision that allows for the holders of the Convertible Notes to accelerate repayment of the Convertible Notes in the event of (i) a payment default with respect to any indebtedness of ProCap other than the Convertible Notes in an amount equal to or greater than one-hundred million dollars ($100,000,000) (or its foreign currency equivalent) in the aggregate or (ii) any other default under any such indebtedness that results in such indebtedness becoming or being declared due and payable before its stated maturity.

In addition, the breach of the covenants under the Indenture, including defaults related to payment, conversion of the Convertible Notes or bankruptcy or insolvency-related issues, among other defaults, could result in an event of default under indebtedness of Pubco other than the Convertible Notes, assuming the documents governing any such indebtedness contain similar cross-default or cross-acceleration provisions. Such a default under the Indenture would allow the creditors under such other indebtedness to accelerate the repayment of their indebtedness.

A triggering of any such cross-default or cross-acceleration provisions under the Indenture and/or such other indebtedness on a stand-alone or simultaneous basis could create liquidity issues and adversely impact ProCap’s ability to repay the Convertible Notes and/or such other indebtedness. An inability of ProCap to repay the holders of the Convertible Notes would give such holders the right to proceed against the collateral granted to them to secure such indebtedness. Assuming such other indebtedness other than the Convertible Notes is also secured, the creditors under such indebtedness would similarly have the right to proceed against the collateral granted to them to secure their indebtedness. Additionally, ProCap may not be able to incur additional loans from other lenders to enable it to refinance the Convertible Notes and/or any such other indebtedness.

Risks Related to Taxation

Unrealized fair value gains on our Bitcoin holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the IRS issued proposed regulations with respect to the application of CAMT.

Additionally, Pubco is required to adopt ASU 2023-08, under which Bitcoin holdings must be measured at fair value in our statement of financial position, with gains and losses from changes in the fair value of our Bitcoin recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include any unrealized gains or losses reported in the applicable tax year.

Accordingly, as a result of the enactment of the IRA and our adoption of ASU 2023-08, we may be subject to CAMT in the 2026 taxable year and beyond. If we become subject to CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

The Domestication may cause U.S. Holders to recognize gain or include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)).

It is intended that the Domestication qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and subject to the discussion below under the section entitled “U.S. Federal Income Tax Considerations”:

•        a U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CCCM entitled to vote and less than 10% of the total value of all classes of stock of CCCM, will generally not recognize any gain or loss and will generally not be required to include any part of CCCM’s earnings in income pursuant to the Domestication.

•        a U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CCCM entitled to vote and less than 10% of the total value of all classes of stock of CCCM will generally recognize gain (but not loss) with respect to the shares of CCCM, a Delaware corporation, received in the Domestication. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to such U.S. Holder, provided certain other requirements are satisfied; and

•        a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of stock of CCCM entitled to vote or 10% or more of the total value of all classes of stock of CCCM will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns.

As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” CCCM believes it is likely properly classified as a PFIC for U.S. federal income tax purposes. If CCCM were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Public Shares for shares of Pubco Stock pursuant to the Domestication.

Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under the section entitled “U.S. Federal Income Tax Considerations — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their Public Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code.

The tax consequences of the Domestication are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”

The exercise redemption rights may be treated as a sale or distribution.

The U.S. federal income tax consequences of exercising redemption rights with respect to your Public Shares depends on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of CCCM stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Mergers) relative to all of the shares of CCCM stock outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

The Mergers may cause U.S. Holders to recognize capital gain or loss for U.S. federal income tax purposes.

Each of CCCM and Pubco intends for the Mergers, taken together and as part of an integrated transaction, to be treated as, and each will take the position that the Mergers should be treated as, an exchange within the meaning of Section 351(a) of the Code. Assuming the Mergers so qualify, U.S. Holders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Pubco Stock issued in the Mergers.

The obligations CCCM and Pubco to complete the Mergers are not conditioned on the receipt of opinions of counsel to the effect that the Mergers will qualify as an exchange within the meaning of Section 351(a) of the Code for U.S. federal income tax purposes. If the Mergers do not qualify as an exchange under Section 351(a) of the Code, each U.S. Holder will generally recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Pubco Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares, Common Units, or the Preferred Units exchanged therefor. Special considerations apply to U.S. Holders of Public Warrants. For a discussion such considerations, and a more complete description of the material U.S. federal income tax consequences of the Mergers, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

Extraordinary General Meeting of CCCM Shareholders

General

CCCM is furnishing this proxy statement/prospectus to CCCM Shareholders as part of the solicitation of proxies by the CCCM Board for use at the Meeting to be held on December 3, 2025, and at any adjournment thereof. This proxy statement/prospectus provides CCCM Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on December 3, 2025, at 9:00 a.m., Eastern Time. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/columbuscirclecap/2025.

Purpose of the Extraordinary General Meeting of Shareholders

At the Meeting, CCCM is asking CCCM Shareholders to:

•        consider and vote upon the Domestication Proposal;

•        consider and vote upon the CCCM Interim Charter Proposal. Copies of the Interim Charter and CCCM Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively;

•        consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•        consider and vote on the Pubco Charter Proposal;

•        consider and vote upon the Organizational Documents Proposals;

•        consider and vote upon the Director Election Proposal;

•        consider and vote upon the Nasdaq Proposal;

•        consider and vote upon the Incentive Plan Proposal. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F; and

•        consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Recommendation of the CCCM Board

The CCCM Board has unanimously determined that the Business Combination Proposal is in the best interests of CCCM and the CCCM Shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Domestication Proposal, “FOR” the CCCM Interim Charter Proposal, “FOR” the Business Combination Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Issued and Outstanding Shares; CCCM Shareholders Entitled to Vote

CCCM Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned Ordinary Shares at the close of business on October 15, 2025, which is the Record Date for the Meeting. CCCM Shareholders are entitled to one vote at the Meeting for each Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 34,038,333 Ordinary Shares issued and outstanding, consisting of 25,705,000 Class A Ordinary Shares and 8,333,333 Class B Ordinary Shares. Of these shares, 25,000,000 were Public Shares, with the rest being held by the Sponsor and the Representatives.

Quorum and Vote of CCCM Shareholders

A quorum of CCCM Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of at least one-third of the then issued and outstanding Ordinary Shares (whether in person or by proxy). As of the Record Date, CCCM Shareholders holding 11,346,111 Ordinary Shares would be required to achieve a quorum at the Meeting. In addition to the Ordinary Shares held by the Sponsor, which represent approximately 25.3% of the issued and outstanding Ordinary Shares and which will count towards this quorum, CCCM will need only CCCM Shareholders holding 2,747,778 Ordinary Shares, or approximately 11.0%, of the 25,000,000 Public Shares to be represented in person or by proxy at the Meeting to have a valid quorum. For passing each of the Domestication Proposal and the CCCM Interim Charter Proposal, a quorum of the holders of Class B Ordinary Shares would be required and would consist of at least one person holding or representing by proxy at least one-third of the issued Class B Ordinary Shares to be represented in person (including via the virtual meeting platform) or by proxy at the meeting.

Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CCCM Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CCCM Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CCCM or the CCCM Board. Each of the Domestication Proposal and the CCCM Interim Charter Proposal is required to be approved by a special resolution of the holders of Class B Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Assuming a quorum is established, a CCCM Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor has agreed to vote its 8,598,333 Ordinary Shares, representing approximately 25.3% of the issued and outstanding Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting) and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Voting Your Ordinary Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Ordinary Shares you beneficially own are properly counted.

Voting Your Ordinary Shares — Shareholders of Record

There are three ways to vote your Ordinary Shares at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Ordinary Shares will be voted as recommended by the CCCM Board “FOR” the Domestication Proposal, “FOR” the CCCM Interim Charter Proposal,

“FOR” the Business Combination Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    CCCM Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting https://www.cstproxy.com/columbuscirclecap/2025 and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Attend Meeting and Vote.    If you attend the Meeting, you may submit your vote at the Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Meeting will be counted.

Voting Your Shares — Beneficial Owners

If your Ordinary Shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those Ordinary Shares and those Ordinary Shares are considered as held in “street name.” If you are a beneficial owner of Ordinary Shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from CCCM. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your Ordinary Shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your Ordinary Shares along with your name and email address to CST. Requests for registration should be directed to proxy@continentalstock.com. Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Telephone: 917-262-2373
Email: proxy@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 9:00 a.m., Eastern Time, on November 28, 2025.

You will receive a confirmation of your registration by email after CCCM receives your registration materials. You may attend the Meeting by visiting https://www.cstproxy.com/columbuscirclecap/2025. You will also need a voter control number included on your proxy card in order to be able to vote your Ordinary Shares or submit questions during the Meeting. Follow the instructions provided to vote. CCCM encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by CCCM Sponsor, Directors and Officers

The Sponsor has agreed to vote its 8,598,333 Ordinary Shares, representing approximately 25.3% of the issued and outstanding Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CCCM Shareholders by an ordinary resolution, in addition to the Sponsor’s Ordinary Shares, CCCM would need only 8,420,834, or approximately 33.7%, of the 25,000,000 Public Shares (assuming all issued and outstanding Ordinary Shares are voted at the Meeting), and none of the 25,000,000 Public Shares assuming a minimum number of Ordinary Shares to achieve a quorum are voted at the Meeting, to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Domestication Proposal and the CCCM Interim Charter Proposal, each of which requires approval of holders of Class B Ordinary Shares by a special resolution, none of the 25,000,000 Public Shares may be voted in favor of such Proposals in order to have such Proposals approved.

Attending the Meeting

The Meeting will be held on December 3, 2025 at 9:00 a.m. Eastern Time. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/columbuscirclecap/2025. You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/columbuscirclecap/2025 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Revoking Your Proxy

If you are a CCCM Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to Columbus Circle Capital Corp. I, 3 Columbus Circle, 24th Floor, New York, New York 10019, Attn: Secretary, so that it is received by CCCM’s Secretary on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a CCCM Shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Morrow Sodali LLC, CCCM’s proxy solicitor, at (203) 658-9400 or (800) 662-5200 (banks and brokers), or email at BRR@investor.sodali.com.

Redemption Rights

Pursuant to the CCCM Memorandum and Articles, any holders of Public Shares may demand that such Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (less taxes payable), calculated as of two (2) business days prior to the Closing. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the CCCM IPO (calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to CCCM to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $251.2 million as of June 30, 2025, the estimated per share redemption price would have been $10.05.

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern Time on December 1, 2025 (two (2) business days before the Meeting), tender your Public Shares physically or electronically and submit a request in writing that CCCM redeem your Public Shares for cash to CST, CCCM’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

•        deliver your Public Shares either physically or electronically through DTC to CST at least two (2) business days before the Meeting. Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from CST and time to effect delivery. It is CCCM’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, CCCM does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their Public Shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your Public Shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to CST) and thereafter, with CCCM’s consent, until the Closing of the Business Combination. If you delivered your Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return your Public Shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed above.

Prior to exercising redemption rights, Public Shareholders should verify the market price of Class A Ordinary Shares, as they may receive greater proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Ordinary Shares when you wish to sell your Public Shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the consummation of the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

In connection with the CCCM IPO, the Sponsor and CCCM’s officers and directors agreed to waive any redemption rights with respect to any Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CCCM’s officers and directors did not receive separate consideration for the waiver.

Appraisal Rights

CCCM Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under either the Cayman Companies Act or under the DGCL.

Proxy Solicitation Costs

CCCM is soliciting proxies on behalf of the CCCM Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CCCM and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CCCM will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CCCM will bear the cost of the solicitation.

CCCM has hired Morrow Sodali LLC to assist in the proxy solicitation process. CCCM will pay Morrow Sodali LLC a fee of $25,000 plus 6% for administration, technology and research and data services, plus reimbursement of out-of-pocket expenses in connection with services relating to the Meeting.

CCCM will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CCCM will reimburse them for their reasonable expenses.

PROPOSAL 1: THE DOMESTICATION PROPOSAL

Summary of the Proposal

General

CCCM is proposing to change its corporate structure and de-register as an exempted company incorporated under the laws of the Cayman Islands and re-register as a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a transfer by way of continuation of CCCM under the laws of the Cayman Islands and the State of Delaware as described under “— Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by the filing of an application to de-register CCCM with the Registrar of Companies of the Cayman Islands and the filing of a Certificate of Corporate Domestication and the Interim Charter (subject to the approval of the CCCM Interim Charter Proposal) with the Delaware Secretary of State. The Domestication will become effective at least one business day prior to the Closing of the Business Combination. In connection with the Domestication, all outstanding Class A Ordinary Shares will convert into outstanding shares of CCCM Class A common stock and all outstanding Class B Ordinary Shares will convert into outstanding shares of CCCM Class B common stock, as the continuing Delaware corporation.

Only holders of Class B Ordinary Shares will be entitled to vote on continuing CCCM in a jurisdiction outside the Cayman Islands.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Cayman Companies Act. Certain differences exist between the DGCL and the Cayman Companies Act that will alter certain of the rights of shareholders and affect the powers of the CCCM Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, CCCM may continue to refer to the share owners of CCCM as “shareholders.”

Provision	Cayman Islands	Delaware
Applicable legislation	The Cayman Companies Act	General Corporation Law of the State of Delaware
General Vote Required for Combinations with Interested Stockholders/Shareholders	No similar provision.

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.

Provision	Cayman Islands	Delaware
Appraisal Rights

Under the Companies Act and subject to certain exceptions, shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the courts of the Cayman Islands.

Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Requirements for Stockholder/Shareholder Approval

Certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions”

Stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, or dissolution require a majority of the outstanding shares entitled to vote thereon; most other stockholder approvals require a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter, provided a quorum is present.

Provision	Cayman Islands	Delaware

as a whole, or with respect to specific provisions. Under the CCCM Memorandum and Articles an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous resolution in writing.

Requirement for Quorum

The holders of at least one-third of the issued and outstanding shares of the company being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall constitute a quorum.

Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the organizational documents, but cannot be less than one-third of the shares entitled to vote at the meeting.
Stockholder/Shareholder Consent to Action Without Meeting

A company’s articles of association may allow shareholders to pass special and ordinary resolutions in writing. Special resolutions passed in writing must be approved by all the members entitled to vote at a general meeting of the company. Ordinary resolutions passed in writing may be approved by such number of shareholders as prescribed by the company’s articles of association. Our CCCM Memorandum and Articles requires an Ordinary Resolution in writing to be adopted unanimously.

Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.
Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of their memorandum and articles of association, register of mortgages and charges, and any special resolutions). Under Cayman Islands law, the names of an exempted company’s current directors can be obtained from a search conducted at the Registrar of Companies.

Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Provision	Cayman Islands	Delaware
Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

A stockholder may bring a derivative suit subject to procedural requirements.
Removal of Directors

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, directors may be granted the power to remove a director.

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Number of Directors	Subject to the memorandum and articles of association, the board of directors of a company may increase the size of the board and fill any vacancies.

The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Provision	Cayman Islands	Delaware
Fiduciary Duties of Directors

The fiduciary duties of a director of a Cayman Islands exempted company are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of the director’s own fraud or willful default.

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may limit the liability of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as limiting liability for fraud or willful default.

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Reasons for the Domestication

The CCCM Board has determined that it would be in the best interests of CCCM to effect the Domestication prior to the completion of the Business Combination to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

Additionally, the CCCM Board has determined that it would be in the best interests of CCCM to effect the Domestication. The CCCM Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures CCCM is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to CCCM’s corporate legal affairs following the Business Combination.

Regulatory Approvals; Third Party Consents

CCCM is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. CCCM must comply with applicable United States federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon CCCM and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Required Vote and Recommendation of the CCCM Board

The approval of the Domestication Proposal will require a special resolution of the holders of Class B Ordinary Shares under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by CCCM Shareholders.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that in accordance with Article 48 of the current amended and restated articles of association of Columbus Circle Capital Corp I (“CCCM”), CCCM transfer by way of continuation to the State of Delaware and thereby be de-registered as an exempted company in the Cayman Islands and be registered by way of continuation as a corporation in the State of Delaware.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 2: THE CCCM INTERIM CHARTER PROPOSAL

Summary of the Proposal

CCCM is proposing to adopt, subject to the approval of the Domestication Proposal by way of a special resolution, upon the Domestication taking effect, the Interim Charter and CCCM Bylaws, which amends and removes the provisions of the CCCM Memorandum and Articles that terminate or otherwise become inapplicable because of the Domestication and otherwise provides CCCM’s shareholders with the same or substantially the same rights as they have under the CCCM Memorandum and Articles. The Interim Charter and CCCM Bylaws, which will become effective upon the Domestication, are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Interim Charter and CCCM Bylaws in their entirety for a more complete description of their terms.

Only holders of Class B Ordinary Shares will be entitled to vote on the approval of the Interim Charter and CCCM Bylaws as the constitutional documents of CCCM upon a continuation in a jurisdiction outside the Cayman Islands.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, certain rights of shareholders will be governed by the Interim Charter and CCCM Bylaws rather than the CCCM Memorandum and Articles (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the CCCM Board and management will be altered as a result. The CCCM Bylaws are identical to the Pubco Bylaws, except that the CCCM Bylaws provide for stockholders’ action by written consent following the Closing.

Shareholders should consider the following summary comparison of the CCCM Memorandum and Articles, on the one hand, and the Interim Charter, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the CCCM Memorandum and Articles and the proposed Interim Charter and CCCM Bylaws of CCCM. You should read the forms of the Interim Charter and CCCM Bylaws attached to this proxy statement/prospectus as Annex B and Annex C, respectively, carefully and in its entirety.

CCCM Memorandum and Articles	Delaware Interim Charter
Corporate Purpose
The objects for which CCCM is established are unrestricted and CCCM shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.	The purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Authorized Share Capital/Capital Stock

CCCM’s authorized share capital is US$55,500 divided into 500,000,000 Class A Ordinary Shares, par value US$0.0001 per share, 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share and 5,000,000 preference shares, par value US$0.0001 per share.

The total number of shares of all classes of capital stock which CCCM shall have authority to issue is 555,000,000 shares, of which 500,000,000 shares shall be Class A common stock, par value $0.0001 per share, 50,000,000 shares shall be Class B common stock, par value $0.0001 per share, and 5,000,000 shares shall be preferred stock, par value $0.0001 per share.

Preference Shares.    The directors of CCCM may issue, allot and dispose of shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise to such persons, at such times and on such terms as they think proper, and may also vary such rights (subject to Companies Act and the CCCM Memorandum and Articles); and grant options with respect to such shares and issue warrants or similar instruments with respect thereto, save that the directors of CCCM shall not allot, issue, grant options over or otherwise dispose of shares to the extent that it may affect the ability of CCCM to carry out a “Class B Share Conversion” as set out in the CCCM Memorandum and Articles.

Preferred Stock.    The CCCM Board is expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the CCCM Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the CCCM Board is expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

CCCM Memorandum and Articles	Delaware Interim Charter

Rights and Options.    The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied (i) by the creation, allotment or issue of further shares ranking pari passu therewith or shares issued with preferred or other rights or (ii) where the constitutional documents of CCCM are amended or new constitutional documents are adopted, in each case, as a result of CCCM undertaking a transfer by way of continuation to a jurisdiction outside the Cayman Islands.

Rights and Options.    CCCM has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of CCCM’s capital stock or other securities, and such rights, warrants and options shall be evidenced by instrument(s) approved by the CCCM Board. The CCCM Board is expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Ordinary Shares.    The directors of CCCM may issue, allot, and dispose of shares, in such manner, on such terms and having such rights and being subjected to such restrictions as they may from time to time determine, and may also vary such rights (subject to the Companies Act and the CCCM Memorandum and Articles); and grant options with respect to such shares and issue warrants or similar instruments with respect thereto, save that the directors of CCCM shall not allot, issue, grant options over or otherwise dispose of shares to the extent that it may affect the ability of CCCM to carry out a “Class B Share Conversion” as set out in the CCCM Memorandum and Articles.

Common Stock.    The CCCM Board is expressly authorized to provide for the issuance of shares of common stock from time to time. Except as may otherwise be provided in the Interim Charter (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of preferred stock), each holder of common stock will be entitled to one vote for each share of common stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Directors; Classes

The directors of CCCM are divided into three classes: Class I, Class II and Class III. The Class I directors shall stand appointed for a term of three years expiring at CCCM’s first annual general meeting, the Class II directors shall stand appointed for a term of three years expiring at CCCM’s second annual general meeting, and the Class III directors shall stand appointed for a term of three years expiring at CCCM’s third annual general meeting. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The number of directors will be as set forth in the CCCM Bylaws.

The CCCM Board will be divided into three classes designated as Class I, Class II and Class III. The Class I directors shall stand elected for a term expiring at CCCM’s first annual stockholder meeting following the time of effectiveness of the Interim Charter and the Class II directors shall stand elected for a term expiring at CCCM’s second annual stockholder meeting following the time of effectiveness of the Interim Charter and the Class III directors shall stand elected for a term expiring at CCCM’s third annual stockholder meeting following the time of effectiveness of the Interim Charter. At each annual meeting of the stockholders of CCCM following the time of effectiveness of the Interim Charter, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal.

CCCM Memorandum and Articles	Delaware Interim Charter
Board Vacancies; Removal

Directors may be appointed either to fill a vacancy in the CCCM board of directors or as an additional director by the Directors CCCM or by Ordinary Resolution (being the affirmative vote of a simple majority of the holders of Shares entitled to vote, voting in person or by proxy at a general meeting of CCCM more a resolution passed in writing by all of the holders of Shares).

Prior to the initial business combination, CCCM may by an Ordinary Resolution of the holders of the Class B Shares (being the affirmative vote of a simple majority of the holders of Class B Shares entitled to vote, voting in person or by proxy at a general meeting of CCCM more a resolution passed in writing by all of the holders of Class B Shares) appoint any person to be a director. Any director appointed in accordance with the CCCM Memorandum and Articles shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the CCCM Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of CCCM entitled to vote generally in the election of directors, voting together as a single class.

Stockholder/Shareholder Voting

Subject to any rights or restrictions for the time being attached to any share, every shareholder present in person and every person representing a shareholder by proxy shall, at a general meeting of CCCM, have one (1) vote for each share of which he or the person represented by proxy is the holder.

Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or the Interim Charter, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Stockholder/Shareholder Meetings

The directors, the CEO, or the chairman may call a general meeting. If at any time there are no directors, any two shareholders (or if there is only one shareholder, then that shareholder) entitled to vote at general meetings may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the directors.

Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of CCCM may be called only by the chairman of the CCCM Board, chief executive officer of CCCM, or the CCCM Board pursuant to a resolution adopted by a majority of the CCCM Board, and the stockholders of record, owning not less than 10% of the entire capital stock of CCCM issued and outstanding and entitled to vote.

Stockholders must comply with certain advance notice procedures to nominate candidates to the CCCM Board or to propose matters to be acted upon at a stockholders’ meeting, as provided in the CCCM Bylaws.

Any action required or permitted to be taken by the stockholders of CCCM may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.

CCCM Memorandum and Articles	Delaware Interim Charter
Amendments to the Governing Documents

Subject to the Companies Act, CCCM may by Special Resolution alter or amend the CCCM Memorandum and Articles in whole or in part. Prior to the closing of a Business Combination, only the Class B Shares shall carry the right to vote on a Special Resolution for the purposes of amending the CCCM Memorandum and Articles in accordance with a continuation of CCCM out of the Cayman Islands.

The CCCM Board and the stockholders have the power to adopt, amend, alter or repeal the Interim Charter and CCCM Bylaws.

CCCM may amend any provision in the Interim Charter in the manner prescribed by the DGCL, except that amendments to Article IX of the Interim Charter (“Business Combination”) may be approved only by (x) a resolution approved at a duly convened and constituted meeting of the stockholders of CCCM by the affirmative vote of at least two-thirds of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of all of the votes of all the shares entitled to vote thereon.

Authority of the Directors

The business shall be managed by the directors who may pay all expenses incurred in setting up and registering CCCM and may exercise all the powers of CCCM as conferred upon them in the CCCM Memorandum and Articles and the Companies Act.

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by CCCM, subject to the provisions of the DGCL, the Interim Charter or the CCCM Bylaws adopted by the stockholders.

Liability of Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default. The CCCM Memorandum and Articles provides for indemnification of officers and directors against any pending or threatened action or proceeding, costs, charges, expenses, losses, damages or liabilities incurred, other than by the director’s or officer’s own actual fraud, willful default or willful neglect.

A director of CCCM shall not be liable to CCCM or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of this provision shall not adversely affect any right or protection of a director of CCCM in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification of Directors, Officers, Employees and Others
See “Liability of Directors” above.

To the fullest extent permitted by applicable law, CCCM shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of CCCM or, while a director or officer of CCCM, is or was serving at the request of CCCM as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding, provided, however, that, except in certain circumstances, CCCM shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee

CCCM Memorandum and Articles	Delaware Interim Charter

only if such proceeding (or part thereof) was authorized by the CCCM Board. Indemnitees shall also have the right to be paid by CCCM the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, subject to the requirements concerning an undertaking to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified as set forth in the Interim Charter.

Exclusive Forum

Without prejudice to any other rights or remedies that CCCM may have, each shareholder acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly CCCM shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

The provisions of the CCCM Memorandum and Articles with respect to exclusive jurisdiction shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Exchange Act, or any claim for which federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Subject to certain exceptions, unless CCCM consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of CCCM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CCCM to CCCM or CCCM’s stockholders, (iii) any action asserting a claim against CCCM, its directors, officers or employees arising pursuant to any provision of the DGCL, the Interim Charter or the CCCM Bylaws, or (iv) any action asserting a claim against CCCM, its directors, officers or employees governed by the internal affairs doctrine. Unless CCCM consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

This exclusive forum provision will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

CCCM Memorandum and Articles	Delaware Interim Charter
Business Opportunities

To the fullest extent permitted by applicable law, none of the Sponsor or any individual serving as a director or an officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCCM. To the fullest extent permitted by applicable law, CCCM renounces any interest or expectancy of CCCM in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and CCCM, on the other or the presentation of which would breach an existing legal obligation of a member of Management to any other entity. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Management shall have no duty to communicate or offer any such corporate opportunity to CCCM and shall not be liable to CCCM or its Members for breach of any fiduciary duty as a Member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to CCCM. Except as provided elsewhere in the CCCM Memorandum and Articles, to the fullest extent permitted by applicable law, CCCM renounces any interest or expectancy of CCCM in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both CCCM and the Management, about which a director and/or officer who is also a member of Management acquires knowledge. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced pursuant to the CCCM Memorandum and Articles to be a breach of duty to CCCM or its Members, CCCM waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that CCCM may have for such activities. To the fullest extent permitted by applicable law, the provisions of the articles apply equally to activities conducted in the future and that have been conducted in the past.

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to CCCM or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Interim Charter or in the future, and CCCM renounces any expectancy that any of the directors or officers of CCCM will offer any such corporate opportunity of which he or she may become aware to CCCM, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of CCCM with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of CCCM and (i) such opportunity is one CCCM is legally and contractually permitted to undertake and would otherwise be reasonable for CCCM to pursue and (ii) the director or officer is permitted to refer that opportunity to CCCM without violating any legal obligation.

Notwithstanding anything to the contrary provided above, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a director or officer of the CCCM and it is an opportunity CCCM is able to complete on a reasonable basis.

CCCM Memorandum and Articles	Delaware Interim Charter
Indemnification of Directors, Officers, Employees and Others
See “Liability of Directors” above.

To the fullest extent permitted by applicable law, CCCM shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of CCCM or, while a director or officer of CCCM, is or was serving at the request of CCCM as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding, provided, however, that, except in certain circumstances, CCCM shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the CCCM Board. Indemnitees shall also have the right to be paid by CCCM the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, subject to the requirements concerning an undertaking to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified as set forth in the Interim Charter.

Exclusive Forum
See “Exclusive Forum” above.

Subject to certain exceptions, unless CCCM consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of CCCM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CCCM to CCCM or CCCM’s stockholders, (iii) any action asserting a claim against CCCM, its directors, officers or employees arising pursuant to any provision of the DGCL or the Interim Charter, or (iv) any action asserting a claim against CCCM, its directors, officers or employees governed by the internal affairs doctrine. Unless CCCM consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

CCCM Memorandum and Articles	Delaware Interim Charter

This exclusive forum provision will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

You should note that not only will the Interim Charter preserve the existing rights of the Ordinary Shares, but also that the existing provisions of the CCCM Memorandum and Articles (including Article 17 of the CCCM Memorandum and Articles and those other provisions which cannot be amended prior to the Closing or made subject to certain restrictions or amendment) will be replicated or substantively replicated in the Interim Charter.

Reasons for the Adoption of the Interim Charter and CCCM Bylaws

Following the Domestication, the CCCM Memorandum and Articles will no longer be the governing documents for CCCM, and CCCM will need to adopt new governing documents under Delaware law. CCCM is proposing to adopt, upon the Domestication taking effect, the Interim Charter and CCCM Bylaws, which amends and removes the provisions of the CCCM Memorandum and Articles that terminate or otherwise become inapplicable because of the Domestication and otherwise provides CCCM’s shareholders with the same or substantially the same rights as they have under the CCCM Memorandum and Articles. The Interim Charter and CCCM Bylaws, which will become effective upon the Domestication, are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Interim Charter and CCCM Bylaws in their entirety for a more complete description of their terms.

Required Vote and Recommendation of the CCCM Board

The approval of the CCCM Interim Charter Proposal will require a special resolution of the holders of Class B Ordinary Shares under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as of the Record Date present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. The CCCM Interim Charter Proposal is conditioned on the approval of the Domestication Proposal. Therefore, if the Domestication Proposal is not approved, the CCCM Interim Charter Proposal will have no effect, even if approved by CCCM Shareholders.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that, subject to the approval of the proposal (as a special resolution) to transfer Columbus Circle Capital Corp I (“CCCM”) by way of continuation to the State of Delaware and de-register as an exempted company in the Cayman Islands and be registered by way of continuation as a corporation in the State of Delaware, the amended and restated memorandum and articles of association of CCCM, as currently in effect (the “A&R Memorandum and Articles”), be replaced in its entirety by the certificate of incorporation and bylaws, governed by the laws of the State of Delaware, substantially in the forms attached to this proxy statement/prospectus as Annex B and Annex C, be approved and adopted in substitution of the A&R Memorandum and Articles and be effective upon the registration of CCCM as a corporation in the State of Delaware.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CCCM INTERIM CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 3: The Business Combination Proposal

General

CCCM Shareholders are being asked to approve the Business Combination Agreement and the Business Combination. CCCM Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached hereto as Annex A. Please see the section entitled “The Business Combination — The Business Combination Agreement” and “— Ancillary Documents” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Proposal.

CCCM may consummate the Business Combination only if (i) the Domestication Proposal is approved by a special resolution of the holders of the Class B Ordinary Shares, being a resolution passed at the Meeting by the affirmative vote of holders of at least two-thirds of the issued and outstanding Class B Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting, (ii) the Business Combination Proposal is approved by an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the CCCM Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting, (iii) the Nasdaq Proposal is approved by an ordinary resolution, being a resolution passed at the Meeting by a simple majority of votes cast by, or on behalf of, the CCCM Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting, and (iv) the Incentive Plan Proposal is approved by an ordinary resolution, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting.

If any of those Proposals is not approved by CCCM Shareholders, the Business Combination will not be consummated, unless waived by the parties. Each of the Domestication Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are conditional upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

On June 23, 2025, CCCM, Pubco, ProCap, SPAC Merger Sub, Company Merger Sub and Professional Capital Management entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation, and upon Closing, (i) SPAC Merger Sub will merge with and into CCCM in the SPAC Merger, with CCCM continuing as the surviving entity, as a result of which CCCM Shareholders will receive one share of Pubco Stock for each Class A Ordinary Share held by such CCCM Shareholder (including the Class A Ordinary Shares issued upon conversion of the Class B Ordinary Shares in accordance with the CCCM Memorandum and Articles), and (ii) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity, as a result of which the members of ProCap will receive shares of Pubco Stock in exchange for their Company membership interests as described below in the section entitled “The Business Combination.”

Organizational Structure

Prior to the Business Combination

The following simplified diagrams illustrate the ownership structures of CCCM, ProCap and Pubco before the consummation of the Business Combination:

CCCM

ProCap and Pubco

Following the Business Combination

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Business Combination:

Headquarters; Listing of Securities

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at 600 Lexington Avenue, Floor 2, New York, NY 10022; and

•        if Pubco’s application for listing are approved, shares of Pubco Stock and Pubco Warrants will be traded on the Nasdaq Global Market under the symbols “BRR” and “BRRW,” respectively.

Background of the Business Combination

CCCM is a blank check company incorporated as an exempted company under the laws of the Cayman Islands on June 25, 2024, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Business Combination Agreement, CCCM searched for a business combination target, drawing upon the networks of relationships of its management team and the members of the CCCM Board across different industries, leveraging the significant experience of CCCM’s officers and directors in analyzing and evaluating companies and market opportunities across a variety of sectors. Prior to consummating the CCCM IPO on May 15, 2025, neither CCCM, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with ProCap. The terms of the proposed Business Combination with ProCap are the result of arm’s-length negotiations between representatives of CCCM and ProCap. The following is a brief description of the background of these negotiations and the resulting proposed Business Combination.

During its search process, CCCM formally evaluated approximately seven business combination opportunities (including ProCap) across sectors including Internet of Things, mining, gaming, entertainment, blockchain and fintech and digital infrastructure businesses. These potential targets had operations in various jurisdictions, including the United States, Canada, Switzerland, UK and Spain. CCCM identified these target businesses through a combination of business and relationships of members of CCCM and introductions facilitated by the Placement Agents engaged by CCCM. As CCCM continued to gather and evaluate information about these potential business combination opportunities (including, among other factors, target company management qualifications, preparedness to go public and perceived likelihood of companies’ abilities to timely proceed with a business combination transaction process), CCCM was able to further narrow the companies it was evaluating to focus on a group of four businesses, with which CCCM entered into non-disclosure agreements. During CCCM’s search for a business combination target, CCCM management kept members of the CCCM Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors and the material discussions with such businesses and the status thereof.

With regard, in particular, to the four potential target businesses with which CCCM entered into non-disclosure agreements, CCCM engaged in substantive discussions with management, advisors, significant stockholders and/or other representatives of such businesses. For the potential business combination opportunities that were deemed to warrant significant interest, CCCM management and members of the CCCM Board carried out diligence efforts, including receiving presentations from and holding discussions with management teams, evaluating management experience and engaging in readiness discussions, and assessing these target companies’ attributes and growth prospects within their respective industries and markets. CCCM, in the course of its search and evaluation process, met with management teams of five potential target businesses (including ProCap) and entered into four NDAs.

Description of Negotiation Process with Candidates other than ProCap.

Below is a summary of targets other than ProCap that were considered to have progressed to a more advanced stage and the reasons why CCCM did not proceed with these candidates.

•        Target A:    Target A, an IoT company based in Europe, was introduced to CCCM by Garret Curran, a CCCM Board member. Following execution of an NDA, CCCM received preliminary materials and held meetings with Target A’s chief executive officer. After further discussions, CCCM ultimately discontinued discussions with Target A because it appeared possible that the timeline for Target A to provide PCAOB-audited financial statements might be prohibitive relative to the overall transaction process.

•        Target B:    Target B, a mining company, was introduced to CCCM by an investment banking contact with whom Mr. Quin has a long-standing relationship. Following execution of an NDA, CCCM management discussed Target B’s operations with the management of Target B. However, it became clear to CCCM during these discussions that the parties’ expectations regarding the terms and timeline to consummate a business combination were not aligned and CCCM accordingly determined not to further pursue the opportunity.

•        Target C:    Target C, a United States-based gaming company generating significant EBITDA, was introduced to CCCM by contacts of Mr. Quin at a New York City-based private credit fund. After executing an NDA, CCCM discussed a potential transaction with Target C’s management, as well as the efforts Target C would need to undertake in preparation of becoming a public company. However, CCCM ultimately determined to discontinue these discussions, as Target C’s timeline to prepare to become a public company did not align with CCCM’s timing expectations.

Description of Negotiations between CCCM and ProCap.

On May 31, 2025, Cohen, one of the Placement Agents engaged by CCCM and ProCap in connection with the financing transactions pursued in connection with the proposed Business Combination, informed CCCM of Mr. Pompliano’s background and willingness to consider pursuing a potential transaction with a special purpose acquisition company. Following such discussions, representatives of Cohen introduced Mr. Quin, chief executive officer of CCCM, to Mr. Pompliano, the founder of ProCap. During such meeting, Mr. Quin and Mr. Pompliano discussed initial thoughts regarding the possibility of pursuing a business combination transaction and Mr. Pompliano shared his views on the attractiveness of a transaction with ProCap, which would involve raising capital in order for ProCap to purchase Bitcoin assets as part of a broader strategy the company would like to implement once public, if a go-public transaction could be identified and pursued. Mr. Quin, based on his familiarity and extensive involvement with U.S. capital markets, was already aware of transactions in the market with similarities to the transaction Mr. Pompliano described wanting to pursue, including relative to a strategy to accumulate Bitcoin assets. Mr. Quin, based on his extensive professional background in capital markets transactions, recognized the potential for a business combination involving a target company that would employ a so-called Bitcoin “treasury” strategy as part of its business plans.

On June 1, 2025, Mr. Quin, Ellenoff Grossman & Schole LLP (“EGS”), U.S. counsel to CCCM, Mr. Pompliano, and Reed Smith LLP (“RS”), counsel to ProCap, along with representatives of the Placement Agents, held a video conference meeting to discuss elements of a potential business combination transaction, including, among other matters, entities to be involved, potential transaction structures and timing. The parties also discussed financing transactions that the parties may wish to pursue in connection with the Business Combination and ProCap’s plans to accumulate Bitcoin assets, prior to going public, as part of the transactions.

On June 1, 2025, Mr. Quin, who is based in Europe, flew to New York to join Mr. Pompliano for an in-person meeting on June 2, 2025 in New York City. During such meeting, Mr. Quin and Mr. Pompliano discussed elements of a potential business combination transaction, including the formation and operation of a public company that would include a primary strategy of holding and acquiring Bitcoin as part of its business operations, including the contribution of capital by third party investors for the purpose of acquiring Bitcoin. Messrs. Quin and Pompliano also discussed ProCap’s strategic goals relative to digital marketing services, client advisory work and media exposure.

Following such meeting, on June 2, 2025, EGS, at CCCM’s request, sent an initial non-binding letter of intent (the “Initial LOI”) to RS, which the parties subsequently discussed and negotiated, as further described below, ultimately culminating in the parties entering into a signed LOI on June 13, 2025, as further described below.

The terms proposed by CCCM in the Initial LOI included, among other things, (i) a proposed enterprise value of Pubco of $716 million (based on assumptions which included that, prior to, or contemporaneously with, the execution of the definitive transaction agreements, the parties would be able to identify, negotiate, and as applicable, consummate, financing transactions associated with the business combination, expected to consist of a combination of debt and equity investments from third-party investors). The proposed transaction consideration incorporated, among other factors, observations about potential growth opportunities for ProCap (as further described below), which were informed by CCCM management’s and advisors’ experience evaluating Bitcoin and investor interest in similarly structured transactions. Relative to ProCap’s potential future growth, CCCM management considered both costs, as well as prospective benefits, to ProCap associated with becoming a public company, which benefits may include access to capital not available to ProCap as a privately-owned company and the ability of Pubco, once a public company, to provide investors with access to Bitcoin, digital marketing and Bitcoin advisory services via Pubco. These observations about potential future benefits were informed by CCCM management’s professional experience; however, some or none of these prospective benefits may apply to ProCap or to Pubco after the consummation of the proposed Business Combination, if any.

The terms incorporated in the Initial LOI also included (i) the issuance by the surviving public company of newly-issued securities at the closing of the proposed Business Combination, (ii) a six-month post-closing lock-up period for certain ProCap holders and the Sponsor, subject to early release based on the achievement of certain share price milestones, and (iii) potential forfeiture of a portion of the CCCM founder shares and private placement shares held by the Sponsor, if and to the extent necessary to incentivize investors to participate in the transaction. Pursuant to the initial LOI, any increases in Bitcoin between the signing and the Closing would accrue to ProCap’s balance sheet, but would not increase any holders’ positions. During the negotiation process, investors in the Preferred Equity Investment and the other parties concluded that there would be Adjustment Shares issued to both ProCap Preferred Holders and ProCap Common Holders, with an 85%/15% allocation, representing increases in Bitcoin prices between signing and Closing. The CCCM allocation in Pubco was based upon their experience in capital markets raising transactions, which was ultimately substantiated in the quality and quantity of the investment commitments received in the Preferred Equity Investment and the Convertible Note Investment.

Simultaneous with its review of the LOI, ProCap collaborated with the Placement Agents to prepare a draft investor presentation describing ProCap and the proposed transaction (the “Investor Presentation”), expected to be utilized in connection with the proposed equity and debt financings, with several iterations of such Investor Presentation being circulated and discussed among the parties. The parties continued to exchange drafts of the Investor Presentation until such Investor Presentation was ultimately finalized and a copy thereof furnished as an exhibit to a Current Report on Form 8-K filed by CCCM with the SEC in connection with the announcement of the parties’ execution of the Business Combination Agreement.

On June 3, 2025, ProCap and CCCM entered into a non-disclosure agreement. Also on June 3, 2025, RS and EGS held a call to discuss transaction process and structuring, the timeline for CCCM to obtain a fairness opinion, as well as other aspects of the transaction and proposed terms included in the Initial LOI. Later that day, ProCap, through RS, sent CCCM a revised term sheet, which included updated provisions with respect to such matters, including scope of the non competition and financial statement delivery. Ultimately, after continuing to discuss over a series of discussions, calls and meetings held, including daily meetings from June 3, 2025 through June 13, 2025, the parties agreed to a final version of the LOI (the “LOI”), which was ultimately executed on June 13, 2025. The final terms of the LOI included that (i) at the Closing, (A) the ProCap Common Holders would receive aggregate consideration of 10,000,000 shares of Pubco Stock and (B) the ProCap Preferred Holders would receive aggregate consideration equal to the number of ProCap Preferred Units multiplied by a factor of 1.25 (reflecting a discount on account of the timing of such investments and the fact that the participating investors are investing into a private company), and the ProCap Holders would receive Adjustment Shares for any increases in the price of Bitcoin between the signing of the Business Combination Agreement and Closing (subject to a maximum Bitcoin price equal to $200,000 at Closing), with such Adjustment Shares to be allocated 15% to the ProCap Common Holders and 85% to the ProCap Preferred Holders, (ii) the Sponsor and Representatives would agree to forfeit CCCM Ordinary Shares if certain target financing amounts were not obtained, (iii) ProCap would be required to provide audited financial statements within a certain timeline following the execution of the Business Combination Agreement, with associated penalties to be included in the definitive agreements if the deadline therefor is not met and (iv) that Mr. Pompliano would enter into a non-competition agreement restrict him from being a control person of a public company engaged in a bitcoin treasury strategy, subject to applicable terms and conditions. As described below, pursuant to the First Amendment to the Business Combination Agreement, the 15% of Adjustment Shares allocated to ProCap Common Holders were subsequently allocated to non-redeeming Public Shareholders.

In analyzing the proposed transaction, CCCM determined the net asset value of the Bitcoin assets expected to be purchased by ProCap shortly after the execution of the Business Combination Agreement, assuming prior consummation of the Preferred Equity Investment into ProCap. CCCM also took into consideration the potential benefits that might accrue to ProCap as a function of Mr. Pompliano’s knowledge about the cryptocurrency market and extensive network of digital asset contacts, which could potentially attract positive attention and investor interest in the potential Business Combination and the future business of ProCap. CCCM also understood that Mr. Pompliano’s industry contacts could be additive to the parties’ desire to attract investors to participate in potential financing transactions, through which process the parties also intended to gather information and reactions as to the valuation and other transaction terms.

Additionally, CCCM and EGS discussed the value of obtaining a fairness opinion in connection with the Business Combination. CCCM inquired with Cohen, as advisors to CCCM, as to recommendations for fairness opinion providers who would be able to provide a fairness opinion in light of a compressed timeline, which, in the eyes of management, was crucial to successful deal execution. CCCM considered certain fairness opinion providers and on June 4, 2025, Mr. Quin met via videoconference with representatives of Northland to discuss Northland’s proposed fairness opinion, including valuation methods, timing and cost. Following the meeting, Northland provided a draft engagement letter to the CCCM Board. On June 9, 2025, members of EGS held a videoconference with Northland to discuss the transaction structure, the anticipated timeline and the scope of Northland’s fairness opinion (which would include the fulfillment of the 80% asset test pursuant to Nasdaq rules). Ultimately, Northland was formally engaged by CCCM on June 11, 2025. For more information regarding Northland’s fairness opinion, see “— Fairness Opinion” below.

Subsequent to the execution of the LOI, the Placement Agents, as joint placement agents for the proposed financing transactions, arranged a bi-weekly call for CCCM, ProCap and their advisors (which subsequently became a daily call) to review documentation status. Attendees of the calls included representatives of CCCM, EGS, representatives of ProCap, RS as ProCap’s legal counsel, and legal counsel for Cohen and Clear Street. Additionally, as set forth in the final LOI, RS informed EGS that it was in the process of forming ProCap and would provide its organizational documents for review in due course.

Between June 10, 2025, and June 23, 2025, the date of execution of the Business Combination Agreement, CCCM, ProCap and certain of their respective advisors and representatives participated in a number of telephone calls and video conferences, and CCCM management gathered information to analyze and share with the CCCM Board in connection with CCCM’s evaluation of ProCap and the proposed Business Combination. Among other things, CCCM management reviewed certain publicly announced similar transactions to inform its review and analysis of ProCap’s plans for its business.

During the period between execution of the LOI and execution of the Business Combination Agreement, CCCM and its legal counsel, EGS, conducted legal due diligence based on the documentation and other information provided by ProCap. The parties also discussed ProCap’s prospective business plans, including potential Bitcoin advisory services, digital marketing and media services. Additionally, EGS ordered and reviewed a background check of Mr. Pompliano and lien and judgment searches for Professional Capital Management.

On June 16, 2025, an initial draft of the Business Combination Agreement was shared by EGS with ProCap and RS. Between June 16, 2025 and June 23, 2025, CCCM, EGS, ProCap and RS exchanged multiple drafts of the Business Combination Agreement. Calls and virtual meetings between EGS and RS were held during this period to discuss the terms of the Business Combination Agreement, including a meeting to discuss RS comments on June 19, 2025. The principal topics discussed during these calls and virtual meetings included (i) the structure of the proposed business combination, (ii) the scope of various representations and warranties, (iii) the date by which ProCap would be required to deliver PCAOB-audited financial statements to CCCM, (iv) the Outside Date, (v) the definition of “Material Adverse Effect” as it related to Bitcoin prices, and (vi) interim period covenants of both CCCM and ProCap, including entry by ProCap into certain agreements, incurrence of indebtedness, and ProCap’s engagement of advisors and employees, as well as the consequences relative to the transaction in the event it were to be determined, prior to the Closing, that intervening events required the CCCM Board to change its recommendation of the Business Combination to CCCM Shareholders. The parties also held discussions around ProCap’s LLC Agreement (the “ProCap LLCA”) with respect to the interplay between the ProCap LLCA and the Business Combination Agreement as to transaction consideration. Additionally, the parties discussed how to calculate the price of Bitcoin relative to the Adjustment Shares and the intended tax treatment of the Business Combination. The Business Combination Agreement also accounted for the post-Closing Pubco Board and management and the parties discussed the size of the board which would be optimal for Pubco, as well as a classified board, including Mr. Quin’s appointment as a Class II director, which would ensure that the Pubco Board would have continuity in the initial periods following the Closing. As ProCap was a newly formed company, the parties discussed the engagement of supporting personnel, including a chief financial officer and management level employees, as well as a corresponding plan to hire such personnel during the period prior to the Closing. Since the execution of the Business Combination Agreement, ProCap has hired Catalina Abbey, Jeffrey Park, Megan Pacchia, Kyle Wood and has identified William H. Miller IV as nominees to the Pubco Board, reflecting these discussions being put into practice.

During the course of negotiations of the Business Combination Agreement, the parties also exchanged drafts of, and negotiated the terms of, the Sponsor Support Agreement, Non-Competition Agreement, Lock-Up Agreement, Voting and Support Agreement and Services Agreement. With regard to the Ancillary Agreements, the principal topics discussed and ultimately agreed between the parties included: with respect to the Sponsor Support Agreement, providing certain consent rights for the IPO Underwriters for any amendments and the formulation of the anti-dilution waiver; with respect to the Voting and Support Agreement, (i) adding CCCM as a party and (ii) the timing of the requirement to consent and vote in favor of the Business Combination; and with respect to the Non-Competition Agreement, the scope of restrictions in Non-Competition Agreement and the inclusion of certain exceptions to the non-compete provisions. Given Mr. Pompliano’s existing investments and operations of other businesses, the Non-Competition Agreement’s main negotiating points related to the scope of the non-compete provisions, which intended to strike a balance between providing comfort to potential investors in Mr. Pompliano’s dedication to ProCap and Pubco, while also allowing Mr. Pompliano to focus on these other endeavors in a manner that would not adversely impact his role at ProCap and Pubco.

The execution version of the Business Combination Agreement contained a number of material terms reflecting negotiations between the parties subsequent to June 16, 2025, including, among other things, (i) certain modifications to the interim period covenants, (ii) the parties’ agreement that ProCap must deliver the PCAOB-audited financial statements and, to the extent applicable, auditor-reviewed financial statements required for inclusion in this proxy statement/prospectus within forty-five (45) days of the Execution Date (subject to certain extensions), (iii) the Outside Date was shortened from 12 months following the Execution Date to 10 months following the Execution Date (subject to certain extensions), (iv) the decreased price of Bitcoin prompting a determination of “Material Adverse Effect” being subject to cure if such price increases for a specified period of time, and (v) refined methods of calculating the Signing Bitcoin Price and the Closing Bitcoin Price.

In parallel with the negotiation of the Business Combination Agreement, Clear Street and Cohen engaged with investors to discuss both the Preferred Equity Investment and the Convertible Note Financing.

On June 7, 2025, CCCM signed an engagement letter which formally engaged Clear Street and Cohen to act as placement agents with respect to the financing transactions. On June 11, 2025, RS provided first drafts of the Preferred Equity Subscription Agreement to EGS and on June 12, 2025, EGS and Morgan Lewis & Bockius LLP, legal counsel to Clear Street and Cohen, provided initial comments. On June 13, 2025, RS provided drafts of the documentation associated with the Convertible Note Financing, on which EGS commented. Potential investors were identified by the Placement Agents and included private equity funds, hedge funds, Bitcoin-focused investors and strategic investors. After further discussions, the Preferred Equity Subscription Agreement was provided to potential investors identified by the Placement Agents on June 14, 2025 and the Convertible Note Subscription Agreement was provided to potential investors identified by the Placement Agents on June 16, 2025. The draft Business Combination Agreement was shared with prospective investors on June 17, 2025. Prospective investors negotiated the terms of the Subscription Agreements until June 22, 2025. Provisions that were requested to be negotiated by several of the prospective investors related to, among other things, (i) CCCM providing representations and warranties (in addition to ProCap and Pubco), (ii) the inclusion of a most-favored nation provision, (iii) consent rights for investors over certain amendments to the Business Combination Agreement, (iv) a covenant that the proceeds of the Preferred Equity Investment would be used exclusively to purchase Bitcoin and would not be pledged, hedged, or otherwise used as collateral between the signing of the Business Combination Agreement and the Closing, (v) the terms of the registration rights, including shortening the deadline for a resale registration statement to be declared effective, (vi) liquidated damages if share legends were not removed on a timely basis, (vii) the delivery of a legal opinion, (viii) modifications to certain representations and warranties by the parties and (ix) the outside date to complete the Business Combination. Additionally, the parties discussed the tax treatment of the transactions and whether ProCap would be treated as an LLC or a corporation for U.S. tax purposes. The parties and the investors also traded drafts of the ProCap LLCA, collateral agreement, the indenture, the custody agreement, among other ancillary documents. Ultimately, the forms were agreed upon on June 22, 2025.

The CCCM Board was kept apprised on a regular basis by CCCM management of the status of negotiations with ProCap, as well as the status and timing of Northland’s analyses related to the Fairness Opinion. On June 19, 2025, Northland provided its draft Fairness Opinion for review by the CCCM Board. On June 20, 2025, the CCCM Board convened a virtual meeting to consider the terms of the Business Combination Agreement and the transactions contemplated thereby. Prior to the meeting, members of the CCCM Board were provided with the then-current draft of the Business Combination Agreement and drafts of all of the Ancillary Documents. They also received a brief overview of fiduciary duties of directors in considering the proposed Business Combination, relative to other potential opportunities, prepared by CCCM’s Cayman counsel. Prior to the CCCM Board approving the Business Combination, CCCM Board members were made aware of certain directors’ interest in the proposed Business Combination, namely Mr. Quin’s potential interest as a result of his position as Vice Chairman of Cohen, and the investment of Messrs. Back and Curran in the Preferred Equity Investment. The meeting was also attended, at CCCM’s invitation, by representatives of Northland and EGS. Representatives of Northland presented a detailed overview of the methodology and considerations incorporated into the analyses associated with the Fairness Opinion, as further described under the sub-heading entitled “Opinion of Northland, the CCCM Board’s Financial Advisor” below, following which CCCM Board members asked questions about Northland’s analyses, including the parallel companies identified and used in such analyses, as well as the mNAV and as-converted mNAV metrics employed for the comparative purposes. Mr. Quin and EGS then summarized key transaction points, which the CCCM Board also discussed and asked questions about various topics, including in regard to timing, valuation and proposed financing. After review and discussion, including questions from members of the CCCM Board posed to legal counsel and to CCCM management, the members of the CCCM Board agreed to approve the proposed draft version of the Business Combination Agreement and the transactions contemplated thereby, and to further approve the transactions contemplated thereby by written consent upon receipt of final drafts of the documentation.

The Business Combination Agreement was approved, prior to its execution, by all of the CCCM Board members following their review of final drafts of the Business Combination Agreement and the Ancillary Documents (including marked versions showing the changes from the prior drafts reviewed by the CCCM Board) through the execution of a unanimous written consent on June 22, 2025 to, among other things, determine that the Business Combination Agreement and the Business Combination are fair, advisable and in the best interests of CCCM and its unaffiliated security holders, authorize, adopt and approve the Business Combination Agreement, the Ancillary Documents and transactions contemplated thereby, and authorize and direct the officers of CCCM to further negotiate, execute and deliver the Business Combination Agreement and the Ancillary Documents and consummate the transactions contemplated thereby and to recommend that CCCM Shareholders adopt and approve in all respects the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby.

On June 23, 2025 (the “Signing Date”), CCCM, ProCap, Pubco, Professional Capital Management, SPAC Merger Sub and Company Merger Sub executed the Business Combination Agreement (the “Original BCA”) and the applicable Ancillary Documents and issued a joint press release announcing the transaction. Since the Signing Date, the parties have held, and expect to continue to hold, regular discussions regarding the timing of consummating the Business Combination and various preparatory efforts in connection therewith.

Several weeks following the Signing Date, Mr. Pompliano of ProCap approached Mr. Quin to discuss the possibility of modifying the terms of the proposed Business Combination set forth in the Original BCA in order to implement a proposed reallocation (the “Reallocation”) of certain Adjustment Shares, if issued, in the manner and for purposes described below. Mr. Pompliano discussed with Mr. Quin the possibility, subject to approval by Professional Capital Management, CCCM, and the other parties to the Original BCA, that a Reallocation be incorporated into the terms of the Business Combination, which Reallocation, if implemented, would result in the portion of the Adjustment Shares (if any such shares are issued) otherwise deliverable at the Closing to the Common Unitholders instead being delivered to public shareholders of CCCM that hold and do not redeem their Public Shares through the Closing. Mr. Pompliano described the intended purposes of such Reallocation as (i) incentivizing Public Shareholders not to redeem Public Shares held by them (as, upon the Closing, such non-redeeming Public Shareholders, would, as a result of the Reallocation, potentially receive a larger number of shares of Pubco Stock than they would otherwise have received under the Original BCA, if Adjustment Shares are issued) and (ii) assuming that the Closing occurs and Adjustment Shares are issued, providing non-redeeming Public Shareholders with an opportunity to benefit from the appreciation in Bitcoin prices prior to the Closing.

Having considered Mr. Pompliano’s proposal regarding the Reallocation, Mr. Quin instructed CCCM’s legal counsel to evaluate the changes to the Original BCA that might be required to implement concepts associated with the Reallocation and confirm any structural implications of effecting such Reallocation. Mr. Pompliano, in turn, instructed Reed Smith to discuss the foregoing matters with EGS, and such discussions ultimately led to the preparation of a draft First Amendment to the Business Combination Agreement, which was circulated to the parties for further review and discussion. In parallel with the foregoing, Mr. Quin discussed the proposed Reallocation and First Amendment to the Business Combination Agreement with the CCCM Board and Mr. Pompliano, in turn, discussed such matters with Professional Capital Management. After the First Amendment to the Business Combination Agreement had been approved by the CCCM Board, Professional Capital Management, and the other parties to the Original BCA, the parties to the Original BCA executed the First Amendment to the Business Combination Agreement reflecting changes required to effect the Reallocation.

On October 20, 2025, the parties to the Business Combination Agreement executed a waiver to the Business Combination Agreement, pursuant to which the parties agreed to waive the requirement that the Pubco Board consist of seven directors, and the parties instead agreed to take all necessary actions to ensure that the Pubco Board, effective as of Closing, shall consist of five directors.

CCCM Board’s Reasons for the Approval of the Business Combination

The CCCM Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the CCCM Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weights to different factors. The CCCM Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by, the CCCM Board. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

CCCM management and the members of the CCCM Board have substantial experience in evaluating the financial merits of companies across a variety of industries, including cryptocurrency-related business and companies pursuing Bitcoin treasury accumulation strategies, and the CCCM Board concluded that this experience and background qualified them to make the necessary analyses and determinations regarding the Business Combination and its terms.

Prior to CCCM entering into the Business Combination Agreement, the CCCM Board convened a meeting to complete its evaluation of the proposed Business Combination. In such evaluation, the CCCM Board considered the matters necessary or appropriate for the CCCM Board to reach an informed conclusion as to the fairness and advisability of the Business Combination, including, without limitation, whether the proposed Business Combination is fair, advisable and in the best interests of CCCM and its unaffiliated security holders. Having affirmed the foregoing, and after reviewing the Fairness Opinion, the CCCM Board unanimously approved the Business Combination as being fair, advisable and in the best interests of CCCM and its unaffiliated security holders, and determined to recommend the Business Combination to the CCCM Shareholders. Prior to reaching these conclusions and determinations, the CCCM Board consulted with CCCM’s advisors and reviewed in detail information and analyses provided to the CCCM Board by CCCM management, as further described below. The due diligence and analyses conducted by CCCM included meetings and calls with the management team and advisors of ProCap regarding, among other things, ProCap’s ability to raise capital, including to accumulate Bitcoin assets, execute its business plans and operate successfully as a public company, and Mr. Pompliano’s ability to attract and retain investors, establish and run a marketing, advisory and Bitcoin treasury business, including by utilizing his professional network and public media presence to generate opportunities for Pubco to establish and grow its business over time.

At the conclusion of this process, the CCCM Board determined that while, like all business deals, the acquisition of ProCap presents potential risks, nevertheless pursuing a business combination with ProCap would overall be an attractive opportunity for CCCM and the CCCM Shareholders for a number of reasons, including, but not limited to, the following:

•        ProCap and Pubco’s Bitcoin Holdings.    Based on the executed Preferred Equity Subscription Agreements, ProCap anticipated deploying $561.5 million to purchase Bitcoin assets within fifteen (15) days of the date of the execution of the Business Combination Agreement, representing the gross proceeds of the Preferred Equity Investment; and Pubco intends to hold the Purchased Bitcoin following the Closing. Pubco also intends to utilize up to $235 million of gross proceeds from the Convertible Note Financing to be used to purchase additional Bitcoin assets following the Closing.

•        Pubco’s Planned Operations and Strategy.    Pubco’s intention to launch a multifunctional financial services business centered around Bitcoin assets, as well as a Bitcoin advisory arm and a marketing platform, which ProCap expects will offer investors a unique market offering and could create economies of scale in attracting customers and users. This potential network effect is intended to ultimately drive further growth.

•        Bitcoin.    Bitcoin is a finite asset, which creates scarcity and positions Bitcoin as an asset that could assist in an inflationary environment. With the current U.S. administration viewed as strongly pro-crypto, regulatory clarity in the United States in a pro-crypto manner is more likely, which will increase the likelihood of institutional adoption of Bitcoin and may help drive the price of Bitcoin higher. Bitcoin has been a superior performing asset since 2020. As a result, Pubco believes that now is an ideal time for corporations to embrace Bitcoin as a strategic asset, unlocking long-term value and a competitive edge through early adoption.

•        Pubco Management.    Pubco is led by chief executive officer Anthony Pompliano. Mr. Pompliano may be considered one of Bitcoin’s most influential advocates and investors, through his social media presence and market relationships. Mr. Pompliano will help reposition Pubco in the public markets and will continue to promote and make investments in Bitcoin and Bitcoin-related entities through various channels. This influence will help Pubco’s ability to raise capital and attract users and customers in a streamlined manner and assist Pubco to access wide swaths of the investment and retail communities.

•        Preferred Equity Investment and Convertible Note Financing.    The CCCM Board considered the feedback from investors that considered or agreed to participate in the Preferred Equity Investment and Convertible Note Financing to be supportive of the transaction terms and the proposed terms of the Business Combination.

•        Market Acceptance of Bitcoin Treasury Companies.    The CCCM Board considered how companies with large Bitcoin treasuries have traded in the public markets and, as a result, how the Pubco Stock may trade in such markets after Closing.

•        Fairness Opinion.    The opinion of Northland, dated June 22, 2025, to the CCCM Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by CCCM in the Business Combination is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders, as more fully described below in the section of this proxy statement/prospectus entitled “- Opinion of Northland, the CCCM Board’s Financial Advisor.”

•        Attractive Valuation.    The CCCM Board’s determination that if (i) Pubco achieves a trading multiple similar to the trading multiples of other companies with large Bitcoin holdings and (ii) the price of Bitcoin maintains its current value or increases over time, then CCCM Shareholders will have acquired their shares in Pubco at an attractive valuation.

•        Other Alternatives.    After a thorough review of other business combination opportunities reasonably available to CCCM, the CCCM Board concluded that the proposed Business Combination represents the best potential business combination for CCCM and the most timely and attractive opportunity based upon the process utilized to evaluate and assess other potential business combination targets.

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the Business Combination, including the Merger Consideration, were, in the opinion of the CCCM Board, the product of arm’s-length negotiations between the parties.

•        Redemption Option.    The right of CCCM Shareholders to redeem their Public Shares in connection with the Closing as further described herein, which decision may be based on, among other things, the price of Bitcoin and the trading price of Class A Ordinary Shares between the Execution Date and the date the election to redeem must be made.

In the course of its deliberations, in addition to the various other risks associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CCCM Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Volatility of Bitcoin Price.    While Bitcoin has been a high performing asset over the long term in the last five (5) years, the price of Bitcoin is volatile and can rise and fall rapidly and quickly. As a result, there is no guarantee that the price of Bitcoin will continue to rise or that the price of Bitcoin will be at least equal to the net asset value of the Bitcoin to be held by Pubco at Closing. See the risk factors entitled “Bitcoin is a highly volatile asset, and Pubco’s operating results and market price may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.” and “Upon Closing, Pubco’s principal asset will be Bitcoin. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy.”

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the potential tariffs to be instituted by the United States government, and the effects they could have on the price of Bitcoin and Pubco’s potential financial performance.

•        Regulatory Risks with respect to Bitcoin.    Government regulation of cryptocurrencies is evolving and changes in regulation, including tax policy, could impact the value of Bitcoin and the value of Pubco.

•        Competition in Pubco’s Industry.    MNAV is the valuation metric used to evaluate companies that are pursuing cryptocurrency treasury strategies and measures how much the company’s market capitalization exceeds the market value of its cryptocurrency holdings. Due to the mNAV of other public companies that are pursuing Bitcoin treasury strategies, many other parties have sought, and will continue to seek, to follow and adopt such strategies. This increased number of companies could make it more difficult or expensive for Pubco to, among other things, pursue its strategy of raising funds through public securities offerings to purchase more Bitcoin for its corporate treasury.

•        Risks in Pubco’s Business Plan, which Business Plan May Not be Achieved.    Pubco did not have significant operations to evaluate prior to the Execution Date. Pubco may not be successful in building its Bitcoin holdings or in building the ancillary Bitcoin-related financial services it intends to launch as it builds its Bitcoin holdings. Further, Pubco’s other businesses may not generate sufficient cash flows to cover all of Pubco’s expenses. In addition, Pubco may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations.

•        Management Team of Pubco.    Mr. Pompliano does not have any experience managing a public company. There are no assurances that Pubco will be able to successfully put in place the financial, operational, legal and managerial resources necessary to perform the functions of a public company.

•        Shares Available for Sale/Lock-Ups.    The shares of Pubco Stock and warrants to be issued to the Sponsor and the Representatives in exchange for the Private Placement Shares and Private Placement Warrants are subject to a 30-day lock-up, and the shares of Pubco Stock to be issued to the Sponsor in exchange for its Founder Shares are subject to a 6 month lock-up, subject to the exceptions described in this proxy statement/prospectus. To the extent not registered pursuant to this proxy statement/prospectus, Pubco is required to register such shares of Pubco Stock promptly after Closing. Pubco is also required promptly after Closing to register the shares of Pubco Stock underlying the Convertible Notes. Upon the registration of such shares of Pubco Stock and upon the expiration of any applicable lock-up, a substantial number of shares of Pubco Stock may become available for sale, which could have a negative impact on Pubco’s share price.

•        Stock Exchange Listing.    The potential inability of Pubco, as a Bitcoin-native company, to obtain an initial listing and maintain the listing of Pubco Stock on Nasdaq or any other stock exchange following the Closing.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CCCM’s control.

•        Sponsor Incentives.    The Sponsor and its affiliates may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to CCCM Shareholders, rather than liquidate (in which case the Sponsor would lose its entire investment in CCCM). In addition, as described elsewhere in this proxy statement/prospectus, the Sponsor and Cohen are entitled to consideration or fees that will only be received if the Business Combination is completed. As a result, the Sponsor may have a conflict of interest in determining whether the Business Combination is an appropriate transaction to be consummated by CCCM and/or in evaluating the terms of the Business Combination.

•        Litigation/CCCM Shareholder Actions.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination, including that CCCM Shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination, including those payable to Cohen Capital Markets and Clear Street. For more information on fees payable to Cohen Capital Markets and Clear Street in connection with the Business Combination, see sections entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination” and “Certain Unaudited Pro Forma Financial Information.”

•        Redemptions.    The risk that a significant number of holders of Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to fund Pubco’s business after the Business Combination and reducing Pubco’s public “float” and the liquidity of the trading market for the Pubco Stock upon Closing.

In addition to considering the factors described above, the CCCM Board also considered that:

•        Interests of Certain Persons.    The Sponsor, its affiliates and certain executive officers and directors of CCCM, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of CCCM Shareholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination”). The CCCM Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, the Business Combination Agreement and the transactions contemplated therein.

•        Differing Returns.    The Sponsor paid $25,000, or approximately $0.003 per share, for the Founder Shares (of which it currently holds 8,333,333). Such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $27,000,000 based on the closing price of Class A Ordinary Shares of $14.50 on June 18, 2025, the business day before the CCCM Board approved the Business Combination. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if Public Shareholders experience a negative return following the consummation of the Business Combination.

After considering the foregoing, the CCCM Board concluded, in its business judgment, that the potential benefits to CCCM and the CCCM Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Opinion of Northland, the CCCM Board’s Financial Advisor

Fairness Opinion of Northland

The CCCM Board retained Northland to provide a fairness opinion (the “Fairness Opinion”) in connection with the proposed Business Combination. The CCCM Board decided to obtain such fairness opinion to determine (i) the fairness, from a financial point of view, to CCCM and its unaffiliated Class A Holders, of the Company Merger Consideration under the Business Combination Agreement, and (ii) whether ProCap has an aggregate fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable).

In selecting Northland, the CCCM Board considered, among other things, Northland’s qualifications, expertise and reputation, as well as Northland’s knowledge of CCCM and ProCap, the businesses of CCCM and ProCap and the industries in which CCCM and ProCap operate.

On June 20, 2025, Northland rendered its opinion to the CCCM Board, which was subsequently confirmed in a letter dated June 22, 2025, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, (i) the Company Merger Consideration under the Business Combination Agreement (to be distributed at Closing to ProCap Holders) is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders, and (ii) that ProCap has an aggregate fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). Subsequent to June 22, 2025, Northland confirmed to the CCCM Board that, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in letter dated June 22, 2025, even taking into account the maximum number of Adjustment Shares issuable under the Business Combination, the Company Merger Consideration under the Business Combination Agreement is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders.

The full text of Northland’s written opinion letter, dated June 22, 2025, is attached as Annex G to this proxy statement/prospectus. You should read Northland’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Northland in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. The Fairness Opinion was directed to the CCCM Board, in its capacity as the board of directors of CCCM, and addressed only (i) the fairness, from a financial point of view, to CCCM and its unaffiliated Class A Holders, of the Company Merger Consideration under the Business Combination Agreement, and (ii) whether ProCap has an aggregate fair market value equal to at least 80% percent of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). The Fairness Opinion does not constitute a recommendation as to how any CCCM shareholder should vote with respect to the approval of the Business Combination or any other matter and does not in any manner indicate the price at which CCCM’s securities will trade at any time.

In connection with reviewing the terms of the proposed Business Combination and rendering its opinion, Northland has informed CCCM that, among other things, it has reviewed: (i) the draft of the Business Combination Agreement, dated June 22, 2025, including the terms set forth therein and consideration to be issued thereunder at the Closing; (ii) certain information about CCCM and its outstanding securities and trading history since the IPO, including the information included in the IPO prospectus and other SEC reports; (iii) certain other reports filed by CCCM with the SEC pursuant to the U.S. Securities Exchange Act of 1934; and (iv) certain publicly available information about other publicly traded companies and transactions.

In addition, Northland held discussions with certain members of the management team of CCCM and certain of their respective advisors and representatives regarding the Transaction and related matters.

With the consent of CCCM, and in connection with its review and analysis and in arriving at its opinion, Northland assumed and relied upon the accuracy and completeness of the information furnished to, discussed with or otherwise made available to Northland or that was publicly available. Northland was not engaged to, and did not independently attempt to, verify any of such information. Northland did not conduct a physical inspection, valuation or appraisal of any of the assets or properties of ProCap, and Northland was not furnished with any such valuation or appraisal. The credit, financial, cryptocurrency, and stock markets have from time-to-time experienced unusual volatility, and Northland was not asked to and expressed no opinion or view as to any potential effects of such volatility on the Transaction and did not address potential developments in any such markets. In addition, Northland was not asked to and expressed no opinion or view as to any potential effects of the COVID-19 pandemic on the proposed Business Combination, CCCM or ProCap.

Northland was not asked to, nor did Northland offer, any opinion as to the material terms of the Business Combination Agreement or the form of the Business Combination. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Business Combination. In rendering its opinion, Northland assumed, with the consent of CCCM, that the final executed form of the Business Combination Agreement would not differ in any material respect from the draft that Northland examined, and that the conditions to the Business Combination set forth in the Business Combination Agreement will be satisfied or waived and that the proposed Business Combination will be consummated in a manner consistent with that contemplated by the Business Combination Agreement. Northland also assumed that all regulatory approvals, which include approval of the relevant stock exchange and the clearance of the Registration Statement by the SEC, and consents, which do not include any material consents outside of the approval of the CCCM Shareholders, necessary for the consummation of the proposed Business Combination would be obtained without any adverse effect on CCCM or ProCap or alter the terms of the proposed Business Combination.

Northland’s opinion was based on financial, market, economic and other conditions existing on, and information made available to Northland as of June 22, 2025, and does not address any matters subsequent to such date. Northland’s opinion was limited to (i) the fairness, from a financial point of view, to CCCM and its unaffiliated Class A Holders, of the Company Merger Consideration under the Business Combination Agreement, and (ii) whether ProCap has an aggregate fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). Subsequent to the meeting of the CCCM Board to approve the Business Combination, Northland confirmed to the CCCM Board, that, subject to the qualifications contained in the Fairness Opinion, even assuming the potential issuance of the maximum number of Adjustment Shares issuable under the Business Combination Agreement, the Company Merger Consideration is fair, from a financial point of view, to CCCM and its unaffiliated Class A Holders. Although subsequent developments may affect Northland’s opinion, Northland does not have any obligation to update, revise or reaffirm its opinion. Northland’s opinion was approved by Northland’s internal Fairness Opinion Committee.

Financial Analyses

The following is a summary of the material financial analyses performed by Northland in arriving at its opinion. The Fairness Opinion was only one of many factors considered by the CCCM Board in evaluating the Business Combination. Neither the Fairness Opinion nor Northland’s financial analyses were determinative of the terms of the proposed Business Combination or of the views of the CCCM Board or CCCM management with respect to the proposed Business Combination or the consideration issuable to ProCap Holders in connection therewith. None of the analyses performed by Northland were necessarily assigned a greater significance by Northland than any other, nor does the order of the analyses described represent relative importance or weight given to those analyses by Northland. The summary text describing each financial analysis does not purport to constitute a complete description of Northland’s financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Northland. The summary text set forth below does not represent and should not be viewed by anyone as constituting or purporting to constitute the complete conclusions reached by Northland with respect to any of the analyses performed by it in connection with the Fairness Opinion.

As the CCCM Board was aware, Northland did not conduct a discounted cash flow analysis of ProCap given, based on discussions with the management of CCCM, the inapplicability of such an analysis to due to the lack of operations of ProCap.

Analysis of Selected Publicly Traded Companies

As part of its financial analyses, Northland reviewed and compared certain publicly available financial data, ratios and implied market capitalization as a multiple of Bitcoin net asset value (“mNAV”) for publicly traded companies which employ Bitcoin treasury strategies as part of their businesses that Northland determined, based on its professional judgment, to be similar to ProCap in one or more respects, including (but not limited to) Bitcoin holdings, business plans (including Bitcoin treasury strategies), access to capital and growth prospects, including the following four companies (collectively, the “Selected Publicly Traded Companies”):

•        KULR Technology Group, Inc.

•        Metaplanet Inc.

•        MicroStrategy Incorporated

•        Semler Scientific, Inc.

Financial data of the Selected Publicly Traded Companies was based on publicly available information, including information from public filings, third party equity research reports and publicly available research analysts’ estimates and forward-looking metrics (such estimates and metrics based on publicly available information). Northland reviewed data, including mNAV.

The multiples for each of the above-mentioned financial metrics for each of the Selected Publicly Traded Companies were calculated using their respective closing prices on June 20, 2025, and were based on the most recent publicly available information and information available via S&P Capital IQ on that date. Bitcoin public market data was based on closing prices on June 21, 2025. Financial information about ProCap’s fundraising commitments from the Preferred Equity Investment and the Convertible Note Investment, as well as the Bitcoin assets expected to be held by ProCap upon the entry into the Business Combination Agreement and following the Closing used to compare to the Selected Publicly Traded Companies was based on information provided by CCCM management, ProCap, and their advisors and with a view towards presenting a conservative case relative to valuation. Based on its professional judgement and experience, Northland applied a 20% private company discount to the equity value of the Selected Publicly Traded Companies.

The following summarizes the results of these analyses with respect to the financial results and metrics of the Selected Publicly Traded Companies after applying the discounted multiples as set forth above, including:

•        mNAV multiples:    The Selected Publicly Traded Companies had mNAV multiples ranging from a low of 0.9x to a high of 5.7x. The mean mNAV multiple was 2.6x and the median mNAV multiple was 1.8x; and

•        As Converted mNAV multiples:    The Selected Publicly Traded Companies had As Converted mNAV multiples ranging from a low of 1.0x to a high of 5.7x. The mean As Converted mNAV multiple was 2.6x and the median As Converted mNAV multiple was 1.9x.

For the above calculations, the first bullet describes Northland’s review of the current market capitalization compared to mNAV, while the second bullet, the “As Converted” mNAV, shows the same calculation while accounting for the diluted market capitalization that would result if all outstanding Convertible Notes were fully converted.

No company used in the Selected Publicly Traded Companies analysis is identical to ProCap. In evaluating the Selected Publicly Traded Companies, Northland made judgments and assumptions based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of ProCap and with respect to industry performance, general business, the value of Bitcoin held, economic, market and financial conditions and other matters which are beyond CCCM’s and ProCap’s control. These include, among other things, the impact of competition on the business of ProCap or its industry generally, industry growth, the value of Bitcoin held, and the absence of any adverse material change in ProCap’s financial condition and prospects or those of ProCap or its industry or the financial markets in general, which could affect the public trading value of the Selected Publicly Traded Companies to which ProCap is being compared.

Analysis of Selected Precedent Transactions

As part of its financial analyses, Northland reviewed publicly available financial data, ratios and multiples for certain transactions that that have been publicly disclosed prior to June 22, 2025, involving companies within the Bitcoin treasury strategy industry, where companies were deemed similar to ProCap in one or more respects, including, but not limited to, Bitcoin holdings, business plans (including Bitcoin treasury strategies), access to capital and growth prospects, including the following three transactions (collectively, the “Selected Precedent Transactions”):

Transaction Announcement Date	Target	Buyer/Seller
May 12, 2025	Kindly MD, Inc.	Nakamoto Holdings, Inc.
May 7, 2025	Asset Entities, Inc.	Strive Asset Management, LLC
April 23, 2025	Cantor Equity Partners, Inc.	Twenty One Capital, Inc.

Financial data of the Selected Precedent Transactions was based on publicly available information, including information from public filings, third party equity research reports and publicly available research analysts’ estimates and forward-looking metrics (such estimates and metrics based on publicly available information). Northland reviewed data, including mNAV. None of the Selected Precedent Transactions had been consumated as of the date of the delivery of the Fairness Opinion; while the transaction between KindlyMD, Inc. and Nakomoto Holdings, Inc. was consummated in August 2025, there is no guarantee that the other transactions will successfully close.

The multiples for each of the above-mentioned financial metrics for each of the Selected Precedent Transactions were calculated using their respective closing prices on June 20, 2025, and were based on the most recent publicly available information and information available via S&P Capital IQ on that date. Bitcoin public market data was based on closing prices on June 21, 2025. Financial data for ProCap used to compare to the Selected Publicly Traded Companies was based on estimates provided by CCCM management, ProCap and their advisors.

•        mNAV multiples:    The overall low to high mNAV multiples observed for the Selected Precedent Transactions were 2.6x to 10.5x (with a mean of 6.5x and a median of 6.4x); and

•        As Converted mNAV multiples:    The overall low to high As Converted mNAV multiples observed for the Selected Precedent Transactions were 2.9x to 12.1x (with a mean of 7.1x and a median of 6.4x).

No transaction used in the Selected Precedent Transactions analysis is identical to the proposed Business Combination. In evaluating the Selected Precedent Transactions, Northland made judgments and assumptions based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of ProCap and with respect to industry performance, general business, economic, market and financial conditions and other matters which are beyond CCCM’s and ProCap’s control. These include, among other things, the impact of competition on the business of ProCap or its industry generally, industry growth and the absence of any adverse material change in ProCap’s financial condition and prospects or those of ProCap or its industry or the financial markets in general, which could affect the aggregate value and enterprise value of the Selected Precedent Transactions to which the Transaction is being compared.

Satisfaction of 80 Percent Test

As of June 20, 2025, CCCM had approximately $250 million of cash (excluding deferred underwriting commissions). Eighty percent of such amount represents approximately $200 million. Based on a fair market value of at least $787.5 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement, the Fairness Opinion provided that the proposed Business Combination meets the 80% test.

Miscellaneous

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Northland did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Northland made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

CCCM agreed to pay Northland a cash fee of $750,000, $150,000 of which was due upon delivery of the Fairness Opinion and the remaining $600,000 is due at the Closing. In addition, CCCM has agreed to reimburse certain of Northland’s expenses related to its engagement up to $50,000 in the aggregate, without CCCM’s consent, and to indemnify Northland against certain liabilities that may arise from services provided in connection with rendering its opinion.

Northland, as a customary part of its investment banking business, is continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions for estate, corporate and other purposes.

Shareholders are urged to review the section entitled “Risk Factors — Risks Related to the Business and Bitcoin Treasury Strategy of Pubco” in this proxy statement/prospectus for a description of the risks relating to ProCap’s business. Shareholders should also read the section entitled “Cautionary Note Regarding Forward-looking Statements” in this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information.

Satisfaction of 80% Test

It is a requirement under the CCCM Memorandum and Articles and Nasdaq listing requirements that the business or assets acquired in CCCM’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable) at the time of the execution of a definitive agreement for its initial business combination.

As of June 23, 2025, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $251.2 million and 80% thereof represents approximately $201.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CCCM Board looked at the aggregate gross proceeds of $561.5 from the Preferred Equity Investment, which would be utilized to purchase Bitcoin within 15 days of the Execution Date. In determining whether the value described above represents the fair market value of the Business Combination, the CCCM Board considered all of the factors described above in this section and the fact that the valuation of the Bitcoin was based on a public trading price and was the result of an arm’s length negotiation among the parties. As a result, the CCCM Board concluded that the fair market value of the business or assets acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable). In light of the financial background and experience of the members of CCCM’s management team and the CCCM Board, and in light of the Fairness Opinion regarding the fairness of the Merger Consideration and its representing over 80% of the assets in the Trust Account, the CCCM Board concluded that the 80% asset test has been met.

Interests of the Sponsor and CCCM’s Directors and Executive Officers in the Business Combination

When Public Shareholders consider the recommendation of the CCCM Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and CCCM’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a Public Shareholder as a CCCM Shareholder. These interests include, among other things:

•        As of the date hereof, the Sponsor is the record holder of 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units, each Private Placement Unit consisting of one Class A Ordinary Share and one-half of one Private Placement Warrant. The following persons have material interests in the Sponsor: Cohen LLC is the managing member of the Sponsor; and Cohen controls the managing member of the Sponsor. Further, each of CCCM’s directors and executive officers has an indirect and non-controlling membership interest in the Sponsor;

•        The Sponsor paid $25,000, or approximately $0.003 per share, for the 8,333,333 Class B Ordinary Shares, and $2,650,000, or $10.00 per unit, for the 265,000 Private Placement Units. As of the date hereof, the aggregate value of such securities is estimated to be approximately $87.9 million, assuming (i) the per share value of the 8,333,333 Class B Ordinary Shares is the same as the $10.21 closing price of the Class A Ordinary Shares on Nasdaq on November 4, 2025 and (ii) the per unit value of the 265,000 Private Placement Units is the same as the $10.70 closing price of the public Units of CCCM on Nasdaq on November 4, 2025. As a result, the Sponsor is likely to be able to recoup its investment in CCCM and make a substantial profit on that investment, even if shares of Pubco Stock lose significant value after the Closing. This means that the Sponsor could earn a positive rate of return on its investment, even if Public Shareholders experience a negative rate of return in Pubco;

•        CCCM has until the end of the Combination Period to consummate a business combination. If the Business Combination with ProCap is not consummated and CCCM does not consummate another business combination by the end of the Combination Period, CCCM will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CCCM Board, liquidating and dissolving, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,333,333 Class B Ordinary Shares and 265,000 Private Placement Units held by the Sponsor would be worthless because the Sponsor has waived its right to participate in any redemption or distribution with respect to such Ordinary Shares;

•        The Sponsor and CCCM’s officers and directors have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed business combination, including the Business Combination;

•        Gary Quin, CCCM’s Chief Executive Officer and Chairman of the CCCM Board, is the Vice Chairman of Cohen Capital Markets, a division of Cohen & Company Securities, which is controlled by Cohen. Cohen Capital Markets and Cohen & Company Securities are affiliates of the Sponsor. Cohen & Company Securities and CCCM are parties to that certain Engagement Letter, pursuant to which CCCM engaged Cohen & Company Securities, acting through Cohen Capital Markets, and Clear Street to act as the exclusive joint placement agents in connection with the Transaction Financings. Pursuant to the Engagement Letter, the Placement Agents are entitled to receive an aggregate placement fee in an amount equal to 4% of the gross proceeds raised from investors in the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

•        The Placement Agents previously entered into the Business Combination Marketing Agreement, pursuant to which the Placement Agents are entitled to receive a cash fee of up to $10.6 million at the Closing, subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing. Of such Marketing Fee, 80% will be payable to Cohen Capital Markets. Payment of the foregoing fees are contingent on the Closing.

•        The Placement Agents hold an aggregate of 440,000 Private Placement Units, which they purchased in the CCCM Private Placement at a price of $10.00 per Private Placement Unit, or $4,400,000 in the aggregate. Of the 440,000 Private Placement Units, Cohen Capital Markets holds 392,000 Private Placement Units. The Private Placement Units held by Cohen Capital Markets will expire worthless if a business combination is not consummated by CCCM by the end of the Combination Period;

•        Adam Back, a director of CCCM, subscribed for $10 million in the Preferred Equity Investment, and Garret Curran, a director of CCCM, subscribed for $4 million in the Preferred Equity Investment;

•        The CCCM Memorandum and Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCCM; and (ii) CCCM renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCCM, on the other or (b) the presentation of which would breach an existing legal obligation of a director or an officer to any other entity. In the course of their other business activities, CCCM’s officers and directors may have, or may become aware of, other investment and business opportunities which may be appropriate for presentation to CCCM as well as the other entities with which they are affiliated. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, CCCM’s directors and officers shall have no duty to communicate or offer any such corporate opportunity to CCCM and shall not be liable to CCCM or its shareholders for breach of any fiduciary duty as a shareholder, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to CCCM. CCCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business combination opportunity should be presented, any pre-existing fiduciary obligation will be presented the business combination opportunity before CCCM is presented with it. CCCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        The Sponsor or certain of CCCM’s officers and directors may make Working Capital Loans. Up to $1,500,000 of such loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement/prospectus, there are no outstanding Working Capital Loans;

•        If CCCM is unable to complete a business combination by the end of the Combination Period, the Sponsor has agreed to be liable to CCCM if and to the extent of any claims by a third party for services rendered or products sold to CCCM or by a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, in each case, reduce the amount of redemption amount to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor;

•        The Sponsor, CCCM’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying, investigating, negotiating and completing a business combination. If CCCM does not complete a business combination by the end of the Combination Period, CCCM may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of the Sponsor, CCCM’s officers and directors or their affiliates has incurred any such expenses which would be reimbursed at the Closing;

•        CCCM’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for CCCM’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be fully paid for by ProCap (or after the Closing, by Pubco) pursuant to the Business Combination Agreement. If the Business Combination does not close, CCCM’s officers and directors may not receive this tail insurance coverage; and

•        The anticipated election of Gary Quin as a Class II director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

For more, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Since the Sponsor and CCCM’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and ProCap is appropriate as CCCM’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CCCM if the Business Combination is not completed or any other business combination is not completed.”

Consideration Received by the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its Affiliates in connection with the Business Combination and the Transaction Financings, the amount of securities issued or to be issued by Pubco to the Sponsor and its Affiliates and the price paid or to be paid for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid
Sponsor	• 8,333,333 Class B Ordinary Shares, which will be converted into 8,333,333 shares of Pubco Stock upon the completion of the Business Combination;	• $25,000 paid to purchase the 8,333,333 Class B Ordinary Shares

•   265,000 Private Placement Units, which will be converted into 265,000 shares of Pubco Stock and 132,500 warrants of Pubco (exercisable for 132,500 shares of Pubco Stock at an exercise price of $11.50 per share)

• $2,650,000 paid to purchase the 265,000 Private Placement Units
Cohen Capital Markets	• Up to $8,480,000 in cash (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing)	• Services pursuant to the Business Combination Marketing Agreement

•   Approximately $15.03 million in cash, which is equal to 2% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings (assuming that all Convertible Note Investors fund their commitments in their Convertible Note Subscription Agreements, and assuming that the Upsize Option is not exercised)

• Services pursuant to the Engagement Letter

•   392,000 Private Placement Units, which will be converted into 392,000 shares of Pubco Stock and 196,000 warrants of Pubco (exercisable for 196,000 shares of Pubco Stock at an exercise price of $11.50 per share)

• $3,920,000 paid to purchase the 392,000 Private Placement Units

Because the Sponsor acquired the 8,333,333 Class B Ordinary Shares at a nominal price, the Public Shareholders will incur immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CCCM management team to pursue and consummate the Business Combination which differs from CCCM’s Public Shareholders,” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Class B Ordinary Shares held by the Sponsor, since the value of the Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and the Transaction Financings.”

The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter.

Potential Purchases of Public Shares

In connection with the CCCM Shareholder vote to approve the Business Combination, the Sponsor, CCCM’s directors, officers, advisors or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a Public Shareholder would receive if it elected to have its Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CCCM’s directors and officers or any of their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, CCCM’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or not to elect to have their Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions.

In the event the Sponsor, CCCM’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

•        CCCM would disclose in this proxy statement/prospectus the possibility that the Sponsor, CCCM’s directors and officers or their affiliates may Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, CCCM’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;

•        CCCM would include in this proxy statement/prospectus a representation that any of the Public Shares purchased by the Sponsor, CCCM’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;

•        the Sponsor, CCCM’s directors and officers or their affiliates would either not possess any redemption rights with respect to such Public Shares or they would waive such rights; and

•        CCCM would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:

•        the amount of Public Shares purchased outside of the redemption offer by the Sponsor, CCCM’s directors and officers or their affiliates, along with the average purchase price;

•        the purpose of the purchases by the Sponsor, CCCM’s directors and officers or their affiliates;

•        the impact, if any, of the purchases by the Sponsor, CCCM’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;

•        the identities of the CCCM Shareholders who sold Public Shares to the Sponsor, CCCM’s directors and officers or their affiliates (if not purchased in the open market) or the nature of the CCCM Shareholders (e.g., 5% shareholders) who sold Public Shares to the Sponsor, CCCM’s directors and officers or their affiliates; and

•        the number of Public Shares for which CCCM has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

If such purchases are made, the public “float” of Class A Ordinary Shares may be reduced and the number of beneficial holders of Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Public Shares on Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such.

Recommendation of the CCCM Board

After careful consideration of the matters described above, the CCCM Board determined unanimously that each of the Domestication Proposal, the CCCM Interim Charter Proposal, the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, is advisable and in the best interests of CCCM and the CCCM Shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these Proposals.

The foregoing discussion of the information and factors considered by the CCCM Board is not meant to be exhaustive but includes the material information and factors considered by the CCCM Board as well as any other factors that the CCCM Board deemed relevant. The CCCM Board’s decision to approve the Business Combination was based on factors existing as of the date of its approval on June 23, 2025.

The Pubco Charter

At or prior to the consummation of the Business Combination, the board of directors and stockholders of Pubco will amend and restate Pubco’s certificate of incorporation in the form of the Pubco Charter. The Pubco Charter will reflect the following material differences from the CCCM Memorandum and Articles:

	CCCM Memorandum and Articles	Proposed Organizational Documents
Authorized Share Capital

The CCCM Memorandum and Articles provide that the authorized share capital is US$55,500 divided into(a) 500,000,000 Class A Ordinary Shares par value US$0.0001 per share, (b) 50,000,000 Class B Ordinary Shares par value US$0.0001 per share, and (c) 5,000,000 preference shares par value US$0.0001 per share.

The Pubco Charter will authorize the issuance of up to 600,000,000 shares, of which 550,000,000 shares shall be shares of common stock, par value $0.001 per share, and 50,000,000 shares shall be shares of preferred stock, par value $0.001 per share.

Amendments to the Governing Documents

Subject to the Companies Act, CCCM may by Special Resolution alter or amend the CCCM Memorandum and Articles in whole or in part. Prior to the closing of a Business Combination, only the Class B Ordinary Shares shall carry the right to vote on a Special Resolution for the purposes of amending the CCCM Memorandum and Articles in accordance with a continuation of CCCM out of the Cayman Islands.

Subject to the provisions of the DGCL, any amendment, repeal or modification of the Proposed Organizational Documents will require the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class.

	CCCM Memorandum and Articles	Proposed Organizational Documents
Directors and Classes

Under the CCCM Memorandum and Articles, the directors of CCCM are divided into three classes: Class I, Class II and Class III. The Class I directors shall stand appointed for a term of three years expiring at CCCM’s first annual general meeting, the Class II directors shall stand appointed for a term of three years expiring at CCCM’s second annual general meeting, and the Class III directors shall stand appointed for a term of three years expiring at CCCM’s third annual general meeting. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The number of directors will be as set forth in the Pubco Charter. The Pubco Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected each year and each class serving a three-year term. Class I will consist of two (2) directors whose initial terms expire at the first annual meeting of the stockholders of the Corporation following the Closing Date, Class II will consist of two (2) directors whose initial terms expire at the second annual meeting of the stockholders of the Corporation following the Closing Date, and Class III will consist of up to three (3) directors whose initial terms expire at the third annual meeting of the stockholders of the Corporation following the Closing Date. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Except as prohibited by applicable law or the Pubco Charter, any director or the entire Pubco Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the issued and outstanding capital stock of Pubco entitled to vote in the election of directors.

Name	Columbus Circle Capital Corp I	ProCap Financial, Inc.
Purpose

The CCCM Memorandum and Articles provide that the objects for which CCCM is established are unrestricted and CCCM shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

The Pubco Charter provides that the purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Duration of Existence

In the event CCCM does not consummate an initial business combination within the specified period of time contained in the CCCM Memorandum and Articles, CCCM shall cease all operations except for the purpose of winding up. CCCM has twenty-four (24) months from the closing date of its IPO to consummate an initial business combination.

The Pubco Charter retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company	The CCCM Memorandum and Articles contain various provisions related to CCCM’s operation as a blank check company prior to the consummation of an initial business combination.	The Proposed Organizational Documents do not contain such provisions, as such provisions are not applicable to Pubco and the operation of its business.

For more information regarding the Pubco Charter, see the section entitled “Description of Pubco Securities.”

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s stockholders and CCCM Shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Domestication, which will be filed on behalf of CCCM with the Registrar of Companies of the Cayman Islands upon the approval of the Domestication Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement and (ii) filings with the State of Delaware necessary to effectuate the Business Combination, including (a) the Company Merger, which will be filed on behalf of ProCap and Company Merger Sub with the Secretary of State of the State of Delaware upon the approval of the Business Combination Proposal, the satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement and the completion of the Domestication, and (b) the SPAC Merger, which will be filed on behalf of CCCM and SPAC Merger Sub with the Secretary of State of the State of Delaware upon the approval of the Business Combination Proposal, the satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement and the completion of the Domestication.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CCCM will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current members of ProCap having a majority of the voting power of Pubco upon the Closing, ProCap senior management comprising all of the senior management of Pubco, the relative size of ProCap compared to CCCM, and ProCap’s operations comprising the ongoing operations of Pubco. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ProCap issuing shares for the net assets of CCCM, accompanied by a recapitalization. The net assets of CCCM will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ProCap.

Appraisal Rights

CCCM Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under either the Cayman Companies Act or under the DGCL.

Required Vote and Recommendation of the CCCM Board

The Closing is conditioned on the approval of the Business Combination Proposal at the Meeting. The consummation of the Business Combination will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the CCCM Shareholders entitled to vote thereon as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

The Sponsor has agreed to vote its Ordinary Shares, representing approximately 25.3% of the issued and outstanding Ordinary Shares, in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the CCCM Shareholder Approval Matters as described below under “The Business Combination — Ancillary Documents––Sponsor Support Agreement.”

If the Business Combination Proposal is not approved, then the other Proposals (other than the Adjournment Proposal) will not be presented to the CCCM Shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Columbus Circle Capital Corp I (“CCCM”) into the Business Combination Agreement, dated as of June 23, 2025, as amended on July 28, 2025 (and as may be further amended or restated from time to time, the “Business Combination Agreement”), by and among SPAC, Pubco, the SPAC Merger

Sub, the Company Merger Sub, ProCap BTC, LLC (the “Company”) and Professional Capital Management (each as defined in the Business Combination Agreement), pursuant to which: (i) SPAC Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving entity and as a result of which the shareholders of the SPAC (the “CCCM Shareholders”) will receive one share of Pubco common stock for each Class A ordinary share of par value US$0.001 each (or Class A common stock after giving effect to the Conversion (as defined in the Business Combination Agreement) of CCCM held by such CCCM Shareholder; and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and as a result of which the members of the Company will receive shares of common stock of Pubco in exchange for their membership interests in the Company, and the performance by the SPAC of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects. All of the transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and the CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

The Business Combination

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Documents. The CCCM Shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. CCCM does not believe that the disclosure schedules contain information that is material to an investment decision.

On June 23, 2025, CCCM, Pubco, SPAC Merger Sub, Company Merger Sub, ProCap, and Professional Capital Management, entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the Closing, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation, and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity, and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger shall automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, including certain Adjustment Shares as described below, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity, and the ProCap Holders will receive, in exchange for their ProCap Units, shares of Pubco Stock, including certain Adjustment Shares as described below. As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, the Preferred Equity Investors each entered into the Preferred Equity Subscription Agreement with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units in the Preferred Equity Investment. The purchase price for the Preferred Units was paid in cash. Additionally, each Preferred Equity Subscriber executed a joinder agreement to that certain Limited Liability Company Operating Agreement of ProCap, dated as of June 23, 2025, by and among ProCap and the members identified therein (the “ProCap LLC Agreement”), pursuant to which each Preferred Equity Subscriber accepted the rights, duties and obligations set forth in the ProCap LLC Agreement and became a preferred member of ProCap.

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase approximately 4,951 Bitcoin, at an average price of $104,333.56, and such Purchased Bitcoin is held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, the Convertible Note Investors each entered the Convertible Note Subscription Agreement with ProCap, Pubco and CCCM pursuant to which, upon the Closing, the Convertible Note Investors agreed to purchase Convertible Notes issued by Pubco in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes in the Convertible Note Financing. The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for working capital purposes.

In addition, Pubco and CCCM have an option to increase the number of Convertible Notes available for purchase after the date set forth in the Convertible Note Subscription Agreement. Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

In connection with the execution and delivery of the Business Combination Agreement, CCCM, Pubco and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (i) vote its Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the CCCM Shareholder Approval Matters, (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Business Combination); and (iv) comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redeeming Ordinary Shares in connection with the Business Combination.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Professional Capital Management entered into a Lock-Up Agreement with Pubco, pursuant to which Professional Capital Management agreed that the Merger Consideration Shares to be received by Professional Capital Management will be locked-up and subject to transfer restrictions, subject to certain exceptions. The securities to be received by Professional Capital Management will be locked up until the earlier of (i) six (6) months after the date of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person (as defined below) which entitles the holder thereof to the ability to manage or control such Person.

Contemporaneously with the execution and delivery of the Business Combination Agreement, CCCM, ProCap and Professional Capital Management have entered into the Voting Agreement, pursuant to which, as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the registration statement, of which this proxy statement/prospectus is a part, is declared effective under the Securities Act, Professional Capital Management shall duly execute and deliver a written consent pursuant to which Professional Capital Management shall approve (i) the Business Combination Agreement, the Ancillary Documents (as defined in the Voting Agreement) to which ProCap is a party and the Business Combination, (ii) any amendments to the organizational documents of ProCap, to the extent required or advisable in connection with the Business Combination, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which ProCap is a party, and the Business Combination.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Professional Capital Management and ProCap entered into the Services Agreement, pursuant to which Professional Capital Management agreed to provide certain services to ProCap. The services shall be provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Execution Date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein.

On July 28, 2025, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement, which amends the Business Combination Agreement to provide, among other things, that 15% of the Adjustment Shares, which were originally to be delivered to the holder of ProCap Common Units, shall be reallocated to non-redeeming Public Shareholders of CCCM.

Concurrently with the Closing, CCCM, Pubco, the Sponsor and the Common Unitholders will enter into the Amended and Restated Registration Rights Agreement, under which Pubco will assume the obligations of CCCM under that the Registration Rights Agreement and cover the resale of the shares of Pubco Stock held by certain holders of Pubco Stock.

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the Insiders will execute and deliver the Insider Letter Amendment pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter.

Upon the completion of the Business Combination, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, that no Convertible Notes are converted into shares of Pubco Stock, that no Adjustment Shares are issued and that no shares of Pubco Stock are issued pursuant to the Incentive Plan, Pubco is expected to issue an aggregate of 108,600,833 shares of Pubco Stock, consisting of (i) 34,038,333 shares of Pubco Stock to be issued to CCCM’s shareholders in the SPAC Merger, (ii) 64,562,500 shares of Pubco Stock to be issued to the Preferred Equity Investors in the Company Merger and (iii) 10,000,000 shares of Pubco Stock to be issued to the Common Unitholders in the Company Merger. These shares exclude the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the Convertible Note Investors assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes. See the section entitled “Summary of the proxy statement/prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current Public Shareholders, the Preferred Equity Investors, the Sponsor, Professional Capital Management and their Affiliates hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?”

The price per share paid for Pubco Stock for the CCCM shareholders (other than the Sponsor for the Founder Shares) and Professional Capital Management, assuming no issuance of Adjustment Shares, is $10.00 per share. The price per share paid for Pubco Stock to be received by the Sponsor in exchange for Founder Shares is $0.003 per share. The price per share paid for Pubco Stock to be received by the Preferred Equity Investors is $8.00 per share. The price per share paid for Pubco Stock to be received by the Convertible Notes Investors is $13.00 per share.

Assuming a price per share of Pubco Stock based on the closing price of CCCM Class A Ordinary Shares on Nasdaq as of November 4, 2025 of $10.21 and the closing price of CCCM Units on Nasdaq as of November 4, 2025 of $10.70, the aggregate value of the consideration to be received by Professional Capital Management will be approximately $102.1 million. The aggregate value of the consideration to be received by the Public Shareholders (assuming no issuance of Adjustment Shares and no redemptions) will be approximately $255.3 million. The aggregate value of the consideration to be received by the Sponsor, consisting of 8,333,333 shares of Pubco Stock and 265,000 private units of Pubco will be approximately $87.9 million.

The Business Combination Agreement

Domestication

At least one (1) Business Day prior to the Effective Time, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part XII of the Cayman Act. In connection with the Domestication, all of the issued and outstanding CCCM securities shall remain outstanding and become substantially identical securities of CCCM as a Delaware corporation. In connection with the Domestication, CCCM will adopt the Interim Charter and CCCM Bylaws.

Merger Consideration and the Mergers

SPAC Merger

On the Closing Date, and prior to consummation of the SPAC Merger, each issued and outstanding public Unit of CCCM shall be automatically detached and the holder thereof shall be deemed to hold one share of CCCM Class A Common Stock and one-half (1/2) of one (1) CCCM Public Warrant and each issued and outstanding CCCM Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of CCCM Class A Common Stock and one-half (1/2) of one (1) CCCM Private Warrant.

At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party to the Business Combination Agreement:

•        each issued and outstanding share of CCCM Class B Common Stock (other than treasury shares) will be automatically converted into a share of CCCM Class A Common Stock;

•        each issued and outstanding share of CCCM Class A Common Stock (other than (x) treasury shares and (y) shares of holders of CCCM Class A Common Stock who have exercised their rights of redemption or dissent) will be automatically converted into one (1) share of Pubco Stock;

•        each issued and outstanding CCCM Public Warrant will be automatically converted into one (1) public warrant of Pubco (“Pubco Public Warrant”);

•        each issued and outstanding CCCM Private Warrant will be automatically converted into one (1) private warrant of Pubco (“Pubco Private Warrant”); and

•        each share of common stock of SPAC Merger Sub issued and outstanding will be converted into one (1) share of the CCCM Surviving Subsidiary.

Pursuant to the First Amendment to the Business Combination Agreement, holders of Public Shares immediately prior to the SPAC Merger Effective Time will receive a number of shares of Pubco Stock equal to: (i) the aggregate number of Public Shares issued and outstanding as of the SPAC Merger Effective Time, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing.

At the SPAC Merger Effective Time, each issued and outstanding share of CCCM Class A Common Stock in respect of which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the Interim Charter will be canceled, and those CCCM Shareholders will only have the right to receive a pro rata share of the redemption amount.

If there are any shares of CCCM Common Stock that are owned by CCCM as treasury shares, such treasury shares will be automatically canceled without any conversion or payment.

Company Merger

At the Effective Time, by virtue of the Company Merger and without any further action on the part of any party to the Business Combination Agreement:

•        each issued and outstanding Common Unit (other than treasury units) will be automatically canceled and holders of any Common Unit will in return be given the Common Merger Consideration Shares (as further described below); and

•        each issued and outstanding Preferred Unit (other than treasury units) will automatically be canceled and holders of any Preferred Unit will in return be given their pro rata share of the Preferred Merger Consideration Shares (as further described below).

As consideration for the Company Merger, upon the Closing:

•        Professional Capital Management, which is the holder of all of the Common Units, will receive a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (such shares, the “Common Merger Consideration Shares”); and

•        the Preferred Unit Holders will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25, plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder will receive its pro rata share of the Preferred Merger Consideration Shares based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Effective Time.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the Closing Bitcoin Price, subject to a maximum price of $200,000 by (y) Signing Bitcoin Price (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

On July 28, 2025, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement, which amends the Business Combination Agreement to provide, among other things, that 15% of the Adjustment Shares, which were originally to be delivered to the holder of ProCap Common Units, shall be reallocated to non-redeeming Public Shareholders of CCCM.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means (i) with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations under the Business Combination Agreement or the Ancillary Documents, in each case subject to certain customary exceptions, or (ii) with respect to ProCap, if the average Reference Rate for any consecutive ten (10)-day period is below $25,000; provided, that if the average Reference Rate subsequently rises above $25,000 for any consecutive ten (10)-day period, there shall not be any deemed Material Adverse Effect. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Representations and Warranties of CCCM

The Business Combination Agreement contains representations and warranties made by CCCM to ProCap, Pubco, the Merger Subs and Professional Capital Management, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter and be bound by into the Business Combination Agreement and to complete the contemplated transactions;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and CCCM Material Contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        capitalization;

•        proper filing of documents with the SEC, accuracy of CCCM financial statements; and internal controls;

•        no litigation; orders; permits;

•        absence of certain changes;

•        compliance with laws;

•        taxes;

•        employees and employee benefit plans;

•        properties;

•        material contracts;

•        transactions with Affiliates;

•        finders and brokers;

•        certain business practices;

•        insurance;

•        independent investigation;

•        no additional representations and warranties.

•        accuracy of the information supplied; and

•        Trust Account.

Representations and Warranties of Pubco and the Merger Subs

The Business Combination Agreement contains representations and warranties made by Pubco and the Merger Subs, to CCCM and ProCap, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into and be bound by the Business Combination Agreement and to complete the contemplated transactions;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and certain material contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        capitalization;

•        Pubco and Merger Subs’ activities;

•        finders and brokers;

•        ownership of Pubco Stock;

•        Convertible Notes Financing;

•        accuracy of the information supplied;

•        independent investigation; and

•        no additional representations and warranties.

Representations and Warranties of ProCap

The Business Combination Agreement contains representations and warranties made by ProCap to CCCM, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into and be bound by the Business Combination Agreement and to complete the contemplated transactions;

•        capitalization;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and certain material contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        absence of certain changes;

•        ProCap activities;

•        title to assets;

•        employees and benefit plans;

•        Investment Company Act;

•        certain business practices;

•        finders and brokers;

•        accuracy of the information supplied;

•        independent investigation;

•        material contracts;

•        no additional representations and warranties; and

•        taxes.

Representations and Warranties of Professional Capital Management

The Business Combination Agreement contains representations and warranties made by Professional Capital Management to CCCM, Pubco, the Merger Subs and ProCap, including representations and warranties relating to the following:

•        corporate organization, qualification to do business and good standing;

•        authorization to enter into and be bound by the Business Combination Agreement and to complete the contemplated transactions;

•        ownership;

•        governmental and regulatory consents necessary in connection with the Business Combination;

•        absence of conflicts with organizational documents, applicable laws and certain contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•        no litigation;

•        finders and brokers;

•        accuracy of the information supplied; and

•        no additional representations and warranties.

Covenants

As described in further detail below, the Business Combination Agreement also contains certain covenants of the parties, which do not survive the Closing (other than those that are to be performed after the Closing). Certain of the covenants are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Conduct of Business Prior to Closing by ProCap, Pubco and the Merger Subs

During the Interim Period, ProCap, Pubco, and the Merger Subs agreed to (i) only engage in activities relating to the initial organization and commencement of their respective operations, the Business Combination transactions (including the Bitcoin Acquisition) and the Services Agreement, (ii) comply with all laws applicable to them and their respective businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

In addition, during the Interim Period, ProCap, Pubco and the Merger Subs agreed not to, without the prior written consent of CCCM:

•        amend, waive or otherwise change their respective organizational documents (except for amending and restating the Pubco Organizational Documents in connection with the Closing);

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of ProCap, Pubco or the Merger Subs;

•        terminate, or waive or assign any material right under, any material contract of ProCap or enter into any contract that would be a material contract of ProCap;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person as defined in the Business Combination Agreement (other than compensation and benefits and advancement of expenses); and

•        authorize or agree to do any of the foregoing actions.

In addition, during the Interim Period, ProCap agreed not to issue any ProCap Units and Professional Capital Management agreed not to sell, transfer or dispose of any ProCap Units without the prior written consent of CCCM.

Conduct of Business Prior to Closing by CCCM

During the Interim Period, CCCM agreed to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) comply with all applicable laws applicable to it, its businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding the foregoing, CCCM may, without prior written consent of any other party, extend the deadline by which it must complete its initial business combination by way of an amendment of the CCCM Memorandum and Articles.

In addition, during the Interim Period, CCCM agreed not to and to cause its subsidiaries not to, without the prior written consent of ProCap:

•        amend, waive or otherwise change its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        subject to certain exceptions, incur, create, assume, prepay, repay or otherwise become liable for any indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person;

•        make, revoke or amend any tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for Pubco or any of its subsidiaries, or ProCap or its affiliates;

•        amend, waive or otherwise change the Trust Agreement in any manner adverse to CCCM;

•        terminate, waive or assign any right material right or obligation under any material contract of CCCM or enter into any new contract that would be a material contract of CCCM;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting CCCM’s outside auditors;

•        subject to certain exceptions, waive, release, assign, settle or compromise any action (including any action relating to the Business Combination Agreement or the Business Combination) or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in CCCM’s financial statements;

•        acquire any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

•        subject to certain exceptions, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        other than drawings on certain loans as set forth in the IPO Prospectus or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•        authorize or agree to do any of the foregoing actions.

No Solicitation

During the Interim Period, each of the parties to the Business Combination Agreement agreed not to (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any Person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such party is a party.

Registration Statement

CCCM, Pubco and ProCap agreed (i) to prepare and file this Registration Statement with SEC as promptly as practicable after ProCap’s and Pubco’s audited financial statements are completed; (ii) that the Registration Statement will include a proxy statement for soliciting proxies from CCCM Shareholders to vote on the Proposals at the Meeting and (iii) to take all reasonable and necessary actions to satisfy legal requirements in connection with this Registration Statement, the Meeting, and the redemption process for Public Shareholders. Once this Registration Statement is effective (such date, the “Effective Date”), CCCM agreed, as soon as practicable after the Effective Date, to set a record date and distribute the Registration Statement to CCCM Shareholders and then call and convene the Meeting promptly following the Effective Date.

CCCM agreed that the CCCM Board will not change, withdraw, withhold, qualify or modify its recommendation to the CCCM Shareholders that they vote in favor of the CCCM Shareholder Approval Matters (“Modification in Recommendation”), unless there is an Intervening Event (an “Intervening Event Change in Recommendation”) and CCCM follows the procedures described below.

Under the Business Combination Agreement, an “Intervening Event” is defined as any material and negative event after the Execution Date that (i) was not known and was not reasonably foreseeable to the CCCM Board as of the date of the Business Combination Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the CCCM Board as of the date of the Business Combination Agreement), which becomes known to the CCCM Board prior to the Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to CCCM), (B) the Business Combination and/or of the Business Combination Agreement or any Ancillary Document (or any actions taken pursuant to the Business Combination Agreement or any Ancillary Document, including obtaining all consents required to be obtained from any governmental authority or any other person), (C) any change in the price or trading volume of Class A Ordinary Shares, (D) any action filed or threatened against CCCM or any member of the CCCM Board arising out of or related to the Business Combination by any person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to ProCap has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii) and (iii) thereof. The parties agreed that in the event that the CCCM Board does not make an Intervening Event Change in Recommendation, the CCCM Board, in furtherance of its fiduciary duty, will still be permitted to advise CCCM Shareholders of their right to redeem in the Public Shares in connection with the Business Combination and provide the CCCM Shareholders with a detailed explanation and rationale for such advice.

The CCCM Board may at any time prior to, but not after, obtaining the Required Shareholder Approval, make an Intervening Event Change in Recommendation if the CCCM Board determines in good faith, based on the advice of its outside counsel, that the failure to take such action would be a breach of the fiduciary duties of the CCCM Board, provided that:

(i)     ProCap shall have received written notice from CCCM of CCCM’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by CCCM (the “Intervening Event Notice Period”), which notice will specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the CCCM Board to effect such Intervening Event Change in Recommendation);

(ii)    during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by ProCap, CCCM and its representatives will have negotiated in good faith with ProCap and its representatives regarding any revisions or adjustments proposed by ProCap to the terms and conditions of the Business Combination Agreement as would enable the CCCM Board to proceed with its recommendation of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement and not make such Intervening Event Change in Recommendation;

(iii)   CCCM and its representatives shall have provided to ProCap and its representatives all applicable information with respect to such Intervening Event reasonably requested by ProCap to permit ProCap to propose revisions to the terms of the Business Combination Agreement; and

(iv)   if ProCap requested negotiations in accordance with the above, the CCCM Board may make an Intervening Event Change in Recommendation only if the CCCM Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that ProCap will have, prior to the expiration of the five (5) Business day period, offered in writing in a manner that would form a binding contract if accepted by CCCM (and the other applicable parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the CCCM Shareholders under applicable law.

The parties agreed that during an Intervening Event Notice Period, the obligations of CCCM and/or the CCCM Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, will be tolled to the extent reasonably necessary until such time as CCCM has filed an update to this Registration Statement with the SEC (which CCCM shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, CCCM will be permitted to postpone such meeting and to amend such filing as necessary in order to provide sufficient time for CCCM Shareholders to consider any revised recommendation.

CCCM agreed that, to the fullest extent permitted by applicable law, (i) CCCM’s obligations to establish a record date for, duly call, give notice of, convene and hold the Meeting will not be affected by any Modification in Recommendation, (ii) CCCM will establish a record date for, duly call, give notice of, convene and hold the Meeting and submit the CCCM Shareholder Approval Matters for approval by the CCCM Shareholders and (iii) CCCM agreed that if the Required Shareholder Approval shall not have been obtained at any Meeting, then CCCM will promptly continue to take all such reasonably necessary actions to hold additional Meetings in order to obtain the Required Shareholder Approval.

Pubco Board of Directors and Executive Directors

The parties agreed to take all necessary actions to ensure that the Pubco Board, effective as of Closing, consists of seven (7) directors, including (i) five persons who are designated, prior to the Closing, by ProCap, one of whom is Anthony Pompliano (who shall also be the chairman of the Pubco Board and the chief executive officer of Pubco upon the Closing), and at least four of whom will be required to qualify as an independent director under Nasdaq rules and any other independence criteria required by applicable law, (ii) one person designated by CCCM, who shall either be a Class II or Class III director, and (iii) Bill Koutsouras, who will qualify as an independent director under Nasdaq rules (who shall be the lead independent director) mutually selected by the Sponsor and ProCap prior to the Closing. The parties further agreed that the composition of the Pubco Board post-Closing will consist of three classes, with each director serving a three-year term after its initial staggered post-Closing term.

On October 20, 2025, the parties to the Business Combination Agreement executed a waiver to the Business Combination Agreement, pursuant to which the parties agreed to waive the requirement that the Pubco Board consist of seven directors, and the parties instead agreed to take all necessary actions to ensure that the Pubco Board, effective as of Closing, shall consist of five directors.

Indemnification of Directors and Officers and Tail Insurance

Each party agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of CCCM, ProCap, Pubco, or the Merger Subs (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and CCCM, ProCap, Pubco or the Merger Subs, will survive the Closing. For a period of six (6) years after Closing, Pubco’s, CCCM’s, and ProCap’s organizational documents will contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth in such documents as of the date of the Business Combination Agreement. This covenant survives the Closing.

Prior to the Effective Time, CCCM agreed to obtain, and ProCap (or after the Closing, Pubco) agreed to fully pay the premium for, a D&O tail insurance policy under CCCM’s existing insurance policy for the benefit of CCCM’s directors and officers that provides coverage for up to six (6) years from and after the Effective Time for events occurring prior to the Effective Time, on terms substantially equivalent to and in any event not less favorable in the aggregate than CCCM’s existing coverage, subject to certain limitations.

Private Placement Transactions

Pubco agreed to use its best efforts to consummate the transactions contemplated by the Convertible Note Subscription Agreements.

Transaction Financings

The Business Combination Agreement provides that CCCM, ProCap and Pubco may, but will not be required to, enter into additional financing agreements (the “Additional Financing Agreements” and, together with the Subscription Agreements, the “Financing Agreements”), in addition to the Convertible Notes Financing and Preferred Equity Investment and on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or as a committed equity line facility or otherwise), and using such strategy, placement agents and approach, as CCCM and ProCap shall mutually agree (the “Additional Transaction Financing” and, together with the Convertible Notes Financing and Preferred Equity Investment, the “Transaction Financing”). CCCM, ProCap and Pubco also agreed to reasonably cooperate with the others in connection with any Additional Financing Agreements, and further agreed not to (i) reduce the committed investment amount to be received by CCCM, Pubco or ProCap under any Financing Agreement or reduce or impair the rights of CCCM, Pubco or ProCap under any Financing Agreement or (ii) permit any amendment, modification, or waiver of any provision or remedy under, or replace any of the Financing Agreements.

Bitcoin Acquisition

ProCap instructed the custodian to purchase an amount of Bitcoin equal to $516.5 million (the “Purchased Bitcoin”) within fifteen days following the Execution Date. The Purchased Bitcoin was placed into a custodial account with Anchorage Digital Bank, N.A, who serves as the custodian. The Custody Agreement Effective Date provides that the Purchased Bitcoin may only be released from the custodial account pursuant to a joint instruction of CCCM and ProCap. ProCap agreed to deliver to CCCM a trade confirmation (the “Trade Confirmation”) from the custodian, within two (2) days following the date upon which all of the Purchased Bitcoin had been purchased, setting forth the time weighted average price for the Purchased Bitcoin for the period of time during which the Bitcoin Acquisition occurred. At the Closing, the Purchased Bitcoin will be contributed to Pubco, and the Purchased Bitcoin will be placed in a custodial account for the benefit of Pubco with a custodian to be mutually agreed upon by CCCM and ProCap.

Other Covenants

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        ProCap, Pubco, the Merger Subs, and Professional Capital Management subject to certain specified restrictions and conditions, providing CCCM and its representatives reasonable access to their offices, facilities, employees, contracts, books, records and other information as reasonably requested;

•        CCCM, subject to certain specified restrictions and conditions, providing ProCap and Pubco and their respective representatives reasonable access to their offices, facilities, employees, contracts, books, records and other information as reasonably requested;

•        ProCap and Pubco delivering annual and interim financial statements to CCCM on the dates specified in the Business Combination Agreement;

•        CCCM keeping current and timely filing all reports with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws, using reasonable best efforts to maintain the listing of the public Units, Class A Ordinary Shares and Public Warrants on Nasdaq and reasonably cooperating with Pubco to cause the shares of Pubco Stock and Pubco Warrants to be approved for listing on Nasdaq as of the Closing Date;

•        ProCap, Pubco, Merger Subs and Professional Capital Management not trading CCCM securities while in possession of material non-public information;

•        each party giving prompt notice to others of, among other matters:

•        a failure to comply with or satisfy any covenant, condition or agreement pursuant to the Business Combination Agreement in any material respect;

•        receipt of any notice or other communication in writing from any third party (including any governmental authority) alleging such third party’s consent is required in connection with the Business Combination, or alleging any non-compliance with applicable law by such party or its affiliates;

•        receipt of any notice or other communication from any Governmental Authority in connection with the Business Combination;

•        discovery of any fact or circumstance that would cause conditions set forth in the Business Combination Agreement to not to be satisfied or such satisfaction to be materially delayed; or

•        becoming aware of the threat or commencement of legal action against such party or any of its affiliates with respect to the consummation of the Business Combination.

•        each party using its reasonable best efforts and to cooperate fully with the other parties to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement;

•        ProCap using its reasonable best efforts to secure the Required Company Holder Approval, including through enforcement of the Voting Agreement;

•        subject to the terms set forth therein, confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby;

•        use of funds in the Trust Account;

•        Pubco amending and restating the Pubco Organizational Documents in a manner reasonably acceptable to CCCM; and

•        effective as of Closing, CCCM, Pubco, the Seller and ProCap amending and restating the Registration Rights Agreement substantially in the form of the Amended and Restated Registration Rights Agreement.

Conditions to the Parties’ Obligations to the Closing

Conditions to Each Party’s Obligations

The obligations of the parties to consummate the Business Combination are subject to the following mutual conditions:

•        the approval of the CCCM Shareholder Approval Matters;

•        the approval of the Business Combination, Business Combination Agreement and Ancillary Documents by Professional Capital Management;

•        the consummation of the Business Combination not being prohibited by applicable law;

•        the effectiveness of the Registration Statement;

•        the shares of Pubco Stock having been approved for listing on Nasdaq;

•        the Convertible Note Financing having been fully funded in accordance with the terms of the Convertible Note Subscription Agreements; and

•        the expiration of certain regulatory waiting periods and approval of any necessary governmental approvals.

Each of the above listed conditions may be waived (where permissible) by CCCM and ProCap.

Conditions to Obligations of ProCap, Pubco, Merger Subs and Professional Capital Management

The obligations of ProCap, Pubco, SPAC Merger Sub and Professional Capital Management to consummate the Business Combination are subject to:

•        the representations and warranties of CCCM being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by CCCM with its applicable pre-closing covenants;

•        there having been no occurrence of a Material Adverse Effect with respect to CCCM since the date of the Business Combination Agreement; and

•        the Domestication having been consummated.

Each of the above listed conditions may be waived by ProCap.

Conditions to Obligations of CCCM

The obligations of CCCM to consummate (or cause to be consummated) the Business Combination are subject to:

•        the representations and warranties of ProCap, Pubco, Merger Subs and Professional Capital Management being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•        material compliance by ProCap, Pubco, Merger Subs and Professional Capital Management with their respective pre-closing covenants;

•        no occurrence of a Material Adverse Effect with respect to ProCap or Professional Capital Management;

•        the Non-Competition Agreement and the Services Agreement being in full force and effect as of the Closing;

•        Anthony Pompliano having been appointed and shall be serving as the chief executive officer of Pubco as of the Closing, and

•        each key employee of Pubco having entered into the Employment Agreements.

Each of the above listed conditions may be waived by CCCM.

Termination and Effects of Termination

The Business Combination Agreement contains certain termination rights for different parties. If the Business Combination Agreement is validly terminated pursuant to the following grounds, the Business Combination Agreement will become void without any liability on the part of any of the parties thereto or their respective representatives except in the case of willful breach of the Business Combination Agreement or the fraud of a party thereto. However, confidentiality, waiver of claims against the Trust Account and certain other technical provisions will continue in effect notwithstanding termination if the Business Combination Agreement. No party is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement.

Mutual Termination Rights

The Business Combination Agreement may be terminated and the Business Combination may be abandoned by:

•        mutual written consent of CCCM and ProCap;

•        either CCCM or ProCap if the closing conditions are not satisfied or waived by ten (10) months following the Execution Date (the “Original Outside Date”); provided that (provided, that if, on or prior to the Original Outside Date, the SEC has not declared the Registration Statement effective or Nasdaq has not approved the listing of the Pubco Stock, the Original Outside Date shall be automatically extended to the later of one (1) month from the Original Outside Date or one (1) month from the date of most recent submission to the SEC or Nasdaq, as applicable;

•        either CCCM or ProCap if the Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the CCCM Shareholders have duly voted, and the Required CCCM Shareholder Approval was not obtained; or

•        either CCCM or ProCap if a final, non-appealable order is issued by a governmental authority permanently restraining, enjoining or otherwise prohibiting the Business Combination.

ProCap’s Termination Rights

The Business Combination Agreement may be terminated and the Business Combination may be abandoned by ProCap:

•        if subject to certain limitations, CCCM has materially breached any of its representations, warranties, covenants or agreements or if any representation or warranty of CCCM has become materially untrue or materially inaccurate and such breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Business Combination Agreement; or upon CCCM’s material breach of its representations, warranties, or covenants and a failure to cure such breach within a period of time prescribed by the Business Combination Agreement.

Professional Capital Management’s Termination Rights

The Business Combination Agreement may be terminated and the Business Combination may be abandoned by Professional Capital Management:

•        within ten (10) Business Days after there has been a Modification in Recommendation and the CCCM Board has breached its obligations under the Business Combination Agreement.

CCCM’s Termination Rights

The Business Combination Agreement may be terminated and the Business Combination may be abandoned by CCCM:

•        if subject to certain limitations, ProCap or Professional Capital Management has materially breached any of its representations, warranties, covenants or agreements or if any representation or warranty of CCCM has become materially untrue or materially inaccurate and such breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Business Combination Agreement;

•        upon the occurrence of a Material Adverse Effect of ProCap; or

•        upon the failure of ProCap to deliver certain required financial statements by their delivery date set forth in the Business Combination Agreement.

Trust Account Waiver

Each of ProCap, Pubco, the Merger Subs and each of Professional Capital Management agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses; provided that, if the Closing occurs, then Pubco will reimburse or pay or cause to be reimbursed or paid, all CCCM expenses. Notwithstanding the foregoing, CCCM and ProCap have each agreed to be responsible for fifty percent (50%) of any fees, costs and expenses paid or payable as a result of or in connection with or arising from (i) the filing of this Registration Statement, (ii) submitting an application to Nasdaq for the Pubco Stock; and (iii) any applicable antitrust laws, including any pre-merger notification required under the Hart-Scot-Rodino Act.

Governing Law

The Business Combination Agreement is governed by the laws of the New York, without regard to the conflict of laws principles thereof (provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Domestication and the fiduciary duties that may apply to the directors of the parties) shall be governed by and construed in accordance with, the laws of the Cayman Islands.

Amendments

The Business Combination Agreement may be amended or modified only by execution of a written instrument signed by each of CCCM, Pubco, the Merger Subs, ProCap and Professional Capital Management.

Specific Performance

The Parties agreed that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions thereof, in each case, without posting a bond or undertaking and without proof of damages, which rights are in addition to any other remedy to which they are entitled at law or in equity.

Ancillary Documents

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, CCCM, Pubco and the Sponsor entered into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to: (i) vote its Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the other proposals to be approved by CCCM Shareholders at the Meeting (the “CCCM Shareholder Approval Matters”); (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote its Ordinary Shares against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Business Combination); (iv) vote its Ordinary Shares against any change in the business of CCCM; and (v) vote its Ordinary Shares against any proposal, action or agreement involving CCCM that would or would reasonably be expected to (a) impede, frustrate, prevent or nullify any provision of the Business Combination Agreement or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of CCCM under the Business Combination Agreement or any Ancillary Document, (iii) result in any of the closing conditions of CCCM not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, CCCM (other than in connection with the SPAC Shareholder Approval Matters).

In addition, pursuant to the Sponsor Support Agreement, the parties agreed to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redeeming Ordinary Shares in connection with the Business Combination. The parties also agreed that at the Closing, they would enter into the Insider Letter Amendment in order to add Pubco as a party.

Further, pursuant to the Sponsor Support Agreement, the Sponsor agreed to waive any anti-dilution rights with respect to the Class B Ordinary Shares (and, following the Domestication, the Class B common stock of CCCM) held by the Sponsor.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and the termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination Agreement is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect unless otherwise specified in the Sponsor Support Agreement.

Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Professional Capital Management entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with Pubco, pursuant to which Professional Capital Management agreed that the Merger Consideration Shares to be received by Professional Capital Management will be locked-up and subject to transfer restrictions, subject to certain exceptions. The securities to be received by Professional Capital Management will be locked up until the earlier of (i) six (6) months after the date of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

The foregoing lock-up restrictions do not apply to the following permitted transfers so long as the transferee of such permitted transfer executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the restricted securities subject to the provisions of the Lock-Up Agreement and that the restricted securities will not be transferred any further:

(I)     in the case of an entity, transfers (A) to another entity that is an Affiliate of the holder, (B) as part of a distribution to members, partners or stockholders of holder and (C) to officers or directors of holder, any Affiliate or family member of any of holder’s officers or directors, or to any members, officers, directors or employees of holder or any of its Affiliates;

(II)    in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person;

(III)  to a charitable organization;

(IV)  in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

(V)    in the case of an individual, transfers pursuant to a qualified domestic relations order;

(VI)  in the case of an entity, transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(VII) transfers to satisfy any U.S. federal, state, or local income tax obligations of holder (or its direct or indirect owners) to the extent necessary to cover any tax liability as a direct result of the Transactions; or

(VIII) transfers in the form of a pledge of Restricted Securities in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a holder (or its Affiliates), on the one hand, and a third party, on the other hand, for the benefit of such holder and/or its Affiliates.

Non-Competition Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco (the “Restricted Period”), Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person. “Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

Further, pursuant to the Non-Competition Agreement, Mr. Pompliano agreed, subject to certain exceptions, (a) not to solicit or interfere with employees or consultants of CCCM, ProCap, Pubco or their Affiliates during the Restricted Period, (b) not to solicit customers or suppliers of CCCM, ProCap, Pubco or their Affiliates during the Restricted Period, and (c) not to disparage CCCM, ProCap, Pubco or their Affiliates during the period from the Closing to one (1) year after the end of the Restricted Period.

Voting Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, CCCM, ProCap and Professional Capital Management have entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which, as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the Registration Statement of which this proxy statement/prospectus is a part, is declared effective under the Securities Act, Professional Capital Management shall duly execute and deliver a written consent pursuant to which Professional Capital Management shall approve (i) the Business Combination Agreement, the Ancillary Documents to which ProCap is a party and the Business Combination, (ii) any amendments to the organizational documents of ProCap, to the extent required or advisable in connection with the Business Combination, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which ProCap is a party, and the Business Combination.

Professional Capital Management further agreed, pursuant to the Voting Agreement, during the period from the execution of the Voting Agreement to the Closing or termination of the Business Combination Agreement, except as expressly contemplated by the Business Combination Agreement, any Ancillary Document or with the prior written consent of each of CCCM and ProCap, not to transfer or enter into any contracts in respect of the Common Units held by Professional Capital Management, subject to certain exceptions.

The Voting Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and the termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination Agreement is terminated pursuant to its terms, all provisions of the Voting Agreement will terminate and be of no further force or effect unless otherwise specified in the Voting Agreement.

Services Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Professional Capital Management and ProCap entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”), pursuant to which Professional Capital Management agreed to provide certain investment consulting and marketing services regarding Bitcoin treasury strategies to ProCap and to further the business plan of ProCap. The services shall be provided pursuant to statements of work. In consideration of such services, Professional Capital Management received an aggregate payment of 10,000,000 Common Units, and subsequently transferred 500,000 Common Units to Jeffrey Park, Chief Investment Officer of ProCap BTC (“Park”). The Services Agreement has a term of four (4) years following the Execution Date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein.

Jeffrey Park Transfer

On August 27, 2025, Professional Capital Management and Mr. Park entered into the Letter Agreement pursuant to which Mr. Park will provide subcontracted services to Professional Capital Management. As compensation for Park’s services to Professional Capital Management in accordance with the terms of the Letter Agreement, Professional Capital Management transferred 500,000 Common Units to Park as set forth in the transfer agreement entered into by Professional Capital Management and Park on August 27, 2025 (the “Transfer Agreement”), which includes customary representations and warranties relating to the transfer. In connection with and as a condition to entry into the Transfer Agreement and acceptance of the 500,000 Common Units, Park executed a joinder agreement to the ProCap BTC LLC Agreement and accepted the rights, duties, and obligations thereof.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, CCCM, Pubco, the Sponsor and the Common Unitholders will enter into the Amended and Restated Registration Rights Agreement, under which Pubco will assume the obligations of CCCM under the Registration Rights Agreement and cover the resale of the shares of Pubco Stock held by the Sponsor, the Common Unitholders and certain ProCap Holders.

Insider Letter Amendment

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the directors and officers of CCCM named therein will execute and deliver the Insider Letter Amendment pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter.

The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter.

Preferred Equity Subscription Agreements

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain “qualified investors” (defined to include QIBs and institutional “accredited investors,” as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”).

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase the Purchased Bitcoin at an average price of $104,333.56, and such Purchased Bitcoin is held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

Convertible Note Subscription Agreements

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. Pubco anticipates that 100% of the collateral will be held in Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as collateral for the Convertible Notes. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for covering certain transaction expenses and fees, which amounts will be determined at the closing of the Business Combination. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBs; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, Pubco and CCCM have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

Indenture

The Convertible Notes will be issued pursuant to, and be governed by, an indenture (the “Indenture”), to be dated as of the Issuance Date, by and among Pubco, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

The form of the Indenture contains certain covenants, including those that (i) require Pubco to provide the Trustee copies of all reports Pubco is required to file or furnish with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date Pubco is required to file or furnish the same; (ii) require Pubco to maintain its corporate existence; (iii) require Pubco to deliver Compliance and Default Certificates to the Trustee; (iv) require Pubco to adhere to loan to collateral coverage requirements; (v) subject to certain limited exceptions, limit the ability of Pubco to incur or allow to exist liens on its assets constituting collateral; and (vi) limit Pubco’s’s ability to dispose of, sell or transfer assets constituting collateral.

If certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate under the Indenture will, in certain circumstances, be increased for a specified period of time. Additionally, if certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception, noteholders may require Pubco to repurchase their Convertible Notes on the Fundamental Change Repurchase Date (as defined in the Indenture) for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price (as defined in the Indenture). The definition of Fundamental Change includes certain liquidation or dissolution proceedings involving Pubco and certain de-listing events with respect to Pubco’s Common Stock.

The form of Indenture further provides that, upon certain events of default with respect to Pubco occurring and continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the entire principal amount of all the Convertible Notes, and the interest accrued on such Convertible Notes, if any, to be immediately due and payable.

Collateral Agreement

In relation to the Convertible Notes and the Indenture, the Collateral Agent will enter into a collateral agreement, to be dated as of the Issuance Date (the “Collateral Agreement”), with Pubco and certain grantors related to Pubco (the “Grantors”), which will create and establish the terms of the security interests that secure the Convertible Notes. Borrowings under the Convertible Notes will be secured by certain of the assets and rights of Pubco and the Grantors. The Collateral Agreement will create a valid first priority security interest in the Collateral (as defined in the Collateral Agreement) of each Grantor, to the extent a first priority security interest therein can be created under the Code (as defined in the Collateral Agreement).

Shares Subject to the Ancillary Documents

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Adjustment Shares are issued, (i) 11,062,500 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of PubCo Stock will be subject to the Insider Letter Amendment, and (iii) 20,100,833 shares of PubCo Stock will be subject to the Amended and Restated Registration Rights Agreement.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that the number of Adjustment Shares issued is based on the Closing Bitcoin Price on September 30, 2025, (i) 11,115,874 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of PubCo Stock will be subject to the Insider Letter Amendment, and (iii) 20,154,207 shares of PubCo Stock will be subject to the Amended and Restated Registration Rights Agreement.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that the maximum number of Adjustment Shares are issued, (i) 11,724,981 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of PubCo Stock will be subject to the Insider Letter Amendment, and (iii) 20,763,314 shares of PubCo Stock will be subject to the Amended and Restated Registration Rights Agreement.

In addition, upon the completion of the Business Combination and assuming the conversion rate for the Convertible Notes is not adjusted for certain actions like stock splits, dividends, similar distributions and the like, 18,071,500 shares of Pubco Stock will be issuable upon conversion of the Convertible Notes and such shares of Pubco Stock will be subject to registration rights as set forth in the Convertible Note Subscription Agreements.

The foregoing descriptions of the Business Combination Agreement and the Ancillary Documents are qualified in their entirety by reference to the full texts or respective forms of each of the Business Combination Agreement and the Ancillary Documents, copies of which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part.

PROPOSAL 4: The Pubco Charter Proposal

Overview

In connection with the Business Combination, CCCM Shareholders are asked to approve by an ordinary resolution and to adopt, the Pubco Charter and the Pubco Bylaws, substantially in the form attached to this proxy statement/prospectus as Annex D and E, respectively. All CCCM Shareholders are encouraged to read the Proposed Organizational Documents in their entirety.

Reasons for the Adoption of the Proposed Organizational Documents

If the Business Combination is to be consummated, Pubco will adopt the Proposed Organizational Documents, substantially in the form attached to this proxy statement/prospectus, which are necessary to adequately address the needs of Pubco following the Closing. A discussion of the material provisions contained in the Proposed Organizational Documents, including its material differences with the CCCM Memorandum and Articles, is set forth in “The Organizational Documents Proposals.”

Required Vote and Recommendation of the CCCM Board

The approval of the Pubco Charter Proposal does not require the passing of a resolution under the CCCM Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CCCM Board is asking CCCM Shareholders to approve the Pubco Charter Proposal by an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of holders of a simple majority of the issued and outstanding Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Pubco Charter Proposal. The adoption of the Pubco Charter Proposal is conditioned upon the adoption of the Business Combination Proposal.

The Sponsor has agreed to vote its Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the CCCM Shareholder Approval Matters as described above under “The Business Combination — Ancillary Documents — Sponsor Support Agreement.”

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amended and restated certificate of incorporation of Pubco, in the form appended to the proxy statement/prospectus as Annex D (the “Pubco Charter”), and the amended and restated bylaws of Pubco, in the form appended to the proxy statement/prospectus as Annex E (the “Pubco Bylaws”), including the differences between the CCCM Memorandum and Articles and the Pubco Charter and Pubco Bylaws, such differences including (i) the absence of the specific provisions relating to Columbus Circle Capital Corp I as a blank check company included in the CCCM Memorandum and Articles in the Pubco Charter and Pubco Bylaws, (ii) the differences in the authorized share capital of Columbus Circle Capital Corp I set out in the CCCM Memorandum and Articles and the authorized share capital of Pubco in the Pubco Charter, (iii) the differences in board classification between the CCCM Memorandum and Articles and the Pubco Charter and Amended Restated Bylaws, (iv) the differences in shareholder meeting requirements and written consent procedures between the CCCM Memorandum and Articles and the Pubco Charter and Pubco Bylaws, and (vi) the differences in name, purpose and duration of existence between the CCCM Memorandum and Articles and the Pubco Charter and Pubco Bylaws, be confirmed, ratified and approved.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 5: The Organizational Documents PROPOSALS

Overview

As required by SEC guidance requiring that CCCM Shareholders have the opportunity to present their views on important corporate governance provisions, CCCM is requesting that CCCM Shareholders vote upon, on a non-binding advisory basis, three proposals, by ordinary resolutions, to approve certain governance provisions in the Proposed Organizational Documents, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Delaware law. Accordingly, the CCCM Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CCCM or the CCCM Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals, the Pubco Charter will take effect upon the Closing.

The Organizational Documents Proposals are comprised of three separate proposals to approve the material differences between the CCCM Memorandum and Articles and the Proposed Organizational Documents, as set forth below:

(i)     Proposal 5(A) — to approve the provision in the Pubco Charter authorizing the issuance of up to 600,000,000 shares, consisting of 550,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

(ii)    Proposal 5(B) — to approve the provision of the Pubco Charter requiring, subject to the DGCL, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class, to amend, repeal, or modify the Pubco Charter or Pubco Bylaws.

(iii)   Proposal 5(C) — to approve all provisions of the Proposed Organizational Documents related to the change from a blank check company with a limited time period to complete a business combination to a corporation with perpetual existence.

The material differences are further described in the following summary table. This summary is qualified by reference to the complete text of the Pubco Charter and the Pubco Bylaws, copies of which are attached to this proxy statement/prospectus as Annex D and E, respectively. All CCCM Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

	CCCM Memorandum and Articles	Proposed Organizational Documents
Number of Authorized Shares

The CCCM Memorandum and Articles provide that the authorized share capital is US$55,500 divided into (a) 500,000,000 Class A Ordinary Shares par value US$0.0001 per share, (b) 50,000,000 Class B Ordinary Shares par value US$0.0001 per share, and (c) 5,000,000 preference shares par value US$0.0001 per share.

The Pubco Charter will authorize the issuance of up to 600,000,000 shares, of which 550,000,000 shares shall be shares of common stock, par value $0.001 per share, and 50,000,000 shares shall be shares of preferred stock, par value $0.001 per share.

Amendment of Voting Threshold for Organizational Documents

Subject to the Companies Act, CCCM may by Special Resolution alter or amend the CCCM Memorandum and Articles in whole or in part. Prior to the closing of a Business Combination, only the holders of the Class B Ordinary Shares shall carry the right to vote on a Special Resolution for the purposes of amending the CCCM Memorandum and Articles in accordance with a continuation of CCCM out of the Cayman Islands.

Subject to the provisions of the DGCL, any amendment repeal or modification of the Proposed Organizational Documents will require the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class.

	CCCM Memorandum and Articles	Proposed Organizational Documents
Duration of Existence

In the event CCCM does not consummate an initial business combination within the specified period of time contained in the CCCM Memorandum and Articles, CCCM shall cease all operations except for the purpose of winding up. CCCM has twenty-four (24) months from the closing date of its IPO to consummate an initial business combination.

The Pubco Charter retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company	The CCCM Memorandum and Articles contain various provisions related to CCCM’s operation as a blank check company prior to the consummation of an initial business combination.	The Proposed Organizational Documents do not contain such provisions, as such provisions are not applicable to Pubco and the operation of its business.

Reasons for the Adoption of the Proposed Organizational Documents

The variations between the CCCM Memorandum and Articles and the Proposed Organizational Documents are desirable for the following reasons:

•        The greater number of authorized number of shares of capital stock is desirable for Pubco to have additional authorized shares for financing its business, sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future equity incentive plans, pursuant to which Pubco may provide equity incentives to employees, officers and directors.

•        Authorizing the Pubco Board to issue preferred stock in one or more series and set the terms and rights of each such series without further stockholder approval enables Pubco to respond quickly to potential financing needs, structure strategic transactions, and attract investment on desirable terms while maintaining efficient corporate governance.

•        The provisions regarding special meetings of Pubco’s stockholders enhance corporate governance and stability by ensuring that only stockholders with a significant stake can call special meetings, thereby protecting Pubco from disruption by small minority groups and aligning with best market practices. Requiring that all stockholder actions be taken at duly called annual or special meetings, rather than by written consent, promotes transparency, deliberation, and participation by all stockholders.

•        Adopting a classified board structure and the supermajority provision regarding removal of directors enhances the continuity and stability in Pubco’s governance and ensures that any significant changes to the Pubco Board reflect broad support of the stockholder base rather than the interests of a transient minority. By staggering the terms of its directors, Pubco reduces the possibility one or a few large stockholders could assume control of the Pubco Board.

•        The requirement for the holders of at least a majority of the voting power of the outstanding Pubco Stock to approve amendments and modifications to the Proposed Organizational Documents protects against precipitous or unfavorable changes to Pubco’s primary governing documents and ensures that changes to such documents reflect the collective interests of most stockholders.

•        Requiring that all stockholder actions be taken at duly called annual or special meetings, rather than by written consent, promotes transparency, deliberation, and participation by all stockholders.

•        Adopting the default purpose clause under the DGCL allows Pubco to preserve flexibility to engage in any lawful business activities permitted under the laws of the State of Delaware, thereby allowing Pubco to adapt to changing business opportunities and regulatory environments.

•        The additional variations between the CCCM Memorandum and Articles and the Proposed Organizational Documents, including adoption of the name “ProCap Financial, Inc.” and perpetual existence under the DGCL are necessary to adequately address the needs of Pubco following the Closing. The elimination of certain provisions related to CCCM’s status as a blank check company, are desirable because these provisions are either not applicable to Pubco or are not appropriate for the operation of Pubco’s business following the Business Combination.

Required Vote and Recommendation of the CCCM Board

The approval of the Organizational Documents Proposals does not require the passing of resolutions under the CCCM Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CCCM Board is asking CCCM Shareholders to approve the Organizational Documents Proposals by ordinary resolutions, being resolutions passed by a simple majority of the votes cast by, or on behalf of, the CCCM Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Organizational Documents Proposals. The adoption of the Organizational Documents Proposals is conditioned upon the adoption of the Business Combination Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the provision in the Pubco Charter authorizing the issuance of up to 600,000,000 shares, consisting of 550,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, be and hereby is confirmed, ratified and approved;

RESOLVED, as an ordinary resolution, that the provision of the Pubco Charter requiring, subject to the DGCL, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class, to amend, repeal, or modify the Pubco Charter or Pubco Bylaws, be and hereby is confirmed, ratified and approved; and

RESOLVED, as an ordinary resolution, that all provisions of the Proposed Organizational Documents related to the change from a blank check company with a limited time period to complete a business combination to a corporation with perpetual existence, be and hereby are confirmed, ratified and approved.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 6: The Director Election Proposal

Overview

CCCM Shareholders are also being asked to approve the Director Election Proposal by an ordinary resolution to elect five directors, Anthony Pompliano, Gary Quin, William H. Miller IV, Eric Jackson and Bill Koutsouras, effective upon the Closing, to serve on the Pubco Board for their respective terms under the Proposed Organizational Documents, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Effective upon Business Combination, the Pubco Board will consist of five directors in three classes, including (i) three persons who are designated, prior to the Closing, by ProCap, one of whom is Anthony Pompliano (who shall also be a Class III director, the chairman of the Pubco Board and the chief executive officer of Pubco upon the Closing), according to the terms of the Business Combination Agreement, and at least two of whom will be required to qualify as an independent director under Nasdaq rules and any other independence criteria required by applicable Law, (ii) one person designated by CCCM, who shall be Gary Quin and a Class II director, and (iii) Bill Koutsouras, who will qualify as an independent director under Nasdaq rules (who shall be the lead independent director) mutually selected by the Sponsor and ProCap prior to the Closing. The Director Election Proposal will allow Pubco to elect those directors and satisfy its requirements under Nasdaq rules to hold a meeting at which shareholders can elect directors.

The Pubco Board will be a classified board with three classes of directors, Class I, Class II and Class III, with only one class of directors being elected each year and each class serving a three-year term. Class I will consist of two (2) directors whose initial terms expire at the first annual meeting of the stockholders of Pubco following the Closing Date, Class II will consist of two (2) directors whose initial terms expire at the second annual meeting of the stockholders of Pubco following the Closing Date, and Class III will consist of up to three (3) directors whose initial terms expire at the third annual meeting of the stockholders of Pubco following the Closing Date. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death. This classification of the Pubco Board may have the effect of delaying or preventing changes in Pubco’s control or management. Pubco’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds (66 2/3%) of Pubco’s voting stock.

For more information on the experience of each of these director nominees, see the section entitled “Management of Pubco Following the Business Combination” in this proxy statement/prospectus.

Required Vote and Recommendation of the CCCM Board

The approval of the Director Election Proposal does not require the passing of a resolution under the CCCM Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CCCM Board is asking CCCM Shareholders to approve the Director Election Proposal by ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the CCCM Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Director Election Proposal. The adoption of the Director Election Proposal is conditioned upon the adoption of each of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the following persons named below be appointed as directors of Pubco, effective upon the closing of the Business Combination, to serve on the board of directors of Pubco for one year, or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal for cause.

Class I

William H. Miller IV

Eric Jackson

Class II

Gary Quin

Bill Koutsouras

Class III

Anthony Pompliano”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 7: The Nasdaq Proposal

Overview

In connection with the Business Combination and the Transaction Financings, CCCM and Pubco intend to effect (subject to customary terms and conditions) the following issuances:

•        The issuance to the Common Unitholders and the Preferred Unit Holders, pursuant to the Business Combination Agreement, of shares of Pubco Stock;

•        The reservation and issuance upon conversion of Convertible Notes, pursuant to the Convertible Note Subscription Agreements of shares of Pubco Stock; and

•        The reservation and issuance of shares of Pubco Stock pursuant to the Incentive Plan.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the Minimum Price, which is the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Upon the consummation of the Business Combination and assuming all Adjustment Shares are issued, Pubco expects to issue, in the aggregate, up to an estimated 155,960,042 shares (including 47,359,209 Adjustment Shares) of Pubco Stock in connection with the Business Combination, plus (i) up to 18,071,500 additional shares of Pubco Stock that will, upon Closing, be reserved for issuance pursuant to the conversion of the Convertible Notes (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes) and (ii) up to 15,596,004 additional shares of Pubco Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan (assuming no redemptions and an aggregate of 155,960,042 shares (including 47,359,209 Adjustment Shares) of Pubco Stock outstanding immediately after the Business Combination). For further details, see “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — Covenants — Transaction Financings.”

Accordingly, the aggregate number of shares of Pubco Stock that Pubco will issue in connection with the Business Combination will, in the aggregate, exceed 20% of both the voting power and the number of Ordinary Shares outstanding before such issuance and will result in a change of control of CCCM. For these reasons, CCCM is seeking the approval of CCCM Shareholders for the issuance of the shares of Pubco Stock in connection with the Business Combination and the issuance of additional shares of Pubco Stock upon conversion of the Convertible Notes pursuant to Nasdaq Rules 5635(a), (b) and (d).

Pubco may issue additional shares of Pubco Stock reserved for issuance (i) upon conversion of any Convertible Notes and (ii) under the Incentive Plan (assuming the approval of the Incentive Plan Proposal by the CCCM Shareholders). For further details, see “The Business Combination — Ancillary Documents — Convertible Notes Subscription Agreement” and “The Incentive Plan Proposal.”

Effect of the Proposal on CCCM Shareholders

In the event that the Nasdaq Proposal is approved by CCCM Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Pubco Stock pursuant to the Business Combination Agreement or the issuance of Preferred Equity Investment Shares, CCCM will not issue the Preferred Equity Investment Shares and Pubco will not issue such shares of Pubco Stock or issue any Convertible Notes.

Required Vote and Recommendation of the CCCM Board

The approval of the Nasdaq Proposal will require an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the CCCM Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Nasdaq Proposal. The adoption of the Nasdaq Proposal is conditioned upon the adoption of each of the Business Combination Proposal, the Director Election Proposal and the Incentive Plan Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), 5635(b) and 5635(d), the issuance of up to (i) 108,600,833 shares of common stock of Pubco (“Pubco Stock”) in connection with the Business Combination (assuming no Adjustment Shares are issued), and (ii) up to 18,071,500 additional shares of Pubco Stock that will, upon the closing of the Business Combination (the “Closing”), be reserved for issuance pursuant to the conversion of the convertible notes issued by Pubco at the Closing (assuming a conversion rate of 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes), and (iii) up to 15,596,004 shares of Pubco Stock that will be reserved for issuance upon the Closing pursuant to the ProCap Financial, Inc. 2025 Equity Incentive Plan, as amended from time to time, to become effective upon the Closing (the “Incentive Plan”), be approved.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 8: The Incentive Plan Proposal

Overview

In connection with the Business Combination, CCCM is requesting that CCCM Shareholders vote upon a proposal by ordinary resolution to approve the Incentive Plan, which provides for awards to certain eligible service providers of Pubco. The Pubco Board and sole Pubco stockholder will adopt the Incentive Plan prior to the effectiveness of this proxy statement/prospectus.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s and its subsidiaries’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Pubco and providing a means of recognizing their contributions to Pubco’s success. Pubco considers equity compensation to be a vital element of Pubco’s compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of Pubco and future Pubco stockholders. Pubco believes the Incentive Plan is critical in enabling Pubco to grant stock awards as an incentive and retention tool as Pubco competes for talent.

Summary of the Incentive Plan

Prior to the effectiveness of this proxy statement/prospectus, Pubco intends to adopt the Incentive Plan. The Incentive Plan will enable Pubco to provide stock-based incentives that align the interests of employees, consultants and directors with those of the stockholders of Pubco by motivating its employees to achieve long-term results and rewarding them for their achievements and to attract and retain the types of employees, consultants and directors who will contribute to Pubco’s long-range success.

Material Terms of the Incentive Plan

The following summary of the material terms of the Incentive Plan is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F.

Effective Date; Duration of the Incentive Plan

The Incentive Plan will become effective upon approval by Pubco’s sole stockholder and will remain in effect until the tenth anniversary of its effective date, unless terminated earlier by the Pubco Board.

Plan Administration

The Incentive Plan will be administered by the Pubco Compensation Committee. The Pubco Compensation Committee will have the authority to, among other things, interpret the Incentive Plan, determine who will be granted awards under the Incentive Plan, determine the terms and conditions of each award and take action as it determines to be necessary or advisable for the administration of the Incentive Plan.

Eligibility

The Pubco Compensation Committee may grant awards to any employee, officer, consultant or director of Pubco and its affiliates. Only employees are eligible to receive incentive stock options. As of the date of this proxy statement/prospectus, there were approximately 5 such persons eligible to participate in the programs to be approved under the Incentive Plan, all of whom are employees.

Shares Available for Awards; Limits on Awards

The Incentive Plan authorizes the issuance of up to 10% of the outstanding shares post-Closing of Pubco Stock (the “Initial Share Reserve”), plus an annual increase on the first day of each year beginning in 2026 and ending in (and including) 2035 equal to the lesser of (A) five percent (5%) of the shares of Pubco Stock outstanding on a fully diluted basis on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Pubco Stock as determined by the Pubco Board or the Pubco Compensation Committee thereof (the sum of such shares of Pubco Stock available for issuance under the Incentive Plan, the “Total Share Reserve”).

Up to the Initial Share Reserve may be issued under the Incentive Plan, in the aggregate, through the exercise of incentive stock options.

No non-employee director may be granted awards, during any fiscal year, with respect to shares of Pubco Stock that, together with any cash fees paid to the director during the fiscal year, have a total value that exceeds $750,000 or ($1,000,000 in the fiscal year of their initial service as a non-employee director) (calculating the value of any awards based on the grant date fair value for financial reporting purposes), provided that such limitation shall be applied without regard to awards granted to the non-employee directors during any period in which such individual was an employee of Pubco or was otherwise providing services to Pubco other than in the capacity as a non-employee director.

If any outstanding award expires or is canceled, forfeited, is settled for cash or terminated without issuance of the full number of shares of Pubco Stock to which the award related, then the shares subject to such award will again become available for future grant under the Incentive Plan. Shares tendered in payment of the option exercise price or delivered or withheld by Pubco to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will again become available for future grants under the Incentive Plan. To the extent permitted under applicable law, awards that provide for the delivery of shares of Pubco Stock subsequent to the applicable grant date may be granted in excess of the Total Share Reserve if such awards provide for the forfeiture or cash settlement of such awards to the extent that insufficient shares of Pubco Stock remain under the Total Share Reserve at the time that shares of Pubco Stock would otherwise be issued in respect of such award. In addition, until the termination of the Incentive Plan, the following shares of Pubco Stock shall be available for future grants of awards under the Incentive Plan: (i) shares of Pubco Stock tendered by a holder or withheld by Pubco in payment of the exercise price of an option; (ii) shares of Pubco Stock tendered by the holder or withheld by Pubco to satisfy any tax withholding obligation with respect to an award; and (iii) shares of Pubco Stock subject to stock appreciation rights that are not issued in connection with the stock settlement of the stock appreciation rights on exercise thereof. Notwithstanding anything to the contrary described herein, shares of Pubco Stock purchased on the open market with the cash proceeds from the exercise of options shall not be available for future grants of awards under the Incentive Plan. Until the termination of the Incentive Plan, any shares of Pubco Stock repurchased by Pubco with respect to performance stock awards or restricted stock awards at the same price paid by the holder or a lower price so that such shares of Pubco Stock are returned to Pubco will again be available for awards under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares of Pubco Stock available for issuance under the Incentive Plan. If any of the actions taken above would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code, such action will not be taken.

Generally, substitute awards shall not reduce the Total Share Reserve (other than as required by Section 422 of the Code) and, in the event that a company acquired by Pubco or any subsidiary or with which Pubco or any subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Incentive Plan and shall not reduce the shares of Pubco Stock authorized for grant under the Incentive Plan; provided that awards using such available shares of Pubco Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to Pubco or its subsidiaries immediately prior to such acquisition or combination.

The Pubco Compensation Committee will make appropriate adjustments to these limits in the event of certain changes in the capitalization of Pubco (see “— Adjustments Upon Changes in Stock”).

Types of Awards That May Be Granted

Subject to the limits in the Incentive Plan, the Pubco Compensation Committee has the authority to set the size and type of award and any vesting or performance conditions. The types of awards that may be granted under the Incentive Plan are: stock options (including both incentive stock options (“ISOs”) and nonqualified stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, cash awards and other stock-based awards.

Stock Options

A stock option is the right to purchase shares of Pubco Stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently, as described under “— Federal Income Tax Treatment of Awards Under the Incentive Plan.” Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of Pubco Stock on the grant date. Full payment of the exercise price must be made at the time of such exercise either in cash or bank check or in another manner approved by the Pubco Compensation Committee.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Pubco Stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of Pubco Stock on the grant date. SARs may be granted alone or in tandem with options.

Restricted Stock

A restricted stock award is an award of actual shares of Pubco Stock which are subject to certain restrictions for a period of time determined by the Pubco Compensation Committee. Restricted stock may be held by Pubco in escrow or delivered to the participant pending the release of the restrictions. Participants who receive restricted stock awards generally have the rights and privileges of shareholders regarding the shares of restricted stock during the restricted period, including the right to vote and the right to receive dividends.

Restricted Stock Units

An RSU is an award of hypothetical Pubco Stock units having a value equal to the fair market value of an identical number of shares of Pubco Stock, which are subject to certain restrictions for a period of time determined by the Pubco Compensation Committee. No shares of Pubco Stock are issued at the time an RSU is granted, and Pubco is not required to set aside any funds for the payment of any RSU award. Because no shares are outstanding, the participant does not have any rights as a stockholder. The Pubco Compensation Committee has the discretion to credit RSUs with dividend equivalents.

Performance Awards

A performance award is an award of shares of Pubco Stock or units that are only earned if certain conditions are met. The Pubco Compensation Committee has the discretion to determine the number of shares of Pubco Stock or stock-denominated units subject to a performance share award, the applicable performance period, the conditions that must be satisfied for a participant to earn an award, and any other terms, conditions and restrictions of the award.

Other Equity-Based Awards

The Pubco Compensation Committee may grant other equity-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Pubco Compensation Committee as set out in an award agreement. The Pubco Compensation Committee may grant dividend equivalents, either alone or in tandem with another award type, and such awards may be settled in cash or converted to additional shares, all as determined by the Pubco Compensation Committee and set out in an award agreement.

Cash Awards

The Pubco Compensation Committee may grant cash awards that are designated performance compensation awards.

Vesting

The Pubco Compensation Committee has the authority to determine the vesting schedule of each award (including both time and/or performance-based vesting conditions) and to accelerate the vesting and exercisability of any award.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding Pubco Stock or in the capital structure of Pubco by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the grant date of any award, awards granted under the Incentive Plan and any award agreements, the exercise price of options and SARs, and the number of shares of Pubco Stock subject to all awards, and the share reserves, among other things and subject to the limitations of Sections 409A and 422 of the Code may be equitably adjusted or substituted, as to the number, price or kind of a share of Pubco Stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Unless the Pubco Compensation Committee specifically determines that such adjustment is in the best interests of Pubco or its affiliates, the Pubco Compensation Committee will, in the case of ISOs, endeavor to provide that any adjustments made will not constitute a modification, extension or renewal of the ISO within the meaning of Section 424(h)(3) of the Code and, in the case of non-qualified stock options, endeavor to provide that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Section 409A of the Code. Any adjustments will be made in a manner which does not adversely affect the exemption provided under Rule 16b-3 under the Exchange Act. Pubco will give participants notice of any adjustment.

Change in Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control (as defined in the Incentive Plan), outstanding awards will be subject to treatment as determined by the Pubco Compensation Committee. The Pubco Compensation Committee is authorized to, among other things, determine that outstanding awards (i) will be terminated in exchange for cash, rights, or other property, (ii) accelerate vesting or remove restrictions as of immediately prior to such change in control, (iii) provide that awards will continue in effect or be assumed by the successor or surviving company (or its affiliate) and/or (iv) any combination of the foregoing. The Pubco Compensation Committee has no obligation to treat all awards uniformly. However, if the successor entity refuses to assume or substitute an award in connection with a change in control (other than any portion subject to performance-based vesting), the award will become fully vested and all forfeiture restrictions on it will lapse, and any unexercised portion will be automatically terminated in exchange for cash, rights, or other property immediately prior to the consummation of the transaction.

Amendment or Termination of the Incentive Plan

The Pubco Board may generally amend or terminate the Incentive Plan at any time (provided that such action cannot materially and adversely affect any rights or obligations under any award that is then outstanding without the consent of the holder of such award, or if the award otherwise authorizes such action). However, except in the case of adjustments upon changes in Pubco Stock, no amendment will be effective unless approved by the stockholders of Pubco, to the extent stockholder approval is necessary to satisfy applicable laws or the rules of Nasdaq. However, the Pubco Compensation Committee has the right to reprice any awards of stock options, stock appreciation rights and any other purchase rights by reducing the applicable exercise and/or purchase price (as applicable), can cancel any such award in exchange for a cash or another award and/or permit any such repricing of such awards through the repurchase of such awards or otherwise as it deems fit, in all cases, without stockholder approval.

The Incentive Plan will terminate on the tenth anniversary of the effective date, unless previously terminated by the Pubco Board.

Amendment of Awards

The Pubco Compensation Committee may amend the terms of any one or more awards. However, the Pubco Compensation Committee may not amend an award that would impair a participant’s rights under the award without the participant’s written consent (other than as may be provided for under the Incentive Plan or an applicable award agreement).

Clawback and Recoupment

Pubco may cancel any award or require the participant to reimburse any previously paid compensation provided under the Incentive Plan or an award agreement in accordance with Pubco’s clawback policy.

Federal Income Tax Consequences of Awards

The following is a summary of U.S. federal income tax consequences of awards granted under the Incentive Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price and Pubco will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon the sale of the shares acquired on exercise will be treated as capital gains or losses. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Incentive Stock Options (ISOs)

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant if, at the time of exercise, the participant has been employed by Pubco or its subsidiaries at all times beginning on the date the ISO was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum tax liability for the year the shares are sold.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise, then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss.

If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and Pubco will be entitled to a corresponding deduction.

SARs

The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received, and Pubco will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock and Performance Shares

Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock or performance share awards will not result in taxable income to the participant. When the restrictions lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, and Pubco will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates.

If the participant makes an election under Section 83(b) of the Code within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and Pubco will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

RSUs and PSUs

The grant of an RSU or performance-vesting RSU will not result in taxable income to the participant. When the RSU is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and Pubco will be entitled to a corresponding deduction. If the RSU or performance-vesting RSU is settled in shares, any future appreciation will be taxed at capital gains rates.

Section 409A

Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The Incentive Plan and awards granted under the Incentive Plan are intended to be exempt from or conform to the requirements of Section 409A of the Code.

Section 162(m) and Limits on Pubco’s Deductions

Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.

New Plan Benefits

Awards under the Incentive Plan will be granted in amounts and to individuals as determined by the Pubco Compensation Committee in its sole discretion. Certain amounts have been promised to individuals pursuant to certain employment agreements.

The following table sets forth awards of RSUs that are intended to be granted by Pubco to employees and directors under our 2025 Equity Incentive Plan, subject to (i) the consummation of the Closing, (ii) the requisite board of directors and shareholders of ProCap and/or Pubco (as applicable) approve the 2025 Equity Incentive Plan, (iii) the shares underlying the 2025 Equity Incentive Plan are registered on a Form S-8, and (iv) continuous employment or service (as applicable) with the Pubco through the applicable date of grant.

Mr. Pompliano is eligible to receive a grant of 8,000,000 time and performance-based restricted stock units, subject to the Pubco Board (or its compensation committee) approval, vesting conditions established by the Pubco Board (or its compensation committee) and other conditions. The dollar value of the RSUs that will be granted will be determined based on the closing price of Pubco Common Stock on the date of grant, are not determinable at this time, and therefore are not included in the table below.

Each of Mr. Wood and Ms. Cormier are eligible to receive annual grants of time and/or performance-based restricted stock units with a grant date fair value equal to $1,650,000, subject to approval by the Pubco Board (or its compensation committee), vesting conditions established by the Pubco Board (or its compensation committee) and other conditions. The number of shares that will be granted following the date of this proxy statement/prospectus will be determined based on the closing price of Pubco Common Stock on the date of grant, are not determinable at this time, and are therefore not included in the table below.

Mr. Park is eligible to receive annual grants of time and/or performance-based restricted stock units in an amount equal to 400,000 restricted stock units, for four years, subject to approval by the Pubco Board (or its compensation committee), vesting conditions established by the Pubco Board (or its compensation committee) and other conditions. Ms. Pacchia is eligible to receive grants of 220,000 time-based restricted stock units, for four years, subject to vesting conditions and other conditions. The dollar value of the RSUs that will be granted will be determined based on the closing price of Pubco Common Stock on the date of grant, are not determinable at this time, and therefore are not included in the table below.

Each of the directors (Messrs. Quin, Miller, Jackson and Koutsouras) are eligible to receive annual grants of performance-based RSUs, with a grant date fair value equal to $166,667, that vest subject to the achievement of certain performance goals. The number of shares that will be granted following the date of this proxy statement/prospectus will be determined based on the closing price of Pubco Common Stock on the date of grant, are not determinable at this time, and are therefore not included in the table below.

2025 Equity Incentive Plan

Name and position	Dollar value ($)		Number of units
CEO	—		8,000,000	(1)
Executive Group	3,300,000	(2)	620,000	(3)
Non-Executive Director Group	666,668	(4)	—
Non-Executive Officer Employee Group	—		—

____________

(1)      The number of units includes the 8,000,000 time and performance-based restricted stock units granted to Mr. Pompliano, which are subject to Pubco Board (or its compensation committee) approval, vesting conditions established by the Pubco Board, and other conditions. The restricted stock units vest upon the achievement of certain share price vesting conditions and are subject to Mr. Pompliano’s continuous employment with the Pubco through the date in which the vesting conditions are satisfied. To the extent that any outstanding portion of the restricted stock units remains unvested as of the seventh anniversary of the date of grant or Mr. Pompliano’s termination of employment with the Pubco, any such portion will automatically be forfeited for no consideration.

(2)      The amount included includes the $1,650,000 grant date fair value to Ms. Cormier and the $1,650,000 grant date fair value to Mr. Wood.

(3)      The number of units included includes the 400,000 time and/or performance-based restricted stock units granted to Mr. Park and the 220,000 restricted stock units granted to Ms. Pacchia, which are subject to the Pubco Board (or its compensation committee) approval, vesting conditions established by Pubco Board, and other conditions.

(4)      The amount included includes the grants of time and/or performance-based restricted stock units equal to $166,667 to each of Messrs. Quin, Miller, Jackson and Koutsouras, which are subject to the Pubco Board (or its compensation committee) approval, vesting conditions established by Pubco Board, and other conditions.

Required Vote and Recommendation of the CCCM Board

The approval of the Incentive Plan Proposal will require an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Incentive Plan Proposal. The adoption of the Incentive Plan Proposal is a condition to Closing and is conditioned upon the adoption of each of the Business Combination Proposal, the Director Election Proposal and the Nasdaq Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ProCap Financial, Inc. 2025 Equity Incentive Plan (a copy of which is attached to this proxy statement/prospectus as Annex F) and any form of award agreements thereunder, be approved and adopted in all respects.”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL 9: The Adjournment Proposal

Overview

The Adjournment Proposal, if adopted, will allow the CCCM Board or the Chairman of the Meeting to adjourn the Meeting to a later date or dates. The Adjournment Proposal will be presented to CCCM Shareholders in the event that it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the CCCM Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the CCCM Memorandum and Articles and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by CCCM Shareholders, the CCCM Board or the Chairman of the Meeting will not have the power, under the CCCM Memorandum and Articles, to adjourn the Meeting to a later date in the event it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason. As a result, a new extraordinary general meeting would need to be called before the CCCM Shareholders could vote on Proposals again.

Required Vote and Recommendation of the CCCM Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the CCCM Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting to a later date or dates, if it is determined by Columbus Circle Capital Corp I that additional time is necessary or appropriate to complete the transactions contemplated by that certain Business Combination Agreement, dated as of June 23, 2025, as amended on July 28, 2025 (and as may be further amended, restated or otherwise modified from time to time, or for any other reason).”

THE CCCM BOARD UNANIMOUSLY RECOMMENDS THAT CCCM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of CCCM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CCCM and CCCM Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that CCCM Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and CCCM’s Directors and Officers in the Business Combination” for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences (i) of the Domestication to U.S. Holders and Non-U.S. Holders (each as defined below, and together, the “Holders”) of Public Shares, (ii) to Holders of Public Shares that exercise their redemption rights in connection with the Business Combination, (iii) to Holders of Public Shares, Public Warrants, Common Units, and Preferred Units that participate in the Business Combination, and (iv) to Holders of Pubco Stock that own and dispose of Pubco Stock after the Business Combination. The following discussion is the opinion of Ellenoff Grossman & Schole LLP and is based on the Code, the Treasury Regulations, and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this discussion and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretations could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (“IRS”) or courts will not adopt a position that is contrary to the description included in the following summary.

This discussion is limited to Holders who hold their Public Shares, Public Warrants, Common Units, and Preferred Units as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all tax considerations that may be relevant to a particular type of person considering their particular circumstances. For example, this discussion does not address the U.S. federal income tax consequences to Holders that are subject to special treatment under U.S. federal income tax law, such as:

•        partnerships and other pass-through entities;

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        specified expatriates or former long-term residents of the United States;

•        persons that hold Public Shares, Common Units, and Preferred Units, as applicable, as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to Public Shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of Public Shares, Common Units, Preferred Units, and Pubco Stock after the Business Combination, as applicable, by vote or value (except as specifically provided below); or

•        the Sponsor and its affiliates.

In addition, this discussion does not address (i) any U.S. federal non-income tax consequences, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences, or (iii) the tax on net investment income or the alternative minimum tax. If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Public Shares, Public Warrants, Common Units, and/or Preferred Units, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences to them.

For purposes of this discussion, because the components of a Unit are generally separable at the option of a Holder of such Unit, the Holder of a Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Class A Ordinary Share and Public Warrant components of the Unit, and the discussion below with respect to actual Holders of Class A Ordinary Shares also should apply to Holders of Units (as the deemed owners of the underlying Class A Ordinary Shares that constitute a part of the Units). Accordingly, the separation of a Unit into one Class A Ordinary Share and one-half of one Public Warrant generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences to them.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Public Shares, Public Warrants, Common Units, Preferred Units, or, after the Business Combination, Pubco Stock, as applicable, that is for U.S. federal income tax purposes:

i.       an individual citizen or resident of the United States;

ii.      a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof, or the District of Columbia;

iii.     an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

iv.      a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares, Public Warrants, Common Units, Preferred Units, or, after the Business Combination, Pubco Stock, as applicable, that is neither a U.S. Holder nor a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT WITH RESPECT TO A HOLDER MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF ITS REDEMPTION RIGHTS, THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF PUBCO STOCK AFTER THE BUSINESS COMBINATION AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

The Domestication

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F-Reorganization”).

It is intended that the Domestication qualify as an F-Reorganization. However, the completion of the Domestication is not conditioned upon the receipt of an opinion of counsel, and we have not sought, and do not intend to seek, any rulings from the IRS, regarding the U.S. federal income tax consequences of the Domestication. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to that set forth herein.

Since the Domestication will occur prior to the redemption of Holders that exercise redemption rights with respect to their Public Shares, Holders exercising such redemption rights will be subject to the potential tax consequences of both the Domestication and the redemption. All Holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and the exercise of redemption rights.

Tax Consequences of the Domestication to U.S. Holders

In General

Assuming the Domestication qualifies as an F-Reorganization, for U.S. federal income tax purposes, a U.S. Holder generally will not recognize taxable gain or loss with respect to its Public Shares, except as provided below in the sections entitled “— Effect of Section 367 of the Code on U.S. Holders” and “— PFIC Considerations,” and the Domestication will be treated as if CCCM (i) transferred all of its assets and liabilities to CCCM Delaware, as the resulting Delaware corporation following the Domestication (“CCCM Delaware”), in exchange for all of the outstanding common stock of CCCM Delaware; and (ii) then distributed the stock of CCCM Delaware to the CCCM Shareholders in liquidation of CCCM. The taxable year of CCCM will be deemed to end on the date of the Domestication. In addition, (i) the tax basis of shares of CCCM Delaware received by a U.S. Holder in the Domestication, will be equal to the U.S. Holder’s adjusted tax basis in the Public Shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and (ii) the holding period for shares of CCCM Delaware received by a U.S. Holder in the Domestication, will include such U.S. Holder’s holding period in the Public Shares surrendered in exchange therefor.

If the Domestication fails to qualify as an F-Reorganization, for U.S. federal income tax purposes, a U.S. Holder generally would recognize gain or loss with respect to its Public Shares in an amount equal to the difference between the fair market value of the shares of CCCM Delaware received in the Domestication, and the U.S. Holder’s adjusted tax basis in its Public Shares surrendered in the Domestication. In addition, (i) the tax basis of shares of CCCM Delaware received by a U.S. Holder in the Domestication, will be equal to their fair market value on the date of the Domestication, and (ii) the holding period for shares of CCCM Delaware received by a U.S. Holder in the Domestication, would begin on the day following the date of the Domestication. Holders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all the consequences to U.S. Holders who hold different blocks of Public Shares.

Effect of Section 367 of the Code on U.S. Holders

In General

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F-Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

U.S. Holders who own Public Shares representing 10% or more (by vote and value) of the stock of CCCM

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who on the date of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of complicated attribution rules) 10% or more of the total combined voting power of all classes of stock of CCCM entitled to vote or 10% or more of the total value of all classes of stock of CCCM (a “10% U.S. Shareholder”) generally must include in income the “all earnings and profits amount” attributable to the Public Shares it directly owns within the meaning of the Treasury Regulations under Section 367(b) of the Code.

U.S. Holders who own Public Shares representing less than 10% (by vote and value) of the stock of CCCM

Subject to the discussion in the section entitled “— PFIC Considerations” below, a U.S. Holder whose Public Shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the Date of the Domestication, is not a 10% U.S. Shareholder, generally will recognize gain (but not loss) with respect to the shares of CCCM Delaware received in the Domestication, unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below. Any such gain would be equal to the excess of the fair market value of such shares of CCCM Delaware received in the Domestication, over the U.S. Holder’s adjusted tax basis in the Public Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain and should be long-term capital gain if the U.S. Holder held the Public Shares for more than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

i.       a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

ii.      a complete description of the Domestication;

iii.     a description of any stock, securities or other consideration transferred or received in the Domestication;

iv.      a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

v.       a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CCCM establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified CCCM or Pubco that the U.S. Holder is making the election; and

vi.     certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to CCCM or Pubco no later than the date such tax return is filed. In connection with this election, CCCM may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CCCM’s earnings and profits upon written request.

A U.S. Holder who, at the time of the Domestication, is not a 10% U.S. Shareholder and whose Public Shares have a fair market value of less than $50,000, generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367(b) of the Code in connection with the Domestication.

PFIC Considerations

In General

In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. Holders to the extent that Section 1291(f) of the Code applies, if CCCM is or ever was a “passive foreign investment company,” or “PFIC,” under Section 1297 of the Code (as discussed further in “— Effect of PFIC Rules on the Domestication” below). A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

i.       at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

ii.      at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

PFIC Status of CCCM

Since CCCM is a blank check company with no current active business and, based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, CCCM believes that it is likely properly classified as a PFIC.

Consequences if CCCM is a PFIC

Even if the Domestication qualifies as an F-Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, the proposed Treasury Regulations would require gain recognition to U.S. Holders of Public Shares as a result of the Domestication if:

i.       CCCM were classified as a PFIC at any time during such U.S. Holder’s holding period in such Public Shares; and

ii.      the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Public Shares or in which CCCM was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Public Shares.

The tax on any such recognized gain would be imposed based on a complex set of computational rules. Under these rules:

i.       the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Shares;

ii.      the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CCCM was a PFIC, will be taxed as ordinary income;

iii.     the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

iv.      an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effect of Section 367 of the Code on U.S. Holders.”

It is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Public Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Public Shares in the manner set forth above. A U.S. Holder that has made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Public Shares is referred to herein as an “Electing Shareholder,” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat CCCM as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Public Shares during which CCCM qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Public Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Public Shares.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to CCCM is contingent upon, among other things, the provision by CCCM of a “PFIC Annual Information Statement” to such U.S. Holder. CCCM will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of Public Shares with respect to each taxable year for which CCCM determines it is or has been a PFIC. There is no assurance, however, that CCCM will timely provide such information. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Public Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effect of Section 367 of the Code on U.S. Holders” and subject to the discussion above under “— Tax Consequences of the Domestication to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CCCM, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of Public Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (an “MTM Election”). No assurance can be given that the Public Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Public Shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over its adjusted basis in its Public Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Public Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares, including in connection with the Domestication.

THE PFIC RULES ARE VERY COMPLEX. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

Tax Consequences of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of Public Shares unless the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its Public Shares in connection with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Domestication occurs and meets certain other requirements.

Redemptions

In General

The U.S. federal income tax consequences to a Holder of Public Shares that exercises its redemption rights with respect to its Public Shares will depend on whether the redemption qualifies as a sale under Section 302 of the Code. Whether a redemption of Public Shares qualifies for sale treatment will depend largely on the total number of shares of CCCM stock treated as held by a redeemed Holder before and after the redemption (including any shares treated as constructively owned by the Holder as a result of owning Public Warrants or otherwise and any shares that a Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of CCCM outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the Holder’s interest in CCCM, or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. These tests are explained more fully below.

In order to meet the substantially disproportionate test, the percentage of CCCM’s outstanding voting stock actually and constructively owned by a Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of CCCM’s outstanding voting stock actually and constructively owned by the Holder immediately before the redemption. There will be a complete termination of a Holder’s interest in CCCM if either (i) all of the shares actually and constructively owned by the Holder are redeemed or (ii) all of the shares actually owned by the Holder are redeemed and the Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the Holder does not constructively own any other shares (including any stock constructively owned by the Holder as a result of owning Public Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the Holder’s proportionate interest in CCCM. Whether the redemption will result in a meaningful reduction in a Holder’s proportionate interest in CCCM will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares generally will be treated as a corporate distribution to the redeemed Holder.

Tax Consequences of Exercising Redemption Rights to U.S. Holders

If the redemption of a U.S. Holder’s Public Shares is treated as a sale, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the Public Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares so disposed of exceeds one year. The deductibility of capital losses is subject to limitations.

If the redemption of a U.S. Holder’s Public Shares is treated as a corporate distribution, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from CCCM’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of CCCM’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described above under the section entitled “— Taxation of Redemption Treated as a Sale.”

Tax Consequences of Exercising Redemption Rights to Non-U.S. Holders

The U.S. federal income tax consequences to a Non-U.S. Holder of Public Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed or instead a corporate distribution, as described above under the section entitled “— Redemptions — In General.” The U.S. federal income tax consequences to a Non-U.S. Holder will be as described below under “— Ownership and Disposition of Pubco Stock — Tax Consequences to Non-U.S. Owners.”

The Mergers

It is intended that the Mergers, taken together and as part of an integrated transaction, are intended to be treated as an exchange within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”). However, Section 351(e)(1) of the Code provides that even if an exchange otherwise satisfies all the requirements of Section 351(a) of the Code, Section 351 of the Code shall not apply to a transfer of property to an “investment company.” Whether Pubco is an investment company for purposes of Section 351(e)(1) of the Code will depend in part on the gross value of the assets of Pubco immediately after the Business Combination and whether Bitcoin is treated as a “security” for purposes of Section 351(e)(1) of the Code, each of which is uncertain.

The Business Combination is not conditioned on the receipt of an opinion of counsel that it will qualify for the Intended Tax Treatment, and there can be no assurance that such an opinion of counsel can or will be obtained. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the Intended Tax Treatment.

Tax Consequences of the Mergers to U.S. Holders

If the Intended Tax Treatment applies, a U.S. Holder will not recognize gain or loss upon the exchange of its Public Shares, Common Units, or Preferred Units, as applicable, solely for shares of Pubco Stock pursuant to the Business Combination. A U.S. Holder’s aggregate tax basis in the shares of Pubco Stock received in connection with the Business Combination will generally be the same as its aggregate tax basis in the Public Shares, Common Units, or Preferred Units, as applicable, surrendered in the transaction. In addition, the holding period of shares of Pubco Stock received in the Business Combination generally will include the holding period of Public Shares, Common Units, or Preferred Units, as applicable, surrendered in the Business Combination.

If the Intended Tax Treatment does not apply, then a U.S. Holder that exchanges Public Shares, Common Units, or Preferred Units for Pubco Stock in the Business Combination generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Pubco Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares, Common Units, or Preferred Units exchanged therefor. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Public Shares, Common Units, or Preferred Units exceeds one year. The deductibility of capital losses is subject to limitations.

The appropriate U.S. federal income tax treatment of Pubco Warrants received in the Business Combination in exchange for Public Warrants is uncertain because, as described below, it is unclear whether the Mergers, in addition to qualifying as an exchange described in section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. There are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as CCCM, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of CCCM. For example, the requirements for reorganization treatment could be affected by the magnitude of Public Share redemptions that occur in connection with the Business Combination. As a result, CCCM’s counsel is unable to opine whether the Business Combination qualifies as a reorganization under Section 368 of the Code. If the Business Combination qualifies as an exchange governed only by Section 351 of the Code (and not by section 368 of the Code), a U.S. Holder that holds no Public Shares and whose Public Warrants automatically convert into Pubco Warrants will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. Holder’s adjusted basis in its Public Warrants. A U.S. Holder’s basis in its Pubco Warrants received in the Business Combination will equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants will begin on the day after the Business Combination. If the Business Combination qualifies as a “reorganization” under Section 368 of the Code as well an exchange described in section 351(a) of the Code, a U.S. Holder whose Public Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. Holder’s adjusted tax basis in the Pubco Warrants received should be equal to the U.S. Holder’s adjusted tax basis in the Public Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Public Warrants exchange therefor were held by such U.S. Holder.

If the Business Combination qualifies as an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code), a U.S. Holder that receives Pubco Stock in exchange for Public Shares and that holds Public Warrants that automatically convert into Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Stock and the Pubco Warrants received by such holder over (y) such U.S. Holder’s aggregate adjusted tax basis in the Public Shares and Public Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such U.S. Holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Business Combination on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Stock and (ii) the Pubco Warrants received by such U.S. Holder among the Public Shares and Public Warrants owned by such U.S. holder immediately prior to the Business Combination in proportion to their fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the holding period of the Pubco Stock received in the Business Combination will include the holding period during which the Public Shares exchanged therefor were held by such U.S. Holder, and the holding period of Pubco Warrants received in the Business Combination will begin on the day after the Business Combination.

If the Business Combination qualifies as a “reorganization” under Section 368 of the Code as well as an exchange governed only by Section 351 of the Code, a U.S. Holder that receives Pubco Stock in exchange for Public Shares and whose Public Warrants automatically convert into a Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. Holder’s tax basis in the Pubco Stock and the Pubco Warrants received will be equal to the U.S. Holder’s basis in the Public Shares and Public Warrants exchanged therefor, and the holding period of the Pubco Stock and Pubco Warrants will include the holding period during which the Public Shares and Public Warrants exchanged therefor were held by such U.S. Holder.

U.S. holders of Public Warrants are urged to consult with their tax advisors regarding the treatment of their Public Warrants in connection with the Business Combination.

Tax Consequences of the Mergers to Non-U.S. Holders

If the Intended Tax Treatment applies, a U.S. Holder generally will not recognize gain or loss upon the exchange of its Public Shares, Common Units, or Preferred Units, as applicable, solely for shares of Pubco Stock pursuant to the Business Combination.

If the Intended Tax Treatment does not apply, the U.S. federal income tax consequences of the Mergers to a Non-U.S. Holder will be as described below under “— Ownership and Disposition of Pubco Stock — Tax Consequences to Non-U.S. Owners — Sales or other Taxable Exchanges or Dispositions of Pubco Stock.”

Ownership and Disposition of Pubco Stock

Tax Consequences to U.S. Holders

Distributions on Pubco Stock

In general, distributions of cash or other property to U.S. Holders of Pubco Stock (other than certain distributions of Pubco Stock or rights to acquire Pubco Stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Pubco Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Pubco Stock, as described below under the section entitled “— Sales or other Taxable Exchanges or Dispositions of Pubco Stock.”

Sales or other Taxable Exchanges or Dispositions of Pubco Stock

Upon a sale or other taxable disposition of Pubco Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Pubco Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Distributions on Pubco Stock

In general, distributions of cash or other property to U.S. Holders of Pubco Stock (other than certain distributions of Pubco Stock or rights to acquire Pubco Stock), will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Pubco (or another applicable withholding agent) will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pubco Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Pubco Stock, which will be treated as described below under the section entitled “— Sales or other Taxable Exchanges or Dispositions of Pubco Stock.”

Sales or other Taxable Exchanges or Dispositions of Pubco Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale or other taxable exchange or disposition of Pubco Stock, unless:

i.       the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

ii.      such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

iii.     Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Pubco Stock being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with a redemption) at a tax rate of 30% (or a lower applicable tax treaty rate). If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such Pubco Stock may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption.

Information Reporting and Backup Withholding

Dividend payments with respect to Pubco Stock, proceeds from the sale, exchange, redemption or other taxable disposition of Pubco Stock or Public Shares and amounts received in the Business Combination may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder’s United States federal income tax liability, and a Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

FATCA generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including shares of Pubco Stock and Public Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Pubco Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of Pubco Stock and Public Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

EACH HOLDER IS URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS, THE MERGERS, AND THE OWNERSHIP AND DISPOSITION OF PUBCO STOCK AFTER THE BUSINESS COMBINATION.

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of CCCM, Pubco, and ProCap, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025, combines the historical audited balance sheet of ProCap as of June 30, 2025, with the historical audited consolidated balance sheet of Pubco as of June 30, 2025, with the historical unaudited balance sheet of CCCM as of June 30, 2025, giving pro forma effect to the Business Combination as if it had occurred as of June 30, 2025.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, combines the historical audited statement of operations of ProCap for the period June 10, 2025 (Inception) to June 30, 2025, the historical audited consolidated statement of operations of Pubco for the period June 17, 2025 (Inception) to June 30, 2025, and the historical unaudited statement of operations of CCCM for the six months ended June 30, 2025, on a pro forma basis as if the Business Combination had occurred on January 1, 2025.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, has been derived from:

•        The historical unaudited financial statements of CCCM as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical audited financial statements of ProCap as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

•        the historical audited consolidated financial statements of Pubco as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, has been derived from:

•        The historical unaudited financial statements of CCCM for the six months ended June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical audited financial statements of ProCap for the period June 10, 2025 (Inception) to June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

•        the historical audited consolidated financial statements of Pubco for the period June 17, 2025 (Inception) to June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. ProCap and CCCM have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of ProCap and CCCM included in this proxy statement/prospectus and ProCap’s and CCCM’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On June 23, 2025 (the “Execution Date”), CCCM, ProCap Financial, Inc., a Delaware corporation (“Pubco”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger

Sub”), ProCap BTC, LLC, a Delaware limited liability company (the “Company” or “ProCap”), and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (“Professional Capital Management”), entered into the Business Combination Agreement, as amended on July 28, 2025.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Business Combination, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation, and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger, the “Mergers”), and with the members of ProCap (the “ProCap Holders”) receiving, in exchange for their ProCap Units, shares of common stock, par value $0.001 per share, of Pubco (“Pubco Stock”), including certain adjustment shares of Pubco Stock as further described below. As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Professional Capital Management, which is the holder of all of the common units of ProCap (the “Common Units”), will receive 10,000,000 shares of Pubco Stock (such shares, the “Common Merger Consideration Shares”). As consideration for the Company Merger, holders of the preferred units (the “Preferred Units”) of ProCap (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder will receive its pro rata share of the Preferred Merger Consideration Shares based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing. The “Adjustment Shares” refer to the number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

As consideration for the SPAC Merger, holders of Public Shares immediately prior to the SPAC Merger will receive a number of shares of Pubco Stock (the “SPAC Consideration Shares”) equal to: (i) the aggregate number of Public Shares issued and outstanding as of the effective time of the SPAC Merger, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain “qualified investors” (defined to include “qualified institutional buyers,” as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and institutional “accredited investors,” as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors subscribed to purchase an aggregate of 51,650,000 non-voting Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”).

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin will be held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. Pubco anticipates that 100% of the collateral will be held in Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as collateral for the Convertible Notes. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for covering certain transaction expenses and fees, which amounts will be determined at the closing of the Business Combination.

In addition, Pubco and CCCM have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CCCM will be treated as the “acquired” company for financial reporting purposes, and Procap will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        ProCap’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

•        The Pubco Board will consist of 7 individuals, one of which will be elected by CCCM, five of which will be elected by ProCap and 1 director jointly selected by ProCap and CCCM;

•        ProCap’s operations will substantially comprise the ongoing operations of Pubco; and

•        ProCap’s senior management will comprise the senior management of Pubco.

Another determining factor was that CCCM does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CCCM will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Pubco public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no Public Shareholders of CCCM exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that Public Shareholders holding 20,254,856 Public Shares will exercise their redemption rights for $204.2 million upon consummation of the Business Combination at a redemption price of approximately $10.08 per share as of July 31, 2025. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs prior to or upon the Closing of the Business Combination. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions.

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Redemption scenario and the Maximum Redemption scenario:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
ProCap Common Unit Holders	10,000,000	9.0%	10,000,000	10.8%
ProCap Preferred Unit Holders(1)	67,805,769	60.3%	67,805,769	73.6%
CCCM Public Shareholders(3)	25,572,342	22.7%	5,317,486	5.8%
Sponsor(2)	8,598,333	7.6%	8,598,333	9.3%
Representatives	440,000	0.4%	440,000	0.5%
Total shares outstanding	112,416,444		92,161,588

____________

(1)      Calculated as the product of 51,650,000 multiplied by 1.25 and 3,243,269 Adjustment Shares.

(2)      Includes 8,333,333 CCCM Founder shares and 265,000 private placement shares. Does not give effect to any pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor.

(3)      Includes 572,342 Adjustment Shares.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2025, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, are based on the historical financial statements of CCCM and ProCap. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025(1)

	Pubco (Historical)	ProCap (Historical)	CCCM (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$1,003,946	$227,950,000	A	$433,196,002	$(204,242,056)	F	$228,953,946
				252,090,239	B
				(37,248,183)	C
				(10,600,000)	H
Escrow account	—	1,000,000	—	—		1,000,000	—		1,000,000
Prepaid expenses	90,000	10,000	224,651	200,000	C	524,651	—		524,651
Total current assets	90,000	1,010,000	1,228,597	432,392,056		434,720,653	(204,242,056)		230,478,597
Non-current assets
Investments held in Trust Account	—	—	251,199,623	(252,090,239)	B	—			—
				890,616	J
Long-term prepaid insurance	—		124,551	—		124,551	—		124,551
Digital assets	—	530,796,383	—	—		530,796,383			530,796,383
Total non-current assets	—	530,796,383	251,324,174	(251,199,623)		530,920,934	—		530,920,934
Total assets	$90,000	$531,806,383	$252,552,771	$181,192,433		$965,641,587	$(204,242,056)		$761,399,531

LIABILITIES
Current liabilities
Accrued expenses	$—	$6,300	$579,443	$(552,300)	C	$33,443	$—		$33,443
Accrued offering costs	—	—	85,000			85,000	—		85,000
Promissory note – related party	—	11,558	—	—		11,558	—		11,558
Due to investors	—	1,000,000	—	—		1,000,000	—		1,000,000
Due to related party	100,423	—	—	—		100,423	—		100,423
Total current liabilities	100,423	1,017,858	664,443	(552,300)		1,230,424	—		1,230,424

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025(1) — (Continued)

	Pubco (Historical)	ProCap (Historical)	CCCM (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Derivative liability	—	45,968,500	—	(45,968,500)	D	—	—		—
Derivative liability – conversion option	—	—	—	70,152,050	A	70,152,050	—		70,152,050
Convertible notes payable	—	—	—	235,000,000	A	235,000,000	—		235,000,000
Discount on note	—	—	—	(77,202,050)	A	(77,202,050)	—		(77,202,050)
Debt issuance costs	—	—	—	(9,400,000)	C	(9,400,000)	—		(9,400,000)
Deferred legal fee	—	—	12,271	(12,271)	C	—	—		—
Total non-current liabilities	—	45,968,500	12,271	172,569,229		218,550,000	—		218,550,000
Total liabilities	100,423	46,986,358	676,714	172,016,929		219,780,424	—		219,780,424

Ordinary shares subject to possible redemption		—	251,199,623	(252,090,239)	F	—			—
				890,616	J
EQUITY
ProCap common unit	—	—	—	—		—	—		—
ProCap preferred unit	—	460,201,500	—	(516,500,000)	D	—	—		—
				56,298,500	D
PubCo common stock	—	—	—	10,000	D	112,416	(20,255)	I	92,161
				572	D
				34,038	I
	—	—	—	67,806	D
CCCM preference shares	—	—	—	—		—			—
CCCM Class A ordinary shares	—	—	71	2,500	F	—	(2,025)	F	—
				834	G		2,025	I
				(3,405)	I
CCCM Class B ordinary shares	—	—	834	(834)	G	—	—		—
Additional paid-in capital	—	—	813,455	(24,645,883)	C	731,470,645	(204,240,031)	F	527,248,844
				516,421,622	D		18,230	I
				(13,175,655)	E
				252,087,739	F
				(30,633)	I
Retained earnings (accumulated deficit)	(10,423)	24,618,525	(137,926)	(2,437,729)	C	14,278,102	—		14,278,102
				(10,330,000)	D
				13,175,655	E
				(10,600,000)	H
				890,616	J
				(890,616)	J
Total equity	(10,423)	484,820,025	676,434	260,375,127		745,861,163	(204,242,056)		541,619,107
Total equity and liabilities	$90,000	$531,806,383	$252,552,771	$181,192,433		$965,641,587	$(204,242,056)		$761,399,531

____________

(1)     The unaudited pro forma condensed combined balance sheet as of June 30, 2025, combines the historical audited balance sheet of ProCap as of June 30, 2025, with the audited consolidated balance sheet of Pubco as of June 30, 2025, and with the historical unaudited balance sheet of CCCM as of June 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025(2)

	Pubco (Historical)	ProCap (Historical)	CCCM (Historical)	Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
General and administrative expenses	$(10,423)	$(7,858)	$(918,605)	$(2,437,729)	AA	$(13,971,282)	$—	$(13,971,282)
				(16,667)	CC
				(10,600,000)	DD
				20,000	GG
Gain on fair value of digital assets	—	14,296,383	—			14,296,383	—	14,296,383
Gain (loss) from operations	(10,423)	14,288,525	(918,605)	(13,034,396)		325,101	—	325,101

Other income (expense):
Compensation expense	—	—	(395,400)	—		(395,400)	—	(395,400)
Interest earned on marketable securities held in Trust Account	—	—	1,199,623	(1,199,623)	FF	—	—	—
Change in fair value of derivative liability	—	10,330,000	—	(10,330,000)	EE	—	—	—
Interest expense	—	—	—	(14,433,675)	BB	(14,433,675)	—	(14,433,675)
Other income (expense), net	—	10,330,000	804,223	(25,963,298)		(14,829,075)	—	(14,829,075)

Net income (loss)	$(10,423)	$24,618,525	$(114,382)	$(38,997,694)		$(14,503,974)	$—	$(14,503,974)

Basic and diluted net loss per share			$(0.01)

Pro forma weighted average number of shares outstanding – basic and diluted						112,416,444 (1)		92,161,588 (1)

Pro forma loss per share – basic and diluted						$(0.13)		$(0.16)

____________

(1)     Please refer to Note 6 — “Net Loss per Share” for details.

(2)     The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, combines the historical audited statement of operations of ProCap for the period June 10, 2025 (Inception) through June 30, 2025, with the historical audited consolidated statement of operations of Pubco for the period June 17, 2025 (Inception) through June 30, 2025, and with the historical unaudited statement of operations of CCCM for the six months ended June 30, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On June 23, 2025 (the “Execution Date”), CCCM, ProCap Financial, Inc., a Delaware corporation (“Pubco”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ProCap BTC, LLC, a Delaware limited liability company (the “Company” or “ProCap”), and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (“Professional Capital Management”), entered into a business combination agreement (as may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement” and, together with the Convertible Note Financing (as defined below), the Preferred Equity Investment (as defined below) and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

On July 28, 2025, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement (the “First Amendment to the Business Combination Agreement”), which amends the Business Combination Agreement to provide, among other things, that 15% of the Adjustment Shares, which were originally to be delivered to the holder of ProCap Common Units, shall be reallocated to non-redeeming Public Shareholders of CCCM.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Business Combination, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation, and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, including certain adjustment shares of Pubco Stock as further described below, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger, the “Mergers”), and with the members of ProCap (the “ProCap Holders”) receiving, in exchange for their ProCap Units, shares of common stock, par value $0.001 per share, of Pubco (“Pubco Stock”), including certain adjustment shares of Pubco Stock as further described below. As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Professional Capital Management, which is the holder of all of the common units of ProCap (the “Common Units”), will receive 10,000,000 shares of Pubco Stock (such shares, the “Common Merger Consideration Shares”). As consideration for the Company Merger, holders of the preferred units (the “Preferred Units”) of ProCap (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder will receive its pro rata share of the Preferred Merger Consideration Shares based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing. The “Adjustment Shares” refer to the number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

As consideration for the SPAC Merger, holders of Public Shares immediately prior to the SPAC Merger will receive a number of shares of Pubco Stock (the “SPAC Consideration Shares”) equal to: (i) the aggregate number of Public Shares issued and outstanding as of the effective time of the SPAC Merger, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain “qualified investors” (defined to include “qualified institutional buyers,” as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and institutional “accredited investors,” as defined in Rule 501 of Regulation D) (the “Preferred

Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors subscribed to purchase an aggregate of 51,650,000 non-voting Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”).

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin will be held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. Pubco anticipates that 100% of the collateral will be held in Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as collateral for the Convertible Notes. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for covering certain transaction expenses and fees, which amounts will be determined at the closing of the Business Combination.

In addition, Pubco and CCCM have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

Pubco is currently assessing the accounting treatment of the Convertible Notes.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person.

Pubco assessed the fair value of the Non-Competition Agreement and determined the fair value to be $0.

For a description of the Business Combination and certain agreements executed in connection therewith, see the section in the proxy statement/prospectus entitled “The Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that ProCap will experience. ProCap and CCCM did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. CCCM has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

CCCM does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of ProCap have been prepared in accordance with U.S. GAAP. The historical financial statements of CCCM have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by ProCap.

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of CCCM public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no Public Shareholders of CCCM exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that Public Shareholders holding 20,254,856 Public Shares will exercise their redemption rights for $204.2 million upon consummation of the Business Combination at a redemption price of approximately $10.08 per share as of July 31, 2025. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay transaction costs prior to or upon the Closing of the Business Combination. This scenario includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions.

The following summarizes the pro forma shares of Pubco common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

Pro Forma Ownership	No Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
ProCap Common Unit Holders	10,000,000	9.0%	10,000,000	10.8%
ProCap Preferred Unit Holders(1)	67,805,769	60.3%	67,805,769	73.6%
CCCM Public Shareholders(3)	25,572,342	22.7%	5,317,486	5.8%
Sponsor(2)	8,598,333	7.6%	8,598,333	9.3%
Representatives	440,000	0.4%	440,000	0.5%
Total shares outstanding	112,416,444		92,161,588

____________

(1)      Calculated as the product of 51,650,000 multiplied by 1.25 and 3,243,269 Adjustment Shares.

(2)      Includes 8,333,333 CCCM Founder shares and 265,000 private placement shares. Does not give effect to any pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor.

(3)      Includes 572,342 SPAC Adjustment Shares.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CCCM will be treated as the “acquired” company for financial reporting purposes, and ProCap will be the accounting “acquirer.” This determination was primarily based on the assumption that:

•        ProCap’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

•        The Pubco Board will consist of 7 individuals, one of which will be elected by CCCM, five of which will be elected by ProCap and one director jointly selected by ProCap and CCCM;

•        ProCap’s operations will substantially comprise the ongoing operations of Pubco; and

•        ProCap’s senior management will comprise the senior management of Pubco.

Another determining factor was that CCCM does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CCCM will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2025, are as follows:

A.     Reflects proceeds received from the Convertible Notes Investment of $235.0 million, for an aggregate purchase price of 97% of the principal amount of the notes, reflecting OID interest and the derivative liability for the conversion option at a fair value of $70.2 million. The derivative liability was valued using a Black-Scholes option pricing model. The notes do not bear regular interest.

B.      Reflects the liquidation and reclassification of $252.1 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.     Represents preliminary estimated transaction costs expected to be incurred by CCCM of approximately $18.0 million and $19.2 million of estimated transaction costs to be incurred by ProCap for financial advisors, legal, accounting, D&O insurance and advisory fees incurred as part of the Business Combination.

For the CCCM transaction costs of $18.0 million, $0.6 million of these fees have been accrued and none of these fees have been paid as of the pro forma balance sheet date. The $4.7 million fees related to the debt issuance have been recorded as debt discount. The $10.3 million of fees related to the equity units have been recorded to additional paid-in capital The remaining amount of $2.4 million is reflected as an adjustment to accumulated losses.

For the ProCap fees of $19.2 million, $0.1 million of these fees have been paid and $0.002 million of these fees have been accrued as of the pro forma balance sheet date. The $0.2 for the D&O tail policy with a term of six years has been recorded as prepaid expenses, $4.7 million of the fees related to the debt issuance have been recorded to debt discount and the remaining $14.3 million of fees have been recorded to additional paid-in capital.

D.     Represents the exchange of ProCap Common Units for the issuance of 10,000,000 shares of Pubco common stock and the exchange of ProCap Preferred Units for the issuance of 67,805,769 shares of Pubco Common Stock, including 3,243,269 Adjustment Shares, or 85% of the Adjustment Shares, and the reversal of the derivative liability upon the Business Combination. Reflects the issuance of 572,342 SPAC Adjustment Shares issued to the holders of CCCM public shares, or 15% of the Adjustment Shares. Pursuant to the Business Combination Agreement, the Adjustment Shares were calculated using a Closing Bitcoin Price of $112,041.14 as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten-day period ending on September 30, 2025. If the calculated Closing Bitcoin Price is less than or equal to the Signing Bitcoin Price of $104,333.56, then no Adjustment Shares would be calculated. If the Closing Bitcoin Price is equal to or greater than $200,000, then the Closing Bitcoin Price shall be deemed to be $200,000 and the Adjustment Shares calculated would be 47,359,209 shares, of which 40,255,328 Adjustment Shares would be issued to the holders of the ProCap Preferred Units and 7,103,881 Adjustment Shares would be issued to the CCCM public shareholders.

The Adjustment Shares were calculated as follows:

Closing Bitcoin Price	$112,041.14
Divided by Signing Bitcoin Price	$104,333.564968662
$1.07387436
Minus 1	$(1.00)
$0.07387436
Multiplied by the Preferred Equity Investment	$516,500,000
$38,156,105
Divided by $10.00	$10.00
Total Adjustment Shares	3,815,611

The Pro Cap Preferred Units merger consideration was calculated as follows:

Preferred Units	51,650,000
Multiplied by 1.25	1.25
64,562,500
Plus: 85% of the adjustment shares	3,243,269
Preferred Merger Consideration Shares	67,805,769

E.      In Scenario 1 represents the elimination of CCCM’s historical accumulated losses after recording the transaction costs to be incurred by CCCM of $2.4 million as described in (C) above and the Business Combination Marketing Agreement of $10.6 million as described in (K) below.

F.      In Scenario 1, reflects the no redemptions scenario. In Scenario 2, reflects the maximum redemption of 20,254,856 CCCM ordinary shares for aggregate redemption payments of $204.2 million at a redemption price of approximately $10.08 per share as of July 31, 2025. The maximum redemption amount reflects the number of shares that can be redeemed pursuant to the terms of the Business Combination agreement that the transaction costs to be paid prior to or upon the Closing. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

G.     Reflects the conversion of CCCM Class B ordinary shares into CCCM ordinary shares at the consummation of the Business Combination.

H.     Reflects the payment of the CCCM Business Combination Marketing Agreement at the closing of the Business Combination.

I.       Reflects the conversion of CCCM Class A ordinary shares into shares of Pubco common stock, par value $0.001 upon the closing of the Business Combination.

J.       Reflects the interest earned in the Trust Account subsequent to June 30, 2025, of $0.9 million and the accretion of the ordinary shares subject to redemption of $0.9 million.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025, are as follows:

AA.  Reflects the transaction costs of CCCM

BB.   Reflects the amortization of the debt discount for the six months ended June 30, 2025, amortized over a term of 3 years.

CC.   Reflects the amortization of the prepaid D&O insurance policy for the six months ended June 30, 2025, amortized over a term of 6 years.

DD.   Reflects the payment of the CCCM Business Combination Marketing Agreement as described in (K) above.

EE.   Reflects the reversal of the change in fair value of the derivative liability due to the conversion of the ProCap Preferred Units to Pubco common stock upon consummation of the Business Combination.

FF.    Reflects the elimination of the interest income earned on funds in the Trust Account which funds will be released from the Trust Account upon the closing of the Business Combination.

GG.  Reflects the elimination of the administrative service fees that will cease to be paid upon the closing of the Business Combination.

Note 6 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of CCCM’s public shares:

	For the Six Months Ended June 30, 2025
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
ProCap Common Unit Holders	10,000,000	10,000,000
ProCap Preferred Unit Holders(1)	67,805,769	67,805,769
CCCM Public Shareholders(3)	25,572,342	5,317,486
Sponsor(2)	8,598,333	8,598,333
Representatives	440,000	440,000
Total	112,416,444	92,161,588

____________

(1)      Calculated as the product of 51,650,000 multiplied by 1.25 and 3,243,269 Adjustment Shares.

(2)      Includes 8,333,333 CCCM Founder shares and 265,000 private placement shares. Does not give effect to any pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor.

(3)      Includes 572,342 SPAC Adjustment Shares.

	Six Months Ended June 30, 2025
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(14,503,974)	$(14,503,974)
Weighted average shares outstanding of common stock – basic and diluted	112,416,444	92,161,588
Net loss per share – basic and diluted	$(0.13)	$(0.16)

Excluded securities:(1)
Public Warrants	12,500,000	12,500,000
Private Placement Warrants	352,500	352,500
Shares underlying the convertible notes	18,071,500	18,071,500

____________

(1)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

Information About CCCM

Overview

CCCM is a blank check company incorporated under the laws of the Cayman Islands on June 25, 2024, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). CCCM is an early stage and emerging growth company and, as such, CCCM is subject to all of the risks associated with early stage and emerging growth companies.

CCCM IPO

On June 25, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which CCCM issued 5,750,000 Class B Ordinary Shares to the Sponsor. In December 2024, CCCM effected a share dividend of 0.33 shares for each Class B Ordinary Share outstanding, resulting in the Sponsor holding an aggregate of 7,666,667 Founder Shares. In May 2025, CCCM issued an additional 766,666 Founder Shares to the Sponsor in a share capitalization, resulting in the Sponsor holding an aggregate of 8,433,333 Founder Shares. As a result, the Sponsor paid approximately $0.003 per Founder Share. On May 19, 2025, an aggregate of 100,000 Class B Ordinary Shares were forfeited by the Sponsor, due to the partial exercise the underwriters’ over-allotment option in the CCCM IPO and the remaining balance of the over-allotment option being forfeited by the underwriters.

CCCM completed the CCCM IPO of 25,000,000 Units on May 19, 2025, generating gross proceeds to CCCM of $250,000,000. Each Unit consists of one Class A Ordinary Share, and one-half of one redeemable Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the CCCM IPO, CCCM completed the sale of 705,000 Private Placement Units, at a price of $10.00 per unit, to the Sponsor and the Representatives in the CCCM Private Placement, generating gross proceeds to CCCM of $2,650,000. Of the 705,000 Private Placement Units, the Sponsor purchased 265,000 Private Placement Units and the Representatives purchased 440,000 Private Placement Units.

Following the completion of the CCCM IPO and CCCM Private Placement, a total of $250,000,000, comprised of the net proceeds from the CCCM IPO and the CCCM Private Placement, was placed in the Trust Account. As of June 30, 2025, the Trust Account balance was approximately $251,199,623.

Since the CCCM IPO, CCCM’s activity has been limited to the search and evaluation of and negotiation with acquisition targets for its initial business combination.

CCCM has until May 19, 2027 (24 months from the closing of the CCCM IPO), or until such earlier liquidation date as the CCCM Board may approve or such later date as the CCCM Shareholders may approve in accordance with the CCCM Memorandum and Articles, to consummate an initial business combination.

The Class A Ordinary Shares, Units Public Warrants are currently listed on The Nasdaq Global Market under the symbols “BRR,” “BRRWU” and “BRRWW,” respectively. The Units commenced public trading on May 16, 2025, and the Class A Ordinary Shares and Public Warrants commenced separate trading on June 9, 2025.

Experience of the Sponsor and its Affiliates

CCCM, the Sponsor, and Cohen Capital Markets are all affiliates of Cohen. Cohen is a financial services company specializing in an expanding range of capital markets and asset management services. Its business segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets business segment consists of fixed income sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through its subsidiaries, Cohen & Company Securities in the United States and Cohen & Company Financial (Europe) S.A, in Europe. A division of Cohen & Company Securities, Cohen Capital Markets is Cohen’s full-service boutique investment bank that focuses on mergers and acquisitions, capital markets, and SPAC advisory. The Capital Markets business segment also includes investment returns on financial instruments that it has received as consideration for advisory, underwriting, and new issue placement services provided by Cohen Capital Markets. The Asset Management business segment manages assets through investment vehicles, such as collateralized debt obligations, managed accounts, joint ventures, and investment funds. As of December 31, 2024, Cohen had approximately $2.3 billion of assets under management in primarily fixed income assets in a variety of asset classes including U.S. and European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, equity interests of SPACs and their sponsor entities, and commercial real estate loans. The Principal Investing business segment is comprised primarily of investments it holds related to the SPAC franchise and investments that it has made for the purpose of earning an investment return rather than investments made to support Cohen’s trading or other capital markets business activity.

CCCM’s management team has strong operational and financial expertise across its Target Industries, supported by continued work with a reputable investment bank (CCM, a division of J.V.B. Cohen & Company Securities). The team has also undertaken and completed several M&A and capital raising transactions, bolstered by continued work with a reputable investment bank (CCM, a division of Cohen & Company Securities).

Recent Developments

Business Combination Agreement

On June 23, 2025, CCCM, Pubco, ProCap, SPAC Merger Sub, Company Merger Sub and Professional Capital Management entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, (i) CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation, (ii) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity, and (iii) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity.

On July 28, 2025, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement, which amends the Business Combination Agreement to provide, among other things, that 15% of the Adjustment Shares, which were originally to be delivered to the holder of ProCap Common Units, shall be reallocated to non-redeeming Public Shareholders of CCCM.

For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “The Business Combination.”

Fair Market Value of Acquisition Target

So long as CCCM maintains a listing for its Class A Ordinary Shares on Nasdaq, CCCM must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with its initial business combination. As discussed in the Section titled “The Business Combination Proposal — Satisfaction of 80% Test,” the CCCM Board made the determination as to the fair market value of the Business Combination and that this test was met in connection with the proposed Business Combination with ProCap. The CCCM Board believes that the financial skills and background of its members qualified it to conclude that the Business Combination with ProCap met this requirement but also received a fairness opinion in connection with its approval of the Business Combination.

Voting Restrictions in Connection with the Meeting

CCCM Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned Ordinary Shares at the close of business on October 15, 2025, which is the Record Date for the Meeting. CCCM Shareholders are entitled to one vote at the Meeting for each Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the Public Shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your Public Shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

Under the CCCM Memorandum and Articles, in connection with any proposed initial business combination, if CCCM seeks shareholder approval of an initial business combination, Public Shareholders must be offered the opportunity to redeem their Public Shares, regardless of whether they vote for or against the proposed initial business combination, subject to the limitations described in the CCCM Memorandum and Articles as described in the CCCM IPO Prospectus and herein. Accordingly, in connection with the Business Combination with ProCap, Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The CCCM Memorandum and Articles provides that CCCM will have only until the end of the Combination Period (which is a period of 24 months from the consummation of the CCCM IPO) to complete an initial business combination. If CCCM has not completed an initial business combination by the end of the Combination Period and does not seek CCCM Shareholder approval to amend the CCCM Memorandum and Articles to extend the date by which CCCM must consummate an initial business combination or by such earlier liquidation date as the CCCM Board may approve, CCCM will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (net of amounts previously released to CCCM to pay its taxes and up to $100,000 of dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CCCM’s remaining shareholders and the CCCM Board, liquidate and dissolve, subject in each case to CCCM’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

CCCM has entered into letter agreements with the Sponsor and its officers and directors, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Units held by them if CCCM fails to complete an initial business combination by the end of the Combination Period. However, if such persons acquire Public Shares in or after the CCCM IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if CCCM fails to complete an initial business combination by the end of the Combination Period.

The Sponsor and CCCM’s directors and officers have also agreed that they will not propose any amendment to the CCCM Memorandum and Articles (i) to modify the substance or timing of CCCM’s obligation to allow redemptions in connection with an initial business combination or to redeem 100% of the Public Shares if CCCM does not complete an initial business combination by the end of the Combination Period or (ii) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial business combination activity, unless CCCM provides the Public Shareholders with the opportunity to redeem their Public Shares upon effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to applicable law.

CCCM expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the CCCM IPO and CCCM Private Placement held outside the Trust Account and any Working Capital Loans (as defined below). However, if those funds are not sufficient to cover the costs and expenses associated with implementing CCCM’s plan of dissolution, CCCM is not permitted to withdraw any interest earned on the Trust Account balance for such purpose.

As of June 30, 2025, based on funds in the Trust Account of approximately $251.2 million, the per-share redemption amount received by Public Shareholders upon CCCM’s dissolution would be $10.05 per share. The funds deposited in the Trust Account could, however, become subject to the claims of CCCM’s creditors, which would have higher priority than the claims of Public Shareholders. CCCM cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.05 per share. While CCCM intends to pay such amounts, if any, CCCM cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although CCCM seeks to have all vendors, service providers (other than WithumSmith+Brown, PC (“Withum”), its independent registered public accounting firm and the underwriters of the CCCM IPO), prospective acquisition targets and other entities with which CCCM does business execute agreements with CCCM waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CCCM’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CCCM’s management will consider whether competitive alternatives are reasonably available to CCCM and will only enter into an agreement with such third-party if CCCM management believes that such third party’s engagement would be in the best interests of CCCM under the circumstances. Examples of possible instances where CCCM may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by CCCM management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CCCM management is unable to find a service provider willing to execute a waiver. Withum and the underwriters of the CCCM IPO have not executed agreements with CCCM waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CCCM and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CCCM if and to the extent any claims by a third party (other than Withum and the underwriters of the CCCM IPO) for services rendered or products sold to CCCM, or a prospective acquisition target with which CCCM has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CCCM’s indemnity of the underwriters of the CCCM IPO against certain liabilities, including liabilities under the Securities Act, and CCCM’s public auditor.

However, CCCM has not asked the Sponsor to reserve for such indemnification obligations, nor has CCCM independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CCCM believes that the Sponsor’s only assets are the Class B Ordinary Shares and Private Placement Units that it owns. Therefore, CCCM cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CCCM’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, CCCM may not be able to complete its initial business combination and a Public Shareholder would receive such lesser amount per Public Share in connection with any redemption of its Public Shares. None of CCCM’s officers or directors will indemnify CCCM for claims by third parties including, without limitation, claims by vendors and prospective acquisition targets.

In the event that the funds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the Trust Account assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CCCM’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CCCM currently expects that its independent directors would take legal action on CCCM’s behalf against the Sponsor to enforce its indemnification obligations to CCCM, it is possible that CCCM’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, CCCM cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

If CCCM files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CCCM that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in CCCM’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of CCCM Shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, CCCM cannot assure you that it will be able to return $10.00 per share to Public Shareholders. Additionally, if CCCM files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CCCM that is not dismissed, any distributions received by CCCM Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CCCM Shareholders. Furthermore, the CCCM Board may be viewed as having breached its fiduciary duty to CCCM’s creditors and/or may have acted in bad faith, and thereby exposing itself and CCCM to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. CCCM cannot assure you that claims will not be brought against CCCM for these reasons.

Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if CCCM does not complete an initial business combination by the end of the Combination Period, (ii) in connection with a shareholder vote to amend the CCCM Memorandum and Articles (x) to modify the substance or timing of CCCM’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if it does not complete an initial business combination by the end of the Combination Period or (y) with respect to any other material provisions relating to the rights of holders of Class A Ordinary Shares or pre-initial business combination activity or (iii) if they redeem their respective Public Shares for cash upon the completion of CCCM’s initial business combination. In no other circumstances will a Public Shareholder have any right or interest of any kind to or in the Trust Account. In the event CCCM seeks shareholder approval in connection with its initial business combination, a Public Shareholder’s voting in connection with such initial business combination alone will not result in a Public Shareholder’s redeeming its Public Shares for an applicable pro rata share of the Trust Account. Such Public Shareholder must have also exercised its redemption rights described above. These provisions of the CCCM Memorandum and Articles, like all provisions of the CCCM Memorandum and Articles, may be amended with a shareholder vote, pursuant to the provisions of the CCCM Memorandum and Articles.

Employees

CCCM currently has three executive officers: Gary Quin, Chairman of the Board and Chief Executive Officer, Joseph W. Pooler, Jr., Chief Financial Officer and Daniel Nash, Chief Operating Officer.

Directors and Executive Officers

CCCM’s executive directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Title
Gary Quin	55	Chairman of the Board, Chief Executive Officer and Director
Joseph W. Pooler, Jr.	64	Chief Financial Officer and Secretary
Daniel Nash	47	Chief Operating Officer
Garrett Curran	54	Director
Alberto Alsina Gonzalez	57	Director
Dr. Adam Back	54	Director
Matthew Murphy	45	Director

Gary Quin, Chief Executive Officer and Chairman of the Board

Gary Quin has served as a director of CCCM since its inception, and CCCM’s Chairman of the Board and Chief Executive Officer since April 2025. Mr. Quin has over 30 years of corporate and financial experience and has executed approximately $65 billion in M&A and capital market transactions throughout his career.

Mr. Quin is currently the Vice Chairman of Cohen Capital Markets, a position he has held since 2024. He is responsible for leading and expanding the firm’s investment banking operations throughout the European, Middle Eastern, and African regions and has extensive connections in the global financial sponsor community. He also has deep sectoral expertise in telecoms, media (including sports and media rights), digital infrastructure, real estate, and financial services (including fintech). His expertise spans a wide array of industries, enabling him to provide strategic counsel and execution support to clients across diverse sectors. Mr. Quin is also currently a board member of Venturerock BV, a Dutch venture capital firm. Mr. Quin’s corporate, banking and advisory relationships and network among financial sponsors and the venture capital community provides CCCM deal sourcing capabilities and access to high-quality acquisition opportunities.

In October 2020, Mr. Quin became the Chief Executive Officer of North Atlantic Acquisition Corp (“NAAC”), which completed a $330 million IPO and raised a total of $383 million. In January 2023, NAAC announced its dissolution and the liquidation and return of assets held in trust to its shareholders. Prior to NAAC, Mr. Quin was Vice Chairman of Credit Suisse Group investment banking division in Europe from 2010 to December 2019, where he advised Europe’s corporates, governments, financial sponsors and family offices across M&A, private and public capital raising. Prior to this, Mr. Quin also served as Senior Advisor to The Blackstone Group from 2011 to 2012, during which time Blackstone acquired Eircom Limited for $3.8 billion.

Prior to working at Credit Suisse, Mr. Quin was Chief Executive Officer of Blackrock Communications Ltd., a telecom-focused, private equity firm. Mr. Quin’s tenure at Blackrock Communications Ltd. was highlighted by a number of notable private and public telecom deals, including the 2009 acquisition of Melita Limited, a Maltese telecommunications and digital infrastructure company. Following the acquisition, he served as a director and shareholder of Melita, where he helped nearly double EBITDA in a three-year span from 2011 to 2014. At the time of acquisition, Melita had one of the leading ARPU in the Maltese market across all products and one of the best performances in Europe of a cable TV player launching mobile telephony. From 2011 to 2014, Melita witnessed a revenue CAGR of 7%, EBITDA grew at a CAGR of 25%, increasing roughly 2.0x, and EBITDA margins grew to 50%. Over the life of his investment in Melita and position as board member, Mr. Quin was critical in transforming the business from a pay-TV-centric cable operator into one of Europe’s first fully integrated quadruple-play telecom operators, with market leading positions in broadband and pay-TV and a fast-growing market share in mobile, as well as one of the broadest digital infrastructure offerings in the region. EQT recently announced the sale of Melita Limited to Goldman Sachs for an estimated $800 million.

Prior to Blackrock Communications Limited, Mr. Quin filled various financial roles with Digicel Group Limited, a global mobile phone network and home entertainment provider. Digicel Group Limited, which received an early investment from The Blackstone Group, was launched in 2001 and grew to have 14 million subscribers as of December 31, 2018 and across 32 countries in 2020. He received his bachelor’s degree from the University College Cork, Ireland and his M.B.A. from Trinity College Dublin, Ireland.

Mr. Quin is well-qualified to serve as a director due to his extensive finance and operational experience in a variety of industries and sectors.

Joseph W. Pooler, Jr., Chief Financial Officer

Joseph W. Pooler, Jr., has served as CCCM’s Chief Financial Officer since May 2025. With over 30 years of experience in corporate finance, Mr. Pooler has developed deep expertise through his leadership in executive roles across publicly traded companies. Mr. Pooler has served as Executive Vice President, Chief Financial Officer and Treasurer of Cohen & Company Inc., a financial services firm specializing in asset management, capital markets, and fixed income trading, since December 2009. He has also served as Cohen & Company, LLC’s Chief Financial Officer since November 2007 and as its Chief Administrative Officer since May 2007.

Previously, in March 2018, Mr. Pooler served as the Chief Accounting Officer and Treasurer of Insurance Acquisition Corp. (“Insurance SPAC”), which completed a $151 million initial public offering in March 2019. No public shares were redeemed in connection with Insurance SPAC’s extensions and the consummation of its business combination. In October 2020 Insurance SPAC merged with Shift Technologies, Inc. (“Shift”), an end-to-end ecommerce platform for buying and selling used cars, resulting Shift’s common stock traded on Nasdaq Capital Market under the symbol “SFT.” He also served as the Chief Financial Officer and Treasurer of INSU Acquisition Corp. II (“Insurance SPAC II”), which completed a $230 million initial public offering in September 2020. Insurance SPAC II experienced aggregate redemptions of 8,372 public shares in connection with various extensions and the consummation of its business combination. In February 2021, Insurance SPAC II merged with Metromile, Inc. (“Metromile”), a digital insurance platform and pay-per-mile auto insurer, resulting in Metromile’s Class A common stock and warrants being traded on Nasdaq under the symbols “MILE” and “MILEW” respectively. Mr. Pooler also served as the Chief Financial Officer of INSU Acquisition Corp. III, a SPAC

which completed a $250 million initial public offering in December 2020 and was subsequently liquidated. He also served as the Chief Financial Officer of FTAC Parnassus Acquisition Corp., which completed a $250 million initial public offering in March 2021 and was subsequently liquidated. He also served as the Chief Financial Officer and Secretary of FTAC Zeus Acquisition Corp., which completed a $402.5 million initial public offering in November 2021 and was subsequently liquidated. From July 2006 to November 2007, Mr. Pooler served as Senior Vice President of Finance of Cohen & Company, LLC. Additionally, from November 2007 to March 2009, Mr. Pooler served as Chief Financial Officer of Muni Funding Company of America, LLC, a Cohen & Company, Inc. managed company investing in middle-market non-profit organizations.

Prior to joining Cohen & Company, LLC, Mr. Pooler held key management positions from 1999 through 2005 at Pegasus Communications Corporation (now known as The Pegasus Companies, Inc. (OTC: PEGX)), which operated in the direct broadcast satellite television and broadcast television station segments. While at Pegasus, Mr. Pooler held various positions including Chief Financial Officer, Principal Accounting Officer, and Senior Vice President of Finance. From 1993 to 1999, Mr. Pooler held various management positions with MEDIQ, Incorporated, which provides rental and sales of critical care medical equipment to healthcare providers across the U.S., including Corporate Controller, Director of Operations, and Director of Sales Support.

Mr. Pooler holds an M.B.A. from Drexel University, a B.A. from Ursinus College, and was previously a Certified Public Accountant in the Commonwealth of Pennsylvania (license lapsed).

Daniel Nash, Chief Operating Officer

Daniel Nash has served as Chief Operating Officer since June 12, 2025. Mr. Nash is a seasoned finance executive with over 25 years of investment banking and operating finance experience. From February 2021 to June 2025, Mr. Nash served as the Head of Investment Banking at Cohen Capital Markets, a division of Cohen & Company Securities, where he led all aspects of investment banking including mergers and acquisitions advisory, private capital markets, special purpose acquisition companies (“SPACs”) advisory, and private investments in public equity. From 2014 to 2018 and from 2019 to 2021, Mr. Nash was the Global Head of Internet Investment Banking at Wells Fargo Securities, LLC (“Wells Fargo”), where he advised many technology companies on their initial public offerings, acquisitions, SPAC mergers, private placements, and debt financings. From 2018 to 2019, Mr. Nash was the Chief Financial Officer at Machine Zone, Inc., a mobile gaming company. From 2006 to 2014, Mr. Nash held many positions at Bank of America and Bank of America Merrill Lynch, including Director of Internet Investment Banking, Vice President, and Associate of Investment Banking. From 2000 to 2004, Mr. Nash worked at Riverstone Networks Inc. as analyst and manager. From 1999 to 2000, Mr. Nash worked at Intel Corporation as a financial analyst. Mr. Nash has a Master of Business Administration from the Hass School of Business at University of California, Berkeley, a bachelor’s degree in Economics from University of Pennsylvania, and a General Course degree with a focus on Mathematics from the London School of Economics.

Garrett Curran, Independent Director

Garrett Curran has served as one of CCCM’s directors since May 2025. He is a Board member, advisor and investor specializing in financial services, technology and real estate. He has been a manager and Board Member at specialist asset management firm EQCapital SL (Madrid) since June 2020; an Independent Non-Executive Director at Santander Alternative Investments SGIIC, SAU, part of Santander Asset Management (Madrid) since June 2023; and Member of the Advisory Board of quantitative research “FinTech” Quant Insight since March 2018.

Mr. Curran’s most recent Board member and advisory roles include acting as Independent Non-Executive Director at Santander Bank UK (London) from 2019 to 2022, Independent Non-Executive Director at Spanish “Build-to-Rent” developer Bext Space Holding SL (Madrid) from 2021 to 2023; Independent Non-Executive Director at listed insurance group Argus Group Holdings (Bermuda) from 2021 to 2023; Board Member/Consultant of developer and W-Hotel-Verbier-owner Les Trois Rocs SA, (Verbier, Switzerland) from 2017 to 2023; Senior Independent Advisor to the Investment Committee at Apollo-owned insurance company Catalina Holdings Ltd (Bermuda/London) from 2018 to 2020.

Mr. Curran previously spent 22 years in investment banking in a variety of positions in London and New York. Previously, he was Chief Executive Officer of Credit Suisse in the UK and the bank’s Chief Client Officer in EMEA, whilst also managing and supervising their Global Markets EMEA client business, with responsibilities spanning strategy, operational management, supervision, culture, senior client relationships and deal origination. He frequently represented the bank in public forums and conferences, such as the World Economic Forum, Eurofi, The Economist Future of Banking summit, and was a Board member of Credit Suisse UK Ltd.

He is a Fellow Commoner of St Catharine’s College, Cambridge University and is Chairman of the Foundation Board of Queen’s University, Belfast. Mr. Curran holds a Doctorate in Economics (Honoris Causa) from Queen’s University Belfast. He received both of B.A. in Law and M.A. in Law from Cambridge University.

Mr. Curran is well-qualified to serve as a director due to his extensive finance and investing experience in financial services, technology and real estate.

Alberto Alsina Gonzalez, Independent Director

Alberto Alsina Gonzalez has served as one of CCCM’s directors since May 2025. He has more than three decades of international experience in multinational settings where he held several executive positions at global and European levels in the U.S., UK, Brazil, Germany, Zimbabwe, Spain and Malta. He has also held Board positions in many African, Asian and South American companies. With more than 20 years of experience specifically in Private Equity, he has honed his skills at private equity firms such as Permira, and Mediterrania Capital Partners Ltd. (“Mediterrania”), which he founded in 2013 and where he currently serves as Chief Executive Officer and Group Managing Partner. Mediterrania invests in Africa, operating under regulators such as the Malta MFSA, the Mauritius FSC, and the Spanish regulator CNMV. As of 31st October 2024, the total assets under management pursuant to the Impact Principles amount to €556.8 million. The group companies and portfolio companies of Mediterrania deliver over €1.8 billion in annual revenues and employ more than 27,000 people in Africa. Mr. Alsina Gonzalez also serves as the Chairman of the Investment Committee for Mediterrania.

Mr. Alsina Gonzalez’s professional journey spans over 25 years, marked by his expertise in general management on a global scale. From January 1993 to December 2001, he spent 9 years at General Cable, where he served as VP in the Telecomms division in the U.S. From 2001 to 2004, he served 3 years at Textron Inc, an aviation and aerospace manufacturing company. From 2004 to 2006, Mr. Alsina Gonzalez spent over 2 years as a managing director at VWR (pharma) in the UK where he played a vital role in a successful Private Equity MBO project. From 2007 to 2012, Mr. Alsina Gonzalez was a managing director at Riva y Garcia Financial Group.

Mr. Alsina Gonzalez holds an Executive Education Advanced Management Program degree from Harvard Business School and a bachelor’s degree in Business Studies from the University of Barcelona in Spain. He also holds a postgraduate degree in European Management from the University of Poitiers in France in conjunction with the University of Fulda in Germany and University of Poitiers in France. Mr. Alsina Gonzalez has completed a Finance executive education degree from Harvard Business School (U.S.) in 2003, an executive education degree in PE & VC from the London Business School (U.K.) in 2006, and an executive education degree in Leadership from Wharton (U.S.) in 2010. He received an Executive Advanced Management Program degree from IESE Business School (Spain). Since 2007, Mr. Alsina Gonzalez has been an associate professor at EADA School of Business and UIC University in Barcelona.

Mr. Alsina Gonzalez also demonstrates a strong commitment to philanthropy and social causes. As a board member a non-profit organization dedicated to treating children with disabilities and psychological problems, helping more than 15,000 children since 2012. Furthermore, Mr. Alsina Gonzalez serves on the board of African Venture Capital Association (AVCA) and is a member of the African Council of Global Private Equity Association (GPAC).

Mr. Alsina Gonzalez is well-qualified to serve as a director due to his extensive global finance and investing experience.

Dr. Adam Back, Independent Director

Adam Back has served as one of CCCM’s directors since May 2025. Dr. Back is a prominent figure in the cryptocurrency industry, renowned for his contributions to cryptography and his role as the co-founder and Chief Executive Officer of Blockstream, a blockchain technology company. He is best known as the inventor of Hashcash, the pioneering proof-of-work system that serves as a foundational element of Bitcoin mining.

Under Dr. Back’s leadership, Blockstream, established in 2014, has demonstrated growth and is propelling the Bitcoin ecosystem forward. Since inception, the company has secured substantial funding, including a $76M Series A in 2016, a $210M Series B in 2021, and a $125M convertible note in 2023. This funding has enabled Blockstream to expand its Bitcoin mining services and further develop its layer-2 technologies. In October 2024, under Dr. Back’s leadership, Blockstream secured an additional $210M to expand its Bitcoin Treasury, positioning it as one of the world’s largest. Dr. Back has played a substantial role in Blockstream’s growth, leveraging his business acumen and extensive knowledge of the blockchain and cryptocurrency industry.

Prior to founding Blockstream, Dr. Back held senior roles in the technology industry, including serving as division Chief Information Security Officer at Dell EMC Corporation, a subsidiary of Dell Technologies (NYSE: DELL), from 2008 to 2010 and as Co-Founder and Security Architect of PI Corporation, a p2p collaboration software company, from 2003 to 2010. He has also held positions at Microsoft, VMware, and Zero-Knowledge Systems, and has advised companies on cryptography and peer-to-peer finance.

Dr. Back earned a Ph.D. in computer science from the University of Exeter. His research delved into the intricacies of distributed systems, laying the groundwork for his contributions to the field of cryptocurrency.

Dr. Back is well-qualified to serve as a director due to his business background, deep understanding of the blockchain space, and experience in the cryptocurrency industry.

Matthew Murphy, Independent Director

Matthew Murphy has served as one of CCCM’s directors since May 2025. He has over 20 years of experience in venture capital, entrepreneurship, and strategic investing, specializing in disruptive innovations across a variety of sectors. Since 2018, he has served as a General Partner at Montage Ventures, with a focus on backing entrepreneurs looking to disrupt the Financial Services, Real Estate and Insurance industries. During his tenure at Montage, his team has invested in over 75 start-ups, leveraging their expertise to drive growth. Mr. Murphy currently serves on the Board of Directors of several portfolio companies of Montage Ventures, including Equi, an alternative investment portfolio, Feals, a wellness brand offering health supplements, Keyway, a real estate technology company, Pylon, a mortgage-lending-as-a-service platform, Upswing Health, a digital musculoskeletal (MSK) platform, Vint, an investment platform for curated wines and spirits, and Welcome Homes, a real estate platform that simplifies the home-building process.

Previously, Mr. Murphy served as Global Vice President of Renren (NYSE: RENN), which operates the leading real-name social networking internet platform in China, from 2012 to 2018. There, he focused on building Renren’s global investment portfolio in FinTech, Logistics and Marketplaces — with investments including SoFi, LendingHome, Motif, Aspiration and Fundrise. In addition, he was the Chief Marketing Officer for Renren’s Real Estate Technology Group, which is made up of Chime Technologies, Geographic Farm and Sindeo Mortgage from 2012 to 2018.

Prior to Renren, Mr. Murphy was the Chief Marketing Officer & Co-Founder of Lemon.com, a leading mobile wallet solution (Acquired by LifeLock), from 2010 to 2012 and General Manager of Bling Nation, a provider of mobile payment services, from 2010 to 2012. He also served as the Chief Marketing Officer at Chegg (NYSE: CHGG), a leader in textbook rentals and online education from 2009 to 2010 and was part of the executive team that raised over $112 million in funding. Additionally, he served as the head of Advertising & Media at E*TRADE Financial from 2000 to 2006, and won numerous awards for his work, including a Clio, Effie and Stevie Award. Throughout his career, he has played a key role in backing and scaling high-growth ventures, building investment portfolios, and advising companies at various stages of development.

Mr. Murphy earned his Master’s degree in Business Administration from the Christos M. Cotsakos College of Business at William Paterson University, earned a Bachelor’s degree in finance from Santa Clara University and attended Executive Marketing courses at Northwestern University’s Kellogg School of Management.

Mr. Murphy is well-qualified to serve as a director due to his extensive investing and marketing experience in numerous public and private companies across multiple industries.

Family Relationships

No family relationships exist between any of CCCM’s directors or executive officers.

Number and Terms of Office of Officers and Directors

The CCCM Board consists of five directors and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to CCCM’s first annual general meeting) serving a three-year term. Prior to the closing of CCCM’s initial business combination, only holders of Class B Ordinary Shares are entitled to vote on the appointment and removal of directors or continuing CCCM in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of CCCM approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Holders of the Public Shares are not entitled to vote on such matters during such time. These provisions of the CCCM Memorandum and Articles relating to these rights of holders of Class B Ordinary Shares may be amended by a special resolution passed by a majority of at least 90% (or, where such amendment is proposed in respect of the consummation of an initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of CCCM. Approval of CCCM’s initial business combination will require the affirmative vote of a simple majority of the CCCM Board. The CCCM Board is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to CCCM’s first annual general meeting of shareholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, CCCM is not required to hold an annual general meeting until one year after its first fiscal year end following CCCM’s listing on Nasdaq. The term of office of the first class of directors, which consists of Messrs. Alsina Gonzalez and Murphy, will expire at CCCM’s first annual general meeting. The term of office of the second class of directors, which consists of Dr. Back and Mr. Curran, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Mr. Quin, will expire at the third annual general meeting. CCCM may not hold an annual general meeting until after it consummates its initial business combination. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding Ordinary Shares entitled to vote generally in the appointment of directors, voting together as a single class; provided, however, that prior to the consummation of CCCM’s initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding Class B Ordinary Shares. Subject to any other special rights applicable to the CCCM Shareholders, including holders of preference shares, whenever any director shall have been elected by the holders of any class of shares voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of shares voting separately as a class. Vacancies caused by any such removal and not filled by the CCCM Shareholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a simple majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of CCCM’s initial business combination, by a majority of the holders of the Class B Ordinary Shares, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

CCCM’s officers are appointed by the CCCM Board and serve at the discretion of the CCCM Board, rather than for specific terms of office. The CCCM Board is authorized to appoint persons to the offices set forth in the CCCM Memorandum and Articles as it deems appropriate. The CCCM Memorandum and Articles provide that CCCM’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CCCM Board.

Controlled Company Exemption

Prior to the consummation of an initial business combination, only holders of the Class B Ordinary Shares have the right to vote on the appointment or removal of directors. As a result, Nasdaq considers CCCM to be a “controlled company” within the meaning of Nasdaq rules. Under these rules, a company may elect to utilize exemptions from certain of Nasdaq’s corporate governance requirements, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (d) that the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. CCCM currently does not intend to rely on the “controlled company” exemption, but may do so in the future. Accordingly, if CCCM chooses to do so, Public Shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Director Independence

Under the Nasdaq Rules, a majority of a listed company’s board of directors must be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CCCM Board has determined that each of Garrett Curran, Alberto Alsina Gonzalez, Dr. Adam Back and Matthew Murphy is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

Officer and Director Compensation

Except as described below, none of CCCM’s officers or directors has received any cash compensation for services rendered to CCCM. Except as described below, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by CCCM to its officers and directors, or, other than as described herein, to the Sponsor or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of CCCM’s initial business combination. CCCM’s independent directors will each receive, for their services as a director, an indirect interest in 50,000 Founder Shares through membership interests in the Sponsor and CCCM’s Chief Financial Officer will receive an indirect interest in 150,000 Founder Shares through membership interests in the Sponsor. CCCM is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to its Sponsor, officers or directors, or its or their affiliates, for services rendered to CCCM prior to or in connection with the completion of an initial business combination, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account. Other than quarterly CCCM Audit Committee review of such payments, CCCM does not have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. Any compensation to be paid to CCCM’s executive officers will be determined, or recommended to the CCCM Board for determination, either by the CCCM Compensation Committee constituted solely by independent directors or by a majority of the independent directors on CCCM Board. The CCCM Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or CCCM or their affiliates.

In addition, commencing on May 16, 2025, the date the Class A Ordinary Shares were first listed on Nasdaq, CCCM commenced paying an affiliate of the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support.

CCCM has engaged Cohen Capital Markets and Clear Street pursuant to the Business Combination Marketing Agreement as advisors in connection with an initial business combination to assist CCCM in holding meetings with CCCM Shareholders to discuss the potential initial business combination and the acquisition target’s attributes, introduce CCCM to potential investors that are interested in purchasing its securities and assist CCCM with its press releases and public filings in connection with an initial business combination. CCCM will pay Cohen Capital Markets and Clear Street a cash fee of up to $10,600,000 (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing) for such services upon the consummation of an initial business combination, including the Business Combination. Of such Marketing Fee, 80% will be payable to Cohen Capital Markets.

CCCM has also engaged Cohen Capital Markets and Clear Street pursuant to the Engagement Letter as the exclusive placement agents for the Transaction Financings. Cohen Capital Markets and Clear Street will receive a cash fee at the Closing equal to 4% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services.

After the completion of the Business Combination, directors or members of CCCM’s management team who remain with Pubco may be paid consulting or management fees from Pubco. CCCM has not established any limit on the amount of such fees that may be paid by Pubco to CCCM’s directors or members of management. Any compensation to be paid to CCCM’s officers will be determined, or recommended to the Pubco Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Pubco Board. However, as of the date hereof, none of CCCM’s directors or officers except for Gary Quin are expected to remain with Pubco after the Closing and receive any fees from Pubco for providing any services in their capacity as such. Gary Quin is anticipated to be elected as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

CCCM does not intend to take any action to ensure that members of CCCM’s management team maintain their positions with Pubco after the Closing. CCCM is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Committees of the CCCM Board

The CCCM Board has two standing committees: the CCCM Audit Committee and the CCCM Compensation Committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder.

CCCM Audit Committee

The CCCM Board has established an audit committee. Dr. Back, Mr. Alsina Gonzalez and Mr. Curran serve as the members of CCCM Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, CCCM is required to have three members of the audit committee, all of whom must be independent. Dr. Back, Mr. Alsina Gonzalez and Mr. Curran are each independent.

Mr. Curran serves as the chairman of the audit committee. Each member of the audit committee is financially literate and CCCM Board has determined that Mr. Curran qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

CCCM has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of CCCM’s financial statements, (2) CCCM’s compliance with legal and regulatory requirements, (3) CCCM’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of CCCM’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by CCCM, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with CCCM in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss CCCM’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing CCCM’s specific disclosures under “CCCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to CCCM entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and CCCM’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding CCCM’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

CCCM Compensation Committee

The CCCM Board has established a compensation committee. The members of CCCM’s compensation committee are Mr. Murphy, Mr. Alsina Gonzalez and Mr. Curran. Mr. Alsina Gonzalez serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, CCCM is required to have a compensation committee of at least two members, all of whom must be independent. Mr. Murphy, Mr. Alsina Gonzalez and Mr. Curran are each independent. CCCM has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to CCCM’s chief executive officer’s compensation, evaluating CCCM’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of CCCM’s chief executive officers based on such evaluation;

•        reviewing and making recommendations to CCCM Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of CCCM’s other officers;

•        reviewing CCCM’s executive compensation policies and plans;

•        implementing and administering CCCM’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with CCCM’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for CCCM’s executive officers and employees;

•        producing a report on executive compensation to be included in CCCM’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount to any of CCCM’s current or former executive officers, CCCM can recoup such improper payments from its applicable current or former executive officers. The SEC has also adopted Rule 10D-1 under the Exchange Act (the “SEC Clawback Rule”) which, among other things, directed national securities exchanges to require listed companies to implement policies intended to recoup incentive-based compensation paid to current or former executives if the company is found to have misstated its financial results. Nasdaq adopted Nasdaq Rule 5608 (the “Nasdaq Clawback Rule” and together with the SEC Clawback Rule, the “Clawback Rules”) to effect the foregoing.

CCCM has adopted the Executive Compensation Clawback Policy (the “Clawback Policy”) that is compliant with the Clawback Rules. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from CCCM’s current and former executive officers as defined in the SEC Clawback Rule (“Covered Officers”) in accordance with the Clawback Rules in the event that CCCM is required to prepare an accounting restatement. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the CCCM Board may recoup from the Covered Officers’ erroneously awarded incentive-based compensation received within a lookback period of the three completed fiscal years preceding the date on which CCCM is required to prepare an accounting restatement.

Director Nominations

CCCM does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq Rules. As there is no standing nominating committee, CCCM has not adopted a nominating committee charter. Generally, companies are required by Nasdaq Listing Rule 5605 to select director nominees through either (i) a vote solely of independent directors or (ii) a nominations committee comprised solely of independent directors. However, CCCM relies on the “controlled company” exemption and is therefore exempt from this requirement.

Director candidates may be nominated by the holders of Class B Ordinary Shares, which have the exclusive right to vote on directors prior to an initial business combination. The CCCM Board will also consider director candidates recommended for nomination by other CCCM Shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). CCCM Shareholders that wish to nominate a director for appointment to the CCCM Board should follow the procedures set forth in the CCCM Memorandum and Articles. However, prior to an initial business combination, holders of Public Shares do not have the right to recommend director candidates for nomination to the CCCM Board.

CCCM has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CCCM Board considers educational background, diversity of professional experience, knowledge of CCCM’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of CCCM Shareholders.

Compensation Committee Interlocks and Insider Participation

None of CCCM’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CCCM Board.

Code of Ethics

CCCM has adopted a Code of Ethics applicable to its directors, officers and employees. CCCM has filed a copy of its Code of Ethics and the charters for the CCCM Audit Committee and the CCCM Compensation Committee charters as exhibits to the CCCM IPO Prospectus. You are able to review these documents by accessing CCCM’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from CCCM. CCCM intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics, including any implicit waiver from a provision of the Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, in a Current Report on Form 8-K. See the section of this proxy statement/prospectus entitled “Where You Can Find Additional Information.”

Legal Proceedings

To the knowledge of CCCM’s management, there is no litigation currently pending or contemplated against CCCM, or any of its respective officers or directors in their capacity as such or against any CCCM property.

Periodic Reporting and Audited Financial Statements

CCCM has registered the Class A Ordinary Shares under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, CCCM’s annual report will contain financial statements audited and reported on by CCCM’s independent registered public accountants.

CCCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this section of this proxy statement/prospectus to the “Company,” “our,” “us” or “we” refer to CCCM. References to CCCM’s “management” or CCCM’s “management team” refer to CCCM’s officers and directors. The following discussion and analysis provides information which CCCM’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Other Information Related to CCCM” and CCCM’s financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

We are a blank check company incorporated as an exempted company in the Cayman Islands on June 25, 2024 and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash derived from the proceeds of the CCCM IPO and the sale of the Private Placement Units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On July 31, 2025, as of the opening of trading on The Nasdaq Global Market, the ticker symbols for our Class A Ordinary Shares, Units and Public Warrants changed from “CCCM,” “CCCMU” and “CCCMW,” respectively, to “BRR,” “BRRWU” and BRRWW,” respectively, in connection with the Business Combination.

On July 28, 2025, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement, which amends the Business Combination Agreement to provide, among other things, that 15% of the Adjustment Shares, which were originally to be delivered to the holder of ProCap Common Units, shall be reallocated to non-redeeming Public Shareholders of CCCM.

Business Combination Agreement

On June 23, 2025, CCCM, Pubco, ProCap, SPAC Merger Sub, Company Merger Sub and Professional Capital Management entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the Closing, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation, and (ii) upon Closing, SPAC Merger Sub will merge with and into CCCM in the SPAC Merger, with CCCM continuing as the surviving entity, and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, with non-redeeming CCCM Public Shareholders receiving their pro rata shares of an aggregate of 15% of the Adjustment Shares, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity, and with the ProCap Holders receiving, in exchange for their membership interests in ProCap, shares of Pubco Stock, including certain Adjustment Shares as described below As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for CCCM Merger, Professional Capital Management, which is the holder of all of the Common Units, will receive 10,000,000 shares of Pubco Stock. As consideration for CCCM Merger, Preferred Unit Holders will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred

Units outstanding immediately prior to CCCM Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares. Each Preferred Unit Holder shall receive its pro rata share of the Preferred Merger Consideration Shares, based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the Closing Bitcoin Price, subject to a maximum price of $200,000 by (y) Signing Bitcoin Price (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

As consideration for the SPAC Merger, holders of Public Shares immediately prior to the Effective Time will receive a number of shares of Pubco Stock equal to: (i) the aggregate number of Public Shares issued and outstanding as of the Effective Time, plus (ii) fifteen percent (15%) of the Adjustment Shares. Each non-redeeming Public Shareholder will receive its pro rata share of the SPAC Consideration Shares based on the number of Public Shares owned by such Public Shareholder immediately prior to the Closing.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, the Preferred Equity Investors each entered into the Preferred Equity Subscription Agreement with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors purchased an aggregate of 51,650,000 Preferred Units at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units in the Preferred Equity Investment. The purchase price for the Preferred Units was paid in cash. Additionally, each Preferred Equity Subscriber executed a joinder agreement to that certain Limited Liability Company Operating Agreement of ProCap, dated as of June 23, 2025, by and among ProCap and the members identified therein (the “ProCap LLC Agreement”), pursuant to which each Preferred Equity Subscriber accepted the rights, duties and obligations set forth in the ProCap LLC Agreement and became a preferred member of ProCap.

All of the proceeds from the Preferred Equity Investment have been used by ProCap to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin will be held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian, until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing. The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. Pubco anticipates that 100% of the collateral will be held in Bitcoin. Accordingly, 88.5% of Pubco’s Bitcoin holdings are expected to be used as collateral for the Convertible Notes. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for covering certain transaction expenses and fees, which amounts will be determined at the closing of the Business Combination.

In addition, Pubco and CCCM have an option to increase the number of Convertible Notes available for purchase after the date set forth in the Convertible Note Subscription Agreement. Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Execution Date, on the same terms and conditions as those offered in the Convertible Note Subscription Agreement.

For more information regarding the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from June 25, 2024 (inception) through June 30, 2025, were organizational activities, those necessary to prepare for the CCCM IPO, described below, and identifying a target company and negotiating the terms of a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (including for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2025, we had a net loss of $87,410, which consists of operating costs of $891,633 and share based compensation expense of $395,400, offset by interest income on marketable securities held in the Trust Account of $1,199,623.

For the six months ended June 30, 2025, we had a net loss of $114,382, which consists of operating costs of $918,605 and share based compensation expense of $395,400, offset by interest income on marketable securities held in the Trust Account of $1,199,623.

For the period from June 25, 2024 (inception) through June 30, 2024, we had no income or loss.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our results of operations and our ability to consummate an initial business combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Going Concern

On May 19, 2025, we consummated the CCCM IPO of 25,000,000 units at $10.00 per Unit, including 3,000,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option, generating gross proceeds of $250,000,000. Simultaneously with the closing of the CCCM IPO, we consummated the private sale of an aggregate of 705,000 Private Placement Units to the Sponsor and the Representatives at a price of $10.00 per unit, or $7,050,000 in the aggregate.

Following the CCCM IPO, a total of $250,000,000 was placed in the Trust Account. We incurred $5,456,417, consisting of $4,400,000 of cash underwriting fee and $1,056,417 of other offering costs.

For the six months ended June 30, 2025, cash used in operating activities was $565,609. Net loss of $110,031 was affected by payment of operation costs through promissory note of $30,800, interest earned on marketable securities held in the Trust Account of $1,199,623 and share based compensation expense of $395,400. Changes in operating assets and liabilities provided $317,845 of cash for operating activities.

For the period from June 25, 2024 (inception) through June 30, 2024, cash used in operating activities was $0.

As of June 30, 2025, we had marketable securities held in the Trust Account of $251,199,623 (including approximately $1,199,623 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2025, we had cash of $1,003,946 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Until the consummation of our initial business combination, we will be using the funds held outside the Trust Account for consummating a business combination.

We have incurred and expect to continue to incur significant costs in pursuit of its acquisition plans. We may need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan CCCM funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet CCCM’s working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If we are unable to complete the business combination because we do not have sufficient funds available, we will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about CCCM’s ability to continue as a going concern one year from the date that the condensed financial statements as of June 30, 2025 are issued.

In connection with CCCM’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” management has determined CCCM’s liquidity condition raises substantial doubt about CCCM’s ability to continue as a going concern through twelve months from the date these condensed financial statements are available to be issued. Management plans to address this uncertainty through a business combination. CCCM intends to complete the initial business combination before the end of the Combination Period. However, there can be no assurance that CCCM will be able to consummate any business combination by the end of the Combination Period. The accompanying CCCM financial statements as of June 30, 2025 do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should CCCM be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as set forth below.

Administrative Services Agreement

Commencing on May 15, 2025, and until completion of the business combination or liquidation, we reimburse an affiliate of our Sponsor $10,000 per month for certain office space, utilities and secretarial and administrative services as may be reasonably required pursuant to the Administrative Services Agreement.

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of 2.00% of the gross proceeds of the CCCM IPO, or $4,400,000, which was paid upon the closing of the CCCM IPO.

Business Combination Marketing Agreement

CCCM engaged CCM and Clear Street as advisors in connection with the business combination to assist in holding meetings with shareholders to discuss potential business combination and the target business’ attributes, introduce CCCM to potential investors that are interested in purchasing securities and assist CCCM with press releases and public filings in connection with the business combination. CCCM will pay CCM and Clear Street a cash fee for such services upon the consummation of the initial business combination of up to $10,600,000 (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the consummation of the initial business combination). As a result, CCM and Clear Street will not be entitled to such fee unless CCCM consummates its initial business combination.

Critical Accounting Estimates

The preparation of the unaudited condensed financial statements and related disclosures included in this Report under Item 1. “Financial Statements” in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements included in this Report under Item 1. “Financial Statements,” which management consider in formulating its estimates, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

We account for our Ordinary Shares subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Loss Per Ordinary Share

We historically had two classes of Ordinary Shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of Ordinary Shares. Accretion associated with the redeemable Class A Ordinary Shares is excluded from loss per share as the redemption value approximates fair value. We have not considered the effect of the warrants in the calculation of diluted net loss per share, if any, since their exercise is contingent upon future events. As a result, diluted net loss per share of ordinary shares is the same as basic net loss per share of ordinary shares.

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. CCCM is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Information Related to ProCap

Overview

ProCap BTC, LLC (“we,” “us,” “our,” or “ProCap”) is a U.S.-based, Bitcoin-focused company. Our mission is to preserve and grow shareholder value through Bitcoin and the creation of media products related to Bitcoin, including audio, video, and text products to educate a global audience about Bitcoin. The cash-flow we believe will be created by these products and services will be primarily used to acquire additional Bitcoin in a disciplined manner.

Our business is built upon a foundational belief that Bitcoin represents a superior long-term store of value and a viable alternative to traditional fiat-based reserve assets. We believe Bitcoin will play an increasingly important role as a reserve asset for individuals, corporations, and governments worldwide. A key objective of ProCap is to support the broader Bitcoin information ecosystem, including through audio podcasts, video interviews, and text-based articles designed to help individuals and organizations understand Bitcoin’s significance and utility of our mission. To support our operations, we have initiated our plan to accumulate and hold Bitcoin as a long-term treasury reserve asset, and we simultaneously intend to operate a portfolio of cash-flow-generative media products, which will generate revenue through fees and advertising contracts and paid subscriptions. By combining the dependable earnings of traditional media products with the potential of Bitcoin appreciation, we aim to deliver a differentiated and compelling value proposition to our shareholders.

Our management team is led by our Chief Executive Officer, Anthony Pompliano, who also serves as the founder and Chief Executive Officer of Professional Capital Management and Chief Executive Officer of ProCap Acquisition Corp.

Media Products

We offer media products to explain current Bitcoin news, create educational content on how Bitcoin functions and operates, and provide various opinions about different market developments. These “media products” will include, without limitation:

•        Weekly podcasts with audio interviews and market commentary related to Bitcoin, which may be accessed via: (1) MaxVol Pod’s channel on Spotify, (2) links posted to Mr. Pompliano’s X account; and (3) MaxVol Pod’s channel on Apple;

•        Weekly video interviews and market commentary related to Bitcoin, which may be accessed via the following YouTube Channels: (1) MaxVol Pod; and (2) AnthonyPompliano;

•        Multiple daily updates to social media accounts, including our X Account, with market commentary and educational content related to Bitcoin, which may be accessed at the following

X: @APompliano

TikTok: @anthonypomplianoofficial

Instagram: @pompglobal

LinkedIn: linkedin.com/in/anthonypompliano, linkedin.com/in/the-pomp-podcast; and

•        Weekly Substack Newsletter, with market commentary and educational content related to Bitcoin, which may be accessed at https://maxvolpodcast.substack.com/.

We launched our media products in September of 2025. The media products are built on the knowledge and experience gained from Anthony Pompliano’s other media businesses, including Professional Capital Management, which has utilized a combination of social and traditional media to generate recurring subscription revenue and bolstered by advertising and sponsorship revenue. Leveraging our experience in this field, and through the Investment Consulting and Marketing Services Agreement (the “Services Agreement”) between ProCap and Professional Capital Management (described below) we are able to execute at a high level, while reducing our media products operations expenses. However, we may still face challenges in building large audiences for our media products and content recordings, which may be delayed due to talent availability, scheduling, and demand.

In the ordinary course of our media operations, we have entered into two non-exclusive agreements to advertise certain Bitcoin-related products and services of third parties on our audio podcast and video podcasts broadcast on our YouTube channel and X account, in exchange for fees. The terms of each agreement are structured as follows: (i) ProCap provides one advertisement for each advertiser on ProCap’s podcast, which is disseminated via audio, video, and social media channels for a period of six months, which may be renewed by mutual agreement; and (ii) the advertiser pays to ProCap a fixed fee, which may be paid in a combination of fiat, Bitcoin, or the advertiser’s token, subject to ProCap’s consent. However, in the future ProCap may determine that it is in its best interests to accept other digital assets. ProCap has earned to date, $306,000 in fiat and CORE tokens and expects to earn $306,000 in total under these agreements. All token assets are valued in USD at their market price (as set forth on www.coinmarketcap.com) at the time and date of receipt. ProCap intends to hold these tokens indefinitely but may determine to liquidate them in the future. The revenue from these agreements will be used to operate the business and fund additional media products. Should we not be able to enter into additional advertising agreements or if these advertising relationships not continue past the initial term, we may face challenges in continuing to grow our advertising-based revenue.

On June 23, 2025, Professional Capital Management and ProCap entered into the Services Agreement. Pursuant to the Services Agreement, Professional Capital Management agreed to provide certain investment consulting, marketing and advertising services pursuant to the statements of work, including production, editing, and distribution services for our media products. In consideration for such services, ProCap issued to Professional Capital Management 10,000,000 Common Units of ProCap, which subsequently transferred 500,000 Common Units to Jeffrey Park. The Services Agreement has a term of four (4) years following the effective date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein.

In addition to our advertising and sponsorship revenue, we may participate in “staking” activities involving digital assets, and we may evaluate emerging protocols that enable Bitcoin holders to engage in staking-like arrangements. We may collaborate with our advertising partners to evaluate and provide feedback on their staking-related products and services. Staking is a mechanism available on certain proof-of-stake (“PoS”) blockchains whereby users delegate or lock up a specified amount of tokens to help validate transactions and secure the network. In return, participants may earn rewards, typically in the form of additional tokens. These rewards are generally distributed by the network protocol.

We plan to use less than 5% of our total Bitcoin holdings for staking activities. Staked Bitcoin typically remains custodied and subject to an unbonding period of approximately seven days, during which it is not transferable. In connection with our staking activities, we intend to adhere to the following guidelines:

•        Allocation Limits:    ProCap will allocate no more than 5% of ProCap’s Bitcoin holdings for use in staking activities.

•        Custody Protocols:    All staked Bitcoin will remain with a qualified institutional custodian engaged by ProCap, which is currently Anchorage under the Custody Agreement. The custodian may facilitate access to third-party staking or yield protocols on behalf of ProCap. In the future, we may engage additional or alternative custodians to support these activities, provided that all such custodians meet applicable regulatory and institutional standards.

•        Oversight and Approvals:    All staking decisions require approval from our Chief Executive Officer and activity is subject to ongoing monitoring by our senior management team and compliance officer.

•        Unbonding Period:    We will not exceed an unbonding period of approximately 7 days without approval from our Chief Investment Officer.

•        Risk Controls:    We will monitor potential risks associated with staking, including liquidity constraints and counterparty exposure. Further, we and our audit committee will periodically review participation in connection with our general risk management protocols.

While Bitcoin does not use a PoS consensus mechanism and cannot be staked natively, emerging protocols such as Babylon, enable Bitcoin holders to lock Bitcoin as economic security on PoS chains. These mechanisms do not involve validating transactions on the Bitcoin blockchain but enables Bitcoin to serve as collateral for security in other blockchain ecosystems. In return, participants may receive rewards, if any, distributed by the PoS protocol and not by the Bitcoin network.

In exchange for evaluating or using our partners’ staking platforms or services, including those involving Bitcoin staking via external protocols, we may receive fixed advertising fees and, where applicable, a portion of any staking rewards generated by our participation.

Bitcoin Treasury Strategy

ProCap’s Bitcoin treasury strategy is designed to support ProCap’s media products and is grounded in the belief that Bitcoin represents an attractive store of value, characterized by its fixed supply, verifiable scarcity, and global liquidity. ProCap plans to adopt a Treasury Reserve Policy (the “Treasury Reserve Policy”) that establishes Bitcoin as the primary treasury reserve asset, while maintaining sufficient cash and cash equivalents to meet working capital, operational, and contractual requirements. The key elements of ProCap’s Bitcoin strategy include:

•        Opportunistic Purchases:    ProCap will monitor macroeconomic indicators, market valuation metrics (including, but not limited to, Market Value to Realized Value (“MVRV”) ratio, relative strength index, and on-chain analytics), and industry sentiment to identify periods of market dislocation or undervaluation. During such periods, ProCap may accelerate Bitcoin accumulation through discretionary purchases. We will retain sufficient cash and cash equivalents for operating needs and obligations. Our Bitcoin holdings are not intended to replace working capital reserves.

•        Capital Raising:    ProCap intends to periodically access capital markets through the issuance of equity, debt, or convertible instruments, with the objective of deploying proceeds into additional Bitcoin acquisitions. ProCap may also utilize innovative financing strategies, such as Bitcoin-collateralized debt instruments, to enhance its ability to accumulate Bitcoin in a manner that is accretive to shareholders on a per-share basis.

•        Long-Term Holdings:    ProCap views its Bitcoin holdings as a strategic, long-term reserve asset. ProCap will continue to accumulate Bitcoin as market conditions and capital availability permit. We do not plan to sell Bitcoin except in extraordinary circumstances, such as to meet critical liquidity needs, to address adverse regulatory changes, or in the event of a fundamental change in ProCap’s strategic outlook.

•        Governance and Risk Management:    ProCap’s board of managers has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of ProCap’s Bitcoin holdings or other activities it may pursue, and has the power to change its current policies, including its strategy of acquiring and holding Bitcoin. After the Closing of the Business Combination, all Bitcoin acquisition and treasury management activities will be overseen by Pubco’s senior management team and the Pubco Board, in consultation with external advisors with expertise in Bitcoin and corporate finance. ProCap will maintain internal controls, risk limits, and compliance protocols to ensure prudent execution of its Bitcoin strategy.

As of the date of this proxy statement/prospectus, we hold approximately 4,951 Bitcoin. In addition to maintaining sufficient cash and cash equivalents to meet working capital, operational, and contractual requirements, our policy is to hold at least 95% of our total treasury reserve assets in Bitcoin.

While we only intend to sell Bitcoin in extraordinary circumstances, we plan to use various investment strategies such as covered calls and various other option-based strategies to generate yield from our Bitcoin holdings. The use of covered calls and other option strategies is part of our treasury management program. While these strategies may result in Bitcoin being sold if options are exercised, such dispositions are an expected feature of the strategy rather than discretionary sales.

While we do not have policies in place to address air drops, incidental rights and hard forks, we plan to discuss with our board of directors the potential need for such policies in the future. Our audit committee and board of directors will monitor the need for such policies as part their risk management oversight.

To facilitate our Bitcoin purchases, we plan to purchase Bitcoin through third-party trading platforms and certain brokers. For example, we entered into a customary purchase and sale agreement with A1, Ltd., a Cayman Islands exempted limited liability company (“A1”), an affiliate of Anchorage, pursuant to which A1 acts as a principal counterparty for the Company’s Bitcoin transactions. The Company may submit trade requests to A1, which A1 may accept, reject, or propose modifications to, and once both parties agree to the terms, the trade is settled in accordance with the purchase and sale agreement. In the ordinary course of our business, we may enter into similar, customary agreements with other third party providers.

Over the next 12 months, we anticipate raising approximately $500 million to purchase Bitcoin, subject to, among other factors, market conditions and public perception of Bitcoin, through a combination of equity and debt instruments, which may include preferred stock, common stock, convertible notes, or other instruments as determined by the Pubco Board.

Hedging and Risk Management Practices

To reduce the volatility inherent in our Bitcoin holdings and better manage capital efficiency, we may implement selective hedging strategies. These include:

•        Use of exchange-listed Bitcoin derivatives, such as CME Bitcoin futures and options;

•        Covered call or collar strategies to limit downside risk or monetize price volatility; and

•        Strategic counterparty arrangements for risk reduction in liquidity or event-driven scenarios.

We do not engage in speculative trading or market-making activities. All derivatives transactions are for bona fide risk management, not for speculative gain. All hedging transactions are conducted solely for our own account and in compliance with the Commodity Exchange Act, applicable exchange rules, SEC regulations, and relevant internal risk and hedging policies. See “— Government Regulation” below for more information.

We have implemented a comprehensive KYC and AML Policy to comply with global AML and CTF laws, aiming to prevent misuse of its services for illicit activities. The policy includes governance by the Board of Directors, annual risk assessments, compliance with key regulations, thorough customer identification and enhanced due diligence for high-risk customers, ongoing transaction monitoring, daily sanctions screening, and prompt reporting of suspicious activities. Additionally, all employees receive annual AML/KYC training, and the program is independently audited yearly to address emerging risks.

Overview of Bitcoin Industry and Market

Introduced in 2008 and launched in 2009, Bitcoin is a decentralized digital currency operating on a peer-to-peer network and is built on free and open-source technology, which is designed to facilitate secure and transparent transactions. This network hosts a public transaction ledger, known as the Bitcoin blockchain, on which all validated transactions that have ever taken place on the Bitcoin network are recorded. One or more “private keys” are stored in individual “wallet” functions, which are used to sign transactions and control the transfer of Bitcoin. The Bitcoin blockchain is maintained by a decentralized network of participants (i.e., miners, nodes, and developers), none of whom has unilateral control. As a result, the Bitcoin network can be updated without any single entity owning or operating the network.

The global Bitcoin market has grown substantially over the past five years, with its total market capitalization surpassing $2 trillion as of July 2025. This expansion underscores Bitcoin’s emergence as a globally recognized store of value and a foundational asset within the digital asset ecosystem.

Bitcoin’s price rose from approximately over $9,000 in July 2020 to over $120,000 by July 2025, reflecting long-term adoption and increasing institutional participation. After a decline during COVID in early 2020, Bitcoin rebounded strongly and ended that year near $29,000. In 2021, it surged past $60,000 before briefly correcting below $30,000 mid-year.

Through 2022 and 2023, Bitcoin remained at prices significantly below its all-time high. Momentum returned in 2024, driven by ETF inflows and institutional accumulation, pushing prices to over $60,000. In 2025, Bitcoin reached new all-time highs over $120,000, bolstered by favorable regulatory developments and renewed investor confidence.

Bitcoin’s five-year trajectory highlights the asset’s resilience, sustained growth, institutional validation, and increasing relevance as a long-term investment asset.

While Bitcoin is often described as a potential store of value, it has historically exhibited strong volatility. The price of Bitcoin has fluctuated dramatically over short periods of time, and it is not uncommon for Bitcoin to experience double-digit percentage changes within a single day. For example, Bitcoin traded at approximately $16,000 in January 2023 and has since increased to over $112,000 as of August 2025, reflecting significant appreciation during this period. At the same time, Bitcoin has also experienced material drawdowns, including a decline of about 77% from November 2021 to November 2022. This volatility is influenced by factors including speculative trading, limited liquidity, concentration of ownership, evolving regulation, technological developments, and shifts in market sentiment. See the risk factors entitled “Upon Closing, Pubco’s principal asset will be Bitcoin. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy” and “Bitcoin is a highly volatile asset, and Pubco’s operating results and market price may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.”

The Bitcoin industry is dynamic and rapidly evolving, offering substantial opportunities alongside significant risks. We will continue to monitor technological, regulatory, and market developments to navigate this complex landscape effectively.

Creation of New Bitcoin and Limits on Supply

The Bitcoin protocol limits the total number of Bitcoins that can be generated over time to 21 million. As of July 1, 2025, approximately 19.8 million Bitcoin have been generated, further highlighting the asset’s scarcity and long-term value proposition. Based on current estimates, we expect that the 21 millionth Bitcoin will be mined around the year 2140. New Bitcoin are created and allocated by the Bitcoin protocol through a “mining” process that rewards users that validate transactions in the Bitcoin blockchain. Validated transactions are added in “blocks” approximately every 10 minutes. The mining process serves to validate transactions and secure the Bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to perform repeated hash functions in search of a valid solution under Bitcoin’s “proof-of-work” protocol.

To incentivize miners to incur the costs of mining Bitcoin, the Bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated Bitcoin. The current reward for miners that successfully validate a block of transactions is 3.125 Bitcoin per mined block. The mining reward is reduced by half, which is referred to as a Bitcoin halving, after every 210,000 blocks are mined. This halving has historically occurred approximately every four years. The most recent Bitcoin halving occurred in 2024, and the next Bitcoin halving is expected to occur sometime in 2028, although the exact date is uncertain and depends on block times.

Modifications to the Bitcoin Protocol

The Bitcoin network operates as a decentralized, open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. Bitcoin Core, a widely used Bitcoin software implementation, is maintained by a community of open-source contributors that propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users, Bitcoin network is a peer-to-peer network in which individual network participants, called nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a proposed change becomes part of the Bitcoin protocol only if a majority of network participants, including miners and nodes, choose to adopt and enforce it through the software they run on the Bitcoin network. For some changes, such as soft forks, activation may involve miners signaling support with their hash power, but enforcement of the rules is determined by node operators. If a certain percentage of the nodes reject the changes, particularly in the case of a hard fork, a chain split can occur, resulting in separate versions of the blockchain based on the software each participant chooses to run. A soft fork is a backward-compatible change to the Bitcoin protocol that tightens or adds new consensus rules. Nodes that have not been upgraded will still accept blocks as valid if those blocks comply with both old and new rules. However, non-upgraded nodes may be unaware of the new restrictions and cannot enforce them. A hard fork, by contrast, is a non-backward-compatible change that alters consensus rules such that nodes running older versions cannot validate blocks created under the new rules. If consensus is not reached, hard forks can result in a split into two separate blockchains.

Forms of Attack Against the Bitcoin Network and Wallets

Blockchain technology has certain built-in security features that make it difficult for hackers and other malicious actors to alter confirmed transaction records or tamper with the blockchain’s historical ledger. However, as with any computer network, the Bitcoin network may still be subject to certain attacks. Some forms of attack include direct attacks, like “denial-of-service attacks” or “51% attacks” on the Bitcoin network, as well as individual-level security breaches, such as unauthorized access to digital wallets.

Bitcoin is controllable only by the possessor of the private key(s) associated with the public address to which the Bitcoin is assigned. Private keys are typically generated and stored by individual users or custodians and may be secured in hardware wallets, software wallets, or custodial storage solutions. One form of obtaining unauthorized access to a wallet occurs following a “phishing attack” where the attacker deceives the victim and manipulates them into sharing their private keys or other sensitive information. Loss of private keys generally results in permanent loss of access to the associated Bitcoin.

A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The Bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can increase transaction fees or delay transaction confirmations, but typically do not result in delays in block creation. A “51% attack” may occur when a group of miners attain more than 50% of the Bitcoin network’s mining power, enabling them to temporarily reorganize the blockchain, censor transactions, or perform double-spend attacks. However, such an attack does not permit altering Bitcoin’s fundamental protocol rules or total supply. As of the date of this proxy statement/prospectus, we are not aware of any successful “51% attack” on the Bitcoin network. We believe, due to Bitcoin’s globally distributed hash rate, the prohibitively high cost of mounting such an attack, and the existence of community and network-level responses that serve as additional deterrents even if an attack was attempted. See “Risk Factors — Risks Related to Our Bitcoin Strategy and Holdings” for more information on the related risks.

Bitcoin Industry Participants

The primary Bitcoin industry participants are miners, node operators, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions. Developers and infrastructure providers (e.g., Lightning Network operators) also play a key role in Bitcoin’s ecosystem, though they may not be primary participants in trading or mining.

Miners.    Miners range from Bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine Bitcoin blocks. See “— Creation of New Bitcoin and Limits on Supply” above.

Node operators.    Node operators validate transactions and blocks according to the consensus rules coded in their software along with propagating transaction information throughout the peer-to-peer network. These operators can range from individuals to large-scale commercial operators.

Investors and Traders.    Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell Bitcoin or Bitcoin-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot Bitcoin exchange-traded products (“ETPs”) on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were Bitcoin futures contracts, this order represented the first time the SEC approved the listing and trading of ETPs that acquire, hold and sell Bitcoin directly. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to Bitcoin through traditional brokerage accounts. We anticipate that the approval of spot Bitcoin ETPs will improve market liquidity and broaden investor access to the Bitcoin ecosystem, which we expect to lead to greater adoption of Bitcoin and long term price stability.

Digital Asset Exchanges.    Digital asset exchanges provide trading venues for purchases and sales of Bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on Bitcoin trading platforms, which are typically regulated as money service businesses and not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for Bitcoin also exist. The value of Bitcoin within the market is determined, in part, by the supply of and demand for Bitcoin in the global Bitcoin market, market expectations for the adoption of Bitcoin as a store of value, the number of merchants that accept Bitcoin as a form of payment, the volume of peer-to-peer transactions, macroeconomic conditions, and regulatory developments, among other factors.

Service providers.    Service providers offer a multitude of services to other participants in the Bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by Bitcoin collateral, and financial advisory services. If adoption of the Bitcoin network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for the Bitcoin network.

Other Digital Assets

As of the date of this proxy statement/prospectus, Bitcoin was the largest digital asset by market capitalization. However, numerous alternative digital assets exist, which are often referred to as “altcoins,” and many entities, including consortia and financial institutions, are actively researching and investing resources in blockchain platforms and digital assets that utilize consensus mechanisms other than proof-of-work mining, which is employed by the Bitcoin network. For example, in late 2022 the Ethereum network completed “The Merge,” transitioning from proof-of-work (“PoW”) to a PoS mechanism. Under PoW, miners expend computing power and energy to solve cryptographic puzzles. The first to solve a valid block earns the right to add it to the blockchain and receive newly minted tokens and transaction fees as a reward. By contrast, under PoS, validators pseudo-randomly are selected to propose and attest to blocks based on the amount of network tokens they have locked (or “staked”) as collateral. If validators act dishonestly or violate protocol rules, their

“staked” tokens may be subject to “slashing,” resulting in partial or complete forfeiture. Because PoS does not require energy-intensive mining competition, it generally operates with materially lower energy consumption than PoW. Some alternative digital assets, such as stablecoins, are designed to maintain a constant price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly, particularly as a medium of exchange and store of value, particularly on digital asset trading platforms where they are often used as trading pairs or to facilitate transactions without converting to fiat currency. Additionally, central banks in some countries have started to introduce digital forms of legal tender known as central bank digital currencies (“CBDCs”), which are digital forms of legal tender issued and controlled by sovereign authorities.

Competition

Our Bitcoin strategy generally involves, from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin and (ii) acquiring Bitcoin with our liquid assets that exceed working capital requirements. When we engage in such capital raising transactions, we compete for capital with, among others, the Bitcoin network, ETPs, Bitcoin miners, digital assets exchanges, other digital assets service providers, other private and, increasingly, publicly traded companies that hold Bitcoin or other digital assets as treasury reserve assets, private funds that invest in Bitcoin and other digital assets, and similar vehicles. An increase in the competition for sources of capital could adversely affect the availability and cost of financing for our Bitcoin purchases, and thereby could adversely affect the market price of our listed securities.

Bitcoin ETFs are designed solely to track the price of Bitcoin and provide passive exposure through a regulated fund structure. In contrast, ProCap will directly acquire and hold Bitcoin as its primary treasury reserve asset. The Treasury Reserve Policy will prioritize the accumulation of Bitcoin using excess cash assets and proceeds from capital raising transactions, with a long-term view toward holding and growing its Bitcoin reserves. This direct ownership model ensures that shareholders have transparent, verifiable exposure to Bitcoin’s price appreciation, while also allowing ProCap to leverage its Bitcoin holdings for strategic and operational purposes.

ProCap’s differentiated model — combining direct Bitcoin holdings, marketing services, cash-flowing media products, and public market access — offers investors a multifaceted exposure to the Bitcoin ecosystem that is not available through traditional investment vehicles. We believe that our disciplined capital allocation, robust governance, and thought leadership position us to become a leading choice for investors seeking exposure to Bitcoin and the broader digital asset economy.

Our Competitive Strengths

Large, Engaged, and Cross-Platform Audience.    ProCap’s Chief Executive Officer, Anthony Pompliano, has cultivated a substantial and engaged global audience through his daily newsletter (The Pomp Letter), podcast (The Pomp Podcast), and social media platforms, including X (formerly Twitter), YouTube, Instagram, Facebook, and LinkedIn. As of the date of this proxy statement/prospectus, Mr. Pompliano’s cumulative following across these platforms exceeds 2.5 million, reflecting high levels of user engagement and trust. This broad reach allows for effective dissemination of digital asset content and timely updates on Bitcoin and macroeconomic trends.

Recognized Authority in the Bitcoin and Cryptocurrency-Related Financial Markets Space.    Mr. Pompliano has become a leading voice in the cryptocurrency and related financial markets community through years of public advocacy, consistent content production, and appearances on major financial media outlets, including CNBC, Bloomberg, and Fox Business. Mr. Pompliano is widely regarded as a well-known educator and early adopter of Bitcoin, often sought for his views by institutional investors and retail audiences alike.

Proven Content and Distribution Strategy.    Through daily content including interviews with prominent investors, policymakers, technologists, and entrepreneurs, Mr. Pompliano consistently provides high-value insights tailored for both novice and experienced investors. Mr. Pompliano’s ability to communicate complex financial and technological concepts in accessible formats has led to strong audience retention and subscriber growth across multiple platforms.

Integrated Media Products.    The integration of media operations with ProCap’s financial services platform creates a powerful feedback loop — educational content and market commentary attract new participants to the Bitcoin ecosystem, while ProCap’s financial products and services benefit from increased awareness and credibility. By producing accessible, high-quality educational content, ProCap demystifies Bitcoin for both institutional and retail audiences, fostering greater understanding and adoption of Bitcoin as an asset class.

Strategic Relationships and Industry Influence.    Mr. Pompliano maintains strong relationships with certain leaders in venture capital, blockchain infrastructure, and financial media. These relationships offer strategic value in the form of deal flow, brand partnerships, and access to early-stage innovations in the digital asset sector, which may be leveraged for business development and market positioning.

Strong Brand Recognition and Monetization History.    The “Pomp” brand is widely recognized in the Bitcoin and fintech community. Mr. Pompliano has demonstrated monetization across multiple channels, including premium subscriptions, advertising, live events, educational courses, and media licensing. Mr. Pompliano’s track record reinforces his value as both a content creator and business operator.

Institutional and Entrepreneurial Experience.    In addition to his public persona, Mr. Pompliano has experience as a venture capitalist and entrepreneur, having co-founded Morgan Creek Digital and invested in over 300 private companies. Mr. Pompliano’s background in both institutional finance and startup ecosystems provides him with a unique perspective on market dynamics, innovation, and capital allocation within the digital economy.

Potential Advantages and Disadvantages of Holding Bitcoin

ProCap believes that Bitcoin is an attractive asset because it can serve as a store of value, supported by a robust and public open-source architecture, that is untethered to sovereign monetary policy. We also believe that, due to its limited supply, Bitcoin may offer the potential to serve as a hedge against inflation in the long-term and, if its adoption increases, the opportunity for appreciation in value.

Bitcoin exists entirely in electronic form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in Bitcoin are recorded and authenticated not by a central repository, but by a decentralized peer-to-peer network. This decentralization mitigates the risks of certain threats common to centralized computer networks, such as denial-of-service attacks, and reduces the dependency of the Bitcoin network on any single system. The decentralization of user nodes and miners also mitigates the risk of a 51% attack, which would be very costly and difficult to execute with respect to Bitcoin because the Bitcoin network is open source and widely distributed, and transactions on the blockchain require significant computing power to be validated.

However, while the Bitcoin network as a whole is decentralized, the private keys used to access Bitcoin balances are not widely distributed and are susceptible to phishing and other attacks designed to obtain sensitive information or gain access to password-protected systems. Loss of such private keys can result in an inability to access, and effective loss of, the corresponding Bitcoin. Consequently, Bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure and user error, among others. These risks, in turn, make Bitcoin substantially more susceptible to theft, destruction, or loss of value from hackers, corruption, viruses and other technology-specific factors as compared to conventional fiat currency or other conventional financial assets. For more information on risks associated with holding Bitcoin, please see “Risk Factors — Risks Related to the Business and Bitcoin Treasury Strategy of Pubco” of this proxy statement/prospectus.

In addition, the Bitcoin network relies on open-source developers to maintain and improve the Bitcoin protocol. Accordingly, Bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software.

Custody of ProCap’s Bitcoin

ProCap will secure all Bitcoin holdings in custody accounts at top-tier, U.S.-based institutional qualified custodians with demonstrated records of regulatory compliance and information security. As of the date of this proxy statement/prospectus, all of ProCap’s Bitcoin is held in a custody account with Anchorage.

ProCap’s custody framework includes:

•        Diversification of custody across multiple providers to mitigate counterparty risk (to be implemented);

•        Utilization of multi-signature cold storage solutions to enhance security, which store private keys in offline, air-gapped environments that are not connected to the internet, significantly reducing the risk of cyberattacks, unauthorized access, or online breaches;

•        Rigorous due diligence and ongoing monitoring of custodians and service providers; and

•        Negotiation of contractual protections to ensure ProCap’s property interests in Bitcoin are safeguarded in the event of custodian insolvency or other adverse events.

In the ordinary course of our business, we entered into a customary custody services agreement with Anchorage (the “Custody Agreement”), pursuant to which we engaged Anchorage to provide custodial services for our Bitcoin holdings. Under the Custody Agreement, all of our Bitcoin assets held with Anchorage are fully segregated on-chain and are not commingled with the assets of Anchorage or its other clients. All of our Bitcoin assets are held in cold storage, and ProCap is the only party with access to its Bitcoin held in custody with Anchorage. The existence of ProCap’s Bitcoin held in custody pursuant to the Custody Agreement may be verified by third party auditors, subject to ProCap’s consent for Anchorage to share account information with such auditors. The Custody Agreement has a term of eighteen months from June 19, 2025 and automatically renews for one-year terms, unless written notice is provided to the other party thirty days prior to the expiration of the Custody Agreement. The Custody Agreement may be terminated for cause by the non-breaching party upon a material breach which is not cured within thirty days after receipt by the breaching party of written notice form the non-breaching party of a material breach, however, the Custody Agreement may be terminated immediately under certain circumstances. In the ordinary course of our business, we may enter into other customary custody agreements with other third-party providers.

Anchorage is chartered as a national trust bank and is regulated by the Office of the Comptroller of the Currency (“OCC”). As a national trust bank, Anchorage is authorized to perform fiduciary custody of digital assets, including Bitcoin, and is subject to ongoing regulatory oversight by the OCC. Anchorage maintains insurance coverage for certain losses of Bitcoin and other digital assets held in its custody. Anchorage holds insurance policies with aggregate policy limits, rather than per-account limits, including coverage for: the loss of property due to theft, robbery, burglary and third-party computer and funds transfer fraud ($100,000,000 policy limit), cyber/technology errors and omissions ($1,000,000 policy limit), general liability ($4,000,000 policy limit, inclusive of umbrella coverage), workers’ compensation (in accordance with minimum state law requirements), employer’s liability ($1,000,000 policy limit) and automobile liability ($4,000,000 policy limit, inclusive of umbrella coverage). However, digital assets held in Anchorage’s custody are not guaranteed by Anchorage and are not subject to the insurance protections of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”).

ProCap will continuously review and enhance its custody arrangements to ensure the highest standards of asset protection and operational resilience.

Government Regulation

The laws and regulations applicable to Bitcoin and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have adopted regulatory frameworks permitting their use and trade with varying degrees of restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (“CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, as well as other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Bitcoin, the markets for Bitcoin in general, and ProCap’s activities in particular, ProCap’s business and Bitcoin strategy, including the “treasury” approach, may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Bitcoin strategies. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory have expressed concern regarding the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Some state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states. For risks associated with the regulations to which we may be subject to, please see “Risk Factors — Risks Related to the Business and Bitcoin Treasury Strategy of Pubco” of this proxy statement/prospectus.

The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not currently regulate cash or spot market transactions involving digital assets (such as the Bitcoin treasury strategy) or exchanges that facilitate such transactions, provided that such transactions do not utilize margin, leverage, or financing. Rather, the CFTC’s regulations and enforcement authority generally apply to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade. Several proposed pieces of U.S. federal legislation may significantly expand or clarify the jurisdiction of the CFTC or other regulatory agencies over cryptocurrency-related companies, including Bitcoin treasury companies.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not currently consider Bitcoin to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets. Future regulatory developments with respect to Bitcoin from the CFTC, SEC, or any other federal or state regulator, are difficult to predict.

In addition, since Bitcoin network transactions in are pseudonymous, they may be susceptible to misuse for criminal activities, such as money laundering. Such transactions are recorded on a public ledger, allowing for forensic analysis that can link transactions to individuals or entities under certain circumstances. Nevertheless, this misuse, or the perception of such misuse, could lead to greater regulatory oversight of Bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies may seize or shut down digital asset exchanges or service providers, which could prevent users from accessing custodial-held assets. Users who self-custody Bitcoin in private wallets remain outside the direct reach of such actions. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

As noted above, activities involving Bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, “Strengthening American Leadership in Digital Financial Technology.” While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in cryptocurrency regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of CBDCs. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets.

Legislation is currently pending in the U.S. Congress which, if passed and signed into law, could significantly affect the digital currency and digital asset markets. One such piece of legislation is the Digital Asset Market Clarity Act of 2025 (“CLARITY Act”), which would clarify which digital currencies and digital assets are commodities, as opposed to securities. Additionally, the CLARITY Act would subject certain spot-market digital commodities to a comprehensive regulatory regime for the first time. For example, the legislation would require several different types of entities to register with the CFTC and/or SEC and comply with various regulatory requirements that would be promulgated by the CFTC and SEC. Further, the legislation would require issuers of new and “non-mature” digital commodities to make a mandatory filing with the SEC containing information regarding the issuer, planned use of proceeds, economics, governance and development roadmap. The details of the legislation are likely to change from its current form as it is reviewed and revised by the U.S. House of Representatives and the Senate, and it is unknown at this time whether it will be approved.

Intellectual Property

As of the date of this filing, ProCap maintains and uses trade names, registered and unregistered trademarks, domain names, and logos, which it considers material to its brand identity. ProCap may pursue registration of certain marks or content in various jurisdictions as appropriate.

Human Capital

As of the date of this proxy statement/prospectus, ProCap employs five individuals, its Chief Executive Officer, Chief Investment Officer, Chief Operating Officer, Chief Legal Officer, Secretary and Chief Compliance Officer, and Chief Financial Officer, all of whom are located in the United States. None of ProCap’s employees are represented by a labor union or covered by a collective bargaining agreement. ProCap may, from time to time, engage third-party contractors and consultants to support our operations. Following the Closing, PubCo expects to employ the same executive officers as ProCap and PubCo’s board of directors or executive officers may authorize the hiring of additional employees as operational needs expand.

Legal Proceedings

From time to time, ProCap, and after the Closing, PubCo and its subsidiaries, may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business. Neither ProCap nor PubCo is currently a party to any legal proceedings, the outcome of which, if determined adversely, is reasonably expected to individually or in the aggregate have a material adverse effect on its respective business or financial condition.

Available Information

ProCap’s website is located at https://www.procapbtcllc.com.

procap’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “ProCap” or “its” refer to ProCap BTC LLC, a Delaware limited liability company.

The following discussion and analysis of the financial condition and results of operations of ProCap includes information that ProCap’s management believes is relevant to an assessment and understanding of ProCap’s results of operations and financial condition. You should read the following discussion and analysis of ProCap’s financial condition and results of operations together with the “Summary Historical Financial Information of ProCap” section of this proxy statement/prospectus and ProCap’s audited financial statements for the period from June 10, 2025 (inception) through June 30, 2025, and, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of June 30, 2025 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion contains forward-looking statements reflecting current plans, beliefs, estimates and assumptions concerning events and financial trends that may affect future operating results or financial position, which involve numerous risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including, but not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

ProCap was incorporated on June 10, 2025, as a Delaware limited liability company. ProCap’s material assets consist solely of approximately 4,951 Bitcoin as of the date of this proxy statement/prospectus. Prior to the consummation of the Business Combination, the sole member of the board of managers is Anthony Pompliano and the Common Unitholders of ProCap are Inflection Points, Inc., d/b/a/Professional Capital Management (“Professional Capital Management”) and Jeffrey Park.

ProCap is a U.S.-based, Bitcoin-focused company. ProCap’s mission is to preserve and grow shareholder value through Bitcoin as well as the creation of media products related to Bitcoin, including audio, video, and text products to educate a global audience about Bitcoin. The cash-flow ProCap believes will be created by these products and services will be primarily used to acquire additional Bitcoin in a disciplined manner.

ProCap’s business is built upon a foundational belief that Bitcoin represents a superior long-term store of value and a viable alternative to traditional fiat-based reserve assets. ProCap believes Bitcoin will play an increasingly important role as a reserve asset for individuals, corporations, and governments worldwide. A key objective of ProCap is to support the broader Bitcoin information ecosystem, including through audio podcasts, video interviews, and text-based articles designed to help individuals and organizations understand Bitcoin’s significance and utility of ProCap’s mission. To support ProCap’s operations, ProCap has initiated its plan to accumulate and hold Bitcoin as a long-term treasury reserve asset, and simultaneously intends to operate a portfolio of cash-flow-generative media products, which will generate revenue through advertising contracts and paid subscriptions. By combining the dependable earnings of traditional media products with the potential of Bitcoin appreciation, ProCap aims to deliver a differentiated and compelling value proposition to shareholders.

Services Agreement and Common Unit Issuance

Professional Capital Management and ProCap entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”) on June 23, 2025 (the “Execution Date”). Pursuant to the Services Agreement, Professional Capital Management agreed to provide certain services to ProCap, with the services provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Execution Date and will automatically renew for a subsequent one (1) year terms, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein. In consideration for the services and work performed under the Services Agreement, ProCap issued an aggregate of 10,000,000 common units of ProCap (the “Common Units”) to Professional Capital Management, which subsequently transferred 500,000 Common Units to Jeffrey Park (together with Professional Capital Management (the “Common Unitholders”).

Preferred Equity Investment

On the Execution Date and in connection with the Business Combination Agreement (as defined below), certain “qualified investors” (defined to include “qualified institutional buyers” (“QIBs”), as defined in Rule 144A of the Securities Act, and institutional “accredited investors”, as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), Procap Financial, Inc., a Delaware corporation (“Pubco”), and ProCap pursuant to which the Preferred Equity Investors subscribed to purchase an aggregate of 51,650,000 non-voting preferred units of ProCap (“Preferred Units”), at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”). Additionally, each Preferred Equity Investor executed a joinder agreement to that certain Limited Liability Company Operating Agreement of ProCap, dated as of June 22, 2025, by and among ProCap and the members identified therein (the “LLC Agreement”), pursuant to which each Preferred Equity Investor accepted the rights, duties and obligations set forth in the LLC Agreement and became a preferred member of ProCap (each a “Preferred Unitholder”, and together with the Common Unitholder, the “ProCap Holders”).

ProCap used all of the proceeds from the Preferred Equity Investment to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin is held in custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian (“Anchorage”), until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

Pursuant to the Preferred Equity Subscription Agreements, ProCap agreed to use commercially reasonable efforts to cause Pubco to register the offer and sale of Pubco Stock, into which the Preferred Units will be converted pursuant to the Business Combination Agreement upon the Closing, on the Registration Statement. To the extent that any such shares of Pubco Stock are unable to be included in the Registration Statement, Pubco agreed to certain customary resale registration rights, including that, within 45 calendar days after the Closing, Pubco will file with the SEC (at Pubco’s sole cost and expense) a registration statement registering the offer and resale of such Pubco Stock (the “Resale Registration Statement”), and Pubco shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days upon certain circumstances.

Recent Developments

Business Combination Agreement

On the Execution Date, CCCM, Pubco, Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ProCap and Professional Capital Management, entered into a business combination agreement (the “Business Combination Agreement” and, together with the Convertible Note Financing (as defined below), the Preferred Equity Investment, and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Proposed Transactions, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”), and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger”, and together with SPAC Merger, the “Mergers”), and with the members of ProCap (the “ProCap Holders”) receiving, in exchange for their ProCap Units, shares of common stock, par value $0.001 per share, of Pubco (“Pubco Stock”), including certain adjustment shares of Pubco Stock as described below. As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Professional Capital Management, which is the holder of all of the Common Units, will receive a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (as defined below) (such shares, the “Common Merger Consideration Shares”).

As consideration for the Company Merger, the Preferred Unit Holder will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder shall receive its pro rata share of the Preferred Merger Consideration Shares, based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing Date (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

Non-Competition Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition and Non-Solicitation Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the Closing Date and (ii) the date that is six (6) months after such date as Mr. Pompliano ceases to be a “Control Person” of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person.

Voting Agreement

In connection with the execution and delivery of the Business Combination Agreement, CCCM, ProCap and Professional Capital Management have entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which, as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the Registration Statement is declared effective under the Securities Act, Professional Capital Management shall duly execute and deliver a written consent pursuant to which Professional Capital Management shall approve (i) the Business Combination Agreement, the Ancillary Documents to which ProCap is a party and the Proposed Transactions, (ii) any amendments to the organizational documents of ProCap, to the extent required or advisable in connection with the Proposed Transactions, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which ProCap is a party, and the Proposed Transactions.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CCCM entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company (the “Sponsor”) and ProCap, pursuant to which, among other things, the Sponsor agreed to (i) vote its Class A ordinary shares and Class B ordinary shares of CCCM (collectively, the “Ordinary Shares”) in favor of the Business Combination and each of CCCM Shareholder Approval Matters; (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Business Combination); and (iv) comply with the restrictions imposed by the Insider Letter (as defined below), including the restrictions on transfer and redeeming CCCM Ordinary Shares in connection with the Business Combination.

Further, the parties agreed that at the Closing, they would enter into an amendment to the letter agreement, dated as of May 15, 2025 (the “Insider Letter”) by and among the Sponsor, CCCM, and CCCM’s directors and officers, in order to add Pubco as a party.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of the Closing or if the Business Combination Agreement is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect unless otherwise specified in the Sponsor Support Agreement.

Convertible Notes Subscription Agreement

In connection with the execution of the Business Combination Agreement, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing.

The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets of Pubco. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for working capital purposes. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBS; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, Pubco and CCCM shall have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. If Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion of the Upsize Notes. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors as of the Execution Date, on the same terms and conditions as those offered in the Convertible Notes Subscription Agreement.

Results of Operations

The following table sets forth a summary of ProCap’s results of operations. This information should be read together with ProCap’s financial statements and related notes.

Operating expenses
Gain on fair value of digital assets	$(14,296,383)
General and administrative	7,858
Income from operations	14,288,525

Other income:
Change in fair value of derivative liability	10,330,000
Other income	10,330,000

Net income	$24,618,525

Gain on fair value of digital assets

In accordance with, ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), digital assets are measured at fair value as of each reporting period. Changes in fair value are recognized in Gain (loss) on fair value of digital assets. For the period from June 10, 2025 (inception) through June 30, 2025, there was a gain on the change in fair value of digital assets of $14,296,383.

General and Administrative Expenses

General and administrative expenses consist of costs, such as professional fees, and bank fees. For the period from June 10, 2025 (inception) through June 30, 2025, there was $7,858 of general and administrative expenses.

Change in fair value of derivative liability

In accordance with ASC 815, Derivatives and Hedging (“ASC 815”), the derivative liability was recorded at fair value upon entering into the LLC Agreement and is subsequently remeasured to fair value at each reporting period with the corresponding change in fair value recognized in Change in fair value of derivative liability. For the period from June 10, 2025 (inception) through June 30, 2025, there was a change in fair value of derivative liability of $10,330,000.

Liquidity and Capital Resources

For the period from June 10, 2025 (inception) through June 30, 2025, ProCap has not generated revenue and have reported a net income of $24,618,525. As of June 30, 2025, ProCap had an aggregate cash of $-0- and a net working capital deficit of $7,858.

On June 30, 2025, the Company entered into a promissory note (the “Promissory Note”) with Inflection Points, an entity under common control, for a principal sum of up to $1,000,000. The Promissory note shall bear no interest and is payable on the earlier of May 31, 2026 or the date of which the Company consummates the business combination. As of June 30, 2025, the outstanding balance of the Promissory Note is $11,558.

ProCap assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. ProCap’s expected primary uses of cash on a short and long-term basis are for working capital requirements, Bitcoin acquisitions, and other liquidity needs. ProCap’s management expects that future operating losses and negative operating cash flows may increase from current levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

ProCap’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination. In order to finance these opportunities, ProCap may need to raise additional financing. Until such time, if ever, that ProCap can generate revenue sufficient to achieve profitability, ProCap intends to raise such capital through issuances of additional Common Units or Preferred Units and/or the issuance of debt. To the extent that Pubco raises additional capital through the sale of equity or convertible debt securities, the ownership interests of ProCap Holders will be diluted, and the terms of these securities may include liquidation or other preferences for which ProCap may need to obtain the consent of the ProCap Holders prior to issuance. If additional financing is required from outside sources, ProCap may not be able to raise such capital on terms acceptable to it or at all. If ProCap is unable to raise additional capital when desired, its business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with ProCap’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, ProCap’s management has determined that ProCap’s liquidity condition raises substantial doubt about its ability to continue as a going concern through twelve months from the date these financial statements are available to be issued.

Cash Flows for the period from June 10, 2025 (inception) through June 30, 2025

The following table summarizes ProCap’s cash flows from operating, investing and financing activities for period from June 10, 2025 (inception) through June 30, 2025:

For the period from June 10, 2025 (inception) through June 30, 2025
Net cash used in operating activities	—
Net cash used in investing activities	(475,999,980)
Net cash provided by financing activities	475,999,980

Cash Flows Used in Operating Activities

There was no cash used in operating activities for the period from June 10, 2025 (inception) through June 30, 2025.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the period from June 10, 2025 (inception) through June 30, 2025, was $475,999,980. This relates to the purchase of Bitcoin.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the period from June 10, 2025 (inception) through June 30, 2025, was $475,999,980. This relates primarily to the proceeds from the Preferred Equity Investment.

Critical Accounting Policies and Estimates

General

ProCap’s financial statements and the accompanying notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with U.S. GAAP. The preparation of ProCap’s financial statements and related notes requires ProCap to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. ProCap has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. ProCap’s chief executive officer and board of managers have reviewed the development, selection and disclosure of these estimates. ProCap is subject to uncertainties such as the impact of future events, economic and political factors, and changes in its business environment; therefore actual results could differ significantly from these estimates under different assumptions or conditions. To the extent that there are differences between ProCap’s estimates and actual results, its future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. ProCap believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of its financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with ProCap’s financial statements and related notes and other disclosures included in this report.

Fair Value Measurement

ProCap’s financial assets and liabilities are accounted for in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on ProCap’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or a liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Digital Assets

As a result of the adoption of ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), digital assets are measured at fair value as of each reporting period. The fair value of digital assets is measured using the period-end closing price from Coinbase, in accordance with ASC 820. Since the digital assets are traded on a 24-hour period, ProCap utilizes the price as of midnight UTC time. Changes in fair value are recognized in Gain (loss) on fair value of digital assets, in Operating income (loss) on the Statement of Operations. When ProCap sells digital assets, gains or losses from such transactions are measured as the difference between the cash proceeds and the carrying basis of the digital assets as determined on a First In-First Out basis and are also recorded within the same line item Gains (loss) on fair value of digital assets.

Currently, ProCap’s strategic treasury policy is to retain all Bitcoin it acquires to increase its Bitcoin holdings. As a result of its intent to retain its Bitcoin, ProCap classifies its digital assets held as a non-current asset on its Balance Sheet.

Derivative Liability

ProCap evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives per ASC 815, Derivatives and Hedging (“ASC 815”). The preferred units contain certain features that meet the definition of an embedded derivative requiring bifurcation as a separate compound financial instrument (the “Derivative Liability”). The Derivative Liability was recorded at fair value upon entering into the ProCap LLC Agreement and is to be subsequently remeasured to fair value at each reporting period with the corresponding change in fair value recognized Change in fair value of derivative liability in the statements of operations. The conversion feature was initially valued and is remeasured using Black-Scholes pricing model. The Black-Scholes model requires the use of Level 3 unobservable inputs, primarily the current value of the underlying share, the exercise price of the option, and the estimated For details regarding the fair value, see “Fair Value Measurements” described in Note 5 of ProCap’s financial statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

Other than as otherwise described in this proxy statement/prospectus, ProCap does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on its financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of ProCap’s financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

ProCap is an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. ProCap has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

Macroeconomic Trends Impacting ProCap’s Market

The following macroeconomic factors as they relate to Bitcoin specifically impact ProCap’s business:

•        Awareness:    The perception of Bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness will impact adoption rates.

•        Regulation:    The global regulatory landscape for Bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

•        Institutional Adoption:    Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth.

•        Political environment:    Bitcoin has entered the political conversation in the United States and abroad. As a global leader in innovation and new technologies, ProCap anticipates that the United States political environment will become increasingly favorable for the Bitcoin industry.

•        Monetary Policy:    Central bank monetary policies, especially those related to interest rates and monetary supply, can influence Bitcoin adoption. Low-interest rates and expansive monetary policies that lead to currency debasement often lead to a search for alternative investments like Bitcoin.

•        Technological innovation:    Advances in blockchain technology, improvements in scalability (e.g., Lightning Network), and enhanced security protocols can increase Bitcoin adoption and integration into various financial systems.

Bitcoin Market Price Risk

ProCap’s Bitcoin treasury assets are measured using observed prices from active exchanges that could result in volatility in its financial results in future periods. Adjustments are recorded in net income through “gain (loss) on digital assets” on the statements of operations. Therefore, negative swings in the market price of Bitcoin could have a material impact on ProCap’s earnings and on the carrying value of ProCap’s digital assets.

Custodian Risk

ProCap’s Bitcoin assets are held with third-party custodians, initially Anchorage, which ProCap select based on various factors, including their financial strength and industry reputation. Custodian risk refers to the potential loss, theft, or misappropriation of ProCap’s Bitcoin assets due to operational failures, cybersecurity breaches, or financial difficulties experienced by these third parties. Although ProCap periodically monitors the financial health, insurance coverage, and security measures of its custodians, reliance on such third parties inherently exposes ProCap to risks that it cannot fully mitigate.

PUBCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Unless the context otherwise requires, all references in this section to “Pubco” or “its” refer to ProCap Financial Inc., a Delaware corporation.

The following discussion and analysis of the financial condition and results of operations of Pubco includes information that Pubco’s management believes is relevant to an assessment and understanding of Pubco’s consolidated results of operations and financial condition. You should read the following discussion and analysis of Pubco’s financial condition and results of operations together with the “Summary Historical Financial Information of Pubco” section of this proxy statement/prospectus and Pubco’s audited consolidated financial statements for the period from June 17, 2025 (inception) through June 30, 2025, and, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of June 30, 2025, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion contains forward-looking statements reflecting current plans, beliefs, estimates and assumptions concerning events and financial trends that may affect future operating results or financial position, which involve numerous risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including, but not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Pubco was incorporated on June 17, 2025, as a Delaware corporation, solely for the purpose of effectuating the Business Combination as described herein. Pubco has no material assets and does not operate any business. On June 17, 2025, Pubco issued one (1) share of common stock to Mr. Anthony Pompliano for nominal consideration. This share of common stock represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Pubco Charter and the issuance of new Pubco securities as contemplated in this proxy statement/prospectus.

Pubco has two wholly owned subsidiaries, Crius SPAC Merger Sub, Inc., a Delaware corporation (“SPAC Merger Sub”) and Crius Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”).

SPAC Merger Sub was incorporated on June 18, 2025 solely for the purpose of effectuating the Business Combination (as described below). SPAC Merger Sub has no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of SPAC Merger Sub is Mr. Anthony Pompliano, and the sole stockholder of SPAC Merger Sub is Pubco.

Company Merger Sub was formed on June 17, 2025 solely for the purpose of effectuating the Business Combination. Company Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole member of the board of managers of Company Merger Sub is Mr. Anthony Pompliano, and the sole member of Company Merger Sub is Pubco.

Proposed Business Combination and Recent Developments

Business Combination Agreement

On June 23, 2025 (the “Execution Date”), Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), Pubco, SPAC Merger Sub, Company Merger Sub, ProCap BTC, LLC, a Delaware limited liability company (“ProCap”) and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (the “Professional Capital Management”), entered into a business combination agreement (the “Business Combination Agreement” and, together with the Convertible Note Financing (as defined below), the Preferred Equity Investment (as defined below) and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Business Combination, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”), and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger will automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, and (y) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger”, and together with SPAC Merger, the “Mergers”), and with the members of ProCap (the “ProCap Holders”) receiving, in exchange for their membership interests in ProCap, shares of common stock, par value $0.001 per share, of Pubco (“Pubco Stock”), including certain adjustment shares of Pubco Stock as described below. As a result of the Business Combination, CCCM and ProCap will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Professional Capital Management, which is the holder of all of the common units of ProCap (the “Common Units”), will receive a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (as defined below) (such shares, the “Common Merger Consideration Shares”).

As consideration for the Company Merger, holders of the preferred units (the “Preferred Units”) of ProCap (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder shall receive its pro rata share of the Preferred Merger Consideration Shares, based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing Date (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

Preferred Equity Subscription Agreement

On the Execution Date and in connection with the Business Combination Agreement, certain “qualified investors” (defined to include “qualified institutional buyers” (“QIBs”), as defined in Rule 144A of the Securities Act, and institutional “accredited investors”, as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, Pubco and ProCap, pursuant to which the Preferred Equity Investors subscribed to purchase an aggregate of 51,650,000 non-voting preferred units of ProCap (“Preferred Units”), at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment”). Additionally, each Preferred Equity Investor executed a joinder agreement to that certain Limited Liability Company Operating Agreement of ProCap, dated as of June 22, 2025, by and among ProCap and the members identified therein (the “LLC Agreement”), pursuant to which each Preferred Equity Investor accepted the rights, duties and obligations set forth in the LLC Agreement and became a preferred member of ProCap (each, a “Preferred Unitholder”).

ProCap used all of the proceeds from the Preferred Equity Investment to purchase approximately 4,951 Bitcoin (the “Purchased Bitcoin”) at an average price of $104,333.56, and such Purchased Bitcoin is held in a custody account in accordance with a custody agreement by and between ProCap and Anchorage Digital Bank, N.A., as custodian (“Anchorage”), until the Closing, upon which time it will be contributed to Pubco. Transfer of ProCap’s Bitcoin between custodial accounts with Anchorage will be effected on-chain, and subject only to standard Bitcoin network transaction fees. Based on recent network activity, average daily transaction fees have generally ranged from under $1 to less than $10 per transfer. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

Pursuant to the Preferred Equity Subscription Agreements, ProCap agreed to use commercially reasonable efforts to register the offer and sale of Pubco Stock, into which the Preferred Units will be converted pursuant to the Business Combination Agreement upon the Closing, on the Registration Statement. To the extent that any such shares of Pubco Stock are unable to be included in the Registration Statement, Pubco agreed to certain customary resale registration rights, including that, within 45 calendar days after the Closing, Pubco will file with the SEC (at Pubco’s sole cost and expense) a registration statement registering the offer and resale of such Pubco Stock (the “Resale Registration

Statement”), and Pubco shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days upon certain circumstances.

Services Agreement

Professional Capital Management and ProCap entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”) on the Execution Date. Pursuant to the Services Agreement, Professional Capital Management agreed to provide certain services to ProCap, with the services provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Execution Date and will automatically renew for a subsequent one (1) year terms, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein. In consideration for the services and work performed under the Services Agreement, ProCap BTC issued an aggregate of 10,000,000 Common Units of ProCap (the “Common Units”) to Professional Capital Management.

Jeffrey Park Transfer

On August 27, 2025, Professional Capital Management and Mr. Park entered into a Letter Agreement pursuant to which Mr. Park will provide subcontracted services to Professional Capital Management. As compensation for Park’s services to Professional Capital Management in accordance with the terms of the Letter Agreement, Professional Capital Management transferred 500,000 Common Units to Park as set forth in the Transfer Agreement, which includes customary representations and warranties relating to the transfer. In connection with and as a condition to entry into the Transfer Agreement and acceptance of the 500,000 Common Units, Park executed a joinder agreement to the ProCap BTC LLC Agreement and accepted the rights, duties, and obligations thereof.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CCCM entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company (the “Sponsor”) and ProCap, pursuant to which, among other things, the Sponsor agreed to (i) vote its Class A ordinary shares and Class B ordinary shares of CCCM (collectively, the “Ordinary Shares”) in favor of the Business Combination Proposed Transactions and each of the CCCM Shareholder Approval Matters; (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Business Combination); and (iv) comply with the restrictions imposed by the Insider Letter (as defined below), including the restrictions on transfer and redeeming CCCM Ordinary Shares in connection with the Business Combination.

Further, the parties agreed that at the Closing, they would enter into an amendment to the letter agreement, dated as of May 15, 2025 (the “Insider Letter”) by and among the Sponsor, CCCM, and CCCM’s directors and officers, in order to add Pubco as a party.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of the Closing or if the Business Combination Agreement is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect unless otherwise specified in the Sponsor Support Agreement.

Lock-up Agreement

In connection with the execution and delivery of the Business Combination Agreement, Professional Capital Management entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with Pubco, pursuant to which Professional Capital Management agreed that the Merger Consideration Shares received by Professional Capital Management will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions. The securities held by Professional Capital Management will be locked up until the earlier of (i) six (6) months after the date of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Non-Competition Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Pubco, CCCM, ProCap and Mr. Anthony Pompliano entered into a Non-Competition and Non-Solicitation Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the Closing Date and (ii) the date that is six (6) months after such date as Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person.

Convertible Notes Subscription Agreement

In connection with the execution of the Business Combination Agreement, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with the ProCap, Pubco and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by Pubco (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing.

The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for working capital purposes. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBS; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, Pubco and CCCM shall have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. If Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion of the Upsize Notes. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors as of the Execution Date, on the same terms and conditions as those offered in the Convertible Notes Subscription Agreement.

Shares Subject to the Ancillary Documents

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no Adjustment Shares are issued, (i) 11,062,500 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of PubCo Stock will be subject to the Insider Letter Amendment, and (iii) 20,100,833 shares of PubCo Stock will be subject to the Amended and Restated Registration Rights Agreement.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that the number of Adjustment Shares issued is based on the Closing Bitcoin Price on September 30, 2025, (i) 11,115,874 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of PubCo Stock will be subject to the Insider Letter Amendment, and (iii) 20,154,207 shares of PubCo Stock will be subject to the Amended and Restated Registration Rights Agreement.

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that the maximum number of Adjustment Shares are issued, (i) 11,724,981 shares of Pubco Stock will be subject to the Lock-Up Agreement, (ii) 8,598,333 shares of PubCo Stock will be subject to the Insider Letter Amendment, and (iii) 20,763,314 shares of PubCo Stock will be subject to the Amended and Restated Registration Rights Agreement.

In addition, upon the completion of the Business Combination and assuming the conversion rate for the Convertible Notes is not adjusted for certain actions like stock splits, dividends, similar distributions and the like, 18,071,500 shares of Pubco Stock will be issuable upon conversion of the Convertible Notes and such shares of Pubco Stock will be subject to registration rights as set forth in the Convertible Note Subscription Agreements.

Results of Operations

The following table sets forth a summary of Pubco’s results of operations. This information should be read together with Pubco’s consolidated financial statements and related notes.

Operating expenses
General and administrative	$10,423
Loss from operations	(10,423)
Net loss	$(10,423)

General and Administrative Expenses

General and administrative expenses consist of various costs, such as professional fees. For the period from June 17, 2025 (inception) through June 30, 2025, there was $10,423 of general and administrative expenses.

Liquidity and Capital Resources

For the period from June 17, 2025 (inception) through June 30, 2025, Pubco has not generated revenue and reported a net loss of $10,423. As of June 30, 2025, Pubco had an aggregate cash of $-0- and a net working capital deficit of $10,423.

On July 11, 2025, the Company entered into an amended and restated promissory note, pursuant to which Pubco and ProCap BTC, LLC, a related party, will reimburse Inflection Points, a company under common control, for a principal sum of up to $1,000,000. The Promissory note shall bear no interest and is payable on the earlier of May 31, 2026 or the date of which the companies consummate the business combination, as described in Note 5. As of July 17, 2025, the Company has borrowed a total of $100,843 under the Promissory Note.

Pubco assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Pubco’s expected primary uses of cash on a short and long-term basis are for working capital requirements, Bitcoin acquisitions, and other liquidity needs. Pubco’s management expects that future operating losses and negative operating cash flows may increase from current levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

Pubco’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination. In order to finance these opportunities, Pubco will likely need to raise additional financing. Until such time, if ever, that Pubco can generate revenue sufficient to achieve profitability, Pubco intends to raise such capital through issuances of additional Pubco Stock and/or the issuance of debt. To the extent that Pubco raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Pubco’s stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of Pubco Stock. If additional financing is required from outside sources, Pubco may not be able to raise such capital on terms acceptable to it or at all. If Pubco is unable to raise additional capital when desired, Pubco’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with Pubco’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that Pubco’s liquidity condition raises substantial doubt about its ability to continue as a going concern through twelve months from the date these financial statements are available to be issued.

Cash Flows for the period from June 17, 2025 (inception) through June 30, 2025

The following table summarizes Pubco’s cash flows from operating, investing and financing activities for period from June 17, 2025 (inception) through June 30, 2025:

For the period from June 17, 2025 (inception) through June 30, 2025

Net cash used in operating activities	—

Cash Flows Used in Operating Activities

Net cash used in operating activities for the period from June 17, 2025 (inception) through June 30, 2025 was $0.

Critical Accounting Policies and Estimates

Pubco’s consolidated financial statements and the accompanying notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with U.S. GAAP. The preparation of Pubco’s consolidated financial statements requires Pubco to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosure of contingent assets and liabilities. Pubco has based its estimates on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Pubco is subject to uncertainties such as the impact of future events, economic and political factors, and changes in its business environment; therefore actual results could differ significantly from these estimates under different assumptions or conditions. To the extent that there are differences between Pubco’s estimates and actual results, its future consolidated financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Given its limited operating history, Pubco currently does not have any critical accounting policies. See “Summary of Significant Accounting Policies” described in Note 3 of Pubco’s consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of Pubco’s significant accounting policies.

Off-Balance Sheet Arrangements

Other than as otherwise described in this proxy statement/prospectus, Pubco does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on its financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of Pubco’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Pubco is expected to be an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. Pubco has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

In addition, Pubco intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, Pubco intends to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Pubco will remain an EGC under the JOBS Act until the earliest of (i) the last date of its fiscal year in which it has total annual gross revenue of at least $1.235 billion, (ii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Management of Pubco Following the Business Combination

Management and the Pubco Board

Upon the consummation of the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board, which is anticipated to have five members. The following table sets forth certain information, as of the date of September 30, 2025, concerning each of the expected directors and executive officers of Pubco upon consummation of the Business Combination.

Name	Age	Title
Anthony J. Pompliano III	37	Chief Executive Officer and Chairman
Renae Cormier(4)	53	Chief Financial Officer and Treasurer
Jeffrey Park	38	Chief Investment Officer
Megan Pacchia	41	Chief Operating Officer
Kyle Wood	49	Chief Legal Officer and Secretary
Gary Quin	55	Director Nominee
William H. Miller IV(1)(2)(3)	44	Director Nominee
Bill Koutsouras(1)(2)(3)	53	Director Nominee
Eric M. Jackson(1)(2)(3)	53	Director Nominee

____________

(1)      Member of Pubco Audit Committee, effective upon the consummation of the Business Combination.

(2)      Member of Pubco Compensation Committee, effective upon the consummation of the Business Combination.

(3)      Member of Pubco Governance Committee, effective upon the consummation of the Business Combination.

(4)      Catalina Abbey serves as Pubco’s interim Chief Financial Officer until December 1, 2025, which is the effective date of Ms. Cormier’s appointment.

Executive Officers

Anthony J. Pompliano III, 37, has served as the Chief Executive Officer of Pubco and Chairman of the Pubco Board since June 2025, and will continue to serve in such capacities upon consummation of the Business Combination. Additionally, Mr. Pompliano has served as the chief executive officer and sole Manager of ProCap since June 2025 and the chief executive officer and member of the board of directors of ProCap Acquisition Corp. a special purpose acquisition company since May 2025. He is also the founder and has served as the Chief Executive Officer of Professional Capital Management since January 2022. Professional Capital Management is a global investment firm backed by leading venture capitalists and business executives. The organization leverages a large social media following to create and acquire cash-flow positive businesses. The profits from the operating companies is then invested across the public and private market. Prior to founding Professional Capital Management, Mr. Pompliano has been an entrepreneur and private investor for more than 14 years, having invested in more than 300 companies.

Mr. Pompliano currently hosts podcasts in business and investing on “The Pomp Podcast,” while also writing a daily letter to 260,000+ investors each morning. Mr. Pompliano was a co-founder and managing partner at Full Tilt Capital from 2016 until it was acquired by Morgan Creek Digital Assets in 2018. Mr. Pompliano was a co-founder and managing partner of Morgan Creek Digital Assets from 2018 to 2020.

Prior to his investment career, Mr. Pompliano ran product and growth teams at Facebook, and served as a sergeant in the US Army. Mr. Pompliano graduated from Bucknell University with a degree in economics. Mr. Pompliano is well qualified to serve as a member of the Pubco Board due to his operational, financial, and Bitcoin experience.

Renae Cormier, 53, will serve as Chief Financial Officer of Pubco effective December 1, 2025. Ms. Cormier previously served as Chief Financial Officer of Semler Scientific, Inc. (“Semler Scientific”) since July 2023, where she led and managed all Bitcoin treasury, accounting, finance, investor relations, business development, and legal and human resources functions for the publicly traded Bitcoin treasury and healthcare technology company. In that capacity, she has been responsible for Bitcoin treasury, SEC reporting, Sarbanes-Oxley Act compliance, tax compliance, budgeting, financial planning and analysis, corporate development and mergers and acquisitions. From April 2025 to October 2025, she also served as Treasurer and Secretary and as a director of CardioVanta, Inc., a wholly owned subsidiary of Semler Scientific. From May 2022 to July 2023, she served as Semler Scientific’s head of corporate communications and business strategy. From September 2013 to March 2022, Ms. Cormier was a Partner and investment professional at Aravt Global LLC, an investment fund that focused on global public equity investments in high-growth companies across multiple sectors. From 2001 to 2010, Ms. Cormier was an equity analyst and director of financial research at Ziff Brothers Investments. From 1997 to 2001 she was an auditor and transaction advisory professional in the Transaction Services practice at PricewaterhouseCoopers. Ms. Cormier holds a Bachelor of Science degree in Accounting and Finance from the University of Colorado Denver.

Catalina Abbey, 44, has served as the Interim Chief Financial Officer and Treasurer of ProCap and Pubco since August 8, 2025, and will continue to serve in such capacity until December 1, 2025, at which point Ms. Abbey and Pubco plan to enter into a consulting agreement pursuant to which she will provide advisory and consulting services to Pubco. She has been the chief financial officer of APFO Inc. — Family Office and Professional Capital Management since October 2022. With 15 years of experience, Ms. Abbey specializes in evaluating, structuring, and executing mergers and acquisitions, supporting investment decisions, and driving financial operations. Before assuming her current role, Ms. Abbey served as the Director of Finance at Grant Cardone Enterprises from October 2020 to October 2022. She also held the role of Director at Invoke LLC from February 2019 to October 2022, and served as Senior Vice President of Finance for the U.S. and Europe at VVIG, Inc. from May 2015 to May 2019. Additionally, she worked as the Financial Executive for the U.S. and Latin America at Envirotek Realty Group from August 2013 to May 2015. Ms. Abbey has also served as Executive Director for the Colombia chapter and as a member of the Board of Directors for Ronald McDonald House Charities, while also supporting the financial development of 8 Latin American chapters as a Finance Strategist from January 2011 to November 2013. Furthermore, she served as Head of Finance at Bedigital Inc. from March 2010 to December 2011. Ms. Abbey holds a Bachelor’s degree in Business Administration from CESA School of Business, a Master’s degree in Business Administration from Heriot-Watt University — Edinburgh Business School, and a Master’s degree in Accounting from Southern New Hampshire University. Other certifications held by Ms. Abbey include Certified Management Accountant (CMA) and Certified in Strategy and Competitive Accounting (CSCA) designations.

Jeffrey Park, 38, has served as Chief Investment Officer of ProCap since August 4, 2025. Mr. Park will serve as Chief Investment Officer of Pubco. He served as Head of Alpha Strategies and Portfolio Manager at Bitwise Asset Management from February 2022 to August 2025, where he was responsible for business development initiatives, developing new investment products and managing asset portfolios. Before joining ProCap BTC, Mr. Park was the Head of Alpha Strategies and Portfolio Manager at Bitwise Asset Management, one of the world’s largest crypto-specialist asset managers. Prior to Bitwise, he was a Partner at Corbin Capital Partners, a multi-billion alternative asset management firm that specializes in multi-strategy hedge fund and opportunistic credit investing, where he led the firm’s digital asset investing efforts. He is a graduate of Stanford University with a B.A. in Economics and International Relations.

Megan Pacchia, 41, has served as the Chief Operating Officer of ProCap since September 15, 2025. Ms. Pacchia will serve as the Chief Operating Officer of Pubco. Prior to joining ProCap, Ms. Pacchia spent the past 14 years at McKinsey & Company, where she was Partner from January 2018 to September 2025. While at McKinsey & Company, Ms. Pacchia provided strategic consulting services to Fortune 500 Consumer clients in the areas of digital innovation, transformation, and growth strategy. From 2006 to 2009, she worked as an Analyst and Senior Analyst at Morgan Stanley in the Capital Markets and Global Wealth Management Divisions. Ms. Pacchia is a Co-Founder of PubKey, Inc., where she has served as non-operating partner since May 2022. Ms. Pacchia holds a Bachelor’s degree in History from Wesleyan University and a Master of Business Administration from Harvard Business School.

Kyle Wood, 49, has served as the Chief Legal Officer, Chief Compliance Officer and Secretary of ProCap since August 25, 2025. Mr. Wood will serve as the Chief Legal Officer, Chief Compliance Officer and Secretary of Pubco. He served as the Chief Legal Officer of Pishevar Family Office, LLC from January 2020 to July 2025, where he acted as Chief Legal Officer of its affiliated private fund, Sofreh Capital LP. Mr. Wood specializes in corporate governance, regulatory compliance, and risk management. Before his most recent roles, he was a partner at Perkins Coie, where he was involved in the law firm’s blockchain technology and digital assets group. Mr. Wood holds a Bachelor’s degree in Economics from the University of Virginia and a Juris Doctor from Santa Clara University School of Law.

Non-Employee Directors

Gary Quin, 55, will serve as a member of the PubCo Board upon consummation of the Business Combination. Mr. Quin has served as the Chairman of the Board and Chief Executive Officer CCCM since April 2025. He has over 30 years of corporate and financial experience and has executed approximately $65 billion in M&A and capital market transactions throughout his career. Mr. Quin is currently the Vice Chairman of Cohen Capital Markets, a position he has held since 2024. He is responsible for leading and expanding the firm’s investment banking operations throughout the European, Middle Eastern, and African regions and has extensive connections in the global financial sponsor community. He also has deep sectoral expertise in telecoms, media (including sports and media rights), digital infrastructure, real estate, and financial services (including fintech). His expertise spans a wide array of industries, enabling him to provide strategic counsel and execution support to clients across diverse sectors. Mr. Quin is also currently a board member of Venturerock BV, a Dutch venture capital firm. In October 2020, Mr. Quin became the Chief Executive Officer of North Atlantic Acquisition Corp (“NAAC”), which completed a $330 million IPO and raised a total of $383 million. In January 2023, NAAC announced its dissolution and the liquidation and return of assets held in trust to its shareholders. Prior to NAAC, Mr. Quin was Vice Chairman of Credit Suisse Group investment banking division in Europe from 2010 to December 2019, where he advised Europe’s corporates, governments, financial sponsors and family offices across M&A, private and public capital raising. Prior to this, Mr. Quin also served as Senior Advisor to The Blackstone Group from 2011 to 2012, during which time Blackstone acquired Eircom Limited for $3.8 billion. Mr. Quin received his bachelor’s degree from the University College Cork, Ireland and his M.B.A. from Trinity College Dublin, Ireland. Mr. Quin is well-qualified to serve as a director due to his extensive finance and operational experience in a variety of industries and sectors.

William H. Miller IV, 44, will serve as a member of the Pubco Board upon consummation of the Business Combination. Mr. Miller has been Chief Investment Officer and Chairman of Miller Value Partners, LLC since May 2023 and has concurrently worked as Portfolio Manager since August 2008. With more than 17 years of investment management experience, Mr. Miller is well versed in operating a fund management company. He was also an early investor in Bitcoin in 2013. Mr. Miller holds a Bachelor’s degree in Economics from Tufts University and a Master of Business Administration from Dartmouth’s Tuck School of Business. He also earned his Chartered Financial Analyst designation in 2011 and his Chartered Market Technician designation in 2018. Mr. Miller is well-qualified to serve as a director due to his extensive experience as an investment professional and executive, with a robust background in fund management, financial analysis, and investment strategy.

Bill Koutsouras, 53, will serve as lead independent director and the chair of the Audit Committee of the Pubco Board upon consummation of the Business Combination. Mr. Koutsouras is a seasoned finance executive and director with more than 20 years of public company board experience across governance, strategy, audit, and capital markets. He currently serves as Lead Independent Director and Chair of the Audit Committee of Galaxy Digital Inc. (Nasdaq: GLXY) since 2018 and as an Independent Director of Wheaton Precious Metals International, a subsidiary of Wheaton Precious Metals (NYSE: WPM) since 2004. Since 2011, Mr. Koutsouras has served as President and Director of Kouts Capital, an investment and advisory services company that provides strategic advice and assistance to companies with corporate finance and capital markets transactions. Previously, Mr. Koutsouras was Executive Vice President, Chief Financial Officer and a Director of Endeavour Financial from 2002 to 2011, where he was involved in over $25 billion of mergers and acquisition transactions and more than $4 billion of financing transactions. He also served as Independent Director and Chairman of the Board for WonderFi Technologies from November 2021 to September 2022, as Independent Director for Norsemont Mining from July 2020 to September 2021, and as Independent Director for Aton Resources from May 2014 to September 2021. Mr. Koutsouras also previously worked as a Senior Associate at PricewaterhouseCoopers and EvansMartins Chartered Accountants. Mr. Koutsouras holds a Bachelor’s degree in Economics from the University of Toronto, and is a Chartered Professional Accountant (CPA) and Chartered Financial Analyst (CFA). Mr. Koutsouras is well-qualified to serve as a director due to his extensive financial, audit, and capital markets expertise, executive leadership experience, and long-standing service on public company boards.

Eric M. Jackson, 53, will serve as an independent director and chair of the Compensation Committee of the Pubco Board upon consummation of the Business Combination. Mr. Jackson long advocated for shareholder value at Yahoo! from 2006 to 2016 and has lead the Rising Dynasty and OPEN Army, the retail shareholder movement, since July 2025. He is the founder and president of EMJ Capital Ltd, a position he has held since October 2016, where he serves as portfolio manager of a technology-focused hedge fund. He served as a managing director and portfolio manager at SpringOwl Event Driven Partners from September 2015 to October 2016, where he led shareholder activist campaigns. Mr. Jackson was also the founder and Managing Member of Ironfire Capital LLC, from February 2008 to August 2015. Before that, he served as president of Jackson Leadership Systems Inc. from February 2004 to June 2010, and as Vice President of Business Development & Strategy at VoiceGenie Technologies Inc. from March 2000 to February 2004. Mr. Jackson received a Ph.D. and master’s degree in Strategy from Columbia Business School and a B.A. in English from McGill University. Mr. Jackson is well-qualified to serve as director due to his extensive experience as hedge fund portfolio manager and as an activist investor.

Family Relationships

There are no family relationships among any of the expected directors and executive officers of Pubco.

Composition of the Pubco Board After the Business Combination

Pubco’s business and affairs will be organized under the direction of the Pubco Board. We anticipate that the Pubco Board will consist of five members upon the consummation of the Business Combination. Mr. Pompliano will be a Class III director and serve as Chairman of the Pubco Board. One director will be designated by CCCM, and shall be Gary Quin as a Class II director. The primary responsibilities of the Pubco Board will be to provide oversight, strategic guidance, counseling and direction to Pubco’s management. The Pubco Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Pubco Charter, the Pubco Board will be divided into three classes, Class I, Class II and Class III, with, only one class of directors being elected each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Pubco Board will be divided into the following classes:

•        Class I, which we anticipate will consist of William H. Miller IV and Eric Jackson, whose terms will expire at Pubco’s first annual meeting of stockholders to be held after the closing of Business Combination;

•        Class II, which we anticipate will consist of Bill Koutsouras and Gary Quin, whose terms will expire at Pubco’s second annual meeting of stockholders to be held after the closing of Business Combination; and

•        Class III, which we anticipate will consist of Mr. Pompliano, whose term will expire at Pubco’s third annual meeting of stockholders to be held after the closing of Business Combination.

At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Pubco Board shall shorten the term of any incumbent director. Directors already in office at the time such classification becomes effective and who will remain in office shall be assigned to each class in accordance with a resolution or resolutions adopted by the Pubco Board. A person so elected by the Pubco Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Pubco Board shall shorten the term of any incumbent director. This classification of the Pubco Board may have the effect of delaying or preventing changes in Pubco’s control or management. Any director or the entire Pubco Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 ⅔% of the voting power of the issued and outstanding capital stock of Pubco entitled to vote in the election of directors.

Director Independence

Under the Nasdaq listing standards, a majority of the members of the Pubco Board must qualify as “independent,” as affirmatively determined by the Pubco Board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, upon the consummation of the Business Combination, we anticipate that each of the directors on the Pubco Board, other than Mr. Pompliano and Mr. Quin, will qualify as independent directors, as defined under the Nasdaq Rules, and the Pubco Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq Rules relating to director independence requirements. In addition, Pubco will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee and compensation committee, as discussed below.

Role of the Pubco Board in Risk Oversight

Upon the consummation of Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure and Pubco’s Audit Committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Pubco's Audit Committee will also monitor compliance with legal and regulatory requirements. Pubco’s Compensation Committee will assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Pubco Board

Following the consummation of the Business Combination, it is anticipated that the Pubco Board will have three standing committees: the Pubco Audit Committee, the Pubco Compensation Committee, and the Pubco Governance Committee.

Pubco Audit Committee

Upon the Closing, the Pubco Audit Committee will consist of Bill Koutsouras, William H. Miller IV and Eric Jackson. The Pubco Board is expected to determine that each of the members of the Pubco Audit Committee will satisfy the independence requirements of the Nasdaq Rules and Rule 10A-3 under the Exchange Act. Each member of the Pubco Audit Committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the Pubco Board examined each candidate's scope of experience and the nature of their prior and/or current employment.

Bill Koutsouras will serve as the chair of the Pubco Audit Committee and the Pubco Board is expected to determine that Mr. Koutsouras qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Rules. In making this determination, the Pubco Board considered his Bachelor’s degree in Economics from the University of Toronto, his CPA and CFA certifications and his extensive financial, audit, and capital markets expertise, executive leadership experience, and long-standing service on public company boards. Both Pubco’s independent registered public accounting firm and management periodically will meet privately with the Pubco Audit Committee.

Following the Closing, the Pubco Audit Committee will, among other things:

•        select, retain, compensate, evaluate, oversee and, where appropriate, terminate Pubco’s independent registered public accounting firm;

•        review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent registered public accounting firm of Pubco;

•        evaluate the independence and qualifications of Pubco’s independent registered public accounting firm;

•        review the Pubco consolidated financial statements, and discuss with management and Pubco’s independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•        review and discuss with management and Pubco’s independent registered public accounting firm the quality and adequacy of Pubco’s internal controls and Pubco’s disclosure controls and procedures;

•        discuss with management Pubco’s procedures regarding the presentation of Pubco’s financial information, and review earnings press releases and guidance;

•        oversee the design, implementation and performance of Pubco’s internal audit function, if any;

•        set hiring policies with regard to the hiring of employees and former employees of Pubco’s independent registered public accounting firm and oversee compliance with such policies;

•        review, approve and monitor related party transactions;

•        review and monitor compliance with Pubco’s Code of Business Conduct and Ethics and consider questions of actual or possible conflicts of interest of Pubco’s directors and officers;

•        adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by Pubco’s employees of concerns regarding questionable accounting or auditing matters;

•        review and discuss with management and Pubco’s independent registered public accounting firm the adequacy and effectiveness of Pubco’s legal, regulatory and ethical compliance programs; and

•        review and discuss with management and Pubco’s independent registered public accounting firm Pubco’s guidelines and policies to identify, monitor and address enterprise risks.

•        recommend to the Board that the audited financial statements and the disclosure under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in Pubco’s annual report on Form 10-K and whether the annual report on Form 10-K should be filed with the SEC; and to produce the audit committee report required to be included in Pubco’s proxy statement.

The Pubco Audit Committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Pubco Compensation Committee

Upon the Closing, Pubco’s Compensation Committee will consist of Eric Jackson, William H. Miller IV and Bill Koutsouras. Eric Jackson will serve as the chair of the Pubco Compensation Committee. The Pubco Board is expected to determine that each of the members of the Pubco Compensation Committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq.

Following the Closing, the Pubco Compensation Committee will, among other things:

•        review and approve or recommend to the Pubco Board for approval the compensation for the Pubco executive officers, including the Pubco chief executive officer;

•        review, approve and administer the Pubco employee benefit and equity incentive plans;

•        advise the Pubco Board on stockholder proposals related to executive compensation matters;

•        establish and review the compensation plans and programs of Pubco’s employees, and ensure that they are consistent with Pubco’s general compensation strategy;

•        oversee the management of risks relating to executive compensation plans and arrangements;

•        monitor compliance with any stock ownership guidelines;

•        approve the creation or revision of any clawback policy;

•        review and approve or recommend to the Pubco Board for approval non-employee director compensation; and

•        review executive compensation disclosure in Pubco’s SEC filings and prepare the Pubco Compensation Committee report required to be included in Pubco’s annual proxy statement.

The Pubco Compensation Committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Pubco Governance Committee

Upon the Closing, Pubco’s Governance Committee will consist of William H. Miller IV, Eric Jackson and Bill Koutsouras,. William H. Miller IV will serve as the chair of the Pubco Governance Committee. The Pubco Board is expected to determine that each of the members of the Pubco Governance Committee will satisfy the independence requirements of Nasdaq.

Following the Closing, the Pubco Governance Committee will, among other things:

•        review, assess and make recommendations to the Pubco Board regarding desired qualifications, expertise and characteristics sought of members of the Pubco Board;

•        identify, evaluate, select or make recommendations to the Pubco Board regarding nominees for election to the Pubco Board;

•        develop policies and procedures for considering stockholder nominees for election to the Pubco Board;

•        review Pubco’s succession planning process for the Pubco chief executive officer and any other members of the Pubco executive management team;

•        review and make recommendations to the Pubco Board regarding the composition, organization and governance the Pubco Board and its committees;

•        review and make recommendations to the Pubco Board regarding the Pubco corporate governance guidelines and corporate governance framework;

•        oversee director orientation for new directors and continuing education for the Pubco directors;

•        oversee Pubco’s environmental, social and governance programs and related disclosures and communications;

•        oversee the evaluation of the performance of the Pubco Board and its committees; and

•        administer policies and procedures for communications with the non-management members of the Pubco Board.

The Pubco Governance Committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of Pubco’s Compensation Committee has ever been an executive officer or employee of Pubco. None of Pubco’s executive officers currently serve, or has served during the last completed fiscal year, on the Pubco Compensation Committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Pubco Board or Pubco Compensation Committee.

Limitation on Liability and Indemnification of Pubco Directors and Officers

The Pubco Charter will eliminate the liability of Pubco’s officer and directors for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares by directors; or

•        for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of Pubco’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Pubco Bylaws will require Pubco to indemnify and advance expenses, to the fullest extent permitted by applicable law, to its directors, officers and agents. Pubco plans to maintain a directors’ and officers’ insurance policy pursuant to which Pubco’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Pubco Charter will prohibit any retroactive changes to the rights or protections or increasing the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, Pubco will enter into separate indemnification agreements with Pubco’s directors and executive officers. These agreements, among other things, require Pubco to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Pubco’s directors or executive officers or any other company or enterprise to which the person provides services at Pubco’s request.

We believe these provisions in the Pubco Charter and the Pubco Bylaws are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

The Pubco Board will adopt a Code of Conduct, applicable to all of Pubco’s employees, executive officers and directors. The Code of Conduct will be available on Pubco’s website at https://www.procapfinancial.com/. Information contained on or accessible through Pubco’s website is not a part of this proxy statement/prospectus, and the inclusion of Pubco’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Pubco Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Pubco expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Director Compensation

In consideration for their service on the Pubco Board, each director will receive a director fee equal to $100,000, payable in quarterly installments, in accordance with Pubco’s standard director payment practices and procedures as in effect from time to time. The Pubco Board periodically reviews director compensation periodically to ensure that director compensation remains competitive such that Pubco is able to recruit and retain qualified directors.

In addition, each director will be eligible to receive an annual grant of restricted stock units (“RSUs”). The number of RSUs under the annual grant will be determined by dividing $166,667 by the closing trading price of Pubco Stock on the date of grant. The RSUs are subject to performance-based vesting upon satisfaction of certain specified Pubco stock prices.

Pubco’s policy is to reimburse directors for reasonable and necessary out-of-pocket business expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors, and Pubco intends to grant equity awards to directors.

Clawback Policy

Upon the Closing, Pubco Board will adopt a clawback policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of Nasdaq. The Clawback Policy will be filed as an exhibit to this proxy statement/prospectus. The Clawback Policy will provide for the recoupment of certain executive compensation in the event that Pubco is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. The Pubco Compensation Committee will administer the Clawback Policy, and any determinations made by the Pubco Compensation Committee will be final and binding on all affected individuals. The Clawback Policy will apply to Pubco’s current and former executive officers (as determined by the Pubco Compensation Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of Nasdaq) and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the Pubco Compensation Committee.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the beneficial ownership of Ordinary Shares, as of November 6, 2025 and (ii) expected beneficial ownership of shares of Pubco Stock immediately following completion of the Business Combination, assuming both that the Public Shareholders elect to redeem no Public Shares and alternatively that the Public Shareholders elect to redeem the maximum amount of the Public Shares.

This ownership information is provided in respect of:

•        each person who is the beneficial owner of more than 5% of the issued and outstanding Ordinary Shares;

•        each of CCCM’s current executive officers and directors;

•        all of CCCM’s current executive officers and directors as a group;

•        each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Stock after the completion of the Business Combination;

•        each of Pubco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and

•        all of Pubco’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the CCCM Memorandum and Articles, each Ordinary Share entitles the holder to one vote per share, except as otherwise described herein. Pursuant to the Pubco Charter, each share of Pubco Stock will entitle the holder to one vote per share. Each share of Pubco Stock will not entitle the holder to vote on any matters except as required by law.

Beneficial ownership of Ordinary Shares prior to the completion of the Business Combination is based on 34,038,333 Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of Pubco Stock immediately following completion of the Business Combination assumes two scenarios:

•        No Redemptions:    This scenario assumes no Public Shareholders exercise their redemption rights.

•        Maximum Redemptions:    This scenario assumes that Public Shareholders choose to exercise their redemption rights in respect of the 20,254,856 Public Shares. The Maximum Redemptions amount reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination.

The beneficial ownership information below also assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of October 20, 2025 of each of CCCM and Pubco are the same as the number of such securities outstanding and convertible or exercisable upon consummation of the Business Combination. Based on the foregoing assumptions, we estimate that there would be 108,600,833 shares of Pubco Stock issued and outstanding immediately following the consummation of the Business Combination in the “No Redemptions” scenario, and 88,345,977 shares of Pubco Stock issued and outstanding immediately following the consummation of the Business Combination in the “Maximum Redemptions” scenario. Both scenarios assume that 10,000,000 shares of Pubco Stock will be issued to the Common Unitholders and 64,562,500 shares of Pubco Stock will be issued to the holders of Preferred Units in connection with the Business Combination. If the actual facts are different from the foregoing assumptions, the ownership figures in Pubco and the columns under “No Redemptions” and “Maximum Redemptions” in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Ordinary Shares or shares of Pubco Stock owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of CCCM

The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of November 6, 2025, based on information obtained from the persons named below, with respect to the beneficial ownership of Ordinary Shares, by:

•        each person known by CCCM to be the beneficial owner of more than 5% of outstanding Ordinary Shares;

•        each of CCCM’s executive officers and directors; and

•        all of CCCM’s executive officers and directors as a group.

In the table below, percentage ownership is based on 34,038,333 Ordinary Shares, consisting of (i) 25,705,000 Class A Ordinary Shares and (ii) 8,333,333 Class B Ordinary Shares, issued and outstanding as of November 6, 2025. On all matters to be voted upon, except for the election of directors of the CCCM Board or continuing CCCM outside of the Cayman Islands, holders of the Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class, unless otherwise required by applicable law. Currently, all of the Class B Ordinary Shares are convertible into Class A Ordinary Shares on a one-for-one basis.

	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Outstanding Ordinary Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Directors and Officers(1)
Gary Quin	—	—	—	—	—
Joseph W. Pooler, Jr.	—	—	—	—	—
Daniel Nash	—	—	—	—	—
Garrett Curran	—	—	—	—	—
Alberto Alsina Gonzalez	—	—	—	—	—
Dr. Adam Back	—	—	—	—	—
Matthew Murphy	—	—	—	—	—
All officers and directors as a group (7 individuals)	—	—	—	—	—
Other 5% Shareholders
Cohen & Company, LLC(2)	265,000	1.0%	8,333,333	100%	25.3%
Harraden Circle Investments, LLC(3)	2,200,000	8.6%	—	—	6.5%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Columbus Circle Capital Corp I, 3 Columbus Circle, 24th Floor, New York, NY 10019.

(2)      The Class A Ordinary Shares are owned by Cohen Capital Markets and the Class B Ordinary Shares are owned by the Sponsor. Cohen LLC, the managing member of the Sponsor, holds voting and investment discretion with respect to the securities held of record by the Sponsor and Cohen Capital Markets. Each of Cohen, Cohen Capital Markets and Mr. Daniel G. Cohen disclaim any beneficial ownership of the securities held by the Sponsor and Cohen Capital Markets, other than to the extent of any pecuniary interest each of them may have therein, directly or indirectly. All of our officers and directors own Class B Ordinary Shares indirectly through membership interests in the Sponsor. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. On or before the Closing of the Business Combination, the Sponsor intends to distribute to its members some or all of the CCCM securities held by it. The shares reported in this row do not give effect to any such potential distribution.

(3)     According to a Schedule 13G filed on May 22, 2025 by Harraden Circle Investments, LLC (“Harraden Adviser”), Harraden Circle Investors GP, LP (“Harraden GP”), Harraden Circle Investors GP, LLC (“Harraden LLC”), Harraden Circle Investors, LP (“Harraden Fund”), Harraden Circle Special Opportunities, LP (“Harraden Special Op Fund”), Harraden Circle Strategic

Investments, LP (“Harraden Strategic Fund”), and Frederick V. Fortmiller, Jr. (“Mr. Fortmiller”), the Class A Ordinary Shares are directly beneficially owned by Harraden Fund, Harraden Special Op Fund and Harraden Strategic Fund. Harraden GP is the general partner to Harraden Fund, Harraden Special Op Fund and Harraden Strategic Fund, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund and other high net worth individuals. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the CEP Class A Ordinary Shares reported herein directly beneficially owned by Harraden Fund, Harraden Special Op Fund and Harraden Strategic Fund. The business address of each of the reporting persons is 299 Park Avenue, 21st Floor, New York, NY 10171.

Post-Business Combination Beneficial Ownership Table of Pubco

The following tables sets forth information regarding the expected beneficial ownership of Pubco Stock following the Closing, assuming “No Redemptions” and “Maximum Redemptions” of Public Shareholders exercising their redemption rights in connection with the Business Combination, based on information obtained from the persons named below, with respect to the beneficial ownership of Pubco Stock, by:

•        each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Stock after the completion of the Business Combination;

•        each of Pubco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and

•        all of Pubco’s expected executive officers and directors as a group.

No Redemptions

In the table below, percentage ownership is based on 112,416,444 shares of Pubco Stock. This scenario assumes that: (i) no Public Shareholders exercise their redemption rights; (ii) there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, (iii) none of the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes (assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes) will be issued to the Convertible Note Investors (except as required under Rule 13d-3(d) of the Exchange Act with respect to a beneficial owner); (iv) 3,815,611 Adjustment Shares were issued based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025; and (v) no shares of Pubco Stock are issued and outstanding under the Incentive Plan. Numbers may vary if the number of Public Shares redeemed is different.

	Pubco Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class
Anthony Pompliano(2)	10,615,874	9.44%
Renae Cormier	—	—
Jeffrey Park(3)	500,000	*
Megan Pacchia	—	—
Kyle Wood	—	—
Gary Quin	—	—
William H. Miller IV	—	—
Bill Koutsouras	—	—
Eric Jackson	—	—
All officers and directors as a group (9 individuals)	11,115,874	9.89%
Other 5% Shareholders
Inflection Points Inc, d/b/a Professional Capital Management(2)	10,615,874	9.44%
Cohen & Company, LLC(4)	8,730,833	7.76%
Funds associated with Magnetar(5)	7,769,224	6.68%
Jane Street Global Trading LLC(6)	6,317,598	5.62%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 600 Lexington Avenue, Floor 2, New York, New York 10022.

(2)      Represents (i) 9,500,000 shares of Pubco Stock upon conversion of an equal number of Common Units at Closing, (ii) 1,062,500 shares of Pubco Stock upon conversion of 850,000 Preferred Units at Closing, held by Professional Capital Management and (iii) 53,374 Adjustment Shares issued to Professional Capital Management. Anthony Pompliano is the controlling member and Chief Executive Officer of Professional Capital Management. Accordingly, Mr. Pompliano is deemed to have voting and investment control over the shares of Pubco Stock held by Professional Capital Management.

(3)      Represents 500,000 shares of Pubco Stock upon conversion of an equal number of Common Units at Closing, transferred to Mr. Park by Professional Capital Management pursuant to the Transfer Agreement, dated August 27, 2025.

(4)      Represents (i) 8,333,333 shares of Pubco Stock upon conversion of an equal number of Founder Shares at Closing, (ii) 265,000 shares of Pubco Stock upon conversion of an equal number of Class A Ordinary Shares included in the Private Placement Units at Closing, and (iii) 132,500 shares of Pubco Stock issuable upon exercise of Pubco Private Warrants, which are exercisable within 60 days of the Closing Date. Cohen LLC, the managing member of the Sponsor, holds voting and investment discretion with respect to the securities held of record by the Sponsor and Cohen Capital Markets. Each of Cohen, Cohen Capital Markets and Mr. Daniel G. Cohen disclaim any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest each of them may have therein, directly or indirectly. All of CCCM’s officers and directors own Class B Ordinary Shares indirectly through membership interests in the Sponsor. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)      Represents (i) 3,125,000 shares of Pubco Stock that will be received at Closing in exchange for the 2,500,000 Preferred Units purchased by the holder in the Preferred Equity Investment, (ii) up to 3,845,000 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the holder in the Convertible Notes Financing at Closing, (iii) 387,242 shares of Pubco Stock upon conversion of an equal number of Class A Ordinary Shares, (iv) 255,000 shares of Pubco Stock issuable upon exercise of Pubco Public Warrants, which are exercisable within 30 days of the Closing Date, and (v) 156,982 Adjustment Shares based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025. The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of Magnetar Waterfront Series A LLC, Magnetar Alpha Star Fund LLC, Purpose Alternative Credit Fund — F LLC, Magnetar Longhorn Fund II LLC, Magnetar Xing He Master Fund Ltd, Magnetar Constellation Master Fund Ltd and Magnetar SC Fund Ltd. MFL is the general partner of Magnetar Structured Credit Fund, LP and the manager of Magnetar Lake Credit Fund LLC (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The administrative manager of Supernova is David J. Snyderman, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and David J. Snyderman disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities.

(6)      Represents (i) 5,625,000 shares of Pubco Stock that will be received at Closing in exchange for the 4,500,000 Preferred Units purchased by the holder in the Preferred Equity Investment, (ii) 140,183 shares of Pubco Stock upon conversion of an equal number of Class A Ordinary Shares, (iii) 21,346 shares of Pubco Stock issuable upon exercise of Pubco Public Warrants, which are exercisable within 30 days of the Closing Date, (iv) 248,500 shares which the holder (or its affiliates) would be entitled to receive upon the exercise of certain call options currently held, and (v) 282,569 Adjustment Shares based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025. The number of shares of Pubco Stock does not include the shares of Pubco Stock underlying the Convertible Notes purchased by the holder because such holder’s Convertible Notes are subject to a 4.99% beneficial ownership blocker. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Turner Batty and Matthew Berger are the members of Jane Street Group’s Management Committee who exercise dispositive power over the shares. Mr. Batty and Mr. Berger disclaim any beneficial ownership of the shares of Pubco Stock held by Jane Street Global Trading, LLC. The address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281.

Maximum Redemptions

In the table below, percentage ownership is based on 92,178,412 shares of Pubco Stock expected to be issued immediately following Closing. This scenario assumes that: (i) Public Shareholders choose to exercise their redemption rights in respect of the 20,254,856 Public Shares; (ii) none of the 18,071,500 shares of Pubco Stock issuable upon conversion of the Convertible Notes (assuming the applicable conversion rate is 76.9 shares of Pubco Stock per $1,000 principal amount of Convertible Notes) will be issued to the Convertible Note Investors (except as required under Rule 13d-3(d) of the Exchange Act with respect to a beneficial owner); (iii) 3,815,611 Adjustment Shares were issued based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025; and (iv) no shares of Pubco Stock are issued and outstanding under the Incentive Plan. The Maximum Redemptions amount reflects the maximum number of Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination. Numbers may vary, including if not all Public Shareholders redeem their Public Shares.

Name and Address of Beneficial Owner(1)	Pubco Stock
	Number of Shares Beneficially Owned	Approximate Percentage of Class
Anthony Pompliano(2)	10,615,874	11.52%
Renae Cormier	—	—
Jeffrey Park	500,000	*
Megan Pacchia	—	—
Kyle Wood	—	—
Gary Quin	—	—
William H. Miller IV	—	—
Bill Koutsouras	—	—
Eric Jackson	—	—
All officers and directors as a group (9 individuals)	11,115,874	12.06%
Other 5% Shareholders
Inflection Points Inc, d/b/a Professional Capital Management(2)	10,615,874	11.52%
Cohen & Company, LLC(4)	8,730,833	9.46%
Funds associated with Magnetar(5)	7,769,224	8.09%
Jane Street Global Trading LLC(6)	6,317,598	6.85%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 600 Lexington Avenue, Floor 2, New York, New York 10022.

(2)     Represents (i) 9,500,000 shares of Pubco Stock upon conversion of an equal number of Common Units at Closing, (ii) 1,062,500 shares of Pubco Stock upon conversion of 850,000 Preferred Units at Closing held by Professional Capital Management and (iii) 53,374 Adjustment Shares issued to Professional Capital Management based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025. Anthony Pompliano is the controlling member and Chief Executive Officer of Professional Capital Management. Accordingly, Mr. Pompliano is deemed to have voting and investment control over the shares of Pubco Stock held by Professional Capital Management.

(3)      Represents 500,000 shares of Pubco Stock upon conversion of an equal number of Common Units at Closing, transferred to Mr. Park by Professional Capital Management pursuant to the Transfer Agreement, dated August 27, 2025.

(4)      Represents (i) 8,333,333 shares of Pubco Stock upon conversion of an equal number of Founder Shares at Closing, (ii) 265,000 shares of Pubco Stock upon conversion of an equal number of Class A Ordinary Shares included in the Private Placement Units at Closing, and (iii) 132,500 shares of Pubco Stock issuable upon exercise of Pubco Private Warrants, which are exercisable within 60 days of the Closing Date. Cohen LLC, the managing member of the Sponsor, holds voting and investment discretion with respect to the securities held of record by the Sponsor and Cohen Capital Markets. Each of Cohen, Cohen Capital Markets and Mr. Daniel G. Cohen disclaim any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest each of them may have therein, directly or indirectly. All of CCCM’s officers and directors own Class B Ordinary Shares indirectly through membership interests in the Sponsor. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. On or before the Closing of the Business Combination, the Sponsor intends to distribute to its members some or all of the CCCM securities held by it. The shares reported in this row do not give effect to any such potential distribution.

(5)     Represents (i) 3,125,000 shares of Pubco Stock that will be received at Closing in exchange for the 2,500,000 Preferred Units purchased by the holder in the Preferred Equity Investment, (ii) up to 3,845,000 shares of Pubco Stock issuable upon conversion of the Convertible Notes to be issued to the holder in the Convertible Notes Financing at Closing, (iii) 387,242 shares of Pubco Stock upon conversion of an equal number of Class A Ordinary Shares, (iv) 255,000 shares of Pubco Stock issuable upon exercise of Pubco Public Warrants, which are exercisable within 30 days of the Closing Date, and (v) 156,982 Adjustment Shares based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025. The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of Magnetar Waterfront Series A LLC, Magnetar Alpha Star Fund LLC, Purpose Alternative Credit Fund — F LLC, Magnetar Longhorn Fund II LLC, Magnetar Xing He Master Fund Ltd, Magnetar Constellation Master Fund Ltd and Magnetar SC Fund Ltd. MFL is the general partner of

Magnetar Structured Credit Fund, LP and the manager of Magnetar Lake Credit Fund LLC (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The administrative manager of Supernova is David J. Snyderman, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and David J. Snyderman disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities.

(6)      Represents (i) 5,625,000 shares of Pubco Stock that will be received at Closing in exchange for the 4,500,000 Preferred Units purchased by the holder in the Preferred Equity Investment, (ii) 140,183 shares of Pubco Stock upon conversion of an equal number of Class A Ordinary Shares, (iii) 21,346 shares of Pubco Stock issuable upon exercise of Pubco Public Warrants, which are exercisable within 30 days of the Closing Date, (iv) 248,500 shares which the holder (or its affiliates) would be entitled to receive upon the exercise of certain call options currently held, and (v) 282,569 Adjustment Shares based on the Closing Bitcoin Price for the 10-day period ending on September 30, 2025. The number of shares of Pubco Stock does not include the shares of Pubco Stock underlying the Convertible Notes purchased by the holder because such holder’s Convertible Notes are subject to a 4.99% beneficial ownership blocker. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Turner Batty and Matthew Berger are the members of Jane Street Group’s Management Committee who exercise dispositive power over the shares. Mr. Batty and Mr. Berger disclaim any beneficial ownership of the shares of Pubco Stock held by the Jane Street Global Trading, LLC. The address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281.

EXECUTIVE AND DIRECTOR COMPENSATION

SPAC

Except as described below, none of CCCM’s officers or directors has received any cash compensation for services rendered to CCCM. Except as described below, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by CCCM to its officers and directors, or, other than as described herein, to the Sponsor or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of CCCM’s initial business combination. CCCM’s independent directors will each receive, for their services as a director, an indirect interest in 50,000 Founder Shares through membership interests in the Sponsor and CCCM’s Chief Financial Officer will receive an indirect interest in 150,000 Founder Shares through membership interests in the Sponsor. CCCM is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to its Sponsor, officers or directors, or its or their affiliates, for services rendered to CCCM prior to or in connection with the completion of an initial business combination, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account. Other than quarterly CCCM Audit Committee review of such payments, CCCM does not have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. Any compensation to be paid to CCCM’s executive officers will be determined, or recommended to the CCCM Board for determination, either by the CCCM Compensation Committee constituted solely by independent directors or by a majority of the independent directors on CCCM Board. The CCCM Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or CCCM or their affiliates.

In addition, commencing on May 16, 2025, the date the Class A Ordinary Shares were first listed on Nasdaq, CCCM commenced paying an affiliate of the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support.

CCCM has engaged Cohen Capital Markets and Clear Street pursuant to the Business Combination Marketing Agreement as advisors in connection with an initial business combination to assist CCCM in holding meetings with CCCM Shareholders to discuss the potential initial business combination and the acquisition target’s attributes, introduce CCCM to potential investors that are interested in purchasing its securities and assist CCCM with its press releases and public filings in connection with an initial business combination. CCCM will pay Cohen Capital Markets and Clear Street a cash fee of up to $10,600,000 (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing) for such services upon the consummation of an initial business combination, including the Business Combination. 80% of such Marketing Fee will be payable to Cohen Capital Markets.

CCCM has also engaged Cohen Capital Markets and Clear Street pursuant to the Engagement Letter as the exclusive placement agents for the Transaction Financings. Cohen Capital Markets and Clear Street will receive a cash fee at the Closing equal to 4% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services.

After the completion of the Business Combination, directors or members of CCCM’s management team who remain with Pubco may be paid consulting or management fees from Pubco. CCCM has not established any limit on the amount of such fees that may be paid by Pubco to CCCM’s directors or members of management. Any compensation to be paid to CCCM’s officers will be determined, or recommended to the Pubco Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Pubco Board. However, as of the date hereof, none of CCCM’s directors or officers except for Gary Quin are expected to remain with Pubco after the Closing and receive any fees from Pubco for providing any services in their capacity as such. Gary Quin is anticipated to be elected as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin will receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination — Director Compensation.”

CCCM does not intend to take any action to ensure that members of CCCM’s management team maintain their positions with Pubco after the Closing. CCCM is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

ProCap

As ProCap was incorporated on June 10, 2025, ProCap had no management or directors as of December 31, 2024. No compensation was paid by ProCap to any named executive officers during the fiscal years ended December 31, 2023 and December 31, 2024, and no compensation was paid by ProCap to its directors as of December 31, 2024. There are no outstanding equity awards held by ProCap’s named executive officers or directors as of December 31, 2024. For this reason, we have omitted the 2024 Director Compensation Table and Summary Compensation Table and the corresponding narrative disclosures.

Pubco

Pubco is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies.

As Pubco was incorporated on June 17, 2025, Pubco had no management or directors as of December 31, 2024. No compensation was paid by Pubco to its named executive officers during the fiscal years ended December 31, 2023 and December 31, 2024, and no compensation was paid by Pubco to its directors as of December 31, 2024. There are no outstanding equity awards held by Pubco’s named executive officers or directors as of December 31, 2024.

Pubco has entered into employment agreements with its Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Legal Officer and Chief Operating Officer. Pubco also intends to grant equity awards, under the Incentive Plan to be adopted by Pubco prior to effectiveness of this proxy statement/prospectus, to Pubco’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Legal Officer and Chief Operating Officer, prior to the Closing. As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer, Chief Investment Officer, Chief Legal Officer and Chief Operating Officer may have interests in the Business Combination that are different from, or in addition to, the shareholders of Pubco and CCCM.

Employment Agreements.    Pubco has entered into employment agreements with its Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Legal Officer and Chief Operating Officer.

Anticipated Incentive Plan and Equity Awards.    Pubco intends to approve and adopt, prior to the Closing of the Business Combination, the Incentive Plan, a long-term stock incentive plan for selected participants of Pubco and grant equity awards under the Incentive Plan to Pubco’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Legal Officer and Chief Operating Officer in accordance with the terms of their respective employment and the Incentive Plan. In addition, Pubco intends to award members of the Pubco Board equity awards under the Incentive Plan. See the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal” for additional information.

In accordance with Item 402(x) of Regulation S-K, Pubco’s policy on a go-forward basis will be to grant equity awards, including stock options and stock appreciation rights, at times that are not proximate to the release of material nonpublic information. The Compensation Committee intends to schedule meetings to approve equity awards in advance and without regard to the timing of the release of earnings or other material nonpublic information. Pubco does not intend to time the granting of equity awards to take advantage of any material nonpublic information.

If equity awards ultimately are granted at a time when Pubco is in possession of material nonpublic information, such awards will only be made after careful consideration is given by the Compensation Committee, and the good-faith rationale and legitimate business reasons for the timing of making the award are documented in the Compensation Committee’s minutes. Pubco does not intend to have a practice of coordinating the timing of equity award grants with the release of material nonpublic information, and any such coincidence would be incidental.

The exercise price of all stock options and stock appreciation rights shall be set at the closing price of Pubco’s common stock on the date of grant, which is the date the Compensation Committee approves the award. Pubco does not and will not have a policy or practice of retroactively selecting grant dates or of granting equity awards with exercise prices that are based on a date other than the actual grant date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CCCM’s Relationships and Related Party Transactions

In June 2024, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of CCCM’s offering costs in exchange for 5,750,000 Founder Shares. In December 2024, CCCM issued an additional 1,916,667 Founder Shares to the Sponsor in a share capitalization, resulting in the Sponsor holding an aggregate of 7,666,667 Founder Shares. In May 2025, CCCM issued an additional 766,666 Founder Shares to the Sponsor in a share capitalization, resulting in the Sponsor holding an aggregate of 8,433,333 Founder Shares. On May 19, 2025, the Sponsor forfeited 100,000 Founder Shares as a result of the partial exercise by the underwriters of its over-allotment option in the CCCM IPO. As a result, the Sponsor paid approximately $0.003 per Founder Share.

Simultaneously with the closing of the CCCM IPO, the Sponsor, Cohen Capital Markets and Clear Street purchased from CCCM an aggregate of 705,000 Private Placement Units at $10.00 per unit, for an aggregate purchase price of $7,050,000, in the CCCM Private Placement. Of those 705,000 Private Placement, the Sponsor purchased 265,000 Private Placement Units and Cohen Capital Markets and Clear Street purchased an aggregate of 440,000 Private Placement Units.

Pursuant to an administrative services agreement, dated as of May 15, 2025, CCCM agreed to pay to Cohen LLC, an affiliate of the Sponsor, $10,000 per month for office space, utilities, and secretarial and administrative support. These monthly fees will cease upon the completion of an initial business combination or the liquidation of CCCM.

Prior to the closing of the CCCM IPO, the Sponsor loaned to CCCM $300,000 under an unsecured promissory note, which were used for a portion of the expenses of the CCCM IPO. The loans were fully repaid upon the closing of the CCCM IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of CCCM’s officers and directors may, but are not obligated to, loan CCCM funds as may be required on a non-interest basis. If CCCM completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, CCCM may use amounts held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of an initial business combination, CCCM does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as CCCM does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Prior to or in connection with the completion of CCCM’s initial business combination, there may be payment by CCCM to the Sponsor, CCCM’s officers or directors, or their or CCCM’s affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of the initial business combination, which, if made prior to the completion of the initial business combination, will be paid from funds held outside the Trust Account. In addition, the Sponsor, CCCM’s officers and directors and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CCCM’s behalf, such as identifying, investigating, negotiating and completing a business combination, all of which, if made prior to the completion of the initial business combination, will be paid from funds held outside the Trust Account. The CCCM Audit Committee will review on a quarterly basis all payments that were made to the Sponsor, CCCM’s officers and directors or their or CCCM’s affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CCCM’s behalf. To date, other than as disclosed below, no such fees or reimbursements have been paid.

After the completion of the Business Combination, directors or members of CCCM’s management team who remain with Pubco may be paid consulting or management fees from Pubco. CCCM has not established any limit on the amount of such fees that may be paid by Pubco to CCCM’s directors or members of management. Any compensation to be paid to CCCM’s officers will be determined, or recommended to the Pubco Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Pubco Board. However, as of the date hereof, none of CCCM’s directors or officers except for Gary Quin are expected to remain with Pubco after the Closing and receive any fees from Pubco for providing any services in their capacity as such. Gary Quin is anticipated to be elected as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, Mr. Quin may receive any cash or equity compensation that Pubco’s board of directors determines to pay to Mr. Quin.

CCCM entered into the Registration Rights Agreement with respect to the Founder Shares and the Private Placement Units (including the underlying Class A Ordinary Shares and Private Placement Warrants and the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants. Concurrently with the Closing, CCCM, Pubco, the Sponsor and the Common Unitholders will enter into the Amended and Restated Registration Rights Agreement, under which Pubco will assume the obligations of CCCM under that certain registration rights agreement, dated as of May 15, 2025, and cover the resale of the shares of Pubco Stock held by the Sponsor, Professional Capital Management and certain ProCap Holders.

CCCM entered into the Insider Letter with the Sponsor and the Insiders, pursuant to which the Sponsor and the Insiders have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial business combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial business combination if CCCM determines it is desirable to facilitate the completion of the initial business combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the CCCM Memorandum and Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if CCCM fails to complete the initial business combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if CCCM fails to complete the initial business combination within the Combination Period and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the CCCM IPO (including in open market and privately negotiated transactions) in favor of the initial business combination. The Sponsor may, on or before the Closing of the Business Combination, distribute to its members some or all of the Founder Shares and Private Placement Units held by it, but such distributed CCCM securities shall remain subject to the contractual lock-up restrictions imposed by the Insider Letter. Concurrently with the Closing, each of ProCap, CCCM, Pubco and the directors and officers of CCCM named therein will execute and deliver the Insider Letter Amendment pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter.

In connection with the CCCM IPO, CCCM paid to the underwriters, including Cohen Capital Markets and Clear Street, an aggregate of $4,400,000 in underwriting discounts and commissions in connection with the CCCM IPO.

CCCM has engaged Cohen Capital Markets and Clear Street pursuant to the Business Combination Marketing Agreement as advisors in connection with an initial business combination to assist CCCM in holding meetings with CCCM Shareholders to discuss the potential initial business combination and the acquisition target’s attributes, introduce CCCM to potential investors that are interested in purchasing its securities and assist CCCM with its press releases and public filings in connection with an initial business combination. CCCM will pay Cohen Capital Markets and Clear Street a cash fee of up to $10,600,000 (subject to adjustment based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing) for such services upon the consummation of an initial business combination, including the Business Combination. Of such Marketing Fee, 80% will be payable to Cohen Capital Markets.

CCCM has also engaged Cohen Capital Markets and Clear Street pursuant to the Engagement Letter as the exclusive placement agents for the Transaction Financings. Cohen Capital Markets and Clear Street will receive a cash fee at the Closing equal to 4% of the gross proceeds received or to be received by ProCap and Pubco pursuant to the Transaction Financings, of which 50% will be payable to Cohen Capital Markets, and reimbursement for certain out-of-pocket expenses incurred by them in connection with the performance of such services. Further, following the closing of the Transaction Financings, the Placement Agents shall have a right of first refusal during the term of the Engagement Letter and for a period of twelve (12) months thereafter to act as book-running lead or co-managing underwriters, book-running lead arranger or exclusive placement agent in connection with any underwritten offering or private placement or other financing that may be undertaken by CCCM or Pubco.

In connection with the execution of the Business Combination Agreement, on June 23, 2025, Adam Back, a director of CCCM, subscribed for $10 million in the Preferred Equity Investment, and Garret Curran, a director of CCCM, subscribed for $4 million in the Preferred Equity Investment.

CCCM’s Policy for Approval of Related Party Transactions

The CCCM Audit Committee will adopt a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which CCCM was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of CCCM’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) CCCM’s directors, nominees for director or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of CCCM’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the CCCM Audit Committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes CCCM’s code of ethics or other policies, (iv) whether the CCCM Audit Committee believes the relationship underlying the transaction to be in the best interests of CCCM and its shareholders and (v) if the related party is a director or an immediate family member of a director, the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the CCCM Board’s committees. CCCM’s management will present to the CCCM Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, CCCM may consummate related party transactions only if the CCCM Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

ProCap’s Relationships and Related Party Transactions

ProCap LLC Agreement

On June 23, 2025, ProCap entered into the ProCap LLC Agreement. Concurrently with the execution of the ProCap LLC Agreement, Professional Capital Management subscribed to purchase 850,000 preferred units of ProCap for $8,500,000. Anthony Pompliano, director and Chief Executive Officer of ProCap, is the founder and Chief Executive Officer of Professional Capital Management.

Investment Consulting and Marketing Services Agreement

On June 23, 2025, Professional Capital Management and ProCap entered into the Services Agreement. Pursuant to the Services Agreement, Professional Capital Management will provide certain investment consulting, marketing and advertising services pursuant to the statements of work. In consideration for such services, ProCap issued to Professional Capital Management 10,000,000 Common Units of ProCap, which subsequently transferred 500,000 Common Units to Jeffrey Park. The Services Agreement has a term of four (4) years following the effective date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein.

Jeffrey Park Transfer

On August 27, 2025, Professional Capital Management and Mr. Park entered into the Letter Agreement pursuant to which Mr. Park will provide subcontracted services to Professional Capital Management. As compensation for Park’s services to Professional Capital Management in accordance with the terms of the Letter Agreement, Professional Capital Management transferred 500,000 Common Units to Park as set forth in the Transfer Agreement, which includes customary representations and warranties relating to the transfer. In connection with and as a condition to entry into the Transfer Agreement and acceptance of the 500,000 Common Units, Park executed a joinder agreement to the ProCap BTC LLC Agreement and accepted the rights, duties, and obligations thereof.

Non-Competition and Non-Solicitation Agreement

On June 23, 2025, Anthony Pompliano delivered to CCCM, ProCap, and Pubco the Non-Competition Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the date of the Closing and (ii) the date that is six (6) months after such date on which Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person (as defined elsewhere in this proxy statement/prospectus) which entitles the holder thereof to the ability to manage or control such Person. For more information about the Non-Competition Agreement, please see the section entitled “The Business Combination—Ancillary Documents— Non-Competition Agreement.”

Voting Agreement

On June 23, 2025, CCCM, ProCap, and Professional Capital Management entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the Registration Statement is declared effective under the Securities Act, Professional Capital Management shall duly execute and deliver a written consent pursuant to which Professional Capital Management shall approve (i) the Business Combination Agreement, the Ancillary Documents to which ProCap is a party and the Proposed Transactions, (ii) any amendments to the organizational documents of ProCap, to the extent required or advisable in connection with the Proposed Transactions, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which ProCap is a party, and the Proposed Transactions.

Promissory Note

On June 30, 2025, ProCap issued an unsecured and non-interest-bearing promissory note to Professional Capital Management (the “Promissory Note”), pursuant to which ProCap may borrow up to an aggregate principal amount of $1,000,000. On July 11, 2025, ProCap, Pubco, and Professional Capital Management entered into an Amended and Restated Promissory Note (the “A&R Promissory Note”), pursuant to which Pubco (together with ProCap, the “Makers”) was added as a Maker to the A&R Promissory Note. As of July 17, 2025, the outstanding balance under the A&R Promissory Note was $127,173.

On October 5, 2025, ProCap BTC, LLC and ProCap Financial, Inc. entered into a Second Amended and Restated Promissory Note in favor of Inflection Points Inc. (d/b/a Professional Capital Management), which amends and restates the A&R Promissory Note to provide for unsecured, non-interest-bearing advances of up to an aggregate principal amount of $2,000,000 prior to the earlier of May 31, 2026 or the consummation of the Business Combination. Amounts may be drawn from time to time in minimum increments of $10,000 and are to be funded within five business days of a draw request. The note contains customary events of default, including failure to pay within five business days after maturity and certain bankruptcy events, upon which the note is subject to acceleration (automatic in the case of bankruptcy). The note is governed by New York law and may be amended or assigned only with the written consent of the parties.

Insider Letter Amendment

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the Insiders will execute and deliver the Insider Letter Amendment, pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter. Pursuant to the Insider Letter, the Insiders agreed, among other things, to a lock-up and restrictions on their ability to transfer, assign, or sell the Founder Shares and Private Placement Units and the securities underlying the Private Placement Units.

Employment Agreements with ProCap

Each of the following employment agreements were entered into with ProCap. Following the Closing, the employment agreements will be assigned to Pubco.

Employment Agreement with Mr. Anthony Pompliano

On October 17, 2025, ProCap entered into an employment agreement with Anthony Pompliano setting forth the terms and conditions of his employment with us. The employment agreement provides for Mr. Pompliano to serve as ProCap’s Chief Executive Officer. Under the terms of his employment agreement, Mr. Pompliano’s initial base salary is $1, subject to review and adjustment by ProCap from time to time. Mr. Pompliano is also eligible to receive a grant of 8,000,000 time-based and performance-based restricted stock units, subject to the board of managers of ProCap (the “ProCap Board”) (or its compensation committee) approval, vesting conditions established by the ProCap Board (or its compensation committee) and other conditions.

Employment Agreement with Ms. Renae Cormier

On October 15, 2025, ProCap entered into an employment agreement with Renae Cormier setting forth the terms and conditions of her employment with ProCap. The employment agreement provides for Ms. Cormier to serve as ProCap’s Chief Financial Officer commencing December 1, 2025. Under the terms of her employment agreement, Ms. Cormier’s initial base salary is $700,000, subject to review and adjustment by ProCap from time to time. Ms. Cormier is also eligible for an annual bonus opportunity with a target amount equal to $300,000, subject to approval by the compensation committee of the ProCap Board in its sole discretion and prorated for the initial year of employment, and annual grants of time-based and/or performance-based restricted stock units with a grant date fair value equal to $1,650,000, subject to approval by the ProCap Board (or its compensation committee), vesting conditions established by the ProCap Board (or its compensation committee) and other conditions.

Employment Agreement with Mr. Jeffrey Park

On July 25, 2025, ProCap entered into an employment agreement with Jeffrey Park setting forth the terms and conditions of his employment with ProCap. The employment agreement provides for Mr. Park to serve as ProCap’s Chief Investment Officer. Under the terms of his employment agreement, Mr. Park’s initial base salary is $700,000, subject to review and adjustment by ProCap from time to time. Mr. Park is also eligible for an annual bonus opportunity with a target amount equal to $300,000, subject to approval by the compensation committee of the ProCap Board in its sole discretion, and annual grants of time-based and/or performance-based restricted stock units in an amount equal to 400,000 restricted stock units, for four years, subject to approval by the ProCap Board (or its compensation committee), vesting conditions established by the ProCap Board (or its compensation committee) and other conditions.

Employment Agreement with Mr. Kyle Wood

On July 26, 2025, ProCap entered into an employment agreement with Kyle Wood setting forth the terms and conditions of his employment with us. The employment agreement provides for Mr. Park to serve as ProCap’s Chief Legal Officer and Secretary. Under the terms of his employment agreement, Mr. Wood’s initial base salary is $700,000, subject to review and adjustment by ProCap from time to time. Mr. Wood is also eligible for an annual bonus opportunity with a target amount equal to $300,000, subject to approval by the compensation committee of the ProCap Board in its sole discretion, and annual grants of time-based and/or performance-based restricted stock units with a grant date fair value equal to $1,650,000, subject to ProCap Board (or its compensation committee) approval, vesting conditions established by the ProCap Board (or its compensation committee) and other conditions. Mr. Wood is also eligible for a $15,000 relocation package and a housing search allowance of up to $25,000, subject to conditions.

On October 1, 2025, ProCap entered into an amended and restated employment agreement with Mr. Wood, pursuant to which the restrictive covenants included in Mr. Wood’s original employment agreement were removed.

Employment Agreement with Ms. Megan Pacchia

On August 25, 2025, ProCap entered into an employment agreement with Megan Pacchia setting forth the terms and conditions of her employment with ProCap. The employment agreement provides for Ms. Pacchia to serve as ProCap’s Chief Operating Officer. Under the terms of her employment agreement, Ms. Pacchia’s initial base salary is $800,000, subject to review and adjustment by ProCap from time to time. Ms. Pacchia is also eligible for an annual cash retention bonus opportunity equal to $600,000, and annual grants of 220,000 time-based restricted stock units, for four years, subject to vesting conditions and other conditions.

Severance

The employment agreement for Mr. Pompliano provides that in the event Mr. Pompliano terminates his employment for “good reason” or ProCap terminates his employment without “cause” (in each case defined in his employment agreement), he is entitled to receive the following benefits, in addition to any accrued obligations and subject to his execution of a general release of claims in ProCap’s favor and obligations regarding solicitation, return of property, and restrictive covenants, non-solicitation of customers, non-solicitation of employees, non-disparagement and the expiration of any applicable expiration period with respect to the release: (i) any base salary earned through the date of termination; (ii) unpaid expense reimbursement in accordance with ProCap’s policy; (iii) unused vacation and sick leave that accrued through the date of termination in accordance with ProCap’s policy; and (iv) a $10,000,000 cash payment. The amounts payable will be paid out in substantially equal installments in accordance with ProCap’s payroll practice commencing on the first regularly scheduled payroll date following the effective date of the release.

The employment agreements for Ms. Cormier, Mr. Park and Mr. Wood provide that in the event Ms. Cormier, Mr. Park or Mr. Wood terminate their employment for “good reason” or ProCap terminates their employment without “cause” (in each case defined in their employment agreement), they are entitled to receive the following benefits, in addition to any accrued obligations and subject to their execution of a general release of claims in ProCap’s favor and obligations regarding solicitation, return of property, restrictive covenants (for Ms. Cormier and Mr. Park, but not for Mr. Wood) non-solicitation of customers, non-solicitation of employees, non-disparagement and the expiration of any applicable expiration period with respect to the release: (i) any base salary earned through the date of termination; (ii) unpaid expense reimbursement in accordance with ProCap’s policy; (iii) unused vacation and sick leave that accrued through the date of termination in accordance with ProCap’s policy; (iv) six months of base salary; (v) continued time-vesting of any unvested restricted stock units for six months following the date of termination; provided, however, that (a) if Mr. Park or Mr. Wood terminate for “good reason” or is terminated by ProCap for “cause” within six months following a change in control (in each case defined in their employment agreement), all unvested time-based restricted stock units accelerate and vest in full and (b) with respect to Ms. Cormier, for any performance-based awards, any applicable performance metrics are satisfied; and (vi) for Mr. Park or Mr. Wood, COBRA continuation coverage costs for up to six months, subject to conditions. The amounts payable will be paid out in substantially equal installments in accordance with ProCap’s payroll practice commencing on the first regularly scheduled payroll date following the effective date of the release.

The employment agreement for Ms. Pacchia provides that in the event she terminates her employment for “good reason” or ProCap terminates her employment without “cause” (in each case defined in her employment agreement), she is entitled to receive the following benefits, in addition to any accrued obligations and subject to her execution of a general release of claims in ProCap’s favor and obligations regarding solicitation, return of property, and restrictive covenants, non-solicitation of customers, non-solicitation of employees, non-disparagement and the expiration of any applicable expiration period with respect to the release:

(A) during the one-year period from her September 15, 2025 start date until the first anniversary thereof (the “Initial Term”), (i) base salary continuation for the greater of the six (6) month period following the date of termination or the number of months remaining in the Initial Term (the greater of such periods, the “Tail Period”); (ii) continued eligibility for an annual cash retention bonus and a pro-rated portion of the annual cash retention bonus for a period of time equal to the Tail Period; (iii) continued time-vesting of any unvested restricted stock units for a period of time equal to the Tail Period; (iv) any base salary earned through the date of termination; (v) unpaid expense reimbursement in accordance with ProCap’s policy; and (vi) unused vacation and sick leave that accrued through the date of termination in accordance with ProCap’s policy. The amounts payable will be paid out in substantially equal installments in accordance with ProCap’s payroll practice commencing on the first regularly scheduled payroll date following the effective date of the release; or (B) after the Initial Term, (i) any base salary earned through the date of termination; (ii) unpaid expense reimbursement in accordance with ProCap’s policy; (iii) unused vacation and sick leave that accrued through the date of termination in accordance with ProCap’s policy; (iv) six months of base salary; and (v) continued time-vesting of any unvested restricted stock units for six months following the date of termination. The amounts payable will be paid out in substantially equal installments in accordance with ProCap’s payroll practice commencing on the first regularly scheduled payroll date following the effective date of the release.

In the event Ms. Pacchia voluntarily resigns other than for “good reason” or Ms. Pacchia’s employment is terminated by ProCap for “cause,” Ms. Pacchia will be entitled to (i) any base salary earned through the date of termination; (ii) unpaid expense reimbursement in accordance with ProCap’s policy; and (iii) unused vacation and sick leave that accrued through the date of termination in accordance with ProCap’s policy.

Each executive’s employment agreement defines “cause” to mean the occurrence of any one or more of the following subject to certain notice and cure rights: (i) willful misconduct, gross negligence, or material failure to perform the duties and responsibilities of his position; (ii) violation of any policy(ies); (iii) commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to ProCap; (iv) indictment for, conviction of, or plea of guilty or nolo contender to a felony or any crime involving moral turpitude, dishonesty, or theft; (v) material breach of his employment agreement or any other written agreement with ProCap or breach of any fiduciary duty owed to ProCap; or (vi) unauthorized use or disclosure of any confidential or proprietary information of ProCap.

Mr. Pompliano’s employment agreement defines “good reason” to mean the occurrence of any one or more of the following without the Mr. Pompliano’s consent and subject to certain notice and cure rights: (i) a material diminution in authority, duties or responsibilities (other than during a suspension or investigation of grounds that may constitute cause); or (ii) a required relocation of Mr. Pompliano’s primary work location to a facility or location that would increase his one way commute distance by more than twenty five miles.

Ms. Cormier, Mr. Park and Mr. Wood’s employment agreements define “good reason” to mean the occurrence of any one or more of the following subject to certain notice and cure rights: (i) a material diminution in their base salary; (ii) a material diminution in their authority, duties, or responsibilities; or (iii) a required relocation of their primary work location to a facility or location that would increase their one way commute distance by more than twenty five miles.

Ms. Pacchia’s employment agreement defines “good reason” to mean the occurrence of any one or more of the following without the Ms. Pacchia’s consent: (i) a material reduction in base salary by more than ten percent (10%); (ii) a material diminution in job title; or (iii) a material change in the geographic location of Ms. Pacchia’s work facility or location that is requested or initiated by ProCap.

Pubco’s Relationships and Related Party Transactions

Lock-up Agreement

On June 23, 2025, Pubco entered into a lock-up agreement with Professional Capital Management (the “Lock-up Agreement”), pursuant to which Professional Capital Management agreed not to, without the prior written consent of Pubco, sell, offer to sell, or otherwise transfer or dispose of any Pubco Stock received by Professional Capital Management in consideration for the Transactions until the earlier of (i) the six (6) month anniversary of the Closing Date, or (ii) the date on which Pubco consummates a subsequent liquidation, merger, capital stock exchange, reorganization, or similar transaction which results in all of the stockholders of Pubco having the right to exchange their shares of Pubco Common Stock for cash, securities or other property.

Non-Competition Agreement

On June 23, 2025, Anthony Pompliano delivered to CCCM, ProCap, and Pubco the Non-Competition Agreement pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the Closing Date, and (ii) the date that is six (6) months after such date as Mr. Pompliano ceases to be a Control Person of ProCap or Pubco, Mr. Pompliano will not, directly or indirectly, become a control person of a public company with a primary portion of its business comprised of pursuing a Bitcoin treasury strategy program.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, the Sponsor, CCCM, Pubco, and the Common Unitholders will enter into an amended and restated registration rights agreement, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor, Professional Capital Management, and certain ProCap Holders (the “Amended and Restated Registration Rights Agreement”), and which amends and restates the Registration Rights Agreement, dated as of

May 15, 2025, by and among CCCM, the Sponsor and the underwriters in the CCCM initial public offering (the “Founder Registration Rights Agreement”), to, among other matters, have Pubco assume the obligations of CCCM under the Founder Registration Rights Agreement and to provide the ProCap Holders party thereto with registration rights thereunder covering, among other securities, the shares of Pubco Stock, which Amended and Restated Registration Rights Agreement will become effective as of the Closing.

Promissory Note

On July 11, 2025, ProCap, Pubco, and Professional Capital Management entered into the A&R Promissory Note, pursuant to which Pubco was added as a Maker to the A&R Promissory Note. As of July 17, 2025, the outstanding balance under the A&R Promissory Note was $127,173.

On October 5, 2025, ProCap BTC, LLC and ProCap Financial, Inc. entered into a Second Amended and Restated Promissory Note in favor of Inflection Points Inc. (d/b/a Professional Capital Management), which amends and restates the A&R Promissory Note to provide for unsecured, non-interest-bearing advances of up to an aggregate principal amount of $2,000,000 prior to the earlier of May 31, 2026 or the consummation of the Business Combination. Amounts may be drawn from time to time in minimum increments of $10,000 and are to be funded within five business days of a draw request. The note contains customary events of default, including failure to pay within five business days after maturity and certain bankruptcy events, upon which the note is subject to acceleration (automatic in the case of bankruptcy). The note is governed by New York law and may be amended or assigned only with the written consent of the parties.

Insider Letter Amendment

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the Insiders will execute and deliver the Insider Letter Amendment, pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter. Pursuant to the Insider Letter, the Insiders agreed, among other things, to a lock-up and restrictions on their ability to transfer, assign, or sell the Founder Shares and Private Placement Units and the securities underlying the Private Placement Units.

Employment Agreements

Upon the completion of the Business Combination, Pubco will assume the employment agreements described under the heading “ProCap’s Relationships and Related Party Transactions — Employment Agreements with ProCap,” and such information is hereby incorporated by reference.

Description of Pubco Securities

As a result of the Mergers and pursuant to the Business Combination Agreement, (i) CCCM Shareholders (including the Sponsor) will receive shares of Pubco Stock in the SPAC Merger and (ii) each of the ProCap Holders (including Professional Capital Management and the Preferred Equity Investors) will receive shares of Pubco Stock in the Company Merger.

The following description summarizes the terms of Pubco’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Delaware law and the Proposed Organizational Documents. The Pubco certificate of incorporation and bylaws currently in effect are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part.

Authorized Capitalization

General

The authorized capital stock of Pubco will consist of 550,000,000 shares of Pubco Stock, par value $0.001 per share, and 50,000,000 shares of Pubco preferred stock, par value $0.001 per share. Pubco expects to have approximately 155,960,042 shares of Pubco Stock outstanding immediately after the consummation of the Business Combination, assuming that none of CCCM’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, or approximately 135,705,186 shares of Pubco Stock outstanding immediately after the consummation of the Business Combination in the Maximum Redemption scenario. For more information on the assumptions underlying the number of shares described in the foregoing as being issuable on the Closing Date, please see “Risk Factors-Risks Related to the Business Combination.” The actual number of shares of Pubco Stock issuable on the Closing Date will be determined pursuant to the terms of the respective Convertible Notes, Subscription Agreements and the Business Combination Agreement, as applicable.

The following summary describes all material provisions of Pubco capital stock. You are urged to read the Pubco Charter and the Pubco Bylaws in their entirety (forms of which are attached to this proxy statement/prospectus as Annex D and Annex E, respectively) as well as the applicable provisions of the DGCL.

Pubco Stock

Voting rights.    Each share of Pubco Stock will be entitled to one vote per share on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or the Pubco certificate of incorporation. The Pubco Charter and the Pubco Bylaws do not provide for cumulative voting rights. Directors of Pubco will be elected by plurality vote of the shares of Pubco Stock present at an annual meeting and entitled to vote. Unless otherwise required by law, the Pubco Charter, or the Pubco Bylaws, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a simple majority of the voting power of the shares present in person or by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividend rights.    Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Pubco Stock will be entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Rights upon liquidation.    Upon a liquidation event, holders of Pubco Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Pubco’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other rights.    Holders of Pubco Stock will have no preemptive, conversion, subscription or other rights, and as of the closing of the Business Combination there will be no redemption or sinking fund provisions applicable to Pubco Stock. The rights, preferences and privileges of the holders of Pubco Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Pubco may designate in the future.

Pubco Preferred Stock

The Pubco Board will have the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof. These designations, powers, preferences and rights could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Pubco Stock. The issuance of preferred stock could adversely affect the voting power of holders of Pubco Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Pubco or other corporate action. Upon closing of the Business Combination, no shares of preferred stock will be outstanding, and Pubco has no present plan to issue any shares of preferred stock.

Pubco Convertible Notes

In connection with the execution of the Business Combination Agreement, the Convertible Note Investors each entered into the Convertible Note Subscription Agreements with ProCap, Pubco and CCCM pursuant to which, upon the Issuance Date, the Convertible Note Investors agreed to the Convertible Notes issued by Pubco, in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes. The Convertible Note Financing will be funded and contingent upon the Closing.

The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months from the Issue Date, and will be two (2) times collateralized by cash, cash equivalents and certain Bitcoin assets. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional Bitcoin and for working capital purposes. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBs; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, Pubco and CCCM shall have the option to increase the number of Convertible Notes available for purchase after the date set forth in the Convertible Note Subscription Agreement. Pubco and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that Pubco and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Effective Date, on the same terms and conditions as those offered in the Convertible Notes Subscription Agreement.

Warrants

Pubco Public Warrants

Each whole Pubco Public Warrant will entitle the registered holder to purchase one share of Pubco Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the A&R Warrant Agreement (as defined below), a Pubco Public Warrant holder may exercise its Pubco Public Warrants only for a whole number of shares of Pubco Stock. This means only a whole warrant may be exercised at a given time by a Pubco Public Warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Pubco Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any shares of Pubco Stock pursuant to the exercise of a Pubco Public Warrant and will have no obligation to settle such Pubco Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Stock underlying the Pubco Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Pubco Public Warrant will be exercisable and Pubco will not be obligated to issue shares of Pubco Stock upon exercise of a Pubco Public Warrant unless the share of Pubco Stock issuable upon such Pubco Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Pubco Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco Public Warrant, the holder of such Pubco Public Warrant will not be entitled to exercise such Pubco Public Warrant and such Pubco Public Warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any Pubco Public Warrant.

Pubco is registering the shares of Pubco Stock issuable upon exercise of the Pubco Public Warrants in the Registration Statement of which this proxy statement/prospectus forms a part. However, because the Pubco Public Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the A&R Warrant Agreement, Pubco will agree that, as soon as practicable, but in no event later than 20 business days, after the Closing of the Business Combination, Pubco will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the Registration Statement of which this proxy statement/prospectus forms a part or a new registration statement covering the registration under the Securities Act of the shares of Pubco Stock issuable upon exercise of the Pubco Public Warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of Pubco Stock issuable upon exercise of the Pubco Public Warrants until the expiration of the Pubco Public Warrants in accordance with the provisions of the A&R Warrant Agreement. If a registration statement covering the shares of Pubco Stock issuable upon exercise of the Pubco Public Warrants is not effective by the sixtieth (60) business day after the Closing, Pubco Public Warrant holders may, until such time as there is an effective registration statement and during any period when Pubco will have failed to maintain an effective registration statement, exercise Pubco Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Pubco Stock are at the time of any exercise of a Pubco Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pubco may, at its option, require holders of Pubco Public Warrants who exercise their Pubco Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Pubco will not be required to file or maintain in effect a registration statement.

Redemption of Pubco Public Warrants when the price per share of Pubco Stock equals or exceeds $18.00. Once the Pubco Public Warrants become exercisable, Pubco may redeem the outstanding Pubco Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Pubco Public Warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the shares of Pubco Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Business Combination and ending three business days before Pubco sends the notice of redemption to the Pubco Public Warrant holders.

Pubco will not redeem the Pubco Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Pubco Stock issuable upon exercise of the Pubco Public Warrants is then effective and a current prospectus relating to those shares of Pubco Stock is available throughout the measurement period. If and when the Pubco Public Warrants become redeemable by it, Pubco may not exercise its redemption right if the issuance of Pubco Stock upon exercise of the Pubco Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Pubco is unable to effect such registration or qualification. Pubco will use its best efforts to register or qualify such Pubco Stock under the blue sky laws of the state of residence in those states in which the Pubco Public Warrants were offered by Pubco in this offering. Pubco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Pubco Public Warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the Pubco Public Warrants, each Pubco Public Warrant holder will be entitled to exercise his, her or its Pubco Public Warrant prior to the scheduled redemption date. However, the price of the shares of Pubco Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Pubco Public Warrant exercise price after the redemption notice is issued.

Redemption procedures.    A holder of a Pubco Public Warrant may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pubco Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Pubco Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding shares of Pubco Stock is increased by a stock capitalization payable in shares of Pubco Stock, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Pubco Stock issuable on exercise of each Pubco Public Warrant will be increased in proportion to such increase in the outstanding shares of Pubco Stock. A rights offering made to all or substantially all holders of Pubco Stock entitling holders to purchase shares of Pubco Stock at a price less than the fair market value will be deemed a stock capitalization of a number of shares of Pubco Stock equal to the product of (i) the number of shares of Pubco Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Pubco Stock) and (ii) the quotient of (x) the price per share of Pubco Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable shares of Pubco Stock, in determining the price payable for shares of Pubco Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Pubco Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Pubco Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pubco, at any time while the Pubco Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of shares of Pubco Stock on account of such shares of Pubco Stock (or other securities into which the Pubco Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Pubco Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Stock in respect of such event.

If the number of outstanding shares of Pubco Stock is decreased by a consolidation, combination, reverse stock sub-division or reclassification of shares of Pubco Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Pubco Stock issuable on exercise of each Pubco Public Warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Stock.

Whenever the number of shares of Pubco Stock purchasable upon the exercise of the Pubco Public Warrants is adjusted, as described above, the Pubco Public Warrant exercise price will be adjusted by multiplying the Pubco Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Stock purchasable upon the exercise of the Pubco Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Stock so purchasable immediately thereafter.

In addition, if (x) Pubco issues additional shares of Pubco Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price (as defined in the A&R Warrant Agreement) of less than $9.20 per shares of Pubco Stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and this offering), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value of the shares of Pubco Stock is below $9.20 per share, then the exercise price of the Pubco Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above under “Redemption of Pubco Public Warrants when the price per share of Pubco Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Pubco Stock (other than those described above or that solely affects the par value of such shares of Pubco Stock), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of Pubco’s issued and outstanding shares of Pubco Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the Pubco Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pubco Public Warrants and in lieu of the shares of Pubco Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Pubco Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco Public Warrants would have received if such holder had exercised their Pubco Public Warrants immediately prior to such event (the “Alternative Issuance”).

The Pubco Public Warrants will be issued in registered form under the Warrant Assignment, Assumption and Amendment Agreement to be entered into by and among Continental Stock Transfer & Trust Company, as Pubco Public Warrant agent, CCCM and Pubco (the “A&R Warrant Agreement”). The A&R Warrant Agreement will provide that the terms of the Pubco Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the Pubco Public Warrants and the A&R Warrant Agreement set forth in this proxy statement/prospectus, (ii) adjusting the provisions relating to cash dividends on Pubco Stock as contemplated by and in accordance with the A&R Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Pubco Public Warrants or (iv) to provide for the delivery of the Alternative Issuance. All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding Pubco Public Warrants, except that amending the A&R Warrant Agreement will require a vote of holders of at least 50% of the private warrants (including the vote or written consent of Cohen Capital Markets and Clear Street) or working capital warrants solely with respect to any amendment to the terms of the private warrants or working capital warrants (including, for the avoidance of doubt, the forfeiture of cancellation of any warrants).

The Pubco Public Warrants may be exercised upon surrender of the Pubco Public Warrant certificate on or prior to the expiration date at the offices of the Pubco Public Warrant agent, with the exercise form on the reverse side of the Pubco Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pubco, for the number of Pubco Public Warrants being exercised. The Pubco Public Warrant holders do not have the rights or privileges of holders of Pubco Stock and any voting rights until they exercise their Pubco Public Warrants and receive shares of Pubco Stock. After the issuance of shares of Pubco Stock upon exercise of the Pubco Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Pubco has agreed that, subject to applicable law, any action, proceeding or claim against Pubco arising out of or relating in any way to the A&R Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Pubco Private Warrants will be identical to the Pubco Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, the Pubco Private Warrants (i) may not (including the shares of Pubco Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, (ii) are entitled to registration rights and (iii) with respect to Pubco Private Warrants held by Cohen Capital Markets, Clear Street and/or their designees, will not be exercisable more than five years from the commencement of sales in CCCM’s IPO in accordance with FINRA Rule 5110(g)(8). Amending the A&R Warrant Agreement (including, for the avoidance of doubt, the forfeiture of cancellation of any warrants) will require a vote of holders of at least 50% of the Pubco Private Warrants (including the vote or written consent of CCM and Clear Street) or working capital warrants solely with respect to any amendment to the terms of the Pubco Private Warrants or working capital warrants. All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding Pubco Public Warrants.

Election of Directors and Vacancies; Board of Directors

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of the Pubco Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Pubco Board, but shall initially consist of five (5) directors, which shall be divided into three (3) classes, designated Class I, II and III. Under the Pubco Bylaws, at all meetings of stockholders called for the election of directors, directors shall be elected by a plurality of the votes cast with respect to a nominee at the meeting of stockholders for the election of directors. All directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Pubco preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Pubco Board resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a simple majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. A director elected or appointed to fill a vacancy resulting from the death, resignation, disqualification or removal of a director or a newly created directorship will hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s death, resignation or removal.

Except as prohibited by applicable law or the Pubco Charter, any director or the entire Pubco Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the issued and outstanding capital stock of Pubco entitled to vote in the election of directors.

In addition to the powers and authority expressly conferred upon them by statute or by the Pubco Charter or Pubco Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by Pubco, subject, nevertheless, to the provisions of the DGCL, the Pubco Charter and the Pubco Bylaws adopted and in effect from time to time; provided, however, that no Bylaw adopted, amended, altered or repealed after the date of the Pubco Bylaws will invalidate any prior act of the directors or officers of Pubco which would have been valid if such Pubco Bylaws had not been adopted, amended, altered or repealed.

Quorum

A majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either (a) the chair of the meeting or (b) the stockholders by the affirmative vote of the holders of a majority of the voting power of the Pubco Stock present in person or by proxy at the meeting entitled to vote thereon, shall have power to adjourn the meeting from time to time, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Anti-takeover Effects of the Pubco Charter and the Pubco Bylaws

The Pubco Charter and the Pubco Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Pubco. We expect that these provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Pubco to first negotiate with the Pubco Board, which we believe may result in an improvement of the terms of any such acquisition in favor of Pubco’s stockholders. However, they also give the Pubco Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Pubco Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Pubco Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Pubco Stock may be to enable the Pubco Board to issue shares to persons friendly to Pubco management, which issuance could render more difficult or discourage an attempt to obtain control of Pubco by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of Pubco management and possibly deprive stockholders of opportunities to sell their shares of Pubco Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Pubco preferred stock, special meetings of the stockholders of Pubco may be called only by the Board of Directors or the Chair of the Pubco Board or by the secretary following receipt of one or more written demands to call a special meeting of stockholders who own, in the aggregate, at least 25% of the voting power of Pubco. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the secretary.

The Pubco Bylaws also provide that unless otherwise restricted by the Pubco Charter or the Pubco Bylaws, any action required or permitted to be taken at any meeting of the Pubco Board or of any committee thereof may be taken without a meeting, if all members of the Pubco Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission.

In addition, the Pubco Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Pubco Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Pubco secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of Pubco’s outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a simple majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Delaware Anti-Takeover Statute

In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the Pubco Board or holders of two-thirds (66 2/3%) of the voting power of the outstanding capital stock held by stockholders unaffiliated with the interested stockholder approve the business combination. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203 unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders. Pursuant to the Pubco Charter, Pubco will opt out of Section 203.

Limitations on Liability and Indemnification of Officers and Directors

The Pubco Charter limits the liability of the directors and officers of Pubco to the fullest extent permitted by law as it now exists or hereafter be amended, and the Pubco Bylaws provide that Pubco will indemnify and hold them harmless to the fullest extent permitted by such law. CCCM has entered into indemnification agreements with its directors and officers and Pubco expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Pubco board of directors. Under the terms of such indemnification agreements, Pubco will be required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Pubco or any of its subsidiaries or was serving at Pubco’s request in an official capacity for another entity. Any claims for indemnification by Pubco’s directors and officers may reduce Pubco’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.

Exclusive Jurisdiction of Certain Actions

The Pubco Charter provides that, unless Pubco consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, (c) any action asserting a claim against Pubco, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DCGL or the Pubco Charter or Pubco Bylaws (each, as may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine; and (ii) subject to the preceding provisions and although there is uncertainty as to whether a court would enforce such provision, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. The Pubco Charter expressly provides that, notwithstanding any provision therein to the contrary, the foregoing exclusive forum provision shall not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless Pubco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. For more information and risks about the potential impact of such provision on stockholders, also see “Risk Factors-Risks Related to Being a Public Company.”

Transfer Agent and Registrar

The transfer agent and registrar for Pubco Stock will be Continental Stock Transfer & Trust Company.

Listing

Following the completion of the Business Combination, the shares of Pubco Stock and Pubco Warrants will be traded on Nasdaq under the symbols “BRR” and “BRRW,” respectively.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Certain Differences in Corporate Law

Companies incorporated under the laws of the Cayman Islands are governed by the Cayman Companies Act. The Cayman Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Memorandum and Articles of Association

The CCCM Memorandum and Articles contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. A description of the material differences between the CCCM Memorandum and Articles and the Proposed Organizational Documents is set forth in the following summary table. This summary is qualified by reference to the complete text of the Pubco Charter and the Pubco Bylaws, copies of which are attached to this proxy statement/prospectus as Annex D and E, respectively. All CCCM Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

	CCCM Memorandum and Articles	Proposed Organizational Documents
Name	Columbus Circle Capital Corp I	ProCap Financial, Inc.
Governing Law	Laws of the Cayman Islands	Laws of the State of Delaware
Corporate Purpose	The objects for which CCCM is established are unrestricted and CCCM shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.	The purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Duration of Existence

In the event CCCM does not consummate an initial business combination within the specified period of time contained in the CCCM Memorandum and Articles, CCCM shall cease all operations except for the purpose of winding up. CCCM has twenty-four (24) months from the closing date of its IPO to consummate an initial business combination.

The Pubco Charter retains the default of perpetual existence under the DGCL.
Blank Check Provisions	The CCCM Memorandum and Articles contain various provisions related to CCCM’s operation as a blank check company prior to the consummation of an initial business combination.	The Proposed Organizational Documents do not contain such provisions, as such provisions are not applicable to Pubco and the operation of its business.
Authorized Share Capital

CCCM’s authorized share capital is US$55,500 divided into 500,000,000 Class A Ordinary Shares, par value US$0.0001 per share, 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share and 5,000,000 preference shares, par value US$0.0001 per share.

The total number of shares of all classes of capital stock which Pubco shall have authority to issue is 600,000,000 shares, of which 550,000,000 shares shall be shares of common stock, par value $0.001 per share, and 50,000,000 shares shall be shares of preferred stock, par value $0.001 per share.

	CCCM Memorandum and Articles	Proposed Organizational Documents

Preference Shares.    The directors of CCCM may issue, allot and dispose of shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise to such persons, at such times and on such terms as they think proper, and may also vary such rights (subject to Companies Act and the CCCM Memorandum and Articles); and grant options with respect to such shares and issue warrants or similar instruments with respect thereto, save that the directors of CCCM shall not allot, issue, grant options over or otherwise dispose of shares to the extent that it may affect the ability of CCCM to carry out a “Class B Share Conversion” as set out in the CCCM Memorandum and Articles.

Preferred Stock.    The Pubco Board is expressly authorized to provide, out of the unissued shares of the preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions adopted by the Pubco Board providing for the issuance of such series.

Ordinary Shares.    The directors of CCCM may issue, allot, and dispose of shares, in such manner, on such terms and having such rights and being subjected to such restrictions as they may from time to time determine, and may also vary such rights (subject to the Companies Act and the CCCM Memorandum and Articles); and grant options with respect to such shares and issue warrants or similar instruments with respect thereto, save that the directors of CCCM shall not allot, issue, grant options over or otherwise dispose of shares to the extent that it may affect the ability of CCCM to carry out a “Class B Share Conversion” as set out in the CCCM Memorandum and Articles.

Common Stock.    The Pubco Board is expressly authorized to provide for the issuance of shares of common stock from time to time. Except as may otherwise be provided in the Pubco Charter (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of preferred stock), each holder of common stock will be entitled to one vote for each share of common stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Directors; Classes

The directors of CCCM are divided into three classes: Class I, Class II and Class III. The Class I directors shall stand appointed for a term of three years expiring at CCCM’s first annual general meeting, the Class II directors shall stand appointed for a term of three years expiring at CCCM’s second annual general meeting, and the Class III directors shall stand appointed for a term of three years expiring at CCCM’s third annual general meeting.

At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The number of directors will be as set forth in the Pubco Charter. The Pubco Board will be divided into three classes, Class I, Class II and Class III, with, only one class of directors being elected each year and each class serving a three-year term. Class I will consist of two (2) directors whose initial terms expire at the first annual meeting of the stockholders of the Corporation following the Closing Date, Class II will consist of two (2) directors whose initial terms expire at the second annual meeting of the stockholders of the Corporation following the Closing Date, and Class III will consist of up to three (3) directors whose initial terms expire at

	CCCM Memorandum and Articles	Proposed Organizational Documents

the third annual meeting of the stockholders of the Corporation following the Closing Date. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Except as prohibited by applicable law or the Pubco Charter, any director or the entire Pubco Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the issued and outstanding capital stock of Pubco entitled to vote in the election of directors.

Board Vacancies; Removal

Directors may be appointed either to fill a vacancy in the CCCM board of directors or as an additional director by the Directors CCCM or by Ordinary Resolution (being the affirmative vote of a simple majority of the holders of Shares entitled to vote, voting in person or by proxy at a general meeting of CCCM more a resolution passed in writing by all of the holders of Shares). Prior to the initial business combination, CCCM may by an Ordinary Resolution of the holders of the Class B Shares (being the affirmative vote of a simple majority of the holders of Class B Shares entitled to vote, voting in person or by proxy at a general meeting of CCCM more a resolution passed in writing by all of the holders of Class B Shares) appoint any person to be a director. Any director appointed in accordance with the CCCM Memorandum and Articles shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

Newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Pubco Board, may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the earlier of the expiration of the term of office of the director whom the director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation or removal.

Stockholder/Shareholder Voting

Subject to any rights or restrictions for the time being attached to any share, every shareholder present in person and every person representing a shareholder by proxy shall, at a general meeting of CCCM, have one (1) vote for each share of which he or the person represented by proxy is the holder.

Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, each holder of common stock shall be entitled to one vote for each share of common stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

	CCCM Memorandum and Articles	Proposed Organizational Documents
Stockholder/Shareholder Meetings

The directors, the CEO, or the chairman may call a general meeting. If at any time there are no directors, any two shareholders (or if there is only one shareholder, then that shareholder) entitled to vote at general meetings may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the directors.

Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of Pubco may be called only by the Pubco Board or the Chair of the Pubco Board, or by the secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to the terms of the Pubco Bylaws, from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Any action required or permitted to be taken by the stockholders of Pubco must be taken at a duly called annual or special meeting of the stockholders and may not be taken by written consent in lieu of a meeting.

Amendments to Governing Documents

Subject to the Companies Act, CCCM may by Special Resolution alter or amend the CCCM Memorandum and Articles in whole or in part. Prior to the closing of a Business Combination, only the Class B Shares shall carry the right to vote on a Special Resolution for the purposes of amending the CCCM Memorandum and Articles in accordance with a continuation of CCCM out of the Cayman Islands.

Subject to the provisions of the DGCL, any amendment, repeal or modification of the Proposed Organizational Documents will require the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class.

Authority of Directors

The business shall be managed by the directors who may pay all expenses incurred in setting up and registering CCCM and may exercise all the powers of CCCM as conferred upon them in the CCCM Memorandum and Articles and the Companies Act.

The Pubco Board is empowered to manage the business and affairs of Pubco and to adopt such rules and procedures as the Pubco Board deems proper for the conduct of its meetings and the management of Pubco, subject to the provisions of the DGCL and the Proposed Organizational Documents.

Liability of Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default.

A director of Pubco shall not be liable to Pubco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of this provision shall not adversely affect any right or protection of a director of Pubco in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

	CCCM Memorandum and Articles	Proposed Organizational Documents
Indemnification of Directors, Officers, Employees and Others

The CCCM Memorandum and Articles provides for indemnification of officers and directors against any pending or threatened action or proceeding, costs, charges, expenses, losses, damages or liabilities incurred, other than by the director’s or officer’s own actual fraud, willful default or willful neglect.

To the fullest extent permitted by applicable law, Pubco shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Pubco or, while a director, officer, employee or agent of Pubco, is or was serving at the request of Pubco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, against all expense, liability and loss actually and reasonably incurred by such indemnitee in connection with such proceeding. Notwithstanding the foregoing, Pubco shall indemnify any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Pubco Board.

Exclusive Forum

Without prejudice to any other rights or remedies that CCCM may have, each shareholder acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly CCCM shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

The provisions of the CCCM Memorandum and Articles with respect to exclusive jurisdiction shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Exchange Act, or any claim for which federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Unless Pubco consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, (c) any action asserting a claim against Pubco, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DCGL or the Pubco Charter or Pubco Bylaws (each, as may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine. The Pubco Charter expressly provides that, notwithstanding any provision therein to the contrary, the foregoing exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless Pubco consents in writing to the selection of

CCCM Memorandum and Articles	Proposed Organizational Documents

an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder.

Cayman Islands law permits a company incorporated under the laws of the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, in the case of CCCM being the affirmative vote of the holders of a majority of at least two-thirds of the Ordinary Shares being entitled to vote (in person or by proxy) and vote at a general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained under its articles of association, any Cayman Islands company may amend its memorandum and articles of association. Accordingly, although CCCM could amend any of the provisions relating to its structure and business plan which are contained in the CCCM Memorandum and Articles, CCCM views all of these provisions as binding obligations to its shareholders and neither CCCM, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination. The CCCM Memorandum and Articles provide that the rights attached to any class of shares (unless otherwise provided by the terms of issue of that class) may, whether or not CCCM is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class (other than with respect to a waiver of the provisions of Article 17 (Class B Share Conversion) of the CCCM Memorandum and Articles, which shall only require the consent in writing of the holders of a majority of the issued shares of that class), or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of the CCCM Memorandum and Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Pubco will issue up to 74,562,500 shares of Pubco Stock to ProCap Holders and CCCM shareholders in connection with the Business Combination, assuming no issuance of the Adjustment Shares. All of the shares of Pubco Stock issued in connection with the Business Combination will be freely transferable by persons other than by CCCM and ProCap’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of Class A Ordinary Shares (which, in connection with the Business Combination, will be converted into Pubco Stock) in the public market could adversely affect prevailing market prices of Pubco Stock.

Lock-up Provisions

The shares of Pubco Stock issued or issuable to the Common Unitholders as Merger Consideration pursuant to the Business Combination will be subject to a lock-up until the earlier of (i) the six (6) month anniversary of the Closing Date, or (ii) the date on which Pubco consummates a subsequent liquidation, merger, capital stock exchange, reorganization, or similar transaction which results in all of the stockholders of Pubco having the right to exchange their shares of Pubco Stock for cash, securities or other property. Assuming (i) no Adjustment Shares are issued, (ii) that the number of Adjustment Shares issued is based on the Closing Bitcoin Price on September 30, 2025, and (iii) the maximum number of Adjustment Shares are issued, 11,062,500, 11,115,874, and 11,724,981 shares of Pubco Stock, respectively, will be subject to the Lock-Up Agreement.

Concurrently with the Closing, each of ProCap, CCCM, Pubco and the Insiders will execute and deliver the Insider Letter Amendment, pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of CCCM under the Insider Letter. Pursuant to the Insider Letter, the Insiders agreed, among other things, to a lock-up and restrictions on their ability to transfer, assign, or sell the Founder Shares and Private Placement Units and the securities underlying the Private Placement Units and any Merger Consideration Shares that such Insider receive as consideration in the Transactions. Assuming (i) no Adjustment Shares are issued, (ii) that the number of Adjustment Shares issued is based on the Closing Bitcoin Price on September 30, 2025, and (iii) the maximum number of Adjustment Shares are issued, 8,598,333, 8,598,333, and 8,598,333 shares of Pubco Stock, respectively, will be subject to the Insider Letter Amendment.

The 440,000 shares of Pubco Stock and the Pubco Warrants to be issued to the Representatives in exchange for their Private Placement Shares and Private Placement Warrants are subject to lock-up until 30 days following the consummation of the Business Combination, pursuant to that certain Private Placement Units Purchase Agreement, dated May 15, 2025, by and between CCCM and the Representatives.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Sponsor, CCCM, Pubco, and the Common Unitholders will enter into the Amended and Restated Registration Rights Agreement, to, among other matters, have Pubco assume the obligations of CCCM under the Founder Registration Rights Agreement and to provide the ProCap Holders party thereto with registration rights thereunder covering, among other securities, the shares of Pubco Stock. Pubco has also agreed to register the Pubco Stock issuable upon exercise of the Pubco Warrants and the Pubco Stock that will be issued in connection with the Convertible Note Financing. Assuming (i) no Adjustment Shares are issued, (ii) that the number of Adjustment Shares issued is based on the Closing Bitcoin Price on September 30, 2025, and (iii) the maximum number of Adjustment Shares are issued, 20,100,833, 20,154,207, and 20,763,314 shares of Pubco Stock, respectively, will be subject to the Amended and Restated Registration Rights Agreement. Additional details of these rights can be found under the sections entitled “The Business Combination — Ancillary Documents — Amended and Restated Registration Rights Agreement.”

Convertible Note Subscription Agreements

In addition, upon the completion of the Business Combination and assuming the conversion rate for the Convertible Notes is not adjusted for certain actions like stock splits, dividends, similar distributions and the like, 18,071,500 shares of Pubco Stock will be issuable upon conversion of the Convertible Notes and such shares of Pubco Stock will be subject to registration rights as set forth in the Convertible Note Subscription Agreements.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Pubco Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Pubco Stock for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Pubco Stock then outstanding; or

•        the average weekly reported trading volume of the Pubco Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there were 34,038,333 Public Shares outstanding. All of these shares are freely tradable without restriction or further registration under the Securities Act, except for any shares held by one of CCCM’s affiliates within the meaning of Rule 144 under the Securities Act.

As of the date of this proxy statement/prospectus, there were a total of 12,852,500 warrants of CCCM outstanding, consisting of 12,500,000 Public Warrants and 352,500 Private Placement Warrants. Each warrant is exercisable for one Class A Ordinary Share (or one share of Pubco Stock post-Business Combination), at a price of $11.50 per share, subject to adjustment, in accordance with the terms of the CCCM Warrant Agreement. The Public Warrants are freely tradable, except for any warrants held by one of CCCM’s affiliates within the meaning of Rule 144 under the Securities Act.

TICKER SYMBOL, MARKET PRICE AND DIVIDENDS

Ticker Symbols and Market Prices

The Class A Ordinary Shares, Units and Public Warrants are currently listed on The Nasdaq Global Market under the symbols “BRR,” “BRRWU” and “BRRWW,” respectively. As of October 15, 2025, the Record Date for the Meeting, the closing price for each of the Class A Ordinary Shares, Units and Public Warrants was $10.22, $10.79 and $1.165, respectively. Holders of Class A Ordinary Shares, Units and Public Warrants should obtain current market quotations for the securities. The market price of Class A Ordinary Shares, Units and Public Warrants could vary at any time prior to the Closing. Market price information regarding Class B Ordinary Shares is not provided here because there is no established public trading market for Class B Ordinary Shares.

There is currently no public market for the equity securities of ProCap or Pubco. We are applying to list shares of Pubco Stock and Pubco Warrants on The Nasdaq Global Market upon the Closing under the ticker symbols “BRR” and “BRRW,” respectively.

Dividends

CCCM, Pubco and ProCap have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future. Further, if Pubco incurs further indebtedness, its ability to declare dividends may be limited by restrictive covenants Pubco may agree to in connection therewith.

OTHER SHAREHOLDER COMMUNICATIONS

CCCM Shareholders and interested parties may communicate with the CCCM Board, any committee chairperson or the non-management directors as a group by writing to the CCCM Board or committee chairperson in care of Columbus Circle Capital Corp I, 3 Columbus Circle, 24th Floor, New York, New York 10019. Following the Business Combination, such communications should be sent in care of Pubco at 600 Lexington Avenue, Floor 2 New York, New York 10022, and its telephone number is (305) 938-0912. Each communication will be forwarded, depending on the subject matter, to the CCCM Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the shares of Pubco Stock to be issued in connection with the Business Combination will be passed upon, as to matters of Delaware law, by Reed Smith LLP. The material U.S. federal income tax consequences of the Business Combination will be passed upon by Ellenoff Grossman & Schole LLP. Certain legal matters as to Cayman Islands law will be passed upon for CCCM by Ogier (Cayman) LLP.

EXPERTS

The financial statements of CCCM as of December 31, 2024, and for the period from June 25, 2024 (Inception) through December 31, 2024 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ProCap as of June 30, 2025, and for the period from June 10, 2025 through June 30, 2025, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding ProCap’s ability to continue as going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pubco as of June 30, 2025, and for the period from June 17, 2025 through June 30, 2025, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding Pubco’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CCCM and services that it employs to deliver communications to CCCM Shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of CCCM’s proxy statement to CCCM Shareholders. Upon written or oral request, CCCM will deliver a separate copy of its proxy statement to any CCCM Shareholder at a shared address to which a single copy of the document was delivered and who wishes to receive separate copies of such documents. CCCM Shareholders receiving multiple copies of such documents may request that CCCM deliver single copies of such documents in the future. CCCM Shareholders may notify CCCM of their requests by calling or writing CCCM at its principal executive offices at Columbus Circle Capital Corp I, 3 Columbus Circle, 24th Floor, New York, New York 10019, telephone number (646) 792-5600. Following the Business Combination, such requests should be made by calling or writing to Pubco at its principal executive offices at 600 Lexington Avenue, Floor 2, New York, New York 10022, and its telephone number is (305) 938-0912.

HOUSEHOLDING INFORMATION

Unless CCCM has received contrary instructions, CCCM may send a single copy of this proxy statement/prospectus to any household at which two or more CCCM Shareholders reside if CCCM believes the CCCM Shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce CCCM’s expenses. However, if CCCM Shareholders prefer to receive multiple sets of CCCM’s disclosure documents at the same address this year or in future years, the CCCM Shareholders should follow the instructions described below. Similarly, if an address is shared with another CCCM Shareholder and together both of the CCCM Shareholders would like to receive only a single set of CCCM’s disclosure documents, the CCCM Shareholders should follow these instructions:

If the Ordinary Shares are registered in the name of the CCCM Shareholder, the CCCM Shareholder should contact CCCM’s offices at Columbus Circle Capital Corp I, 3 Columbus Circle, 24th Floor, New York, New York 10019. If a bank, broker or other nominee holds the shares, the CCCM Shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

CCCM will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, CCCM has retained Morrow Sodali LLC as its proxy solicitor, for a fee of $25,000 plus 6% for administration, technology and research and data services, plus reimbursement of out-of-pocket expenses for their services. CCCM and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding Ordinary Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CCCM. No additional compensation will be paid to CCCM’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2026 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual meeting of shareholders will be held. For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the shareholders at Pubco’s 2026 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Pubco Bylaws. Since the 2026 annual meeting would be Pubco’s first annual meeting of shareholders, such proposals must be received by Pubco at its offices at 600 Lexington Avenue, Floor 2, New York, New York 10022, a reasonable time before Pubco begins to print and mail the 2026 annual meeting proxy materials in order to be considered for inclusion in Pubco’s proxy materials for the 2026 annual meeting.

In addition, if the Business Combination is consummated, the Pubco Bylaws will provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to Pubco at 600 Lexington Avenue, Floor 2, New York, New York 10022, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting. Nominations and proposals also must satisfy other requirements set forth in the Pubco Bylaws. The Pubco Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Where You Can Find More Information

CCCM files reports, proxy statements and other information with the SEC as required by the Exchange Act. Pubco will file, upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CCCM’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

CCCM will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to CCCM has been supplied by CCCM, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Columbus Circle Capital Corp I
3 Columbus Circle, 24th Floor
New York, New York 10019
Tel: (646) 792-5600
Email: ir@columbuscirclecap.com

You may also obtain these documents by requesting them in writing or by telephone from CCCM’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow St., 5th Floor, South Tower

Stamford, CT 06902

Telephone: (203) 658-9400

Bank and Brokers can call at: (800) 662-5200

Email: BRR@investor.sodali.com

If you are a CCCM Shareholder and would like to request documents, please do so by November 26, 2025 to receive them before the Meeting. If you request any documents from CCCM, CCCM will mail them to you by first class mail or another equally prompt means.

Neither CCCM, ProCap, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITY

CCCM is a Cayman Islands exempted company. If CCCM does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon CCCM. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CCCM in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, CCCM has been advised by Ogier (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against CCCM judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. However, CCCM may be served with process in the United States with respect to actions against CCCM arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CCCM’s securities by serving CCCM’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CCCM’s securities is the Continental Stock Transfer & Trust Company. The transfer agent for Pubco’s securities will be Continental Stock Transfer & Trust Company.

INDEX TO FINANCIAL STATEMENTS

Page
Interim Unaudited Financial Statements of Columbus Circle Capital Corp I:
Condensed Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-2
Condensed Statements of Operations For the Three and Six Months Ended June 30, 2025 and For the Period from June 25, 2024 (inception) through June 30, 2024 (Unaudited)	F-3
Condensed Statements of Changes in Shareholders’ Equity For the Three and Six Months Ended June 30, 2025 and For the Period from June 25, 2024 (inception) through June 30, 2024 (Unaudited)	F-4
Condensed Statements of Cash Flows (Unaudited)	F-5
Notes to Condensed Financial Statements (Unaudited)	F-6

COLUMBUS CIRCLE CAPITAL CORP I
CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Current Assets
Cash	$1,003,946	$—
Prepaid expenses	224,651	15,343
Total current assets	1,228,597	15,343
Deferred offering costs	—	28,557
Long-term prepaid insurance	124,551	—
Marketable securities held in Trust Account	251,199,623	—
Total Assets	$252,552,771	$43,900

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Equity:
Current Liabilities
Accrued expenses	$579,443	$—
Promissory note – related party	—	42,444
Accrued offering expenses	85,000	—
Total current liabilities	664,443	42,444
Deferred legal fee	12,271	—
Total Liabilities	676,714	42,444

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, 25,000,000 shares at a redemption value of $10.05 and $0 per share at June 30, 2025 and December 31, 2024, respectively	251,199,623	—

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 705,000 and no shares issued or outstanding, (excluding 25,000,000 and no shares subject to possible redemption) at June 30, 2025 and December 31, 2024, respectively	71	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,333,333 and 8,433,333 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	834	844
Additional paid-in capital	813,455	24,156
Accumulated deficit	(137,926)	(23,544)
Total Shareholders’ Equity	676,434	1,456
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Equity	$252,552,771	$43,900

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLUMBUS CIRCLE CAPITAL CORP I
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025	For the Period from June 25, 2024 (Inception) Through June 30, 2024
General and administrative expenses	$891,633	$918,605	$—
Loss from operations	(891,633)	(918,605)	—

Other income (expense):
Share based compensation expense	(395,400)	(395,400)	—
Interest earned on marketable securities held in Trust Account	1,199,623	1,199,623	—
Total other income, net	804,223	804,223

Net loss	$(87,410)	$(114,382)	$—

Weighted average of redeemable ordinary shares outstanding	11,538,462	5,833,333	—

Basic and diluted net loss per ordinary share, redeemable ordinary shares	$(0.00)	$(0.01)	$—

Weighted average of non-redeemable ordinary shares outstanding(1)	8,120,256	7,731,166	8,433,333

Basic and diluted net loss per ordinary share, non-redeemable ordinary shares	$(0.00)	$(0.01)	$—

____________

(1)      Included up to 1,100,000 of the Founder Shares that were subject to surrender by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment was exercised. On May 19, 2025, an aggregate of 100,000 Class B ordinary shares were forfeited by the Sponsor, due to the partial exercise of the over-allotment option and the remaining balance of the over-allotment option being forfeited by the underwriters (See Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLUMBUS CIRCLE CAPITAL CORP I
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	—	$—	8,433,333	$844	$24,156	$(23,544)	$1,456
Net loss	—	—	—	—	—	(26,972)	(26,972)
Balance – March 31, 2025	—	—	8,433,333	844	$24,156	(50,516)	(25,516)
Sale of 705,000 Private Placement Units	705,000	71	—	—	7,049,929	—	7,050,000
Fair Value of Public Warrants at issuance	—	—	—	—	3,125,000	—	3,125,000
Allocated value of transaction costs to Class A shares	—	—	—	—	(96,817)	—	(96,817)
Forfeiture of Founder Shares	—	—	(100,000)	(10)	10	—	—
Share-based compensation	—	—	—	—	395,400	—	395,400
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(9,684,223)	—	(9,684,223)
Net loss	—	—	—	—	—	(87,410)	(87,410)
Balance – June 30, 2025	705,000	$71	8,333,333	$834	$813,455	$(137,926)	$676,434

FOR THE PERIOD FROM JUNE 25, 2024 (INCEPTION) THROUGH JUNE 30, 2024

	Class B Ordinary Shares		Additional Paid in Capital	(Accumulated Deficit)/Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance – June 25, 2024 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	8,433,333	844	24,156	—	25,000
Net loss	—	—	—	—	—
Balance – June 30, 2024	8,433,333	$844	$24,156	$—	$25,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLUMBUS CIRCLE CAPITAL CORP I
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30, 2025	For the Period from June 25, 2024 (Inception) Through June 30, 2024
Cash Flows from Operating Activities:
Net loss	$(114,382)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of operation costs through promissory note	30,800	—
Interest earned on marketable securities held in Trust Account	(1,199,623)	—
Share based compensation expense	395,400	—
Changes in operating assets and liabilities:
Prepaid expenses	(144,967)
Long term prepaid insurance	(124,551)	—
Accrued expenses	579,443	—
Deferred legal fee	12,271	—
Net cash used in operating activities	(565,609)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(250,000,000)	—
Net cash used in investing activities	(250,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	245,600,000	—
Proceeds from sale of Private Placement Units	7,050,000	—
Repayment of advances from related party	(48,285)	—
Repayment of promissory note – related party	(300,000)	—
Payment of offering costs	(732,160)	—
Net cash provided by financing activities	251,569,555	—

Net Change in Cash	1,003,946	—
Cash – Beginning of period	—	—
Cash – End of period	$1,003,946	$—

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$85,000	$—
Deferred offering costs paid through promissory note – related party	$150,812	$25,000
Deferred offering costs applied to prepaid expense	$75,944	$—
Forfeiture of Founder Shares	$10	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 1 — Description of Organization and Business Operations

Columbus Circle Capital Corp I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 25, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from June 25, 2024 (inception) through June 30, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”, which is described below), and subsequent to the Initial Public Offering, identifying a target company and negotiating the terms of a Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Columbus Circle 1 Sponsor Corp LLC (the “Sponsor”).

The Registration Statement on Form S-1 (the “Registration Statement”) for the Company’s Initial Public Offering, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 25, 2025, as amended (File No. 333-286778), was declared effective on May 15, 2025. On May 19, 2025, the Company consummated the Initial Public Offering of 25,000,000 units at $10.00 per unit (the “Units”), including 3,000,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option (see Note 3), generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company (each whole warrant, a “Public Warrant”), with each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The balance of the over-allotment option of 300,000 Units has been forfeited by the underwriters and, as a result, an aggregate of 100,000 Class B ordinary shares have been forfeited by the Sponsor.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale of an aggregate of 705,000 units (the “Private Placement Units”), to the Sponsor and Company and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), and Clear Street LLC (“Clear Street”), as representatives of the several underwriters (the “Representatives”), at a price of $10.00 per unit, or $7,050,000 in the aggregate. Each Private Placement Unit consists of one Class A ordinary share and one-half of one warrant (each, a “Private Placement Warrant”). Of the 705,000 Private Placement Units, the Sponsor purchased 265,000 Private Placement Units and the Representatives purchased 440,000 Private Placement Units. The Private Placement Units (and underlying securities) are identical to the Units sold in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale.

Transaction costs amounted to $5,456,417, consisting of $4,400,000 of cash underwriting fee and $1,056,417 of other offering costs. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Initial Public Offering on May 19, 2025, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the proceeds of the sale of the Private Placement Units, were deposited in a Trust Account (the “Trust Account”) and have been invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to any amounts that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s Class A ordinary shares issued in the Initial Public Offering (the “Public Shares”) if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law and the Company’s amended and restated memorandum and articles of association, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with any vote to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued Public Shares, subject to the limitations of applicable law and the amended and restated memorandum and articles of association. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The ordinary shares subject to redemption are recorded at a redemption value and classified as temporary equity subsequent to the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to consummate the initial Business Combination. However, if the Company is unable to consummate its initial Business Combination within the Completion Window, the Company will cease all operations except for the purpose of winding up and as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Business Combination Agreement

On June 23, 2025 (the “Signing Date”), the Company, and ProCap BTC, LLC, a Delaware limited liability company (“ProCap BTC”), announced that the Company, ProCap BTC and ProCap Financial, Inc., a Delaware corporation (“Pubco”), entered into a definitive business combination agreement (as amended pursuant to the First Amendment to the Business Combination Agreement, dated July 28, 2025, the “Business Combination Agreement”), with Crius SPAC Merger Sub, Inc., a Delaware corporation (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), and Inflection Points Inc, d/b/a Professional Capital Management, a Delaware corporation (“Seller”, and collectively with the Company, ProCap BTC, Pubco and the other parties to the Business Combination Agreement, the “Parties”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Proposed Transactions, the Company will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”), and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of the Company immediately prior to the effective time of the SPAC Merger shall automatically be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, with non-redeeming Company shareholders receiving their pro rata share of an aggregate of 15% of the Adjustment Shares (as defined below), and (y) Company Merger Sub will merge with and into ProCap BTC, with ProCap BTC continuing as the surviving entity (the “Company Merger”, and together with SPAC Merger, the “Mergers”), and with the members of ProCap BTC (the “ProCap Holders”) receiving, in exchange for their membership interests in ProCap BTC, shares of common stock, par value $0.0001 per share, of Pubco (“Pubco Stock”), including certain adjustment shares of Pubco Stock as described below. As a result of the Business Combination, the Company and ProCap BTC will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the proposed Business Combination, (a) certain “qualified investors” (defined to include “qualified institutional buyers”, as defined in Rule 144A of the Securities Act, and institutional “accredited investors”, as defined in Rule 506 of Regulation D) (the “Preferred Equity Investors”) subscribed to purchase non-voting preferred units of ProCap BTC (“Preferred Units”) in a private placement of an aggregate amount of approximately $516.5 million of such Preferred Units (the “Preferred Equity Investment”), in consideration for which, at the Closing, the Preferred Equity Investors will receive shares of Pubco Common Stock at a ratio of 1.25 times the number of Preferred Units held by such investors as of immediately prior to the Company Merger Effective Time, as well as Adjustment Shares, if issued, as further described below, and (b) certain qualified investors (the “Convertible Note Investors”) entered into subscription agreements pursuant to which the Convertible Note Investors agreed to purchase convertible notes (“Convertible Notes”) issuable upon the Closing by Pubco, an aggregate principal amount of approximately $235 million (the “Convertible Note Financing” and, together with the Preferred Equity Investment and the Business Combination, the “Proposed Transactions”). Subscriptions to purchase Convertible Notes, which will have a 130% conversation rate, zero interest rate, and maturity of up to 36 months, will be funded prior to the issuance of the Convertible Notes in connection with the Closing (the “Issuance Date”). The Convertible Notes will be two (2) times collateralized by cash, cash equivalents or a portion of the bitcoin assets purchased with the proceeds from the transactions related to the Business Combination, as further described below; U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by Pubco for purposes of acquiring additional bitcoin (“Purchased Bitcoin”) for working capital purposes. Prior to the Closing, the Parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QUIBS; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

As consideration for the Company Merger, Seller, the holder of all of the common units of ProCap BTC (the “Common Units”), will receive 10,000,000 shares of Pubco Stock (such shares, the “Common Merger Consideration Shares”).

As consideration for the Company Merger, holders of the preferred units (the “Preferred Units”) of ProCap BTC (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder shall receive its pro rata share of the Preferred Merger Consideration Shares, based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing Date (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

ProCap BTC agreed to purchase bitcoin using the gross proceeds of the Preferred Equity Investment within fifteen (15) days following the Signing Date (the “Purchased Bitcoin”), with such Purchased Bitcoin to be placed into a custody account in accordance with a custody agreement by and between ProCap BTC and Anchorage Digital Bank, N.A., as custodian.

For more information regarding the Business Combination Agreement and the Proposed Transactions, refer to the Company’s filings with the SEC, including the Current Reports on Form 8-K filed by the Company with the SEC on June 24, 2025, June 27, 2025, July 24, 2025, and July 28, 2025, as well as the registration statement on Form S-4 to be filed by Pubco and the other filings that the Company and Pubco may make from time to time with the SEC.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

Liquidity and Going Concern

The Company’s liquidity needs up to May 19, 2025 had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $300,000 (see Note 5). At June 30, 2025, the Company had cash of $1,003,946 and working capital of $564,154.

Until the consummation of the Business Combination, the Company will be using the funds not held in the Trust Account for consummating the Business Combination.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these condensed financial statements are issued.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” management has determined the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these condensed financial statements are available to be issued. Management plans to address this uncertainty through a business combination. The Company intends to complete the initial business combination before the end of the Completion Window. However, there can be no assurance that the Company will be able to consummate any business combination by the end of the Completion Window. These condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on May 19, 2025, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on May 23, 2025. The interim results for the three and six months ended June 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025, or for any future periods.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $1,003,946 and $0 and did not have any cash equivalents as of June 30, 2025 and December 31, 2024, respectively.

Marketable Securities Held in Trust Account

The Company’s portfolio of investments is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities, which are presented at fair value. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At June 30, 2025, the assets held in the Trust Account of $251,199,623 were held in money market funds. At December 31, 2024, there was no amount held in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the accompanying unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares subject to redemption were charged to temporary equity, and offering costs allocated to the Public Warrants and Private Placement Units were charged to shareholders’ equity as the Public Warrants and Private Placement Warrants, after management’s evaluation, are accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Class A Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets. As of June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Proceeds allocated to Public Warrants	(3,125,000)
Class A ordinary shares issuance cost	(5,359,600)
Plus:
Accretion of carrying value to redemption value	9,684,223
Class A ordinary shares subject to possible redemption, June 30, 2025	$251,199,623

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued by multiplying the marketable value per Founder Share (defined in Note 5) by the probability of successful closing of an initial business combination. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the condensed statements of operations.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Warrant Instruments

The Company accounts for the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. There are 12,500,000 Public Warrants and 352,500 Private Placement Warrants outstanding as of June 30, 2025. There were no Public Warrants or Private Warrants outstanding as of December 31, 2024.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from loss per ordinary share as the redemption value approximates fair value.

The calculation of diluted loss per ordinary share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the ordinary shares for the three and six months ended June 30, 2025 and for the period from January 9, 2024 (inception) through June 30, 2024, was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 12,852,500 Class A ordinary shares in the aggregate. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share:

	For the Three Months Ended June 30, 2025		For the Six Months Ended June 30, 2025
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(51,304)	$(36,106)	$(49,189)	$(65,193)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	11,538,462	8,120,256	5,833,333	7,731,166
Basic and diluted net loss per ordinary share	$(0.00)	$(0.00)	$(0.01)	$(0.01)

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

	For the Period from June 25, 2024 (Inception) Through June 30, 2024
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$—	$—

Denominator:
Basic and diluted weighted average ordinary shares outstanding	—	8,433,333
Basic and diluted net income per ordinary share	$—	$0.00

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering that closed on May 19, 2025, the Company sold 25,000,000 Units (including 3,000,000 Units issued pursuant to the partial exercise by the underwriters of their over-allotment option) at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Representatives purchased an aggregate of 705,000 Private Placement Units at a price of $10.00 per Private Placement Unit. Of the 705,000 Private Placement Units, the Sponsor purchased 265,000 Private Placement Units and the Representatives purchased 440,000 Private Placement Units. Each Unit consists of one public share and one-half of one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per shares, subject to adjustments. Each warrant will become exercisable 30 days after the completion of the Initial Business Combination and will not expire except upon liquidation. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 4 — Private Placement (cont.)

The Private Placement Warrants contained in the Private Placement Units are identical to the warrants sold in the Initial Public Offering except, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by CCM, Clear Street and their designees, will not be exercisable more than five years from the commencement of sales in the Initial Public Offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8). The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On June 25, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which the Company issued 5,750,000 Class B ordinary shares (“Founder Shares”) to the Sponsor. In December 2024, the Company effected a share dividend of 0.33 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding an aggregate of 7,666,667 Founder Shares. In May 2025, the Company issued an additional 766,666 Founder Shares to the Sponsor in a share capitalization, resulting in the Sponsor holding an aggregate of 8,433,333 Founder Shares. As a result, the Sponsor paid approximately $0.003 per Founder Share. Up to 1,100,000 of the Founder Shares were subject to surrender by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. On May 19, 2025, an aggregate of 100,000 Class B ordinary shares were forfeited by the Sponsor, due to the partial exercise of the over-allotment option and the remaining balance of the over-allotment option being forfeited by the underwriters.

On May 15, 2025, the Sponsor sold membership interests equivalent to an aggregate of 200,000 Class B ordinary shares to four independent director nominees for approximately $0.003 per share. The sale of the Founders Shares to the Company’s independent directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 200,000 shares granted to the Company’s directors was $396,000 or $1.98 per share, of which the directors paid $600 or $0.003 per share. As a result, the excess fair value of par value of $395,400 has been recorded as compensation expense on May 1, 2025, the date the shares were granted, as there are no service restrictions. The valuation was derived by multiplying the marketable value per Founder Share by the probability of a successful closing of an initial business combination. As of May 1, 2025, the marketable value per Founder Share was $9.89 and the probability of closing an initial business combination was 20%.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 5 — Related Party Transactions (cont.)

The Founder Shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units sold in the Initial Public Offering, and holders of Founder Shares have the same shareholder rights as public shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below; (ii) the Founder Shares are entitled to registration rights; (iii) the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of the Public Shares if the Company has not consummated an initial business combination within the completion window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares or private placement shares if the Company fails to complete the initial Business Combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any Founder Shares and private placement shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of the initial Business Combination; (iv) the Founder Shares are automatically convertible into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Company’s amended and restated memorandum and articles of association; and (v) prior to the closing of the initial Business Combination, only holders of the Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company’s approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Related Party Private Placement

Simultaneously with the closing of the Initial Public Offering, CCM, which is a related party to the Company, purchased an aggregate of 392,000 Private Placement Units at a price of $10.00 per Private Placement Unit.

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The loan was non-interest bearing, unsecured and due at the earlier of June 30, 2025, or the closing of the Initial Public Offering. As of June 30, 2025 and December 31, 2024, the Company owed $0 and $42,444 to the Sponsor. Borrowings under the note are no longer available.

Administrative Services Agreement

On May 15, 2025, the Company entered into an agreement with an affiliate of the Sponsor to pay an aggregate of $10,000 per month for office space, utilities, and secretarial and administrative support. These monthly fees will cease upon the completion of the initial Business Combination or the liquidation of the Company. For the three and six months ended June 30, 2025, the Company incurred and paid $20,000 in fees for these services. For the period from June 25, 2024 (inception) through June 30, 2024, the Company did not incur any fee for these services.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 5 — Related Party Transactions (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. As of June 30, 2025, and December 31, 2024, no such Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict, as well as recent developments to U.S. tariff policies. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, or the ongoing trade and tariff policy changes by the U.S. or other countries, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Registration Rights Agreement

The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the registration statement for the Initial Public Offering. These holders are entitled to make up to three demands and have piggyback registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. CCM and Clear Street may only make a demand on one occasion and only

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 6 — Commitments and Contingencies (cont.)

during the five-year period beginning on the effective date of the Initial Public Offering. In addition, CCM and Clear Street may participate in a piggyback registration only during the seven-year period beginning on the effective date of the Initial Public Offering.

Underwriting Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,300,000 units to cover over-allotments, if any. On May 19, 2025, the underwriters partially exercised their over-allotment option, purchasing 3,000,000 Units and forfeiting the remaining unexercised balance of 300,000 Units.

The underwriters were entitled to a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $4,400,000, which was paid upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

Additionally, the Company engaged CCM and Clear Street as advisors in connection with the Business Combination to assist in holding meetings with shareholders to discuss potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay CCM and Clear Street a cash fee for such services in the aggregate amount of up to $10,600,000 upon the consummation of the initial Business Combination. The amount of the fee payable to the underwriters will be based on the amount of funds remaining in the Trust Account after redemptions of the Public Shares As a result, CCM and Clear Street will not be entitled to such fee unless the Company consummates its initial Business Combination.

Note 7 — Shareholders’ Equity

Preference Shares — The authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of June 30, 2025, and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of June 30, 2025, and December 31, 2024, there were 705,000 and no shares of Class A ordinary shares issued and outstanding, excluding 25,000,000 and no Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of June 30, 2025, and December 31, 2024, there were 8,333,333 and 8,433,333 Class B ordinary shares issued and outstanding.

The Founder Shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all ordinary shares issued and outstanding upon the completion of the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares in the Private Placement Units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in relation to or in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 7 — Shareholders’ Equity (cont.)

issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor or any of its affiliates or to officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act (as revised) of the Cayman Islands, as may be amended from time to time, or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting (a “Special Resolution”), and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial business combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can appoint all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any Special Resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a Special Resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Warrants — As of June 30, 2025, there were 12,500,000 Public Warrants and 352,500 Private Placement Warrants outstanding. At December 31, 2024, there were no Public Warrants and Private Placement Warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 7 — Shareholders’ Equity (cont.)

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Initial Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial business combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial business combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 7 — Shareholders’ Equity (cont.)

to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Public Warrants is $3,125,000 or $0.25 per public warrant. The fair value of the Public Warrants was determined using the binomial lattice model. The Public Warrants have been classified within shareholders’ equity and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the public warrants:

May 19, 2025
Volatility	10.0%
Risk free rate	4.1%
Dividend yield	0.0%
Asset price	$9.99
Exercise price	$11.50
Term	5.5
Probability of business combination	20.0%

COLUMBUS CIRCLE CAPITAL CORP I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the condensed statements of operations as net loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net loss and total assets, which include the following:

	June 30, 2025	December 31, 2024
Cash and marketable securities held in Trust Account	$251,199,623	$—
Cash	$1,003,946	$—
	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025	For the Period from June 25, 2024 (Inception) Through June 30, 2024
General and administrative expenses	$891,633	$918,605	$—
Interest earned on marketable securities held in Trust Account	$1,199,623	$1,199,623	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the condensed statements of operations and described within their respective disclosures.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the accompanying unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of

Columbus Circle Capital Corp I:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Columbus Circle Capital Corp I (the “Company”) as of December 31, 2024, and the related statements of operations, changes in shareholder’s equity, and cash flows for the period from June 25, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from June 25, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York

May 8, 2025

Columbus Circle Capital Corp I
BALANCE SHEET

December 31, 2024

Assets:
Current assets
Prepaid expenses	$15,343
Total current assets	15,343
Deferred offering costs	28,557
Total Assets	$43,900

Liabilities and Shareholder’s Equity:
Current Liabilities
Promissory note – related party	$42,444
Total Current Liabilities	42,444

Commitments and Contingencies (Note 6)

Shareholder’s Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,666,667 shares issued and outstanding(1)	767
Additional paid-in capital	24,233
Accumulated deficit	(23,544)
Total Shareholder’s Equity	1,456
Total Liabilities and Shareholder’s Equity	$43,900

____________

(1)      Includes up to 1,000,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 7).

The accompanying notes are an integral part of the financial statements.

Columbus Circle Capital Corp I
STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JUNE 25, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Formation and operational costs	$23,544
Net loss	$(23,544)

Basic and diluted weighted average Class B ordinary shares outstanding(1)	6,666,667
Basic and diluted net loss per Class B ordinary share	$(0.00)

____________

(1)      Excludes up to 1,000,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 7).

The accompanying notes are an integral part of the financial statements.

Columbus Circle Capital Corp I
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM JUNE 25, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount
Balance as of June 25, 2024 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor(1)	7,666,667	767	24,233	—	25,000
Net loss	—	—	—	(23,544)	(23,544)
Balance as of December 31, 2024	7,666,667	$767	$24,233	$(23,544)	$1,456

____________

(1)      Includes up to 1,000,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (Note 7).

The accompanying notes are an integral part of the financial statements.

Columbus Circle Capital Corp I
STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JUNE 25, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Cash flows from operating activities:
Net loss	$(23,544)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid from prepaid expense	10,784
Operating costs paid through promissory note – related party	12,760
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of the period	—
Cash, end of the period	$—

Noncash investing and financing activities:
Deferred offering costs paid through promissory note – related party	$25,000
Deferred offering costs applied from prepaid expense	$3,557
Prepaid expense paid through Sponsor payment in consideration for issuance of Founder Shares	$25,000
Prepaid expenses paid through promissory note – related party	$4,684

The accompanying notes are an integral part of the financial statements.

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 1 — Organization and Business Operations

Columbus Circle Capital Corp I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 25, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from June 25, 2024 (inception) through December 31, 2024 relates to the Company’s formation and the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Columbus Circle 1 Sponsor Corp LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 20,000,000 units at $10.00 per unit (the “Units”) (or 23,000,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 665,000 units (including if the underwriters’ over-allotment option is exercised in full) (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement that will close simultaneously with the Proposed Offering (see Note 4). Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Of those 650,000 Private Placement Units (including if the underwriters’ over-allotment option is exercised in full), the Sponsor has agreed to purchase 265,000 Private Placement Units (including if the underwriters’ over-allotment option is exercised in full) and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), and Clear Street LLC (“Clear Street”) the representatives of the underwriters, have agreed to purchase 400,000 private placement units (including if the underwriters’ over-allotment option is exercised).

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Upon the closing of the Proposed Public Offering, management has agreed that an aggregate of $10.00 per Unit sold in the Proposed Public Offering will be held in a Trust Account (the “Trust Account”) and may only be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Proposed Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Proposed Public Offering or by such

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 1 — Organization and Business Operations (cont.)

earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Proposed Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 1 — Organization and Business Operations (cont.)

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (the “US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor, and the Sponsor has the financial ability to provide such funds, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or in excess of one year from the date of issuance of these financial statements, which includes $300,000 in the form of a promissory note from the Sponsor payable on the earlier of June 30, 2025, or the date on which the Company consummates the Proposed Offering.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 2 — Significant Accounting Policies (cont.)

or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Proposed Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Proposed Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Proposed Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A Ordinary shares subject to redemption will be charged to temporary equity, and offering costs allocated to the Public Warrants and Private Placement Units will be charged to shareholder’s equity as the Public Warrants and Private Placement Warrants, after management’s evaluation, will be accounted for under equity treatment. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,000,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). At December 31, 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 2 — Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and will be accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the Proposed Public Offering.

Warrant Instruments

The Company will account for the Public and Private Placement Warrants to be issued in connection with the Proposed Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and will classify the warrant instrument under equity treatment at its assigned value. There are no Public or Private Placement Warrants currently outstanding as of December 31, 2024.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting” (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 2 — Significant Accounting Policies (cont.)

entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on June 25, 2024, date of incorporation.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Proposed Public Offering

In the Proposed Public Offering, the Company will offer for sale up to 20,000,000 Units (or 23,000,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit that the Company is offering consists of one Class A ordinary share, and one-half of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — No warrants are currently outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Proposed Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial business combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects,

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 3 — Proposed Public Offering (cont.)

the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial business combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Note 4 — Private Placement

The Sponsor and CCM have committed to purchase an aggregate of 665,000 Private Placement Units (including if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Private Placement Unit in a private placement that will close simultaneously with the Proposed Offering. Each Unit consists of one Public Share and one-half of one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per shares, subject to adjustments. Each warrant will become exercisable 30 days after the completion of the Initial Business Combination and will not expire except upon liquidation. If the Initial Business Combination is not completed within 24 months from the closing of the Proposed Offering, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 4 — Private Placement (cont.)

The Private Placement Warrants contained in the Private Placement Units will be identical to the warrants sold in the Proposed Public Offering except, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by CCM, Clear Street and andtheir designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8). The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Proposed Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On June 25, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which the Company issued 5,750,000 Class B ordinary shares, known as founder shares, to the Sponsor. In December 2024, the Company effected a share dividend of 0.33 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding an aggregate of 7,666,667 founder shares. As a result, the Sponsor paid approximately $0.003 per founder share. Up to 1,000,000 of the founder shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units being sold in this offering, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below; (ii) the founder shares are entitled to registration rights; (iii) the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of the initial Business Combination, (B) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of the public shares if the Company has not consummated an initial business combination within the completion window or (B) with respect to any other material provisions relating to the rights of holders of Class A ordinary shares or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares or private placement shares if the Company fails to complete the initial Business Combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 5 — Related Party Transactions (cont.)

Combination within such time period and to liquidating distributions from assets outside the Trust Account and (D) vote any founder shares and private placement shares held by them and any public shares purchased during or after this offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination transaction) in favor of the initial Business Combination; (iv) the founder shares are automatically convertible into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Company’s amended and restated memorandum and articles of association; and (v) prior to the closing of the initial Business Combination, only holders of the Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company’s approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Promissory Note — Related Party

The Sponsor has agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of June 30, 2025 or the closing of the Proposed Public Offering. The loan will be repaid out of the $1,155,000 of offering proceeds that has been allocated to the payment of offering expenses. As of December 31, 2024, the Company had borrowed $42,444 under the promissory note.

Administrative Services Agreement

Commencing on the effective date of the Proposed Public Offering, the Company will enter into an agreement with an affiliate of the Sponsor to pay an aggregate of $10,000 per month for office space, utilities, and secretarial and administrative support. These monthly fees will cease upon the completion of the initial Business Combination or the liquidation of the Company.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. As of December 31, 2024, no such Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 6 — Commitments and Contingencies (cont.)

the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Registration Rights

The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the founder shares and any Class A ordinary shares held by the initial shareholders at the completion of the Proposed Offering or acquired prior to or in connection with the initial Business Combination, will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the registration statement for the Proposed Offering. These holders will be entitled to make up to three demands and have piggyback registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. CCM and Clear Street may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Proposed Public Offering. In addition, CCM and Clear Street may participate in a piggyback registration only during the seven-year period beginning on the effective date of the Proposed Public Offering.

Underwriters’ Agreement

The underwriters have a 45-day option from the date of the Proposed Public Offering to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The underwriters will be entitled to a cash underwriting discount of 2.00% of the gross proceeds of the Proposed Public Offering, or $4,000,000 (including if the underwriters’ over-allotment is exercised in full), payable upon the closing of the Proposed Public Offering.

Business Combination Marketing Agreement

Additionally, the Company will engage CCM and Clear Street as advisors in connection with the Business Combination to assist in holding meetings with shareholders to discuss potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities and assist the Company with press releases and public filings in connection with the Business Combination. The Company will pay CCM and Clear Street a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 4.0% of the gross proceeds of the Proposed Public Offering (or $8,000,000 in the aggregate), and 6.0% on the gross proceeds of the overallotment (or $9,800,000 in the aggregate). As a result, CCM and Clear Street will not be entitled to such fee unless the Company consummates its initial Business Combination.

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 7 — Shareholder’s Equity

Preferred Shares — The Company is authorized to issue a total of 5,000,000 preferred shares at par value of $0.0001 each. As of December 31, 2024, there were no shares of preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2024, there were no shares of Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. On June 25, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. In December 2024, the Company effected a share dividend of 0.33 shares for each Class B ordinary share outstanding, resulting in the Sponsor holding an aggregate of 7,666,667 founder shares. As a result, the Sponsor paid approximately $0.003 per founder share. The founder shares include an aggregate of up to 1,000,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full.

The founder shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Proposed Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all ordinary shares outstanding upon the completion of the completion of the Proposed Public Offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares in the Private Placement Units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in relation to or in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor or any of its affiliates or to officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial Business Combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial business combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these

Columbus Circle Capital Corp I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

Note 7 — Shareholder’s Equity (cont.)

matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

For the Period from June 24, 2025 (Inception) Through December 31, 2024
Formation and operational costs	$23,544

Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Proposed Public Offering and eventually a Business Combination within the business combination period. The CODM also reviews formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation and operational costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the audited balance sheet date of December 31, 2024 through May 8, 2025, the date that the financial statements were issued. Based upon this review, other than as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Subsequent to the balance sheet date, the Company borrowed approximately $123,000 against the promissory note for working capital purposes.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
ProCap BTC, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of ProCap BTC, LLC (“the Company”) as of June 30, 2025, and the related statements of operations, stockholders’ equity, and cash flows for the period from June 10, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from June 10, 2025 (inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time. If not completed, the Company’s business, results of operations and financial condition would be materially and adversely affected, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2025.

Houston, Texas
July 24, 2025

PROCAP BTC, LLC.
BALANCE SHEET
AS OF JUNE 30, 2025

ASSETS
Escrow account	1,000,000
Prepaid expenses	10,000
Total current assets	1,010,000

Digital assets	530,796,383
TOTAL ASSETS	$531,806,383

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$6,300
Due to investors	1,000,000
Promissory note, related party	11,558
Total current liabilities	1,017,858

Derivative liability	45,968,500
TOTAL LIABILITIES	46,986,358

COMMITMENTS AND CONTINGENCIES (NOTE 7)
MEMBERS’ EQUITY
Preferred units, 51,650,000 units issued and outstanding as of June 30, 2025	460,201,500
Common unit,10,000,000 units issued and outstanding as of June 30, 2025	—
Retained earnings	24,618,525
Total members’ equity	484,820,025
TOTAL LIABILITIES AND MEMEBERS’ EQUITY	$531,806,383

The accompanying notes are an integral part of these financial statements.

PROCAP BTC, LLC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Operating expenses
Gain on fair value of digital assets	$(14,296,383)
General and administrative	7,858
Income from operations	14,288,525

Other income:
Change in fair value of derivative liability	10,330,000
Other income	10,330,000

Net income	$24,618,525

Weighted average number of shares of common units outstanding, basic	3,809,524
Basic net income per unit of common unit	$6.46

Weighted average number of shares of common units outstanding, diluted	28,404,762
Diluted net income per unit of common unit	$0.50

The accompanying notes are an integral part of these financial statements.

PROCAP BTC, LLC.
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

	Preferred Units		Common Units		Retained Earnings	Total Members’ equity
	Units	Amount	Units	Amount
Balance, June 10, 2025 (inception)	—	$—	—	$—	$—	$—
Issuance of common units pursuant to the Investment Consulting and Marketing Services Agreement		—	10,000,000	—	—	—
Sale of preferred units	50,800,000	451,701,500	—	—	—	451,701,500
Sale of preferred units, related party	850,000	8,500,000	—	—	—	8,500,000
Net income	—	—	—	—	24,618,525	24,618,525
Balance, June 30, 2025	51,650,000	$460,201,500	10,000,000	$—	$24,618,525	$484,820,025

The accompanying notes are an integral part of these financial statements.

PROCAP BTC, LLC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,618,525
Adjustments to reconcile net income to net cash used in operations:
Change in fair value of digital assets	(14,296,383)
Change in fair value of derivative liability	(10,330,000)
Changes in operating assets and liabilities:
Escrow account	(1,000,000)
Prepaid expenses	(10,000)
Accounts payable and accrued expenses	6,300
Due to investors	1,000,000
Due to related party	11,558
CASH USED IN OPERATING ACTIVITIES	—

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of digital assets	(475,999,980)
CASH USED IN INVESTING ACTIVITIES	(475,999,980)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of preferred units	475,999,980
CASH PROVIDED BY FINANCING ACTIVITIES	475,999,980

NET CHANGE IN CASH	—
Cash, beginning of period	—
Cash, end of period	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Supplemental disclosure of non-cash activities:
Contribution of digital assets for preferred units	$32,000,000
Contribution of digital assets for preferred units, related party	$8,500,020
Initial recognition of derivative liability	$56,298,500
Conversion of due to related party to a promissory note, related party	$11,558

The accompanying notes are an integral part of these financial statements.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 1. Organization

Description of Business

Procap BTC, LLC. (the “Company”) was incorporated in Delaware on June 10, 2025. The Company will be focused exclusively on Bitcoin-related business lines.

Note 2. Liquidity and Capital Resources

For the period from June 10, 2025 (inception) through June 30, 2025, the Company has not generated revenue and reported a net income of $24,618,525. As of June 30, 2025, the Company had an aggregate cash of $-0- and a net working capital deficit of $7,858.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common units. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars which is also the Company’s functional currency and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at June 30, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of June 30, 2025.

Escrow

Escrow balance consisted of $1 million at June 30, 2025 of cash held in an escrow account which was related to initial investor fundings to purchase digital assets. This escrow account is to be utilized for various approved strategic initiatives.

Fair value measurement

The Company’s financial assets and liabilities are accounted for in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 —	Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or a liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Digital assets

As a result of the adoption of ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), digital assets are measured at fair value as of each reporting period. Purchases of Bitcoin for cash are initially recorded at the acquisition price plus transaction costs. Bitcoin received in exchange for other assets or as equity contributions are initially recorded at fair value on the date received. The fair value of digital assets is measured using the period-end closing price from Coinbase, in accordance with ASC 820. Since the digital assets are traded on a 24-hour period, the Company utilizes the price as of midnight UTC time. Changes in fair value are recognized in Gain (loss) on fair value of digital assets, in Operating income (loss) on the Statement of Operations. When the Company sells digital assets, gains or losses from such transactions are measured as the difference between the cash proceeds and the carrying basis of the digital assets as determined on a First In-First Out basis and are also recorded within the same line item Gains (loss) on fair value of digital assets.

Currently, the Company’s strategic treasury policy is to retain all Bitcoin it acquires in its operations to increase its Bitcoin holdings. As a result of its intent to hold on to its Bitcoin for over one year, the Company classifies its digital assets held as a non-current asset on its Balance Sheet.

Derivative Liability

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives per ASC 815, Derivatives and Hedging (“ASC 815”). The preferred units contain certain features that meet the definition of an embedded derivative requiring bifurcation as a separate compound financial instrument (the “Derivative Liability”). The Derivative Liability was recorded at fair value upon entering into the LLC Agreement and is to be subsequently remeasured to fair value at each reporting period with the corresponding change in fair value recognized in Change in fair value of derivative liability in the statements of operations. The conversion feature was initially valued and is remeasured using Black-Scholes pricing model. The Black-Scholes model requires the use of Level 3 unobservable inputs, primarily the current value of the underlying share, the exercise price of the option, and the estimated volatility of the value of the share over the life of the option. Refer to Note 5, “Fair Value Measurements” for details regarding the fair value.

Net Income Per Unit

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per common unit is computed by dividing net income by the weighted average number of common units outstanding for the period. Diluted net income per unit is computed by giving effect to all potential units of common, including preferred unit, to the extent dilutive.

The computation of basic and dilutive net income per common unit for the period from June 10, 2025 (inception) through June 30, 2025 are as follows:

For the period from June 10, 2025 (inception) through June 30, 2025
Numerator:
Net income	$24,618,525

Denominator:
Weighted-average common unit outstanding – basic	3,809,524
Earnings per common unit – basic
Net income	$6.46

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 3. Summary of Significant Accounting Policies (cont.)

For the period from June 10, 2025 (inception) through June 30, 2025
Numerator:
Net income	$24,618,525
Less:
Change in fair value of conversion feature	10,330,000
Net income, as diluted	14,288,525

Denominator:
Weighted-average common unit outstanding – diluted	28,404,762
Earnings per common unit – diluted
Net income	$0.50

The following table represents the reconciliation of basic to diluted weighted average units used in computing net income per common unit:

For the period from June 10, 2025 (inception) to June 30, 2025
Weighted average units used in computing net income per common unit, basic	3,809,524
Add:
Preferred units	24,595,238
Weighted average units used in computing net income per share of common unit, diluted	28,404,762

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Recent accounting pronouncements

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4. Digital Assets

The following table presents the Company’s significant digital assets holdings as of June 30, 2025:

	Quantity	Cost Basis	Fair Value
BTC	4,951	$516,500,000	$530,796,383
Total digital assets held as of June 30, 2025		$516,500,000	$530,796,383

The cost basis of the BTC represents the valuation at the time the Company purchases the BTC.

The following table presents a roll-forward of BTC for the period from June 10, 2025 (inception) through June 30, 2025, based on the fair value model under ASU 2023-08:

Fair value
BTC as of June 10, 2025 (inception)	$—
Purchase of BTC	475,999,980
Contribution of BTC	40,500,020
Change in fair value of BTC	14,296,383
BTC fair value as of June 30, 2025	$530,796,383

Note 5. Fair Value Measurements

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of June 30, 2025:

(in USD thousands)	Fair value measured at June 30, 2025
	Total carrying value at June 30, 2025	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Digital assets	$530,796,383	$530,796,383	$—	$—
Liabilities:
Derivative Liability	$45,968,500	$—	$—	$45,968,500

In determining the fair value of its digital assets, the Company uses quoted prices as determined by utilizing Coinbase closing prices. As such, the Company’s digital assets were determined to be Level 1 assets.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 5. Fair Value Measurements (cont.)

In determining the fair value of Derivative Liability, the company utilized the Black-Scholes pricing model which is considered to be Level 3 liability. The key inputs are presented in the table below:

	As of June 23, 2025	As of June 30, 2025
	(Initial)
Strike price – Preferred unit	$11.94	$9.56
Stock price	$10.79	$10.69
Volatility	47.6%	46.8%
Remaining term (in years)	0.5	0.5
Risk-free rate	4.29%	4.25%

The following table presents a roll-forward of the derivative liability for the period from June 10, 2025 (inception) through June 30, 2025:

Fair value
As of June 10, 2025 (inception)	$—
Initial value as of June 23, 2025	56,298,500
Change in fair value	(10,330,000)
Fair value as of June 30, 2025	$45,968,500

See Note 3 above for a description of the Company’s accounting policies.

The carrying amounts of the Company’s financial assets and liabilities, such as prepaid expenses, accounts payable and accrued expenses and due to related party, approximate fair value due to the short-term nature of these instruments.

Note 6. Members’ Equity

Preferred units — The Company is authorized to issue preferred units. As of June 30, 2025, there were 51,650,000 preferred units issued and outstanding (see Note 7). Preferred unit holders have limited voting rights, as outlined within the LLC Agreement.

Common units — The Company is authorized to issue common units. As of June 30, 2025, there were 10,000,000 common units issued and outstanding (see Note 7). Each common unit entitles the holder to one vote.

Note 7. Commitments and Contingencies

Business Combination Agreement

On June 23, 2025 (the “Effective Date”), Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), ProCap Financial, Inc., a Delaware corporation (“Pubco” or “ProCap Financial”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), the Company and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (the “Inflection Points”), entered into a business combination agreement (the “Business Combination Agreement” and, together with the Convertible Note Financing (as defined below), the Preferred Equity Investment (as defined below) and other transactions contemplated by the Business Combination Agreement, the “Proposed Transactions”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Proposed Transactions, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”), and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 7. Commitments and Contingencies (cont.)

of CCCM immediately prior to the effective time of the SPAC Merger shall automatically be cancelled in exchange for the right to receive substantially equivalent securities of ProCap Financial, and (y) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger, the “Mergers”), and with the members of the Company (the “ProCap Holders”) receiving, in exchange for their membership interests in the Company, shares of common stock, par value $0.001 per share, of ProCap Financial (“Pubco Stock”), including certain adjustment shares of Pubco Stock as described below. As a result of the Business Combination, CCCM and the Company will become wholly-owned subsidiaries of ProCap Financial, and ProCap Financial will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Inflection Points, the holder of all of the common units of the Company (the “Common Units”), will receive a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (as defined below) (such shares, the “Common Merger Consideration Shares”).

As consideration for the Company Merger, holders of the preferred units (the “Preferred Units”) of the Company (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder shall receive its pro rata share of the Preferred Merger Consideration Shares, based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing Date (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

the Company agreed to purchase bitcoin using the gross proceeds of the Preferred Equity Investment within fifteen (15) days following the Effective Date (the “Purchased Bitcoin”), and such Purchased Bitcoin shall be placed into a custody account in accordance with a custody agreement by and between the Company and Anchorage Digital Bank, N.A., as custodian.

Non-Competition Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, ProCap Financial, CCCM, the Company and Mr. Anthony Pompliano entered into a Non-Competition and Non-Solicitation Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the Closing Date and (ii) the date that is six (6) months after such date as Mr. Pompliano ceases to be a Control Person of the Company or ProCap Financial, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person.

Voting Agreement

In connection with the execution and delivery of the Business Combination Agreement, CCCM, the Company and Inflection Points have entered into a Voting and Support Agreement (the “Voting Agreement”) pursuant to which as promptly as reasonably practicable, and in any event within two (2) business days following the date on which the Registration Statement is declared effective under the Securities Act, Inflection Points shall duly execute and

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 7. Commitments and Contingencies (cont.)

deliver a written consent pursuant to which Inflection Points shall approve (i) the Business Combination Agreement, the Ancillary Documents to which the Company is a party and the Proposed Transactions, (ii) any amendments to the organizational documents of the Company, to the extent required or advisable in connection with the Proposed Transactions, and (iii) all other actions in support and required in furtherance of the Business Combination Agreement, the Ancillary Documents to which the Company is a party, and the Proposed Transactions.

Services Agreement

In connection with the execution and delivery of the Business Combination Agreement, Inflection Points, an entity under common control, and the Company entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”). Pursuant to the Services Agreement, Inflection Points agreed to provide certain services to ProCap Financial. The services shall be provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Effective Date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein. In consideration of the Work performed, upon execution of this Agreement, Service Provider shall receive an aggregate of 10,000,000 Common Units of ProCap BTC. Payment for all or part of the Work shall not constitute acceptance. Service Provider may not increase the mutually agreed fee or rate without ProCap BTC’s prior written approval. As of June 30, 2025, theses shares have been issued and are outstanding (see Note 6). These shares were recorded at faire value at date of issuance, which was reported at $0 on the statement of changes in members’ equity.

Preferred Equity Subscription Agreement

In connection with the execution of the Business Combination Agreement, certain “qualified investors” (defined to include “qualified institutional buyers” (“QIBS”), as defined in Rule 144A of the Securities Act, and institutional “accredited investors,” as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, ProCap Financial and the Company, pursuant to which the Preferred Equity Investors subscribed to purchase an aggregate of 51,650,000 non-voting preferred units of the Company (“Preferred Units”), at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment,”). Additionally, each Preferred Equity Subscriber executed a joinder agreement to that certain Limited Liability Company Operating Agreement of the Company, dated as of June 22, 2025, by and among the Company and the members identified therein (the “LLC Agreement”), pursuant to which each Preferred Equity Subscriber accepted the rights, duties and obligations set forth in the LLC Agreement and became a preferred member of the Company.

As described above, all of the proceeds from the Preferred Equity Investment were used by the Company to the Purchased Bitcoin, which Purchased Bitcoin is held in a custodial account until the Closing, upon which it will be contributed to ProCap Financial. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin, or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

Pursuant to the Preferred Equity Subscription Agreements, the Company agreed to use commercially reasonable efforts to cause ProCap Financial to register the Pubco Stock into which the Preferred Units will be converted pursuant to the Business Combination Agreement upon the Closing, on the Registration Statement. To the extent that any such shares of Pubco Stock are unable to be included in the Registration Statement, ProCap Financial agreed to certain customary resale registration rights, including that, within 45 calendar days after the Closing, ProCap Financial will file with the SEC (at ProCap Financial’s sole cost and expense) a registration statement registering the resale of such Pubco Common Stock (the “Resale Registration Statement”), and ProCap Financial shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days upon certain circumstances.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 7. Commitments and Contingencies (cont.)

Convertible Notes Subscription Agreement

In connection with the execution of the Business Combination Agreement, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with the Company, ProCap Financial and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by ProCap Financial (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing.

The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain bitcoin assets. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by ProCap Financial for purposes of acquiring additional bitcoin and for working capital purposes. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBS; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, ProCap Financial and CCCM shall have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). ProCap Financial and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that ProCap Financial and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Effective Date, on the same terms and conditions as those offered in the Convertible Notes Subscription Agreement.

Note 8. Related Party Transactions

As part of the Preferred Equity Subscription Agreements, Inflection Points purchased 850,000 preferred units for $8,500,000, as defined in Note 6.

On June 30, 2025, the Company entered into a promissory note (the “Promissory Note”) with Inflection Points, an entity under common control, for a principal sum of up to $1,000,000. The Promissory note shall bear no interest and is payable on the earlier of May 31, 2026 or the date of which the Company consummates the business combination, as described in Note 6. As of June 30, 2025, the outstanding balance of the Promissory Note is $11,558 as presented on the accompanying balance sheet.

Note 9. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating officer decision maker (“CODM”) has been identified as the Chief Executive Officer, who uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making. Accordingly, management has determined that there is only one reportable segment.

PROCAP BTC, LLC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 10, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 9. Segment Information (cont.)

Additionally, the CODM reviews the fair market value of Bitcoin to measure and monitor value and determine the most effective strategy of investment.

As of June 30, 2025
Digital Assets	$530,796,383

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (ie less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

For the period from June 10, 2025 (inception) to June 30, 2025
General and administrative	$7,858

Note 10. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued.

As of July 17, 2025, the Company borrowed an additional $14,772 in total from Inflection point for expenses incurred, for a total amount outstanding of $26,330.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
ProCap Financial, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of ProCap Financial, Inc. and its subsidiaries (collectively, “the Company”) as of June 30, 2025, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the period from June 17, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of their operations and their cash flows for the period from June 17, 2025 (inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time. If not completed, the Company’s business, results of operations and financial condition would be materially and adversely affected, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2025.

Houston, Texas

July 24, 2025

PROCAP FINANCIAL, INC.
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2025

ASSETS
Prepaid expenses	$90,000
Total current assets	90,000
TOTAL ASSETS	$90,000

LIABILITIES AND STOCKHOLDER’S DEFICIT
Due to related party	$100,423
Total current liabilities	100,423
TOTAL LIABILITIES	$100,423

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDER’S DEFICIT
Preferred stock, 0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding as of June 30, 2025	—
Common stock, 0.001 par value; 550,000,000 shares authorized; 1 share issued and outstanding as of June 30, 2025	—
Additional paid-in capital	—
Accumulated deficit	(10,423)
Total stockholder’s deficit	(10,423)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$90,000

The accompanying notes are an integral part of these consolidated financial statements.

PROCAP FINANCIAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Operating expenses
General and administrative	$10,423
Loss from operations	(10,423)
Net loss	$(10,423)

Weighted average number of shares of common stock outstanding, basic and diluted	1
Basic and diluted net loss per share of common stock	$(10,423)

The accompanying notes are an integral part of these consolidated financial statements.

PROCAP FINANCIAL, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount	Shares	Amount
Balance, June 17, 2025 (inception)	—	$—	—	$—	$—	$—	$—
Initial issuance of common stock	—	—	1	—	—	—	—
Net loss	—	—	—	—	—	(10,423)	(10,423)
Balance, June 30, 2025	—	$—	1	$—	$—	$(10,423)	$(10,423)

The accompanying notes are an integral part of these consolidated financial statements.

PROCAP FINANCIAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,423)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Prepaid expenses	(90,000)
Due to related party	100,423
CASH USED IN OPERATING ACTIVITIES	—

NET CHANGE IN CASH	—
Cash, beginning of period	—
Cash, end of period	$—

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$—

The accompanying notes are an integral part of these consolidated financial statements.

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 1. Organization

Description of Business

Procap Financial, Inc., together with its subsidiaries (collectively, the “Company”, “PubCo”) was incorporated in Delaware on June 17, 2025. The Company was formed to be the surviving company in connection with the Business Combination Agreement, as disclosed in Note 5. The Company has two wholly-owned subsidiaries, Crius Meger Sub, LLC and Crius SPAC Merger Sub Inc. The Company and its subsidiaries have no principal operations or revenue producing activities.

Note 2. Liquidity and Going Concern

For the period from June 17, 2025 (inception) through June 30, 2025, the Company has not generated revenue and reported a net loss of $10,423. As of June 30, 2025, the Company had an aggregate cash of $Nil and a net working capital deficit of $10,423.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the Company’s timing of the consummation of the Business Combination. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the period presented in accordance with GAAP. References to GAAP issued by FASB in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). The consolidated financial statements have been prepared assuming the Company will continue as a going concern.

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 3. Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the period from June 17, 2025 (inception) through June 30, 2025.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at June 30, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of June 30, 2025.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential diluted common stock equivalents for the period from June 17, 2025 (inception) through June 30, 2025.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 3. Summary of Significant Accounting Policies (cont.)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and disclosures.

Note 4. Stockholder’s Deficit

Preferred stock — The Company is authorized to issue 50,000,000 shares of preferred stock with $0.001 par value. As of June 30, 2025, there was no shares of preferred stock issued and outstanding. Each share of preferred stock entitles the holder to one vote.

Common stock — The Company is authorized to issue 550,000,000 shares of common stock with $0.001 par value. As of June 30, 2025, there was 1 share of common stock issued and outstanding which was issued as the initial contribution for a nominal amount. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

Business Combination Agreement

On June 23, 2025 (the “Effective Date”), Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), the Company, Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Company Merger Sub”), ProCap BTC, LLC, a Delaware limited liability company (“ProCap BTC”) and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation (the “Seller”), entered into a business combination agreement (the “Business Combination Agreement” and, together with the Convertible Note Financing (as defined below), the Preferred Equity Investment (as defined below) and other transactions contemplated by the Business Combination Agreement, the “Proposed Transactions”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (i) at least one business day prior to the closing (the “Closing”) of the Proposed Transactions, CCCM will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”), and (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and each outstanding security of CCCM immediately prior to the effective time of the SPAC Merger shall automatically be cancelled in exchange for the right to receive substantially equivalent securities of the Company, and (y) Company Merger Sub will merge with and into ProCap BTC, with ProCap BTC continuing as the surviving entity (the “Company Merger”, and together with SPAC Merger, the “Mergers”), and with the members of ProCap BTC (the “ProCap Holders”) receiving, in exchange for their membership interests in ProCap BTC, shares of common stock, par value $0.0001 per share, of the Company (“Pubco Stock”), including certain adjustment shares of Pubco Stock as described below. As a result of the Business

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 5. Commitments and Contingencies (cont.)

Combination, CCCM and ProCap BTC will become wholly-owned subsidiaries of the Company, and the Company will become a publicly traded company, all in accordance with applicable law and upon the terms and subject to the conditions set forth in the Business Combination Agreement.

As consideration for the Company Merger, Seller, the holder of all of the common units of ProCap BTC (the “Common Units”), will receive a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (as defined below) (such shares, the “Common Merger Consideration Shares”).

As consideration for the Company Merger, holders of the preferred units (the “Preferred Units”) of ProCap BTC (the “Preferred Unit Holders”) will receive an aggregate number of shares of Pubco Stock equal to: (i) the product of (A) the number of Preferred Units outstanding immediately prior to the Company Merger multiplied by (B) 1.25 plus (ii) eighty five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”). Each Preferred Unit Holder shall receive its pro rata share of the Preferred Merger Consideration Shares, based on the number of Preferred Units owned by such Preferred Unit Holder immediately prior to the Closing.

The “Adjustment Shares” refer to a number of shares of Pubco Stock equal to (i) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant (the “Reference Rate”) for the ten (10)-day period ending on the third (3rd) business day prior to the Closing Date (the “Closing Bitcoin Price”), subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Purchased Bitcoin (as defined below) was acquired (the “Signing Bitcoin Price”) (II) minus 1, multiplied by (B) $516.5 million, divided by (ii) $10.00.

ProCap BTC agreed to purchase bitcoin using the gross proceeds of the Preferred Equity Investment within fifteen (15) days following the Effective Date (the “Purchased Bitcoin”), and such Purchased Bitcoin shall be placed into a custody account in accordance with a custody agreement by and between ProCap BTC and Anchorage Digital Bank, N.A., as custodian.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CCCM entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Columbus Circle I Sponsor Corp LLC, a Delaware limited liability company (the “Sponsor”) and the Company, pursuant to which, among other things, the Sponsor agreed to (i) vote its Class A ordinary shares and Class B ordinary shares of CCCM (collectively, the “Ordinary Shares”) in favor of the Proposed Transactions and each of the CCCM Shareholder Approval Matters; (ii) vote its Ordinary Shares against any alternative transactions; (iii) vote against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CCCM (other than the Proposed Transactions); and (iv) comply with the restrictions imposed by the Insider Letter (as defined below), including the restrictions on transfer and redeeming CCCM Ordinary Shares in connection with the Proposed Transactions.

Further, pursuant to that certain Sponsor Support Agreement, the parties agreed that at the Closing, they would enter into an amendment to the letter agreement, dated as of May 15, 2025 (the “Insider Letter”) by and among the Sponsor, CCCM, and CCCM’s directors and officers, in order to add the Company as a party.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of the Closing or the termination of the Business Combination Agreement pursuant to its terms.

Lock-up Agreement

In connection with the execution and delivery of the Business Combination Agreement, Seller entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with the Company, pursuant to which Seller agreed that the Merger Consideration Shares received by Seller will be locked-up and subject to transfer restrictions, as described below,

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 5. Commitments and Contingencies (cont.)

subject to certain exceptions. The securities held by Seller will be locked up until the earlier of (i) six (6) months after the date of the Closing and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of CCCM shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Non-Competition Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, the Company, CCCM, ProCap BTC and Mr. Anthony Pompliano entered into a Non-Competition and Non-Solicitation Agreement, pursuant to which, until the earlier of (i) the date that is eighteen (18) months following the Closing Date and (ii) the date that is six (6) months after such date as Mr. Pompliano ceases to be a Control Person of ProCap BTC or the Company, Mr. Pompliano will not, directly or indirectly, become a Control Person of a public company with a primary portion of its business comprised of pursuing a bitcoin treasury strategy program. For purposes of the Non-Competition Agreement, “Control Person” shall mean (x) the chairman of a board of directors, chief executive officer or president, or (y) the owner of such equity interests or right to acquire equity interests of a Person which entitles the holder thereof to the ability to manage or control such Person.

Services Agreement

In connection with the execution and delivery of the Business Combination Agreement, Seller and ProCap BTC entered into an Investment Consulting and Marketing Services Agreement (the “Services Agreement”). Pursuant to the Services Agreement, Seller agreed to provide certain services to the Company. The services shall be provided pursuant to statements of work. The Services Agreement has a term of four (4) years following the Effective Date and will automatically renew for a subsequent one (1) year term, unless either party gives the other party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates the Services Agreement or any statement of work as set forth therein. In consideration of the Work performed, upon execution of this Agreement, Service Provider shall receive an aggregate of 10,000,000 Common Units of ProCap BTC. Payment for all or part of the Work shall not constitute acceptance. Service Provider may not increase the mutually agreed fee or rate without ProCap BTC’s prior written approval.

Preferred Equity Subscription Agreement

In connection with the execution of the Business Combination Agreement, certain “qualified investors” (defined to include “qualified institutional buyers” (“QIBS”), as defined in Rule 144A of the Securities Act, and institutional “accredited investors”, as defined in Rule 501 of Regulation D) (the “Preferred Equity Investors”) each entered into a Preferred Equity Subscription Agreement (collectively, the “Preferred Equity Subscription Agreements”) with CCCM, the Company and ProCap BTC, pursuant to which the Preferred Equity Investors subscribed to purchase an aggregate of 51,650,000 non-voting preferred units of ProCap BTC (“Preferred Units”), at a purchase price of $10.00 per unit in a private placement, for an aggregate amount of $516.5 million of such Preferred Units (the “Preferred Equity Investment,”). The purchase price for the Preferred Units was paid in cash. Additionally, each Preferred Equity Subscriber executed a joinder agreement to that certain Limited Liability Company Operating Agreement of ProCap BTC, dated as of June 22, 2025, by and among ProCap BTC and the members identified therein (the “LLC Agreement”), pursuant to which each Preferred Equity Subscriber accepted the rights, duties and obligations set forth in the LLC Agreement and became a preferred member of ProCap BTC.

As described above, all of the proceeds from the Preferred Equity Investment will be used by ProCap BTC to the Purchased Bitcoin, which Purchased Bitcoin will be held in a custodial account until the Closing, upon which it will be contributed to ProCap Financial. If the Closing does not occur, the Preferred Equity Investors will have the right to receive their respective pro rata portion of the Purchased Bitcoin, or may elect to liquidate their pro rata portion of the Purchased Bitcoin for cash.

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 5. Commitments and Contingencies (cont.)

Pursuant to the Preferred Equity Subscription Agreements, ProCap BTC agreed to use commercially reasonable efforts to cause the Company to register the Pubco Stock into which the Preferred Units will be converted pursuant to the Business Combination Agreement upon the Closing, on the Registration Statement. To the extent that any such shares of Pubco Stock are unable to be included in the Registration Statement, the Company agreed to certain customary resale registration rights, including that, within 45 calendar days after the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of such Pubco Common Stock (the “Resale Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 60 calendar days after the Closing, which may be extended an additional 30 calendar days upon certain circumstances.

Convertible Notes Subscription Agreement

In connection with the execution of the Business Combination Agreement, certain qualified investors (the “Convertible Note Investors”) each entered into a subscription agreement (collectively, the “Convertible Note Subscription Agreements”) with the ProCap BTC, the Company and CCCM pursuant to which, upon the Closing (the “Issuance Date”), the Convertible Note Investors agreed to purchase convertible notes issued by the Company (“Convertible Notes”), in an aggregate principal amount of $235 million, for an aggregate purchase price equal to 97% of the aggregate principal amount of the Convertible Notes (the “Convertible Note Financing”). The Convertible Note Financing will be funded and contingent upon the Closing.

The Convertible Notes will have a 130% conversion rate, zero interest rate, maturity of up to 36 months, and will be two (2) times collateralized by cash, cash equivalents and certain bitcoin assets. U.S. Bank National Trust, N.A. will serve as collateral agent and trustee with regard to the Convertible Notes and associated indenture and security arrangements. Proceeds from the Convertible Note Financing are expected to be utilized by the Company for purposes of acquiring additional bitcoin and for working capital purposes. Prior to the Closing, the parties intend to take actions necessary for the Convertible Notes to have an associated 144A CUSIP number to facilitate the possibility of future post-Closing trading amongst QIBS; however, the Convertible Notes are not expected to otherwise be registered or tradeable.

In addition, the Company and CCCM shall have the option to increase the number of Convertible Notes available (such notes, the “Upsize Notes”) for purchase after the date set forth in the Convertible Note Subscription Agreement (the “Upsize Option”). The Company and CCCM may elect to exercise the Upsize Option one time prior to the Closing. In the event that the Company and CCCM exercise the Upsize Option, each Convertible Note Investor shall have a right of first refusal to purchase its pro rata portion. Each Convertible Note Investor’s pro rata portion will be calculated based on the Convertible Note Investor’s subscription amount relative to the aggregate subscription amount of all of the initial Convertible Note Investors who subscribed upon the Effective Date, on the same terms and conditions as those offered in the Convertible Notes Subscription Agreement.

Note 6. Related Party Transactions

During the period June 17, 2025 (inception) through June 30, 2025, Inflection Points, an entity under common control, paid $10,423 expenses on behalf of the Company. Inflection Points paid an additional $90,000 of prepaid expenses on behalf of the Company. As of June 30, 2025, $100,423 was included in due to related party in the accompanying consolidated balance sheet.

Additionally, one share of common stock was issued to the CEO of the Company for a nominal amount.

PROCAP FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 17, 2025 (INCEPTION) THROUGH JUNE 30, 2025

Note 7. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their consolidated financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating officer decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (ie less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the consolidated statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

For the period from June 17, 2025 (inception) to June 30, 2025
General and administrative	$10,423

Note 8. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the consolidated financial statements are issued.

On July 11, 2025, the Company entered into an amended and restated promissory note, pursuant to which Pubco and ProCap BTC, LLC, a related party, will reimburse Inflection Points, a company under common control, for a principal sum of up to $1,000,000. The Promissory note shall bear no interest and is payable on the earlier of May 31, 2026 or the date of which the companies consummate the business combination, as described in Note 5. As of July 17, 2025, the Company has borrowed a total of $100,843 under the Promissory Note.

Annex A-1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

BUSINESS COMBINATION AGREEMENT

by and among

COLUMBUS CIRCLE CAPITAL CORP I,
as SPAC,

PROCAP FINANCIAL, INC.,
as Pubco,

CRIUS SPAC MERGER SUB, INC.
as SPAC Merger Sub,

CRIUS MERGER SUB, LLC,
as Company Merger Sub,

PROCAP BTC, LLC,
as the Company,

and

INFLECTION POINTS INC,
as the Seller

Dated as of June 23, 2025

Annex A-1 Page Nos.
Article I DEFINITIONS
1.1	Certain Definitions	A-1-3
1.2	Section References	A-1-11
1.3	Interpretation	A-1-14

Article II MERGERS
2.1	SPAC Merger	A-1-16
2.2	Company Merger	A-1-16
2.3	Effective Time	A-1-16
2.4	Effect of the Mergers	A-1-16
2.5	Organizational Documents	A-1-16
2.6	Directors and Officers of the Surviving Subsidiaries	A-1-17
2.7	Conversion of SPAC	A-1-17
2.8	Company Merger Consideration	A-1-17
2.9	Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub	A-1-17
2.10	Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub	A-1-19
2.11	Effect of Mergers on Outstanding Securities of Pubco	A-1-19
2.12	Exchange Procedures	A-1-19
2.13	Intended Tax Treatment	A-1-21
2.14	Taking of Necessary Action; Further Action	A-1-21
2.15	Withholding	A-1-21

Article III CLOSING
3.1	Closing	A-1-22
3.2	Closing Deliveries	A-1-22

Article IV REPRESENTATIONS AND WARRANTIES OF SPAC
4.1	Organization and Standing	A-1-23
4.2	Authorization; Binding Agreement	A-1-23
4.3	Governmental Approvals	A-1-24
4.4	Non-Contravention	A-1-24
4.5	Capitalization	A-1-24
4.6	SEC Filings; SPAC Financials; Internal Controls	A-1-25
4.7	No Litigation; Orders; Permits	A-1-26
4.8	Absence of Certain Changes	A-1-27
4.9	Compliance with Laws	A-1-27
4.10	Taxes	A-1-27
4.11	Employees and Employee Benefit Plans	A-1-28
4.12	Properties	A-1-28
4.13	Material Contracts	A-1-29
4.14	Transactions with Affiliates	A-1-29
4.15	Finders and Brokers	A-1-29
4.16	Certain Business Practices	A-1-29
4.17	Insurance	A-1-30
4.18	Independent Investigation	A-1-30
Annex A-1-i

Annex A-1 Page Nos.
4.19	No Other Representations	A-1-30
4.20	Information Supplied	A-1-30
4.21	SPAC Trust Account	A-1-31

Article V REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS
5.1	Organization and Standing	A-1-31
5.2	Authorization; Binding Agreement	A-1-31
5.3	Governmental Approvals	A-1-32
5.4	Non-Contravention	A-1-32
5.5	Capitalization	A-1-32
5.6	Pubco and Merger Subs’ Activities	A-1-32
5.7	Finders and Brokers	A-1-33
5.8	Ownership of Pubco Stock	A-1-33
5.9	Convertible Notes PIPE	A-1-33
5.10	Information Supplied	A-1-33
5.11	Independent Investigation	A-1-33
5.12	No Other Representations	A-1-34

Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY
6.1	Organization and Standing	A-1-34
6.2	Authorization; Binding Agreement	A-1-34
6.3	Capitalization	A-1-35
6.4	Governmental Approvals	A-1-35
6.5	Non-Contravention	A-1-35
6.6	Absence of Certain Changes	A-1-36
6.7	Company Activities	A-1-36
6.8	Title to Assets	A-1-36
6.9	Employees and Benefit Plans	A-1-36
6.10	Investment Company Act	A-1-36
6.11	Certain Business Practices	A-1-36
6.12	Finders and Brokers	A-1-36
6.13	Information Supplied	A-1-37
6.14	Independent Investigation	A-1-37
6.15	Material Contracts	A-1-37
6.16	No Other Representations	A-1-37
6.17	Taxes	A-1-37

Article VII REPRESENTATIONS AND WARRANTIES OF THE SELLER
7.1	Organization and Standing	A-1-39
7.2	Authorization; Binding Agreement	A-1-39
7.3	Ownership	A-1-39
7.4	Government Approvals	A-1-40
7.5	Non-Contravention	A-1-40
7.6	No Litigation	A-1-40
7.7	Finders and Brokers	A-1-40
7.8	Information Supplied	A-1-40
7.9	No Other Representations	A-1-40

Annex A-1-ii

Annex A-1 Page Nos.
Article VIII COVENANTS
8.1	Access and Information	A-1-41
8.2	Conduct of Business of the Company, Pubco and the Merger Subs	A-1-41
8.3	Conduct of Business of SPAC	A-1-42
8.4	Annual and Interim Financial Statements	A-1-44
8.5	SPAC Public Filings	A-1-45
8.6	No Solicitation	A-1-45
8.7	No Trading	A-1-45
8.8	Notification of Certain Matters	A-1-46
8.9	Efforts	A-1-46
8.10	Further Assurances	A-1-47
8.11	The Registration Statement	A-1-47
8.12	Company Holder Meeting	A-1-50
8.13	Public Announcements	A-1-50
8.14	Confidential Information	A-1-51
8.15	Post-Closing Pubco Board of Directors and Executive Officers	A-1-52
8.16	Indemnification of Directors and Officers; Tail Insurance	A-1-52
8.17	Use of Proceeds	A-1-53
8.18	Delisting and Deregistration	A-1-53
8.19	Pubco A&R Organizational Documents	A-1-53
8.20	Amendment and Restatement of Founder Registration Rights Agreement	A-1-53
8.21	Private Placement Transactions	A-1-53
8.22	Transaction Financing	A-1-53
8.23	Bitcoin Acquisition	A-1-54

Article IX CLOSING CONDITIONS
9.1	Conditions to Each Party’s Obligations	A-1-54
9.2	Conditions to Obligations of the Company, Pubco, the Merger Subs and the Seller	A-1-55
9.3	Conditions to Obligations of SPAC	A-1-55
9.4	Frustration of Conditions	A-1-56

Article X TERMINATION AND EXPENSES
10.1	Termination	A-1-56
10.2	Effect of Termination	A-1-57

Article XI WAIVERS AND RELEASES
11.1	Waiver of Claims Against Trust	A-1-58
11.2	Release and Covenant Not to Sue	A-1-58

Article XII MISCELLANEOUS
12.1	Survival	A-1-59
12.2	Notices	A-1-59
12.3	Binding Effect; Assignment	A-1-60
12.4	Third Parties	A-1-60
12.5	Fees and Expenses	A-1-60
12.6	Governing Law; Jurisdiction	A-1-60
12.7	WAIVER OF JURY TRIAL	A-1-61

Annex A-1-iii

Annex A-1 Page Nos.
12.8	Specific Performance	A-1-61
12.9	Severability	A-1-61
12.10	Amendment	A-1-61
12.11	Waiver	A-1-61
12.12	Entire Agreement	A-1-62
12.13	Counterparts	A-1-62
12.14	Legal Representation	A-1-62
12.15	No Recourse	A-1-63

EXHIBITS

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Non-Competition Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Preferred Equity Subscription Agreement
Exhibit F	Form of Convertible Notes Subscription Agreement
Exhibit G	Services Agreement

Annex A-1-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 23, 2025 by and among (a) Columbus Circle Capital Corp I, a Cayman Islands exempted company (“SPAC”), (b) ProCap Financial, Inc., a Delaware corporation (“Pubco”), (c) Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (d) Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), (e) ProCap BTC, LLC, a Delaware limited liability company (the “Company”), and (f) Inflection Points Inc, d/b/a Professional Capital Management, a Delaware corporation (the “Seller”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, the Seller and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Pubco is a newly incorporated Delaware corporation that is owned entirely by one or more managers or officers of the Company, and Pubco owns all of the issued and outstanding equity interests of SPAC Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

WHEREAS, as of the date hereof, the Seller owns 100% of the issued and outstanding Company Common Units (as defined below);

WHEREAS, at least one (1) Business Day prior to the Effective Time (as defined below), SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Cayman Act”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) following the Conversion (as defined below), SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Stock for each share of SPAC Class A Common Stock held by such shareholder in accordance with the terms of this Agreement and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with the SPAC Merger, the “Mergers,” and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Conversion and the Transaction Financings, the “Transactions”) and with Company Holders receiving shares of Pubco Stock in exchange for the Company Units held by such Company Holders in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, the Parties hereby agree and acknowledge that the Mergers, taken together and as part of an integrated transaction, are intended to be treated as an exchange within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Seller and Pubco have entered into a Lock-Up Agreement, substantially in the form set forth on Exhibit A (the “Lock-Up Agreement”), pursuant to which the Seller agreed not to transfer their shares of Pubco Stock received in connection with the Closing of the Business Combination until the earlier of (a) six (6) months after the Closing or (b) subsequent to the Business Combination, the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Pubco’s stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco, SPAC, the Company and Anthony Pompliano have entered into a Non-Competition and Non-Solicitation Agreement in favor of Pubco and the Company, a copy of which is attached as Exhibit B hereto (the “Non-Competition Agreement”), which shall become effective as of the Closing and provides for a restricted period from the Closing until the earlier of (i) the eighteen (18) month anniversary of the Closing Date and (ii) the date that is six (6) months after such date as Anthony Pompliano ceases to be a control person of Pubco;

Annex A-1-1

WHEREAS, prior to the execution and delivery of this Agreement, Northland has delivered the Fairness Opinion (as defined below) to the SPAC Board;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC and Columbus Circle 1 Sponsor Corp LLC, a Delaware limited liability company (the “Sponsor”), have entered into a Sponsor Support Agreement substantially in the form set forth on Exhibit C (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions and the Sponsor shall waive any anti-dilution rights with respect to the SPAC Class B Ordinary Shares (and, following the Conversion, the SPAC Class B Common Stock) held by the Sponsor;

WHEREAS, contemporaneously with the Closing, each of the Company, SPAC, Pubco and the directors and officers of SPAC named therein (the “Insiders”) will execute and deliver an amendment to the Insider Letter Agreement pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter Agreement (the “Insider Letter Amendment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC has received a voting and support agreement in the form attached hereto as Exhibit D (the “Voting Agreement”) signed by the SPAC, Company and those Company Holders (as defined herein) sufficient to approve the Company Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco, and the Seller shall enter into an amended and restated registration rights agreement, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor, the Seller, and certain Company Holders (the “Amended and Restated Registration Rights Agreement”), and which amends and restates the Founder Registration Rights Agreement, to, among other matters, have Pubco assume the obligations of SPAC under the Founder Registration Rights Agreement and to provide the Company Holders party thereto with registration rights thereunder covering, among other securities, the shares of Pubco Stock, which Amended and Restated Registration Rights Agreement will become effective as of the Closing;

WHEREAS, the Preferred Equity Investors have agreed to make a private investment in the Company by purchasing Company Preferred Units in the aggregate amount of Five Hundred Sixteen Million Five Hundred Thousand Dollars ($516,500,000) (such investment, the “Preferred Equity Investment”), in each case, pursuant to subscription agreements substantially in the form set forth on Exhibit E (the “Preferred Equity Investment Subscription Agreements”);

WHEREAS, the Convertible Notes Investors have agreed to make an investment in Pubco by purchasing convertible notes with an aggregate principal amount of Two Hundred and Thirty-Five Million Dollars ($235,000,000) (the “Convertible Notes PIPE”), in each case, pursuant to subscription agreements substantially in the form set forth on Exhibit F (the “Convertible Notes Subscription Agreements” and, together with the Preferred Equity Investment Subscription Agreements, the “Subscription Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Seller have entered into that certain Investment Consulting and Marketing Services Agreement, substantially in the form set forth on Exhibit G, pursuant to which Seller and/or such Affiliates will agree to provide certain services to Pubco, including promotional and marketing services, as well as licensing of certain assets;

WHEREAS, within fifteen (15) days following payment of the Preferred Equity Investment, and in accordance herewith, the Company shall purchase Bitcoin (the “Bitcoin Acquisition”) in an aggregate amount equal to the Preferred Equity Investment, and such Bitcoin shall be placed into a custody account in accordance with the Custody Agreement (as defined herein) and contributed to Pubco at the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and its shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders;

Annex A-1-2

WHEREAS, the board of managers of each of Company Merger Sub and the Company has (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and members and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective boards of directors of Pubco and SPAC Merger Sub have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Adjustment Shares” means a number of shares of Pubco Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including but not limited to the Sponsor Support Agreement, the Employment Agreement(s), the Lock-Up Agreement, the Non-Competition Agreement, the Insider Letter Amendment, the Amended and Restated Registration Rights Agreement, the Financing Agreements, the Services Agreement, and the Pubco A&R Organizational Documents.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

Annex A-1-3

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the Cayman Islands are authorized to close for business and for purposes of the Conversion, any day on which the Delaware Secretary of State is authorized to close for business.

“Cayman Conversion Documents” means the documents required to be filed with the Cayman Registrar in order to give effect to the Conversion pursuant to the Cayman Act.

”Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Clear Street” means Clear Street LLC.

“Closing Bitcoin Price” means the U.S. dollar price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten (10)-day period ending on the third (3rd) Business Day prior to the Closing Date, provided that if such price is equal to or greater than $200,000.00, the Closing Bitcoin Price shall be deemed to be $200,000.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cohen” means Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC.

“Company Common Holders” means the holders of the Company Common Units.

“Company Common Units” means the common units of membership of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning the Company, Pubco, Merger Subs, the Seller, the Company Holders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any membership interests or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any membership interests of the Company.

“Company Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of the Company, Pubco and the Merger Subs in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions: fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to the Company, Pubco, and the Merger Subs.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Company Holders” means Company Common Holders and Company Preferred Holders.

“Company Preferred Holders” means holders of the Company Preferred Units.

“Company Preferred Units” means the non-voting preferred units of the Company.

“Company Units” means the Company Common Units and the Company Preferred Units.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

Annex A-1-4

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Notes Investors” means those Persons who are participating in the Convertible Notes PIPE pursuant to a Convertible Notes Subscription Agreement entered into with Pubco and SPAC as of the date of this Agreement.

“Custody Agreement” means that certain Master Custody Service Agreement, dated as of June 19, 2025, by and between the Company and Anchorage Digital Bank, N.A., as amended, supplemented or modified from time to time.

“Delaware Conversion Documents” means the documents required to be filed with the Delaware Secretary of State to give effect to the Conversion pursuant to the DGCL.

“DLLCA” means Delaware Limited Liability Company Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Company Expenses.

“Fairness Opinion” means the opinion of Northland Securities, Inc., delivered to the SPAC Board to the effect that, as of the date of such opinion and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Northland Securities, Inc. as set forth in the opinion, the Transactions, including the issuance of the Merger Consideration Shares, is fair, from a financial point of view, to SPAC and its unaffiliated security holders.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 15, 2025, by and among SPAC, Sponsor and the IPO Underwriters.

”Fraud Claim” means any Action based in whole or in part upon fraud willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

Annex A-1-5

“Insider Letter Agreement” means that certain letter agreement, dated May 15, 2025, by and among SPAC, the Sponsor and the Insiders.

“Intellectual Property” means trademarks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

”IPO” means the initial public offering of SPAC Public Units, SPAC Public Shares and SPAC Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectuses of SPAC, filed with the SEC on May 15, 2025 (File Nos. 333-286778 and 333-287336).

“IPO Underwriters” means Cohen and Clear Street, as the representative of the underwriters in the IPO.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) Anthony Pompliano and (ii) if applicable, any executive-level officer hired prior to Closing who is intended by mutual agreement of the Company and the SPAC to become a permanent executive-level officer of Pubco following the Closing. For the avoidance of doubt, any temporary or interim-period executive shall not be deemed a Key Employee.

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means (i) with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder or (ii) with respect to the Company, if the average CME CF Bitcoin Reference Rate — New York Variant for any consecutive ten-day period is below $25,000; provided, that if the average CME CF Bitcoin Reference Rate — New York Variant subsequently rises above $25,000 for any consecutive ten-day period, there shall not be any deemed Material Adverse Effect; provided, however, with respect to clause (i)(a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken

Annex A-1-6

into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes in conditions that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) any change in IFRS, GAAP or other applicable accounting principles or any authoritative interpretations thereof; (iv) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or escalation of an epidemic or pandemic (excluding the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war”); (v) the taking of any action required by this Agreement or any Ancillary Document; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Merger Subs” means, together, Company Merger Sub and SPAC Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Northland” means Northland Securities, Inc.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation (including an exempted company), its certificate of incorporation and bylaws or memorandum and articles of association, or comparable documents, in each case, as amended and restated from time to time (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Unit Common Merger Consideration Shares” means the number of Common Merger Consideration Shares issued in exchange for each Company Common Unit, calculated by dividing (a) the aggregate number of Common Merger Consideration Shares by (b) the number of Company Common Units issued and outstanding.

“Per Unit Preferred Merger Consideration Shares” means the number of Preferred Merger Consideration Shares issued in exchange for each Company Preferred Unit, calculated by dividing (a) the aggregate number of Preferred Merger Consideration Shares by (b) the number of Company Preferred Units issued and outstanding.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

Annex A-1-7

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Preferred Equity Investors” means those Persons who are participating in the Preferred Equity Investment pursuant to a Preferred Equity Investment Subscription Agreement entered into with Pubco, the Company and SPAC as of the date of this Agreement.

“Pubco and Merger Subs Fundamental Representations” means the representations and warranties made by Pubco and Merger Subs pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.6 (Finders and Brokers).

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the DGCL.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Pubco Securities” means the shares of Pubco Stock and the Pubco Warrants.

“Pubco Stock” means the shares of common stock, par value $0.001 per share, of Pubco.

“Pubco Warrants” means the Pubco Public Warrants and Pubco Private Warrants.

“Qualifying Tax Transaction” means a transaction or transactions described in Section 351(a) of the Code.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Seller Fundamental Representations” means the representations and warranties made by the Seller pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.7 (Finders and Brokers).

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“Signing Bitcoin Price” means the U.S. dollar price of one Bitcoin as set forth in the Trade Confirmation delivered pursuant to Section 8.23(a).

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC following the Conversion.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class A Ordinary Shares shall refer to the shares of SPAC Class A Common Stock.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC following the Conversion.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class B Ordinary Shares shall refer to the shares of SPAC Class B Common Stock.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions (including the Transaction Financings): (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC, including, for the avoidance of doubt, fees pursuant to the Business Combination Marketing Agreement, dated May 15, 2025, by and between SPAC and the IPO Underwriters, and (b) the SPAC Loans.

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.16 (Finders, Brokers, and Advisors).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC as described in the SEC Reports.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC in effect as of the date of this Agreement provided that from and after the Conversion, SPAC Memorandum and Articles shall refer to the Conversion Organizational Documents.

“SPAC Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC, prior to the Conversion.

“SPAC Private Units” means the units issued in a private placement that was consummated simultaneously with the consummation of the IPO, consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Private Warrant.

“SPAC Private Warrants” means warrants, one-half (1/2) of which were included in as part of each the SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Shares” means the SPAC Class A Ordinary Shares issued in the IPO.

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“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Public Warrant.

“SPAC Public Warrants” means the whole warrants that were included in as part of each the SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, SPAC Ordinary Shares, SPAC Preference Shares and SPAC Warrants, collectively.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Effective Time.

“SPAC Units” means the SPAC Public Units and the SPAC Private Units.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 15, 2025, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

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1.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

$1.3(b)
Acquisition Proposal	8.6(a)
Action	1.1
Additional Financing Agreements	8.22
Additional Transaction Financing	8.22
Affiliate	1.1
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Ancillary Documents	1.1
Antitrust Laws	8.9(b)
Audit Delivery Date	8.4(a)
Benefit Plans	1.1
Bitcoin Acquisition	Recitals
Business Combination	1.1
Business Day	1.1
Cayman Act	Recitals
Cayman Conversion Documents	1.1
Cayman Registrar	1.1
Clear Street	1.1
Closing	3.1
Closing Bitcoin Price	1.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Code	1.1
Cohen	1.1
Company	Preamble
Company Certificate of Merger	2.3
Company Certificates	2.12(b)
Company Common Holders	1.1
Company Common Units	1.1
Company Confidential Information	1.1
Company Convertible Securities	1.1
Company Disclosure Schedules	Article VI
Company Expenses	1.1
Company Fundamental Representations	1.1
Company Holders	1.1
Company Interests	6.3(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Preferred Holders	1.1
Company Preferred Units	1.1
Company Surviving Subsidiary	2.2
Company Units	1.1
Consent	1.1
Contracts	1.1
Conversion	2.7
Conversion Organizational Documents	2.7

Annex A-1-11

Convertible Notes Investors	1.1
Convertible Notes PIPE	Recitals
Convertible Notes Subscription Agreements	Recitals
Custodian	8.23(a)
D&O Indemnified Persons	8.15(a)
D&O Tail Insurance	8.15(b)
Delaware Conversion Documents	1.1
Delaware Secretary of State	2.3
DGCL	Recitals
DLLCA	1.1
Dollars	1.3(b)
Effective Time	2.3
EGS	12.14(a)
Enforceability Exceptions	4.2
ERISA	1.1
Exchange Act	1.1
Exchange Agent	2.12(a)
Expenses	1.1
Extraordinary General Meeting	8.11(a)
Fairness Opinion	1.1
Federal Securities Laws	8.7
Financing Agreements	8.22
Founder Registration Rights Agreement	1.1
Fraud Claim	1.1
GAAP	1.1
Governmental Authority	1.1
IFRS	1.1
Indebtedness	1.1
Insider Letter Agreement	1.1
Insiders	Recitals
Intellectual Property	1.1
Intended Tax Treatment	2.13
Interim Period	8.1(a)
Intervening Event	8.11(d)(ii)
Intervening Event Change in Recommendation	8.11(d)(ii)
Intervening Event Notice Period	8.11(d)(ii)
Investment Company Act	1.1
IPO	1.1
IPO Prospectus	1.1
IPO Underwriters	1.1
Key Employee	1.1
Knowledge	1.1
Law	1.1
Liabilities	1.1
Lien	1.1
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	2.12(i)
Material Adverse Effect	1.1
Merger Consideration Shares	2.8(b)
Mergers	Recitals
Modification in Recommendation	8.11(d)(i)

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Nasdaq	1.1
Non-Competition Agreement	Recitals
Non-Recourse Parties	12.15
OFAC	4.16(c)
Order	1.1
Organizational Documents	1.1
Original Outside Date	10.1(b)
Outside Date	10.1(b)
Parties	Preamble
Party	Preamble
PCAOB	1.1
Permits	1.1
Permitted Liens	1.1
Person	1.1
Personal Property	1.1
Post-Closing Pubco Board	8.14(a)
Preferred Equity Investment	Recitals
Preferred Equity Investment Subscription Agreements	Recitals
Preferred Equity Investors	1.1
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	8.18
Pubco and Merger Subs Fundamental Representations	1.1
Pubco Disclosure Schedules	Article V
Pubco Organizational Documents	1.1
Pubco Private Warrants	1.1
Pubco Public Warrants	1.1
Pubco Securities	1.1
Pubco Stock	1.1
Pubco Warrants	1.1
Public Shareholders	11.1
Purchased Bitcoin	8.23(a)
Redemption	8.11(a)
Redemption Amount	1.1
Reed Smith	12.14(b)
Registration Statement	8.11(a)
Related Persons	1.1
Released Claims	11.1
Releasing Persons	11.2
Representatives	1.1
Required Financial Statements	8.4(a)
Required Shareholder Approval	9.1(a)
SEC	1.1
SEC Reports	4.6(a)
Securities Act	1.1
Seller	Preamble
Seller Fundamental Representations	1.1
Services Agreement	Recitals
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
SPAC	Preamble

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SPAC Board	Recitals
SPAC Certificate of Merger	2.3
SPAC Certificates	2.12(b)
SPAC Class A Common Stock	1.1
SPAC Class A Ordinary Shares	1.1
SPAC Class B Common Stock	1.1
SPAC Class B Ordinary Shares	1.1
SPAC Confidential Information	1.1
SPAC Disclosure Schedules	Article IV
SPAC Expenses	1.1
SPAC Financials	4.6(d)
SPAC Fundamental Representations	1.1
SPAC Loans	1.1
SPAC Material Contract	4.13(a)
SPAC Memorandum and Articles	1.1
SPAC Merger	Recitals
SPAC Merger Sub	Preamble
SPAC Merger Sub Common Stock	1.1
SPAC Ordinary Shares	1.1
SPAC Preference Shares	1.1
SPAC Private Units	1.1
SPAC Public Shares	1.1
SPAC Public Units	1.1
SPAC Public Warrants	1.1
SPAC Securities	1.1
SPAC Shareholder Approval Matters	8.11(a)
SPAC Shareholders	1.1
SPAC Surviving Subsidiary	2.1
SPAC Units	1.1
SPAC Warrants	1.1
Specified Courts	12.6
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	1.1
Tax Return	1.1
Taxes	1.1
Transaction Financing	8.22(a)
Transactions	Recitals
Transmittal Documents	2.12(e)
Trust Account	1.1
Trust Agreement	1.1
Trustee	1.1
Voting Agreement	Recitals

1.3 Interpretation.

(a) The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

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(b) In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule,” “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c) Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d) Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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Article II
MERGERS

2.1 SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL.

2.2 Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DLLCA.

2.3 Effective Time. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall file a certificate of merger (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the DLLCA. The SPAC Merger and the Company Merger shall be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (such time, the “Effective Time”).

2.4 Effect of the Mergers.

(a) At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

(b) At the Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

2.5 Organizational Documents.

(a) At the Effective Time, the SPAC Surviving Subsidiary shall adopt an amended and restated certificate of incorporation and bylaws which are substantially in the form of the certificate of incorporation and bylaws of SPAC Merger Sub, as in effect immediately prior to the Effective Time, as the amended and restated certificate of incorporation and bylaws of the SPAC Surviving Subsidiary; provided, that at the Effective Time, (i) references therein to the name of the SPAC Surviving Subsidiary shall be amended to be such name as determined by the Company and (ii) references therein to the authorized share capital of the SPAC Surviving Subsidiary shall be amended to refer to the authorized share capital of the SPAC Surviving Subsidiary.

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(b) At the Effective Time, the Company Surviving Subsidiary shall adopt an amended and restated limited liability company agreement which are substantially in the form of the limited liability company agreement of Company Merger Sub, as in effect immediately prior to the Effective Time, as the amended and restated limited liability company agreement of Company Merger Sub; provided, that at the Effective Time, references therein to the name of Company Merger Sub shall be amended to be such name as determined by the Company.

2.6 Directors and Officers of the Surviving Subsidiaries.

(a) At the Effective Time, the board of directors and executive officers of the SPAC Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.15, or as otherwise determined by the Company.

(b) At the Effective Time, the board of managers and executive officers of the Company Surviving Subsidiary shall be as determined by the Company.

2.7 Conversion of SPAC. At least one (1) Business Day prior to the Effective Time, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Cayman Act, the SPAC Memorandum and Articles and the applicable provisions of the DGCL (the “Conversion”), and subject to (i) obtaining the approval, by the passing of a special resolution upon which only the holders of the SPAC Class B Ordinary Shares shall be entitled to vote in accordance with the SPAC Memorandum and Articles (the “Class B Approval”) and (ii) SPAC duly filing (1) the Cayman Conversion Documents with the Cayman Registrar and (2) the Delaware Conversion Documents with the Delaware Secretary of State, SPAC shall adopt new Organizational Documents in the State of Delaware in a form to be mutually agreed by SPAC and the Company (the “Conversion Organizational Documents”) upon the Conversion becoming effective. In connection with the Conversion, all of the issued and outstanding SPAC Ordinary Shares shall remain outstanding and become substantially identical shares of common stock of SPAC as a Delaware corporation. Prior to the Conversion, the holders of SPAC Class B Ordinary Shares shall approve the Conversion and the adoption and approval of the Conversion Organizational Documents (to be adopted with effect from registration of the SPAC in Delaware) by a special resolution in accordance with the Cayman Act and the SPAC Memorandum and Articles. In connection with the Conversion, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SPAC as a Delaware corporation.

2.8 Company Merger Consideration.

(a) Company Common Units. As consideration for the Company Merger, the Company Common Holders, collectively, shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Stock equal to: (i) 10,000,000, plus (ii) fifteen percent (15%) of the Adjustment Shares (the “Common Merger Consideration Shares”).

(b) Company Preferred Units. As consideration for the Company Merger, the Company Preferred Holders, collectively, shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Stock equal to: (i) the product of (A) the number of Company Preferred Units held by such Company Preferred Holders, multiplied by (B) 1.25, plus (ii) eighty-five percent (85%) of the Adjustment Shares (the “Preferred Merger Consideration Shares” and together with the Common Merger Consideration Shares, the “Merger Consideration Shares”).

2.9 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a) SPAC Public Units. Immediately prior to the Effective Time, each  issued and outstanding SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half (1/2) of one (1) SPAC Public Warrant in accordance with the terms of the SPAC Public Unit, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.9.

(b) SPAC Private Units. Immediately prior to the Effective Time, each  issued and outstanding SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half (1/2) of one (1) SPAC Private Warrant in accordance with the terms of the SPAC Private Unit, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.9.

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(c) SPAC Class B Common Stock. Immediately prior to the Effective Time, all issued and outstanding shares of SPAC Class B Common Stock (other than those described in Section 2.9(f)) shall be converted automatically into shares of SPAC Class A Common Stock in accordance with the terms of the Sponsor Support Agreement, following which, all shares of SPAC Class B Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Class B Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Class B Common Stock shall be exchanged for a certificate (if requested) representing the number of shares of SPAC Class A Common Stock determined in accordance with this Section 2.9(b) upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing shares of SPAC Class B Common Stock (other those described in Section 2.9(f)) shall thereafter represent only the right to receive the number of shares SPAC Class A Common Stock determined in accordance with this Section 2.9(b) and the Sponsor Support Agreement.

(d) SPAC Class A Common Stock. At the Effective Time, each issued and outstanding share of SPAC Class A Common Stock (excluding those described in Section 2.9(e) and Section 2.9(f)) shall be converted automatically into one share of Pubco Stock, following which, all shares of SPAC Class A Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Class A Common Stock shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing shares of SPAC Class A Common Stock (other those described in Section 2.9(g)) shall thereafter represent only the right to receive the same number of shares of Pubco Stock.

(e) SPAC Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Stock in lieu of SPAC Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.

(f) Redeeming Shares. At the Effective Time, each issued and outstanding share of SPAC Class A Common Stock in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the Conversion Organizational Documents (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the Conversion Organizational Documents.

(g) Treasury Shares. Notwithstanding Section 2.9(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of SPAC Class A Common Stock or SPAC Class B Common Stock that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such shares of SPAC Class A Common Stock or SPAC Class B Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) SPAC Merger Sub Shares. At the Effective Time, all of the shares of SPAC Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

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2.10 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Units.

(i) Company Common Units. At the Effective Time, each issued and outstanding Company Common Unit (other than those described in Section 2.10(b)) will automatically be cancelled and cease to exist in exchange for the right to receive the Per Unit Common Merger Consideration Shares, with the Company Common Holders being entitled to receive the Common Merger Consideration Shares, without interest, upon delivery of the Transmittal Documents in accordance with Section 2.12(d). As of the Effective Time, the Company Common Holders shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(ii) Company Preferred Units. At the Effective Time, each issued and outstanding Company Preferred Unit (other than those described in Section 2.10(b)) will automatically be cancelled and cease to exist in exchange for the right to receive the Per Unit Preferred Merger Consideration Shares, with each Company Preferred Holder being entitled to receive its Preferred Merger Consideration Shares, without interest, upon delivery of the Transmittal Documents in accordance with Section 2.12(d). As of the Effective Time, each Company Preferred Holder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b) Treasury Units. Notwithstanding Section 2.10(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Units that are owned by the Company in treasury or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Units shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Company Merger Sub Interests. At the Effective Time, each issued and outstanding membership interest of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a membership interest of the Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only membership interests of the Company Surviving Subsidiary.

2.11 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.12 Exchange Procedures.

(a) Prior to the Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Certificates and Company Certificates for shares of Pubco Stock.

(b) At the Effective Time, (i) the holders of SPAC Ordinary Shares will surrender their share certificates or other instruments representing the SPAC Ordinary Shares (collectively, the “SPAC Certificates”) and (ii) the Company Holders will surrender their unit certificates or other instruments representing the Company Units and written acknowledgement of the termination of their rights to such Company Units (collectively, the “Company Certificates”), if any, or in the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(i), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(c) Certificates representing the shares of Pubco Stock shall be issued to the Company Holders and SPAC Shareholders upon surrender of the Company Certificates and SPAC Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case

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of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(i)) for cancellation to Pubco or the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and SPAC Certificates such certificates representing the number of shares of Pubco Stock for which their Company Units and SPAC Ordinary Shares, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(h), and the Company Certificates and the SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration Shares pursuant to this Article II.

(d) If certificates representing shares of Pubco Stock are to be issued in a name other than that in which the Company Certificates or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Pubco Stock in any name other than that of the registered holder of the Company Certificates or SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(e) Each Company Common Holder shall be entitled to receive the Per Unit Common Merger Consideration Shares for each Company Common Unit represented by the Company Certificate(s) (excluding any equity securities described in Section 2.10(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Units (or a Lost Certificate Affidavit), (ii) if an individual, a spousal consent duly executed by the spouse of such Company Common Holder, and (iii) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(f) Each Company Preferred Holder shall be entitled to receive the Per Unit Preferred Merger Consideration Shares for each Preferred Common Unit represented by the Company Certificate(s) (excluding any equity securities described in Section 2.10(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the Transmittal Documents. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(h) No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates that have not yet been surrendered with respect to the shares of Pubco Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or SPAC Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Stock.

(i) In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(h).

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2.13 Intended Tax Treatment.

(a) The Parties hereby agree and acknowledge that the Mergers, taken together and as part of an integrated transaction, are intended to qualify for the Intended Tax Treatment. Each of the Company, Pubco, Company Merger Sub, and SPAC Merger Sub shall use reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which to its knowledge would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. If the Parties cannot achieve the Intended Tax Treatment, notwithstanding anything to the contrary set forth in this Agreement, (i) each of the Parties shall, and shall cause their Affiliates to, (A) cooperate with each other and their respective counsel and (B) take any and all reasonable actions, in each case, to the extent necessary to ensure that each of the Mergers, either alone or together and as part of an integrated transaction, will, at a “more likely than not” (or higher) level of comfort, be treated as a Qualifying Tax Transaction.

(b) Neither the Company, Pubco, Company Merger Sub, or SPAC Merger Sub shall take any Tax position on any Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, or otherwise inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). If any taxing authority disputes the Intended Tax Treatment, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Information Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”): (i) the Company and Pubco shall each use their respective reasonable best efforts to deliver to Ellenoff Grossman & Schole LLP, counsel to Pubco, and to Reed Smith LLP, counsel to the Company, customary Tax representation letters satisfactory to each such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Information Statement or any other filing required by applicable Law, (ii) Pubco shall use its reasonable best efforts to cause Ellenoff Grossman & Schole LLP to furnish a Tax Opinion addressed to Pubco, subject to customary assumptions and limitations, satisfactory to the SEC, and (iii) the Company shall use its reasonable best efforts to cause Reed Smith LLP to furnish a Tax Opinion addressed to the Company, subject to customary assumptions and limitations, satisfactory to the SEC.

2.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers, directors and managers, as applicable, of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15 Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines it is required to be deducted and withheld with respect to the making of any such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deduction and withholding to determine whether any such deduction or withholding (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of such deduction and withholding. Any amounts so deducted and withheld shall be timely paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Company, which date shall be no later than on the second (2nd) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Closing Deliveries.

(a) At the Closing, SPAC shall deliver or cause to be delivered to the Company and Pubco:

(i) a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii) a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the Conversion Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii) (1) a copy of the certificate of de-registration issued by the Cayman Registrar in relation to the Conversion and (2) a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation to the Conversion;

(iv) a copy of the Insider Letter Amendment duly executed by SPAC and Sponsor and the Insiders; and

(v) a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.

(b) At the Closing, Pubco shall deliver or cause to be delivered to SPAC:

(i) a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and the Merger Subs, as applicable;

(ii) a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;

(iii) a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco; and

(iv) a copy of the Insider Letter Amendment duly executed by Pubco; and

(v) a copy of the Services Agreement, duly executed by Pubco.

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(c) At the Closing, the Company shall deliver or cause to be delivered to SPAC and Pubco:

(i) a certificate, dated as of the Closing Date, signed by an executive officer or manager of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to the Company;

(ii) a certificate from its secretary or other executive officer or manager certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of managers and the requisite Company Holders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managers and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii) a properly executed certification that no interest in the Company is a “United States real property interest,” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Pubco with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) of the Treasury Regulations.

(d) At the Closing, the Seller shall deliver or cause to be delivered to SPAC and Pubco:

(i) a copy of the Services Agreement, duly executed by the Seller.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company, Pubco, the Merger Subs and the Seller on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law), SPAC represents and warrants to the Company, Pubco, the Merger Subs and the Seller as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Class B Approval and the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which SPAC is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Class B Approval and the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general

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principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the Conversion, the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of SPAC and its shareholders, (ii) approved this Agreement and the Conversion, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3 Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC is required to be obtained in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the filing of (i) the Cayman Conversion Documents with the Cayman Registrar pursuant to the Cayman Act and (ii) the Delaware Conversion Documents with the Delaware Secretary of State pursuant to the DGCL, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of SPAC is $55,500 divided into (A) 500,000,000 SPAC Class A Ordinary Shares, (B) 50,000,000 SPAC Class B Ordinary Shares and (C) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 25,705,000 SPAC Class A Ordinary Shares, of which (x) 25,000,000 were issued in the IPO and (y) 705,000 were issued to, and are currently owned by, the Sponsor and the IPO Underwriters pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 8,333,333 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to

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the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c) As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d) Since the date of incorporation of SPAC, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) As of the date of this Agreement, the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “CCCMU,” “CCCM” and “CCCMW,” respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement.

(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, as of the date hereof, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other

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than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred in connection with the Transactions. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f) Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h) SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

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4.8 Absence of Certain Changes. SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the IPO (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) not, since the IPO, been subject to a Material Adverse Effect.

4.9 Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

4.10 Taxes.

(a) Pubco and its subsidiaries has: (i) timely filed all Income and other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable (other than Taxes which, individually and in the aggregate, are not reasonably expected to be material).

(b) Pubco and its subsidiaries has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of Pubco and its subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the assets of any of Pubco or its subsidiaries, except for statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Pubco. There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) any equity interests in any of Pubco or its subsidiaries

(d) Neither Pubco nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) There are no: (i) pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to any of Pubco or its subsidiaries; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of any of Pubco or its subsidiaries claimed, issued or raised by any Governmental Authority that has not been properly reflected in the consolidated financial statements of Pubco.

(f) Neither Pubco nor any of its subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(g) Neither Pubco nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Sections 1.1502-13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

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(h) Neither Pubco nor any of its subsidiaries: (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax sharing agreement.

(i) No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of Pubco or any its subsidiaries.

(j) Neither Pubco nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is or was Pubco.

(k) Neither Pubco nor any of its subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”; or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

(l) Neither Pubco nor any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(m) Neither Pubco nor any of its subsidiaries (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes; or (ii) has made an entity classification election under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(n) Neither Pubco nor any of its subsidiaries have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Governmental Authority in a jurisdiction where any of Pubco or any of its subsidiaries does not file Tax Returns and pay Taxes that Pubco or any of its subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(o) Neither Public Company nor any of its subsidiaries is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297(a) of the Code) or a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(p) Neither Pubco nor any of its subsidiaries have any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each of Pubco and its subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).

(q) Neither Pubco nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.11 Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

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4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Except for the Contracts with the Sponsor or Cohen which are included in the SEC Reports, Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned,

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contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17 Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, the Merger Subs and the Seller set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco, the Merger Subs or the Seller for the Registration Statement.

4.19 No Other Representations. Except for the representations and warranties expressly made by SPAC in Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, SPAC Merger Sub or Company Merger Sub in Article V, the Company in Article VI and the Seller in Article VII, none of Pubco, the Merger Subs, the Company or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of the Merger Subs, the Company or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Merger Subs, the Company or the Seller. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Merger Subs, the Company and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Seller’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary

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in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Merger Subs, the Seller or any of their respective Affiliates.

4.21 SPAC Trust Account. As of the date of this Agreement, there is at least $250,000,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Company, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS

Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco and the Merger Subs severally and not jointly represent and warrant to SPAC and the Company, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1 Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate or limited liability company power (as applicable) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, SPAC Merger Sub and Company Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents, each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and SPAC Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents), on the part of Pubco or Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Company Merger Sub is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers and members of Company Merger Sub and no other limited liability company proceedings,

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other than as expressly set forth elsewhere in this Agreement, on the part of Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Company Merger Sub is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, SPAC Merger Sub or Company Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco, SPAC Merger Sub or Company Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by each of Pubco, SPAC Merger Sub and Company Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization.

(a) As of the date of this Agreement, (i) Pubco is authorized to issue 550,000,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by an officer or manager of the Company, (ii) SPAC Merger Sub is authorized to issue 1,000 shares of SPAC Merger Sub Common Stock, of which one (1) share is issued and outstanding, which is owned by Pubco and (iii) Pubco is the sole member of Company Merger Sub, holding 100% of the issued and outstanding membership interests in Company Merger Sub.

(b) Prior to giving effect to the Transactions, other than SPAC Merger Sub and Company Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Pubco and Merger Subs’ Activities. Since their formation, Pubco, SPAC Merger Sub and Company Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub and Company Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco, SPAC Merger Sub and Company Merger Sub are not party to or bound by any Contract.

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5.7 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, SPAC Merger Sub or Company Merger Sub or any of their Affiliates.

5.8 Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Company Holders as Merger Consideration Shares and to the SPAC Shareholders in exchange for their shares of SPAC Class A Common Stock or SPAC Class B Common Stock in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens). The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9 Convertible Notes PIPE.

(a) Pubco has delivered to SPAC and the Company true, correct and complete copies of each of the Convertible Notes Subscription Agreements that had been entered into by Pubco with the applicable Convertible Notes Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Convertible Notes Subscription Agreements, there are no other agreements, side letters or arrangements between Pubco and any Convertible Notes Investor relating to any Convertible Notes Subscription Agreement that could materially and adversely affect the obligation of such Convertible Notes Investors to contribute to Pubco the applicable portion of the Convertibles Notes PIPE amount set forth in the Convertible Notes Subscription Agreement of such Convertible Notes Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Convertible Notes Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Pubco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of Pubco, no Convertible Notes Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Pubco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Convertible Notes Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by Pubco or the Merger Subs (including, from and after the Closing) to any Convertible Notes Investor in respect of the Convertible Notes PIPE, except as set forth in the Convertible Notes Subscription Agreements.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, SPAC Merger Sub or Company Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, the Seller or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco, SPAC Merger Sub and Company Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and

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warranties of the Company, the Seller and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco, SPAC Merger Sub or Company Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Seller or SPAC for the Registration Statement.

5.12 No Other Representations. Except for the representations and warranties expressly made by Pubco, SPAC Merger Sub and/or Company Merger Sub in Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco, SPAC Merger Sub or Company Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco, SPAC Merger Sub or Company Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco, SPAC Merger Sub and Company Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, SPAC Merger Sub or Company Merger Sub or any of their respective Representatives. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, the Company in Article VI and the Seller in Article VII, none of SPAC, the Company or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Merger Subs or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Merger Subs or any of their respective Representatives by any Representative of SPAC, the Company or the Seller), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the Company and the Seller. Each of Pubco, SPAC Merger Sub and Company Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the Company and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.12 nothing in this Section 5.12 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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6.3 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding membership or other equity interests of the Company consists of (i) 10,000,000 Company Common Units, and (ii) 51,650,000 Company Preferred Units. Prior to giving effect to the Transactions, all of the issued and outstanding Company Units and other equity interests of the Company (“Company Interests”) are set forth on Schedule 6.3(a), along with the beneficial and record owners thereof, all of which Company Interests and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents. All of the outstanding Company Interests have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not directly or indirectly hold any Company Interests in its treasury. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. The rights, privileges and preferences of the Company Interests are as stated in the Company’s Organizational Documents and as provided by the DLLCA.

(b) There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, profit participation, equity appreciation, phantom equity, or equity-based award or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Immediately prior to the Closing, the Company will have (i) 10,000,000 Company Common Units issued and outstanding, all of which will be owned by the Seller and (ii) 51,650,000 Company Preferred Units issued and outstanding, all of which will be owned by the Preferred Equity Investors, in each case in the amounts set forth on Schedule 6.3(a).

(d) Prior to giving effect to the Transactions, the Company does not have any Subsidiaries or own any equity interests in any other Person.

(e) The Company has never declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the members of the Company have not authorized any of the foregoing.

6.4 Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5 Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or

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modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6 Absence of Certain Changes. Since its formation, the Company has not been subject to a Material Adverse Effect.

6.7 Company Activities. Since its formation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not have any Subsidiaries or own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to the Bitcoin Acquisition and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. The Company does not lease or own any real property or any interest in real property.

6.8 Title to Assets. Immediately prior to the Closing, and subject to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, the Company will have all rights, title and interest in and to the Purchased Bitcoin.

6.9 Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10 Investment Company Act. The Company is not and upon the Closing, Pubco will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required, to register as an “investment company” in each case within the meaning of the Investment Company Act.

6.11 Certain Business Practices.

(a) Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in compliance with anti-money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company, nor, to the Knowledge of the Company, any of its managers, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.12 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

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6.13 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Seller, the Merger Subs, Pubco or any of their respective Affiliates.

6.14 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15 Material Contracts. The Company has made available to SPAC true, correct, and complete copies of all material Contracts in effect on the date of this Agreement. Each such Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not in breach of or default under in any material respect, nor has the Company provided or received any notice of any intention to terminate any such Contract. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

6.16 No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco, SPAC Merger Sub and Company Merger Sub in Article V and the Seller in Article VII, none of SPAC, Pubco, the Merger Subs or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, the Merger Subs or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Merger Subs or the Seller. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, the Merger Subs and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.16 nothing in this Section 6.16 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

6.17 Taxes.

(a) The Company and its subsidiaries has: (i) timely filed all Income and other material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable (other than Taxes which, individually and in the aggregate, are not reasonably expected to be material).

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(b) The Company and its subsidiaries has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and each of the Company and its subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the assets of any of the Company or its subsidiaries, except for statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of the Company. There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) any equity interests in any of the Company or its subsidiaries

(d) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) There are no: (i) pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to any of the Company or its subsidiaries; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of any of the Company or its subsidiaries claimed, issued or raised by any Governmental Authority that has not been properly reflected in the consolidated financial statements of the Company.

(f) Neither the Company nor any of its subsidiaries have waived any statute of limitations for the period of assessment or collection of Taxes or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(g) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Sections 1.1502-13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

(h) Neither the Company nor any of its subsidiaries: (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax sharing agreement.

(i) No power of attorney related or attributable to Taxes that currently is in effect has been granted by any of the Company or any its subsidiaries.

(j) Neither the Company nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is or was the Company.

(k) Neither the Company nor any of its subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law); (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations

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Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”; or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

(l) Neither the Company nor any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(m) Neither the Company nor any of its subsidiaries (i) is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes; or (ii) has made an entity classification election under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(n) Neither the Company nor any of its subsidiaries have or have had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Governmental Authority in a jurisdiction where any of the Company or any of its subsidiaries does not file Tax Returns and pay Taxes that the Company or any of its subsidiaries is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(o) Neither the Company nor any of its subsidiaries is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297(a) of the Code) or a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(p) Neither the Company nor any of its subsidiaries have any liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). Each of the Company and its subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).

(q) Neither the Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, the Seller represents and warrants to SPAC, Pubco, the Merger Subs and the Company, as of the date of this Agreement and as of the Closing, as follows:

7.1 Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. The Seller has good, valid and marketable title to the Company Units set forth opposite its name on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which such Seller is a party by which such Seller is bound with respect to the voting or transfer of any of such Seller’s Company Units other than this Agreement.

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7.4 Government Approvals. No Consent of any Governmental Authority on the part of the Seller is required in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.5 Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Seller of the Transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law applicable to the Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

7.7 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Merger Subs, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by the Seller or any of its Affiliates.

7.8 Information Supplied. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Merger Subs, Pubco or any of their respective Affiliates.

7.9 No Other Representations. Except for the representations and warranties expressly made by the Seller in this Article VII (as modified by the Company Disclosure Schedules and the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Seller nor any other Person on the Seller’s behalf makes any express or implied representation or warranty with respect to the Seller or any of the Seller’s business, operations, assets or Liabilities, or the Transactions, and the Seller hereby expressly disclaims any other representations or warranties, whether implied or made by the Seller or any of its Representatives. The Parties hereto (other than the Seller) acknowledge that, except for the representations and warranties expressly made by the Seller in this Article VII, the

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Seller is not making and has not made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Merger Subs or the Seller. Each Party, other than the Seller, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that the Seller has specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.9, nothing in this Section 7.9 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.14, each of the Company, Pubco, the Merger Subs and Seller shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to the Pubco, the Company, Merger Subs or the Seller, as SPAC or its Representatives may reasonably request regarding Pubco, the Company, Merger Subs or the Seller and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of Pubco, the Company, Merger Subs and the Seller to reasonably cooperate with SPAC, Pubco and their respective Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or the Merger Subs.

(b) During the Interim Period, subject to Section 8.14, SPAC shall give, and shall cause its Representatives to give, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or its Subsidiaries, as the Company or Pubco or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or its Subsidiaries.

8.2 Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Company Disclosure Schedules, or as required by the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or applicable Law, Pubco, the Merger Subs and the Company shall (i) only engage in activities relating to the initial organization and commencement of their respective operations, the Transactions (including the Bitcoin Acquisition) and the Services Agreement, (ii) comply with all Laws applicable to them and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or the Merger Subs shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except for any amendment or change to the Pubco Organizational Documents pursuant to Section 8.19;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Merger Subs;

(viii) terminate, or waive or assign any material right under, any material contract of the Company or enter into any contract that would be a material contract of the Company;

(ix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xi) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Units, and (ii) the Seller shall not sell, transfer or dispose of any Company Units.

8.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions (including the Conversion and as contemplated by any Transaction Financing) or applicable Law, SPAC shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in

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all material respects, its business organization, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Memorandum and Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination, by way of an amendment to the SPAC Memorandum and Articles, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including the Conversion and as contemplated by any Transaction Financing) or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses);

(v) make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for Pubco or any of its subsidiaries, or the Company or its Affiliates;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right or obligation under any SPAC Material Contract or enter into any new Contract that would be a SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xi) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

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(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xiv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Company (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvi) other than the SPAC Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(xvii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii) authorize or agree to do any of the foregoing actions.

8.4 Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement (the “Audit Delivery Date”), the Company shall deliver to SPAC, the audited and/or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (the “Required Financial Statements”); provided, however, that the Audit Delivery Date shall be automatically extended for a period of fifteen (15) days (or such longer period as the Company and SPAC may mutually agree in writing) if the Company is cooperating in good faith with its auditors to deliver the Required Financial Statements. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The required audited financial statements shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement, the Company and Pubco shall deliver to SPAC, the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable, as of the end of such three-month period, and the related unaudited consolidated income statement, changes in shareholder equity (or, in the case of the Company, membership equity) and statement of cash flows for the three-month quarterly period then ended.

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than sixty (60) days thereafter, and to the extent required for the Registration Statement, the Company and Pubco shall deliver to SPAC, the audited consolidated financial statements of the Company and Pubco, consisting of the balance sheet of the Company and Pubco, as applicable, as of the end of such fiscal year, and the related audited consolidated income statement, changes in shareholder equity (or, in the case of the Company, membership equity) and statement of cash flows for the fiscal year then ended. Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the date or for the periods indicated, in accordance with GAAP.

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8.5 SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Stock and Pubco Public Warrants, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Stock and the Pubco Public Warrants to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs, the Seller and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of the Company or the Seller (other than in the ordinary course of business consistent with past practice) or (y) any of the Company Units or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Company Units or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Company, the sale of any portion of the Purchased Bitcoin and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. Each of the Company, Pubco, the Merger Subs, and the Seller acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Merger Subs and the Seller each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e)  becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by

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this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) Following the date of this Agreement, SPAC, Pubco and the Company shall prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s and Pubco’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of SPAC Securities and to the Company Holders at the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution), the adoption and approval of this Agreement and the Transactions (including the SPAC Merger, the Conversion, the adoption and approval of the Conversion Organizational Documents and, to the extent required, the issuance of any shares in connection with the any Transaction Financing) as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger, (iii) the adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in

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the Incentive Plan (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 8.15 hereof, (v) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, and (vi) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, the DGCL and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, SPAC may make one or more successive postponements or adjournments, or with the consent of a majority of the SPAC Shareholders present at the Extraordinary General Meeting in accordance with Section 8.11(d) and subject to applicable Law and the SPAC Memorandum and Articles. In connection with the Registration Statement, SPAC, Pubco and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Seller shall provide SPAC and Pubco with such information concerning the Company, the Seller and their respective equityholders, officers, directors, members, managers, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and the Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC, Pubco and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, Pubco and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC and the Company, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c) SPAC, Pubco and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall promptly call and convene the Extraordinary General Meeting. SPAC shall, through the SPAC Board, subject to Section 8.11(d)(ii), recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties.

(i) Subject to Section 8.11(d)(ii), the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”)

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if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement and (D) if the Company requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. An “Intervening Event” shall mean any material and negative event after the date of this Agreement that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the Extraordinary General Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (B) the Transactions and/or this Agreement or any Ancillary Document (or any actions taken pursuant to this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority or any other Person), (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii) and (iii) of the definition thereof. For the avoidance of doubt, in the event that the SPAC Board does not make an Intervening Event Change in Recommendation, the SPAC Board shall still be permitted to advise SPAC Shareholders of their right to redeem in the Redemption and provide the SPAC Shareholders with a detailed explanation and rationale for such advice.

(iii) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to postpone such meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iv) To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any Modification in Recommendation, (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the SPAC Shareholder Approval Matters for approval by the SPAC Shareholders and (z) SPAC agrees that if the Required Shareholder Approval shall not have been obtained at any such Extraordinary General Meeting, then SPAC shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 8.11, and hold additional Extraordinary General Meetings in order to obtain the Required Shareholder Approval. SPAC Board, in their absolute discretion and subject to applicable Law and the SPAC Memorandum and Articles, may postpone the Extraordinary General Meeting for which a notice has been issued, or with the consent of the majority of SPAC Shareholders present at such Extraordinary General Meeting, adjourn such Extraordinary General

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Meeting, if the SPAC Board decided for any reason not to hold such Extraordinary General Meeting, including but not limited to, (i) for the absence of a quorum, (ii) to solicit additional proxies for the purpose of obtaining the Required Shareholder Approval, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extraordinary General Meeting, and (iv) if necessary or desirable in the reasonable determination of the SPAC Board, all in accordance with the SPAC Memorandum and Articles and applicable Law; provided, that in the event of any such postponement, the SPAC Board shall use its commercially reasonable efforts to reconvene such Extraordinary General Meeting as promptly as practicable following the time that such matters are resolved in order to obtain the Required Shareholder Approval.

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12 Company Holder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of the Company Common Holders or otherwise solicit written consents in order to obtain the Required Company Holder Approval (the “Company Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Common Holders proxies in favor of the Required Company Holder Approval prior to such Company Meeting, and to take all other actions necessary or advisable to secure the Required Company Holder Approval, including enforcing the Voting Agreement.

8.13 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor and the SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, or the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.
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8.14 Confidential Information.

(a) The Company, Pubco, the Merger Subs and the Seller each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs, the Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, Pubco, the Merger Subs, the Company and the Seller shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Pubco, the Merger Subs, the Company and the Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at its sole expense, a protective Order or other remedy or waive compliance with this Section 8.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

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8.15 Post-Closing Pubco Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) persons, including (i) five (5) persons who are designated, prior to the Closing, by the Company, one of whom shall be Anthony Pompliano (who shall also be the chairman of the Post-Closing Pubco Board and the chief executive officer of Pubco upon the Closing), and at least four (4) of whom shall be required to qualify as an independent director under Nasdaq rules and any other independence criteria required by applicable Law, (ii) one (1) person designated by SPAC, who shall either be a Class II or Class III Director pursuant to the Pubco A&R Organizational Documents, and (iii) one (1) person whom shall be required to qualify as an independent director under Nasdaq rules (who shall be the lead independent director) mutually selected by the Sponsor and the Company prior to the Closing. In accordance with the Pubco A&R Organizational Documents as in effect at the Closing, the Post-Closing Pubco Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such initial term effective from the Closing until the first annual meeting of the Pubco stockholders after the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such initial term effective from the Closing until the second annual meeting of the Pubco stockholders after the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third a class of directors, the Class III Directors serving a three (3) year term. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, SPAC and the Company.

(b) The Parties shall take all action necessary, so that the individuals serving as the chief executive officer of Pubco immediately after the Closing will be the same individual (in the same office) as that of the Company immediately prior to the Closing.

8.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Merger Subs (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or the Merger Subs, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, SPAC and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco and the Merger Subs to the extent permitted by applicable Law. The provisions of this Section 8.16(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.16(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.16(a).

(b) Prior to the Effective Time, SPAC shall obtain and the Company (or after the Closing, Pubco) shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

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8.17 Use of Proceeds.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.17(b).

(b) The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of any Transaction Financing shall be used to pay or reimburse (i) first, any accrued SPAC Expenses and any premiums for the D&O Insurance, (ii) second, to pay any accrued Company Expenses, and (iii) third, to purchase Bitcoin to be held by Pubco. Any remaining cash in the Trust Account and remaining net proceeds of the Convertible Notes PIPE and any Transaction Financing shall be disbursed to Pubco and used for Pubco’s working capital and general corporate purposes.

8.18 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Public Units, SPAC Class A Ordinary Shares (or as applicable, following the Conversion, SPAC Class A Common Stock) and SPAC Public Warrants to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock and the Pubco Public Warrants, respectively) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.

8.19 Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) in a manner reasonably acceptable to SPAC.

8.20 Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco and the Company shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21 Private Placement Transactions.

(a) Pubco shall use its best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Convertibles Notes Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Notes Subscription Agreements, and exercising its right to specifically enforce the Convertible Notes Subscription Agreements pursuant to the terms thereof.

(b) SPAC shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Preferred Equity Investment Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Preferred Equity Investment Subscription Agreements, and exercising its right to specifically enforce the Preferred Equity Investment Subscription Agreements pursuant to the terms thereof.

8.22 Transaction Financing.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco may, but shall not be required to, enter into financing agreements (any such agreements, the “Additional Financing Agreements” and, together with the Subscription Agreements, the “Financing Agreements”), in addition to the Convertible Notes PIPE, and Preferred Equity Investment on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or as a committed equity line facility or otherwise), and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Additional Transaction Financing” and, together with the Convertible Notes PIPE and Preferred Equity Investment, the “Transaction Financing”). The Parties acknowledge that SPAC has engaged Cohen and Clear Street to serve as lead placement agents for the Transaction Financing.

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(b) SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period, SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

8.23 Bitcoin Acquisition.

(a) Within fifteen (15) days after the date of this Agreement, the Company shall instruct the Custodian to purchase Bitcoin equal to the Preferred Equity Investment (such purchased Bitcoin, the “Purchased Bitcoin”) and such Purchased Bitcoin shall be placed into a custodial account with Anchorage Digital Bank, N.A serving as the custodian (the “Custodian”). The Custody Agreement entered into on the date hereof shall provide that the Purchased Bitcoin may only be released from the custodial account pursuant to a joint instruction of SPAC and the Company. Within two (2) days following the date upon which all of the Purchased Bitcoin has been purchased, the Company shall deliver to SPAC, a trade confirmation (the “Trade Confirmation”) from the Custodian setting forth the time weighted average price for the period of time during which the Bitcoin Acquisition occurred.

(b) At the Closing, the Purchased Bitcoin shall be contributed to Pubco, and the Purchased Bitcoin shall be placed in a custodial account for the benefit of Pubco with a custodian to be mutually agreed upon prior to the Closing by SPAC and the Company.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Required Company Holder Approval. The Company Meeting shall have been held in accordance with the DLLCA and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Common Holders shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Holder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

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(e) Nasdaq Listing. The shares of Pubco Stock shall have been approved for listing on Nasdaq, subject only to notice of issuance.

(f) Convertible Notes PIPE. The Convertible Notes PIPE shall have been consummated in accordance with the terms of the Convertible Notes Subscription Agreements.

(g) Antitrust Filings. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the Hart-Scot-Rodino Act or any other applicable Antitrust Laws shall have expired and all other necessary consents of any Governmental Authority shall have been obtained, made or expired, as applicable.

9.2 Conditions to Obligations of the Company, Pubco, the Merger Subs and the Seller. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, the Merger Subs and the Seller to consummate the Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties.

(i) The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement.

(d) SPAC Conversion. The Conversion shall have been consummated in accordance with Section 2.7.

9.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 9.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a) Representations and Warranties.

(i) The Company Fundamental Representations (other than Section 6.3(a)), Pubco and Merger Subs Fundamental Representations (other than Section 5.5(a)) and Seller Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations, Pubco and Merger Subs Fundamental Representations or Seller Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

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(ii) The representations and warranties of the Company, Pubco, the Merger Subs contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of the Company, Pubco, Merger Subs and Seller (other than the Company Fundamental Representations, Pubco and Merger Subs Fundamental Representations and Seller Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or the Seller.

(b) Agreements and Covenants. Each of the Company, Pubco, the Merger Subs and the Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Seller since the date of this Agreement.

(d) Certain Ancillary Documents.

(i) The Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(ii) The Services Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Pubco Chief Executive Officer. As of the Closing, Anthony Pompliano shall be have been appointed and shall be serving as the chief executive officer of Pubco.

(f) Key Employee Employment Agreements. Pubco and each Key Employee shall have entered into new employment agreements in a form mutually satisfactory to SPAC and the Company, each of which shall be in full force and effect as of the Closing (the “Employment Agreements”).

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Seller, Pubco or the Merger Subs) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is ten (10) months from the date of this Agreement (the “Original Outside Date,” and as such date may be extended pursuant to this Section 10.1(b), the “Outside Date”) (provided, that if, on or prior to the Original Outside Date, the SEC has not declared the Registration Statement effective or Nasdaq has not approved the listing of the Pubco Stock, the Original Outside Date shall be automatically extended to the later of one (1) month from the Original Outside Date or one (1) month from the date of most recent submission to the SEC or Nasdaq, as applicable); provided further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) five (5) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company or the Seller is in material uncured breach of this Agreement;

(e) by written notice by the Seller to SPAC within ten (10) Business Days after there has been a Modification in Recommendation and SPAC Board has breached its obligations under Section 8.11 by failing to call, give notice of, convene or hold the Extraordinary General Meeting in accordance with Section 8.11;

(f) by written notice by SPAC to the Company, if (i) there has been a breach by the Company or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(g) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement;

(h) without prejudice to the SPAC’s obligations under Section 8.11(d)(i), by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained; or

(i) by written notice by SPAC to the Company if the Required Financial Statements have not been delivered to SPAC by the Audit Delivery Date pursuant to Section 8.4(a).

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.14, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

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Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. The Company, Pubco, the Merger Subs and the Seller hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Public Shares (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus and the SPAC Memorandum and Articles, except for any amounts released to pay SPAC’s taxes, SPAC may disburse monies from the Trust Account only in accordance with the SPAC Memorandum and Articles: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with any shareholder vote for on a proposed Business Combination, but only in the event that the applicable Business Combination is approved and consummated; (b) to Public Shareholders who elect to have their SPAC Class A Ordinary Shares repurchased by means of a tender offer; (c) to Public Shareholders if an amendment is made to the SPAC Memorandum and Articles prior to the consummation of a Business Combination (i) to modify the substance or timing of SPAC’s obligations to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if SPAC has not consummated a Business Combination within twenty four (24) months after the closing of the IPO; or (ii) with respect to any other material provisions relating to (x) the rights of holders of SPAC Class A Ordinary Shares; or (ii) pre-initial Business Combination activity, upon the effectiveness of any such amendment; or (d) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, including any interest earned on the amounts held in the Trust Account (which interest shall be net of any taxes and up to $100,000 of interest to pay dissolution expenses); and (e) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, the Merger Subs and the Seller hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, the Merger Subs, or the Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, the Merger Subs and the Seller on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, the Merger Subs, and the Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, the Merger Subs, and the Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, either Merger Sub, the Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, the Merger Subs or the Seller to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Merger Subs from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown,

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both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

Article XII
MISCELLANEOUS

12.1 Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.12, 6.16 and 7.9 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.15, Section 8.16, Section 8.23(b), Section 11.1 and this Article XII.

12.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, to:
Columbus Circle Capital Corp I
3 Columbus Circle, 24th Floor
New York, New York 10019
	Attention:	Gary Quin
	Email:	gquin@cohencm.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
	Attn:	Douglas S. Ellenoff, Esq.
Stuart Neuhauser, Esq.
Meredith Laitner, Esq.
	Email:	ellenoff@egsllp.com
sneuhauser@egsllp.com
mlaitner@egsllp.com

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If to Pubco, the Seller, either Merger Sub, or the Company after the Closing or to SPAC at, prior to or after the Closing, to:

ProCap Financial, Inc.
600 Lexington Avenue, Floor 2
New York, NY 10022
Attn:	Anthony Pompliano
Email:	[***]

with a copy (which will not constitute notice) to:

Reed Smith LLP 2850 N. Harwood Street, Suite 1500 Dallas, TX 75201
Attn:	Lynwood Reinhardt, Esq.
Jennifer Riso, Esq.
Katie Geddes, Esq.
Email:	lreinhardt@reedsmith.com
jriso@reedsmith.com
kgeddes@reedsmith.com

12.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of the Pubco, Company, the Merger Subs or the Seller) or the Company (in the case of SPAC), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4 Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.15(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.15.

12.5 Fees and Expenses.

(a) Subject to Sections 11.1 and 12.5(a), all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all SPAC Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b) Notwithstanding the terms of Section 12.5(a), the SPAC and the Company each agree to each be responsible for fifty percent (50%) of all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, (ii) submitting to Nasdaq a listing application for the shares of Pubco Stock (including any filing fees arising therefrom) and (iii) under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Conversion and the fiduciary duties that may apply to the directors of the Parties) shall be governed by and construed in accordance with, the laws of the Cayman Islands, without regard

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to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.2. Nothing in this Section 12.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.7 WAIVER OF JURY TRIALArticle I. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.10 Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, the Merger Subs, the Company and the Seller.

12.11 Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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12.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in.pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the SPAC and/or its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to any other Party to the Agreement or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Merger Subs and the Seller, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement and the Ancillary Documents, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, SPAC, the Company, the Seller or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to such respective party, shall be controlled by such respective party and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party (including, after the Effective Time, the SPAC Surviving Subsidiary and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Reed Smith LLP (“Reed Smith”) may have, prior to Closing, jointly represented the Company and Seller in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented the Company, the Seller and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Reed Smith will be permitted in the future, after Closing, to represent the Company and the Seller or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Seller shall be deemed the clients of Reed Smith with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

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IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:
COLUMBUS CIRCLE CAPITAL CORP I
By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer
Pubco:
PROCAP FINANCIAL, INC.
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC Merger Sub:
CRIUS SPAC MERGER SUB, INC.
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer
Company Merger Sub:
CRIUS MERGER SUB, LLC
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

Annex A-1-65

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:
PROCAP BTC, LLC
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer
The Seller:
INFLECTION POINTS INC
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

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EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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EXHIBIT D

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EXHIBIT E

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EXHIBIT F

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EXHIBIT G

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Annex A-2

FIRST AMENDMENT
TO THE
BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement dated as of July 28, 2025 amends the Business Combination Agreement, dated as of June 23, 2025 (the “Original Agreement,” as amended pursuant to this First Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Columbus Circle Capital Corp I, a Cayman Islands exempted company (“SPAC”), (ii) ProCap Financial, Inc., a Delaware corporation (“Pubco”), (iii) Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), (v) ProCap BTC, LLC, a Delaware limited liability company (the “Company”), and (vi) Inflection Points Inc, d/b/a Professional Capital Management, a Delaware corporation (the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 12.10 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the Original Agreement, including to allocate fifteen percent (15%) of the Adjustment Shares to non-redeeming Public Shareholders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to the Original Agreement.

(a) The fourth Recital of the Original Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) following the Conversion (as defined below), SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving shares of Pubco Stock in exchange for the shares of SPAC Class A Common Stock held by such shareholders in accordance with the terms of this Agreement and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Conversion and the Transaction Financings, the “Transactions”), and with Company Holders receiving shares of Pubco Stock in exchange for the Company Units held by such Company Holders in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

(b) Section 1.1 of the Original Agreement is hereby amended to add the following definitions therein:

“Per SPAC Share Consideration” means (i) a number of shares of Pubco Stock issued in exchange for each share of SPAC Class A Common Stock, equal to the sum of (i) one (1) share of Pubco Stock plus (ii) a number of shares of Pubco Stock equal to the quotient obtained by dividing (a) the aggregate number of SPAC Adjustment Shares by (b) the aggregate number of SPAC Public Shares issued and outstanding as of the Effective Time that are not redeemed or converted in the Redemption.

Annex A-2-1

“SPAC Adjustment Shares” means a number of shares of Pubco Stock equal to fifteen percent (15%) of the Adjustment Shares.

(c) Section 2.8(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Company Common Units. As consideration for the Company Merger, the Company Common Holders, collectively, shall be entitled to receive from Pubco, in the aggregate, 10,000,000 shares of Pubco Stock (the “Common Merger Consideration Shares”).”

(d) Section 2.9(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“SPAC Class A Common Stock. At the Effective Time, each issued and outstanding share of SPAC Class A Common Stock (excluding those described in Section 2.9(e) and Section 2.9(f)) shall be converted automatically into the Per SPAC Share Consideration, provided, however, that each issued and outstanding share of SPAC Class A Common Stock held by the Sponsor and the IPO Underwriters shall be converted automatically into one (1) share of Pubco Stock, following which, all shares of SPAC Class A Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Class A Common Stock shall be exchanged for a certificate (if requested) representing the Per SPAC Share Consideration (other than each share of SPAC Class A Common Stock held by the Sponsor and the IPO Underwriters, which shall be exchanged for a certificate (if requested) representing one (1) share of Pubco Stock) upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing shares of SPAC Class A Common Stock (other those described in Section 2.9(g)) shall thereafter represent only the right to receive the Per SPAC Share Consideration (other than certificates representing shares of SPAC Class A Common Stock held by the Sponsor and the IPO Underwriters, which shall represent only the right to receive one (1) share of Pubco Stock).

(e) Section 4.10 of the Original Agreement is hereby amended such that in each and every instance in which the capitalized term “Pubco” appears in Section 4.10, such term shall be considered amended and replaced by the term “SPAC”.

(f) Section 4.10(o) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(o) [Reserved].”

(g) The second sentence of Section 8.11(a) of the Original Agreement is hereby replaced with the following:

“The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution), the adoption and approval of this Agreement and the Transactions (including the SPAC Merger, the Conversion, the adoption and approval of the Conversion Organizational Documents and, to the extent required, the issuance of any shares in connection with the any Transaction Financing) as a Business Combination, (ii) the adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in the Incentive Plan (the approvals described in foregoing clauses (i) and (ii), collectively, the

Annex A-2-2

“SPAC Shareholder Approval Matters”), (iii) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 8.15 hereof, (iv) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, and (v) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, the DGCL and the rules and regulations of the SEC and Nasdaq.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.11 and 12.13 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:
COLUMBUS CIRCLE CAPITAL CORP I
By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer
Pubco:
PROCAP FINANCIAL, INC.
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, each party has caused this Fist Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC Merger Sub:
CRIUS SPAC MERGER SUB, INC.
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer
Company Merger Sub:
CRIUS MERGER SUB, LLC
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

Annex A-2-5

IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:
PROCAP BTC, LLC
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer
The Seller:
INFLECTION POINTS INC
By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

Annex A-2-6

Annex B

CCCM INTERIM CHARTER

CERTIFICATE OF INCORPORATION

OF

COLUMBUS CIRCLE CAPITAL CORP. I, INC.

[          ], 2025

Columbus Circle Capital Corp. I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

ARTICLE I
NAME

The name of the Corporation is Columbus Circle Capital Corp. I, Inc.

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a Business Combination.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 555,000,000 shares, consisting of (a) 550,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The Common Stock will consist of two classes: (i) 500,000,000 shares of Class A Common Stock and (ii) 50,000,000 shares of Class B Common Stock.

Section 4.2 Preferred Stock. Subject to Article IX of this Certificate of Incorporation (this “Certificate”), the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

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(ii) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iv) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive ratable dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options or convertible securities to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5 Variation of Rights.

(a) If at any time the capital stock of the Corporation is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Corporation is being wound up, be varied only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. For any such meeting, the necessary quorum shall be at least one-third of the issued shares of the class, and any holder of shares of the class present in person or by proxy may demand a poll.

(b) The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.6 Fractional Shares. The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

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ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, designated Class I, Class II and Class III. The authorized number of directors may be changed only by resolution of the Board. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate (the “Effective Time”), the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Sections 5.5 hereof and except as otherwise required by this Certificate, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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Section 5.5 Preferred Stock-Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. The annual meeting of stockholders of the Corporation shall be held at such date and time as shall be designated from time to time by the Board of Directors. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders of record, owning not less than 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares of capital stock required to approve such action.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee

Annex B-4

in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the Effective Time and terminating upon the first to occur of the consummation of the Corporation’s initial Business Combination and the distribution of the Trust Account pursuant to this Article IX. No amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination.

(b) Unless a stockholder vote is required by law or the rules of the Nasdaq, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.

(c) Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.

Section 9.2 Redemption Rights.

(a) In the event that the Corporation fails to consummate a Business Combination by  the date that is twenty-four (24) months after the closing date of the IPO, such earlier date as the Directors may approve in accordance with this Certificate or such later date as the stockholders of the Corporation may approve in accordance with this Certificate (the “Termination Date”), the Corporation shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price (the “Termination Redemption Event”); and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of a Termination Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

Annex B-5

(b) In the event that a Business Combination is consummated by the Corporation other than in connection with a stockholder vote under Section 9.1, the Corporation will, subject to as provided below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”), provided however that the Corporation shall not redeem those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of twenty (20) business days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(c) In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will in connection with a Business Combination either:

(i) notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 9.2(b) and on no other basis; or

(ii) if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the Nasdaq (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than fifteen percent (15%) of the total Public Shares sold in the IPO.

(d) In the event the Board proposes any amendment to Article IX or to any of the other rights of the Common Stock as set out in Section 4.3, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is (i) duly approved by either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of at least two-thirds of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of all of the votes of all the shares entitled to vote thereon; and (ii) the amended Certificate of Incorporation reflecting such amendment are filed at the Secretary of State of Delaware, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

Section 9.3 Distributions from the Trust Account.

(a) A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of a Termination Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.2. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.

Annex B-6

(b) Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) a Termination Redemption Event or in payment of the acquisition price for any shares which the Corporation elects to purchase, redeem or otherwise acquire in accordance with this Article IX, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation to pay the Corporation’s tax obligations and up to US$100,000 of such interest may also be released from the Trust Account to pay any dissolution expenses of the Corporation if applicable.

(c) Provided that in the event that the Corporation enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event that any surplus assets (the “Residual Assets”) of the Corporation remain following the Corporation’s having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions, Residual Assets shall be distributed (on a pro rata basis) among the holders of shares of Common Stock.

Section 9.4 Issuance of Shares or Other Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any other securities that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with Public Shares on any Business Combination proposal.

Section 9.5 Transactions with Affiliates. The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with the Sponsor (as defined below) or any of the directors or officers of the Corporation, the Corporation shall obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions stating that the consideration to be paid by the Corporation in such a Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 Class B Share Conversion.

(a) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the consummation of the Business Combination.

(b) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to or in connection with the closing of the initial Business Combination (as defined below), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Common Stock issued and outstanding upon completion of the IPO (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement units issued to Columbus Circle 1 Sponsor Corp LLC (the “Sponsor”), or an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation, (c) minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

(c) Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class, and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Annex B-7

(d) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

(e) Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 9.6. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 9.6 and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

Section 9.7 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

ARTICLE X

DEFINITIONS AND INTERPRETATION

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more Target Businesses at Fair Value.

“Domestication” means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of DGCL, and Section 206 of the Cayman Islands Companies Law and shall no longer be considered a company incorporated in the Cayman Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

“Fair Value” means a value that is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting commissions and any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

“Initial Stockholder” means the Sponsor, the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.

“IPO” means the initial public offering of securities of the Corporation, which offering closed on May 19, 2025.

“Per-Share Redemption Price” means:

(a) with respect to a Termination Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including interest but net of taxes payable) divided by the number of then outstanding Public Shares; and

(b) with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two business days prior to the consummation of the Business Combination (including interest but net of taxes payable and excluding up to US$100,000 of any interest earned to pay dissolution expenses), divided by the number of then outstanding Public Shares.

“Public Shares” means the Class A ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Class A Common Stock of the Corporation upon the effectiveness of Domestication.

“Registration Statement” means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on May 15, 2025 and the Corporation’s registration statement on Form S1MEF filed with the SEC and immediately deemed effective.

“SEC” means the United States Securities and Exchange Commission.

“Target Business” means any business or entity with whom the Corporation wishes to undertake a Business Combination.

Annex B-8

“Trust Account” means the trust account established by the Corporation prior to the IPO and into which a certain amount of the IPO net proceeds and the net proceeds from a simultaneous private placement of units simultaneously with the closing of the IPO, are deposited.

ARTICLE XI

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation; provided, however the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however that Article IX of this Certificate may be amended only as provided herein.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 13.1 Forum. Subject to the last sentence in this Section 13.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 13.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 13.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court

Annex B-9

to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 13.3 Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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Annex B-10

IN WITNESS WHEREOF, Columbus Circle Capital Corp. I, Inc. has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

COLUMBUS CIRCLE CAPITAL CORP. I, INC.
By:
Name: Gary Quin
Title: Chief Executive Officer

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Annex C

BYLAWS
OF
COLUMBUS CIRCLE CAPITAL CORP I

ARTICLE I

Offices

SECTION 1.01. Registered Office. The address of the registered office of Columbus Circle Capital Corp I (the “Company”) in the State of Delaware shall be at 1209 Orange Street, Corporation Trust Center, City of Wilmington, County of New Castle, 19801. The Board of Directors of the Company (“Board of Directors” or “Board”) may at any time change the registered office by making the appropriate filing with the State of Delaware.

SECTION 1.02 Principal Office. The principal office of the Company shall be at 3 Columbus Circle, 24th Floor, New York, NY 10019, provided that the Board of Directors shall have the power to change the location of the principal office.

SECTION 1.03 Other Offices. The Company may also have other offices at any location as the Board of Directors may designate, or as the business of the Company may require or as may be desirable.

SECTION 1.04 Books and Records. Any records administered by or on behalf of the Company in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Company shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE II

Meetings of Stockholders; Stockholders’
Consent in Lieu of Meeting

SECTION 2.01 Place of Meetings. Meetings of the stockholders of the Company may be held at such place, either within or without the State of Delaware, as shall be fixed by the Board of Directors and designated in the notice of the meeting or executed waiver of notice. If authorized by the Board of Directors, and subject to any guidelines and procedures adopted by the Board of Directors, stockholders not physically present at a meeting of stockholders may participate in a meeting of stockholders by remote communication, and may be considered present in person and may vote at a meeting of stockholders held at a designated place or held solely by remote communication, subject to the conditions imposed by applicable law. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law.

SECTION 2.02. Annual Meeting. The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board and designated in the notice or waiver of notice thereof; except that no annual meeting need be held if all actions, including the election of directors, required by the Delaware General Corporation Law to be taken at a stockholders annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.08 of this Article.

SECTION 2.03. Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called by (i) the Board, (ii) the Chairman of the Board, (iii) the Chief Executive Officer, or (iv) a stockholder or stockholders holding of record at least a majority of the issued and outstanding shares of common stock of the Company, such meeting to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof. For the stockholders to demand a special meeting, the stockholders of the required percentage of shares must sign, date, and deliver to the Company’s Secretary one or more written demands for the meeting, describing the purpose or purposes for which the meeting is to be held.

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SECTION 2.04. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall specify (i) the place and/or the means of remote communication, if any, and (ii) the date and hour, and in the case of special meetings, the purpose or purposes of the meeting. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

SECTION 2.05. Quorum. At all meetings of stockholders except where otherwise provided by law, the Certificate of Incorporation, or these Bylaws (these “Bylaws”), the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Once a quorum has been established at a meeting, the stockholders present at such duly convened meeting may continue to transact business until adjournment of the meeting, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. Those stockholders entitled to vote who attend a meeting of stockholders at which directors are to be elected that was previously adjourned for lack of a quorum, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

SECTION 2.06. Conduct of Meetings. The Board of Directors may adopt by resolution rules and regulations for the conduct of meetings of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chief Executive Officer, or in his or her absence or inability to act, a director or officer designated by the Board of Directors, shall serve as the presiding officer. The Secretary or, in his or her absence or inability to act, the person whom the presiding officer of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

SECTION 2.07. Voting of Shares. Except as otherwise required by applicable law, the Certificate of Incorporation, any Stockholders’ Agreement, or these Bylaws, whenever any corporate action is to be taken by vote of the stockholders of the Company, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon.

SECTION 2.08. Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the stockholders having at least the minimum number of votes that would be necessary to authorize or take the action that is the subject of such consent at a meeting at which all shares entitled to vote thereon were present and voted. The consents shall be filed with the Secretary of the Company for inclusion with the records of meetings of stockholders of the Company.

SECTION 2.09. Fixing the Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the record date shall be the date specified by the Board of Directors in the notice of the meeting or, if no date is specified, the close of business on the day before the notice of the meeting is given to stockholders. If no notice is given, the record date shall be the date set by the law applying to the type of action to be taken. In the case of action by written consent of the stockholders without a meeting where prior action of the Board of Directors is not required, the record date shall be the date the first stockholder signs the written consent.

ARTICLE III

Board of Directors

SECTION 3.01. General Powers. All corporate power shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors, except such powers expressly conferred upon or reserved to the stockholders, and subject to any limitations set forth by applicable law, the Certificate of Incorporation, any Stockholders’ Agreement or these Bylaws.

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SECTION 3.02. Number and Term of Office. The number of directors appointed to the Board of Directors shall initially be five (5) but may be changed from time to time by resolution of the Board of Directors. Each director shall hold office until his successor is elected and qualified, or until his earlier death, resignation, or removal in the manner hereinafter provided.

SECTION 3.03. Resignation, Removal and Vacancies. Any director may resign at any time by giving written notice of his or her resignation to the Board, the Chairman of the Board, or the Chief Executive Officer of the Company. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any director or all directors may be removed, with or without cause, at any time by a vote of the stockholders entitled to elect them. If one or more directors are so removed at a meeting of stockholders, the stockholders may elect new directors at the same meeting. Vacancies, whether resulting from an increase in the size of the Board of Directors and the creation of new directorships or due to the death, resignation, disqualification, or removal of an existing director or otherwise, may be filled by election at an annual or special meeting of stockholders called for that purpose or may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum.

SECTION 3.04. Meetings of the Board of Directors.

(a) Annual Meeting. As soon as practicable after each annual election of directors, the Board shall meet at such time and at such place as may be determined by the Chairman of the Board or the Secretary for the purpose of organization and the transaction of other business, unless the Board shall have transacted all such business by written consent pursuant to Section 3.05 of this Article.

(b) Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or the Chairman.

(c) Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the Chairman of the Board or the Secretary from time to time. Special meetings may be called by the Chairman of the Board or the Secretary, or upon the written request of any two or more directors.

(d) Quorum and Manner of Acting. Unless otherwise agreed by the stockholders, a majority of the total number of directors then appointed to the Board shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or the approval of any act, except as otherwise expressly required by applicable law or these Bylaws, provided that certain directors may be granted additional votes if agreed by the stockholders, in which case the majority of all such votes shall be necessary for the passage of any resolution or the approval of any act. The directors at a meeting for which a quorum is not present may adjourn the meeting until a time and place as may be determined by a vote of the directors present at that meeting. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting, or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken.

(e) Notice of Meetings. The Secretary shall give notice to each director of each meeting (except for regular meetings), including the time, place, and purpose of such meeting. Notice of each such meeting shall be given, whether by electronic transmission or otherwise, at least five (5) days before the start of the meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(f) Organization. At each meeting of the Board, the Chairman of the Board, if any, or, in his or her absence, the Chief Executive Officer, if any, shall act as chairman of the meeting and preside thereat. The Secretary or, in the case of his or her absence, any person (who shall be an Assistant Secretary, if an Assistant Secretary is present) whom the Chairman of the Board, if any, or, in his or her absence, the Chief Executive Officer, if any, shall appoint shall act as secretary of such meeting and keep the minutes thereof.

SECTION 3.05. Directors’ Consent in Lieu of Meeting. Any action required or permitted to be taken at a meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes or the proceedings of the Board or committee.

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SECTION 3.06. Action by Means of Conference Telephone or Similar Communications Equipment. The Board of Directors may permit any or all directors to participate in any meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is considered to be present in person at the meeting.

ARTICLE IV

Committees of the Board

SECTION 4.01. Committees. The Board may designate from among its members one or more committees, each of which shall have such authority as may be specified in the resolution of the Board designating such committee. The Board shall have power at any time to change the members of any such committee, designate alternate members of any such committee and fill vacancies therein; and any such committee shall serve at the pleasure of the Board.

ARTICLE V

Officers

SECTION 5.01. Officers. The executive officers of the Company may include a Chief Executive Officer, a President, a Secretary, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries or Assistant Treasurers and any other officers as the Board deems advisable from time to time. The Board may also elect one of its members to serve as Chairman of the Board. Any two or more offices may be held by the same person.

SECTION 5.02. Authority and Duties. The powers and duties of the officers of the Company shall be as provided from time to time by resolution of the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Company subject to the control of the Board of Directors.

SECTION 5.03. Term of Office, Resignation and Removal. All officers shall be elected or appointed by the Board and shall hold office for such term as may be prescribed by the Board. The Chairman of the Board shall be elected or appointed from among the members of the Board. Each officer shall hold office until his or her successor has been elected or appointed and qualified or until his or her earlier death, resignation, or removal. Any officer may resign at any time by giving written notice to the Chief Executive Officer or the Secretary of the Company, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, at the time it is accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective. All officers elected or appointed by the Board shall be subject to removal at any time by the Board or by the stockholders of the Company, with or without cause, by the affirmative vote of a majority of the Board of Directors or by the holders of a majority of the shares then entitled to vote at an election of directors. Removal shall be without prejudice to the contract rights, if any, of the officer so removed. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the Company.

SECTION 5.04. Vacancies. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

SECTION 5.05. The Chief Executive Officer. The Chief Executive Officer shall be the highest-ranking executive officer of the Company and, unless the Chairman of the Board be present or the Board has provided otherwise by resolution, he or she shall preside at all meetings of the Board and the stockholders at which he is present. He or she shall have general and active management and control of the business and affairs of the Company subject to the control of the Board and shall see that all orders and resolutions of the Board are carried into effect.

SECTION 5.06. The President. The President shall have general and active management and control of the business and affairs of the Company subject to the control of the Board and the Chief Executive Officer and shall see that all orders and resolutions of the Board are carried into effect.

SECTION 5.07. The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and shall record all votes and the minutes of all proceedings and shall perform like duties for the standing committees when required. The Secretary shall give or cause to be given notice of all meetings of the stockholders and all meetings of the Board of Directors and shall perform such other duties as the Board of Directors, the Chief Executive Officer, or President may assign. The Secretary shall be the custodian of the records and of the seal of the Company.

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SECTION 5.08. The Treasurer. The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects to the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company; and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer, the President or the Board.

ARTICLE VI

Contracts, Checks, Bank Accounts, etc.

SECTION 6.01. Execution of Documents. The Board shall designate the officers, employees, and agents of the Company who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Company, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Company; and, unless so designated or expressly authorized by these Bylaws, no officer or agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

SECTION 6.02. Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company or otherwise as the Board or Treasurer or any other officer of the Company to whom power in this respect shall have been given by the Board shall select.

ARTICLE VII

Shares and Their Transfer; Fixing Record Date

SECTION 7.01. Certificates for Shares. Every owner of stock of the Company shall be entitled to have a certificate certifying the number and class of shares owned by him in the Company, which shall otherwise be in such form as shall be prescribed by the Board. Certificates of each class shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of, the Company by the Chief Executive Officer and by the Secretary of the Company.

SECTION 7.02. Record. A record (herein called the stock record) in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the Company issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by applicable law, the person in whose name shares of stock stand on the stock record of the Company shall be deemed the owner thereof for all purposes as regards the Company.

SECTION 7.03. Transfer of Stock. Shares of the Company shall be transferable in the manner prescribed by applicable law, the Certificate of Incorporation, these Bylaws, any Stockholders’ Agreement, or other written agreement with the Company. Transfers of shares shall be made on the books of the Company only by the holder of record thereof, or by such person’s duly authorized attorney. No transfer of shares shall be valid as against the Company for any purpose until it shall have been entered in the share records of the Company by an entry showing from and to whom the shares were transferred.

SECTION 7.04. Addresses of Stockholders. Each stockholder shall designate to the Secretary of the Company an address at which notices of meetings and all other corporate notices may be served or mailed to him, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him or her by mail directed to him at his post office address, if any, as the same appears on the share record books of the Company or at his or her last known post office address.

SECTION 7.05. Lost, Destroyed and Mutilated Certificates. The Board or a committee designated thereby with power so to act may, in its discretion, cause to be issued a new certificate or certificates for stock of the Company in place of any certificate issued by it and reported to have been lost, destroyed or mutilated, upon the surrender of the mutilated

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certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board or such committee may, in its discretion, require the owner of the lost or destroyed certificate or his or her legal representative to give the Company a bond in such sum and with such surety or sureties as it may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

ARTICLE VIII

Seal

The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the Company and the words and figures “Corporate Seal Delaware 2025”.

ARTICLE IX

Fiscal Year

The fiscal year of the Company shall end on the 31st day of December in each year unless changed by resolution of the Board.

ARTICLE X

Indemnification and Insurance

SECTION 10.01. Indemnification.

(a) (i) Any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate (i) is or was a director, incorporator, officer, employee or agent of the Company or any corporation which may be absorbed in a consolidation or merger with the Company and which if its separate existence had continued would have had power and authority to indemnify such person (a “Predecessor”); or (ii) is or was serving as a director, incorporator, officer, employee or agent at the request of the Company, of any other corporation or any partnership, joint venture, trust or other enterprise (an “Affiliate”), shall be indemnified by the Company, in each case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal therein; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, Predecessor or Affiliate, as the case may be, or with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful; except, in the case of an action, suit or proceeding by or in the right of the Company in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, incorporator, officer, employee or agent is liable for negligence or misconduct in the performance of his or her duties, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification. The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

(b) Without limitation of any right conferred by paragraph (a) of this Section 10.01, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate (i) is or was a director, incorporator, officer, employee or agent of the Company or a Predecessor and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of, or relating to the Company or a Predecessor, or (ii) is or was serving as a director, incorporator, officer, employee or agent at the request of the Company or an Affiliate, and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of, or relating to such Affiliate, shall be indemnified by the Company, in each case, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal therein; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, Predecessor or Affiliate, as the case may be, or with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was

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unlawful; except in the case of an action, suit or proceeding by or in the right of the Company in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, incorporator, officer, employee or agent is liable for negligence or misconduct in the performance of his duties, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

(c) The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director, incorporator, officer, employee or agent may be entitled or of any power of the Company apart from the provisions of this Section 10.01.

SECTION 10.02. Insurance for Indemnification. The Company may purchase and maintain insurance for the indemnification of the Company and the directors, incorporators, officers, employees and agents of the Company to the full extent and in the manner permitted by the applicable laws of the United States and the State of Delaware from time to time in effect.

ARTICLE XI

Waiver of Notice

Whenever any notice is required to be given by these Bylaws or the Certificate of Incorporation of the Company or the laws of the State of Delaware, the person entitled thereto may, in person or by attorney thereunto authorized, in writing or by electronic communication, waive such notice, whether before or after the meeting or other matter in respect of which such notice is given, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE XII

Amendments

Any Bylaw (including these Bylaws) may be adopted, amended, or repealed by the Board in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation.

******

The undersigned, being the current Secretary of the Company, hereby certifies that the foregoing constitutes a true and correct copy of the Bylaws of the Company adopted by the Board of Directors at a meeting on ___________ ____, 2025.

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Annex D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PROCAP FINANCIAL, INC.,
a Delaware corporation

The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 17, 2025 (the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Company (this “Amended and Restated Certificate of Incorporation”), which amends and restates the Original Certificate of Incorporation in its entirety, has been duly adopted by the Board of Directors of the Company (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Original Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I
NAME

The name of this corporation is ProCap Financial, Inc. (the “Company”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is Corporation Trust Company.

ARTICLE III
PURPOSE AND DURATION

The purpose of the Company shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company. The Company is to have a perpetual existence.

ARTICLE IV
CAPITAL STOCK

Section 1.     The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is six hundred million (600,000,000), of which five hundred fifty million (550,000,000) shares shall be shares of common stock having a par value of $0.001 per share (“Common Stock”) and fifty million (50,000,000) shares shall be shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”).

Section 2.    Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The Board of Directors is further authorized to

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increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.    Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5.    The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 1.    Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.    The Board of Directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall initially consist of up to seven (7) directors, which shall be divided into three (3) classes, with directors serving staggered three-year terms, designated Class I, II and III, with Class I consisting of two (2) directors whose initial terms expire at the first annual meeting of the stockholders of the Company following the date hereof, Class II consisting of two (2) directors whose initial terms expire at the second annual meeting of the stockholders of the Company following the date hereof, and Class III consisting of up to three (3) directors whose initial terms expire at the third annual meeting of the stockholders of the Company following the date hereof. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors already in office at the time such classification becomes effective and who will remain in office shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

Section 3.    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

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Section 4.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 5.    From and after the effectiveness of this Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 6.    Except as otherwise provided for or fixed by or pursuant to the provisions of this Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 7.    The election of directors need not be by written ballot unless the Bylaws shall so provide.

Section 8.    No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI
STOCKHOLDERS

Section 1.    From and after the effectiveness of this Amended and Restated Certificate of Incorporation, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2.    Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.    Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws.

Section 4.    Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide.

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ARTICLE VII
LIABILITY AND INDEMNIFICATION

Section 1.    To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2.    Subject to any provisions in the Bylaws related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.    The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.    Neither any amendment, repeal nor elimination of any Section of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any Proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE VIII
EXCLUSIVE FORUM

Section 1.    Subject to Section 2 of this Article VIII, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery lacks jurisdiction over any such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).

Section 2.     The exclusive forum provision provided in Section 1 of this Article VIII will not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder

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and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision in Section 1 of this Article VIII will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.

Section 3.     If any action the subject matter of which is within the scope of Section 1 of this Article VIII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this Article VIII (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 4.     If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article VIII.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX
AMENDMENTS

The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restate Certificate of Incorporation in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of at least a majority of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE X
SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, ProCap Financial, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 17th day of July, 2025.

By:	/s/ Anthony J. Pompliano
Name:	Anthony J. Pompliano
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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Annex E

AMENDED AND RESTATED BYLAWS OF PROCAP FINANCIAL, INC.

ARTICLE I
Offices

Section 1.01        Registered Office. The registered office of ProCap Financial, Inc. (the “Corporation”) will be fixed in the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Amended and Restated Certificate of Incorporation”).

Section 1.02        Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II
Meetings of the Stockholders

Section 2.01        Place of Meetings; Meetings by Remote Communications.

(a)         Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

(b)         Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders, and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.02        Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these bylaws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03        Special Meetings.

(a)         Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i)          by the Board of Directors or the Chair of the Board (as defined in Section 3.17) or

(ii)         by the Secretary (as defined in Section 4.01, following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

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(b)         Notice. A request to the Secretary shall be delivered to the Secretary at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i)          a brief description of each matter of business desired to be brought before the special meeting;

(ii)         the reasons for conducting such business at the special meeting;

(iii)        the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment); and

(iv)        the information required in Section 2.12(b) of these bylaws (for stockholder nomination demands) or Section 2.12(c) of these bylaws (for all other stockholder proposal demands), as applicable.

(c)         Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d)         Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i)          the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

(ii)         the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii)        an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 90 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv)        the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e)         Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04       Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are provided in accordance with applicable law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the

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adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05       Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06        List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder no later than the tenth day before each meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07        Quorum. Unless otherwise required by law, the Amended and Restated Certificate of Incorporation, or these bylaws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either (a) the chair of the meeting or (b) the stockholders by the affirmative vote of the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting entitled to vote thereon, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08        Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in their absence or inability to act, the Chief Executive Officer (as defined in Section 4.01) or, in their absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such

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acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a)         the establishment of an agenda or order of business for the meeting;

(b)         the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)         rules and procedures for maintaining order at the meeting and the safety of those present;

(d)         limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e)         restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f)          limitations on the time allotted to questions or comments by participants.

Section 2.09        Voting; Proxies.

(a)         General. Unless otherwise required by law or provided in the Amended and Restated Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b)         Election of Directors. Unless otherwise required by the Amended and Restated Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Amended and Restated Certificate of Incorporation, or these bylaws, the election of directors shall be decided by a majority of the votes cast with respect to a nominee at a meeting of the stockholders for the election of directors, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary (i) receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice or proxy access requirements for stockholder nominees for director set forth in Section 2.12 or Section 2.13 of these bylaws and (ii) determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

(c)         Other Matters. Unless otherwise required by law, the Amended and Restated Certificate of Incorporation, or these bylaws, any matter, other than the election of directors, properly brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d)         Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization shall set forth, or be delivered with, information enabling the corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary

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a revocation of the proxy or a new proxy bearing a later date. Any stockholder soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 2.10        Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a)         ascertain the number of shares outstanding and the voting power of each;

(b)         determine the shares represented at the meeting and the validity of proxies and ballots;

(c)         count all votes and ballots;

(d)         determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)         certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11        Fixing the Record Date.

(a)         In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 2.12        Advance Notice of Stockholder Nominations and Proposals.

(a)         Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:

(i)          specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii)         otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii)        otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered and at the time of the annual meeting of stockholders, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event will the adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has already been given or for which a public announcement of the meeting date has already been made, commence a new notice time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act. The number of nominees a Proposing Stockholder may nominate for election at an annual meeting (or in the case of a Proposing Stockholder giving the notice on behalf of a beneficial owner, the number of nominees a Proposing Stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected by stockholders generally at such annual meeting.

(b)         Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth or include:

(i)          the name, age, business address, and residence address of each nominee proposed in such notice;

(ii)         the principal occupation or employment of each such nominee;

(iii)        the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

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(iv)        such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v)         a written questionnaire with respect to the background, qualification, and independence of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such nominee acknowledging that such person

(A)        consents to being named as a nominee in the proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected,

(B)         intends to serve as a director for the full term for which such person is standing for election, and

(C)        makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s CORPORATE GOVERNANCE GUIDELINES, ETHICS CODE, RELATED PARTY TRANSACTIONS POLICY, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, and (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person’s nomination for director or service as a director of the Corporation (“Compensation Arrangement”) that has not been disclosed to the Corporation; and

(vi)        as to the Proposing Stockholder, the beneficial owner, if any on whose behalf the nomination or other business proposal is being made, and if such Proposing Stockholder or beneficial owner is an entity, as to each director, executive, managing member, or control person of such entity (any such individual or control person, a “control person”):

(A)        the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made,

(B)         the class and number of shares of the Corporation which are owned as of the date of the Proposing Stockholder’s notice by the Proposing Stockholder (beneficially and of record), the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially by the Proposing Stockholder, the beneficial owner, and any control person as of the record date for the meeting within five business days after the record date for such meeting,

(C)        a description of any agreement, arrangement, or understanding with respect to such nomination or other business proposal between or among the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person; including without limitation

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(1) any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act and (2) any plans or proposals which relate to or would result in any action that would be required to be disclosed pursuant to Item 4 of Schedule 13D under the Exchange Act (in each case, regardless of whether the requirement to file a Schedule 13D under the Exchange Act is applicable), and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(D)        a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, beneficial owner, or any of control person with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(E)         a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person at the meeting (or a qualified representative thereof intends to appear in person at the meeting) to nominate the person or persons specified in the notice or propose such other business proposal,

(F)         a representation whether the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal, and

(G)        the names and addresses of other stockholders (including beneficial and record owners and control persons) known by the Proposing Stockholder to support financially the nomination or other business proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders (including beneficial and record owners and control persons), and

(H)        any other information relating to such Proposing Stockholder and beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person that is required to be disclosed in a proxy statement or other

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filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c)         Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i)          a brief description of the business desired to be brought before the annual meeting;

(ii)         the reasons for conducting such business at the annual meeting;

(iii)        the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment);

(iv)        any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Proposing Stockholder, beneficial owner, if any, on whose behalf the business is being proposed, and any control person;

(v)         any other information relating to such Proposing Stockholder, beneficial owner, if any, on whose behalf the proposal is being made, any control person or any other participants (as defined in Item 4 of Schedule 14A under the Exchange Act) required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)        a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, and any control person and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any control person, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or control person; and

(vii)       all of the other information required by Section 2.12(b)(vi) above.

(d)         Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)          by or at the direction of the Board of Directors or any committee thereof; or

(ii)         provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary and at the time of the special meeting of stockholders, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified

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in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement (or the public announcement thereof) commence a new time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at a special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected by stockholders generally at such special meeting.

(e)         Effect of Noncompliance.

(i)Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12. The chair of the meeting, as determined pursuant to Section 2.08, shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.12. If any proposed nomination was not made or proposed in compliance with this Section 2.12, or other business was not made or proposed in compliance with this Section 2.12, or if any stockholder, beneficial owner, control person, or any nominee for director acted contrary to any representation or other agreement required by this Section 2.12 (or with any law, rule, or regulation identified therein) or provided false or misleading information to the Corporation, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not comply with or provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the evidence required by Section 2.12(e)(ii) by no later than five business days prior to the applicable meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(ii)If any stockholder provides notice pursuant to Rule 14a-19 under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met all of the applicable requirements of Rule 14a-19 under the Exchange Act. Without limiting the other provisions and requirements of this Section 2.12, unless otherwise required by law, if any Proposing Stockholder provides such notice and either (A) fails to comply with the requirements of Rule 14a-19 under the Exchange Act, or (B) fails to timely provide reasonable evidence of such compliance as required by this Section 2.12(e)(ii), then the Proposing Stockholder’s nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting, or other proxy materials for any annual meeting (or any supplement thereto) and the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees.

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(f)          Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13        Proxy Access.

(a)         Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i)          timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by a stockholder of record or stockholder group that, at the time the Proxy Access Notice is delivered, satisfies the ownership and other requirements of this Section 2.13 (such stockholder or stockholder group, the “Eligible Stockholder”);

(ii)         the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and

(iii)        the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.

(b)         Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

(c)         Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i)          the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii)         if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

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(d)         Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

(i)          in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced; and

(ii)         any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of their election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and

(iii)        any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the three preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors will be counted against the Permitted Number; and

(iv)        any director recommended by the Board of Directors pursuant to an agreement, arrangement, or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement, or other understanding entered into in connection with an acquisition of stock from the Corporation by such stockholder or group of stockholders) will be counted against the Permitted Number.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e)          Eligibility of Nominating Stockholder; Stockholder Group. An Eligible Stockholder, and the beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting and must deliver a statement regarding the Eligible Stockholder’s, and the beneficial owner’s, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, intent with respect to continued ownership of the Required Shares for at least one year following the annual meeting. For purposes of satisfying the ownership

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requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders of record, or by the beneficial owners, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, may be aggregated, provided that:

(i)          the number of stockholders of record and, if and to the extent that a holder of record is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is aggregated for the purpose of satisfying the ownership requirement under this Section 2.13 shall not exceed 20; and

(ii)         each stockholder of record or beneficial owner whose shares are aggregated shall have held such shares continuously for at least three years as required by this Section 2.13.

Whenever an Eligible Stockholder consists of a group of stockholders of record or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or beneficial owner, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no shares may be attributed to more than one Eligible Stockholder, and no stockholder of record or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.13.

(f)          Funds. A group of two or more funds shall be treated as one stockholder of record or beneficial owner for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:

(i)          under common management and investment control;

(ii)         under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii)        a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g)         Ownership. For purposes of this Section 2.13, a stockholder of record or a beneficial owner, as the case may be, shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the stockholder of record, or, if such stockholder is a nominee, custodian, or other agent that is holding the shares on behalf of a beneficial owner, that the beneficial owner on whose behalf the Proxy Access Stockholder Nominee is being proposed, possesses both:

(i)          the full voting and investment rights pertaining to the shares; and

(ii)         the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)        sold by such stockholder or beneficial owner or any of their respective affiliates in any transaction that has not been settled or closed,

(B)         borrowed by such stockholder or beneficial owner or any of their respective affiliates for any purposes or purchased by such stockholder or beneficial owner or any of their respective affiliates pursuant to an agreement to resell, or

(C)         subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such stockholder, beneficial owner, or any of their respective affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s, beneficial owner’s, or affiliate’s full right to vote or direct the voting of any such shares; or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder, beneficial owner, or affiliate.

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An Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder or beneficial owner, as applicable, retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder or beneficial owner, as applicable, has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Eligible Stockholder or beneficial owner, as applicable. An Eligible Stockholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder or beneficial owner, as applicable, has loaned such shares, provided that the Eligible Stockholder or beneficial owner, as applicable, has the power to recall such loaned shares on three business days’ notice and recalls such loaned shares not more than three business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h)         Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

(i)          one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s and beneficial owner’s agreement to provide:

(A)        within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s and any applicable beneficial owner’s continuous ownership of the Required Shares through the record date, and

(B)         immediate notice if the Eligible Stockholder, or beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii)         the representation and agreement of the Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed that it:

(A)        intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting, including a statement that it intends to continue to own the Required Shares for at least one year following the date of the annual meeting,

(B)         acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C)         has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,

(D)        has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or any nominee of the Board of Directors,

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(E)         will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F)         has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G)        agrees to assume all liability stemming from any legal or regulatory violation arising out of its communications with the Corporation’s stockholders or out of the information that it provides to the Corporation,

(H)        agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(I)          will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J)          will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii)        the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and, as a nominee and, if elected, to serve as a director;

(iv)        a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v)         in the case of a nomination by a stockholder group that together is an Eligible Stockholder:

(A)        documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and

(B)         the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi)        if desired, a Statement.

(i)          Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i)          provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:

(A)        the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s CORPORATE GOVERNANCE GUIDELINES, ETHICS CODE, RELATED PARTY TRANSACTIONS POLICY, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, and

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(B)         the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(C)         the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii)         complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

(iii)        provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A)        such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)         such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s CORPORATE GOVERNANCE GUIDELINES, and

(C)         such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j)          Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.

(k)         Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i)          if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee, or the beneficial owner, if any, on whose behalf such Proxy Access Stockholder Nominee has been proposed, has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant”

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in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or any nominee of the Board of Directors;

(ii)         if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these bylaws;

(iii)        who is not independent under the Independence Standards;

(iv)        whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these bylaws, the Corporation’s AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, CORPORATE GOVERNANCE GUIDELINES, ETHICS CODE, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v)         if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;

(vi)        if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;

(vii)       who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii)      who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(ix)        who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x)if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder, or the beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed, shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.

(l)          Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i)          the Proxy Access Stockholder Nominee, the applicable Eligible Stockholder, or applicable beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii)         the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.

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(m)        Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:

(i)          a person or group of persons qualifies as an Eligible Stockholder;

(ii)         outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;

(iii)        a notice complies with the requirements of this Section 2.13;

(iv)        a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v)         inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi)        any and all requirements of this Section 2.13 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Section 2.14        No Action by Stockholder Consent in Lieu of a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

Section 2.15        Notices to the Corporation. Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Amended and Restated Certificate of Incorporation or these bylaws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

ARTICLE III
Board of Directors

Section 3.01        General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Amended and Restated Certificate of Incorporation, these bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02        Number; Term of Office. The Board of Directors shall consist of not less than one directors and not more than the number of directors as set forth in the Amended and Restated Certificate of Incorporation or otherwise fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal. If so provided in the Amended and Restated Certificate of Incorporation, the directors of the Company shall be divided into three (3) classes

Section 3.03        Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom the director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.04        Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

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Section 3.05        Removal. Except as prohibited by applicable law or the Amended and Restated Certificate of Incorporation, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the stockholders holding at least 66 ⅔% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 3.06        Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.07        Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places, if any, as may be determined from time to time by the Board of Directors.

Section 3.08        Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places, if any, as may be determined by the Chair of the Board or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.09        Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10        Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11        Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Amended and Restated Certificate of Incorporation, or these bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.12        Waiver of Notice. Whenever notice to directors is required by applicable law, the Amended and Restated Certificate of Incorporation, or these bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13        Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in the Chair’s absence, another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14        Quorum of Directors. Except as otherwise provided by these bylaws, the Amended and Restated Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

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Section 3.15        Action by Majority Vote. Except as otherwise provided by these bylaws, the Amended and Restated Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16        Directors’ Action Without Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.17       Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these bylaws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.18       Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

ARTICLE IV
Officers

Section 4.01        Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these bylaws. Any two or more offices may be held by the same person.

Section 4.02        Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to such officer’s contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of their resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

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Section 4.03        Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these bylaws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04        President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.05        Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to them from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

Section 4.06        Secretary. The Secretary shall keep full and complete records of the proceedings of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07        Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08        Treasurer. The Treasurer shall exercise general supervision over the receipt, custody, and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties as shall be prescribed from time to time by the Board of Directors, the Chief Executive Officer, or the President.

Section 4.09        Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10        Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
INDEMNIFICATION

Section 5.01        Indemnification. The Corporation shall indemnify and hold harmless, each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

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Section 5.02        Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee, or agent of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under Section 5.01 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in their discretion deems appropriate.

Section 5.03        Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.04        Other Indemnification. The Corporation’s obligation, if any, to indemnify and hold harmless any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.05        Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Section 5.06        Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI
Stock Certificates and Their Transfer

Section 6.01        Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02        Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.03        Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

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Section 6.04        Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII
General Provisions

Section 7.01        Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02        Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.03        Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04        Conflict with Applicable Law or Amended and Restated Certificate of Incorporation. These bylaws are adopted subject to any applicable law and the Amended and Restated Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Amended and Restated Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Amended and Restated Certificate of Incorporation.

Section 7.05        Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.06        Forum for Adjudication of Disputes.

(a)         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i)          any derivative action or proceeding brought on behalf of the Corporation;

(ii)         any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders;

(iii)        any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation, or these bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

(iv)        any action asserting a claim governed by the internal affairs doctrine.

Annex E-23

If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(a).

(b)         Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(b).

ARTICLE VIII
Amendments

These bylaws may be adopted, amended or repealed by the affirmative vote of the holders of a majority of the total voting power of outstanding voting securities of the Corporation, voting together as a single class. The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Annex E-24

The undersigned, being the current Secretary of the Corporation, hereby certifies that the foregoing constitutes a true and correct copy of the Amended and Restated Bylaws of the Corporation adopted by the Board of Directors at a meeting on July ___, 2025.

Anthony Pompliano, Secretary

Annex E-25

Annex F

ProCap Financial, Inc.
2025 EQUITY INCENTIVE PLAN
EFFECTIVE DATE: [•]

ARTICLE 1.

PURPOSE

This 2025 Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors of ProCap Financial, Inc. (the “Company”) on [•] and approved by the Company’s stockholders on [•]. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1         “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2         “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards, or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3         “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act, and any rules or regulations thereunder; (b) corporate, securities, tax, or other laws, statutes, rules, requirements, or regulations, whether federal, state, local, or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.

2.4         “Award” means an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, a Performance Stock award, a Performance Stock Unit award, an Other Stock- or Cash-Based Award, or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5         “Award Agreement” means any written notice, agreement, terms and conditions, contract, or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6         “Board” means the Board of Directors of the Company.

2.7         “Cause” with respect to a Holder means “Cause” (or any term of similar effect) as defined in such Holder’s employment agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall include, but not be limited to: (i) the Holder’s willful failure to perform their duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the Holder’s commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or could reasonably be expected to result in injury or harm to the Company; (iii) unauthorized use or disclosure by the Holder of any proprietary information or trade secrets of the Company or any other party to whom the Holder owes an obligation of nondisclosure as a result of their relationship with the Company; (iv) the Holder’s willful breach of

Annex F-1

any of their obligations under any written agreement or covenant with the Company; (v) the Holder’s commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company; or (vi) conduct by the Holder that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. The determination as to whether a Holder is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Holder. The foregoing definition does not in any way limit the Company’s ability to terminate a Holder’s employment or consulting relationship at any time as provided in the Plan, and the term “Company” will be interpreted to include any subsidiary, parent, or affiliate, as appropriate.

2.8         “Change in Control” means and includes each of the following, unless provided otherwise in a Holder’s applicable Award Agreement:

(a)         A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition described in Sections 2.8(c)(i), 2.8(c)(ii), and 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b)         The Incumbent Directors cease for any reason to constitute a majority of the Board; or

(c)         The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)          which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)         after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)        after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d)         The date which is ten (10) business days prior to the completion of a liquidation or dissolution of the Company.

For the avoidance of doubt, the execution or consummation of the transactions contemplated in the Business Combination Agreement by and among the Company, ProCap BTC, LLC, Columbus Circle Capital Corp I, and other parties dated June 23, 2025, and/or any transactions involving the Company or any of its affiliates that would qualify as a Change in Control, shall not constitute a Change in Control.

Annex F-2

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c), or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.9         “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10       “Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 13 hereof.

2.11       “Common Stock” means the common stock of the Company, par value $0.001 per share.

2.12       “Company” has the meaning set forth in Article 1.

2.13       “Consultant” means any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14       “Data” has the meaning set forth in Section 12.8.

2.15       “Director” means a member of the Board, as constituted from time to time.

2.16       “Director Limit” has the meaning set forth in Section 4.6.

2.17       “Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 11.2.

2.18       “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19       “Effective Date” means the [•], provided this Plan is approved by the Company’s stockholders prior to such date.

2.20       “Eligible Individual” means any person who is an Employee, a Consultant, or a Non-Employee Director, as determined by the Administrator.

2.21       “Employee” means any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.22       “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.23       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.24       “Fair Market Value” means, as of any given date, the value of a Share determined as follows:

(a)         If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) quoted or traded on any automated quotation system, its Fair

Annex F-3

Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)         If the Common Stock is not listed on an established securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)         If the Common Stock is neither listed on an established securities exchange, national market system, or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith and in a manner that complies with Section 409A.

2.25       “Good Reason” means with respect to a Holder, means “Good Reason” (or any term of similar effect) as defined in such Holder’s applicable Award Agreement or written employment or other agreement between a Holder and the Company or any of its Subsidiaries or, if no such agreement exists or such agreement does not contain a definition of “Good Reason” (or term of similar effect), then “Good Reason” means, without the Holder’s prior written consent, (I) a material reduction of the Holder’s base salary; provided, however that a material reduction in the Holder’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect the Holder to a greater extent than other similarly situated employees shall not constitute Good Reason; or (II) the Holder being required to relocate the Holder’s primary work location to a facility or location that would increase the Holder’s one way commute distance by more than fifty (50) miles from the Holder’s primary work location as of immediately prior to such change. Notwithstanding the foregoing, a Holder’s Termination of Service shall not constitute a termination for “Good Reason” as a result of any event described in the preceding sentence unless (A) the Holder provides written notice outlining such conditions, acts, or omissions to the Company within thirty (30) days after the first occurrence of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice, and (C) the effective date of the Holder’s resignation for “Good Reason” is not later than thirty (30) days after the expiration of the Company’s cure period.

2.26       “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.27       “Holder” means a person who has been granted an Award.

2.28       “Incentive Stock Option” means an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.29       “Incumbent Directors” means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.30       “Non-Employee Director” means a Director of the Company who is not an Employee.

2.31       “Non-Employee Director Equity Compensation Policy” has the meaning set forth in Section 4.6.

Annex F-4

2.32       “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.33       “Option” means a right to purchase Shares at a specified exercise price granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.34       “Option Term” has the meaning set forth in Section 5.4.

2.35       “Organizational Documents” means, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws, or other similar organizational documents relating to the creation and governance of the Company and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.36       “Other Stock- or Cash-Based Award” means a cash payment, cash bonus award, stock payment, stock bonus award, performance award, or incentive award that is paid in cash, Shares, or a combination of both, awarded under Section 11.1.

2.37       “Performance Criteria” means the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, and which may be subject to such adjustments as determined by the Administrator.

2.38       “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.

2.39       “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of an Award.

2.40       “Permitted Transferee” means, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.41       “Plan” has the meaning set forth in Article 1.

2.42       “Program” means any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.43       “Performance Stock” means Common Stock awarded under Article 7 that is subject to certain performance-based restrictions and may be subject to risk of forfeiture or repurchase.

2.44       “Performance Stock Units” means the right to receive Shares awarded under Article 8.

2.45       “Restricted Stock” means Common Stock awarded under Article 9 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.46       “Restricted Stock Units” means the right to receive Shares awarded under Article 10.

2.47       “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.48       “Securities Act” means the Securities Act of 1933, as amended.

2.49       “Share Limit” has the meaning set forth in Section 3.1(a).

2.50       “Shares” means shares of Common Stock.

Annex F-5

2.51       “Stock Appreciation Right” means an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.52       “SAR Term” has the meaning set forth in Section 5.4.

2.53       “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.54       “Substitute Award” means an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.55       “Termination of Service” means:

(a)         As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death, or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)         As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death, or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c)         As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement, or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor, or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status, or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock, or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1         Number of Shares.

(a)         Subject to Sections 14.1, 14.2, and 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) ten percent (10%) of the Shares outstanding post-closing (the “Initial Share Reserve”) and (ii) an annual increase on the first day of each year beginning
Annex F-6

in 2026 and ending in (and including) 2035 equal to the lesser of (A) five percent (5%) of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Committee (such sum, the “Share Limit”). Notwithstanding the foregoing, and subject to Sections 14.1, 14.2, and 3.1(b), the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is equal to the Initial Share Reserve. Notwithstanding the foregoing, to the extent permitted under Applicable Law, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit in this Section 3.1(a) at the time that Shares would otherwise be issued in respect of such Award.

(b)         If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, or cash settlement, again be available for future grants of Awards under the Plan. In addition, until the termination of the Plan, the following Shares shall be available for future grants of Awards under the Plan: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (iii) Shares subject to Stock Appreciation Rights that are not issued in connection with the stock settlement of the Stock Appreciation Rights on exercise thereof. Notwithstanding anything to the contrary contained herein, Shares purchased on the open market with the cash proceeds from the exercise of Options shall not be available for future grants of Awards. Until the termination of the Plan, any Shares repurchased by the Company under Section 7.4 or 9.4 hereof at the same price paid by the Holder or a lower price so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted, or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)         Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.

GRANTING OF AWARDS

4.1         Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders, or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2         Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions, and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

Annex F-7

4.3         Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4         At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5         Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors, or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6         Non-Employee Director Awards.

(a)         Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable, and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b)         Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of cash- and equity-based Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year of their initial service as a Non-Employee Director (the applicable amount, the “Director Limit”); provided that the Director Limit shall be applied without regard to Awards, if any, granted to a Non-Employee Director during any period in which such individual was an employee of the Company or was otherwise providing services to the Company other than in the capacity as a Non-Employee Director.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1         Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

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5.2         Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3         Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4         Option and SAR Terms. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 12.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 12.7 and 14.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5         Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program, or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

5.6         Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option;

Annex F-9

provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule, and remaining term as the substituted Option.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1         Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2         Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or their or its office, as applicable:

(a)         A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b)         Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)         In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)         Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 12.1 and 12.2.

6.3         Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of grant (including the date the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code) of such Option to such Holder or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness, or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF PERFORMANCE STOCK

7.1         Award of Performance Stock. The Administrator is authorized to grant Performance Stock to Eligible Individuals, and shall determine the terms and conditions, including the performance conditions and restrictions applicable to each award of Performance Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Performance Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Performance Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Performance Stock to the extent required by Applicable Law.

7.2         Rights as Stockholders. Subject to Section 7.4, upon issuance of Performance Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program, and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and

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other distributions have a record date that is on or after the date on which the Holder to whom such Performance Stock are granted becomes the record holder of such Performance Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Performance Stock vests.

7.3         Restrictions. All shares of Performance Stock (including any shares received by Holders thereof with respect to shares of Performance Stock as a result of stock dividends, stock splits, or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Performance Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Performance Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4         Repurchase or Forfeiture of Performance Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Performance Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Performance Stock then subject to restrictions shall lapse, and such Performance Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Performance Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Performance Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Performance Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service or any other event, the Holder’s rights in unvested Performance Stock then subject to restrictions shall not lapse, such Performance Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5         Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Performance Stock as of the date of transfer of the Performance Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF PERFORMANCE STOCK UNITS

8.1         Grant of Performance Stock Units. The Administrator is authorized to grant Awards of Performance Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2         Vesting of Performance Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Performance Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.3         Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Performance Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the settlement date relating to each Performance Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Performance Stock Unit vests or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Performance Stock Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 12.4(f), transfer to the Holder one unrestricted, fully transferable

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Share for each Performance Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date or a combination of cash and Common Stock as determined by the Administrator.

8.4         Settlement upon Termination of Service. An Award of Performance Stock Units shall only vest and be settled while the Holder is an Employee, a Consultant, or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Performance Stock Unit award may vest and be settled subsequent to a Termination of Service in certain events, including a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service.

ARTICLE 9.

AWARD OF RESTRICTED STOCK

9.1         Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

9.2         Rights as Stockholders. Subject to Section 9.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program, and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 9.3. In addition, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

9.3         Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits, or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

9.4         Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

9.5         Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

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ARTICLE 10.

AWARD OF RESTRICTED STOCK UNITS

10.1       Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

10.2       Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance, or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

10.3       Settlement and Payment. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the settlement date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the settlement date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 12.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the settlement date, or a combination of cash and Common Stock as determined by the Administrator.

10.4       Settlement upon Termination of Service. An Award of Restricted Stock Units shall only vest and be settled while the Holder is an Employee, a Consultant, or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may vest and be settled subsequent to a Termination of Service in certain events, including a Change in Control; the Holder’s death, retirement, or disability; or any other specified Termination of Service.

ARTICLE 11.

AWARD OF OTHER STOCK- OR CASH-BASED AWARDS AND DIVIDEND EQUIVALENTS

11.1       Other Stock- or Cash-Based Awards. The Administrator is authorized to grant Other Stock- or Cash-Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock- or Cash-Based Award, including the term of the Award, any exercise or purchase price, Performance Goals (including the Performance Criteria), transfer restrictions, vesting conditions, and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock- or Cash-Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments; as a part of a bonus, deferred bonus, deferred compensation, or other arrangement; and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

11.2       Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. Dividend Equivalents with respect to an Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options, Stock Appreciation Rights, or other purchase rights.

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ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1       Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2       Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local, and foreign taxes (including the Holder’s FICA, employment tax, or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to satisfy such obligations by any payment means described in Section 12.1 hereof, including without limitation, by allowing such Holder to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other number as would not result in adverse financial accounting consequences for the Company or any of its Subsidiaries). The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3       Transferability of Awards.

(a)         Except as otherwise provided in Sections 12.3(b) and 12.3(c):

(i)          No Award under the Plan may be sold, pledged, assigned, or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)         No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts, or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 12.3(a)(i); and

(iii)        During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes

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unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)         Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law, and (C) evidence the transfer. In addition, and further notwithstanding Section 12.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)         Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than fifty percent (50%) of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

12.4       Conditions to Issuance of Shares.

(a)         The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements, and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)         All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c)         The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution, or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)         No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

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(e)         The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon or Performance Criteria applicable thereto shall have lapsed or been achieved and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f)          Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5       Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains, or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6       Repricing Permitted. The Administrator will, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right or other purchase right to reduce its exercise price per Share, (b) cancel any Option or Stock Appreciation Right or other purchase right in exchange for cash or another Award, or (c) permit any repricing of such awards to be accomplished through repurchase or otherwise, in each case in addition to the adjustments or substitutions in accordance with Section 14.2.

12.7       Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify, or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 14.2 or 14.9).

12.8       Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 12.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing, and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration, and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration, and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting their local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder

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may forfeit any outstanding Awards if the Holder refuses or withdraws their consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 13.

ADMINISTRATION

13.1       Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board, and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2       Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs, and Award Agreements; to adopt such rules for the administration, interpretation, and application of the Plan and any Program as are not inconsistent with the Plan; and to interpret, amend, or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.7 or 14.9. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded are required to be determined in the sole discretion of the Committee.

13.3       Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents, or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4       Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority, and sole discretion to:

(a)         Designate Eligible Individuals to receive Awards;

(b)         Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan, provided, however, that Incentive Stock Options may not be granted in tandem with Non-Qualified Stock Options);

(c)         Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

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(d)         Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)         Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)          Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)         Decide all other matters that must be determined in connection with an Award;

(h)         Establish, adopt, or revise any Programs, rules, and regulations as it may deem necessary or advisable to administer the Plan;

(i)          Interpret the terms of, and any matter arising pursuant to, the Plan, any Program, or any Award Agreement;

(j)          Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)         Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 14.2.

13.5       Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement, and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons.

13.6       Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1       Amendment, Suspension, or Termination of the Plan.

(a)         Except as otherwise provided in Section 14.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended, or terminated at any time or from time to time by the Board; provided that, except as provided in Section 12.7 and 14.9, no amendment, suspension, or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)         Notwithstanding Section 14.1(a) and except as provided in Section 14.2, the Board may not without approval of the Company’s stockholders given within twelve (12) months before or after such action increase the Share Limit.

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(c)         No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders. No Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

14.2       Changes in Common Stock or Assets of the Company, Acquisition, or Liquidation of the Company and Other Corporate Events.

(a)         In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the number of shares that may be issued as Incentive Stock Options, any per individual share limit, and kind of Shares (or other securities or property) which may be issued under the Plan, and adjustments of the Director Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6.

(b)         In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)          To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)         To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights, or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)        To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)        To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v)         To replace such Award with other rights or property selected by the Administrator; and/or

(vi)        To provide that the Award cannot vest, be exercised, or become payable after such event.

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(c)         In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i)          The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 14.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)         The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the number of shares that may be issued as Incentive Stock Options, any per individual share limit, and kind of Shares (or securities or other property) which may be issued under the Plan).

(d)         Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless otherwise provided by the Administrator in an Award Agreement, each Award shall be treated as determined by the Administrator, including, but not limited to, the Administrator electing to (i) terminate an Award in exchange for cash, rights, or property, (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 14.2, or (iii) provide that such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor entity or a parent or subsidiary of the successor entity, with the portion of any such Award subject to performance-based vesting treated in accordance with the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. The treatment of each Award determined by the Administrator does not need to be the same for all Awards or Holders.

(e)         In the event that the successor entity in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights, or other property pursuant to Section 14.2(d). The Administrator shall notify the Holder of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(f)          For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common equity of the successor entity or its parent, the Administrator may, with the consent of the successor entity, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common equity of the successor entity or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g)         The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement, or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)         Unless otherwise determined by the Administrator, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

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(i)          The existence of the Plan, any Program, any Award Agreement, and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)          In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

14.3       No Stockholders’ Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

14.4       Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting, or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting, or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.5       Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors, or Consultants of the Company or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including, without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation, or otherwise of the business, stock, or assets of any corporation, partnership, limited liability company, firm, or association.

14.6       Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including, but not limited to, state, federal, and foreign securities law and margin requirements), and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

14.7       Titles and Headings; References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.8       Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted, and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

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14.9       Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted, and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A, then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program, and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 14.9 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties, or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation, or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties, and/or interest under Section 409A.

14.10     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

14.11     Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by them in satisfaction of judgment in such action, suit, or proceeding against them; provided they give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.12     Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.13     Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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Annex G

FAIRNESS OPINION

June 22, 2025

Board of Directors of Columbus Circle Capital Corp. I
3 Columbus Circle, 24th Floor
New York, NY 10019

Dear Members of the Board of Directors:

We understand that Columbus Circle Capital Corp. I, a Cayman Islands company (“Columbus Circle”), proposes to enter into a transaction (the “Transaction”) pursuant to a Business Combination Agreement, dated June 22, 2025 (the “Business Combination Agreement”), by and among Columbus Circle, (b) ProCap Financial, Inc., a Delaware corporation (“Pubco”), (c) Crius SPAC Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (d) Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), (e) ProCap BTC, LLC, a Delaware limited liability company (the “Company”), and (f) Inflection Points Inc. d/b/a Professional Capital Management, a Delaware corporation (the “Seller”) under which under which SPAC Merger Sub will merge with and into Columbus Circle, with Columbus Circle continuing as the surviving entity and Company Merger Sub will merger with and into the Company, with the Company as the surviving entity. Columbus Circle and the Company will be wholly owned subsidiaries of Pubco. The shareholders of Columbus Circle and Seller will each receive PubCo Stock in the Transaction. “Merger Consideration” means (a) to the Company Common Holders, in the aggregate, a number of shares of Pubco Stock equal to (i) 10,000,000 plus (ii) 15% of the Adjustment Shares and (b) to the Company Preferred Holders, in the aggregate, number of shares of Pubco Stock, with an aggregate value equal to: the product of (i) (a) the number of Company Preferred Units held by such Company Preferred Holders, multiplied by (b) 1.25, plus (ii) eighty five percent (85%) of the Adjustment Shares. “Adjustment Shares” means a number of shares of Pubco Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment Amount divided by (Y) $10.00. You have advised us that the Merger Consideration will be at least equal to approximately, $787.5 million, not including the value of any additional adjustment shares issuable at closing.

The terms of the Transaction are more fully set forth in the Business Combination Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Business Combination Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to Columbus Circle and its unaffiliated Class A ordinary shareholders (known as Class A common stockholders after the Conversion) of the Merger Consideration to be paid pursuant to the Business Combination Agreement, and (ii) whether the Company has an aggregate fair market value equal to at least 80 percent of the balance of funds in Columbus Circle’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test) (each an “Opinion” and, together, the “Opinions”).

In connection with our review of the Transaction and in arriving at our Opinions, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.      a draft of the Business Combination Agreement, dated June 22, 2025;

2.      certain documents filed by Columbus Circle with the U.S. Securities and Exchange Commission (the “SEC”), including the registration statement on Form S-1 initially filed April 25, 2025, and amendments thereto, and the related Rule 424(b)(4) final prospectus filed with the SEC on May 19, 2025;

3.      Certain other reports filed by Columbus Circle with the SEC pursuant to the U.S. Securities Exchange Act of 1934;

Annex G-1

4.      certain industry and research reports; and

5.      the reported historical price and trading activity for the securities of Columbus Circle, compared to certain financial stock market information for Columbus Circle with certain other publicly traded companies, and reviewed the financial terms of certain recent business combinations, and other studies and analyses we deemed appropriate.

We have spoken with certain members of the respective management teams of Columbus Circle and certain of their respective representatives and advisors regarding the Transaction and related matters. In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our Opinions.

With your consent, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility to independently verify such data, material, and other information. We have relied upon Columbus Circle to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, our Opinions could be materially affected.

We have assumed, with your consent, that there will be cash redemptions paid to existing Columbus Circle stockholders from Columbus Circle’s trust account equal to 0% of the value of the trust account. We have assumed that the final form of the Business Combination Agreement will be substantially similar to the draft we reviewed, dated June 22, 2025 without modification of material terms or conditions. We have assumed that the Transaction will be consummated under the terms of the Business Combination Agreement without material amendments or waivers of any material terms, conditions, or obligations thereunder. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the parties to the Business Combination Agreement and all other related documents and instruments referred to therein are true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party and (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof. In arriving at our Opinions, we have assumed, with your consent, all the regulatory approvals and consents required for the Transaction to be consummated pursuant to the terms of the Business Combination Agreement will be obtained in a manner that will not adversely affect Columbus Circle or the Company or materially alter the terms of the Transaction.

For purposes of our financial analyses and our Opinions, with your consent, we (i) did not perform any financial analyses to evaluate the value of Columbus Circle or to derive valuation references ranges for any shares of Columbus Circle for purposes of comparison with the Merger Consideration or otherwise, and (ii) have assumed that the value of each share of Columbus Circle Class A ordinary shares, par value $0.0001 per share is equal to $10.00 per share.

In arriving at our Opinions, we have performed no appraisals or valuations of any specific assets (management team, operating business, or other) or liabilities (fixed, contingent, or other) of the Company, including any intellectual property for which the Company might receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. In arriving at the Opinions, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company or their affiliates is a party or may be subject and at the Company’s direction and with its consent, in arriving at our Opinions, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions we may have used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

Annex G-2

The Opinions are based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial, cryptocurrency, and stock markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Transaction and the Opinions do not address potential developments in any such markets. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Transaction, Columbus Circle, or the Company. Subsequent developments may affect the assumptions underlying the Opinions and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinions that may come or be brought to our attention after the date of the Opinions. We have not undertaken to reaffirm or revise the Opinions or otherwise comment upon any events after the date hereof and have no obligation to update, revise or reaffirm the Opinions.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the Company or the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

The Opinions are furnished under our engagement letter dated June 11, 2025 (the “Engagement Letter”) and are directed to the Board of Directors of Columbus Circle (the “Board”) in connection with its consideration of the Transaction. The Opinions are furnished solely to be used by the Board as only one input to consider in its process of analyzing the Transaction and is not intended to be and does not constitute a recommendation to any member of the Board or any stockholder of Columbus Circle as to how such director or shareholder should act or vote regarding the Transaction or any other matter. Notwithstanding the foregoing, the Board may rely upon the Opinions. The Opinions delivered to the Board are subject to the conditions, scope of engagement, limitations, and understandings in this letter and in the Engagement Letter.

The Opinions address solely the fairness, from a financial point of view, to Columbus Circle of the Merger Consideration paid pursuant to the Business Combination Agreement and the aggregate fair market value of the Company. We were not requested to opine as to, and the Opinions do not address, the basic business decision of the Board, Columbus Circle, or its stockholders to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for Columbus Circle or any other party or the effect of any other transaction in which Columbus Circle or any other party might engage. We express no opinion as to the amount, nature or fairness of any consideration or compensation to be received in or because of the Transaction by securityholders, officers, directors, or employees of the Company, or any other class of such persons, or relative to or in comparison with the consideration to be paid to the unaffiliated Class A ordinary shareholders (known as Class A common stockholders after the Conversion) of the Company pursuant to the Business Combination Agreement. We have not been asked to consider, and the Opinions do not address, the solvency or viability of Columbus Circle to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that Columbus Circle is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

We have not been requested to, and did not, (i) participate in negotiations regarding the Business Combination Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with Columbus Circle or any other alternative transaction or (iii) advise the Board or any other party regarding alternatives to the Transaction. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, or to provide services other than the delivery of the Opinions. In the ordinary course of our business, we and our affiliates may actively trade securities of Columbus Circle for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for Columbus Circle or its founders, other parties to the Transaction, or the Company and certain of its affiliates.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by the Board to render the Opinions and will receive a fee for rendering the Opinions. In addition, Columbus Circle has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing the Opinions.

Annex G-3

On June 11, 2025, we entered into the Engagement Letter, to provide services with respect to rendering an opinion in connection with the Transaction. We will receive a portion of the fees payable to us under the Engagement Letter in cash upon delivery of this letter and will receive the remaining portion of the fees upon the closing of the Transaction.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinions, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinions. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. The Opinions were reviewed and approved by the Northland Securities Fairness Opinion Committee.

Other than as required by applicable law, this letter and the Opinions may not be published, disclosed, or otherwise used, nor may any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by Columbus Circle with the SEC and delivered to the holders of Columbus Circle’s securities in connection with the Transaction. However, no reference to this letter or the Opinions in the proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or the Opinions, which consent will not be unreasonably withheld, conditioned, or delayed. By execution of this letter, we hereby consent to the inclusion of this letter as an annex to the proxy statement relating to the Transaction and to the references to us and such letter therein.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (i) the consideration to be paid pursuant to the Business Combination Agreement is fair, from a financial point of view, to Columbus Circle and its unaffiliated Class A ordinary shareholders, and (ii) the Company has an aggregate fair market value equal to at least 80 percent of the balance of funds in Columbus Circle’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test).

Sincerely,

Northland Securities, Inc.

By:

Annex G-4

PROXY CARD

Columbus Circle Capital Corp I

YOUR VOTE IS IMPORTANT

EXTRAORDINARY GENERAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLUMBUS
CIRCLE CAPITAL CORP I

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders (the “Notice”) and the Proxy Statement/Prospectus (the “Proxy Statement”), and hereby appoints Gary Quin and Daniel Nash, and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Extraordinary General Meeting (the “Meeting”) of the shareholders of Columbus Circle Capital Corp I, a Cayman Islands exempted company (“CCCM”), to be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually on December 3, 2025, at 9:00 a.m. Eastern Time, accessible at https://www.cstproxy.com/columbuscirclecap/2025, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement and in the proxies’ discretion on such other matters as may properly come before the Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on December 3, 2025, at 9:00 a.m. Eastern Time: The Notice and the accompanying Proxy Statement are available at https://www.cstproxy.com/columbuscirclecap/2025.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS, IF PRESENTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

(Continued and to be marked, dated and signed on reverse side)

PROXY

COLUMBUS CIRCLE CAPITAL CORP I

THE BOARD OF DIRECTORS OF COLUMBUS CIRCLE CORP I RECOMMENDS A
VOTE “FOR” PROPOSALS 1 THROUGH 9.

(1)

Proposal 1 — The Domestication Proposal — To approve by way of a special resolution (a) the change of domicile of CCCM by way of a continuation out of the Cayman Islands and a domestication into the State of Delaware as a corporation (the “Domestication”); and (b) the filing of a Certificate of Corporate Domestication with the Secretary of State of Delaware, under which CCCM will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)

Proposal 2 — The CCCM Interim Charter Proposal — To approve by way of a special resolution, subject to the approval of the Domestication Proposal by way of a special resolution, upon the Domestication taking effect, (a) the adoption of the certificate of incorporation, in the form appended to the accompanying Proxy Statement as Annex B, in place of CCCM’s amended and restated memorandum and articles of association, as currently in effect (the “CCCM Memorandum and Articles”), and which will remove or amend those provisions of the CCCM Memorandum and Articles that terminate or otherwise cease to be applicable as a result of the Domestication; and (b) the adoption of bylaws in the form appended as Annex B to the accompanying Proxy Statement.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)

Proposal 3 — The Business Combination Proposal — To approve by way of an ordinary resolution the Business Combination Agreement, dated as of June 23, 2025, as amended on July 28, 2025 (and as may be further amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among CCCM, ProCap Financial, Inc., a Delaware corporation (“Pubco”), Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ProCap BTC, LLC, a Delaware limited liability company (“ProCap”), and Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation, pursuant to which, among other things, following the Domestication, (a) SPAC Merger Sub will merge with and into CCCM, with CCCM continuing as the surviving entity (the “SPAC Merger”), and (b) Company Merger Sub will merge with and into ProCap, with ProCap continuing as the surviving entity (the “Company Merger,” and together with SPAC Merger and the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Business Combination”).

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)

Proposal 4 — The Pubco Charter Proposal — To approve by way of ordinary resolution the adoption of the amended and restated certificate of incorporation of Pubco (the “Pubco Charter”) and the amended and restated bylaws of Pubco (the “Pubco Bylaws”), substantially in the form attached to this Proxy Statement as Annexes D and E, respectively ( the “Proposed Organizational Documents”), which are necessary to adequately address the needs of Pubco following the Closing.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(5)

Proposal 5 — The Organizational Documents Proposals — To approve by way of ordinary resolution, on a non-binding advisory basis, three separate proposals to approve the material differences between the CCCM Memorandum and Articles and the Proposed Organizational Documents.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(5A)

Proposal 5(A) — To approve the provision in the Pubco Charter authorizing the issuance of up to 600,000,000 shares, consisting of 550,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(5B)

Proposal 5(B) — To approve the provision of the Pubco Charter requiring, subject to the DGCL, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Pubco Stock entitled to vote thereon, voting together as a single class, to amend, repeal, or modify the Pubco Charter or Pubco Bylaws.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(5C)

Proposal 5(C) — To approve all provisions of the Proposed Organizational Documents related to the change from a blank check company with a limited time period to complete a business combination to a corporation with perpetual existence.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(6)

Proposal 6 — The Director Election Proposal — To approve by way of an ordinary resolution a proposal to elect five directors to serve on the board of directors of Pubco following consummation of the Business Combination for the applicable term under the Pubco Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Name
Anthony Pompliano
Gary Quin
Bill Koutsouras.
William H. Miller IV
Eric Jackson
☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) on the line below_________________________.

(7)

Proposal 7 — The Nasdaq Proposal — To approve by way of an ordinary resolution a proposal for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of (i) shares of Pubco Stock in connection with the Business Combination and (ii) additional shares of Pubco Stock that will, upon Closing, be reserved for issuance (a) upon conversion of the Convertible Notes issued pursuant to the Convertible Note Subscription Agreements and (b) pursuant to the Incentive Plan (as defined below), to the extent such issuances would require shareholder approval under Nasdaq Rule 5635.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(8)

Proposal 8 — The Incentive Plan Proposal — To approve by way of an ordinary resolution the ProCap Financial, Inc. 2025 Equity Incentive Plan, referred to as the “Incentive Plan.” The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying Proxy Statement as Annex F.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(9)

Proposal 9 — The Adjournment Proposal — To approve by way of an ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CCCM that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature __________________________	Signature __________________________	Date ______________________________

Sign exactly as name appears on this proxy card. If Shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If shareholder is a partnership, sign in partnership name by an authorized person, giving full title as such.